As filed with the Securities and Exchange Commission on February 3, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
 _______________________
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	6798	26-3335705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Kevin A. Shields
Chief Executive Officer
Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Michael K. Rafter, Esq. Richard F. Mattern, Esq. Baker, Donelson, Bearman, Caldwell and Berkowitz, PC 3414 Peachtree Road Suite 1600 Atlanta, Georgia 30326 (404) 577-6000	Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2002	David G. Thunhorst, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street NE Atlanta, Georgia 30303 (404) 420-4615

 _______________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement and prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)        ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

 _______________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amount being registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.001 par value	41,764,969	N/A	$359,915,761.92	$41,822.21

(1)
Represents the estimated maximum number of shares of the Registrant’s common stock to be issued in connection with the merger described herein. The number of shares of common stock is based on (i) the number of shares of common stock of Signature Office REIT, Inc., or SOR, outstanding as of February 3, 2015, and (ii) the exchange ratio of 2.04 shares of the Registrant's common stock for each share of SOR common stock.

(2)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, and based upon the book value, $17.58, of the aggregate number of shares of Signature Office REIT, Inc. common stock described in footnote (1) above as of September 30, 2014, the latest practicable date.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.
 ______________________________________________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement and Prospectus is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. Griffin Capital Essential Asset REIT, Inc. may not sell any of the securities described in this Proxy Statement and Prospectus until the registration statement is effective. This Proxy Statement and Prospectus is not an offer to sell or exchange the securities, and it is not soliciting an offer to buy these securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2015

PROXY STATEMENT AND PROSPECTUS

SIGNATURE OFFICE REIT, INC.	GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
___________________
The Board of Directors of Griffin Capital Essential Asset REIT, Inc. ("GCEAR") and the Board of Directors of Signature Office REIT, Inc. ("SOR") have approved an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which SOR will merge with and into a wholly owned subsidiary of GCEAR (the "Merger"). The company following the Merger, which we refer to as the Combined Company, will retain the name "Griffin Capital Essential Asset REIT, Inc." The directors and executive officers of GCEAR immediately prior to the effective time of the Merger will continue to serve as the directors and executive officers of the Combined Company.
If the Merger Agreement is approved by the stockholders of SOR and the Merger is subsequently completed, each outstanding share of SOR common stock (or fraction thereof) will be converted into the right to receive 2.04 shares of GCEAR common stock for each one share of SOR common stock. There is no public market for shares of GCEAR common stock. Based on the number of outstanding shares of SOR common stock, GCEAR expects to issue 41,764,968.96 shares of GCEAR common stock in the Merger. There will be no payments of cash in lieu of fractional shares.
We cannot complete the Merger unless a majority of the issued and outstanding shares of common stock of SOR vote to approve the Merger Agreement. SOR will hold a special meeting of its stockholders to vote on this merger proposal. Whether or not you plan to attend the SOR special stockholder meeting, please take the time to vote as soon as possible. YOUR VOTE IS VERY IMPORTANT.  If you do not vote, the effect will be the same as voting against approval of the Merger. In addition, failure to vote may result in SOR not having a sufficient quorum of a majority of its outstanding shares represented in person or by proxy at the special meeting. The special meeting cannot be held unless a quorum is present.
This Proxy Statement and Prospectus contains important information about GCEAR, SOR, the Merger, and the Merger Agreement. You should read this entire Proxy Statement and Prospectus carefully because it contains important information about the Merger. In particular, you should read carefully the information under the section entitled "Risk Factors," beginning on page 24.
Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the securities to be issued under this Proxy Statement and Prospectus or determined if this Proxy Statement and Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of GCEAR common stock to be issued in the Merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.
This Proxy Statement and Prospectus is dated [_____________], 2015 and is first being mailed to stockholders of SOR on or about [_____________], 2015.

Sources of Information
GCEAR has supplied all information contained in this Proxy Statement and Prospectus relating to GCEAR, and SOR has supplied all information contained in this Proxy Statement and Prospectus relating to SOR.
You should rely only on the information which is contained in this Proxy Statement and Prospectus or to which we have referred in this Proxy Statement and Prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this Proxy Statement and Prospectus is accurate as of any date other than the date of this Proxy Statement and Prospectus.

WHERE YOU CAN FIND MORE INFORMATION
GCEAR has filed a registration statement on Form S-4 to register the issuance of GCEAR common stock to SOR stockholders in the Merger. This Proxy Statement and Prospectus is a part of that registration statement and constitutes a prospectus of GCEAR and a proxy statement of SOR for SOR's special meeting. As allowed by SEC rules, this Proxy Statement and Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
GCEAR and SOR are required to file reports with the SEC. All of these filings with the SEC are available to the public free of charge over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any filed document at the SEC's public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-732-0330 for further information about the public reference room.
In addition, you may also obtain additional copies of this Proxy Statement and Prospectus by contacting Boston Financial Data Services, Inc., SOR's proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.
Boston Financial Data Services, Inc.
P.O. Box 55909
Boston, MA 02205
Tel: 1-844-460-9407 (toll free)
If you would like to request copies of any documents, please do so by [________], 2015 in order to receive them before the SOR special meeting.
When deciding how to cast your vote, you should rely only on the information contained in this Proxy Statement and Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus is dated [________], 2015. You should not assume that the information contained in this Proxy Statement and Prospectus is accurate as of any date other than such date, and neither the mailing of the Proxy Statement and Prospectus to stockholders nor the issuance of GCEAR common stock shall create any implication to the contrary.
This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SIGNATURE OFFICE REIT, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [__], 2015
To the stockholders of Signature Office REIT, Inc.:
A special meeting of stockholders of Signature Office REIT, Inc. ("SOR") (the "SOR Special Meeting") will be held on [__], 2015, at [__] Eastern Time, at [___________], for the following purposes:
1.To consider and vote upon a proposal to approve the Merger described in the Agreement and Plan of Merger dated as of November 21, 2014 (the "Merger Agreement") by and among SOR, Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), and Griffin SAS, LLC, a wholly owned subsidiary of Griffin ("Merger Sub"), and the other transactions contemplated by the Merger Agreement. As contemplated by the Merger Agreement:

•
SOR shall merge with and into Merger Sub (the "Merger"). Merger Sub will continue as the surviving entity and as a wholly owned subsidiary of GCEAR, and the separate corporate existence of SOR will cease.

•
At the effective time of the Merger, each share of SOR common stock issued and outstanding immediately prior to the effective time shall be cancelled and, in exchange for cancellation of such shares, be converted automatically into the right to receive 2.04 shares of validly issued fully paid and non-assessable shares of GCEAR common stock (the "Merger Consideration").

2.To consider and vote on an advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger; and
3.To consider and vote on a proposal to grant discretionary authority to each of the named proxy holders to approve one or more adjournments of the special meeting to another date, time, or place, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.
SOR’s board of directors has unanimously (i) determined that the Merger, the Merger Agreement, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SOR and its stockholders and (ii) approved the Merger Agreement and authorized the performance by SOR thereunder. SOR’s board of directors unanimously recommends that SOR stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, FOR the advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger, and FOR the proposal to grant discretionary authority to each of the named proxy holders to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement and the proposed Merger are each described in more detail in the accompanying Proxy Statement and Prospectus, which you should read in its entirety before authorizing a proxy to vote. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement and Prospectus. If you do not vote, the effect will be the same as voting AGAINST the proposal to approve the Merger.

Only those stockholders whose names appear in SOR's records as owning shares of SOR common stock at the close of business on [__], 2015, referred to as the SOR Record Date, are entitled to notice of, and to vote at, the SOR Special Meeting.
The affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter on the SOR Record Date is necessary to approve the Merger. If that vote is not obtained, the Merger cannot be completed. As an owner of SOR common stock, I intend to vote my shares FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, as well as FOR the other proposals to be voted on at the SOR Special Meeting.
All stockholders of SOR are cordially invited to attend the SOR Special Meeting in person. Whether or not you plan to attend the SOR Special Meeting, please submit a proxy to vote your shares as promptly as possible. To ensure your representation at the SOR Special Meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to authorize a proxy via telephone or Internet as instructed in the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement and Prospectus at any time before it is voted at the SOR Special Meeting.
By Order of the Board of Directors,
Frank M. Bishop
Chairman of the Board
Norcross, Georgia
[__], 2015

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that SOR stockholders and GCEAR stockholders may have regarding the proposals being considered at the SOR Special Meeting and brief answers to those questions. SOR and GCEAR urge you to read carefully this entire Proxy Statement and Prospectus, including the Annexes, Appendices and the other documents to which this Proxy Statement and Prospectus refers, because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this Proxy Statement and Prospectus to SOR are to Signature Office REIT, Inc., a Maryland corporation; all references to GCEAR are to Griffin Capital Essential Asset REIT, Inc., a Maryland corporation; all references to Merger Sub or the surviving company are to Griffin SAS, LLC ("Merger Sub"), a Maryland limited liability company and a direct wholly owned subsidiary of GCEAR; all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of November 21, 2014, by and among SOR, Merger Sub, and GCEAR, as it may be amended from time to time, a copy of which is attached as Annex A to this Proxy Statement and Prospectus; and all references to the Merger are to the Merger of SOR with and into Merger Sub pursuant to the terms of the Merger Agreement.

Q:	What is the proposed transaction?

A:
GCEAR and SOR have entered into the Merger Agreement pursuant to which SOR will merge with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of GCEAR. At that time, in accordance with the applicable provisions of the Maryland General Corporation Law (the "MGCL"), the separate existence of SOR shall cease.

At the effective time of the Merger, each issued and outstanding share of SOR common stock (or fraction thereof) will be converted into the right to receive 2.04 shares of GCEAR common stock per one share of SOR common stock.

Q:	Why is SOR proposing the Merger?

A:
The board of directors of SOR believes that the transaction is in the best long-term interests of SOR and the SOR stockholders and provides an opportunity for the SOR stockholders to own stock in an entity that has greater scale, size and diversification, while also providing potentially broader liquidity event options in the future. The Merger provides those benefits while garnering merger consideration that the board of directors of SOR believes to be the best alternative after consideration of various strategic alternatives. Further information about the merits of the proposed transaction is included herein under the heading "The Merger - Recommendation of the Board of Directors of SOR and its Reasons for the Merger".

Q:	Who is GCEAR?

A:
GCEAR is a public, non-traded real estate investment trust, or REIT, that invests primarily in single-tenant office and industrial properties. GCEAR is a Maryland corporation that commenced operations in 2009. GCEAR has no employees and is externally advised and managed by Griffin Capital Essential Asset Advisor, LLC. The advisor is owned by Griffin Capital Corporation, a private real estate company that has been operating since 1995.

Q:	Are GCEAR stockholders required to vote on the Merger?

A:
No. Neither the MGCL nor SEC rules and regulations require GCEAR to solicit the approval of its stockholders regarding the Merger. GCEAR is only required to obtain the approval of GCEAR's board of directors, whose unanimous approval has been obtained, and to approve the Merger as the sole member of Merger Sub, which has occurred.

Q:	Why am I receiving this Proxy Statement and Prospectus?

A:
The board of directors of SOR is using this Proxy Statement and Prospectus to solicit proxies of SOR stockholders in connection with the approval of the Merger Agreement and the Merger. In addition, GCEAR is using this Proxy Statement and Prospectus as a prospectus for SOR stockholders because GCEAR is offering shares of its common stock to be issued in exchange for shares of SOR common stock in the Merger.

In order to complete the Merger, SOR stockholders must vote to approve the Merger and the other transactions contemplated by the Merger Agreement.
SOR will hold a special meeting of its stockholders to obtain these approvals. This Proxy Statement and Prospectus contains important information about the Merger, the Merger Agreement, and the SOR Special Meeting, and you should read it carefully. The enclosed voting materials allow you to authorize a proxy to vote your shares of SOR common stock without attending the SOR Special Meeting.
Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	When and where is the SOR Special Meeting?

A:	The SOR Special Meeting will be held at [__], on [__], commencing at [__], local time.

Q:	Who can vote at the SOR Special Meeting?

A:
All SOR common stockholders of record as of the close of business on [__], the record date for determining stockholders entitled to notice of and to vote at the SOR Special Meeting, are entitled to receive notice of and to vote at the SOR Special Meeting. As of the record date, there were 20,473,024 shares of SOR common stock issued and entitled to vote at the SOR Special Meeting, held by approximately 10,900 holders of record. Each share of SOR common stock is entitled to one vote on each proposal presented at the SOR Special Meeting.

Q:	What constitutes a quorum for purposes of the SOR Special Meeting?

A:
SOR's bylaws provide that the presence, in person or by proxy, of stockholders representing a majority of the votes entitled to be cast at the SOR Special Meeting constitutes a quorum. Abstentions and broker non-votes, if any, are treated as being present at the SOR Special Meeting for purposes of determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

Q:	On what are SOR stockholders being asked to vote, and how does the board of directors of SOR recommend that SOR stockholders vote?

A:
SOR stockholders are being asked to vote "FOR" the approval of the Merger and the transactions contemplated by the Merger Agreement. The board of directors of SOR determined that the Merger is advisable and in the best interests of the SOR stockholders, approved the Merger and Merger Agreement, and recommends that SOR stockholders vote "FOR" approval of the Merger.

SOR stockholders are being asked to vote "FOR" the approval of the advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger.

In addition, SOR stockholders are being asked to vote "FOR" the proposal to grant discretionary authority to SOR's named proxy holders to approve one or more adjournments of the SOR Special Meeting, if necessary or appropriate, including to allow time for further solicitation of proxies in the event there are insufficient votes present at the SOR Special Meeting.

Q:	What vote is required to approve each item?

A:
Approval of the proposal of SOR to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SOR common stock entitled to be cast on the matter. Approval of the advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger requires the affirmative vote of the stockholders of a majority of the votes cast at a meeting at which a quorum is present. Approval of the proposal to grant discretionary authority to each of the named proxy holders to approve one or more adjournments of the SOR Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the stockholders of a majority of the votes cast at a meeting at which a quorum is present.

Abstentions and "broker non-votes" will have the same effect as votes against the approval of the Merger since the proposal requires the affirmative vote of SOR stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Q:
If my shares of SOR common stock are held in "street name" by my broker or other nominee, will my broker or other nominee vote my shares of SOR common stock for me? What happens if I do not vote for a proposal?

A:
If your shares of SOR common stock are held in broker-controlled accounts, you should follow the directions provided by your broker. It is important to note that your broker will vote your shares of SOR common stock only if you provide instructions on how you would like your shares to be voted at the SOR Special Meeting. Therefore, your failure to provide voting instructions to the broker will have the same effect as a vote against the Merger.

Q:	When is the proposed transaction expected to close?

A:
The Merger Agreement provides that the Merger will be consummated on the third business day following the date on which the last of the conditions in the Merger Agreement have been satisfied or waived. The parties currently expect the Merger to close during the first half of 2015, assuming all of the conditions in the Merger Agreement are satisfied or waived. However, there is no guaranty that the conditions to the Merger will be satisfied or that the Merger will close.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this Proxy Statement and Prospectus. In evaluating the Merger, you should read carefully the detailed description of the risks associated with the Merger described in the section entitled "Risk Factors" and other information included in this Proxy Statement and Prospectus.

Q:	What action must I take to receive shares of GCEAR common stock?

A:
If the Merger is approved by the SOR stockholders, each share of SOR common stock (or fraction thereof) will automatically be converted into the right to receive 2.04 shares of GCEAR common stock per one share of SOR common stock. Shares of both SOR and GCEAR are held in a non-certificated, book-entry form, meaning that the respective companies do not issue stock certificates to evidence ownership of the shares. As soon as reasonably practicable following the effective time of the Merger, shares of SOR common stock held in book-entry form will be converted into the appropriate amount of shares of GCEAR common stock and reflected as such in the ledger maintained by GCEAR's transfer agent.
For those SOR stockholders (if any) that hold a share certificate evidencing the ownership of their shares, no later than the 5th day following the effective time of the Merger, DST Systems, Inc., the exchange agent for the Merger will mail to each such holder of record of certificated SOR shares immediately prior to the effective time a form of letter of transmittal and instructions for use in effecting the surrender of shares of SOR common stock in exchange for shares of GCEAR common stock. Upon proper surrender of certificated shares of SOR common stock for exchange and cancellation to the exchange agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificated shares of SOR common stock shall be entitled to receive in exchange therefor the shares of GCEAR common stock (which shall be in non-certificated book-entry form) in respect of the certificated shares of SOR common stock formerly held and such shares of SOR common stock shall forthwith be cancelled.

Q:	What are the anticipated U.S. federal income tax consequences of the proposed Merger?

A:
It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The closing of the Merger is conditioned on the receipt by each of GCEAR and SOR of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders of SOR common shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GCEAR common stock in exchange for SOR common shares in connection with the Merger. Holders of SOR common shares should read the discussion under the heading "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 199 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.

Q:	Will my shares of GCEAR common stock be publicly traded?

A:	No. Like SOR, GCEAR's common stock is currently not listed on a national securities exchange and, as such, is not publicly traded and does not have an established market value.

Q.	If I do not want to receive shares of GCEAR common stock, can I elect to receive cash in connection with the consummation of the Merger?

A.
No. SOR stockholders do not have the option to elect to receive cash in connection with the consummation of the Merger. However, the Merger Agreement provides that, after closing of the Merger, if GCEAR's existing share redemption program remains in place, SOR stockholders may participate in such program, subject to the limits of the plan, which can be terminated or amended by GCEAR at any time upon 30 days' notice. SOR stockholders will be deemed to have acquired shares of GCEAR common stock on the original date of the issuance of their shares of SOR common stock at the same price that they paid to SOR (as adjusted for the conversion ratio of 2.04:1). For more information about GCEAR's share redemption program, see "Description of GCEAR Shares - Share Redemption Program" on page 151.

Q:	What rights do I have if I oppose the Merger?

A:
SOR stockholders can vote against the Merger by (i) indicating a vote against the Merger on your proxy card and signing and mailing your proxy card in accordance with the instructions provided, (ii) authorizing your proxy by telephone or the Internet and indicating a vote against the Merger, or (iii) voting against the Merger in person at the SOR Special Meeting. SOR stockholders that object to the Merger are not, and will not be, entitled to receive payment for the fair value of their SOR common stock pursuant to Subtitle 2 of Title 3 of the MGCL. See "The Merger Agreement - No Appraisal Rights" beginning on page 183.

Q:	Do any of SOR's executive officers or directors have interests in the Merger that may differ from those of SOR stockholders?

A:	Certain of SOR's executive officers will receive compensation in connection with the consummation of the Merger. See "The Merger - Golden Parachute Compensation" beginning on page 180.

Q:	How will GCEAR stockholders be affected by the Merger and share issuance?

A:
After the consummation of the Merger, each GCEAR stockholder will continue to own the shares of GCEAR common stock that the stockholder held immediately prior to the Merger. As a result of the Merger, each GCEAR stockholder will own shares in a larger company with more assets. However, because GCEAR will be issuing new shares of GCEAR common stock to SOR stockholders in the Merger, each outstanding share of GCEAR common stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of GCEAR common stock outstanding after the consummation of the Merger.

Q:	Can I attend the SOR Special Meeting and vote my shares in person?

A:
Yes. All SOR stockholders are invited to attend the SOR Special Meeting. Stockholders of record at the close of business on the SOR Record Date are invited to attend and vote at the SOR Special Meeting.

Q:	How do I vote without attending the SOR Special Meeting?

A:
If you are a holder of shares of SOR common stock on the SOR Record Date, you may authorize a proxy to vote your shares by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy over the Internet or by telephone or by mailing a proxy card will not limit your right to attend the applicable SOR Special Meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy over the Internet or by telephone must do so no later than [_____], Eastern Time, on [__], 2015.

Q:	What do I need to do now?

A:
You should carefully read and consider the information contained in this Proxy Statement and Prospectus, including its annexes and appendices. It contains important information about the factors that the board of directors of SOR considered in evaluating whether to approve the Merger. You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the SOR Special Meeting, or authorize your proxy over the Internet or by telephone in accordance with the instructions on your proxy card. If your SOR common stock is held through a broker-controlled account, you should receive a separate voting instruction form with this Proxy Statement and Prospectus.

Q:	How will my proxy be voted?

A:
If you return your signed proxy card, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you later instruct otherwise, your shares of common stock will be voted "FOR" the approval of the Merger and the other transactions contemplated by the Merger Agreement, "FOR" the approval of the advisory (non-binding) proposal to approve certain compensation that will become payable to named executive officers of SOR in connection with the consummation of the Merger, and "FOR" the proposal to grant discretionary authority to each of the named proxy holders to approve one or more adjournments of the SOR Special Meeting, if necessary or appropriate, including to allow time for further solicitation of proxies in the event there are insufficient votes present at the SOR Special Meeting. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the SOR board of directors.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before your shares are voted at the SOR Special Meeting. To revoke your proxy, you must either (i) notify the secretary of SOR in writing, (ii) mail a new proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card, or (iv) attend the SOR Special Meeting and vote your shares in person. Merely attending the SOR Special Meeting will not constitute revocation of your proxy. If your shares of SOR common stock are held through a broker, you should contact your broker to change your vote.

Q:	Will SOR continue to pay distributions prior to the effective time of the Merger?

A:
Yes. The Merger Agreement permits the board of directors of SOR to authorize and pay a regular distribution in accordance with past practice, for the period up to the effective time of the Merger at a rate not to exceed an annual rate of $1.50 per share of SOR common stock. SOR also has the ability to declare and pay a final distribution immediately prior to the effective time of the Merger, under certain circumstances.

Q.	Does GCEAR pay a distribution to its stockholders? If so, will SOR stockholders be entitled to receive this distribution following the consummation of the Merger?

A.
Yes. GCEAR’s board of directors has declared a distribution rate for the first quarter of 2015 that, if annualized, would be equivalent to $0.6939 per share of GCEAR common stock. After giving effect to the 2.04:1 exchange ratio, following the consummation of the Merger, one share of SOR common stock would be entitled to receive distributions at an annual rate of approximately $1.4156 based on the current quarterly GCEAR distribution rate.

Q:	Will a proxy solicitor be used?

A:
Yes. SOR has engaged Boston Financial Data Services, Inc. to assist SOR in the solicitation of proxies for the meeting. SOR estimates that the fees payable to Boston Financial Data Services, Inc. will be approximately $38,000. SOR has agreed to reimburse Boston Financial Data Services, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial Data Services, Inc. against certain losses, costs and expenses. No portion of the amount that SOR is required to pay Boston Financial Data Services, Inc. is contingent upon the closing of the Merger.

Q:	Who can answer my questions?

A:	If you have more questions about the Merger, or would like additional copies of this Proxy Statement and Prospectus, please contact:
Boston Financial Data Services, Inc.
P.O. Box 55909
Boston, MA 02205
Telephone: 1-844-460-9407

SUMMARY
The following summary highlights some of the information contained in this Proxy Statement and Prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger, the Merger Agreement, and the other transactions contemplated thereby, GCEAR and SOR encourage you to read carefully this entire Proxy Statement and Prospectus, including the attached Annexes and Appendices. GCEAR and SOR encourage you to read the information about GCEAR and SOR that has been filed with the Securities and Exchange Commission (the "SEC"). You may obtain the information filed with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."
The Companies
Griffin Capital Essential Asset REIT, Inc.
GCEAR is a public, non-traded REIT that invests primarily in single tenant properties that are business essential to the tenant, diversified by corporate credit, physical geography, product type and lease duration. GCEAR was formed on August 28, 2008 and commenced operations on May 6, 2009. GCEAR has no employees and is externally advised and managed by an affiliate, Griffin Capital Essential Asset Advisor, LLC, GCEAR's advisor ("GCEAR Advisor"), pursuant to an advisory agreement between GCEAR and GCEAR Advisor (the "GCEAR Advisory Agreement").
As of December 31, 2014, GCEAR had issued approximately 129.9 million shares of its common stock in public offerings, including shares sold pursuant to its distribution reinvestment plan offering, for aggregate gross proceeds of approximately $1.3 billion, before share redemptions made pursuant to GCEAR's share redemption program of approximately $3.5 million and offering costs, selling commissions and dealer management fees of $130.8 million.
As of September 30, 2014, GCEAR owned 54 properties, encompassing approximately 12.6 million rentable square feet located in 19 states. As of September 30, 2014, the rentable space at these properties was 95% leased, with a weighted average remaining lease term of 8.0 years. As of September 30, 2014, approximately 71% of GCEAR's rental revenue was derived from leases with tenants that are investment grade or which are guaranteed by investment grade-rated companies, or from tenants whose non-guarantor parent companies are investment grade-rated.
GCEAR conducts substantially all of its operations through Griffin Capital Essential Asset Operating Partnership, L.P., GCEAR's operating partnership ("GCEAR Operating Partnership"), of which GCEAR is the sole general partner.
GCEAR's principal executive offices are located at Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245, and GCEAR's phone number is (310) 469-6100.
Merger Sub is a Maryland limited liability company and a direct, wholly owned subsidiary of GCEAR that was formed for the purpose of entering into the Merger Agreement and completing the Merger.
Signature Office REIT, Inc.
SOR is a public, non-traded REIT that invests primarily in high-quality, income-generating office properties located in the United States and leased to creditworthy companies. SOR was formed on July 3, 2007, and commenced operations on September 29, 2010. Through December 31, 2013, SOR was an externally advised REIT pursuant to an advisory agreement, under which Wells Core Office Income REIT Advisory Services, LLC (the "Advisor"), a wholly owned subsidiary of Wells Real Estate Funds, Inc. ("WREF"), performed certain key functions on its behalf, including, among others, the investment of capital proceeds and management of day-to-day operations. The Advisor contracted with Wells Capital, Inc. ("Wells Capital") and Wells Management Company, Inc. ("Wells Management"), also wholly owned subsidiaries of WREF, to engage their employees to carry out, among others, the key functions enumerated above on SOR's behalf. On December 31, 2013, SOR terminated the advisory agreement and completed its transition to self-management on January 1, 2014. As of September 30, 2014, SOR had 12 employees.
As of December 31, 2014, SOR had raised aggregate net offering proceeds of approximately $460.3 million in its initial public offering, including net offering proceeds from its distribution reinvestment plan offering of approximately $29.5 million, substantially all of which have been invested in real properties and related assets.
As of September 30, 2014, SOR owned 15 office buildings consisting of approximately 2.6 million square feet. As of September 30, 2014, SOR’s office properties were approximately 98.9% leased.
SOR conducts business primarily through Signature Office Operating Partnership, L.P. ("SOR Operating Partnership"), a Delaware limited partnership formed on July 3, 2007. SOR is the sole general partner of SOR Operating Partnership. Signature Office Income Holdings, LLC ("SOR Holdings"), a Delaware limited liability company formed on November 6, 2009, is the sole limited partner of SOR Operating Partnership. SOR owns 100% of the interests of SOR Holdings and possesses full legal control and authority over the operations of SOR Operating Partnership and SOR Holdings.
SOR's principal executive offices are located at 6200 The Corners Parkway, Suite 100, Norcross, Georgia 30092, and SOR's phone number is (770) 243-4449.
The Combined Company
Following the consummation of the Merger, assuming portfolio numbers for GCEAR and SOR as of September 30, 2014, the Combined Company will have a total capitalization of approximately $3 billion, and will own 69 properties in 21 states, consisting of approximately 15.2 million square feet. The following charts present the geographic and economic diversification of the Combined Company's real estate portfolio, on a pro forma basis, after consummation of the Merger:

GEOGRAPHIC DIVERSIFICATION

Note: Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in GCEAR's Form 10-Q for the period ended September 30, 2014. GCEAR figures exclude the 80% ownership interest in a joint venture with Digital Realty Trust, which consists of a data center facility of approximately 132,000 square feet located in Ashburn, VA. The property is fully leased to Facebook, Inc. and Morgan Stanley. The gross acquisition value was $187.5 million, including closing costs, which was partially funded with a stand alone credit facility of $102.0 million. The initial investment made was $68.4 million.
For the Combined Company: Midwest includes IL, IN, KS, MI, MO, OH, and WI. Southwest includes AZ, CO, and TX. Southeast includes FL, GA, NC, SC, and TN. Mid-Atlantic includes MD and VA. Northeast includes NJ and PA. West includes CA and WA.

ECONOMIC DIVERSIFICATION

Note: Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in GCEAR's Form 10-Q for the period ended September 30, 2014. GCEAR figures exclude the 80% ownership interest in a joint venture with Digital Realty Trust, which consists of a data center facility of approximately 132,000 square feet located in Ashburn, VA. The property is fully leased to Facebook, Inc. and Morgan Stanley. The gross acquisition value was $187.5 million, including closing costs, which was partially funded with a stand alone credit facility of $102.0 million. The initial investment made was $68.4 million.
(1) Other includes, but is not limited to: retail trade, accommodations and food services, administrative/support, waste management and remediation services and healthcare and social assistance.
On a pro forma basis, the Combined Company portfolio will be 96% occupied, on a weighted average basis, with a remaining average lease term of 7.2 years. Approximately 74% of the Combined Company portfolio net rent, on a pro forma basis, will come from leases with tenants who are investment grade-rated or which are guaranteed by investment grade-rated companies, or from tenants whose non-guarantor parent companies are investment grade-rated. In addition, no tenant will represent more than 4.5% of the net rents of the Combined Company, on a pro forma basis, with the top five tenants comprising a collective 18% of the net rents of the Combined Company. The top 10 tenants, based on net rent, are as follows, on a pro forma basis:

(1)	Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in its Form 10-Q for the period ended September 30, 2014.

(2)	Investment grade ratings are those of either tenant and/or guarantors with investment grade ratings, or whose non-guarantor parent companies have investment grade ratings.

GCEAR believes that the increased size, scale, and diversification of the Combined Company following consummation of the Merger will position the Combined Company more favorably for a potential liquidity event in the future, and will also provide broader options for such a liquidity event. Furthermore, given the complementary tenant and geographic composition of the two real estate portfolios, the Merger should create operating efficiencies that will benefit the Combined Company. The Merger should allow for enhanced pricing power with service providers in certain markets and better access to key decision makers with certain tenants as well as a more efficient general and administrative cost structure than if the two companies were to operate independently.
Summary of GCEAR's Business
GCEAR operates a portfolio of single tenant business essential properties throughout the United States diversified by corporate credit, physical geography, product type and lease duration. Although it has no current intention to do so, GCEAR may also invest in single tenant business essential properties outside the United States. GCEAR acquires assets consistent with its single tenant acquisition philosophy by focusing primarily on properties:

•	essential to the business operations of the tenant;

•	located in primary, secondary, and certain select tertiary markets;

•	leased to tenants with stable and/or improving credit quality; and

•	subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent.
Exchange Listing and Other Liquidity Events
GCEAR's board of directors will determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying then-existing applicable listing requirements. GCEAR's board of directors has begun to consider the appropriate timing for a liquidity event and has begun to weigh various strategic considerations. Subject to market conditions and the sole discretion of GCEAR's board of directors, GCEAR may seek one or more of the following liquidity events:

•	list its shares on a national securities exchange;

•	merge, reorganize or otherwise transfer the company or its assets to another entity with listed securities;

•	commence the sale of all of our properties and liquidate the company; or

•	otherwise create a liquidity event for its stockholders.
However, GCEAR cannot assure you that it will achieve one or more of the above-described liquidity events. GCEAR's board of directors has the sole discretion to forego a liquidity event and continue operations if it deems such continuation to be in the best interests of GCEAR's stockholders. Even if GCEAR does accomplish one or more of these liquidity events, GCEAR cannot guarantee that a public market will develop for the securities listed or that such securities will trade at a price higher than what stockholders paid for their shares.
The Merger and the Merger Agreement
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, SOR will merge with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of GCEAR. Immediately following consummation of the Merger, GCEAR will contribute all of the membership interests in Merger Sub to GCEAR Operating Partnership in exchange for units of limited partnership interest in GCEAR Operating Partnership equal to the number of shares of GCEAR common stock issued in connection with the Merger.
In the Merger, each share of SOR common stock (or fraction thereof) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 2.04 shares of GCEAR common stock for each one share of SOR common stock. Based on the number of outstanding shares of SOR common stock, GCEAR expects to issue 41,764,968.96 shares of GCEAR common stock in the Merger. There will be no payments of cash in lieu of fractional shares.
A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and Prospectus. GCEAR and SOR encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger.
Financing Related to the Merger
The Merger is not conditioned upon GCEAR having received any financing at or prior to the closing date. In order to extinguish SOR's existing debt of approximately $156 million as of December 31, 2014, GCEAR intends to draw funds pursuant to its existing unsecured credit facility with KeyBank, National Association as administrative agent, Bank of America, N.A. as syndication agent, and a syndicate of lenders.
For more information regarding the financing related to the Merger, see "The Merger Agreement - Financing Related to the Merger" beginning on page 199.
Recommendation of the Board of Directors of SOR
The SOR board of directors has unanimously (i) determined and declared that the Merger, the Merger Agreement and the other transactions contemplated by the Merger are advisable and in the best interests of SOR and its stockholders and (ii) approved the Merger Agreement and authorized the performance by SOR thereunder. The SOR board of directors unanimously recommends that SOR stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, FOR the advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger, and FOR the proposal to grant discretionary authority to each of SOR's named proxy holders to approve one or more adjournments of the SOR Special Meeting to another date, time or place, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.
Summary of Risk Factors Related to the Merger
You should consider carefully all the risk factors together with all of the other information included in this Proxy Statement and Prospectus before deciding how to vote. The risks related to the Merger and the related transactions are described under the caption "Risk Factors - Risks Relating to the Merger" beginning on page 24. The principal risks relating to the Merger include the following:

•	The exchange ratio is fixed and will not be adjusted in the event of any change in the relative values of GCEAR or SOR.

•
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SOR pay certain termination fees or, in certain circumstances, that GCEAR or SOR pay expenses to the other party.

•	The pendency of the Merger could adversely affect the business and operations of SOR.

•	The ownership percentage of GCEAR and SOR common stockholders will be diluted by the Merger.

•	If the Merger does not occur, one of the companies may incur significant payment obligations to the other.

•	The Merger Agreement contains provisions that could discourage a potential competing acquirer of SOR or could result in any competing proposal being at a lower price than it might otherwise be.

•
The Merger Agreement includes restrictions on the ability of each of SOR and GCEAR to make excess distributions to its stockholders, even if it would otherwise have net income and net cash available to make such distributions.

•
The borrowings GCEAR incurs in connection with the Merger may limit GCEAR's financial and operating flexibility and GCEAR may incur additional borrowings, which could increase the risks associated with GCEAR's borrowings.

•	The shares of GCEAR common stock to be received by SOR common stockholders as a result of the Merger will have rights different from the shares of SOR common stock.

•	The Merger and the transactions related thereto are subject to approval by common stockholders of SOR.

•	The Merger Agreement contains provisions that grant the SOR board of directors the ability to terminate the Merger Agreement in certain circumstances based on the exercise of the directors’ duties.

•	There may be unexpected delays in the consummation of the Merger.
Stockholders Entitled to Vote; Vote Required
All SOR common stockholders of record as of the close of business on [__], 2015 are entitled to vote at the SOR Special Meeting. Approval of the proposal of SOR to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SOR common stock entitled to vote at the SOR Special Meeting. Approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of SOR in connection with the Merger requires the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present. Approval of the proposal to adjourn the SOR Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present.
Abstentions and "broker non-votes" will have the same effect as votes against the approval of the Merger since the proposal requires the affirmative vote of SOR stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Opinion of SOR's Financial Advisor
On November 21, 2014, Houlihan Lokey Financial Advisors, Inc. ("Houlihan Lokey") rendered its oral opinion to the SOR board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the SOR board of directors dated November 21, 2014), as to, as of November 21, 2014, the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration (as defined in the Merger Agreement) to be received by such holders in the Merger pursuant to the Merger Agreement.
Houlihan Lokey's opinion was directed to the SOR board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this Proxy Statement and Prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this Proxy Statement and Prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement and Prospectus are intended to be, and do not constitute advice or a recommendation to the SOR board of directors, any security holder of SOR or any other person as to how to act or vote with respect to any matter relating to the Merger. See "The Merger - Opinion of SOR's Financial Advisor" beginning on page 174.
Stock Ownership of GCEAR Directors and Executive Officers
At the close of business on December 31, 2014, the directors and the executive officers of GCEAR and their affiliates did not hold any shares of SOR common stock.

Stock Ownership of SOR Directors and Executive Officers
At the close of business on December 31, 2014, the directors and the executive officers of SOR and their affiliates held an aggregate of 3,576 shares of SOR common stock, which represents less than 1% of the outstanding SOR common stock.
Certain Fees and Expense Reimbursements Payable in Connection with the Merger
As of the date of this filing, the following fees and expense reimbursements are payable in connection with the Merger:

Payee	Description	Amount
Griffin Capital Essential Asset Advisor, LLC	Acquisition fee pursuant to the GCEAR Advisory Agreement.	$14.98 million, calculated pursuant to the GCEAR Advisory Agreement
Griffin Capital Essential Asset Advisor, LLC
Reimbursement for actual acquisition expenses incurred by GCEAR Advisor on GCEAR's behalf, including certain payroll costs for acquisition-related efforts by GCEAR's personnel, as defined in the GCEAR Advisory Agreement.
Amount is dependent on actual expenses incurred, and therefore cannot be determined at this time
Non-Affiliated Business and Financial Advisors of GCEAR and SOR (various)
Fees and expenses incurred in connection with the Merger, pursuant to service agreements with such non-affiliated business and financial advisors of GCEAR and SOR, which service agreements were negotiated at arm's length and on market terms.
Approximately $3.5 million (aggregate)
Interests of SOR's Directors and Executive Officers in the Merger
Douglas P. Williams, the Chief Operating Officer of SOR, and Glen F. Smith, the Chief Financial Officer of SOR, will receive compensation upon consummation of the Merger. See "The Merger - Interests of SOR's Directors and Executive Officers in the Merger" beginning on page 180 and "The Merger - Golden Parachute Compensation" beginning on page 180 for more information.
No Stockholder Appraisal Rights in the Merger
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3 Subtitle 2 of the MGCL, will be available to holders of SOR common stock with respect to the Merger or the other transactions contemplated by the Merger Agreement. See "The SOR Special Meeting - No Appraisal Rights" beginning on page 160.
Conditions to Completion of the Merger
A number of conditions must be satisfied or waived, where legally permissible, before the Merger can be consummated. These include, among others:

•	the approval by SOR's stockholders of the Merger and the other transactions contemplated by the Merger Agreement;

•	the effectiveness of the registration statement on Form S-4, of which this Proxy Statement and Prospectus is a part;

•	the absence of an injunction or law prohibiting the Merger;

•
the accuracy of all representations and warranties made by the parties in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in each case to certain materiality standards);

•	the absence of any material adverse effect with respect to any party; and

•
the receipt of a legal opinion from GCEAR's and SOR's respective legal counsel regarding such party's qualification as a REIT and containing an opinion that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code.

Neither GCEAR nor SOR can give any assurance as to when, or if, all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.
Regulatory Approvals in Connection with the Merger
The Merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Neither GCEAR nor SOR is aware of any regulatory approvals that are expected to prevent the consummation of the Merger. Under the Merger Agreement, GCEAR and SOR have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the Merger and the other transactions contemplated by the Merger Agreement.
No Solicitation and Change in Recommendation
Under the terms of the Merger Agreement, SOR is prohibited from soliciting competing bids, subject to certain limited exceptions necessary to comply with the duties of the SOR board of directors. Prior to receiving SOR stockholder approval of the Merger, SOR may negotiate with a third party after receiving an unsolicited written proposal if the SOR board of directors determines in good faith that the unsolicited proposal could reasonably be likely to result in a transaction that is more favorable than the Merger and the SOR board of directors determines that failure to negotiate would be inconsistent with its duties. Once a third party proposal is received, SOR must notify GCEAR within 36 hours following receipt of the proposal and keep GCEAR informed of the status and terms of the proposal and associated negotiations.
SOR may withdraw or modify its recommendation to SOR stockholders with respect to the Merger, and enter into an agreement to consummate a competing transaction with a third party if the SOR board of directors determines in good faith that the competing proposal is more favorable to SOR stockholders and if SOR, in connection with terminating the merger agreement, pays a $20 million termination fee to GCEAR. Prior to any such termination, SOR generally must provide GCEAR with notice at least three business days prior to such termination and an opportunity to revise the terms of the Merger Agreement to make the competing proposal no longer more favorable to SOR stockholders. In very limited circumstances, the SOR board of directors has a right to withdraw or modify its recommendation to SOR stockholders in the absence of a proposal, if following an unexpected event the failure to do so would be inconsistent with the duties of the SOR board of directors.
For more information regarding the limitations on SOR and the SOR board of directors to consider other proposals, see "The Merger Agreement - Covenants and Agreements - Non-Solicitation; Acquisition Proposals" beginning on page 191.
Termination
GCEAR and SOR may mutually agree to terminate the Merger Agreement before completing the Merger, even after approval of the SOR stockholders.
In addition, either GCEAR or SOR may terminate the Merger Agreement if:

•	the Merger is not consummated by September 30, 2015 (so long as the terminating party is not at fault);

•	there is a final, non-appealable order or injunction prohibiting the Merger; or

•
the SOR stockholders fail to approve the Merger and the transactions contemplated by the Merger Agreement (so long as the failure to obtain SOR stockholder approval was not due to an action or the failure to act of the terminating party that constitutes a material breach of any of its obligations under the Merger Agreement).

SOR may terminate the Merger Agreement if:

•
GCEAR breaches or fails to perform any of its representations, warranties, covenants, or other agreements set forth in the Merger Agreement which would, or would reasonably be expected to, result in a failure of SOR's conditions to consummation of the Merger and GCEAR does not cure such breach within a specified period; or

•	SOR enters into an alternative acquisition agreement with respect to a superior proposal, provided, that, SOR concurrently pays the $20 million termination fee.
GCEAR may terminate the Merger Agreement if:

•
SOR breaches or fails to perform any of its representations, warranties, covenants, or other agreements set forth in the Merger Agreement which would, or would reasonably be expected to, result in a failure of GCEAR's conditions to consummation of the Merger and SOR does not cure such breach within a specified period; or

•	SOR's board of directors has made an adverse recommendation change.
For more information regarding the rights of GCEAR and SOR to terminate the Merger Agreement, see "The Merger Agreement - Termination of the Merger Agreement" beginning on page 197.
Termination Fee and Expense Reimbursements
Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, each of GCEAR and SOR may be obligated to pay the other party an amount up to $3 million in expense reimbursement if the Merger Agreement is terminated under certain circumstances. Additionally, the Merger Agreement provides for the payment of a termination fee by SOR in the amount of $20 million in certain circumstances.
For more information regarding the expense reimbursement, see "The Merger Agreement - Termination of the Merger Agreement - Termination Fee and Expense Reimbursement" beginning on page 198.
Material U.S. Federal Income Tax Consequences of the Merger
GCEAR and SOR intend that the Merger of SOR with and into Merger Sub, a direct, wholly owned subsidiary of GCEAR, will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt of a legal opinion from GCEAR's and SOR's respective legal counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders of SOR common shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GCEAR common stock in exchange for SOR common shares in connection with the Merger.
For further discussion of the material U.S. federal income tax consequences of the Merger and the ownership of common stock of the Combined Company, see "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 199.
Holders of SOR common shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.

Accounting Treatment of the Merger
In accordance with U.S. generally accepted accounting principles ("GAAP"), GCEAR will account for the Merger using the purchase method of accounting for a business combination with GCEAR treated as the acquirer of SOR. Under such accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair value and added to those of GCEAR. Any excess of purchase price over the fair value will be recorded as goodwill.  Consolidated financial statements of GCEAR issued after the consummation of the Merger will reflect such SOR fair values after the consummation of the Merger, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of SOR.
Comparison of Rights of GCEAR Stockholders and SOR Stockholders
If the Merger is consummated, stockholders of SOR will become stockholders of the Combined Company. The rights of SOR stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of SOR. Upon consummation of the Merger, the rights of the former SOR stockholders who receive shares of GCEAR common stock in the Merger will be governed by the MGCL and the GCEAR charter and bylaws, rather than the MGCL and the charter and bylaws of SOR.
For a summary of certain differences between the rights of GCEAR stockholders and SOR stockholders, see "Comparison of Rights of GCEAR Stockholders and SOR Stockholders" beginning on page 218.
Selected Historical Financial Information of GCEAR
The following selected historical financial information for each of the years during the five-year period ended December 31, 2013 and the selected balance sheet data as of December 31, 2013, 2012, 2011, 2010 and 2009 have been derived from GCEAR's audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on March 11, 2014. The selected historical financial information as of and for the nine months ended September 30, 2014 has been derived from GCEAR's unaudited condensed consolidated financial statements contained in GCEAR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014. Interim results for the nine months ended and as of September 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014. All information is presented in thousands, unless otherwise specified.
You should read this selected historical financial information together with the financial statements that are included in Appendix I to this Proxy Statement and Prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of GCEAR contained in such reports.

(in thousands)
	As of
	September 30, 2014	December 31, 2013 (1)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Balance Sheet Data:
Total real estate, net	$1,724,234	$1,126,298	$309,445	$162,863	$103,034	$53,487
Total assets	2,068,472	1,225,396	334,796	175,945	110,141	55,295
Total debt	626,242	482,655	194,812	95,429	69,001	34,042
Total liabilities	746,648	563,466	213,190	107,130	72,996	37,016
Redeemable noncontrolling interests	12,543	4,887	4,887	4,887	4,887	—
Redeemable common stock	43,463	12,469	3,439	1,070	171	9
Total stockholders' equity	997,565	374,838	95,769	41,071	13,510	591

(1)	Total real estate, net as of December 31, 2013 reflects the reclassification of certain real estate assets to real estate assets held for sale as of September 30, 2014.

(in thousands, except per share data)
	For the
	Nine Months Ended September 30,	Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Operating Data:
Total revenue(1)	$147,908	$68,915	$25,490	$15,009	$7,265	$2,721
Income (loss) from operations	13,733	(10,603)	2,085	1,165	(644)	(1,023)
Income (loss) from operations per share, basic and diluted	0.13	(0.42)	0.23	0.33	(0.70)	(7.43)
Net loss	(4,869)	(24,469)	(5,674)	(4,621)	(3,810)	(2,236)
Net loss attributable to common stockholders	(18,652)	(24,664)	(4,195)	(2,535)	(990)	(247)
Net loss attributable to common stockholders per share, basic and diluted	(0.17)	(0.97)	(0.46)	(0.72)	(1.08)	(1.79)
Distributions declared per common share	0.52	0.69	0.68	0.68	0.68	0.44
Other Data:
Net cash provided by (used in) operating activities(2)	$53,488	$2,600	$5,058	$(1,184)	$(825)	$58
Net cash used in investing activities(2)	(670,172)	(847,322)	(154,066)	(14,651)	(38,755)	—
Net cash provided by financing activities	759,591	849,457	149,252	19,628	40,828	128

(1)
For the year ended December 31, 2012, GCEAR removed interest income as a component of total revenue on the consolidated statements of operations and comprehensive loss and now presents interest income as non-operating income. Prior period amounts were reclassified to conform to current year presentation.

(2)
For the year ended December 31, 2012, GCEAR removed real estate acquisition deposits from prepaid expenses and other assets on the consolidated balance sheets and consolidated statements of cash flows and now presents them as a separate line item. Prior period amounts were reclassified to conform to current year presentation.

Selected Historical Financial Information of SOR
The following selected financial data should be read in conjunction with the accompanying audited and unaudited consolidated financial statements of SOR and the related notes to the accompanying audited and unaudited consolidated financial statements of SOR included in Appendix II to this Proxy Statement and Prospectus:

(in thousands)
	As of
	September 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Total assets	$650,111	$675,539	$697,818	$314,171	$35,421	$200
Total stockholders' equity	$359,999	$373,348	$335,842	$179,335	$16,501	$200
Outstanding debt	$159,000	$167,400	$220,900	$120,955	$17,275	$—
Outstanding long-term debt	$100,000	$142,500	$220,900	$109,900	$11,100	$—
Obligations under capital leases	$115,000	$115,000	$115,000	$—	$—	$—

(in thousands, except share data)
	For the
	Nine months ended September 30,	Years ended December 31,
	2014	2013	2012	2011	2010	2009
Total revenues	$56,754	$69,268	$48,011	$18,519	$755	$—
Net income (loss)	$4,829	$(993)	$(8,485)	$(10,072)	$(1,544)	$—
Net cash provided by (used in) operating activities	$29,794	$24,042	$16,043	$2,289	$(696)	$—
Net cash used in investing activities	$(329)	$(14,054)	$(270,815)	$(278,044)	$(29,426)	$—
Net cash (used in) provided by financing activities	$(30,554)	$(18,549)	$266,037	$276,013	$34,355	$—
Distributions paid	$(23,001)	$(29,328)	$(19,855)	$(6,131)	$(86)	$—
Proceeds raised through issuance of our common stock(1)	$3,736	$82,425	$215,978	$205,283	$20,322	$200
Net debt (repayments) proceeds(1)	$(8,400)	$(53,500)	$99,945	$103,680	$17,275	$—
Investments in real estate(1)	$(267)	$(8,943)	$(269,490)	$(277,246)	$(29,426)	$—
Per weighted-average common share data:
Net income (loss) - basic and diluted	$0.24	$(0.05)	$(0.63)	$(2.26)	$(13.48)	$—
Distributions declared	$1.13	$1.43	$1.50	$1.46	$0.26	$—
Weighted-average common shares outstanding	20,462,113	19,736,887	13,542,837	4,452,157	114,526	8,000
____________

(1)	Activity is presented on a cash basis. Please refer to SOR's accompanying consolidated statements of cash flows.
SOR commenced active operations on September 29, 2010 and acquired properties from October 2010 through December 2012.  Accordingly, the selected historical financial information presented above for the years ended December 31, 2009, 2010, 2011, and 2012 is not directly comparable.
Selected Unaudited Pro Forma Consolidated Financial Information
The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of GCEAR and SOR after giving effect to the Merger and the transactions contemplated by the Merger Agreement. The unaudited pro forma financial information assumes that the Merger is accounted for by applying the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Merger, the transactions contemplated by the Merger Agreement, and the acquisition of properties by GCEAR during the fourth quarter of 2014 as if they had occurred on September 30, 2014. The unaudited pro forma condensed consolidated statements of income give effect to the Merger, the transactions contemplated by the Merger Agreement, and the acquisition of properties by GCEAR during the period from January 1, 2013 to December 31, 2014 as if they had occurred on January 1, 2013, in each case based on the most recent data available. The summary unaudited pro forma condensed consolidated financial information below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, included elsewhere in this Proxy Statement and Prospectus, and (2) the historical consolidated financial statements and related notes of both GCEAR and SOR included in the Appendices to this Proxy Statement and Prospectus.

Balance Sheet Data
	September 30, 2014
	GCEAR Historical	SOR Historical	GCEAR 2014 Fourth Quarter Acquisitions	Adjustments as a Result of Merger	GCEAR Pro Forma
Rental properties, net	$1,724,233,397	$504,397,675	$87,155,393	$88,432,528	$2,404,218,993
Real estate assets and other assets held for sale, net	14,006,445	—	—	—	14,006,445
Total assets	2,068,471,621	650,111,060	9,252,368	81,890,332	2,809,725,381
Total debt	626,241,840	159,000,000	—	—	785,241,840
Total liabilities	746,647,082	290,112,405	12,391,389	25,689,310	1,074,840,186
Preferred equity subject to redemption	250,000,000	—	—	—	250,000,000
Non-controlling interests subject to redemption	12,542,737	—	—	—	12,542,737
Common stock subject to redemption	43,462,838	—	—	—	43,462,838
Total stockholders' equity	997,565,906	359,998,655	(3,139,021)	56,201,022	1,410,626,562
Total equity	1,015,818,964	359,998,655	(3,139,021)	56,201,022	1,428,879,620

Statement of Operations Data
	Year Ended December 31, 2013
	GCEAR Historical	GCEAR Acquisitions	GCEAR Non-Merger Pro Forma	SOR Historical	Adjustments as a Result of Merger	GCEAR Pro Forma
Total revenue	$68,915,208	$148,336,448	$217,251,656	$69,267,549	$(4,835,003)	$281,684,202
Income (loss) from operations	(10,602,723)	12,497,553	1,894,830	4,553,199	4,477,003	10,925,032
Net income (loss)	(24,469,032)	4,215,255	(20,253,777)	(993,132)	7,384,388	(13,862,521)
Net loss attributable to common stockholders	(24,664,400)	—	—	—	—	(31,228,560)
Net loss per share, basic and diluted	(0.97)	—	—	—	—	(0.46)

	Nine Months Ended September 30, 2014
Total revenue	$147,908,164	$22,512,476	$170,420,640	$56,754,285	$(3,080,479)	$224,094,446
Income from operations	13,733,331	27,369,128	41,102,459	8,868,891	2,252,850	52,224,200
Net income (loss)	(4,869,029)	26,539,641	21,670,612	4,829,074	4,350,583	30,850,269
Net income (loss) attributable to common stockholders	(18,651,779)	—	—	—	—	15,887,641
Net income (loss) per share, basic and diluted	(0.17)	—	—	—	—	0.11

Unaudited Comparative Per Share Information
The following tables set forth, for the nine months ended September 30, 2014 and year ended December 31, 2013, selected per share information for GCEAR common stock on a historical and pro forma combined basis and for SOR common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the Merger using the purchase method of accounting. The data is derived from and should be read in conjunction with the GCEAR and SOR audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of GCEAR and SOR and related notes and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this Proxy Statement and Prospectus.
The pro forma consolidated SOR equivalent information shows the effect of the Merger from the perspective of an owner of SOR common stock.
The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this Proxy Statement and Prospectus.
The pro forma income from continuing operations per share includes the combined income (loss) from continuing operations of GCEAR and SOR on a pro forma basis as if the transactions were consummated on January 1, 2013. Refer to "Pro Forma Financial Information" beginning on page F-1 in this Proxy Statement and Prospectus for further information.

	GCEAR			SOR
	Historical		Pro Forma Combined	Historical		Pro Forma Equivalent
For the nine months ended September 30, 2014
Book value per share of common stock	$8.10	(1)	$8.54	$17.58	(2)	$17.42
Dividends declared per share of common stock	$0.52		$0.52	$1.13		$1.06
Income (loss) per share from continuing operations	$(0.17)		$0.11	$0.24		$0.22
For the year ended December 31, 2013
Book value per share of common stock	$7.76	(1)	$9.34	$18.46	(2)	$19.05
Dividends declared per share of common stock	$0.69		$0.69	$1.46		$1.41
Income (loss) per share from continuing operations	$(0.97)		$(0.46)	$(0.05)		$(0.94)

(1)
The book value per share of common stock is a mechanical calculation using amounts from GCEAR's consolidated balance sheets, and is calculated as (1) total GAAP assets (2) minus total GAAP liabilities and amounts attributable to preferred shareholders and non-controlling interests, if applicable, (3) divided by the total number of shares of common stock outstanding. GCEAR's management does not believe book value per share of common stock is an accurate reflection of the current estimated value per share of common stock.

(2)
The book value per share of common stock is a mechanical calculation using amounts from SOR's consolidated balance sheets, and is calculated as (1) total GAAP assets (2) minus total GAAP liabilities and amounts attributable to preferred shareholders and non-controlling interests, if applicable, (3) divided by the total number of shares of common stock outstanding. SOR's management does not believe book value per share of common stock is an accurate reflection of the current estimated value per share of common stock.

Comparative Market Price Data and Dividend Data
GCEAR's Market Price Data and Dividend Data
GCEAR's common stock is not listed on an exchange and there is no established public trading market for shares of GCEAR common stock.
The following table shows the distributions GCEAR has declared and paid in the last three fiscal years through December 31, 2013 and the first three quarters of 2014:

Quarter	Total Distributions Declared and Paid to Preferred Equity Holders (1)	Total Distributions Declared and Paid to Limited Partners (1)	Total Distributions Declared and Paid to Stockholders (1)	Distributions Declared per Common Share (2)
1st Quarter 2011	$—	$527,321	$365,432	$0.17
2nd Quarter 2011	$—	$607,963	$503,950	$0.17
3rd Quarter 2011	$—	$679,450	$652,945	$0.17
4th Quarter 2011	$—	$679,449	$849,780	$0.17
1st Quarter 2012	$—	$670,229	$1,062,929	$0.17
2nd Quarter 2012	$—	$670,229	$1,350,120	$0.17
3rd Quarter 2012	$—	$676,254	$1,654,940	$0.17
4th Quarter 2012	$—	$675,573	$2,038,891	$0.17
1st Quarter 2013	$—	$672,024	$2,666,987	$0.17
2nd Quarter 2013	$—	$741,217	$3,438,645	$0.17
3rd Quarter 2013	$—	$842,286	$4,502,668	$0.17
4th Quarter 2013	$2,968,750	$842,286	$6,882,119	$0.17
1st Quarter 2014	$4,687,500	$825,085	$11,698,059	$0.17
2nd Quarter 2014	$4,739,583	$858,373	$21,167,851	$0.17
3rd Quarter 2014	$4,791,667	$867,806	$22,331,631	$0.17

(1)	Declared distributions are paid monthly in arrears.

(2)	Distributions declared per common share amounts are rounded to the nearest $0.01.
On December 15, 2014, GCEAR's board of directors declared distributions for the first quarter of 2015 in the amount of approximately $0.001901096 per day per share (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of approximately 6.94% assuming the share was purchased for $10.00) payable to stockholders as of the close of each business day during the period from January 1, 2015 through March 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as GCEAR's Chief Executive Officer may determine.

SOR's Market Price Data and Dividend Data
There is no established public trading market for shares of SOR common stock. The following table sets forth, for the periods indicated, the quarterly cash distributions paid on SOR common stock.

	Total Distributions Paid to Stockholders	Distributions Paid per Common Share
2011
1st Quarter	$378,005	$0.327
2nd Quarter	$1,070,785	$0.374
3rd Quarter	$1,887,209	$0.379
4th Quarter	$2,794,748	$0.379
2012
1st Quarter	$3,629,276	$0.374
2nd Quarter	$4,572,182	$0.374
3rd Quarter	$5,500,052	$0.378
4th Quarter	$6,153,151	$0.378
2013
1st Quarter	$6,663,546	$0.370
2nd Quarter	$7,422,316	$0.374
3rd Quarter	$7,624,404	$0.375
4th Quarter	$7,617,924	$0.375
2014
1st Quarter	$7,646,192	$0.375
2nd Quarter	$7,677,385	$0.375
3rd Quarter	$7,677,385	$0.375
On November 12, 2014, SOR's board of directors declared a distribution to stockholders for the fourth quarter of 2014 in the amount of $0.375 per share (a 6.0% annualized yield on a $25.00 original share price) on the outstanding shares of common stock payable to stockholders of record as of December 15, 2014. Such distribution was paid in December 2014.
SOR expects to continue declaring regular quarterly distributions until the closing of the Merger. The actual timing and amount of the distributions will be as determined and authorized by the SOR board of directors and will depend on, among other factors, SOR's financial condition, earnings, debt covenants, REIT requirements, applicable provisions under the MGCL and other possible uses of such funds.

RISK FACTORS
In addition to the other information included in this Proxy Statement and Prospectus, including the matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page 38, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of GCEAR and SOR because these risks will also affect the Combined Company. Risks in relation to GCEAR and SOR can be found in GCEAR's and SOR's respective Annual Reports on Form 10-K for the year ended December 31, 2013 and other reports filed by GCEAR and SOR with the SEC. You should also read and consider the other information in this Proxy Statement and Prospectus. See "Where You Can Find More Information" beginning on page 226.
Risks Related to the Merger
The exchange ratio is fixed and will not be adjusted in the event of any change in the relative values of GCEAR or SOR.
Upon consummation of the Merger, each issued and outstanding share of SOR common stock (or fraction thereof) will be converted into the right to receive 2.04 shares of GCEAR common stock per one share of SOR common stock.  This exchange ratio was fixed in the Merger Agreement and will not be adjusted to reflect events or circumstances or other developments of which GCEAR or SOR become aware or which occur after the date of the Merger Agreement, or any changes in the relative values of GCEAR and SOR including:

•	changes in the respective businesses, operations, assets, liabilities or prospects of GCEAR and SOR;

•	changes in general market and economic conditions and other factors generally affecting the relative values of GCEAR and SOR;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which GCEAR and SOR operate; or

•	other factors beyond the control of GCEAR and SOR, including those described or referred to elsewhere in this "Risk Factor" section.
Any such changes may materially alter or affect the relative values of GCEAR or SOR.  Therefore, if, between the date of the Merger Agreement and the consummation of the Merger, the value of SOR increases or the value of GCEAR decreases, the merger consideration may be less than the fair value of your shares of SOR common stock.
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SOR pay certain termination fees or, in certain circumstances, that GCEAR or SOR pay expenses to the other party.
The Merger Agreement is subject to many conditions which must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others: (i) the approval of the Merger by the holders of a majority of the outstanding shares of SOR common stock; (ii) the absence of any law, order or other legal restraint or prohibition that would prohibit, make illegal, enjoin, or otherwise restrict, prevent, or prohibit the Merger or any of the transactions contemplated by the Merger Agreement; and (iii) the effectiveness of the registration statement on Form S-4 to be filed by GCEAR for purposes of registering the GCEAR common stock to be issued in connection with the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others: (w) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (x) the other party's compliance with its covenants and agreements contained in the Merger Agreement; (y) the absence of any event, change, or occurrence arising during the period from the date of the Merger Agreement until the effective time of the Merger that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party; and (z) the receipt of an opinion of counsel of each party to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a

REIT. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see "The Merger Agreement - Conditions to Completion of the Merger" beginning on page 185.
There can be no assurance that the conditions to closing of the Merger will be satisfied or waived or that the Merger will be completed. Failure to consummate the Merger may adversely affect GCEAR's or SOR's results of operations and business prospects for the following reasons, among others: (i) each of GCEAR and SOR will incur certain transaction costs, regardless of whether the proposed Merger closes, which could adversely affect each company's respective financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the proposed Merger, whether or not it closes, will divert the attention of certain management and other key employees of GCEAR's affiliates and SOR from ongoing business activities, including the pursuit of other opportunities that could be beneficial to GCEAR or SOR, respectively. In addition, GCEAR or SOR may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by September 30, 2015, and if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, SOR may be required to pay GCEAR a termination fee of $20 million. The Merger Agreement also provides that one party may be required to reimburse the other party's transaction expenses, not to exceed $3.0 million, if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement - Termination of the Merger Agreement - Termination Fee and Expense Reimbursement" beginning on page 198.
The pendency of the Merger could adversely affect the business and operations of SOR.
Due to operating covenants in the Merger Agreement, SOR may be unable, during the pendency of the Merger, to take certain actions, even if such actions would otherwise prove beneficial to SOR's stockholders.
The ownership percentage of GCEAR and SOR common stockholders will be diluted by the Merger.
The Merger will dilute the ownership percentage of GCEAR common stockholders and result in SOR common stockholders having an ownership stake in GCEAR following the effective time of the Merger that is smaller than their current stake in SOR. Following the issuance of shares of GCEAR common stock to SOR stockholders pursuant to the Merger Agreement, GCEAR common stockholders, on the one hand, and former SOR stockholders, on the other hand, are expected to hold approximately 76% and 24%, respectively, of GCEAR common stock issued and outstanding immediately after the effective time of the Merger, based on the number of shares of GCEAR common stock, limited partnership units in GCEAR Operating Partnership, and shares of SOR common stock currently outstanding and various assumptions regarding share issuances by GCEAR prior to the effective time of the Merger. Consequently, GCEAR common stockholders and SOR common stockholders, as a general matter, may have less influence over the management and policies of GCEAR after the effective time of the Merger than each currently exercises over the management and policies of GCEAR and SOR, as applicable.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of SOR or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains "no shop" provisions that, subject to limited exceptions, restrict SOR's ability to solicit, initiate, knowingly encourage, or knowingly facilitate competing third-party proposals to acquire all, or a significant part, of SOR. In addition, GCEAR generally has an opportunity to offer to modify the terms of the proposed Merger in response to any competing acquisition proposals that may be made before the SOR board of directors may withdraw or qualify its recommendation. Upon termination of the Merger Agreement in certain circumstances, SOR may be required to pay a termination fee to GCEAR, and in certain other circumstances, one party may be required to pay the other party’s transaction expenses. See "The Merger Agreement - Covenants and Agreements - Non-Solicitation; Acquisition Proposals" beginning on page 191 and " - Termination Fee and Expense Reimbursement" beginning on page 198.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all, or a significant part, of SOR from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value imputed to the exchange ratio proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
The Merger Agreement includes restrictions on the ability of each of SOR and GCEAR to make excess distributions to its stockholders, even if it would otherwise have net income and net cash available to make such distributions.
The terms of the Merger Agreement generally prohibit SOR from making distributions to its stockholders in excess of $1.50 per share of SOR common stock (determined on an annual basis), unless SOR obtains the prior written consent of GCEAR. Similarly, the Merger Agreement generally prohibits GCEAR from making distributions to its stockholders in excess of $0.6939 per share of GCEAR common stock (determined on an annual basis), unless GCEAR obtains the prior written consent of SOR.  While GCEAR and SOR have generally agreed to use their reasonable best efforts to close the Merger in an expeditious manner, factors could cause the delay of the closing, which include obtaining the approval of the Merger from the common stockholders of SOR. Therefore, even if GCEAR or SOR has available net income or net cash to make distributions to its stockholders and satisfies any other conditions to make such distributions, the terms of the Merger Agreement could prohibit such action. See "The Merger Agreement - Covenants and Agreements - Conduct of the Business of GCEAR Pending the Merger" beginning on page 187 and " - Conduct of the Business of SOR Pending the Merger" beginning on page 188.
The borrowings GCEAR incurs in connection with the Merger may limit GCEAR's financial and operating flexibility and GCEAR may incur additional borrowings, which could increase the risks associated with GCEAR's borrowings.
In connection with the Merger, GCEAR expects to incur approximately $156 million of new borrowings in order to extinguish SOR's existing debt. In addition, GCEAR may determine to incur additional borrowings in the future pursuant to its unsecured credit facility with KeyBank, National Association ("KeyBank"). Following consummation of the Merger, GCEAR expects to have approximately $677.4 million of borrowing availability under such unsecured credit facility. GCEAR's borrowings could have material adverse consequences for its business and may:

•
require GCEAR to dedicate a large portion of its cash flow to pay principal and interest on its borrowings, which will reduce the availability of cash flow to fund working capital, capital expenditures, and other business activities;

•	increase GCEAR's vulnerability to general adverse economic and industry conditions;

•	subject GCEAR to maintaining various debt, operating income, net worth, cash flow, and other financial covenant ratios;

•	limit GCEAR's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	restrict GCEAR's operating policies and ability to make strategic acquisitions, dispositions, or exploiting business opportunities;

•	place GCEAR at a competitive disadvantage compared to its competitors that have less borrowings;

•	limit GCEAR's ability to borrow more funds (even when necessary to maintain adequate liquidity), dispose of assets, or make distributions to stockholders; or

•	increase GCEAR's costs of capital.
Under the agreements governing GCEAR's outstanding borrowings, GCEAR may incur additional borrowings. If new borrowings are added to GCEAR’s existing borrowing levels, the related risks that GCEAR now faces would increase. In addition, at the time that any of GCEAR's outstanding borrowings or new borrowings mature, GCEAR may not be able to refinance such borrowings or have the funds to pay them off.
Furthermore, the amounts borrowed pursuant to GCEAR's unsecured credit facility bear interest at variable rates. If market interest rates increase, the interest rate on GCEAR's variable rate borrowings will increase and will create higher debt service requirements, which would adversely affect its cash flow and could adversely impact its results of operations. While GCEAR may enter into agreements limiting its exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.
The shares of GCEAR common stock to be received by SOR common stockholders as a result of the Merger will have rights different from the shares of SOR common stock.
Upon completion of the Merger, the rights of former SOR common stockholders who become GCEAR common stockholders will be governed by the charter and bylaws of GCEAR and the MGCL. The rights associated with SOR common stock are different from the rights associated with GCEAR common stock. See "Comparison of Rights of GCEAR Stockholders and SOR Stockholders" beginning on page 218 for a discussion of the different rights associated with GCEAR common stock.
The Merger and the other transactions contemplated by the Merger Agreement are subject to approval by common stockholders of SOR.
In order for the Merger to be completed, SOR stockholders must approve the Merger and the other transactions contemplated by the Merger Agreement, which requires the affirmative vote of the holders of shares of SOR common stock entitled to cast a majority of all the votes entitled to be cast on such proposal at the SOR Special Meeting. If this required vote is not obtained by September 30, 2015, the Merger may not be consummated.
The Merger Agreement contains provisions that grant the SOR board of directors the ability to terminate the Merger Agreement in certain circumstances based on the exercise of the directors' duties.
SOR may terminate the Merger Agreement, subject to the terms thereof, if the SOR board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the Merger would be inconsistent with such directors' duties under applicable law.
There may be unexpected delays in the consummation of the Merger.
The Merger is expected to close during the first half of 2015, assuming that all of the conditions in the Merger Agreement are satisfied or waived. The Merger Agreement provides that either GCEAR or SOR may terminate the Merger Agreement if the Merger has not occurred by September 30, 2015. Certain events may delay the consummation of the Merger. Some of the events that could delay the consummation of the Merger include difficulties in obtaining the approval of the SOR stockholders, or satisfying the other closing conditions to which the Merger is subject.
GCEAR may incur adverse tax consequences if SOR has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
If SOR has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, GCEAR may inherit significant tax liabilities and could lose its REIT status should disqualifying activities continue after the Merger.
Risks Related to the Combined Company Following the Merger
GCEAR has a history of operating losses and cannot assure you that, following the Merger, the Combined Company will achieve profitability.
Since GCEAR's inception in 2009, GCEAR has experienced net losses (calculated in accordance with GAAP) each fiscal year and, as of September 30, 2014, had an accumulated deficit of $(51.3) million. Following the Merger, the extent that the Combined Company's future operating losses and the timing of when the Combined Company will achieve profitability are uncertain, and depends on tenant demand for space in, and the value of, the Combined Company's portfolio of properties, and the Combined Company may never achieve or sustain profitability.

Following the Merger, the Combined Company may be unable to integrate the businesses of GCEAR and SOR successfully and realize the anticipated economies of scale and other benefits of the Merger or do so within the anticipated timeframe.
The Merger involves the combination of two public companies that currently operate independently of one another. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting a public reporting company. However, the Combined Company will be required to devote significant management attention and resources to integrating the business practices and operations of GCEAR and SOR. Potential difficulties the Combined Company may encounter in the integration process include the following:

•
the inability to successfully combine the businesses of GCEAR and SOR in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	the complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; or

•	performance shortfalls as a result of the diversion of management's attention caused by completing the Merger and integrating the companies' operations.
For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company's management, the disruption of the Combined Company's ongoing business or inconsistencies in the Combined Company's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.
The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the Merger.
Following the Merger, the Combined Company expects to continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Company's expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, or other benefits.
The Combined Company may need to incur additional indebtedness in the future.
In connection with executing the Combined Company's business strategies following the Merger, the Combined Company expects to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including: (i) hindering the Combined Company's ability to adjust to changing market, industry or economic conditions; (ii) limiting the Combined Company's ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; (iii) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; (iv) making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and (v) placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The Combined Company's operating results after the Merger may materially differ from the pro forma information presented in this Proxy Statement and Prospectus.
The Combined Company's operating results after the Merger may be materially different from those shown in the pro forma information presented in this Proxy Statement and Prospectus, which represents only a combination of GCEAR's historical results with those of SOR. See "Pro Forma Financial Information" beginning on page F-1. The financing and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it is to integrate SOR's business with that of GCEAR.
Following the consummation of the Merger, the Combined Company will assume certain potential liabilities relating to SOR.
Following the consummation of the Merger, the Combined Company will have assumed certain potential liabilities relating to SOR. These liabilities could have a material adverse effect on the Combined Company's business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.
Risks Related to an Investment in GCEAR's Common Stock
The value of the Combined Company's common stock may decline as a result of the Merger.
The value of the Combined Company's common stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by GCEAR management or if the effect of the Merger on GCEAR financial results is not consistent with the expectations of GCEAR management. In addition, if the Merger is consummated, GCEAR's stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in GCEAR if the Merger is consummated or for other reasons and may wish to submit some or all of their shares of GCEAR common stock for redemption. In addition, SOR stockholders are expected to own approximately 24% of the outstanding shares of GCEAR common stock, on a pro forma basis, following the Merger. They may determine not to continue to hold their shares of GCEAR common stock and submit their shares for redemption following the Merger, which may result in additional pressure on the value of GCEAR common stock.
GCEAR cannot assure that it will be able to continue paying distributions at the rate currently paid by GCEAR, or at all.
GCEAR common stockholders may not receive the distributions equivalent to those currently paid by GCEAR following the Merger for various reasons, including the following:

•	GCEAR may not have enough cash to pay such distributions due to changes in GCEAR's cash requirements, capital spending plans, cash flow, or financial position;

•
decisions on whether, when, and in which amounts to make any future distributions will remain at all times entirely at the discretion of the GCEAR board of directors, which reserves the right to change GCEAR's current distribution practices at any time and for any reason; and

•	GCEAR may desire to retain cash.
Stockholders of GCEAR will have no contractual or other legal right to distributions that have not been declared by the GCEAR board of directors.
The Combined Company may incur adverse tax consequences if GCEAR or SOR has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of GCEAR and SOR has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and each intends to continue to do so through the time of the Merger, and the Combined Company intends to continue operating in such a manner following the Merger. None of GCEAR, SOR or the Combined Company has requested or plans to request a ruling from the Internal Revenue

Service (the "IRS") that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of GCEAR, SOR or the Combined Company, as the case may be, may affect any such company's ability to qualify as a REIT. In order to qualify as a REIT, each of GCEAR, SOR and the Combined Company must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make non-preferential distributions to stockholders (taking into account the pricing of shares under the DRP) aggregating annually at least 90% of its net taxable income, excluding any net capital gains.
If any of GCEAR, SOR or the Combined Company loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•
such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	such company could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•
unless such company is entitled to relief under applicable statutory provisions, neither it nor any "successor" company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for up to 10 years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, such company could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

The Combined Company will inherit any liability with respect to unpaid taxes of GCEAR or SOR for any periods prior to the Merger. In addition, under the "investment company" rules under Section 368 of the Code, if both GCEAR and SOR are "investment companies" under such rules (without regard to their REIT status), the failure of either GCEAR or SOR to qualify as a REIT could cause the Merger to be taxable to GCEAR or SOR, respectively, and its stockholders. As a result of all these factors, GCEAR's, SOR's or the Combined Company's failure to qualify as a REIT could impair the Combined Company's ability to expand its business and raise capital, and would materially adversely affect the value of its stock. In addition, for years in which the Combined Company does not qualify as a REIT, it will not otherwise be required to make distributions to stockholders.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company's cash available for distribution to its stockholders.
Even if each of GCEAR, SOR and the Combined Company has, as the case may be, qualified and continues to qualify as a REIT, the Combined Company may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are "dealer" properties sold by a REIT that do not qualify for a statutory "safe harbor" (a "prohibited transaction" under the Code) will be subject to a 100% tax. In addition, the Combined Company may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Company may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Company's stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. The Combined Company and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Company indirectly owns its assets. Any U.S. federal or state taxes the Combined Company (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Company to stockholders. See section "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 199.

Risks Related to GCEAR
GCEAR has paid a portion of its distributions from sources other than cash flow from operations; therefore, GCEAR will have fewer funds available for the acquisition of properties, and the overall return of GCEAR's stockholders may be reduced.
In the event GCEAR does not have enough cash from operations to fund its distributions, GCEAR may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from GCEAR's public offerings. GCEAR is not prohibited from undertaking such activities by its charter, bylaws or investment policies, and GCEAR may use an unlimited amount from any source to pay its distributions. During the years ended December 31, 2013, 2012 and 2011, GCEAR funded a portion of its total distributions (including reinvested distributions and distributions declared and not yet paid) using cash flow from operations and a portion using proceeds from GCEAR's public offerings.   If GCEAR continues to pay distributions from sources other than cash flow from operations, GCEAR will have fewer funds available for acquiring properties, which may reduce the overall returns of GCEAR's stockholders. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in GCEAR's stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.
There is currently no public trading market for GCEAR's shares and there may never be one; therefore, it will be difficult for GCEAR stockholders to sell their shares.
There is currently no public market for GCEAR's shares and there may never be one. GCEAR's stockholders may not sell their shares unless the buyer meets applicable suitability and minimum purchase standards. GCEAR's charter also prohibits the ownership of more than 9.8% of our stock, unless waived by GCEAR's board of directors, which may inhibit large investors from desiring to purchase shares held by GCEAR stockholders. Moreover, GCEAR's share redemption program includes numerous restrictions that would limit a stockholder's ability to sell his or her shares to GCEAR. GCEAR's board of directors could choose to amend, suspend or terminate the share redemption program upon 30 days' notice. Therefore, it may be difficult for GCEAR's stockholders to sell their shares promptly or at all. If GCEAR's stockholders are able to sell their shares, they will likely have to sell them at a substantial discount to the price they paid for the shares. It also is likely that their shares would not be accepted as the primary collateral for a loan. GCEAR's stockholders should consider the shares as a long-term investment because of the illiquid nature of the shares.
As a GCEAR stockholder, you may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in the shares.
Even though GCEAR's share redemption program may provide you with a limited opportunity to sell your shares to GCEAR, you should be fully aware that GCEAR's share redemption program contains significant restrictions and limitations. Further, GCEAR's board of directors may limit, suspend, terminate or amend any provision of the share redemption program upon 30 days' notice. Redemption of shares, when requested, will generally be made quarterly. During any calendar year, GCEAR will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from GCEAR's distribution reinvestment plan. Therefore, you should not assume that you will be able to sell any of your shares back to GCEAR pursuant to the share redemption program at any particular time or at all.
GCEAR's ability to operate profitably will depend upon the ability of GCEAR Advisor to efficiently manage GCEAR's day-to-day operations.
GCEAR will rely on GCEAR Advisor to manage GCEAR's business and assets. GCEAR Advisor will make all decisions with respect to GCEAR's day-to-day operations. Thus, the success of GCEAR's business will depend in large part on the ability of GCEAR's Advisor to manage GCEAR's operations. Any adversity experienced by GCEAR Advisor or problems in GCEAR's relationship with GCEAR Advisor could adversely impact the operation of GCEAR's properties and, consequently, GCEAR's cash flow and ability to make distributions to its stockholders.

As a result of the preferred equity investment in GCEAR Operating Partnership, upon the occurrence of certain events, GCEAR Operating Partnership’s preferred equity investor may (i) elect to exchange the Series A Cumulative Redeemable Exchangeable Preferred Units for shares of GCEAR's Series A Cumulative Voting Redeemable Preferred Stock, (ii) appoint a majority of the members of GCEAR's board of directors, and (iii) elect to terminate the GCEAR Advisory Agreement and GCEAR's property management agreement with its property manager, any of which could have a negative effect on GCEAR's ability to operate profitably and GCEAR's ability to pay distributions to stockholders.
An affiliate of Starwood Property Trust, Inc. (the "Preferred Equity Investor") invested approximately $250 million in GCEAR Operating Partnership in exchange for 24,319,066 Series A Cumulative Redeemable Exchangeable Preferred Units of limited partnership interest (the "Preferred Units") in GCEAR Operating Partnership. Under the terms of GCEAR Operating Partnership's operating partnership agreement, which sets forth the key terms of the Preferred Units, upon the occurrence of certain material negative operational events, including, but not limited to, GCEAR's failure to comply with certain terms of the preferred equity investment, a breach of the protective provisions related to the preferred equity investment, GCEAR's failure to qualify as a REIT, and a cross-default with certain of GCEAR's material indebtedness, the Preferred Equity Investor may elect to exchange the Preferred Units into shares of GCEAR's Series A Cumulative Voting Redeemable Preferred Stock (the "Series A Preferred Stock") on a one-for-one basis. If the Preferred Equity Investor elects to exchange the Preferred Units for shares of the Series A Preferred Stock, the Preferred Equity Investor, as holder of the Series A Preferred Stock, would have the right to elect a number of directors to GCEAR's board of directors such that the number of directors elected will represent a majority of GCEAR's directors at the time of the election. Further, the Preferred Equity Investor may elect to terminate the GCEAR Advisory Agreement and the property management agreement with GCEAR's property manager. The occurrence of any of these events could adversely affect GCEAR's ability to operate profitably and could negatively affect GCEAR's ability to pay distributions to stockholders.
The Preferred Units rank senior to all classes or series of partnership interest in GCEAR Operating Partnership and therefore, any cash GCEAR has to pay distributions will be used to pay distributions to the Preferred Equity Investor first, which could have a negative impact on GCEAR's ability to pay distributions to stockholders.
The Preferred Units rank senior to all common stockholders or common series of partnership units in GCEAR Operating Partnership, and therefore, the rights of holders of Preferred Units to distributions are senior to distributions to GCEAR common stockholders. Furthermore, distributions on the Preferred Units are cumulative and are declared and payable monthly. GCEAR is obligated to pay the Preferred Equity Investor its current distributions and any accumulated distributions prior to any distributions being paid to GCEAR's common stockholders and, therefore, any cash available for distribution will be used first to pay distributions to the Preferred Equity Investor. The Preferred Equity Investor also has a liquidation preference in the event of GCEAR's involuntary liquidation, dissolution or winding up of the affairs of GCEAR Operating Partnership (a "liquidation") which could negatively affect any payments to GCEAR's common stockholders in the event of a liquidation. In addition, GCEAR Operating Partnership’s right to redeem the Preferred Units at any time, could have a negative effect on GCEAR's ability to operate profitably and its ability to pay distributions to stockholders.
GCEAR Advisor, along with GCEAR's sponsor, property manager and certain of their officers and key personnel will face competing demands relating to their time, which may cause GCEAR's operating results to suffer.
GCEAR Advisor, along with GCEAR's sponsor, property manager and certain of their officers and key personnel and their respective affiliates currently serve as key personnel, advisors, managers, sponsors, and co-sponsors to some or all of 16 other real estate programs and partnerships affiliated with GCEAR's sponsor, including Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II") and Griffin-American Healthcare REIT III, Inc. ("GAHR III"), both of which are publicly-registered, non-traded real estate investment trusts. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between GCEAR's business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to GCEAR's business than is necessary or appropriate. If this occurs, the returns on the investments of GCEAR's stockholders may suffer.

GCEAR may also be buying properties at the same time as one or more of the other programs currently managed by officers and key personnel of GCEAR Advisor. GCEAR Advisor and GCEAR's property manager will have conflicts of interest in allocating potential properties, acquisition expenses, management time, services and other functions between various existing enterprises or future enterprises with which they may be or become involved. There is a risk that GCEAR Advisor will choose a property that provides lower returns to GCEAR than a property purchased by another program sponsored by GCEAR's sponsor. GCEAR cannot be sure that officers and key personnel acting on behalf of GCEAR Advisor and on behalf of these other programs will act in the best interests of GCEAR when deciding whether to allocate any particular property to GCEAR. Such conflicts that are not resolved in GCEAR's favor could result in a reduced level of distributions GCEAR may be able to pay to its stockholders and a reduction in the value of the investments of GCEAR's stockholders. If GCEAR Advisor or its affiliates breach their legal or other obligations or duties to GCEAR, or do not resolve conflicts of interest in the manner described in certain of GCEAR's governing documents, GCEAR may not meet its investment objectives, which could reduce GCEAR's expected cash available for distribution to its stockholders and the value of the investments of GCEAR's stockholders.
In addition, GCEAR's officers and one of GCEAR's directors are also officers of GCEAR Advisor, as well as GCEAR's sponsor and property manager, among other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to GCEAR and its stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to GCEAR's business, which could harm the implementation of GCEAR's investment objectives. Conflicts with GCEAR's business and interests are most likely to arise from involvement in activities related to (1) allocation of new investments and management time and services between GCEAR and the other entities, (2) GCEAR's purchase of properties from, or sale of properties to, affiliated entities, (3) the timing and terms of the investment in or sale of an asset, (4) development of GCEAR's properties by affiliates, (5) investments with affiliates of GCEAR Advisor, (6) compensation to GCEAR Advisor, and (7) GCEAR's relationship with its property manager. If GCEAR does not successfully implement its investment objectives, GCEAR may be unable to generate cash needed to make distributions to its stockholders and to maintain or increase the value of its assets.
GCEAR Advisor will face conflicts of interest relating to the incentive distribution structure under GCEAR's operating partnership agreement, which could result in actions that are not necessarily in the long-term best interests of GCEAR's stockholders.
GCEAR Advisor and its affiliates will perform services for GCEAR in connection with the selection, acquisition and management of GCEAR's properties pursuant to the GCEAR Advisory Agreement. In addition, GCEAR Advisor will be entitled to fees and distributions that are structured in a manner intended to provide incentives to GCEAR Advisor to perform in GCEAR's best interests and in the best interests of GCEAR's stockholders. The amount of such compensation has not been determined as a result of arm’s-length negotiations, and such amounts may be greater than otherwise would be payable to independent third parties. While certain affiliates of GCEAR's sponsor, including GCEAR's Chief Executive Officer and Chairman, GCEAR's President and GCEAR's Vice President - Acquisitions, will have a significant equity interest in GCEAR Operating Partnership through the contribution of certain of GCEAR's properties, GCEAR Advisor is entitled to receive substantial minimum compensation regardless of performance. Therefore, GCEAR Advisor’s interests may not be wholly aligned with those of GCEAR's stockholders. In that regard, GCEAR Advisor could be motivated to recommend riskier or more speculative investments in order for GCEAR to generate the specified levels of performance or sales proceeds that would entitle GCEAR Advisor to greater fees. In addition, GCEAR Advisor’s entitlement to fees and distributions upon the sale of GCEAR's assets and to participate in sale proceeds could result in GCEAR Advisor recommending sales of GCEAR's investments at the earliest possible time at which sales of investments would produce the level of return that would entitle GCEAR Advisor to compensation relating to such sales, even if continued ownership of those investments might be in GCEAR's best long-term interest.
GCEAR's operating partnership agreement will require GCEAR to pay a performance-based termination distribution to GCEAR Advisor in the event that GCEAR terminates GCEAR Advisor prior to the listing of GCEAR's shares for trading on an exchange or, absent such listing, in respect of GCEAR Advisor's participation in net sale proceeds. To avoid paying this distribution, GCEAR's independent directors may decide against terminating the GCEAR Advisory Agreement prior to GCEAR's listing of its shares or disposition of its investments even if, but for the termination distribution, termination of the GCEAR Advisory Agreement would be in GCEAR's best interest. In addition, the requirement to pay the distribution to GCEAR Advisor at termination could cause GCEAR to make different investment or disposition decisions than GCEAR would otherwise make in order to satisfy its obligation to pay the distribution to the terminated GCEAR Advisor.
At the time it becomes necessary for GCEAR's board of directors to determine which liquidity event, if any, is in the best interests of GCEAR and its stockholders, GCEAR Advisor may not agree with the decision of GCEAR's board of directors as to which liquidity event, if any, GCEAR should pursue if there is a substantial difference in the amount of subordinated distributions GCEAR Advisor may receive for each liquidity event. GCEAR Advisor may prefer a liquidity event with higher subordinated distributions. If GCEAR's board of directors decides to list GCEAR's shares for trading on an exchange, GCEAR's board of directors may also decide to merge GCEAR with GCEAR Advisor in anticipation of the listing process. Such merger may result in substantial compensation to GCEAR Advisor which may create certain conflicts of interest.
There is no separate counsel for GCEAR and its affiliates, which could result in conflicts of interest.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC ("Baker Donelson") acts as legal counsel to GCEAR and also represents GCEAR's sponsor, GCEAR Advisor, and some of their affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the code of professional responsibility of the legal profession, Baker Donelson may be precluded from representing any one or all of such parties. If any situation arises in which GCEAR's interests appear to be in conflict with those of GCEAR Advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Baker Donelson may inadvertently act in derogation of the interest of the parties which could affect GCEAR's ability to meet its investment objectives.
The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to GCEAR's stockholders.
In order for GCEAR to qualify as a REIT, no more than 50% of GCEAR's outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that GCEAR does not fail to qualify as a REIT under this test, GCEAR's charter restricts ownership by one person or entity to no more than 9.8% in value or number, whichever is more restrictive, of any class of GCEAR's outstanding stock. This restriction may have the effect of delaying, deferring or preventing a change in control of GCEAR, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of GCEAR's assets) that might provide a premium price for holders of GCEAR's common stock.
GCEAR's charter permits GCEAR's board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring GCEAR in a manner that might result in a premium price to GCEAR's stockholders.
GCEAR's charter permits GCEAR's board of directors to issue up to 900,000,000 shares of capital stock. In addition, GCEAR's board of directors, without any action by GCEAR's stockholders, may amend GCEAR's charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that GCEAR has authority to issue. GCEAR's board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, GCEAR's board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of GCEAR's common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of GCEAR, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of GCEAR's assets) that might otherwise provide a premium price for holders of GCEAR's common stock. In addition, GCEAR's board of directors can authorize the issuance of preferred units under GCEAR Operating Partnership which may have similar preferential rights as preferred stock.  There is no limit on the amount of preferred units GCEAR Operating Partnership could issue.  On November 5, 2013, GCEAR Operating Partnership issued preferred units in connection with the acquisition of a portfolio of properties that GCEAR refers to as the "Investment Grade Portfolio."  See Note 6, Equity, to GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto. As a result of the preferred equity investment in GCEAR Operating Partnership, upon the occurrence of certain material negative operational events, the Preferred Equity Investor may elect to exchange any amount of Preferred Units in GCEAR Operating Partnership for shares of the Series A Preferred Stock on a one-for-one basis.
GCEAR is not afforded the protection of Maryland law relating to business combinations.
Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of GCEAR's board of directors. Since GCEAR's charter contains limitations on ownership of 9.8% or more of GCEAR's common stock, GCEAR opted out of the business combinations statute in its charter. Therefore, GCEAR will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in GCEAR's charter would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.
GCEAR's stockholders' investment return may be reduced if GCEAR is required to register as an investment company under the Investment Company Act of 1940. If GCEAR becomes an unregistered investment company, GCEAR will not be able to continue its business.
GCEAR does not intend to register as an investment company under the Investment Company Act of 1940 (the "1940 Act"). As of September 30, 2014, GCEAR owned 54 properties, and GCEAR's intended investments in real estate will represent the substantial majority of GCEAR's total asset mix, which would not subject GCEAR to registration under the 1940 Act. In order to maintain an exemption from regulation under the 1940 Act, GCEAR must engage primarily in the business of buying real estate. If GCEAR is unable to remain fully invested in real estate holdings, GCEAR may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to investors and possibly lower the returns of GCEAR's stockholders.
To maintain compliance with its 1940 Act exemption, GCEAR may be unable to sell assets it would otherwise want to sell and may need to sell assets it would otherwise wish to retain. In addition, GCEAR may be required to acquire additional income- or loss-generating assets that GCEAR might not otherwise acquire or forgo opportunities to acquire interests in companies that GCEAR would otherwise want to acquire. If GCEAR is required to register as an investment company but fails to do so, it would be prohibited from engaging in its business, and criminal and civil actions could be brought against it. In addition, GCEAR's contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of GCEAR and liquidate its business.
If stockholders do not agree with the decisions of GCEAR's board of directors, they only have limited control over changes in GCEAR's policies and operations and may not be able to change such policies and operations, except as provided for in GCEAR's charter and under applicable law.
GCEAR's board of directors determines GCEAR's major policies, including GCEAR's policies regarding investments, operations, capitalization, financing, growth, REIT qualification and distributions. GCEAR's board of directors may amend or revise these and other policies without a vote of GCEAR's stockholders. Under the MGCL and GCEAR's charter, GCEAR's stockholders have a right to vote only on the following:

•	the election or removal of directors;

•
any amendment of GCEAR's charter, except that GCEAR's board of directors may amend the charter without stockholder approval to increase or decrease the aggregate number of GCEAR's shares, to increase or decrease the number of GCEAR's shares of any class or series that GCEAR has the authority to issue, or to classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	GCEAR's liquidation or dissolution; and

•	any merger, consolidation or sale or other disposition of substantially all of GCEAR's assets.
All other matters are subject to the discretion of GCEAR's board of directors. Therefore, GCEAR's stockholders are limited in their ability to change GCEAR's policies and operations.
GCEAR's rights and the rights of GCEAR's stockholders to recover claims against GCEAR's officers, directors and GCEAR Advisor are limited, which could reduce the recovery of GCEAR and GCEAR's stockholders against them if they cause GCEAR to incur losses.
The MGCL provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. GCEAR's charter, in the case of GCEAR's directors, officers, employees and agents, and the GCEAR Advisory Agreement, in the case of GCEAR Advisor, requires GCEAR to indemnify its directors, officers, employees and agents and GCEAR Advisor and its affiliates for actions taken by them in good faith and without negligence or misconduct. Additionally, GCEAR's charter limits the liability of GCEAR's directors and officers for monetary damages to the maximum extent permitted under the MGCL. As a result, GCEAR and its stockholders may have more limited rights against GCEAR's directors, officers, employees and agents, and GCEAR Advisor and its affiliates, than might otherwise exist under common law, which could reduce the recovery of GCEAR and GCEAR's stockholders against them. In addition, GCEAR may be obligated to fund the defense costs incurred by GCEAR's directors, officers, employees and agents of GCEAR Advisor in some cases which would decrease the cash otherwise available for distribution to GCEAR's stockholders.
Payment of substantial fees and expenses to GCEAR Advisor and its affiliates will reduce cash available for investment and distribution.
GCEAR Advisor and its affiliates will perform services for GCEAR in connection with the selection and acquisition of GCEAR's investments, and the management of GCEAR's properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to stockholders.
If GCEAR breaches covenants under its unsecured credit agreement with KeyBank and other syndication partners, or its loan agreements with certain other lenders, GCEAR could be held in default under such loans, which could accelerate GCEAR's repayment date and materially adversely affect the value of a stockholders' investment in GCEAR.
GCEAR entered into an unsecured credit facility with KeyBank and other syndication partners under which GCEAR was provided with up to a $750 million senior unsecured credit facility consisting of a $450 million senior unsecured revolver and a $300 million senior unsecured term loan. The unsecured credit facility may be increased up to $500 million, in minimum increments of $50 million, for a maximum of $1.25 billion by increasing either the revolver or the term loan or both.

The credit facility requires that GCEAR must maintain a pool of real properties, which is subject to the following requirements: (i) no less than 20 unencumbered asset pool properties at all times; (ii) no greater than 15% of the aggregate unencumbered asset pool value may be contributed by any single unencumbered asset pool property; (iii) no greater than 15% of the aggregate adjusted net operating income from all the unencumbered asset pool properties may be contributed by any single tenant; (iv) no greater than 15% of the aggregate unencumbered asset pool value may be contributed by unencumbered asset pool properties subject to ground leases; (v) no greater than 15% of the aggregate unencumbered asset pool value may be contributed by unencumbered asset pool properties that are under development; (vi) a minimum individual unencumbered asset pool property occupancy of no less than 85%; (vii) a minimum aggregate occupancy of all unencumbered asset pool properties of no less than 90%; and (viii) other limitations as determined by KeyBank upon further diligence of the unencumbered asset pool properties. Upon the occurrence of certain events described further in the KeyBank credit facility agreement, KeyBank may require the borrower to grant a first perfected mortgage/deed of trust lien on each of the unencumbered asset pool properties.
The credit facility includes a number of financial covenant requirements, including, but not limited to, a maximum total leverage ratio (60% or, for a maximum of two consecutive quarters following a material acquisition, 65%), a minimum fixed charge ratio (1.5 to 1), a maximum secured debt ratio (40% of total asset value, as defined), a maximum secured recourse debt ratio (5% of total asset value), a maximum unhedged variable rate debt (30% of total asset value), and minimum tangible net worth of at least approximately $843.77 million plus 75% of the net proceeds of any common or preferred share issuance after the effective date and 75% of the amount of units of limited partnership interest in GCEAR Operating Partnership issued in connection with the contribution of properties after the effective date.
GCEAR also entered into a fixed-rate, 10 year mortgage with Midland Life Insurance Company ("Midland") for $105.6 million, secured by eight properties owned by special purpose entities wholly owned by GCEAR Operating Partnership. The Midland loan requires GCEAR to maintain a debt service coverage ratio, as defined in the loan agreement for the secured properties, of 1.60 to 1 and GCEAR must maintain a minimum net worth of $75.0 million.
GCEAR also entered into a fixed-rate, 15-year loan with National Union Fire Insurance Company and The Variable Annuity Life Insurance Company of Pittsburgh, Pa. (the "AIG loan") for $110.64 million, secured by five properties owned by special purpose entities wholly owned by GCEAR Operating Partnership. The AIG loan requires GCEAR to maintain a debt service coverage ratio, as defined in the loan agreement, of 1.2 times, a loan to value ratio, as defined in the loan agreement, of 60%, and a minimum net worth of $110.6 million. For further discussion of the AIG loan, see "The Companies - Griffin Capital Essential Asset REIT, Inc. - Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 70.
If GCEAR were to default under to the KeyBank credit facility agreement, the lenders could accelerate the date for GCEAR's repayment of the loan, and could sue to enforce the terms of the loan. In addition, upon the occurrence of certain events described further in the KeyBank credit facility agreement, the lenders may have the ability to place a first mortgage on certain of the properties in the unencumbered asset pool, and could ultimately foreclose on such properties. Furthermore, if GCEAR should breach certain covenant requirements in the Midland and AIG loans, the lenders could consider the loans in default and accelerate GCEAR's repayment dates. If GCEAR does not have sufficient cash to repay the loans at that time, the lenders could foreclose on a number of GCEAR's properties securing the loans. The occurrence of any of the foregoing could result in a material loss for GCEAR and would adversely affect the value of a stockholders' investment in GCEAR.
GCEAR has broad authority to incur debt, and high debt levels could hinder GCEAR's ability to make distributions and could decrease the value of a stockholder's investment.
Although, technically, GCEAR's board of directors may approve unlimited levels of debt, GCEAR's charter generally limits GCEAR to incurring debt no greater than 300% of GCEAR's net assets before deducting depreciation or other non-cash reserves (equivalent to 75% leverage), unless any excess borrowing is approved by a majority of GCEAR's independent directors and disclosed to GCEAR's stockholders in GCEAR's next quarterly report, along with a justification for such excess borrowing. High debt levels would cause GCEAR to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants.

These factors could limit the amount of cash GCEAR has available to distribute and could result in a decline in the value of a stockholder's investment.
Increases in interest rates would increase the amount of GCEAR's debt payments and Preferred Unit distribution payments and adversely affect GCEAR's ability to make distributions to stockholders.
GCEAR currently has outstanding debt payments and Preferred Unit distribution payments which are indexed to variable interest rates. GCEAR may also incur additional debt or preferred equity in the future that rely on variable interest rates. Increases in these variable interest rates in the future would increase GCEAR's interest costs and Preferred Unit distribution payments, which would likely reduce GCEAR's cash flows and GCEAR's ability to make distributions to stockholders. In addition, if GCEAR needs to make payments on instruments which contain variable interest during periods of rising interest rates, GCEAR could be required to liquidate one or more of GCEAR's investments in properties at times that may not permit realization of the maximum return on such investments.
Disruptions in the credit markets and real estate markets could have a material adverse effect on GCEAR's results of operations, financial condition, and ability to pay distributions to its stockholders.
Future disruptions in domestic and international financial markets may severely impact the amount of credit available to GCEAR and may contribute to rising costs associated with obtaining or maintaining such credit. In such an instance, GCEAR may not be able to obtain new debt financing, or maintain its existing debt financing, on terms and conditions GCEAR finds to be ideal. If disruptions in the credit markets occur and are ongoing, GCEAR's ability to borrow monies to finance the purchase of, or other activities related to, real estate assets may be negatively impacted. In addition, if GCEAR pays fees to lock in a favorable interest rate, falling interest rates or other factors could require GCEAR to forfeit these fees. All of these events could have a material adverse effect on GCEAR's results of operations, financial condition and ability to pay distributions.
In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent GCEAR purchases real estate in an unstable market, GCEAR is subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of GCEAR's purchases, or the number of companies seeking to acquire properties decreases, the value of GCEAR's investments may not appreciate or may decrease significantly below the amount GCEAR pays for these investments.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and Prospectus contains forward-looking statements within the meaning of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding intent, belief or expectations of the Registrant and can be identified by the use of words such as "may," "will," "should," "would," "assume," "outlook," "seek," "plan," "believe," "expect," "anticipate," "intend," "estimate," "forecast," and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the expected timing of completion of the proposed Merger. These statements are based on current expectations, and actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the Merger or failure to satisfy other conditions to completion of the Merger; (3) the inability to complete the Merger within the expected time period or at all, including due to the failure to obtain the approval of the SOR stockholders or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; (4) risks related to disruption of management's attention from the ongoing business operations due to the proposed Merger; (5) the effect of the announcement of the Merger on GCEAR's or SOR's relationships with their respective customers, tenants, lenders, operating results and businesses generally; (6) the performance of the respective portfolios generally; (7) the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic transactions and relationships in the future or at all; (8) the ability to realize upon attractive investment opportunities; and (9) future cash available for distribution. Neither GCEAR nor SOR guarantees that the assumptions underlying such forward-looking statements are free from errors. Discussions of additional important factors and assumptions are contained in GCEAR's and SOR's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Item 1A. Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2013. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement and Prospectus, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, neither GCEAR nor SOR undertakes any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.
THE COMPANIES
Griffin Capital Essential Asset REIT, Inc.
Description of GCEAR's Business
GCEAR is a Maryland corporation incorporated in August 2008 that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2010. GCEAR is a public, non-traded REIT that invests primarily in single tenant properties that are business essential to the tenant, diversified by corporate credit, physical geography, product type and lease duration. On July 12, 2011, GCEAR changed its name from The GC Net Lease REIT, Inc. to Griffin Capital Net Lease REIT, Inc., and on February 25, 2013, GCEAR changed its name from Griffin Capital Net Lease REIT, Inc. to Griffin Capital Essential Asset REIT, Inc. GCEAR has no employees and is externally advised and managed by GCEAR Advisor, an affiliate of GCEAR, pursuant to the GCEAR Advisory Agreement. GCEAR conducts substantially all of its operations through GCEAR Operating Partnership, of which GCEAR is the sole general partner.
Under GCEAR's initial public offering, GCEAR offered a maximum of 82,500,000 shares of common stock to the public, consisting of 75,000,000 shares (the "Primary Public Offering") and 7,500,000 shares for sale pursuant to the distribution reinvestment plan (together with the Primary Public Offering, the "Initial Public Offering"). GCEAR issued approximately 19,200,570 total shares of common stock for gross proceeds of approximately $191.5 million in its Initial Public Offering, which terminated on April 25, 2013, of which 585,533 shares, or $5.6 million, were issued pursuant to the distribution reinvestment plan ("DRP").
On April 26, 2013, GCEAR began to offer, in a follow-on offering, up to $1.0 billion in shares of common stock, consisting of approximately 97.2 million shares at $10.28 per share (the "Primary Follow-On Offering" and together with the Primary Public Offering, the "Primary Public Offerings") and $100 million in shares of common stock, consisting of approximately 10.2 million shares pursuant to the DRP, at a price equal to 95% of the share price, which was approximately $9.77 per share (together with the Primary Follow-On Offering, the "Follow-On Offering" and, collectively with the Initial Public Offering, the "Public Offerings"). On April 22, 2014, GCEAR announced that it was no longer accepting subscriptions in the Follow-On Offering, as GCEAR expected to reach the maximum offering amount following the transfer agent's reconciliation of pending subscriptions. On May 7, 2014, GCEAR filed a Registration Statement on Form S-3 with the SEC for the registration of $75.0 million in shares for sale pursuant to the DRP (the "DRP Offering"). Effective December 27, 2014, GCEAR changed the offering price for shares sold pursuant to the DRP to $10.40 per share. The DRP Offering may be terminated at any time upon 10 days' prior written notice to stockholders. In connection with the Follow-On Offering and DRP Offering, GCEAR had issued 109,353,472 shares of common stock, including shares issued pursuant to the DRP, for gross proceeds of approximately $1.1 billion from April 26, 2013 through September 30, 2014. As of November 30, 2014, GCEAR had issued 110,242,842 shares of common stock, including shares issued pursuant to the DRP, for gross proceeds of approximately $1.1 billion in the Follow-On Offering and the DRP Offering. As of September 30, 2014, GCEAR redeemed 250,867 shares of common stock for approximately $2.4 million at a weighted average price per share of $9.76.
As of September 30, 2014, GCEAR has acquired 54 properties encompassing approximately 12.6 million rentable square feet located in 19 states for a total purchase price of $1.8 billion and entered into a joint venture for a total purchase price of approximately $148.4 million. As of September 30, 2014, the rentable space at these properties was 95% leased, with a weighted average remaining lease term of 8.0 years. As of September 30, 2014, approximately 71% of GCEAR's rental revenue was derived from leases with tenants that are investment grade or which are guaranteed by investment grade-rated companies, or from tenants whose non-guarantor parent companies are investment grade-rated. The tenants of GCEAR's properties operate in a diverse range of industries, including consumer products, financial services, manufacturing, education, printing, technology, telecommunications, insurance, energy, and aerospace, as described in more detail below in " - Real Estate Portfolio" beginning on page 48.
GCEAR's principal executive offices are located at Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245. GCEAR maintains a website at www.griffincapital.com where additional information regarding GCEAR can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this Proxy Statement and Prospectus.
Investment Objectives and Related Policies
GCEAR's primary investment objectives are to invest in income-producing real property in a manner that allows GCEAR to qualify as a REIT for federal income tax purposes, provide regular cash distributions to its stockholders, preserve and protect stockholders' invested capital, and achieve appreciation in the value of GCEAR's properties over the long term. GCEAR cannot assure you that it will attain these primary investment objectives.
GCEAR's investment objectives and policies may be amended or changed at any time by GCEAR's board of directors. Although GCEAR has no plans at this time to change any of its investment objectives, GCEAR's board of directors may change any and all such investment objectives, including GCEAR's focus on single tenant business essential properties, if they believe such changes are in the best interests of GCEAR's stockholders. In addition, GCEAR may invest in real estate properties other than single tenant business essential properties if the board of directors deems such investments to be in the best interests of GCEAR's stockholders.
GCEAR operates a portfolio of single tenant business essential properties throughout the United States diversified by corporate credit, physical geography, product type and lease duration. Although it has no current intention to do so, GCEAR may also invest in single tenant business essential properties outside the United States. GCEAR acquires assets consistent with its single tenant acquisition philosophy by focusing primarily on properties:

•	essential to the business operations of the tenant;

•	located in primary, secondary, and certain select tertiary markets;

•	leased to tenants with stable and/or improving credit quality; and

•	subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent.
GCEAR's sponsor has been acquiring single tenant business essential properties for almost two decades. The sponsor’s positive acquisition and ownership experience with single tenant business essential properties of the type GCEAR intends to acquire stems from the following:

•	the credit quality of the lease payment is determinable and equivalent to the senior unsecured credit rating of the tenant;

•	the essential nature of the asset to the tenant’s business provides greater default protection relative to the tenant’s balance sheet debt;

•	the percentage recovery in the event of a tenant default is empirically greater than an unsecured lender; and

•	long-term leases provide a consistent and predictable income stream across market cycles while short-term leases offer income appreciation upon renewal and reset.
GCEAR seeks to provide investors the following benefits:

•	a cohesive management team experienced in all aspects of real estate investment with a track record of acquiring single tenant business essential assets;

•	a clear alignment of interests between management and investors, as certain affiliates of GCEAR's sponsor invested over $26 million in GCEAR's portfolio by contributing several of its properties;

•	stable cash flow backed by a portfolio of single tenant business essential real estate assets;

•	minimal exposure to operating and maintenance expense increases as GCEAR attempts to structure or acquire leases where the tenant assumes responsibility for these costs;

•	contractual lease rate increases enabling distribution growth;

•	insulation from short-term economic cycles resulting from the long-term nature of underlying asset leases;

•	enhanced stability resulting from diversified credit characteristics of corporate credits; and

•	portfolio stability promoted through geographic and product type investment diversification.
GCEAR cannot assure you that any of the properties it acquires will result in the benefits discussed above.
General Acquisition and Investment Policies
GCEAR seeks to make investments that satisfy the primary investment objective of providing regular cash distributions to its stockholders. However, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, GCEAR anticipates that some properties it acquires may have the potential both for growth in value and for providing regular cash distributions to stockholders.
GCEAR Advisor has substantial discretion with respect to the selection of specific properties. However, each acquisition will be approved by GCEAR's board of directors. In selecting a potential property for acquisition, GCEAR and GCEAR Advisor consider a number of factors, including, but not limited to, the following:

•	tenant creditworthiness;

•	whether a property is essential to the business operations of the tenant;

•
lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options;

•	projected demand in the area;

•	a property’s geographic location and type;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	projected net cash flow yield and internal rates of return;

•	a property’s physical location, visibility, curb appeal and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;

•	potential capital and tenant improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state and local tax and other laws and regulations;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonable ascertainable risks such as environmental contamination.
There is no limitation on the number, size or type of properties that GCEAR may acquire. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the funds available to GCEAR for the purchase of real estate. In determining whether to purchase a particular property, GCEAR may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is ultimately purchased.
Exchange Listing and Other Liquidity Events
GCEAR's board of directors will determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying then-existing applicable listing requirements. GCEAR's board of directors has begun to consider the appropriate timing for a liquidity event and has begun to weigh various strategic considerations. Subject to market conditions and the sole discretion of GCEAR's board of directors, GCEAR may seek one or more of the following liquidity events:

•	list its shares on a national securities exchange;

•	merge, reorganize or otherwise transfer the company or its assets to another entity with listed securities;

•	commence the sale of all of GCEAR's properties and liquidate the company; or

•	otherwise create a liquidity event for its stockholders.
However, GCEAR cannot assure you that it will achieve one or more of the above-described liquidity events. GCEAR's board of directors has the sole discretion to forego a liquidity event and continue operations if it deems such continuation to be in the best interests of GCEAR's stockholders. Even if GCEAR does accomplish one or more of these liquidity events, GCEAR cannot guarantee that a public market will develop for the securities listed or that such securities will trade at a price higher than what stockholders paid for their shares.
Description of Leases
GCEAR, in most instances, has acquired single tenant properties with existing net leases. When spaces in a property become vacant, existing leases expire, or GCEAR acquires properties under development or requiring substantial refurbishment or renovation, GCEAR anticipates entering into "net" leases. "Net" leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance, common area maintenance charges, and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple-net or double-net. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or that require the tenant to pay rent based upon a percentage of the tenant’s revenues. Percentage rent can be calculated based upon a number of factors. Triple-net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double-net leases typically hold the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property.
To the extent GCEAR acquires multi-tenant properties, GCEAR has, and expects to have, a variety of lease arrangements with the tenants of these properties. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant and GCEAR cannot predict at this time the exact terms of any future leases into which GCEAR will enter. GCEAR weighs many factors when negotiating specific lease terms, including, but not limited to, the rental rate, creditworthiness of the tenant, location of the property and type of property. Many large national tenants have standard lease forms that generally do not vary from property to property. GCEAR will have limited ability to revise the terms of leases with those tenants. Some of these limited negotiable terms include lease duration and special provisions on the recovery of operating expenses. In certain instances, GCEAR may be responsible for normal operating expenses up to a certain amount, which will reduce the amount of operating cash flow available for future investments.
Typically, GCEAR's tenants will have lease terms of seven to 15 years at the time of the property acquisition. GCEAR may acquire properties under which the lease term has partially expired. GCEAR also may acquire properties with shorter lease terms if the property is located in a desirable location, is difficult to replace, or has other significant favorable real estate attributes. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. As a precautionary measure, GCEAR may obtain, to the extent available, contingent liability and property insurance, as well as loss of rents insurance that covers one or more years of annual rent in the event of a rental loss. In addition, GCEAR maintains a pollution insurance policy for all of its properties to insure against the risk of environmental contaminants.
Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to GCEAR Advisor on an annual basis. The insurance certificates will be tracked and reviewed for compliance by GCEAR's property manager.
GCEAR's Borrowing Strategy and Policies
GCEAR may incur its indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly- or privately-placed debt instruments or financing from institutional investors or other lenders. GCEAR may obtain a credit facility or separate loans for each acquisition. GCEAR's indebtedness may be unsecured or may be secured by mortgages or other interests in GCEAR's properties. GCEAR may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of its shares or to provide working capital.
There is no limitation on the amount GCEAR can borrow for the purchase of any property. GCEAR's aggregate borrowings, secured and unsecured, must be reasonable in relation to its net assets and must be reviewed by GCEAR's board of directors at least quarterly. At this time, GCEAR intends to utilize less than 50% leverage. However, GCEAR's charter limits its borrowing to 300% of its net assets (equivalent to 75% of the cost of its assets) unless any excess borrowing is approved by a majority of the independent directors and is disclosed to the stockholders in GCEAR's next quarterly report, along with the justification for such excess. As of September 30, 2014, GCEAR's debt leverage was approximately 31.6%.
GCEAR may borrow amounts from GCEAR Advisor or its affiliates only if such loan is approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to GCEAR than comparable loans between unaffiliated parties under the circumstances.
Except as set forth in GCEAR's charter regarding debt limits, GCEAR may re-evaluate and change its debt strategy and policies in the future without a stockholder vote. Factors that GCEAR could consider when re-evaluating or changing its debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of GCEAR's properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, GCEAR may increase or decrease its ratio of debt to equity in connection with any change of its borrowing policies.
Acquisition Structure
Although GCEAR is not limited as to the form its investments may take, GCEAR's investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate.
GCEAR will make acquisitions of its real estate investments directly through GCEAR Operating Partnership or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of GCEAR Advisor or other persons.
Insurance on Properties
GCEAR intends to obtain what it believes will be adequate insurance coverage for all properties in which it invests. Some of GCEAR's leases may require that GCEAR procure insurance for both commercial general liability and property damage; however, GCEAR expects that those leases will provide that the premiums will be fully reimbursable from the tenant. In such instances, the policy will list GCEAR as the named insured and the tenant as the additional insured. However, GCEAR may decide not to obtain any or adequate earthquake or similar catastrophic insurance coverage because the premiums are too high, even in instances where it may otherwise be available.
Conditions to Closing Acquisitions
GCEAR intends to obtain at least a Phase I environmental assessment and history for each property it acquires. In addition, GCEAR will generally condition its obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including, but not limited to, where appropriate:

•	property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	tenant estoppel certificates;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to GCEAR; and

•	liability and title insurance policies.
Joint Venture Investments
GCEAR may acquire some of its properties in joint ventures, some of which may be entered into with affiliates of the advisor. GCEAR may also enter into joint ventures, general partnerships, co-tenancies and other participations, such as Delaware Statutory Trusts (DSTs), with real estate developers, owners and others for the purpose of owning and leasing real properties. Among other reasons, GCEAR may want to acquire properties through a joint venture with third parties or affiliates in order to diversify GCEAR's portfolio of properties in terms of geographic region or property type. Joint ventures may also allow GCEAR to acquire an interest in a property without requiring that it fund the entire purchase price. In addition, certain properties may be available to GCEAR only through joint ventures. In determining whether to recommend a particular joint venture, the advisor will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described above.
 GCEAR may enter into joint ventures with affiliates of GCEAR Advisor for the acquisition of properties, but only provided that:

•	a majority of GCEAR's directors, including a majority of GCEAR's independent directors, not otherwise interested in the transaction, approve the transaction as being fair and reasonable to GCEAR; and

•	the investment by GCEAR and such affiliate are on substantially the same terms and conditions.
To the extent possible and if approved by GCEAR's board of directors, including a majority of the independent directors, GCEAR will attempt to obtain a right of first refusal or option to buy the property held by the joint venture and allow such venture partners to exchange their interest for GCEAR Operating Partnership's units or to sell their interest to GCEAR in its entirety. In the event that the venture partner were to elect to sell property held in any such joint venture, however, GCEAR may not have sufficient funds to exercise its right of first refusal to buy the venture partner’s interest in the property held by the joint venture. Entering into joint ventures with affiliates of GCEAR Advisor will result in certain conflicts of interest.
Construction and Development Activities
From time to time, GCEAR may construct and develop real estate assets or render services in connection with these activities. GCEAR may be able to reduce overall purchase costs by constructing and developing a property versus purchasing a completed property. Developing and constructing properties would, however, expose GCEAR to risks such as cost overruns, carrying costs of projects under construction or development, availability and costs of materials and labor, weather conditions and government regulation. To comply with the applicable requirements under federal income tax law, GCEAR intends to limit its construction and development activities to performing oversight and review functions, including reviewing the construction design proposals, negotiating and contracting for feasibility studies and supervising compliance with local, state or federal laws and regulations, negotiating contracts, overseeing construction, and obtaining financing. In addition, GCEAR may use taxable REIT subsidiaries or certain independent contractors to carry out these oversight and review functions. GCEAR will retain independent contractors to perform the actual construction work.
Government Regulations
The properties GCEAR acquires likely will be subject to various federal, state and local regulatory requirements, including the Americans with Disabilities Act, environmental regulations, and other laws, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. GCEAR intends to acquire properties that are in material compliance with all such regulatory requirements. However, GCEAR cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by GCEAR and could have an adverse effect on GCEAR's financial condition and results of operations.
Disposition Policies
GCEAR generally intends to hold each property it acquires for an extended period. However, GCEAR may sell a property at any time if, in GCEAR's judgment, the sale of the property is in the best interests of its stockholders.
The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property. In connection with the sales of properties, GCEAR may lend the purchaser all or a portion of the purchase price. In these instances, GCEAR's taxable income may exceed the cash received in the sale.
GCEAR may sell assets to third parties or to affiliates of GCEAR Advisor. GCEAR's nominating and corporate governance committee of the board of directors, which is comprised solely of independent directors, must review and approve all transactions between GCEAR and GCEAR Advisor and its affiliates.

Investment Limitations in GCEAR's Charter
GCEAR's charter places numerous limitations on it with respect to the manner in which it invests its funds, most of which are those typically required by various provisions of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (the "NASAA REIT Guidelines"). So long as GCEAR's shares are not listed on a national securities exchange, the NASAA REIT Guidelines apply to GCEAR, and GCEAR will not:

•
Invest in equity securities unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

•
Invest in commodities or commodity futures contracts, except for future contracts when used solely for the purpose of hedging in connection with GCEAR's ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

•
Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where GCEAR's independent directors determine, and in all cases in which the transaction is with any of GCEAR's directors or GCEAR Advisor and its affiliates, GCEAR will obtain an appraisal from an independent appraiser. GCEAR will maintain such appraisal in its records for at least five years and it will be available to stockholders for inspection and duplication. GCEAR will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage or condition of the title.

•
Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•	Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of GCEAR's directors, GCEAR Advisor or their respective affiliates.

•	Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of GCEAR's total assets.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•	Issue debt securities in the absence of adequate cash flow to cover debt service.

•	Issue equity securities that are assessable after GCEAR has received the consideration for which the board of directors authorized their issuance.

•	Issue "redeemable securities" redeemable solely at the option of the holder, which restriction has no effect on GCEAR's ability to implement its share redemption program.

•
When applicable, grant warrants or options to purchase shares to GCEAR Advisor or its affiliates or to officers or directors affiliated with the advisor except on the same terms as options or warrants that are sold to the general public. Further, the amount of the options or warrants cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•	Lend money to GCEAR's directors, or to GCEAR Advisor or its affiliates, except for certain mortgage loans described above.
Changes in Investment Policies and Limitations
GCEAR's charter requires that the independent directors review GCEAR's investment policies at least annually to determine that the policies it is following are in the best interests of GCEAR's stockholders. Each determination and the basis therefor is required to be set forth in the applicable meeting minutes. The methods of implementing the investment policies may also vary as new investment techniques are developed. The methods of implementing the investment objectives and policies, except as otherwise provided in GCEAR's charter, may be altered by a majority of GCEAR's directors, including a majority of the independent directors, without the approval of GCEAR's stockholders. The determination by GCEAR's board of directors that it is no longer in GCEAR's best interests to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors. Investment policies and limitations specifically set forth in GCEAR's charter, however, may only be amended by a vote of the stockholders holding a majority of GCEAR's outstanding shares.
Investments in Mortgages
While GCEAR intends to emphasize equity real estate investments and, hence, operate as what is generally referred to as an "equity REIT," as opposed to a "mortgage REIT," GCEAR may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate or other similar real estate loans consistent with GCEAR's REIT status. GCEAR may make such loans to developers in connection with construction and redevelopment of real estate properties. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Benefits Administration or another third party. GCEAR may also invest in participating or convertible mortgages if GCEAR's directors conclude that GCEAR and its stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.
Affiliate Transaction Policy
GCEAR's board of directors has established a nominating and corporate governance committee, which will review and approve all matters the board believes may involve a conflict of interest. This committee is composed solely of independent directors. This committee of GCEAR's board of directors will approve all transactions between GCEAR and GCEAR Advisor and its affiliates.
GCEAR owns a 10% interest in one DST property. See Note 4, Investments, to GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto. On June 24, 2013, GCEAR's board of directors determined that GCEAR would not acquire any new properties in which GCEAR's sponsor, or its executive officers, owns an economic interest in excess of 10% of the contract purchase price.  To the extent management and GCEAR's board of directors determine to acquire a property in which GCEAR's sponsor owns an economic interest of 10% or less, GCEAR's board of directors adopted certain procedures that they intend to apply consistently.
Tenant-in-common properties in which GCEAR's sponsor owns a 10% economic interest or less.  For these situations, GCEAR will require its sponsor to engage an independent third party real estate broker to market the property for sale.  If GCEAR determines the price offered through such marketing efforts is a price at which GCEAR would have an interest in acquiring the property, GCEAR may submit a bid to acquire the same upon substantially the same terms and conditions otherwise dictated by the market. Should the tenant-in-common owners elect to proceed with a transaction with GCEAR and GCEAR's board of directors approves the acquisition of the property upon such terms and conditions, GCEAR will obtain an independent third party appraisal. If the appraised value of the property is equal to or greater than the proposed purchase price, GCEAR may acquire the property.  Investors in the seller of such property will have the option to either (a) elect to receive their pro-rata share of the net cash proceeds from such disposition, or (b) exchange their equity for limited partnership units in GCEAR Operating Partnership, which amounts will be grossed-up by 10% since the exchange will not include sales commissions or a dealer manager fee.
Properties owned through a DST format where GCEAR's sponsor, or its executive officers, owns a 10% economic interest or less.  For these situations, GCEAR typically will have the option to acquire the balance of the interests in the DST from the other investors after one year from the initial sale to one of the DST investors.  If GCEAR's board of directors determines to acquire those interests, GCEAR will obtain an independent third-party appraisal on the property.  GCEAR intends to acquire the interests in the DST based on such appraisal. The DST investors will have the option to either (a) elect to receive their pro-rata share of the net cash proceeds from such disposition, (b) exchange their DST interests for limited partnership units in GCEAR Operating Partnership, which amounts will be grossed-up by 10% since the exchange will not include sales commissions or a dealer manager fee, or (c) elect to retain the DST interests.  In certain circumstances, the DST investors may only have options (a) and (b) available depending upon the nature and structure of the underlying transaction and the financing related thereto.
Investment Company Act and Certain Other Policies
GCEAR intends to operate in such a manner that it will not be subject to regulation under the 1940 Act. GCEAR Advisor will continually review GCEAR's investment activity to attempt to ensure that it does not come within the application of the 1940 Act. Among other things, GCEAR Advisor will attempt to monitor the proportion of GCEAR's portfolio that is placed in various investments so that GCEAR does not come within the definition of an "investment company" under the 1940 Act. If at any time the character of GCEAR's investments could cause GCEAR to be deemed as an investment company for purposes of the 1940 Act, GCEAR will take all necessary actions to attempt to ensure that it is not deemed to be an "investment company." In addition, GCEAR does not intend to underwrite securities of other issuers or actively trade in loans or other investments.
Subject to the restrictions GCEAR must follow in order to qualify to be taxed as a REIT, GCEAR may make investments other than as previously described, although it does not currently intend to do so. GCEAR has authority to purchase or otherwise reacquire its shares of common stock or any of its other securities. GCEAR has no present intention of repurchasing any of its shares of common stock except pursuant to GCEAR's share redemption program, and GCEAR would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.
Real Estate Portfolio
As of September 30, 2014, GCEAR owned a fee simple interest, except as discussed in footnote 6 below, in 54 properties, as shown in the table below, encompassing approximately 12.6 million rentable square feet:

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
Renfro	Clinton, SC	Renfro Corp	6/18/2009	$21,700	566,500	100%	100%	Manufacturing/ Distribution	2021	$2,078
Plainfield	Plainfield, IL	Chicago Bridge & Iron Company (Delaware)	6/18/2009	32,660	176,000	100%	100%	Office/Laboratory	2022	2,587
Will Partners (3)	Monee, IL	World Kitchen, LLC	6/4/2010	26,305	700,200	57%	57%	Manufacturing/ Distribution	2,020	225
Emporia Partners	Emporia, KS	Hopkins Enterprises, Inc.	8/27/2010	8,360	320,800	100%	100%	Manufacturing/ Distribution	2020	887
ITT	Los Angeles, CA	ITT Educational Services, Inc.	9/23/2010	7,800	35,800	100%	100%	Office	2016	762
Quad/Graphics	Loveland, CO	World Color (USA), LLC	12/30/2010	11,850	169,800	100%	100%	Printing Facility/ Office	2022	1,216
LTI	Carlsbad, CA	Life Technologies Corporation	5/13/2011	56,000	328,700	100%	100%	Office/ Flex Facility	2022	4,356
AT&T	Redmond, WA	AT&T Services, Inc.	1/31/2012	40,000	155,800	100%	100%	Office/ Data Center	2019	3,240
Westinghouse	Cranberry Township, PA	Westinghouse Electric Company, LLC	3/22/2012	36,200	118,000	100%	100%	Engineering Facility	2025	2,887
TransDigm	Whippany, NJ	TransDigm	5/31/2012	13,000	114,300	100%	100%	Assembly/ Manufacturing	2018	1,152
Travelers	Greenwood Village, CO	Travelers Indemnity	6/29/2012	16,100	131,000	100%	100%	Office	2024	1,372
Zeller Plastik	Libertyville, IL	Zeller Plastik USA, Inc.	11/8/2012	15,600	193,700	100%	100%	Manufacturing	2022	1,310
Northrop Grumman	Beavercreek (Dayton), OH	Northrop Grumman Systems Corp.	11/13/2012	17,000	99,200	100%	100%	Office	2019	1,510
Health Net	Rancho Cordova, CA	Health Net of California, Inc.	12/18/2012	22,650	145,900	100%	100%	Office	2022	2,204
Comcast	Greenwood Village, CO	Comcast Cable Holdings, LLC	1/11/2013	27,000	157,300	100%	100%	Office	2021	2,317
Boeing	Renton, WA	The Boeing Company	2/15/2013	12,000	70,100	100%	100%	Office	2017	1,002
Schlumberger	Houston, TX	Schlumberger Technology Corporation	5/1/2013	48,750	149,700	100%	100%	Office	2024	3,055
UTC	Charlotte, NC	United Technologies Corporation ("UTC")	5/3/2013	39,188	198,900	100%	100%	Office	2025	2,604

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
Avnet	Chandler, AZ	Avnet, Inc.	5/29/2013	32,462	231,400	100%	100%	Research & Development/Flex Facility	2018	2,758
Cigna	Phoenix, AZ	Connecticut General Life Insurance Company	6/20/2013	54,500	232,600	100%	100%	Office	2023	3,685
Nokia	Arlington Heights, IL	Nokia Solutions & Networks	8/13/2013	29,540	214,200	100%	100%	Office	2025	2,216
Verizon	Warren, NJ	Cellco Partnership d/b/a Verizon Wireless	10/3/2013	40,000	210,500	100%	100%	Office	2020	3,413
Fox Head	Irvine, CA	Fox Head, Inc.	10/29/2013	27,250	81,600	100%	100%	Office	2027	1,875
Coca-Cola Refreshments	Atlanta, GA	Coca-Cola Refreshments USA	11/5/2013	56,700	315,900	94%	100%	Office	2018	4,854
Atlanta Wildwood	Atlanta, GA	Hyundai Capital USA/BlueLinx	11/5/2013	28,000	250,000	100%/100%	100%/100%	Office	2019	2,534
General Electric (5)	Atlanta, GA	General Electric Company	11/5/2013	61,000	265,100	100%	100%	Office	2025	4,298
Community Insurance	Mason, OH	Community Insurance Company	11/5/2013	23,500	223,500	100%	100%	Office	2019	2,419
Anthem	Mason, OH	Anthem Prescription Management	11/5/2013	9,500	78,200	100%	100%	Office	2019	939
JPMorgan Chase	Westerville, OH	JPMorgan Chase	11/5/2013	44,500	388,700	100%	100%	Office	2025	3,193
IBM	Dublin, OH	IBM	11/5/2013	37,300	322,700	88%	100%	Office	2020	4,158
Aetna	Arlington, TX	Aetna Life Insurance Company	11/5/2013	16,000	139,400	87%	98%	Office	2020	1,436
CHRISTUS Health	Irving, TX	CHRISTUS Health	11/5/2013	46,350	253,300	98%	100%	Office	2024	3,318
Roush Industries	Allen Park, MI	Roush Industries	11/5/2013	12,250	169,200	100%	100%	Office	2015	902
Eagle Rock Executive Office Center	East Hanover, NJ	GfK Holding, Inc.	11/5/2013	6,500	177,800	17%	42%	Office	2024	787
College Park Plaza	Indianapolis, IN	Republic Airways Holdings	11/5/2013	7,400	179,500	51%	69%	Office	2015	(31)
Wells Fargo	Milwaukee, WI	Wells Fargo Bank, N.A.	11/5/2013	26,000	229,600	100%	100%	Office	2019	2,164
One Century Place	Nashville, TN	Willis North America	11/5/2013	70,000	538,800	33%	93%	Office	2026	6,536
Shire Pharmaceuticals	Wayne, PA	Shire Pharmaceuticals, Inc.	11/5/2013	21,500	114,100	100%	100%	Office	2017	2,295

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
Comcast (Northpointe Corporate Center I)	Lynwood, WA	Comcast Corporation	11/5/2013	19,825	87,400	100%	100%	Office	2017	1,783
Northpointe Corporate Center II	Lynwood, WA	Vacant (7)	11/5/2013	7,175	69,000	N/A	N/A	Office	N/A	185
United HealthCare	St. Louis, MO	United HealthCare Services	11/5/2013	28,000	188,500	100%	100%	Office	2018	2,796
Farmers (5)	Kansas City, KS	Farmers Insurance Exchange	12/27/2013	19,100	102,000	100%	100%	Office	2024	1,454
Caterpillar	Joliet, IL	Caterpillar, Inc.	1/7/2014	57,000	1,380,070	100%	100%	Industrial	2018	6,013
Digital Globe	Westminster, CO	Digital Globe, Inc. (4)	1/14/2014	92,000	430,000	100%	100%	Office	2030	6,343
Waste Management (6)	Phoenix, AZ	Waste Management of AZ	1/16/2014	22,825	131,850	100%	100%	Office	2023	1,888
BT Infonet	El Segundo, CA	Infonet Services Corporation	2/27/2014	52,669	157,000	100%	100%	Office	2021	4,185
Wyndham Worldwide	Parsippany, NJ	Wyndham Worldwide	4/23/2014	96,600	249,400	100%	100%	Office	2029	6,334
ACE Hardware Corporation HQ	Oak Brook, IL	Ace Hardware Corporate HQ	4/24/2014	37,000	206,000	100%	100%	Office	2024	2,833
Equifax	St. Louis, MO	Equifax, Inc.	5/20/2014	14,200	94,000	100%	100%	Office	2023	1,081
American Express	Phoenix, AZ	American Express Travel Related Services Co	5/22/2014	51,000	337,400	100%	100%	Office	2019	3,819
SoftBank	San Carlos, CA	SoftBank Regional HQ	5/28/2014	90,100	207,900	100%	100%	Office	2020	5,899
Vanguard	Charlotte, NC	The Vanguard Group, Inc.	6/19/2014	33,200	224,600	100%	100%	Office	2024	2,423
Parallon	Largo, FL	Parallon Business Performance Group	6/25/2014	17,235	83,200	100%	100%	Office	2025	1,206
TW Telecom	Lone Tree, CO	TW Telecom Holdings Inc.	8/1/2014	43,000	166,700	100%	100%	Office	2024	2,913
Total real estate portfolio				$1,783,344	12,562,820					$139,668
Investment in unconsolidated joint venture (8)	Ashburn, VA	Facebook, Inc. and Morgan Stanley	9/9/2014	148,400	132,000	100%	100%	Data Center	2024	10,470
Total				$1,931,744	12,694,820					$150,138

(1)	The portfolio is approximately 95% and 96% occupied and leased, respectively.

(2)
Net rent is based on (1) the contractual base rental payments assuming the lease requires the tenant to reimburse GCEAR for certain operating expenses; or (2) contractual rent payments less certain operating expenses that are GCEAR's responsibility for the 12-month period subsequent to September 30, 2014 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

(3)
In June 2013, World Kitchen, LLC vacated the Will Partners property and on January 24, 2014, GCEAR executed a termination agreement with World Kitchen, LLC as discussed in Note 3, Real Estate to GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto. Though the lease was non-cancellable and did not expire until February 29, 2020, GCEAR felt it was necessary to assume control of the property to facilitate re-leasing efforts. The net rent shown represents a short-term lease executed during the three months ended September 30, 2014, with Assemblers Inc. expiring on December 31, 2014.

(4)	The DigitalGlobe property is leased entirely to the previous owner, Avaya, Inc., through June 2015, immediately after which a lease with DigitalGlobe, Inc. will commence.

(5)
In connection with the acquisition of the Farmers and General Electric properties, GCEAR was assigned and assumed a leasehold estate and the rights to a payment in lieu of taxes agreement (the "PILOT Program") with the municipalities which own the underlying leased fee estate and subsequently leased the ground to GCEAR.  The ground lease arrangements were put in place to provide real estate tax abatements, which is facilitated through the issuance of a municipal bond. Payments on the bonds, which are owned by GCEAR as lessee, are funded solely from the payments on the ground leases. The bonds can only be transferred to any successor to GCEAR, or any affiliate, as a lessee under the lease, including but not limited to any purchaser of GCEAR's leasehold interest.  Upon termination of the lease, GCEAR has the obligation to purchase the land for a nominal amount.  The bonds, ground lease obligations and purchase options were measured at fair value at acquisition in accordance with ASC 805 and, due to their inseparability, are presented as a component of land on the consolidated balance sheets of GCEAR.

(6)	The land associated with the property is subject to a ground lease with the State of Arizona expiring on December 31, 2095.

(7)	The net rent shown represents a 10-year lease with Intermec Technologies Corporation, which commences on January 1, 2015.

(8)
GCEAR acquired an 80% ownership interest in a joint venture with Digital Realty Trust for an initial investment of $68.4 million. The table above reflects the impact of GCEAR's 80% ownership interest in the acquisition value, and net rental revenue, on GCEAR's portfolio. See Note 4, Investments, of GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto.

The future minimum contractual rent payments pursuant to the lease terms, with lease expirations ranging from 2014 to 2030, are shown in the table below (in thousands).

2014	$39,232
2015	158,596
2016	162,755
2017	163,426
2018	155,463
Thereafter	716,539
Total	$1,396,011
Revenue Concentration
No lessee or property, based on annualized net rent for the 12-month period subsequent to September 30, 2014, pursuant to the respective in-place leases, was greater than 5% as of September 30, 2014.
The percentage of annualized net rent for the 12-month period subsequent to September 30, 2014, by state, based on the respective in-place leases, is as follows:

State	Annualized Net Rent (in thousands)	Number of Properties	Percentage of Annualized Net Rent
California	$19,281	6	13.8%
Illinois	15,184	6	10.9
Colorado	14,161	5	10.1
Ohio	12,219	5	8.7
Arizona	12,150	4	8.7
Georgia	11,686	3	8.4
New Jersey	11,686	4	8.4
Texas	7,809	3	5.6
All others (1)	35,492	18	25.4
Total	$139,668	54	100%
(1) All others account for less than 5% of total annualized net rent on an individual basis.
The percentage of annualized net rent for the 12-month period subsequent to September 30, 2014, by industry, based on the respective in-place leases, is as follows:

Industry (1)	Annualized Net Rent (in thousands)	Number of Lessees	Percentage of Annualized Net Rent
Manufacturing	$38,769	17	27.8%
Finance & Insurance	32,267	24	23.1
Information (2)	19,565	6	14.0
Professional, Scientific & Technical Services (3)	11,386	7	8.2
Wholesale Trade (4)	8,964	3	6.4
All others (5)	28,717	18	20.5
Total	$139,668	75	100%

(1)	Industry classification based on the 2012 North American Industry Classification System.

(2)	Includes Telecommunications.

(3)	Includes, but is not limited to: Scientific Research and Development Services; Architectural, Engineering, and Related Services; and Legal Services.

(4)
Includes, but is not limited to: Machinery, Equipment, and Supplies Merchant Wholesalers; Professional and Commercial Equipment and Supplies Merchant Wholesalers; Household Appliances and Electrical and Electronic Goods Merchant Wholesalers; Paper and Paper Product Merchant Wholesalers; and Apparel, Piece Goods, and Notions Merchant Wholesalers.

(5)	All others account for less than 5% of total annualized net rent on an individual basis.
The tenant lease expirations by year based on annualized net rent for the 12-month period subsequent to September 30, 2014 are as follows:

Year of Lease Expiration	Annualized Net Rent (in thousands)		Number of Lessees	Square Feet	Percentage of Annualized Net Rent
2014	$279	'(1)	2	407,000	0.2%
2015	791		5	349,700	0.5%
2016	1,107		4	109,800	0.8%
2017	5,160		4	276,600	3.7%
2018	17,801		9	2,248,170	12.7%
2019	16,270		9	1,289,700	11.7%
2020	15,823		7	1,202,300	11.3%
2021	9,189		4	921,800	6.6%
2022	11,673		5	1,014,100	8.4%
2023	8,873		5	597,450	6.3%
2024	18,551		10	1,542,100	13.3%
2025	17,257		7	1,324,100	12.5%
2026	2,342		1	218,800	1.7%
2027	1,875		1	81,600	1.3%
2029	6,334		1	249,400	4.5%
2030	6,343		1	430,000	4.5%
Vacant	—		—	300,200	—%
Total	$139,668		75	12,562,820	100%
(1) Amount includes a short-term lease with Assemblers, Inc., which expired on December 31, 2014.
Management
Executive Officers and Directors
Included below is certain information regarding GCEAR's executive officers and directors. All of GCEAR's executive officers serve at the pleasure of GCEAR's board of directors. While GCEAR's shares are not listed for trading on any national securities exchange, as required by GCEAR's charter, a majority of the members of GCEAR's board of directors and each committee of GCEAR's board of directors are "independent" as determined by GCEAR's board of directors by applying the definition of "independent" adopted by the New York Stock Exchange (NYSE), consistent with the NASAA REIT Guidelines and applicable rules and regulations of the SEC. GCEAR's board of directors has determined that Messrs. Rohner and Cazel both meet the relevant definition of "independent."

Name	Age	Position(s)
Kevin A. Shields	56	Chairman of the Board of Directors and Chief Executive Officer
David C. Rupert	57	President
Michael J. Escalante	54	Vice President and Chief Investment Officer
Joseph E. Miller	51	Chief Financial Officer and Treasurer
Mary P. Higgins	55	Vice President, General Counsel, and Secretary
Howard S. Hirsch	48	Vice President and Assistant Secretary
Don G. Pescara	51	Vice President — Acquisitions
Julie A. Treinen	55	Vice President — Asset Management
Gregory M. Cazel	52	Independent Director
Timothy J. Rohner	53	Independent Director
Kevin A. Shields, GCEAR's Chief Executive Officer and the Chairman of GCEAR's board of directors, has been an officer and director since GCEAR's initial formation. Mr. Shields is also the Chairman, Chief Executive Officer and sole stockholder of GCEAR's sponsor, which he founded in 1995, and which is the sole stockholder of GCEAR's former dealer manager, and has been the President of GCEAR Advisor since its formation in August 2008. Mr. Shields also currently serves as Chief Executive Officer and Chairman of the board of directors of GCEAR II, a public non-traded REIT sponsored by GCEAR's sponsor, positions he has held since the company's formation in November 2013; as President and a trustee of Griffin Institutional Access Real Estate Fund ("GIREX"), a non-diversified, closed-end management investment company that is operated as an interval fund under the 1940 Act, positions he has held since the company's formation in November 2013; and as President and a member of the board of directors of Griffin-Benefit Street Partners BDC Corp. ("GB-BDC"), a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the 1940 Act, positions he has held since the company's formation in May 2014. He also serves as a non-voting special observer of the board of directors and member of the investment committee of GAHR III, a public non-traded REIT co-sponsored by GCEAR's sponsor. Before founding GCEAR's sponsor, from 1993 to 1994, Mr. Shields was a Senior Vice President and head of the Structured Real Estate Finance Group at Jefferies & Company, Inc., a Los Angeles-based investment bank. During his tenure at Jefferies, Mr. Shields focused on originating structured lease bond product with a particular emphasis on sub-investment grade lessees. While there, he consummated the first securitized forward lease bond financing for a sub-investment grade credit tenant. From 1992 to 1993, Mr. Shields was the President and Principal of Terrarius Incorporated, a firm engaged in the restructuring of real estate debt and equity on behalf of financial institutions, corporations, partnerships and developers. Prior to founding Terrarius, from 1986 to 1992, Mr. Shields served as a Vice President in the Real Estate Finance Department of Salomon Brothers Inc. in both New York and Los Angeles. During his tenure at Salomon, Mr. Shields initiated, negotiated, drafted and closed engagement, purchase and sale and finance agreements. Over the course of his 30-year real estate and investment-banking career, Mr. Shields has structured and closed over 200 transactions totaling in excess of $8 billion of real estate acquisitions, financings and dispositions. Mr. Shields holds a J.D. degree, an MBA, and a B.S. degree in Finance and Real Estate from the University of California at Berkeley. Mr. Shields is a Registered Securities Principal of Griffin Capital Securities, Inc., GCEAR's former dealer manager, and holds Series 7, 63, 24 and 27 licenses, and is also a licensed California Real Estate Broker. Mr. Shields is a full member of the Urban Land Institute, a member of the Policy Advisory Board for the Fisher Center for Real Estate, the Chairman of the Board of Directors for the Investment Program Association and an executive member of the Public Non-Listed REIT Council of the National Association of Real Estate Investment Trusts.
David C. Rupert is GCEAR's President, a position he has held since July 2012. Mr. Rupert also serves as the Executive Vice President of GCEAR II, a position he has held since the company's formation in November 2013; as President of GCEAR's sponsor, having re-joined GCEAR's sponsor in September 2010; and as Chief Executive Officer of GB-BDC, a position he has held since the company's formation in May 2014. Mr. Rupert’s 30 years of commercial real estate and finance experience includes over $9 billion of transactions executed on four continents: North America, Europe, Asia and Australia. From July 2009 through August 2010, Mr. Rupert co-headed an opportunistic hotel fund in partnership with The Olympia Companies, a hotel owner-operator with more than 800 employees, headquartered in Portland, Maine. From March 2008 through June 2009, Mr. Rupert was a partner in a private equity firm focused on Eastern Europe, in particular extended stay hotel and multifamily residential development, and large scale agribusiness in Ukraine. Mr. Rupert previously served as Chief Operating Officer of GCEAR's sponsor from August 1999 through February 2008. From 1999 to 2000, Mr. Rupert served as President of CB5, a real estate and restaurant development company that worked closely with the W Hotel division of Starwood Hotels. From 1997 to 1998, Mr. Rupert provided consulting services in the U.S. and UK to Lowe Enterprises, a Los Angeles-headquartered institutional real estate management firm. From 1986 to 1996, Mr. Rupert was employed at Salomon Brothers in New York, where he served in various capacities, including the head of REIT underwriting, and provided advice, raised debt and equity capital and provided brokerage and other services for leading public and private real estate institutions and entrepreneurs. Since 1984, Mr. Rupert has served on the Advisory Board to Cornell University’s Endowment for Real Estate Investments, and in August 2010 Mr. Rupert was appointed Co-Chairman of this Board. For more than 15 years, Mr. Rupert has lectured in graduate-level real estate and real estate finance courses in Cornell’s masters-level Program in Real Estate, where he is a founding Board Member. Mr. Rupert received his B.A. degree from Cornell in 1979 and his MBA from Harvard in 1986.
Michael J. Escalante is GCEAR's Vice President and Chief Investment Officer, and has held these positions since GCEAR's formation. Mr. Escalante is also Chief Investment Officer of GCEAR Advisor and has served as the Chief Investment Officer of GCEAR's sponsor since June 2006, where he is responsible for overseeing all acquisition and disposition activities. Mr. Escalante currently also serves as President of GCEAR II, a position he has held since the company's formation in November 2013. With more than 25 years of real estate related investment experience, he has been responsible for completing in excess of $6.0 billion of commercial real estate transactions throughout the United States. Prior to joining GCEAR's sponsor in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., one of the largest publicly-traded U.S. office REITs, with his final position being Executive Vice President - Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante's work experience at Trizec also included significant hands-on operations experience as the REIT’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects/23 buildings) and associated administrative support personnel (110 total/65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international investment advisor. Mr. Escalante holds an MBA from the University of California at Los Angeles, and a B.S. in Commerce from the University of Santa Clara, which is located in California. Mr. Escalante is a full member of the Urban Land Institute and active in many civic organizations.
Joseph E. Miller is GCEAR's Chief Financial Officer and Treasurer, and has held these positions since GCEAR's formation. Mr. Miller is also GCEAR Advisor's Chief Financial Officer and has served as the Chief Financial Officer of GCEAR's sponsor since February 2007, where he is responsible for all of the accounting, finance, information technology systems and human resources functions of GCEAR's sponsor and GCEAR Advisor. Mr. Miller also currently serves as Chief Financial Officer and Treasurer of GCEAR II, positions he has held since the company's formation in November 2013; as Treasurer of GIREX, a position he has held since May 2014; and as Chief Financial Officer and Treasurer of GB-BDC, positions he has held since the company's formation in May 2014. Mr. Miller has more than 20 years of real estate experience in public accounting and real estate investment firms. Prior to joining GCEAR's sponsor, from 2001 to January 2007, Mr. Miller served as the Vice President and Corporate Controller, and later the Senior Vice President of Business Operations, for PS Business Parks, a publicly-traded REIT. At PS Business Parks, Mr. Miller was initially responsible for SEC filings, property-level accounting, and all financial reporting. Upon assuming the role of Senior Vice President of Business Operations, Mr. Miller was responsible for the financial operations of the real estate portfolio, policies and procedures of the organization, and information technology systems. From 1997 to 2001, Mr. Miller was the Corporate Controller for Maguire Properties, formerly Maguire Partners, where he was responsible for the accounting operations, treasury functions, and information technology systems. Before joining Maguire, from 1994 to 1997, Mr. Miller was an audit manager with Ernst & Young LLP where he was responsible for attestation engagements for financial services and real estate companies, and he also worked on initial public offering teams for real estate investment companies going public. Mr. Miller also worked with KPMG, where he became a certified public accountant. Mr. Miller received a B.S. in Business Administration, Accounting from California State University and an MBA from the University of Southern California.
Mary P. Higgins is Vice President, General Counsel and Secretary of GCEAR and has been with GCEAR since its formation. Ms. Higgins is also the Vice President, General Counsel and Secretary of GCEAR Advisor and the Vice President, General Counsel and Secretary of GCEAR's sponsor. Ms. Higgins also serves as Vice President and General Counsel of GCEAR II, positions she has held since the company's formation in November 2013. Prior to joining GCEAR's sponsor in August 2004, Ms. Higgins was a partner at the law firm of Wildman, Harrold, Allen & Dixon LLP in Chicago, Illinois. Ms. Higgins has been the primary real estate transaction counsel for GCEAR's sponsor for more than 10 years and has worked together with the sponsor's principals on nearly all of their acquisition, due diligence, leasing, financing and disposition activities during that time period. Ms. Higgins has over 20 years of experience representing both public and private real estate owners, tenants and investors in commercial real estate matters, including development, leasing, acquisitions, dispositions, and securitized and non-securitized financings. Representative transactions include sales and dispositions of regional malls, including some of the premier regional malls in the nation; sale of a golf course in an UPREIT structure; a $38 million credit tenant loan transaction; acquisition of various Florida office properties for a $150 million office property equity fund; representation of the ground lessor in a subordinated tenant development ground lease and a $350 million property roll up. Ms. Higgins additionally has extensive commercial leasing experience. Ms. Higgins is the author of the chapter entitled "Due Diligence on Commercial Leases" in the Real Estate Transactions volume published by the Illinois Institute for Continuing Legal Education, and she is active in many civic organizations. Ms. Higgins earned her undergraduate degree in Law Firm Administration from Mallinckrodt College (now part of Loyola University) and her J.D. degree from DePaul University College of Law, both of which are located in Illinois.
Howard S. Hirsch is Vice President and Assistant Secretary of GCEAR, and has held these positions since January 2015. Mr. Hirsch also serves as Vice President and Secretary of GCEAR II, positions he has held since June 2014; as Vice President and General Counsel - Securities of GCEAR's sponsor, positions he has held since June 2014; as Vice President and Secretary of GCEAR Advisor, positions he has held since November 2014; as Vice President and Assistant Secretary of GIREX, positions he has held since January 2015; and as Vice President and Secretary of GB-BDC, positions he has held since November 2014. Prior to joining Griffin Capital Corporation in June 2014, Mr. Hirsch was an equity shareholder at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC in Atlanta, Georgia. From July 2007 through the time he joined Baker Donelson in April 2009, Mr. Hirsch was counsel at the law firm of Bryan Cave LLP in Atlanta, Georgia. Prior to joining Bryan Cave LLP, from July 1999 through July 2007, Mr. Hirsch worked at the law firm of Holland and Knight LLP in Atlanta, Georgia, where he was an associate and then a partner. Mr. Hirsch has over 15 years of experience in public securities offerings, SEC reporting, corporate and securities compliance matters, and private placements. He previously handled securities, transactional and general corporate matters for various publicly-traded and non-traded REITs. Mr. Hirsch's experience also includes registrations under the Securities Act, reporting under the Exchange Act, and advising boards of directors and the various committees of public companies. He has counseled public companies on corporate governance best practices and compliance matters, and has represented issuers on SEC, Financial Industry Regulatory Authority ("FINRA"), and "Blue Sky" regulatory matters in connection with registrations of public offerings of non-traded REITs and real estate partnerships. He also has experience representing broker dealers on various FINRA compliance matters. Mr. Hirsch earned his B.S. degree from Indiana University and his J.D. degree from The John Marshall Law School in Chicago, Illinois.
Don G. Pescara is GCEAR's Vice President - Acquisitions and has been with GCEAR since its formation. Mr. Pescara is also the Managing Director - Acquisitions for GCEAR Advisor and the Managing Director - Acquisitions for GCEAR's sponsor. Mr. Pescara has also served as Vice President - Acquisitions for GCEAR II since the company's formation in November 2013. Mr. Pescara is responsible for the activities of GCEAR' sponsor in the midwestern U.S. and is based in the sponsor's Chicago office. Prior to joining GCEAR's sponsor in January 1997, Mr. Pescara was a Director at Cohen Financial in the Capital Markets Unit, responsible for all types of real estate financing including private placements of both debt and equity, asset dispositions, and acquisitions on behalf of Cohen's merchant banking group. Prior to joining Cohen, Mr. Pescara was a Director at CB Commercial

Mortgage Banking Group. During his more than 25-year career, Mr. Pescara has been responsible for many innovative financing programs, including structuring corporate sale/leaseback transactions utilizing synthetic and structured lease bond financing. Formerly Co-Chairman of the Asian Real Estate Association, Mr. Pescara was responsible for creating a forum for idea exchange between Pacific Rim realty investors and their United States counterparts. An active member of the Urban Land Institute, Mortgage Bankers Association and the International Council of Shopping Centers, Mr. Pescara is a graduate of the University of Illinois at Urbana-Champaign with a B.A. in Economics and a minor in Finance and is a licensed Illinois Real Estate Broker.
Julie A. Treinen is GCEAR's Vice President - Asset Management and has held that position since GCEAR's formation. Ms. Treinen is also the Managing Director - Asset Management for GCEAR Advisor and the Managing Director - Asset Management for GCEAR's sponsor where she is responsible for all asset management activities. Ms. Treinen also currently serves as Vice President - Asset Management for GCEAR II, a position she has held since the company's formation in November 2013. Before joining GCEAR's sponsor in September 2004, Ms. Treinen was a Vice President at Cornerstone Real Estate Advisers, Inc., a Hartford-based, SEC-registered real estate investment and advisory firm with $4.6 billion of assets under management. During her five years at Cornerstone, Ms. Treinen managed the acquisition diligence of approximately 1.2 million square feet of existing assets totaling $238 million, the development of five apartment joint venture projects totaling $152 million, and the disposition of five properties totaling $125 million. Ms. Treinen was also the senior asset manager for a $400 million portfolio of office, industrial and apartment investments. Prior to joining Cornerstone, from 1996 to 1999, Ms. Treinen was Director, Field Production at Northwestern Mutual Life in Newport Beach where she initiated, negotiated, and closed three development projects totaling over $100 million and three mortgage originations totaling over $100 million, and acquired four existing assets totaling over $50 million. Prior to joining Northwestern, from 1989 to 1996, Ms. Treinen was a Vice President at Prudential Realty Group in Los Angeles. Over the course of her seven-year tenure at Prudential, Ms. Treinen originated over $235 million in new commercial mortgage loans, structured and negotiated problem loan workouts, note sale and foreclosures totaling over $140 million and managed a portfolio of office, industrial and apartment investments totaling approximately $500 million. Prior to her work in the real estate industry, Ms. Treinen spent several years in finance and as a certified public accountant. Ms. Treinen holds an MBA degree from the University of California at Berkeley, and a B.A. degree in Economics from the University of California at Los Angeles.
Gregory M. Cazel is one of GCEAR's independent directors and is the Chairman of GCEAR's Nominating and Corporate Governance Committee and a member of GCEAR's Audit Committee and Compensation Committee. He is also a member of the board of directors of GCEAR II. Since May 2013, Mr. Cazel has been a Managing Director in the Real Estate Capital Markets division of Wells Fargo Bank, NA, in Chicago. His responsibilities include originating both CMBS and balance sheet loans for the bank, working with mortgage bankers and direct borrowers throughout the Midwest. Prior to that, Mr. Cazel was an Executive Vice President with A10 Capital beginning in June 2010, and became a Principal in the firm in October 2010. A10 Capital specializes in financing commercial real estate and providing advisory and management services for the workout of all types of troubled loans and real estate assets. From October 2009 to April 2010, Mr. Cazel was the Midwest Regional Director for Real Estate Disposition Corp., LLC, a real estate auction marketing firm, specializing in selling residential, commercial, multi-family and hospitality properties and land, as well as performing and non-performing notes and loan pools. Mr. Cazel is also President of Midwest Residential Partners, LLC, a private real estate investment firm, which he formed in July 2008. Mr. Cazel has more than 29 years of commercial real estate finance, acquisition, loan origination and securitization, mortgage banking, underwriting, analysis, and investment experience. Throughout his career, Mr. Cazel has been responsible for closing in excess of $4.5 billion of commercial real estate loans including fixed-rate, floating-rate, and mezzanine financings throughout the United States. From January 2009 to October 2009, Mr. Cazel was a Partner with Prairie Realty Advisors, Inc., a mortgage banking firm. From April 2007 to June 2008, Mr. Cazel was an Executive Director with Dexia Real Estate Capital Markets Company, a Division of Dexia Bank, a Belgium-based financial institution, where he was responsible for establishing the Chicago office and managing the Midwest presence for the CMBS loan program. From 1999 to April 2007, Mr. Cazel was a Vice President at JP Morgan Mortgage Capital where he ran a commercial loan production team that closed over $3.6 billion in permanent, floating, and mezzanine loans, representing the highest loan production volume in the country for JP Morgan during his tenure and earning Mr. Cazel the number one ranking throughout the JP Morgan branch office system. Mr. Cazel earned a B.A. in the Liberal Arts and Sciences College, with a concentration in Real Estate and Finance, from the University of Illinois.
Timothy J. Rohner is one of GCEAR's independent directors and is the Chairman of GCEAR's Audit Committee and Compensation Committee and is a member of GCEAR's Nominating and Corporate Governance Committee.  He is also a member of the board of directors of GCEAR II. Mr. Rohner brings over 25 years of large business consulting and entrepreneurial experience to the board of directors.  Currently, he is a founding partner of Mpell Solutions where he is responsible for new business development, sales, and marketing.  Mpell Solutions is a promotional marketing company that specializes in designing and operating consumer promotion programs for large and medium size companies.  Prior to founding Mpell Solutions in September 2005, beginning in August 2002, Mr. Rohner was a founding partner of Leucadia Ventures, an early stage venture investment and advisory firm. Mr. Rohner was a business and technology consultant for Diamond Management and Technology Consultants, McKinsey & Co, and Accenture from 1984 to 2002.  At each company, he advised senior management on issues related to business strategy, technology strategy, operational efficiency, and organizational effectiveness.  He is the co-author of The Venture Imperative, published by the Harvard Business School Press in 2002.  Mr. Rohner is a certified public accountant and holds a B.S. in Finance from the University of Illinois.
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of December 31, 2014, the amount of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares, (2) members of our board of directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
Griffin Capital Essential Asset Advisor, LLC	100	*
Kevin A. Shields, Chairman of the Board of Directors and Chief Executive Officer	100(3)	*
David C. Rupert, President	—	—
Michael J. Escalante, Vice President and Chief Investment Officer	3,848
Joseph E. Miller, Chief Financial Officer and Treasurer	1,175	—
Mary P. Higgins, Vice President, General Counsel, and Assistant Secretary	—	—
Howard S. Hirsch, Vice President and Secretary
Don G. Pescara, Vice President — Acquisitions	—	—
Julie A. Treinen, Vice President — Asset Management	3,516	—
Gregory M. Cazel, Independent Director	10,404	—
Timothy J. Rohner, Independent Director	20,926	—
All directors and executive officers as a group	39,969(3)	*
________________________

*	Less than 1% of GCEAR's outstanding common stock as of December 31, 2014.

(1)	The address of each beneficial owner listed is Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following December 31, 2014. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock show as beneficially owned by them.

(3)	Includes shares owned by Griffin Capital Essential Asset Advisor, LLC, which is indirectly owned and controlled by Kevin A. Shields.
_____________

Compensation Discussion and Analysis - Executive Compensation
GCEAR does not compensate its executive officers, including Kevin A. Shields, the Chairman of the board of directors and Chief Executive Officer, for services rendered to GCEAR.  GCEAR does not currently intend to pay any compensation directly to its executive officers. As a result, GCEAR does not have, and GCEAR's board of directors has not considered, a compensation policy or program for its executive officers. If GCEAR determines to compensate its executive officers directly in the future, the Compensation Committee will review all forms of compensation and approve all equity-based rewards. GCEAR's executive officers also are officers of GCEAR Advisor and its affiliates, and are compensated by such entities for their services to GCEAR.  GCEAR pays these entities fees and reimburse expenses pursuant to the GCEAR Advisory Agreement. None of these reimbursements to GCEAR Advisor include reimbursements of salaries of GCEAR's executive officers.
Director Compensation
Summary
The following table provides a summary of the compensation earned by GCEAR's directors for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Kevin A. Shields	$—	—	—	—	—	—	$—
Gregory M. Cazel	$67,000	$61,680	—	—	—	—	$128,680
Timothy J. Rohner	$68,500	$61,680	—	—	—	—	$130,180
Total	$135,500	$123,360	—	—	—	—	$258,860
As noted above, GCEAR's board of directors fulfills all of the responsibilities with respect to employee, officer and director compensation. Because GCEAR does not have any employees and GCEAR's executive officers do not receive any compensation directly from GCEAR, these responsibilities are limited to setting director compensation and administering GCEAR's Employee and Director Long-Term Incentive Plan (the "Plan"). GCEAR's non-director officers have no role in determining or recommending director compensation. Directors who are also officers of GCEAR do not receive any special or additional remuneration for services on GCEAR's board of directors or any of its committees. Each non-employee independent director received compensation for services on GCEAR's board of directors and its committees as provided below.
Cash Compensation to Directors
GCEAR paid each of its independent directors a retainer of $40,000 for the year ended December 31, 2014, plus $1,000 for each board of directors or committee meeting the independent director attended in person ($2,000 for attendance by the Chairman of the Audit Committee at each meeting of the Audit Committee and $1,500 for attendance by the chairman of any other committee at each of such committee’s meetings). In the event that there were multiple meetings of GCEAR's board of directors and one or more committees in a single day, the fees were limited to $3,000 per day ($3,500 for the Chairman of the Audit Committee if there was a meeting of such committee).
All directors received reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of GCEAR's board of directors.
Employee and Director Long-Term Incentive Plan Awards to Independent Directors
The Plan was approved and adopted prior to the commencement of GCEAR's initial public offering in order to: (1) provide incentives to individuals who are granted awards because of their ability to improve GCEAR's operations and increase profits; (2) encourage selected persons to accept or continue employment with GCEAR or with GCEAR Advisor or its affiliates that GCEAR deems important to its long-term success; and (3) increase the interest of GCEAR's independent directors in GCEAR's success through their participation in the growth in value of GCEAR's stock. Pursuant to the Plan, GCEAR may issue options, stock appreciation rights and other equity-based awards, including, but not limited to, restricted stock.
Pursuant to the Plan, GCEAR issued 5,000 shares of restricted stock to each independent director on March 3, 2014, which are fully vested (the "Initial Restricted Stock Awards"). GCEAR also issued additional awards of 1,000 shares of restricted stock to each independent director upon each of their re-elections to GCEAR's board of directors, which will vest ratably over a period of three years from the date of re-election (the "Annual Restricted Stock Awards"). The Annual Restricted Stock Awards will immediately vest in the event of certain liquidation events, as defined in the Annual Restricted Stock Awards.  Both independent directors have received a total of 6,000 shares of restricted stock as of the date hereof. Both the Initial Restricted Stock Awards and the Annual Restricted Stock Awards are subject to a number of other conditions set forth in such awards.
The total number of shares of GCEAR's common stock (or common stock equivalents) reserved for issuance under the Plan is equal to 10% of GCEAR's outstanding shares of stock at any time, but not to exceed 10,000,000 shares in the aggregate. As of September 30, 2014, approximately 9,988,000 shares were available for future issuance under the Plan. The term of the Plan is ten years. Upon GCEAR's earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which GCEAR is not the surviving corporation, or upon sale of all or substantially all of GCEAR's properties, the Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted or the replacement of the awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of awards, GCEAR's Compensation Committee, may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the Compensation Committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.
In the event that GCEAR's Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of GCEAR's assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award, then the Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2014, decisions regarding officer and director compensation were made by Messrs. Rohner and Cazel, GCEAR's independent directors, and Mr. Shields, GCEAR's Chief Executive Officer and Chairman of the board of directors. None of GCEAR's executive officers or directors had relationships in the year ended December 31, 2014 that would require disclosure as a "compensation committee interlock" or "insider participation."
Certain Relationships and Related Transactions
Certain of GCEAR's executive officers and one of its directors hold ownership interests in and are officers of GCEAR Advisor, as well as GCEAR's sponsor, property manager, and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to GCEAR's stockholders and GCEAR. Their loyalties to these other entities could result in actions or inactions that are detrimental to GCEAR's business, which could harm the implementation of GCEAR's investment objectives. Conflicts with GCEAR's business and interests are most likely to arise from involvement in activities related to: (1) allocation of new investments and management time and services between GCEAR and the other entities, including Griffin-American Healthcare REIT III, Inc., a publicly registered, non-traded REIT co-sponsored by GCEAR's sponsor, and Griffin Capital Essential Asset REIT II, Inc., a publicly registered, non-traded

REIT sponsored by GCEAR's sponsor; (2) GCEAR's purchase of properties from, or sale of properties to, affiliated entities; (3) the timing and terms of the investment in or sale of an asset; (4) development of GCEAR's properties by affiliates; (5) investments with affiliates of GCEAR Advisor; (6) compensation to GCEAR Advisor; and (7) GCEAR's relationship with its property manager.
GCEAR's nominating and corporate governance committee will consider and act on any conflicts-related matter required by GCEAR's charter or otherwise permitted by the MGCL where the exercise of independent judgment by any of GCEAR's directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our advisor and its affiliates. In addition, GCEAR's charter contains a number of restrictions relating to (1) transactions GCEAR enters into with GCEAR Advisor and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities.
GCEAR's independent directors reviewed the material transactions between GCEAR and its affiliates during the year ended December 31, 2014. As described in more detail below and elsewhere in this Proxy Statement and Prospectus, GCEAR is currently a party to three types of agreements giving rise to material transactions between GCEAR and its affiliates: (1) the GCEAR Advisory Agreement; (2) the operating partnership agreement of GCEAR Operating Partnership (the "GCEAR Operating Partnership Agreement"); and (3) GCEAR's property management agreements. In addition, during the year ended December 31, 2014, GCEAR was a party to a dealer manager agreement with its dealer manager, which is wholly owned by GCEAR's sponsor and is an affiliate of GCEAR Advisor. Set forth below is a description of GCEAR's relevant transactions with its affiliates, which GCEAR believes have been executed on terms that are fair to GCEAR.
GCEAR Advisory Agreement
GCEAR Advisor manages GCEAR's day-to-day activities pursuant to the GCEAR Advisory Agreement. Pursuant to the GCEAR Advisory Agreement, GCEAR is obligated to reimburse GCEAR Advisor for certain services and payments, including payments made by GCEAR Advisor to third parties in connection with potential acquisitions. Under the GCEAR Advisory Agreement, GCEAR Advisor has undertaken to use its commercially reasonable best efforts to present to GCEAR investment opportunities consistent with GCEAR's investment policies and objectives as adopted by GCEAR's board of directors. In its performance of this undertaking, GCEAR Advisor, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of GCEAR's board of directors:

•	find, evaluate, present and recommend to GCEAR investment opportunities consistent with GCEAR's investment policies and objectives;

•	serve as GCEAR's investment and financial advisor and provide research and economic and statistical data in connection with GCEAR's assets and its investment policies;

•	acquire properties and make investments on GCEAR's behalf in compliance with GCEAR's investment objectives and policies;

•	structure and negotiate the terms and conditions of GCEAR's real estate acquisitions, sales or joint ventures;

•	review and analyze each property's operating and capital budget;

•	arrange, structure and negotiate financing and refinancing of properties;

•	perform all operational functions for the maintenance and administration of GCEAR's assets, including the servicing of mortgages;

•	consult with GCEAR's officers and board of directors and assist the board of directors in formulating and implementing GCEAR's financial policies;

•
prepare and review on GCEAR's behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for GCEAR's management and operations; and

•
investigate, select, and, on GCEAR's behalf, engage and conduct business with such third parties as GCEAR Advisor deems necessary to the proper performance of its obligations under the GCEAR Advisory Agreement.

The term of the GCEAR Advisory Agreement is one year and will end on October 15, 2015, but may be renewed for an unlimited number of successive one-year periods. However, a majority of GCEAR's independent directors must approve the GCEAR Advisory Agreement and the fees thereunder annually prior to any renewal, and the criteria for such renewal shall be set forth in the applicable meeting minutes. Additionally, either party may terminate the GCEAR Advisory Agreement without penalty upon 60 days’ written notice. Upon a termination of the GCEAR Advisory Agreement, in certain circumstances, GCEAR Advisor may be entitled to receive substantial amounts in the form of a subordinated distribution pursuant to the GCEAR Operating Partnership Agreement (as defined below).
If GCEAR elects to terminate the GCEAR Advisory Agreement, GCEAR will be required to obtain the approval of a majority of GCEAR's independent directors. In the event of the termination of the GCEAR Advisory Agreement, GCEAR Advisor will be required to cooperate with us and take all reasonable steps requested by GCEAR to assist the GCEAR board of directors in making an orderly transition of the advisory function.
GCEAR Operating Partnership Agreement
GCEAR conducts substantially all of its operations through GCEAR Operating Partnership, of which GCEAR is the general partner. GCEAR Advisor has a special limited partnership interest in GCEAR Operating Partnership and is a party to the GCEAR Operating Partnership Agreement.
Pursuant to the GCEAR Operating Partnership Agreement, GCEAR Advisor may be entitled to receive various subordinated distributions, each of which are outlined further in the GCEAR Operating Partnership Agreement, if GCEAR (1) lists its shares of common stock on a national exchange, (2) terminates the GCEAR Advisory Agreement, (3) liquidates the portfolio, or (4) enters into an Extraordinary Transaction, as defined in the GCEAR Operating Partnership Agreement. In the case of each of the foregoing distributions, GCEAR Advisor's receipt of the distribution is subordinate to return of capital to GCEAR's stockholders plus at least a 6% cumulative, non-compounded return, and GCEAR Advisor's share of the distribution is 5%, 10%, or 15%, depending on the return level to GCEAR's stockholders.
In addition, in the event of a merger of GCEAR Advisor into GCEAR or one of its affiliates in anticipation of listing or a merger with an already-listed entity, any merger consideration paid to Griffin Capital Corporation, GCEAR's sponsor, or its affiliates in excess of unreturned and unreimbursed capital invested by the sponsor and its affiliates into GCEAR, GCEAR Advisor, Griffin Capital Securities, Inc., the dealer manager for GCEAR's public offerings, or affiliates, relating in any way to the business organization of GCEAR, GCEAR Operating Partnership, or any of its offerings, shall be subordinated to the return of stockholders' invested capital. Such excess merger consideration shall be paid in stock that may not be traded for one year from the date of receipt, and such stock shall be held in escrow pending the occurrence of certain conditions outlined further in the GCEAR Operating Partnership Agreement.
Preferred Equity
On November 5, 2013, in connection with the acquisition of the Investment Grade Portfolio, the Preferred Equity Investor provided a $250 million equity investment in GCEAR Operating Partnership in exchange for 24,319,066 Preferred Units. The Preferred Equity Investor is entitled to monthly distributions calculated as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit; and

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the Liquidation Preference per Preferred Unit.
At all times, LIBOR will be subject to a minimum floor of 0.25%.
The Preferred Units may be redeemed by GCEAR Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of: (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the "Liquidation Preference"); (ii) 1.81% of the Liquidation Preference; and (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon. No redemptions had been made as of December 31, 2014. GCEAR Operating Partnership may, however, redeem up to 75% of the Preferred Units after the units have been outstanding for 18 months and the remaining 25% of the outstanding Preferred Units on the 24th month. In both instances, GCEAR Operating Partnership will not be obligated for the Liquidation Preference and other early redemption fees.
Pursuant to the terms of the purchase agreement with the Preferred Equity Investor, GCEAR Operating Partnership, in consolidation with GCEAR, is subject to certain covenants including, but not limited to, covenants that limit GCEAR Operating Partnership's discretion in utilizing cash flows and require that distributions on the Preferred Units be given priority over other disbursements, including distributions on Common Units and redemptions of GCEAR's shares. In addition, the covenants require: (1) a maximum Senior Loan-to-Value Ratio on GCEAR's aggregate property portfolio of 54% during the 12 month period following the date the Preferred Units were issued and 50% thereafter; and (2) a minimum Debt Yield of at least13.5%. After the 24th month the Preferred Equity Investor may cause GCEAR Operating Partnership to begin redeeming the investment if certain covenants are not met, as defined in the underlying agreements. Should an event of default occur, or the investment remains outstanding on the 60th month, the Preferred Equity Investor will have the right to appoint a majority to the board of directors of GCEAR. In addition, the Preferred Equity Investor will have the right to convert any amount of the Preferred Units to Series A Preferred Stock. GCEAR caused certain amended documents to be placed into escrow that could become effective upon an event of default or the investment remains outstanding on the 60th month, at the Preferred Equity Investor's discretion. GCEAR was in compliance with all of the covenants as of December 31, 2014.
Property Management Agreements
Griffin Capital Essential Asset Property Management, LLC, GCEAR's property manager, is wholly owned by Griffin Capital Property Management, LLC. GCEAR's sponsor is the sole member of Griffin Capital Property Management, LLC. GCEAR's property manager manages GCEAR's properties pursuant to GCEAR's property management agreements.
All costs and expenses incurred by GCEAR's property manager on GCEAR's behalf in fulfilling its duties to GCEAR under the property management agreements are to be paid out of an account that is fully funded by GCEAR, or paid directly by GCEAR. Such costs and expenses may include, but are not limited to, reasonable wages and salaries of on-site and off-site employees of GCEAR's property manager who are directly engaged in the operation, management, maintenance, leasing, construction, or access control of GCEAR's properties, including taxes, insurance and benefits relating to such employees, along with the legal, travel and other out-of-pocket expenses that are directly related to the management and leasing of specific properties GCEAR owns. GCEAR's property manager will also allocate a portion of its office, administrative and supplies expense to GCEAR to the extent directly related to the foregoing reasonable reimbursable expenses for the management of GCEAR's properties.
GCEAR anticipates that the property management agreements with the property manager will have terms of one year and shall be automatically extended for additional one-year periods unless GCEAR or its property manager give 60 days' prior written notice of such party's intention to terminate a property management agreement.

Under the property management agreements, GCEAR's property manager is not prevented from engaging in other activities or business ventures, whether or not such other activities or business ventures are in competition with GCEAR or GCEAR's business, including, without limitation, property management services for other parties, including other REITs, or for other programs advised, sponsored or organized by GCEAR's sponsor or its affiliates.
Dealer Manager Agreement
Griffin Capital Securities, Inc., which is wholly owned by GCEAR's sponsor and is an affiliate of GCEAR Advisor, served as GCEAR's dealer manager in its public offerings of securities.
GCEAR's dealer manager provided wholesaling, sales promotional and marketing services to GCEAR in connection with GCEAR's public offerings. Specifically, GCEAR's dealer manager ensured compliance with SEC rules and regulations and FINRA rules relating to the sales process. In addition, GCEAR's dealer manager oversaw participating broker-dealer relationships, assisted in the assembling of prospectus kits, assisted in the due diligence process and ensured proper handling of investment proceeds.
GCEAR's dealer manager was entitled to receive a sales commission of up to 7.0% of gross proceeds from sales in GCEAR's public offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in GCEAR's public offering. GCEAR's dealer manager entered into participating dealer agreements with certain other broker-dealers authorizing them to sell GCEAR's shares. Upon sale of GCEAR's shares by such broker-dealers, GCEAR's dealer manager re-allowed all of the sales commissions paid in connection with sales made by such broker-dealers. GCEAR's dealer manager was also permitted to re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by the dealer manager, payment of attendance fees required for employees of the dealer manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.
GCEAR also paid an additional amount of gross offering proceeds as reimbursements to participating broker-dealers (either directly or through the dealer manager) for bona fide due diligence expenses incurred by the dealer manager and such participating broker-dealers. Such reimbursement of due diligence expenses may have included travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting GCEAR's office to verify information relating to GCEAR and its offering and, in some cases, reimbursement of actual costs of third-party professionals retained to provide due diligence services to GCEAR's dealer manager and participating broker-dealers.
Summary of Fees and Expenses Payable by GCEAR
In addition to the subordinated distributions outlined above in " - GCEAR Operating Partnership Agreement," GCEAR is obligated to pay various fees and expenses pursuant to the terms of the GCEAR Advisory Agreement, GCEAR's property management agreement, and the GCEAR Operating Partnership Agreement. A summary of these fees and expenses that may be paid is as follows:

•	Acquisition Fees (payable to GCEAR Advisor): GCEAR will pay acquisition fees equal to 2.5% of the contract purchase price of each property acquired.

•
Asset Management Fee (payable to GCEAR Advisor): GCEAR will pay an annual asset management fee for managing GCEAR's assets equal to 0.75% of the average invested assets, defined as the aggregate carrying value of the assets invested before reserves for depreciation. The fee is computed based on the average of these values at the end of each month, and asset management fees are earned monthly.

•
Property Management Fees (payable to GCEAR's property manager): GCEAR will pay its property manager up to 3% of the gross monthly income collected from each property it manages for the preceding month. GCEAR's property manager may pay some or all of these fees to third parties with whom it subcontracts to perform property management services, and, in its sole and absolute discretion, can waive all or a part of any fee earned. In the event that a certain lease provides for a property management fee in excess of 3%, GCEAR's property manager will be entitled to collect a fee based on the allowed percentage of the gross monthly income collected. In the event that GCEAR contracts directly with a non-affiliated third-party property manager with respect to a particular property, GCEAR will pay its property manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will GCEAR pay both a property management fee to the property manager and an oversight fee to the property manager with respect to a particular property.
In addition, GCEAR may pay GCEAR's property manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. GCEAR may also pay GCEAR's property manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which GCEAR is responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. GCEAR shall also be entitled to a construction management fee of 5% of the cost of improvements.

•
Disposition Fee (payable to GCEAR Advisor): In the event that GCEAR sells all or substantially all of its properties, or all or substantially all of the business or securities of GCEAR are transferred or otherwise disposed of by way of a merger or other similar transaction, GCEAR Advisor will be entitled to receive a disposition fee if GCEAR Advisor or an affiliate provides a substantial amount of the services (as determined by a majority of GCEAR's directors, including a majority of the independent directors) in connection with such transaction. The disposition fee GCEAR Advisor or such affiliate shall be entitled to receive at closing will be equal to the lesser of: (a) 3% of the Contract Sales Price, as defined in the GCEAR Advisory Agreement or (b) 50% of the Competitive Commission, as defined in the GCEAR Advisory Agreement; provided, however, that in connection with certain types of transactions described further in the GCEAR Advisory Agreement, the disposition fee shall be subordinated to Invested Capital (as defined in the GCEAR Operating Partnership Agreement). The disposition fee may be paid in addition to real estate commissions or other commissions paid to non-affiliates, provided that the total real estate commissions or other commissions (including the disposition fee) paid to all persons by GCEAR or GCEAR Operating Partnership shall not exceed an amount equal to the lesser of (i) 6% of the aggregate Contract Sales Price or (ii) the Competitive Commission.

•
Acquisition Expenses (payable to GCEAR Advisor): GCEAR will reimburse GCEAR Advisor for actual acquisition-related expenses incurred by GCEAR Advisor on GCEAR's behalf of up to 0.50% of the contract purchase price of each property acquired, which expenses include certain payroll costs for acquisition-related efforts by GCEAR Advisor's personnel. In addition, GCEAR pays acquisition expenses to unaffiliated third parties equal to approximately 0.60% of the purchase price of GCEAR's properties.

•
Operating Expenses (payable to GCEAR Advisor): GCEAR Advisor and its affiliates are entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of GCEAR in connection with their provision of administrative services, including related personnel costs.

•
Sponsor Break-Even Amount (payable to GCEAR's sponsor or its affiliates): In the event of a merger of GCEAR Advisor into GCEAR or one of its affiliates in anticipation of listing or a merger with an already-listed entity, GCEAR's sponsor or its affiliates may receive merger consideration. Any merger consideration paid to GCEAR's sponsor or its affiliates in excess of unreturned and unreimbursed capital invested by GCEAR's sponsor and its affiliates into GCEAR, GCEAR Advisor, GCEAR's dealer manager, or affiliates, relating in any way to the business organization of GCEAR, GCEAR Operating Partnership, or any offering of GCEAR, shall be subordinated to the return of stockholders' invested capital. Such excess merger consideration shall be paid in stock that may not be traded for one year from the date of receipt, and such stock shall be held in escrow pending the occurrence of certain conditions outlined further in the GCEAR Operating Partnership Agreement.

Fees Paid to GCEAR's Affiliates
Pursuant to the agreements discussed above, the following summarizes the related party costs incurred, paid and due to affiliates as of September 30, 2014, December 31, 2013, and December 31, 2012 (in thousands):

	Year Ended December 31, 2012			Year Ended December 31, 2013			Nine Months Ended September 30, 2014
	Incurred	Paid	Payable	Incurred	Paid	Payable	Incurred	Paid	Payable
Advisor and Property Manager fees
Acquisition fees and expenses	$4,816	$4,816	$—	$24,849	$22,931	$1,918	$22,657	$24,575	$—
Operating expenses	373	340	117	584	550	151	778	667	$262
Asset management fees	1,882	1,790	196	4,317	3,786	727	8,845	8,390	$1,182
Property management fees	670	635	71	1,839	1,943	(33)	3,986	3,447	$506
Costs advanced by the Advisor	1,159	1,048	137	2,357	2,215	279	969	1,248	$—
Dealer Manager fees	2,041	2,017	24	10,959	10,886	97	23,281	23,378	$—
Total	$10,941	$10,646	$545	$44,905	$42,311	$3,139	$60,516	$61,705	$1,950
Legal Proceedings
From time to time, GCEAR may become subject to legal proceedings, claims and litigation arising in the ordinary course of GCEAR's business. GCEAR is not a party to any material legal proceedings, nor is GCEAR aware of any pending or threatened litigation that would have a material adverse effect on GCEAR's business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
Market Information
As of December 31, 2014, GCEAR had approximately $1.3 billion in shares of common stock outstanding, including $57.7 million in shares issued pursuant to GCEAR's distribution reinvestment plan, held by a total of 29,627 stockholders of record. There is no established trading market for GCEAR's common stock. Therefore, there is a risk that a stockholder may not be able to sell their stock at a time or price acceptable to the stockholder, or at all. GCEAR is currently selling shares of common stock to the public pursuant to its distribution reinvestment plan at a price of $10.40 per share. Pursuant to the terms of GCEAR's charter, certain restrictions are imposed on the ownership and transfer of shares.
Distributions
GCEAR elected to be taxed as a REIT under Sections 856 through 860 of the Code, for the year ended December 31, 2010. To qualify as a REIT, GCEAR must meet certain organizational and operational requirements. GCEAR intends to adhere to these requirements and maintain its REIT status for the current year and subsequent years. As a REIT, GCEAR generally will not be subject to federal income tax on taxable income that GCEAR distributes to its stockholders. However, GCEAR may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed taxable income, if any. If GCEAR fails to qualify as a REIT in any taxable year, after the year in which GCEAR initially qualifies to be taxed as a REIT, GCEAR will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants GCEAR relief under certain statutory provisions. Such an event could materially adversely affect GCEAR's net income and net cash available for distribution to stockholders. As of December 31, 2013, GCEAR satisfied the REIT requirements and distributed all of its taxable income.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed GCEAR's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a distribution and reduce the stockholders’ basis in GCEAR's common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, it will generally be treated as a capital gain. GCEAR will annually notify stockholders of the taxability of distributions paid during the preceding year.
Distributions for a given month are paid on or around the first day of the month following the month of distribution and are paid from operating cash flow generated from GCEAR's properties and proceeds raised from its public offerings. The following table shows the distributions GCEAR has declared and paid during each quarter in the years ended December 31, 2013 and 2012, and the first three quarters of 2014:

Quarter	Total Distributions Declared and Paid to Preferred Equity Holders (1)	Total Distributions Declared and Paid to Limited Partners (1)	Total Distributions Declared and Paid to Stockholders (1)	Distributions Declared per Common Share (2)
1st Quarter 2011	$—	$527,321	$365,432	$0.17
2nd Quarter 2011	$—	$607,963	$503,950	$0.17
3rd Quarter 2011	$—	$679,450	$652,945	$0.17
4th Quarter 2011	$—	$679,449	$849,780	$0.17
1st Quarter 2012	$—	$670,229	$1,062,929	$0.17
2nd Quarter 2012	$—	$670,229	$1,350,120	$0.17
3rd Quarter 2012	$—	$676,254	$1,654,940	$0.17
4th Quarter 2012	$—	$675,573	$2,038,891	$0.17
1st Quarter 2013	$—	$672,024	$2,666,987	$0.17
2nd Quarter 2013	$—	$741,217	$3,438,645	$0.17
3rd Quarter 2013	$—	$842,286	$4,502,668	$0.17
4th Quarter 2013	$2,968,750	$842,286	$6,882,119	$0.17
1st Quarter 2014	$4,687,500	$825,085	$11,698,059	$0.17
2nd Quarter 2014	$4,739,583	$858,373	$21,167,851	$0.17
3rd Quarter 2014	$4,791,667	$867,806	$22,331,631	$0.17

(1)	Declared distributions are paid monthly in arrears.

(2)	Distributions declared per common share amounts are rounded to the nearest $0.01.
On December 15, 2014, GCEAR's board of directors declared distributions for the first quarter of 2015 in the amount of approximately $0.001901096 per day per share (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of approximately 6.94% assuming the share was purchased for $10.00) payable to stockholders as of the close of each business day during the period from January 1, 2015 through March 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as GCEAR's Chief Executive Officer may determine.
Securities Authorized for Issuance under Equity Compensation Plans
On February 12, 2009, GCEAR's board of directors adopted its Employee and Director Long-Term Incentive Plan (the "Plan") in order to: (1) provide incentives to individuals who are granted awards because of their ability to improve GCEAR's operations and increase profits; (2) encourage selected persons to accept or continue employment with GCEAR or with GCEAR Advisor or its affiliates that GCEAR deems important to its long-term success; and (3) increase the interest of GCEAR's independent directors in the company's success through their participation in the growth in value of GCEAR's stock. Pursuant to the Plan, GCEAR may issue stock-based awards to its directors and full-time employees (should GCEAR ever have employees), executive officers and full-time employees of the Advisor and its affiliates that provide services to GCEAR and who do not have any beneficial ownership of the Advisor and its affiliates, entities and full-time employees of entities that provide services to GCEAR, and certain consultants to GCEAR, the Advisor and its affiliates that provide services to GCEAR.
The term of the Plan is 10 years and the total number of shares of common stock reserved for issuance under the Plan is 10% of the outstanding shares of stock at any time, not to exceed 10,000,000 shares in the aggregate. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights and other equity-based awards. The stock-based payment will be measured at fair value and recognized as compensation expense over the vesting period. No awards have been granted under the Plan as of December 31, 2013.
Upon GCEAR's reorganization, merger or consolidation with one or more corporations as a result of which GCEAR is not the surviving corporation, or upon sale of all or substantially all of GCEAR's assets, that, in each case, is not an equity restructuring, appropriate adjustments as to the number and kind of shares and exercise prices will be made either by GCEAR's compensation committee or by such surviving entity. Such adjustment may provide for the substitution of such awards with new awards of the successor entity or the assumption of such awards by such successor entity. Alternatively, rather than providing for the adjustment, substitution or assumption of awards, the compensation committee may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the compensation committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.
In the event that the compensation committee, when formed, determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of GCEAR's assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award, then the compensation committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.
The following table provides information about the common stock that may be issued under the Plan as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Security Holders	—	—	9,988,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	9,988,000

(1)
The total number of shares of GCEAR's common stock (or common stock equivalents) reserved for issuance under the Plan is equal to 10% of GCEAR's outstanding shares of stock at any time, but not to exceed 10,000,000 shares in the aggregate. As of December 31, 2014, GCEAR had 129,763,016 outstanding shares of common stock, including shares issued pursuant to the distribution reinvestment plan.

Selected Quarterly Financial Data

(in thousands, except per share data)
	For the Quarter Ended
	September 30, 2014	June 30, 2014	March 31, 2014
Operating Data:
Total revenue(1)	52,631	47,285	47,992
Income (loss) from operations	6,332	(897)	8,300
Income (loss) from operations per share, basic and diluted	0.05	(0.01)	0.12
Net income (loss)	381	(7,990)	2,741
Net loss attributable to common stockholders	(4,354)	(12,378)	(1,919)
Net loss attributable to common stockholders per share, basic and diluted	(0.03)	(0.10)	(0.03)
Distributions declared per common share	0.17	0.17	0.17
Balance Sheet Data:
Total real estate, net	1,724,234	1,693,936	1,336,884
Total assets	2,068,472	2,049,055	1,687,120
Total debt	626,242	605,267	507,077
Total liabilities	746,648	711,534	590,102
Redeemable preferred units	250,000	250,000	250,000
Redeemable noncontrolling interests	12,543	12,543	4,887
Redeemable common stock	43,463	30,742	18,711
Total stockholders' equity	997,565	1,025,058	803,034
Total equity	1,015,818	1,044,236	823,421
Other Data:
Net cash provided by (used in) operating activities(2)	53,488	26,488	1,854
Net cash used in investing activities(2)	(670,172)	(544,281)	(221,414)
Net cash provided by financing activities	759,591	754,456	444,182
Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this Proxy Statement and Prospectus. See also "Cautionary Note Regarding Forward-Looking Statements." As used in this section, the terms "we," "our" and "us" refer to Griffin Capital Essential Asset REIT, Inc., a Maryland corporation, and, as required by context, including its operating partnership and its subsidiaries. The following provides our management's discussion and analysis of financial condition and results of operations for (1) the three and nine months ended September 30, 2014, and (2) the years ended December 31, 2013, 2012, and 2011.
For the Three and Nine Months Ended September 30, 2014
Overview
We are a public, non-traded REIT that invests primarily in single tenant properties that are business essential to the tenant, diversified by corporate credit, physical geography, product type and lease duration. We were formed on August 28, 2008 and commenced operations on May 6, 2009. On February 25, 2013, we changed our name from Griffin Capital Net Lease REIT, Inc. to Griffin Capital Essential Asset REIT, Inc. We have no employees and are externally advised and managed by an affiliate, Griffin Capital Essential Asset Advisor, LLC, our Advisor.
Under our initial public offering, we offered a maximum of 82,500,000 shares of common stock to the public, consisting of 75,000,000 shares (the "Primary Public Offering") and 7,500,000 shares for sale pursuant to our distribution reinvestment plan (together with the Primary Public Offering, the "Initial Public Offering'). We issued approximately 19,200,570 total shares of our common stock for gross proceeds of approximately $191.5 million in our Initial Public Offering, which terminated on April 25, 2013, of which 585,533 shares, or $5.6 million, were issued pursuant to the distribution reinvestment plan ("DRP").
On April 26, 2013, we began to offer, in a follow-on offering, up to $1.0 billion in shares of common stock, consisting of approximately 97.2 million shares at $10.28 per share (the "Primary Follow-On Offering" and together with the Primary Public Offering, the "Primary Public Offerings") and $100 million in shares of common stock, consisting of approximately 10.2 million shares pursuant to the DRP, at a price equal to 95% of the share price, which is approximately $9.77 per share (together with the Primary Follow-On Offering, the "Follow-On Offering" and, collectively with the Initial Public Offering, the "Public Offerings"). On April 22, 2014, we announced that we were no longer accepting subscriptions in the Follow-On Offering, as we expected to reach the maximum offering amount following our transfer agent's reconciliation of pending subscriptions. On May 7, 2014, we filed a Registration Statement on Form S-3 with the SEC for the registration of $75.0 million in shares for sale pursuant to the DRP (the "DRP Offering"). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders. In connection with our Follow-On Offering and DRP Offering, we had issued 109,353,472 shares of our common stock, including shares issued pursuant to the DRP, for gross proceeds of approximately $1.1 billion from April 26, 2013 through September 30, 2014. As of November 5, 2014, we had issued 109,804,783 shares of our common stock, including shares issued pursuant to the DRP, for gross proceeds of approximately $1.1 billion in the Follow-On Offering and the DRP Offering. As of September 30, 2014, we redeemed 250,867 shares of common stock for approximately $2.4 million at a weighted average price per share of $9.76.
We have acquired 54 properties in 19 states for a total purchase price of $1.8 billion and entered into a joint venture, as discussed in Note 4, Investments, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto, for a total purchase price of approximately $148.4 million. The tenants of our properties operate in a diverse range of industries, including consumer products, financial services, manufacturing, education, printing, technology, telecommunications, insurance, energy, and aerospace, as described in more detail in Part I, Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2013 and our property table below.

As of September 30, 2014, we owned a fee simple interest, except as discussed in footnote 6 below, in 54 properties, as shown in the table below, encompassing approximately 12.6 million rentable square feet:

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
Renfro	Clinton, SC	Renfro Corp	6/18/2009	$21,700	566,500	100%	100%	Manufacturing/ Distribution	2021	$2,078
Plainfield	Plainfield, IL	Chicago Bridge & Iron Company (Delaware)	6/18/2009	32,660	176,000	100%	100%	Office/Laboratory	2022	2,587
Will Partners (3)	Monee, IL	World Kitchen, LLC	6/4/2010	26,305	700,200	57%	57%	Manufacturing/ Distribution	2,020	225
Emporia Partners	Emporia, KS	Hopkins Enterprises, Inc.	8/27/2010	8,360	320,800	100%	100%	Manufacturing/ Distribution	2020	887
ITT	Los Angeles, CA	ITT Educational Services, Inc.	9/23/2010	7,800	35,800	100%	100%	Office	2016	762
Quad/Graphics	Loveland, CO	World Color (USA), LLC	12/30/2010	11,850	169,800	100%	100%	Printing Facility/ Office	2022	1,216
LTI	Carlsbad, CA	Life Technologies Corporation	5/13/2011	56,000	328,700	100%	100%	Office/ Flex Facility	2022	4,356
AT&T	Redmond, WA	AT&T Services, Inc.	1/31/2012	40,000	155,800	100%	100%	Office/ Data Center	2019	3,240
Westinghouse	Cranberry Township, PA	Westinghouse Electric Company, LLC	3/22/2012	36,200	118,000	100%	100%	Engineering Facility	2025	2,887
TransDigm	Whippany, NJ	TransDigm	5/31/2012	13,000	114,300	100%	100%	Assembly/ Manufacturing	2018	1,152
Travelers	Greenwood Village, CO	Travelers Indemnity	6/29/2012	16,100	131,000	100%	100%	Office	2024	1,372
Zeller Plastik	Libertyville, IL	Zeller Plastik USA, Inc.	11/8/2012	15,600	193,700	100%	100%	Manufacturing	2022	1,310
Northrop Grumman	Beavercreek (Dayton), OH	Northrop Grumman Systems Corp.	11/13/2012	17,000	99,200	100%	100%	Office	2019	1,510
Health Net	Rancho Cordova, CA	Health Net of California, Inc.	12/18/2012	22,650	145,900	100%	100%	Office	2022	2,204
Comcast	Greenwood Village, CO	Comcast Cable Holdings, LLC	1/11/2013	27,000	157,300	100%	100%	Office	2021	2,317
Boeing	Renton, WA	The Boeing Company	2/15/2013	12,000	70,100	100%	100%	Office	2017	1,002
Schlumberger	Houston, TX	Schlumberger Technology Corporation	5/1/2013	48,750	149,700	100%	100%	Office	2024	3,055

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
UTC	Charlotte, NC	United Technologies Corporation ("UTC")	5/3/2013	39,188	198,900	100%	100%	Office	2025	2,604
Avnet	Chandler, AZ	Avnet, Inc.	5/29/2013	32,462	231,400	100%	100%	Research & Development/Flex Facility	2018	2,758
Cigna	Phoenix, AZ	Connecticut General Life Insurance Company	6/20/2013	54,500	232,600	100%	100%	Office	2023	3,685
Nokia	Arlington Heights, IL	Nokia Solutions & Networks	8/13/2013	29,540	214,200	100%	100%	Office	2025	2,216
Verizon	Warren, NJ	Cellco Partnership d/b/a Verizon Wireless	10/3/2013	40,000	210,500	100%	100%	Office	2020	3,413
Fox Head	Irvine, CA	Fox Head, Inc.	10/29/2013	27,250	81,600	100%	100%	Office	2027	1,875
Coca-Cola Refreshments	Atlanta, GA	Coca-Cola Refreshments USA	11/5/2013	56,700	315,900	94%	100%	Office	2018	4,854
Atlanta Wildwood	Atlanta, GA	Hyundai Capital USA/BlueLinx	11/5/2013	28,000	250,000	100%/100%	100%/100%	Office	2019	2,534
General Electric (5)	Atlanta, GA	General Electric Company	11/5/2013	61,000	265,100	100%	100%	Office	2025	4,298
Community Insurance	Mason, OH	Community Insurance Company	11/5/2013	23,500	223,500	100%	100%	Office	2019	2,419
Anthem	Mason, OH	Anthem Prescription Management	11/5/2013	9,500	78,200	100%	100%	Office	2019	939
JPMorgan Chase	Westerville, OH	JPMorgan Chase	11/5/2013	44,500	388,700	100%	100%	Office	2025	3,193
IBM	Dublin, OH	IBM	11/5/2013	37,300	322,700	88%	100%	Office	2020	4,158
Aetna	Arlington, TX	Aetna Life Insurance Company	11/5/2013	16,000	139,400	87%	98%	Office	2020	1,436
CHRISTUS Health	Irving, TX	CHRISTUS Health	11/5/2013	46,350	253,300	98%	100%	Office	2024	3,318
Roush Industries	Allen Park, MI	Roush Industries	11/5/2013	12,250	169,200	100%	100%	Office	2015	902
Eagle Rock Executive Office Center	East Hanover, NJ	GfK Holding, Inc.	11/5/2013	6,500	177,800	17%	42%	Office	2024	787
College Park Plaza	Indianapolis, IN	Republic Airways Holdings	11/5/2013	7,400	179,500	51%	69%	Office	2015	(31)
Wells Fargo	Milwaukee, WI	Wells Fargo Bank, N.A.	11/5/2013	26,000	229,600	100%	100%	Office	2019	2,164

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
One Century Place	Nashville, TN	Willis North America	11/5/2013	70,000	538,800	33%	93%	Office	2026	6,536
Shire Pharmaceuticals	Wayne, PA	Shire Pharmaceuticals, Inc.	11/5/2013	21,500	114,100	100%	100%	Office	2017	2,295
Comcast (Northpointe Corporate Center I)	Lynwood, WA	Comcast Corporation	11/5/2013	19,825	87,400	100%	100%	Office	2017	1,783
Northpointe Corporate Center II	Lynwood, WA	Vacant (7)	11/5/2013	7,175	69,000	N/A	N/A	Office	N/A	185
United HealthCare	St. Louis, MO	United HealthCare Services	11/5/2013	28,000	188,500	100%	100%	Office	2018	2,796
Farmers (5)	Kansas City, KS	Farmers Insurance Exchange	12/27/2013	19,100	102,000	100%	100%	Office	2024	1,454
Caterpillar	Joliet, IL	Caterpillar, Inc.	1/7/2014	57,000	1,380,070	100%	100%	Industrial	2018	6,013
Digital Globe	Westminster, CO	Digital Globe, Inc. (4)	1/14/2014	92,000	430,000	100%	100%	Office	2030	6,343
Waste Management (6)	Phoenix, AZ	Waste Management of AZ	1/16/2014	22,825	131,850	100%	100%	Office	2023	1,888
BT Infonet	El Segundo, CA	Infonet Services Corporation	2/27/2014	52,669	157,000	100%	100%	Office	2021	4,185
Wyndham Worldwide	Parsippany, NJ	Wyndham Worldwide	4/23/2014	96,600	249,400	100%	100%	Office	2029	6,334
ACE Hardware Corporation HQ	Oak Brook, IL	Ace Hardware Corporate HQ	4/24/2014	37,000	206,000	100%	100%	Office	2024	2,833
Equifax	St. Louis, MO	Equifax, Inc.	5/20/2014	14,200	94,000	100%	100%	Office	2023	1,081
American Express	Phoenix, AZ	American Express Travel Related Services Co	5/22/2014	51,000	337,400	100%	100%	Office	2019	3,819
SoftBank	San Carlos, CA	SoftBank Regional HQ	5/28/2014	90,100	207,900	100%	100%	Office	2020	5,899
Vanguard	Charlotte, NC	The Vanguard Group, Inc.	6/19/2014	33,200	224,600	100%	100%	Office	2024	2,423
Parallon	Largo, FL	Parallon Business Performance Group	6/25/2014	17,235	83,200	100%	100%	Office	2025	1,206
TW Telecom	Lone Tree, CO	TW Telecom Holdings Inc.	8/1/2014	43,000	166,700	100%	100%	Office	2024	2,913
Total real estate portfolio				$1,783,344	12,562,820					$139,668

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	% Leased by Major Lessee (1)	% Leased	Property Type	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (2) (in thousands)
Investment in unconsolidated joint venture (8)	Ashburn, VA	Facebook, Inc. and Morgan Stanley	9/9/2014	148,400	132,000	100%	100%	Data Center	2024	10,470
Total				$1,931,744	12,694,820					$150,138

(1)	The portfolio is approximately 95% and 96% occupied and leased, respectively.

(2)
Net rent is based on (1) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses; or (2) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2014 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

(3)
In June 2013, World Kitchen, LLC vacated the Will Partners property and on January 24, 2014, we executed a termination agreement with World Kitchen, LLC as discussed in Note 3, Real Estate, of GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto. Though the lease was non-cancellable and did not expire until February 29, 2020, we felt it was necessary to assume control of the property to facilitate re-leasing efforts. The net rent shown represents a short-term lease executed during the three months ended September 30, 2014, with Assemblers Inc. expiring on December 31, 2014.

(4)	The DigitalGlobe property is leased entirely to the previous owner, Avaya, Inc., through June 2015, immediately after which a lease with DigitalGlobe, Inc. will commence.

(5)
In connection with the acquisition of the Farmers and General Electric properties, we were assigned and assumed a leasehold estate and the rights to a payment in lieu of taxes agreement (the “PILOT Program”) with the municipalities which own the underlying leased fee estate and subsequently leased the ground to us.  The ground lease arrangements were put in place to provide real estate tax abatements, which is facilitated through the issuance of a municipal bond. Payments on the bonds, which are owned by us as lessee, are funded solely from the payments on the ground leases. The bonds can only be transferred to any successor to us, or any affiliate, as a lessee under the lease, including but not limited to any purchaser of our leasehold interest.  Upon termination of the lease, we have the obligation to purchase the land for a nominal amount.  The bonds, ground lease obligations and purchase options were measured at fair value at acquisition in accordance with ASC 805 and, due to their inseparability, are presented as a component of land on the consolidated balance sheets.

(6)	The land associated with the property is subject to a ground lease with the State of Arizona expiring on December 31, 2095.

(7)	The net rent shown represents a 10-year lease with Intermec Technologies Corporation, which commences on January 1, 2015.

(8)
The Company acquired an 80% ownership interest in a joint venture with Digital Realty Trust for an initial investment of $68.4 million. The table above reflects the impact of the Company's 80% ownership interest in the acquisition value, and net rental revenue, on the Company's portfolio. See Note 4, Investments, of GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto.

Acquisition Indebtedness
For a discussion of our acquisition indebtedness, see Note 3, Real Estate, and Note 5, Debt, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.
Significant Accounting Policies and Estimates
We have established accounting policies which conform to generally accepted accounting principles ("GAAP") as contained in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification" or "ASC"). The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different estimates would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.
We believe the accounting policies listed below are the most critical in the preparation of our consolidated financial statements. These policies are described in greater detail in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto:

•	Real Estate- Valuation and purchase price allocation, depreciation;

•	Impairment of Real Estate and Related Intangible Assets and Liabilities;

•	Discontinued Operations and Disposals of Components of an Entity;

•	Revenue Recognition;

•	Consolidation;

•	Noncontrolling Interests in Consolidated Subsidiaries;

•	Investments in Unconsolidated Entities and Joint Ventures;

•	Common Stock, Preferred Units and Noncontrolling Interests Subject to Redemption;

•	Fair Value Measurements;

•	Income Taxes- Deferred tax assets and related valuation allowance, REIT qualification;

•	Loss Contingencies; and

•	Related Party Transactions.
Recently Issued Accounting Pronouncements
See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.
Results of Operations
We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operations of properties other than those listed in "Risk Factors" beginning on page 24.

Same Property Analysis
Comparison of the Three Months Ended September 30, 2014 and 2013
For the quarter ended September 30, 2014, our "Same Property" portfolio consisted of 20 properties, encompassing approximately 4.3 million square feet, with an acquisition value of $539.1 million and annual net rent of $41.2 million (for the 12-month period subsequent to September 30, 2014). Our "Same Property" portfolio includes properties which were held for a full period for all periods presented. The following table provides a comparative summary of the results of operations for the 20 properties for the three months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Increase/(Decrease)	Percentage Change
	2014	2013
Rental income	$11,376	$11,982	$(606)	(5)%
Property expense recoveries	3,058	3,351	(293)	(9)%
Asset management fees to affiliates	1,011	1,010	1	—%
Property management fees to affiliates	406	475	(69)	(15)%
Property operating expense	2,017	2,134	(117)	(5)%
Property tax expense	1,798	1,775	23	1%
Rental Income
The variance in rental income is due to (1) a net decrease of approximately $0.6 million in rental income, including in-place lease valuation amortization of $0.5 million, primarily due to the World Kitchen, LLC lease termination, which became effective on January 24, 2014; (2) $0.3 million less in straight-line rent adjustments mainly related to rent increases for the Will Partners property, as the contractual rent more closely approximated the straight-line rent amount; and (3) a decrease of $0.4 million in base rent concessions related to the Schlumberger property.
Property Expense Recoveries
Also included as a component of revenue is the recovery of maintenance expenses and certain other recoverable operating and capital expenses, including property taxes and insurance. The decrease in property expense recoveries is due to (1) $0.2 million in property tax expense recovery related to the World Kitchen, LLC lease termination as taxes were previously paid by the tenant; (2) $0.2 million in lower expense recoveries primarily related to the Travelers and Comcast properties, offset by various increases in property expense recoveries for certain properties; and (3) an increase of $0.1 million in prior year expense recoveries related to the 2013 expense reconciliations for the AT&T and Cigna properties.
Property Management Fees to Affiliates
The property management fee decrease of approximately $0.1 million is a result of the decrease in base rent due to (1) the World Kitchen, LLC lease termination; and (2) non-recoverable property management fees that were waived in the current period, primarily for the Travelers, Health Net, Comcast, UTC, Avnet, and Cigna properties.
Property Operating Expense and Property Tax Expense
The decrease in property operating expense is due to a decrease in property services and repairs and maintenance for the Health Net, Comcast, and Boeing properties, which was partially offset by increases for Northrop, Schlumberger, and Cigna properties. The increase in property tax expense is due to property reassessments for the current taxable year for the Will Partners, Travelers, Northrop, Comcast, Schlumberger, and Cigna properties.

Comparison of the Nine Months Ended September 30, 2014 and 2013
As of September 30, 2014, our "Same Property" portfolio consisted of 14 properties, encompassing approximately 3.3 million square feet, with an acquisition value of $325.2 million and annual net rent of $25.8 million (for the 12-month period subsequent to September 30, 2014). The following table provides a comparative summary of the results of operations for the 14 properties for the nine months ended September 30, 2014 and 2013 (in thousands):

	Nine Months Ended September 30,		Increase/(Decrease)	Percentage Change
	2014	2013
Rental income	$19,927	$22,519	$(2,592)	(12)%
Property expense recoveries	3,342	3,769	(427)	(11)%
Asset management fees to affiliates	1,832	1,831	1	—%
Property management fees to affiliates	690	775	(85)	(11)%
Property operating expense	1,795	1,599	196	12%
Property tax expense	3,091	2,680	411	15%
Rental Income
The decrease in rental income is directly a result of the World Kitchen, LLC lease termination, which became effective on January 24, 2014. As a result of the termination, there was a decrease of approximately $1.5 million in base rent. Additionally, the unamortized in-place lease valuation ($0.9 million) and deferred rent asset ($0.3 million) were written off during the nine months ended September 30, 2014. For comparability purposes, the rental income for the nine months ended September 30, 2014 does not include the $7.125 million termination fee, which is included in rental income on the consolidated statements of operations.
Property Expense Recoveries
The decrease in property expense recoveries is primarily the net result of the World Kitchen, LLC lease termination, which resulted in a decrease of approximately $0.5 million in property tax expense recovery, and an increase of $0.1 million in the recovery of maintenance expenses and certain other recoverable operating and capital expenses, mainly related to the AT&T and Health Net properties.
Property Management Fees to Affiliates
The property management fee decrease is a result of a $1.5 million decrease in base rent as a result of the World Kitchen, LLC lease termination, as discussed above, and non-recoverable fees of $0.07 million that were waived in the current period, primarily for the Travelers, Northrop, and Health Net properties.
Property Operating Expense and Property Tax Expense
The increase in property operating expense and property tax expense is mainly attributed to an increase in property tax expense, which is a result of property reassessments for the current taxable year for certain properties, of which the Travelers, Northrop, and Health Net properties accounted for $0.3 million, and an increase in property expenses, primarily due to utilities and property services for the Will Partners, Travelers, Northrop, and Health Net properties.
Portfolio Analysis
As of September 30, 2013, we owned 21 properties, and, as shown in the table above, as of September 30, 2014 we owned 54 properties. As of September 30, 2014, we have completed the offering stage of our life cycle, and continue to deploy capital raised in our Public Offerings to acquire assets that adhere to our investment criteria. Therefore, our results of operations for our entire portfolio for the three and nine months ended September 30, 2014 are not directly comparable to those for the same period in the prior year as the variances are substantially the result of portfolio growth, specifically in rental income, operating expenses, acquisition fees and reimbursable expenses and depreciation and amortization expenses. See Same Property analysis above for properties held for the same period of time. We expect that rental income, operating expenses, depreciation, and amortization expenses will each increase in future periods as we acquire additional properties.
Comparison of the Three Months Ended September 30, 2014 and 2013
The following table provides summary information about our results of operations for the three months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Increase	Percentage Change
	2014	2013
Rental income	$42,659	$12,317	$30,342	246%
Property expense recoveries	9,972	3,553	6,419	181%
Asset management fees to affiliates	3,382	1,040	2,342	225%
Property management fees to affiliates	1,446	569	877	154%
Property operating expense	8,465	2,189	6,276	287%
Property tax expense	6,665	1,885	4,780	254%
Acquisition fees and expenses to non-affiliates	596	158	438	277%
Acquisition fees and expenses to affiliates	5,742	886	4,856	548%
General and administrative expenses	998	654	344	53%
Depreciation and amortization	19,005	5,451	13,554	249%
Interest expense	(5,840)	(3,384)	2,456	73%
Rental Income
Rental income for the three months ended September 30, 2014 is comprised of base rent of $39.1 million, adjustments to straight-line contractual rent of $3.1 million and in-place lease valuation amortization of $0.5 million. Rental income for the three months ended September 30, 2014 increased by $30.3 million compared to the same period a year ago primarily as a result of (1) $0.3 million in higher rental revenue related to the real estate acquired during the three months ended September 30, 2013, which includes one full quarter of activity compared to the same quarter in the prior year; (2) $30.3 million increase in rental revenue related to the real estate acquired subsequent to September 30, 2013; (3) approximately $0.4 million in amortization of in-place lease valuation; less (4) $0.6 million in rental income primarily as a result of the World Kitchen, LLC lease termination.
Property Expense Recoveries
Also included as a component of revenue is the recovery of maintenance expenses and certain other recoverable operating and capital expenses, including property taxes and insurance (collectively "Recoverable Expenses"), which increased by $6.4 million compared to the same period in the prior year as a result of (1) $2.2 million in property tax recoveries related to a net decrease in property tax expense for certain properties of $0.1 million and additional property tax expense for properties acquired after September 30, 2013 of $2.3 million; and (2) $4.2 million increase in property expense recoveries for recoverable operating expenses primarily related to properties acquired after September 30, 2013.
Management Fees (Asset and Property)
Asset management and property management fees for the three months ended September 30, 2014 and 2013 totaled $4.8 million and $1.6 million, respectively. The total increase of $3.2 million compared to the same period a year ago is a result of (1) $1.2 million in asset management fees and $0.6 million in property management fees related to the acquisitions made during the year ended December 31, 2013; and (2) $1.2 million in asset management fees and $0.4 million in property management fees related to the properties acquired subsequent to December 31, 2013 and the investment in an unconsolidated joint venture discussed in Note 4, Investments, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.

Property Operating Expense and Property Tax Expense
Property expenses for the three months ended September 30, 2014 and 2013 totaled $15.1 million and $4.1 million, respectively, consisting of property operating expenses and property taxes. Property operating expenses include insurance, repairs and maintenance, security, janitorial, landscaping and other administrative expenses incurred to operate our properties. The total increase of $11.0 million compared to the same period a year ago is primarily a result of (1) $4.8 million in property taxes, of which $2.9 million relates to real estate acquired during the year ended December 31, 2013 and $1.7 million relates to real estate acquired subsequent to the year ended December 31, 2013; (2) $4.8 million in property operating expenses related to certain real estate for which we paid certain operating expenses on behalf of the tenant and recovered through estimated monthly recoverable expense reimbursements (36 of our property leases contained such provisions compared to 10 leases in the same period in the prior year), a majority of which relates to properties acquired subsequent to September 30, 2013; and (3) $1.4 million in property operating expenses related to certain single-tenant properties that were acquired subsequent to September 30, 2013 and are leased pursuant to full service gross leases in which we are responsible for all operating expenses.
Acquisition Fees and Expenses
Real estate acquisition fees and expenses to non-affiliates, which totaled $0.6 million for the three months ended September 30, 2014, increased by $0.4 million compared to the three months ended September 30, 2013 due to increased acquisition activity in the current period. Real estate acquisition fees and expenses to affiliates of $5.7 million represent the acquisition fees and expense reimbursement earned by GCEAR Advisor during the current period for one property acquisition totaling $43.0 million and one investment in an unconsolidated joint venture totaling $148.4 million, which represents an 80% interest as discussed in Note 4, Investments, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto, compared to the prior year in which acquisitions totaled $29.5 million.
General and Administrative Expenses
General and administrative expenses for the three months ended September 30, 2014 increased by $0.3 million compared to the same period a year ago due to increased operating activity. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses primarily include corporate office expenses related to being a public company including transfer agent fees, certain audit fees, regulatory fees, legal costs and other professional fees. The $0.3 million increase is primarily due to the following: (1) an increase of $0.2 million in transfer agent fees as a result of a higher number of common stockholders compared to the same period a year ago; and (2) an increase of $0.1 million in allocated expenses which are related to additional personnel and rent costs incurred by GCEAR Advisor.
Depreciation and Amortization Expense
Depreciation and amortization expense for the three months ended September 30, 2014 consisted of depreciation of building and building improvements of our properties of $7.6 million and amortization of the contributed and acquired values allocated to tenant origination and absorption costs of $11.4 million. The increase of $13.5 million as compared to the three months ended September 30, 2013 is a result of additional depreciation and amortization of (1) $5.6 million related to the acquisitions made during the six months ended June 30, 2014; (2) $0.3 million related to the acquisitions made during the three months ended September 30, 2014; and (3) $7.6 million related to the acquisitions made during the year ended December 31, 2013, which includes three full months of activity compared to partial months of activity during the three months ended September 30, 2013, and three full months for acquisitions made subsequent to September 30, 2013.
Interest Expense
Interest expense for the three months ended September 30, 2014 increased by $2.4 million compared to the same period in 2013 due to the following: (1) $0.9 million in new mortgage interest expense for five properties refinanced through the AIG Loan on January 24, 2014, which previously served as security for our credit facility with KeyBank (the "KeyBank Credit Facility"), and had a lower interest rate, of which only four of the five properties served as collateral for the Key Bank Credit Facility for the same period in the prior year; (2) $1.2 million in new interest expense related to the Unsecured Term Loan, which was entered into on May 8, 2014; (3) $0.3 million in new mortgage interest expense for the Ace Hardware Mortgage Loan, which was assumed upon acquisition on April 24, 2014; (4) $0.1 million in new mortgage interest expense for the TW Telecom Loan, which was originated to partially fund the acquisition on August 1, 2014; (5) $0.3 million in amortization of deferred financing costs related to the Unsecured Credit Facility; (6) $0.2 million in additional unused commitment fees primarily related to the Unsecured Revolver, of which $0.02 million related to the secured KeyBank Credit Facility, which was fully paid off in February 2014; and less (7) $0.6 million in interest expense, as a result of the full repayment of the KeyBank Credit Facility.
Comparison of the Nine Months Ended September 30, 2014 and 2013
The following table provides summary information about our results of operations for the nine months ended September 30, 2014 and 2013 (in thousands):

	Nine Months Ended September 30,		Increase	Percentage Change
	2014	2013
Rental income	$120,277	$30,362	$89,915	296%
Property expense recoveries	27,631	7,673	19,958	260%
Asset management fees to affiliates	8,845	2,532	6,313	249%
Property management fees to affiliates	3,986	1,194	2,792	234%
Property operating expense	22,238	4,078	18,160	445%
Property tax expense	17,671	4,076	13,595	334%
Acquisition fees and expenses to non-affiliates	3,482	1,023	2,459	240%
Acquisition fees and expenses to affiliates	22,657	7,303	15,354	210%
General and administrative expenses	4,192	2,028	2,164	107%
Depreciation and amortization	51,104	13,415	37,689	281%
Interest expense	(18,704)	(9,234)	9,470	103%
Rental Income
Rental income for the nine months ended September 30, 2014 is comprised of base rent of $112.4 million, adjustments to straight-line contractual rent of $8.1 million and in-place lease valuation amortization expense of $(0.2) million. Rental income for the nine months ended September 30, 2014 increased by $89.9 million compared to the same period a year ago as a result of (1) $6.9 million in higher rent income related to the real estate acquired during the nine months ended September 30, 2013, which includes three full quarters of activity compared to the same period in the prior year; (2) $53.4 million in higher rental income related to the real estate acquired subsequent to September 30, 2013 through December 31, 2013; (3) $24.9 million in additional rental income related to the real estate acquired during the nine months ended September 30, 2014; (4) an approximately $7.1 million lease termination fee related to World Kitchen, LLC, the tenant previously occupying the Will Partners property; (5) $0.2 million in in-place lease valuation amortization related to the real estate acquired during the nine months ended September 30, 2014; and less (6) $1.8 million in rental income and $0.7 million in amortization of in-place lease valuation as a result of the World Kitchen, LLC lease termination.
Property Expense Recoveries
Also included as a component of revenue is the recovery of maintenance expenses and certain other recoverable operating and capital expenses, including property taxes and insurance (collectively "Recoverable Expenses"), which increased by $19.9 million compared to the same period in the prior year as a result of (1) $6.2 million in property tax recoveries related to certain properties, as a result of changes in property tax expense for properties acquired prior to September 30, 2013 of $0.9 million, and new property tax recoveries for properties acquired after September 30, 2013 through September 30, 2014 of $5.3 million; (2) $13.3 million in property expense recoveries for recoverable expenses primarily related to $12.1 million for properties acquired during the year ended December 31, 2013 and $1.2 million for properties acquired in the nine months ended September 30,

2014; and (3) $0.4 million in other property expense recoveries primarily related to properties acquired during the year ended December 31, 2013.
Management Fees (Asset and Property)
Asset management and property management fees for the nine months ended September 30, 2014 and 2013 totaled $12.8 million and $3.7 million, respectively. The total increase of $9.1 million compared to the same period a year ago is a result of (1) $4.1 million in asset management fees and $2.1 million in property management fees related to the acquisitions made during the year ended December 31, 2013; and (2) $2.1 million in asset management fees and $0.8 million in property management fees related to the properties acquired during the nine months ended September 30, 2014 and the investment in an unconsolidated joint venture discussed in Note 4, Investments, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.
Property Operating Expense and Property Tax Expense
Property expenses for the nine months ended September 30, 2014 and 2013 totaled $39.9 million and $8.2 million, respectively, consisting of property operating expenses and property taxes. Property operating expenses include insurance, property management, repairs and maintenance, security, janitorial, landscaping and other administrative expenses incurred to operate our properties. The total increase of $31.8 million compared to the same period a year ago is primarily a result of (1) $13.6 million in property taxes, of which $10.1 million relates to real estate acquired during the year ended December 31, 2013 and $3.1 million relates to real estate acquired during the nine months ended September 30, 2014; (2) $0.3 million in ground lease rent expense for the Waste Management property which was acquired on January 16, 2014; (3) $14.2 million in property operating expenses related to certain real estate for which we paid operating expenses on behalf of the tenant and recovered through estimated monthly recoverable expense reimbursements (36 of our property leases contained such provisions as of September 30, 2014, compared to 10 leases in the same period in the prior year); and (4) $3.7 million in property operating expenses related to certain single-tenant properties that are leased pursuant to full service gross leases in which we are responsible for all operating expenses, of which $3.6 million relates to property acquired subsequent to September 30, 2013.
Acquisition Fees and Expenses
Real estate acquisition fees and expenses to non-affiliates, which totaled $3.5 million for the nine months ended September 30, 2014, increased by $2.5 million compared to the nine months ended September 30, 2013 due to increased acquisition activity in the current period. Real estate acquisition fees and expenses to affiliates of $22.7 million represent the acquisition fees and expense reimbursement earned by GCEAR Advisor in the current period for 12 property acquisitions totaling $606.8 million and one investment in an unconsolidated joint venture totaling $148.4 million, which represents an 80% investment as discussed in Note 4, Investments, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto, compared to the prior year in which acquisitions totaled $243.4 million.
General and Administrative Expenses
General and administrative expenses for the nine months ended September 30, 2014 increased by $2.2 million compared to the same period a year ago due to increased operating activity. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses primarily include corporate office expenses related to being a public company, including transfer agent fees, certain audit fees, regulatory fees, legal costs and other professional fees. The $2.2 million increase is primarily due to the following: (1) an increase of $0.8 million in transfer agent fees as a result of higher equity sales for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013; (2) an increase of $0.3 million in allocated expenses which are related to additional personnel and rent costs incurred by GCEAR Advisor; (3) an increase of $0.3 million in professional fees primarily for audit and tax fees, lease administration costs, and proxy campaign management services; (4) an increase of $0.5 million in state tax expense due to the allocation of properties across 19 states for the nine months ended September 30, 2014 compared to 12 states for the nine months ended September 30, 2013, as well as an increase related to a $0.2 million extension fee for Tennessee state taxes and an increase in withholding tax as a result of higher taxable income for GCEAR Operating Partnership; (5) $0.1 million in stock-based compensation for restricted stock units issued to our independent directors; (6) an increase of $0.1 million in organizational costs primarily due to a write-off of prepaid filing fees as a result of the termination of the Follow-On Offering in the current period; and (7) $0.1 million in insurance expense - professional liability as a result of an increase in coverage due to the acquisition of 34 properties subsequent to September 30, 2013.
Depreciation and Amortization Expense
Depreciation and amortization expense for the nine months ended September 30, 2014 consisted of depreciation of building and building improvements of our properties of $19.9 million and amortization of the contributed and acquired values allocated to tenant origination and absorption costs of $31.1 million. The increase of $37.7 million as compared to the nine months ended September 30, 2013 is a result of additional depreciation and amortization of (1) $11.3 million related to the acquisitions made during the nine months ended September 30, 2014; (2) $26.3 million related to the acquisitions made during the year ended December 31, 2013, which includes nine full months of activity compared to partial months of activity during the nine months ended September 30, 2013, and nine full months for acquisitions made subsequent to September 30, 2013; and (3) $0.1 million related to leasing commissions.
Interest Expense
Interest expense for the nine months ended September 30, 2014 increased by $9.5 million compared to the same period in 2013 due to the following: (1) $0.1 million in new mortgage interest expense for seven of the eight properties refinanced on the Midland Mortgage Loan on February 28, 2013, which previously served as collateral for the KeyBank Credit Facility, and had a lower variable interest rate; (2) $0.6 million in new mortgage interest expense including interest on the Ace Hardware Mortgage Loan which was assumed upon acquisition on April 24, 2014 and the TW Telecom Loan which was entered into upon acquisition on August 1, 2014; (3) $3.0 million in new mortgage interest expense for five properties refinanced through the AIG Loan on January 24, 2014, which previously served as collateral for the KeyBank Credit Facility, and had a lower variable interest rate, of which four of the five properties served as collateral for the Key Bank Credit Facility for the same period in the prior year; (4) $1.9 million in additional interest expense as it relates to the KeyBank Term Loan, which was originated in November 2013 to acquire a portfolio of 18 properties located in 11 states, which GCEAR refers to as the "Investment Grade Portfolio," and terminated on May 8, 2014; (5) $1.9 million of interest expense related to the Unsecured Term Loan which was entered into on May 8, 2014; (6) $2.3 million in amortization of deferred financing costs including $1.7 million of write-offs related to the unamortized deferred financing costs associated with the KeyBank Credit Facility, which was refinanced through the AIG Loan on January 24, 2014, and the KeyBank Term Loan which was terminated in conjunction with the execution of the Unsecured Term Loan on May 8, 2014; (7) $0.7 million in additional unused commitment fees of which $0.5 million related to the Unsecured Revolver and the remaining $0.2 million related to the secured KeyBank Credit Facility, which was fully paid off in February 2014; (8) a $0.9 million decrease in interest expense related to the KeyBank Credit Facility, which was fully paid off in February 2014; and (9) a $0.1 million decrease in interest expense related to the Bridge Loan, which was terminated during the three months ended December 31, 2013.
Funds from Operations and Modified Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations

(“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, we evaluate events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, we assess whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from our Primary Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless GCEAR Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to GCEAR Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

•
Financed termination fee. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.

•
Gain or Loss from the extinguishment of debt. We use debt as a source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender.

Financing costs are capitalized as a component of assets on the consolidated balance sheets and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management will no longer consider the effect of the amortization of these financing costs in operating models and also believes that this loss is considered an isolated event not associated with our operations and, therefore, deems this write off to be an exclusion from MFFO.
For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the three and nine months ended September 30, 2014 and 2013 (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	381	$(435)	(4,869)	$(6,798)
Adjustments:
Distributions to redeemable preferred unit holders	(4,792)	—	(14,219)	—
Depreciation of building and improvements	7,575	2,478	19,880	5,942
Amortization of leasing costs and intangibles	11,423	2,973	31,205	7,473
Company's share of depreciation of building and improvements- unconsolidated entities	15	13	43	27
Company's share of amortization of intangible assets- unconsolidated entities	16	16	48	31
FFO	$14,618	$5,045	$32,088	$6,675
Reconciliation of FFO to MFFO
FFO	$14,618	$5,045	$32,088	$6,675
Adjustments:
Acquisition fees and expenses to non-affiliates	596	158	3,482	1,023
Acquisition fees and expenses to affiliates	5,742	886	22,657	7,303
Company's share of acquisition fees and expenses to non-affiliates- unconsolidated entity	—	92	—	120
Revenues in excess of cash received (straight-line rents)	(3,053)	(887)	(8,119)	(1,887)
Amortization of above/(below) market rent	(552)	(184)	233	(321)
Amortization of ground leasehold interests (below market)	7	—	20	—
Revenues in excess of cash received (financed termination fee)	—	—	(7,125)	—
Cash received related to termination fee	253	—	793	—
Loss on extinguishment of debt - write-off of deferred financing costs	—	—	1,755	—
Company's share of revenues in excess of cash received (straight-line rents)- unconsolidated entities	(89)	(6)	(100)	(11)
Company's share of amortization of above/(below) market rent- unconsolidated entities	5	5	16	10
Gain from discount on investment in unconsolidated entities	—	—	—	(160)
MFFO	$17,527	$5,109	$45,700	$12,752
Liquidity and Capital Resources
Long-Term Liquidity and Capital Resources
On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of debt service on our outstanding indebtedness, including repayment of the Unsecured Term Loan and fixed rate and assumed mortgage loans discussed below, and other investments, including preferred equity distributions and redemptions pursuant to the purchase agreement with Starwood as discussed in Note 6, Equity, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto. Generally, cash needs for items, other than property acquisitions, will be met from operations. There may be a delay in the deployment of the proceeds raised in our Follow-On Offering for the additional properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investments. GCEAR Advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers on our behalf. After a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to repay debt as allowed under the loan agreements or temporarily invest any unused proceeds from our Follow-On Offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.
Unsecured Credit Facility
On May 8, 2014, we, through GCEAR Operating Partnership, entered into a credit agreement (the "Unsecured Credit Agreement") with KeyBank as administrative agent, Bank of America as syndication agent and a syndicate of lenders. Pursuant to the Unsecured Credit Agreement, we were provided with a $750.0 million senior unsecured credit facility (the "Unsecured Credit Facility"), consisting of a $450.0 million senior unsecured revolver (the "Unsecured Revolver") and a $300.0 million senior unsecured term loan (the "Unsecured Term Loan"). The Unsecured Credit Facility may be increased up to $500.0 million for a maximum of $1.25 billion by increasing the Unsecured Revolver, the Unsecured Term Loan or a combination of both. The Unsecured Revolver has an initial term of four years, maturing on May 8, 2018 and may be extended for a one-year period if certain conditions are met. The Unsecured Term Loan has a term of five years, maturing on May 8, 2019. Availability under the Unsecured Credit Agreement is limited to the lesser of a (i) a specified leverage ratio applied to a portfolio real estate pool value computed as adjusted net operating income divided by specified capitalization rate; or (ii) debt service coverage ratio ("DSCR") calculation, all as set forth in the Unsecured Credit Agreement.
The Unsecured Credit Facility has an interest rate based on the leverage ratio reported with quarterly compliance certificate, as discussed below, and calculated based on the LIBO Rate plus the applicable LIBO Rate margin, as provided in the Unsecured Credit Agreement, or Base Rate plus the applicable base rate margin, as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus 0.50%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter.
AIG Loan
On January 24, 2014, we, through five special purpose entities ("SPEs") wholly owned by GCEAR Operating Partnership, entered into various loan agreements (the "AIG Loan Documents") with National Union Fire Insurance Company and The Variable Annuity Life Insurance Company of Pittsburgh, Pa. (collectively, the "Lenders"), pursuant to which the Lenders provided such SPEs with a loan in the aggregate amount of $110.64 million (the "AIG Loan"). The funds were utilized to refinance five of the properties previously serving as security for the KeyBank Credit Facility. The AIG Loan is secured by cross-collateralized and cross-defaulted first mortgage liens or first lien deeds of trust and second mortgage liens or second lien deeds of trust on the Verizon, Avnet, Northrop Grumman, Schlumberger, and UTC properties. The AIG Loan has a term of 15 years, maturing on February 1, 2029. The AIG Loan bears interest at a fixed rate of 4.96% and requires monthly payments of interest only for the first three years and fixed monthly payments of principal and interest thereafter.
Midland Mortgage Loan
On February 28, 2013, certain property-owning SPEs wholly owned by GCEAR Operating Partnership, entered into a fixed-rate mortgage loan agreement with Midland National Life Insurance Company (the "Midland Mortgage Loan"), whereby certain properties, which previously served as security for the KeyBank Credit Facility, were refinanced in the amount of $105.6 million and now serve as collateral for the Midland Mortgage Loan. The Midland Mortgage Loan has a fixed interest rate of 3.94%, a term of 10 years and requires monthly interest-only payments for the first four years of the term, followed by principal and interest payments based on a 30-year amortization schedule with all remaining principal and unpaid interest due at maturity. The Midland Mortgage Loan is secured by a first lien on and individual security agreements with GCEAR Operating Partnership's underlying interest in the SPEs owning certain properties, along with individual fixture filings, and assignments of leases, rents, income and profits related to each such property.

Preferred Equity
On November 5, 2013, in connection with the acquisition of the Investment Grade Portfolio, GCEAR Operating Partnership entered into a purchase agreement with an affiliate of Starwood Property Trust ("Starwood"), pursuant to which Starwood provided a $250.0 million equity investment in GCEAR Operating Partnership in exchange for 24,319,066 Preferred Units of GCEAR Operating Partnership. Starwood is entitled to monthly distributions calculated as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit; and

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the Liquidation Preference per Preferred Unit.
At all times, LIBOR will be subject to a minimum floor of 0.25%.
The Preferred Units may be redeemed by GCEAR Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of: (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the "Liquidation Preference"); (ii) 1.81% of the Liquidation Preference; and (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon. No redemptions had been made as of September 30, 2014. GCEAR Operating Partnership may, however, redeem up to 75% of the Preferred Units after the units have been outstanding for 18 months and the remaining 25% of the outstanding Preferred Units on the 24th month. In both instances GCEAR Operating Partnership will not be obligated for the Liquidation Preference and other early redemption fees.
Other Potential Future Sources of Capital
Other potential future sources of capital include proceeds from potential private or public offerings of our stock or limited partnership units of GCEAR Operating Partnership, proceeds from secured or unsecured financings from banks or other lenders, including debt assumed in a real estate acquisition transaction, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. To the extent we are not able to secure additional financing in the form of a credit facility or other third party source of liquidity, we will be heavily dependent upon the proceeds of our Follow-On Offering and income from operations in order to meet our long-term liquidity requirements and to fund our distributions.
Short-Term Liquidity and Capital Resources
We expect to meet our short-term operating liquidity requirements with remaining proceeds raised in our Follow-On Offering and DRP Offering, and operating cash flows generated from our properties and other properties we acquire in the future. All advances from GCEAR Advisor will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in the notes to the consolidated financial statements contained in Appendix I hereto.
Our cash and cash equivalent balances increased by approximately $142.9 million during the nine months ended September 30, 2014 and were used in or provided by the following:
Operating Activities. During the nine months ended September 30, 2014, we generated approximately $53.5 million of net cash from operating activities, compared to $8.0 million generated during the same period in 2013. The net loss of $4.9 million in the current period is offset by (1) non-cash adjustments of $45.4 million (consisting of depreciation and amortization of $54.4 million, $0.2 million of distributions and income from investment in unconsolidated entities, and $0.1 million of stock-based compensation, less deferred rent of $8.1 million and leasing costs related to the real estate assets held for sale of $1.2 million), which increased compared to the same period in 2013 in which the same non-cash adjustments totaled $12.3 million, as a result of the increase in depreciation and amortization and deferred rent related to the properties acquired subsequent to September 30, 2013; and (2) cash provided by working capital of $12.9 million compared to cash provided by working capital of $2.5 million for the nine months ended September 30, 2013. The $10.4 million increase in working capital is due to (a) a $6.0 million decrease in the change in other assets mainly due primarily to a $1.9 million tenant reimbursement for the Atlanta Wildwood property, a $0.3 million termination fee payment from Bluelinx for reducing its leased space during the previous ownership, a $0.2 million termination fee payment from Perot for terminating its lease in December 2013, and $3.2 million in year-end equity sales, for which cash was received as of January 2, 2014; (b) a $1.7 million decrease related to the cash collections received in a designated cash collateral account which is controlled by the lender; (c) a $2.0 million decrease in the change in operating reserves due to rent earned during the period; (d) a $0.5 million increase in the change in tenant improvement reserves due to additions made for certain properties, partially offset by disbursements made in the current period; (e) a $3.1 million increase in the change in accounts payable as a result of additional prepaid rent received in the current period; and (f) a $1.9 million decrease in the change in due to affiliates as a result of the expense reimbursement for the Investment Grade Portfolio acquisition, which was paid as of January 30, 2014.
Investing Activities. During the nine months ended September 30, 2014, we used $670.2 million in cash for investing activities, compared to $238.8 million used during the same period in 2013, related to (1) $583.0 million for the acquisitions made in the current period; (2) $7.5 million for the investment in a land development joint venture; (3) $7.7 million paid for construction-in-progress and tenant improvements; (4) $68.4 million for the investment in an unconsolidated entity; and (5) $6.2 million related to a note receivable for the World Kitchen, LLC lease termination fee discussed in Note 3, Real Estate, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto; less (6) $2.6 million in real estate acquisition deposits used in the current period.
Financing Activities. During the nine months ended September 30, 2014, we generated $759.6 million in financing activities, compared to $283.0 million generated during the same period in 2013, an increase in cash provided by financing activities of $476.6 million. The increase in cash generated is the net result of a $852.3 million increase in the change in cash provided by financing activities compared to the prior year and a $375.7 million increase in the change in cash used in financing activities compared to the prior year. For the nine months ended September 30, 2014, the $852.3 million increase is comprised of: (1) $29.1 million less in proceeds from borrowings on the KeyBank Credit Facility discussed above; (2) a net increase of $26.5 million in proceeds from borrowings due to increases of $110.6 million in proceeds from borrowings on the AIG Loan discussed above and $21.5 million due to the addition of the TW Telecom property mortgage loan offset by a decrease of $105.6 million in proceeds from borrowings on the Midland Mortgage Loan discussed above; (3) $300.0 million in proceeds from borrowings on the Unsecured Term Loan discussed above; (4) $5.5 million in financing-related deposits that were paid in the prior year and applied to closing in the current period; (5) $548.0 million increase in the issuance of common stock; and (6) $1.4 million in the issuance of limited partnership units. For the nine months ended September 30, 2014, the $375.7 million increase in the change in cash used consists of the following: (1) $58.1 million in principal repayments on the KeyBank Credit Facility; (2) $282.0 million to repay the KeyBank Term Loan; (3) $3.2 million in deferred financing costs; (4) $1.0 million in common stock repurchases; (5) $31.2 million in distribution payments to common stockholders, preferred unit holders and noncontrolling interests; and (6) $0.2 million in principal amortization, including the Ace Hardware property mortgage loan.
Distributions and Our Distribution Policy
Distributions will be paid to our stockholders as of the record date selected by our board of directors. We expect to continue to pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to pay distributions regularly unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in our Follow-On Offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	tenant improvements, capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.
We have funded distributions with operating cash flow from our properties and offering proceeds raised in our Public Offerings. To the extent that we do not have taxable income, distributions paid will be considered a return of capital to stockholders. The following table shows distributions paid during the nine months ended September 30, 2014 and the year ended December 31, 2013 (in thousands):

	Nine Months Ended September 30, 2014			Year Ended December 31, 2013
Distributions paid in cash — noncontrolling interests	$2,232			$2,675
Distributions paid in cash — redeemable noncontrolling interests (1)	320			366
Distributions paid in cash — common stockholders	21,600			7,731
Distributions paid in cash — preferred equity	14,271			1,354
Distributions reinvested (shares issued)	31,808			8,902
Total distributions	$70,231	(2)		$21,028
Source of distributions (3):
Cash flows provided by operations	38,423		55%	$2,599	13%
Offering proceeds from issuance of common stock	—		—%	9,527	45%
Offering proceeds from issuance of common stock pursuant to the DRP	31,808		45%	8,902	42%
Total sources	$70,231		100%	$21,028	100%

(1)
Distributions represent the actual payments made to redeemable noncontrolling interests. These distributions are allocated to common stockholders (see consolidated statements of operations for the three and nine months ended September 30, 2014) and noncontrolling interests (see consolidated statements of equity for the three and nine months ended September 30, 2014) based on their respective ownership percentages as of September 30, 2014, as discussed in Note 6, Equity, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.

(2)
Total distributions declared but not paid as of September 30, 2014 were $3.0 million, $0.3 million and $1.6 million for common stockholders, noncontrolling interests, and preferred equity holders, respectively.

(3)	Percentages were calculated by dividing the respective source amount by the total sources of distributions.
For the nine months ended September 30, 2014, we paid and declared distributions of approximately $55.2 million to common stockholders including shares issued pursuant to the DRP, and approximately $16.8 million to the limited partners of GCEAR Operating Partnership, including those distributions paid to the preferred unit holders, as compared to FFO and MFFO for the nine months ended September 30, 2014 of $32.1 million and $45.7 million, respectively. The payment of distributions from sources other than FFO or MFFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.
Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of September 30, 2014 (in thousands):

	Payments Due During the Years Ending December 31,
	Total	2014	2015-2016	2017-2018	Thereafter
Outstanding debt obligations (1)	$624,308	$468	$41,677	$28,545	$553,618
Interest on outstanding debt obligations (2)	154,645	5,088	39,189	33,983	76,385
Ground lease obligations	35,245	45	360	396	34,444
Total	$814,198	$5,601	$81,226	$62,924	$664,447

(1)
Amounts include principal payments only. As of September 30, 2014, the total Unsecured Term Loan balance was $300.0 million and is due on May 8, 2019. The payments on our mortgage debt do not include the premium of $1.9 million.

(2)
Projected interest payments are based on the outstanding principal amounts at September 30, 2014. Projected interest on the Unsecured Term Loan is based on the interest rate in effect at September 30, 2014.

Off-Balance Sheet Arrangements
As of September 30, 2014, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.
Subsequent Events
See Note 10, Subsequent Events, of our September 30, 2014 consolidated financial statements contained in Appendix I hereto.
For the Years ended December 31, 2013, 2012, and 2011
Overview
We are a public, non-traded REIT that invests primarily in single tenant properties that are business essential to the tenant, diversified by corporate credit, physical geography, product type and lease duration. We were formed on August 28, 2008 and commenced operations on May 6, 2009. On February 25, 2013, we changed our name from Griffin Capital Net Lease REIT, Inc. to Griffin Capital Essential Asset REIT, Inc. We have no employees and are externally advised and managed by an affiliate, Griffin Capital Essential Asset Advisor, LLC, our Advisor.
Under our initial public offering, we offered a maximum of 82,500,000 shares of common stock to the public, consisting of 75,000,000 shares (the "Primary Public Offering") and 7,500,000 shares for sale pursuant to our distribution reinvestment plan (together with the Primary Public Offering, the "Initial Public Offering"). As of April 25, 2013, we had issued 19,200,570 total shares of our common stock for gross proceeds of approximately $191.5 million in our Initial Public Offering, of which 585,533 shares, or $5.6 million, were issued pursuant to the distribution reinvestment plan ("DRP").
On April 25, 2013, we terminated our Initial Public Offering and, on April 26, 2013, we began to offer, in a follow-on offering, up to $1.0 billion in shares of common stock, consisting of approximately 97.2 million shares at $10.28 per share (the "Primary Follow-On Offering" and together with the Primary Public Offering, the "Primary Public Offerings") and $100.0 million in shares of common stock, consisting of approximately 10.2 million shares pursuant to the DRP, at a price equal to 95% of the share price, which is approximately $9.77 per share (together with the Primary Follow-On Offering, the "Follow-On Offering" and, collectively with the Initial Public Offering, the "Public Offerings"). In connection with our Follow-On Offering, we had issued 30,541,914 shares of our common stock for gross proceeds of approximately $313.0 million from April 26, 2013 through December 31, 2013. As of December 31, 2013, we redeemed 96,960 shares of common stock for approximately $0.9 million at a weighted average price per share of $9.78.

We have made the following acquisitions: (1) two properties in two states (Illinois and South Carolina) for a total purchase price of approximately $54.4 million in the year ended December 31, 2009; (2) four properties in four states (California, Colorado, Illinois and Kansas) for a total purchase price of approximately $54.3 million in the year ended December 31, 2010; (3) one property, located in California, for a purchase price of $56.0 million in the year ended December 31, 2011; (4) seven properties in seven states (Washington, Pennsylvania, New Jersey, Colorado, Illinois, Ohio, and California) for a total purchase price of approximately $160.6 million in the year ended December 31, 2012; (5) twenty eight properties in seventeen states (Colorado, Washington, Texas, North Carolina, Arizona, Illinois, New Jersey, California, Georgia, Ohio, Michigan, Wisconsin, Pennsylvania, Missouri, Indiana, Tennessee, Kansas) for a total purchase price of approximately $851.3 million in the year ended December 31, 2013. The tenants of our properties operate in a diverse range of industries, including consumer products, construction engineering services, education, printing, biotechnology, telecommunications, insurance, energy, and aerospace. For a detailed description of our properties see " - Real Estate Portfolio" above.
Acquisition Indebtedness
For a discussion of our acquisition indebtedness, see Note 3, Real Estate, and Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto.
Significant Accounting Policies and Estimates
We have established accounting policies which conform to GAAP as contained in FASB ASC. The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different estimates would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.
We believe the accounting policies listed below are the most critical in the preparation of our consolidated financial statements. These policies are described in greater detail in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto:

•	Real Estate- Valuation and purchase price allocation, depreciation;

•	Impairment of Real Estate and Related Intangible Assets and Liabilities;

•	Revenue Recognition;

•	Noncontrolling Interests in Consolidated Subsidiaries;

•	Common Stock, Preferred Units and Noncontrolling Interests Subject to Redemption;

•	Fair Value Measurements;

•	Income Taxes- Deferred tax assets and related valuation allowance, REIT qualification;

•	Loss Contingencies; and

•	Related Party Transactions.
Recently Issued Accounting Pronouncements
See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto.

Results of Operations
We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate in general, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operations of properties other than those listed in "Risk Factors" beginning on page 24.
As of December 31, 2013, our "Same Store" portfolio consisted of seven properties, approximately 2.3 million square feet, with an acquisition value of $164.7 million and annual net rent of $14.1 million which represents the same portfolio as of December 31, 2011. The following table provides a comparative summary of the results of operations for the seven properties for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase/ (Decrease)	Percentage Change
	2013	2012
Rental income	$15,187,509	$15,186,914	$595	—%
Property expense recoveries	$2,210,143	$2,101,375	$108,768	5%
Asset management fees to affiliates	$1,233,082	$1,233,082	$—	—%
Property management fees to affiliates	$431,906	$425,818	$6,088	1%
Property operating expenses	$27,751	$36,549	$(8,798)	(24)%
Property tax expense	$2,210,143	$2,101,375	$108,768	5%
The variances in property tax recoveries and property tax expense are a result of increases in the assessed property tax for certain properties, of which the Plainfield and Will Partners properties accounted for $0.1 million. The decrease in property operating expenses is related to roof repair expenses that were incurred for the ITT property in the prior year which were not incurred again during the year ended December 31, 2013. The property management fee variance is a result of base rent increases of approximately $0.1 million each for the Emporia Partners and LTI properties.
As of December 31, 2012, our "Same Store" portfolio consisted of six properties, approximately 2.0 million square feet, with an acquisition value of approximately $108.7 million and annualized net rent of approximately $9.8 million, which represents the same portfolio as of December 31, 2010. The following table provides a comparative summary of the results of operations for the six properties for the years ended December 31, 2012 and 2011:

	Year Ended December 31,		Increase	Percentage Change
	2012	2011
Rental income	$9,816,073	$9,816,073	$—	—%
Property expense recoveries	$1,483,084	$1,403,684	$79,400	6%
Asset management fees to affiliates	$816,848	$816,848	$—	—%
Property management fees to affiliates	$303,035	$300,461	$2,574	1%
Property operating expenses	$33,146	$5,440	$27,706	509%
Property tax expense	$1,483,084	$1,403,684	$79,400	6%
The variances in property tax recoveries and property tax expense are a result of increases in the assessed property tax for certain properties, of which the Plainfield, Will Partners and Emporia Partners properties accounted for $0.08 million, offset by a reduction in the ITT property tax assessment. The increase in property operating expenses is related to (1) the addition of a pollution insurance policy for all properties during the fourth quarter of the year ended December 31, 2011; and (2) roof repair expenses that were incurred for the ITT property during the year ended December 31, 2012. The property management fee variance is a result of base rent increases of approximately $0.09 million related to the Plainfield property.
As of December 31, 2013, we owned 42 properties. We are a “blind pool” offering and are in the offering and acquisitions stages of our life cycle, with the objective and concentration of continually growing our portfolio with assets that adhere to our investment criteria. Therefore, our results of operations for our entire portfolio for the year ended December 31, 2013 are not directly comparable to those for the same period in the prior year as the variances are substantially the result of portfolio growth, specifically in rental income, operating expenses, acquisition fees and reimbursable expenses and depreciation and amortization expenses. We expect that rental income, operating expenses, depreciation, and amortization expenses will each increase in future periods as we acquire additional properties.
Comparison of the Years Ended December 31, 2013 and 2012
The following table provides summary information about our results of operations for the year ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase	Percentage Change
	2013	2012
Rental income	$54,604,815	$22,133,285	$32,471,530	147%
Property expense recoveries	$14,310,393	$3,356,733	$10,953,660	326%
Asset management fees to affiliates	$4,317,544	$1,882,473	$2,435,071	129%
Property management fees to affiliates	$1,838,574	$669,523	$1,169,051	175%
Property operating expenses	$8,864,664	$542,373	$8,322,291	1,534%
Property tax expense	$8,060,981	$2,701,126	$5,359,855	198%
Acquisition fees and expenses to non-affiliates	$4,638,438	$1,332,385	$3,306,053	248%
Acquisition fees and expenses to affiliates	$24,849,257	$4,816,500	$20,032,757	416%
General and administrative expenses	$2,757,945	$2,033,401	$724,544	36%
Depreciation and amortization	$24,190,528	$9,426,785	$14,763,743	157%
Interest expense	$13,921,846	$7,760,015	$6,161,831	79%
Rental Income
Rental income for the year ended December 31, 2013 is comprised of rental income of $50.5 million, adjustments to straight-line contractual rent of $3.5 million, and in-place lease valuation amortization of $0.6 million. Rental income for the year ended December 31, 2013 increased by $32.5 million compared to the same period a year ago as a result of (1) $8.0 million in higher rent collections related to the real estate acquired in 2012 which include one full year of activity compared to the prior year; (2) $23.7 million in additional rental income related to the real estate acquired during the year ended December 31, 2013; (3) $0.3 million in additional in-place lease valuation amortization; and (4) termination fees of $0.5 million from tenants that terminated their lease as of December 31, 2013.
Property Expense Recoveries
Also included as a component of revenue is the recovery of maintenance expenses and certain other recoverable operating and capital expenses, including property taxes and insurance (collectively "Recoverable Expenses"), which increased by $11.0 million compared to the same period in the prior year as a result of (1) $2.3 million in property tax recoveries related to the Plainfield, Will Partners, LTI, TransDigm, Zeller Plastik, Avnet, JPMorgan Chase, United HealthCare, Schlumberger, Cigna, Nokia, Fox Head, and One Century Place properties; and (2) $8.7 million increase in property expense recoveries for recoverable expenses related to the AT&T property, which was acquired on January 31, 2012, the Travelers property, which was acquired on June 29, 2012, the Northrop Grumman property, which was acquired on November 13, 2012, the Health Net property, which was acquired on December 18, 2012, Comcast, Schlumberger, UTC, Avnet, Cigna Nokia, Verizon, Fox Head and the Investment Grade Portfolio properties acquired during the year ended December 31, 2013.
Management Fees (Asset and Property)
Management fees for the years ended December 31, 2013 and 2012 totaled $6.2 million and $2.6 million, respectively, consisting of asset management fees and property management fees. The total increase of $3.6 million compared to the same period a year ago is a result of (1) $0.6 million in asset management fees and $0.3 million in property management fees related to the acquisitions made during the year ended December 31, 2012 for which there was a full year of activity compared to partial months of activity in the prior year; and (2) $1.8 million in asset management fees and $0.9 million in property management fees related to the acquisitions made subsequent to December 31, 2012.
Property Expenses
Property expenses for the year ended December 31, 2013 and 2012 totaled $16.9 million and $3.2 million, respectively, consisting of property operating expenses and property taxes. The total increase of $13.7 million compared to the same period a year ago is a result of (1)  $5.4 million in property taxes, of which $1.1 million relates to real estate acquired during the year ended December 31, 2012 and $4.1 million relates to real estate acquired during the year ended December 31, 2013; and (2) $8.3 million in property operating expenses related to certain real estate for which we paid certain operating expenses on behalf of the tenant and recovered through estimated monthly recoverable expense reimbursements. In the year ended December 31, 2013, 23 of our property leases contained such provisions compared to three leases in the same period in the prior year. Additionally, the portfolio consists of certain properties that were acquired subsequent to December 31, 2012 which are leased pursuant to full service gross leases in which we are responsible for all operating expenses.
Acquisition Fees and Expenses
Real estate acquisition fees and expenses to non-affiliates, which totaled $4.6 million for the year ended December 31, 2013, increased by $3.3 million compared to the year ended December 31, 2012 due to increased acquisition activity in the current period. Real estate acquisition fees and expenses to affiliates of $24.8 million represent the acquisition fees and expense reimbursement earned by GCEAR Advisor for the 28 property acquisitions made in the current period compared to the prior year in which there were seven acquisitions and acquisition fees and expense reimbursement to affiliates totaled $4.8 million.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2013 increased by $0.7 million compared to the same period a year ago due to increased operating activity as discussed below. The $0.7 million increase is primarily due to the following: (1) an increase of $0.2 million in transfer agent fees as a result of higher equity sales; (2) an increase of $0.2 million in allocated expenses which are related to additional personnel and rent costs incurred by GCEAR Advisor; (3) an increase of $0.1 million in legal and other professional fees; (4) an increase of $0.1 million relating to technology expenses which were incurred to accommodate increased operating activity; and (5) an increase of $0.1 million relating to other corporate expenses such as state filing fees, directors' and officers' insurance expense, and organizational costs.
Depreciation and Amortization Expense
Depreciation and amortization expense for the year ended December 31, 2013 consisted of depreciation of building and building improvements of our properties of $10.1 million and amortization of the contributed and acquired values allocated to tenant origination and absorption costs of $14.1 million. The increase of $14.8 million as compared to the year ended December 31, 2012 is a result of additional depreciation and amortization of (1) $11.6 million related to the acquisitions made during the year ended December 31, 2013; and (2) $3.2 million related to the acquisitions made during the year ended December 31, 2012, which includes a full year of activity compared to partial months of activity in the prior year.
Interest Expense
Interest expense for the year ended December 31, 2013 increased by $6.2 million compared to the same period in 2012 due to the following: (1) $0.1 million in additional interest expense related to the property specific mortgages, primarily due to TransDigm which includes one full year of activity compared to seven months in the same period in the prior year; (2) $1.7 million in new mortgage interest expense for seven of the eight properties refinanced on the Midland Mortgage Loan on February 28, 2013, which previously served as security for the KeyBank Credit Facility, and had a lower interest rate; (3) $0.2 million in new mortgage interest expense for the Quad/Graphics property which was added to the Midland Mortgage Loan; (4) $2.4 million in additional interest expense as it relates to the KeyBank Credit Facility as there was a total of $198.0 million in borrowings during the year ended December 31, 2013 compared to $93.6 million during the same period a year ago; (5) $1.0 million in new interest expense as it relates to the KeyBank Term Loan; and (6) $1.0 million in additional amortization of deferred financing costs related to acquisitions and the Midland mortgage refinancing. These increases are offset by a $0.2 million decrease in interest expense as it relates to the mezzanine and bridge loans.
Comparison of the Years Ended December 31, 2012 and 2011
The following table provides summary information about our results of operations for the year ended December 31, 2012 and 2011:

	Year Ended December 31,		Increase/	Percentage Change
	2012	2011	(Decrease)
Rental income	$22,133,285	$13,223,384	$8,909,901	67%
Property expense recoveries	$3,356,733	$1,785,486	$1,571,247	88%
Asset management fees to affiliates	$1,882,473	$1,083,304	$799,169	74%
Property management fees to affiliates	$669,523	$377,078	$292,445	78%
Property operating expenses	$542,373	$—	$542,373	100%
Property tax expense	$2,701,126	$1,785,486	$915,640	51%
Acquisition fees and expenses to non-affiliates	$1,332,385	$1,560,974	$(228,589)	(15)%
Acquisition fees and expenses to affiliates	$4,816,500	$1,680,000	$3,136,500	187%
General and administrative expenses	$2,033,401	$1,748,334	$285,067	16%
Depreciation and amortization	$9,426,785	$5,608,669	$3,818,116	68%
Interest expense	$7,760,015	$5,787,676	$1,972,339	34%
Rental Income
Rental income for the year ended December 31, 2012 is comprised of rental income of $20.4 million, adjustments to straight-line contractual rent of $1.4 million, and in-place lease valuation amortization of $0.3 million. Rental income for the year ended December 31, 2012 increased by $8.9 million compared to the same period in the prior year as a result of (1) $0.1 million in additional rental income as a result of a rent increase related to the Plainfield property, which took effect July 2011; (2) $1.5 million in additional rental income related to the LTI property as it included one full year of activity compared to approximately six months of activity in the prior year; (3) $6.8 million in additional rental income related to the real estate acquired during the year ended December 31, 2012; and (4) $0.5 million in additional straight-line adjustments to contractual rent and in-place lease valuation amortization.
Property Expense Recoveries
Also included as a component of revenue is the recovery of Recoverable Expenses, which increased by $1.6 million compared to the same period in the prior year as a result of (1) $1.2 million related to Recoverable Expenses with the exception of property taxes, of which there were none in the prior year; and (2) $0.4 million increase in property tax recoveries related to the acquisitions of additional real estate made during the year ended December 31, 2012.
Property Expenses
Property expenses for the year ended December 31, 2012 and 2011 totaled $5.7 million and $3.2 million, respectively, consisting of asset management fees, property management fees, property operating expenses, and property taxes. The total increase of $2.5 million compared to the same period in the prior year is a result of (1) $0.8 million in asset management fees, of which $0.6 million relates to current year acquisitions; (2) $0.3 million in property management fees, of which $0.2 million relates to current year acquisitions; (3) $0.9 million in property taxes, of which $0.6 million relates to current year acquisitions; and (4) $0.5 million in property operating expenses related to certain real estate for which we paid certain operating and capital expenses on behalf of the tenant and recovered through estimated monthly common area maintenance reimbursements. In the prior year, none of the leases for our properties contained such provisions.
Acquisition Fees and Expenses
Real estate acquisition fees and expenses to non-affiliates, which totaled $1.3 million for the year ended December 31, 2012, decreased by $0.2 million compared to the year ended December 31, 2011. Real estate acquisition fees and expenses to affiliates of $4.8 million represent the acquisition fees and expense reimbursement due to GCEAR Advisor for the seven property acquisitions made in the year ended December 31, 2012, compared to the year ended December 31, 2011 in which there was only one acquisition and acquisition fees and expense reimbursement to affiliates totaled $1.7 million.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2012 increased by $0.3 million compared to the prior year due to increased operating activity as discussed below. General and administrative expenses for the year ended December 31, 2012 totaled $2.0 million consisting of accounting and legal fees of $0.7 million, directors’ and officers’ insurance of $0.2 million, bank and transfer agent fees of $0.4 million, allocated personnel and rent costs incurred by GCEAR Advisor of $0.4 million as well as other expenses totaling $0.3 million. The total of $0.3 million in other expenses consisted of board of directors’ fees and expenses ($0.1 million), filing fees ($0.1 million), and printing costs ($0.1 million).
Depreciation and Amortization Expense
Depreciation and amortization expense for the year ended December 31, 2012 consisted of depreciation of building and building improvements of our properties of $4.6 million and amortization of the contributed and acquired values allocated to tenant origination and absorption costs of $4.8 million. The increase of $3.8 million as compared to the year ended December 31, 2011 is a result of additional depreciation and amortization of (1) $3.0 million related to the acquisitions made during the year ended December 31, 2012; and (2) $0.8 million related to the LTI property, which includes a full year of activity compared to approximately six months of activity in the prior year.
Interest Expense
Interest expense for the year ended December 31, 2012 increased by approximately $2.0 million compared to the same period in 2011 due to the following: (1) $0.7 million in additional mortgage interest expense related to the LTI mortgage debt for which there was a full year of activity compared to approximately six months of activity in the prior year; (2) $0.2 million in additional mortgage interest expense related to the GE mortgage debt, which was assumed in the current year; (3) $1.6 million in additional interest expense related to the Credit Facility (discussed below) as a result of the additional acquisitions made during the year ended December 31, 2012; and (4) $0.4 million in additional amortization of deferred financing costs related to acquisitions and expansion of the Credit Facility as discussed in Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto. These increases are offset by (1) a $0.8 million decrease in interest expense on the Credit Facility as a result of lower interest rates pursuant to the amended and restated credit agreement with KeyBank effective November 18, 2011 discussed in Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto; and (2) a $0.1 million decrease in interest expense on the mezzanine and bridge loans as a result of principal payments made during the period, as discussed in Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto.
Funds from Operations and Modified Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.
In order to provide a more complete understanding of the operating performance of a REIT, NAREIT promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The IPA issued the IPA MFFO Guideline on November 2, 2010, which extended financial measures to include MFFO. In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, we evaluate events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, we assess whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from our Primary Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless GCEAR Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to GCEAR Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the years ended December 31, 2013, 2012 and 2011.

	Year Ended December 31,
	2013	2012	2011
Net Loss	$(24,469,032)	$(5,674,018)	$(4,621,498)
Adjustments:
Depreciation of building and improvements	10,092,612	4,636,201	2,972,532
Amortization of intangible assets	14,097,916	4,790,584	2,636,137
Company's share of depreciation of building and improvements - unconsolidated entity	41,629	—	—
Company's share of amortization of intangible assets - unconsolidated entity	47,093	—	—
FFO/(FFO deficit)	$(189,782)	$3,752,767	$987,171
Reconciliation of FFO to MFFO
FFO/(FFO deficit)	$(189,782)	$3,752,767	$987,171
Adjustments:
Acquisition fees and expenses to non-affiliates	4,638,438	1,332,385	1,560,974
Acquisition fees and expenses to affiliates	24,849,257	4,816,500	1,680,000
Company's share of acquisition fees and expenses to non-affiliates - unconsolidated entity	120,066	—	—
Revenues in excess of cash received (straight-line rents)	(3,515,406)	(1,385,339)	(811,691)
Amortization of above/(below) market rent	(545,889)	(301,151)	(381,670)
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	(16,618)	—	—
Company's share of amortization of above/(below) market rent - unconsolidated entity	15,441	—	—
Gain on investment in unconsolidated entity	(160,000)	—	—
MFFO	$25,195,507	$8,215,162	$3,034,784

Liquidity and Capital Resources
Long-Term Liquidity and Capital Resources
On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of debt service on our outstanding indebtedness, including repayment of the KeyBank Credit Facility, KeyBank Bridge Loan, KeyBank Term Loan, and fixed rate and assumed mortgage loans discussed below, and other investments, including preferred equity distributions and redemptions pursuant to the purchase agreement with Starwood as discussed in Note 6, Equity, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto. Generally, cash needs for items, other than property acquisitions, will be met from operations and proceeds received from our Public Offerings. However, there may be a delay between the sale of our shares and our purchase of properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investments. GCEAR Advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers on our behalf. After a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to repay debt as allowed under the loan agreements or temporarily invest any unused proceeds from our Public Offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.
KeyBank Term Loan
On November 5, 2013 we, through 17 borrower SPEs wholly owned by GCEAR Operating Partnership, obtained a $300.0 million term loan with KeyBank (the "KeyBank Term Loan").The KeyBank Term Loan had an initial funding of $282.0 million, with the remaining $18.0 million held back to fund future projected tenant improvements and leasing costs for the properties comprising the 2013 Investment Grade Portfolio (the "Mortgaged Properties"). The KeyBank Term Loan is secured by cross-collateralized, first mortgage liens on the properties comprising the Mortgaged Properties. The KeyBank Term Loan has a term of three years, maturing in November 2016, subject to two, one-year extension options (subject to the fulfillment of certain conditions), and requires monthly interest-only payments.
KeyBank Credit Facility
On June 13, 2013, we, through GCEAR Operating Partnership, and seven of its wholly owned SPEs, entered into that certain Second Amended and Restated Credit Agreement (the "Second Restated KeyBank Credit Agreement") with KeyBank, as administrative agent, Bank of America as syndication agent, and the other Lenders, pursuant to which the Lenders initially provided available financing commitments of $190.0 million of a total Credit Facility (the "KeyBank Credit Facility") up to $400.0 million. During the first two years under the term of the Second Restated KeyBank Credit Agreement, we may request additional commitments up to the $400.0 million available Credit Facility, and the administrative agent will act on a best efforts basis to obtain such increases or additional commitments. As of December 31, 2013, the total commitment was increased to $335.0 million with four additional lenders committing $145.0 million. Availability under the Second Restated KeyBank Credit Agreement is limited to the lesser of certain loan-to-value and debt service coverage ratio calculations set forth in the Second Restated KeyBank Credit Agreement.
In connection with the acquisitions made during the year ended December 31, 2013 we, through GCEAR Operating Partnership, made draws totaling $198.0 million under the KeyBank Credit Facility and repaid $178.9 million. As of December 31, 2013, $44.5 million of the KeyBank Credit Facility was outstanding, which is secured by certain properties. Per the terms of the Second Restated KeyBank Credit Agreement, the maximum loan available under the KeyBank Credit Facility is the lesser of the total commitments ($335.0 million) or the aggregate borrowing base availability less the outstanding balance.

KeyBank Bridge Loan
On June 13, 2013, certain of GCEAR Operating Partnership’s wholly owned SPEs entered into that certain First Amendment to Bridge Credit Agreement and Omnibus Amendment to Loan Documents (the "First Amendment"), pursuant to which the available commitments under the bridge credit agreement with KeyBank National Association and Fifth-Third Bank ("Bridge Credit Agreement") were increased from $25.0 million to $35.0 million (the "KeyBank Bridge Loan"). In addition, the First Amendment provides that the commitments may be increased to a maximum of $50.0 million, in $5.0 million increments. The other material terms of the Bridge Credit Agreement were otherwise unchanged.
In connection with the acquisitions of the Comcast, UTC, Avnet, and Cigna properties on January 11, 2013, May 3, 2013, May 29, 2013 and June 20, 2013, respectively, we, through GCEAR Operating Partnership, made draws from the KeyBank Bridge Loan totaling $33.8 million. The KeyBank Bridge Loan is guaranteed by our Chief Executive Officer and Chairman, both personally and through his trust, our sponsor, and us. The draws on the KeyBank Bridge Loan were paid in full on June 28, 2013. We did not extend the terms of the Bridge Credit Agreement and on November 4, 2013, through GCEAR Operating Partnership, we made a final annual facility fee payment of less than $0.1 million based on the average daily unused amount of the total commitment as discussed in Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto, thereby terminating the agreement effective on that date.
Midland Mortgage Loan
On February 28, 2013, certain property-owning SPEs wholly owned by GCEAR Operating Partnership, entered into a fixed-rate mortgage loan agreement with Midland National Life Insurance Company (the "Midland Mortgage Loan"), whereby certain properties, which previously served as security for the KeyBank Credit Facility, were refinanced in the amount of $105.6 million and now serve as collateral for the Midland Mortgage Loan. The Midland Mortgage Loan has a fixed interest rate of 3.94%, a term of 10 years and requires monthly interest-only payments for the first four years of the term, followed by principal and interest payments based on a 30-year amortization schedule with all remaining principal and unpaid interest due at maturity. The Midland Mortgage Loan is guaranteed by GCEAR Operating Partnership and is secured by a first lien on and individual security agreements with GCEAR Operating Partnership's underlying interest in the SPEs owning the AT&T, Westinghouse, Renfro, Zeller Plastik, Travelers, Quad/Graphics, ITT, and Health Net properties, along with individual fixture filings, and assignments of leases, rents, income and profits related to each such property.
Preferred Equity
On November 5, 2013, in connection with the acquisition of the Investment Grade Portfolio, GCEAR Operating Partnership entered into a purchase agreement with an affiliate of Starwood Property Trust ("Starwood"), pursuant to which Starwood provided a $250.0 million equity investment in GCEAR Operating Partnership in exchange for 24,319,066 Preferred Units of GCEAR Operating Partnership. Starwood is entitled to monthly distributions calculated as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit; and

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the Liquidation Preference per Preferred Unit.
At all times, LIBOR will be subject to a minimum floor of 0.25%.
The Preferred Units may be redeemed by GCEAR Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of: (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the "Liquidation Preference"); (ii) 1.81% of the Liquidation Preference; and (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon. No redemptions had been made as of December 31, 2013. GCEAR Operating Partnership may, however, redeem up to 75% of the Preferred Units after the units have been outstanding for 18 months and the remaining 25% of the outstanding Preferred Units on the twenty-fourth month. In both instances GCEAR Operating Partnership will not be obligated for the Liquidation Preference and other early redemption fees.
Other Potential Future Sources of Capital
Other potential future sources of capital include proceeds from our current Public Offering, potential private offerings of our stock or limited partnership units of GCEAR Operating Partnership, proceeds from secured or unsecured financings from banks or other lenders, including debt assumed in a real estate acquisition transaction, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. To the extent we are not able to secure additional financing in the form of a credit facility (other than the current KeyBank Credit Facility) or other third party source of liquidity, we will be heavily dependent upon the proceeds of our Public Offerings and income from operations in order to meet our long-term liquidity requirements and to fund our distributions.
Short-Term Liquidity and Capital Resources
We expect to meet our short-term operating liquidity requirements with proceeds received in our Public Offerings and operating cash flows generated from our properties and other properties we acquire in the future. All advances from GCEAR Advisor will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to certain limitations on reimbursement.
Our cash and cash equivalent balances increased by approximately $4.7 million during the year ended December 31, 2013 and were used in or provided by the following:
Operating Activities. During the year ended December 31, 2013, we generated $2.6 million of net cash from operating activities, compared to $5.1 million generated during the same period in 2012. The net loss in the current period of $24.5 million is increased by funding of restricted cash reserves of $0.2 million and offset by (1) non-cash adjustments of $21.9 million (consisting mainly of depreciation and amortization of $25.4 million less deferred rent of $3.5 million), which increased compared to the same period in 2012 in which the same non-cash adjustments totaled $8.7 million, as a result of the increase in depreciation and amortization and deferred rent related mainly to the properties acquired subsequent to December 31, 2012; and (2) cash provided by working capital of $5.4 million compared to cash provided by working capital of $2.1 million for the year ended December 31, 2012. The $3.3 million increase in working capital is primarily the net effect of the following: (1) a $7.6 million increase in the change in other assets due to an increase in other deposits to unaffiliated parties primarily for future financing and an increase in receivables mainly consisting of tenant rent receivables and equity sales for which cash was received subsequent to year-end; and (2) an $11.1 million increase in the change in accounts payable and other liabilities as a result of additional property taxes mainly related to the Travelers, Northrop, Comcast, Schlumberger, Cigna, Nokia, JPMorgan Chase, Aetna, Christus Health, United HealthCare, and One Century Place properties, additional prepaid rent and additional accruals for property operating expenses.
Investing Activities. During the year ended December 31, 2013, we used $847.3 million in cash for investing activities related to (1) $849.0 million for the acquisitions made in the current period, less $8.3 million in limited partnership units issued; (2) $3.3 million in real estate acquisition deposits; (3) $1.6 million to fund restricted reserves for certain tenant improvements; (4) $1.4 million for the investment in an unconsolidated beneficial interest in a Delaware Statutory Trust, net of a $0.2 million discount, classified as gain on the consolidated statement of operations; and (5) $0.3 million paid for construction-in-progress and tenant improvements. The increase in cash usage of $693.2 million compared to the year ended December 31, 2012 is primarily due to an increase in acquisitions made in the current period of $687.9 million compared to the acquisitions made in the same period in the prior year plus $2.6 million in real estate acquisition deposits.

Financing Activities. During the year ended December 31, 2013, we generated $849.5 million in financing activities, compared to $149.3 million generated during the same period in 2012, an increase in cash provided by financing activities of $700.2 million. The increase in cash generated is the net result of a $1.0 billion increase in the change in cash provided by financing activities compared to the prior year and a $0.3 billion increase in the change in cash used in financing activities compared to the prior year. The $1.0 billion increase is comprised of: (1) an increase of $104.4 million in proceeds from borrowings on the KeyBank Credit Facility discussed above; (2) an increase of $105.6 million in proceeds from borrowings on the Midland Mortgage Loan discussed above; (3) an increase of $282.0 million in proceeds from borrowings on the KeyBank Term Loan discussed above; (4) an increase of $261.7 million in the issuance of common stock during the year ended December 31, 2013, compared to the same period in 2012; and (5) an increase in issuance of preferred equity subject to redemption of $250.0 million. The $0.3 billion increase in the change in cash used consists of the following: (1) an increase of $282.5 million in principal repayments on the KeyBank Credit Facility; (2) an increase of $0.1 million in loan amortization compared to the same period in 2012; (3) an increase of $6.3 million in distribution payments to common stockholders, preferred unit holders and noncontrolling interests; (3) an increase of $0.4 million in common stock repurchases; (4) an increase of $1.9 million in financing-related deposits; (5) an increase of $0.5 million in deposits related to the issuance of preferred units; (6) an increase of $5.4 million related to the payment of offering costs in conjunction with the issuance of preferred units as discussed in Note 6, Equity, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto; (7) an increase of $6.6 million in deferred financing costs, of which $4.1 million related to the 28 acquisitions made in the current period, $1.4 million related to the Midland Mortgage Loan, and $1.1 million related to other debt financing, matters closed during the current period, such as the Second Restated KeyBank Credit Agreement, discussed in Note 5, Debt, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto; and (8) offset by an increase of $0.1 million for a noncontrolling interest repurchase that occurred in 2012.
Distributions and Our Distribution Policy
Distributions will be paid to our stockholders as of the record date selected by our board of directors. We expect to continue to pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to pay distributions regularly unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in our Public Offerings;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	tenant improvements, capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.
We have funded distributions with operating cash flow from our properties and offering proceeds raised in our Public Offering. To the extent that we do not have taxable income, distributions paid will be considered a return of capital to stockholders. The following table shows distributions paid during the years ended December 31, 2013, 2012, and 2011:

	December 31, 2013			December 31, 2012		December 31, 2011
Distributions paid in cash — noncontrolling interests	$2,675,196			2,334,972		2,088,338
Distributions paid in cash — redeemable noncontrolling interests (1)	366,441			358,617		358,534
Distributions paid in cash — common stockholders	7,730,534			3,164,685		1,346,358
Distributions paid in cash — preferred equity	1,354,167			—		—
Distributions reinvested (shares issued)	8,901,619			2,732,270		908,930
Total distributions	$21,027,957	(2)		$8,590,544		$4,702,160
Source of distributions:
Cash flows provided by operations (3)	$2,599,509		13%	$5,058,053	59%	$—	—%
Offering proceeds from issuance of common stock (4)	9,526,829		45%	800,221	9%	3,793,230	81%
Offering proceeds from issuance of common stock pursuant to the DRP	8,901,619		42%	2,732,270	32%	908,930	19%
Total sources	$21,027,957		100%	$8,590,544	100%	$4,702,160	100%

(1)
Distributions represent the actual payments made to redeemable noncontrolling interests. These distributions are allocated to common stockholders (see consolidated statements of operations for the year ended December 31, 2013) and noncontrolling interests (see consolidated statements of equity for the year ended December 31, 2013) based on their respective weighted average ownership percentages as of December 31, 2013, as discussed in Note 6, Equity, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto.

(2)
Total distributions declared but not paid as of December 31, 2013 were $1.3 million, $0.3 million, and $1.6 million for common stockholders, noncontrolling interests, and preferred equity holders, respectively.

(3)	Percentages were calculated by dividing the respective source amount by the total sources of distributions.

(4)
The terms of the KeyBank Bridge Loan required periodic payments throughout the month in which a bridge facility draw is outstanding, equal to the net equity raised in our Public Offerings. Proceeds from the issuance of common stock were used to pay down the draws on the KeyBank Bridge Loan in full on June 28, 2013.

For the year ended December 31, 2013, we paid and declared distributions of approximately $17.5 million to common stockholders including shares issued pursuant to the DRP, and approximately $6.1 million to the limited partners of GCEAR Operating Partnership, including those distributions paid to the preferred unit holders, as compared to FFO and MFFO for the year ended December 31, 2013 of $(0.02) million and $25.2 million, respectively. The payment of distributions from sources other than FFO or MFFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.
Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of December 31, 2013:

	Payments Due During the Years Ending December 31,
	Total		2014	2015-2016	2017-2018	Thereafter
Outstanding debt obligations (1)	$496,033,809	(2)	$1,483,643	$40,140,907	$349,429,070	$104,980,189
Interest on outstanding debt obligations (3)	85,014,063		15,348,748	29,006,342	23,213,634	17,445,339
Total	$581,047,872		$16,832,391	$69,147,249	$372,642,704	$122,425,528

(1)
Amounts include principal payments only. As of December 31, 2013, the total KeyBank Credit Facility and KeyBank Term Loan balances were $44.5 million and $282.0 million, respectively and are due on June 13, 2018 and November 5, 2018, respectively, assuming the two one-year extensions are exercised.

(2)	The payments on our mortgage debt do not include the premium of $0.3 million.

(3)	Projected interest payments are based on the outstanding principal amounts and interest rates in effect at December 31, 2013.
Off-Balance Sheet Arrangements
As of December 31, 2013, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.
Subsequent Events
See Note 11, Subsequent Events, of our December 31, 2013 consolidated financial statements contained in Appendix I hereto.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There were no changes in or disagreements with GCEAR's independent registered public accountant during the years ended December 31, 2013 and 2012 or the nine months ended September 30, 2014.
Quantitative and Qualitative Disclosures about Market Risk
Market risks include risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. GCEAR expects that the primary market risk to which it will be exposed is interest rate risk, including the risk of changes in the underlying rates on its variable rate debt.
As of September 30, 2014, GCEAR's debt consisted of (1) mortgage loans of $326.2 million, of which $110.0 million relates to property-specific mortgages, which include $1.9 million in debt premiums; and (2) the Unsecured Term Loan of $300.0 million. The KeyBank Credit Facility and KeyBank Term Loan were terminated on May 8, 2014 upon GCEAR's entry into the Unsecured Credit Agreement discussed below.
In the future, GCEAR may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund acquisition, expansion, and financing of GCEAR's real estate investment portfolio and operations. GCEAR's interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve its objectives, GCEAR may borrow at fixed rates or variable rates that are lower than its current borrowing cost. In order to mitigate its interest rate risk on certain financial instruments, GCEAR may enter into interest rate hedge instruments, such as interest rate cap agreements, and in order to mitigate its risk to foreign currency exposure GCEAR may enter into foreign currency hedges. GCEAR will not enter into derivative or interest rate transactions for speculative purposes.
AIG Loan
In conjunction with the refinancing of certain properties that previously served as security for the KeyBank Credit Facility, certain property-owning SPEs wholly owned by GCEAR Operating Partnership entered into the AIG Loan for $110.64 million as discussed in Note 5, Debt, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
Midland Mortgage Loan
In conjunction with the refinancing of certain properties that previously served as security for the KeyBank Credit Facility, certain property-owning SPEs wholly owned by GCEAR Operating Partnership entered into the Midland Mortgage Loan for $105.6 million as discussed in Note 5, Debt, contained in GCEAR's September 30,

2014 consolidated financial statements contained in Appendix I hereto. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
TransDigm Mortgage Debt
In conjunction with the acquisition of the TransDigm property, GCEAR, through a wholly owned subsidiary of GCEAR Operating Partnership, assumed $6.9 million in debt. See Note 5, Debt, to GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto for a detailed description of the assumed debt. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
LTI Mortgage Debt
In conjunction with the contribution of the LTI property, GCEAR, through a wholly owned subsidiary of GCEAR Operating Partnership, assumed $34.4 million in debt. See Note 5, Debt, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto for a detailed description of the assumed debt. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
Emporia Partners Mortgage Debt
In conjunction with the contribution of the Emporia Partners property, GCEAR, through a wholly owned subsidiary of GCEAR Operating Partnership, assumed $5.4 million in debt. See Note 5, Debt, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto for a detailed description of the assumed debt. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
Ace Hardware Mortgage Debt
In conjunction with the acquisition of the Ace Hardware property, GCEAR, through a wholly owned subsidiary of GCEAR Operating Partnership, assumed $23.9 million in debt. See Note 5, Debt, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto for a detailed description of the assumed debt. As this is fixed-rate debt, an increase in current interest rates of 1.00% would have no impact on GCEAR's future earnings or cash flows.
TW Telecom Mortgage Debt
In conjunction with the acquisition of the TW Telecom property, GCEAR, through a wholly owned subsidiary of GCEAR Operating Partnership, entered into a credit agreement with Mutual of Omaha Bank. See Note 5, Debt, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto for a detailed description of the credit agreement. The TW Telecom Loan has an interest rate based on the LIBO Rate plus 2.45% adjusted on the first banking day of each month. An increase in the LIBO Rate may have an impact on GCEAR's future earnings or cash flows as the current interest rate on the TW Telecom Loan is tied to this index. If the LIBO Rate increased by 1.00%, the interest expense on the TW Telecom Loan would have potentially increased by approximately $0.04 million for the nine months ended September 30, 2014.
Unsecured Credit Facility
On May 8, 2014, GCEAR, through GCEAR Operating Partnership, entered into a credit agreement (the "Unsecured Credit Agreement") with KeyBank as administrative agent, Bank of America as syndication agent and a syndicate of lenders. Pursuant to the Unsecured Credit Agreement, GCEAR was provided with a $750.0 million senior unsecured credit facility (the "Unsecured Credit Facility"), consisting of a $450.0 million senior unsecured revolver (the "Unsecured Revolver") and a $300.0 million senior unsecured term loan (the "Unsecured Term Loan").
The Unsecured Credit Facility has an interest rate based on the leverage ratio reported with quarterly compliance certificate, as discussed below, and calculated based on the LIBO Rate plus the applicable LIBO Rate margin, as provided in the Unsecured Credit Agreement, or Base Rate plus the applicable base rate margin, as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus 0.50%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. An increase in the LIBO Rate may have an impact on GCEAR's future earnings or cash flows as the current interest rate on the Unsecured Credit Facility is tied to this index. If the LIBO Rate increased by 1.00%, the interest expense on the Unsecured Term Loan would have potentially increased by approximately $1.2 million for the nine months ended September 30, 2014.
Preferred Equity
In connection with the investment in the Preferred Units of GCEAR Operating Partnership, Starwood is entitled to monthly distributions calculated as follows:

•
From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined in Note 6, Equity, contained in GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit; and

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the Liquidation Preference per Preferred Unit.
At all times, LIBOR will be subject to a minimum floor of 0.25%.
If the LIBO Rate increased by 1.00%, the distribution payments on the Preferred Units would have potentially increased by approximately $1.9 million for the nine months ended September 30, 2014.
Signature Office REIT, Inc.
Set forth below is a description of the business of SOR. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms "we," "us" or "our" refer to SOR and its consolidated subsidiaries and predecessors. Certain statements regarding SOR's future operations and its plans for future business will not be applicable to the extent that the Merger is completed.
Business
SOR is a Maryland corporation that has elected to be taxed as a REIT for federal income tax purposes. SOR engages in the acquisition and ownership of commercial real estate properties located in the United States. SOR was formed on July 3, 2007, and commenced operations on September 29, 2010. SOR conducts business primarily through Signature Office Operating Partnership, L.P. ("SOR OP"), a Delaware limited partnership formed on July 3, 2007. SOR is the sole general partner of SOR OP. Signature Office Income Holdings, LLC ("SOR Holdings"), a Delaware limited liability company formed on November 6, 2009, is the sole limited partner of SOR OP. SOR owns 100% of the interests of SOR Holdings and possesses full legal control and authority over the operations of SOR OP and SOR Holdings. In addition, SOR OP formed Wells Core REIT TRS, LLC ("TRS"), a wholly owned subsidiary organized as a Delaware corporation, on December 13, 2011. Through December 31, 2013, SOR elected to treat TRS as a taxable REIT subsidiary. On December 9, 2013, SOR elected to treat TRS as a disregarded entity, effective January 1, 2014. References to SOR herein shall include SOR and its subsidiaries, including SOR OP, SOR Holdings, and TRS, unless stated otherwise.
On June 10, 2010, we commenced our initial public offering of up to 230,000,000 shares of common stock (the "Initial Offering") pursuant to a Registration Statement filed on Form S-11 under the Securities Act, with 30,000,000 of those shares being offered through the Distribution Reinvestment Plan ("DRP"). Under the Initial Offering, the primary shares were offered at a price of $25.00 per share, with discounts available to certain categories of purchasers, and DRP shares were offered at a price of $23.75 per share. Effective June 10, 2013, we ceased offering shares in the primary portion of the Initial Offering. On June 12, 2013, the unsold primary offering shares were deregistered, and on June 13, 2013, the registration of the shares issuable pursuant to the DRP was continued pursuant to a Registration Statement on Form S-3. On March 5, 2014, our board of directors elected to terminate the DRP, effective after the payment of the distribution for the first quarter of 2014. As a result, starting with the second quarter of 2014, all distributions are expected to be paid in cash and will not be reinvested in shares of our common stock. As of September 30, 2014, we had raised aggregate net offering proceeds of approximately $460.3 million, including net offering proceeds from the DRP of approximately $29.5 million, substantially all of which have been invested in real properties and related assets.
We operate a diversified portfolio of commercial real estate consisting primarily of high-quality, income-generating office properties located in the United States and leased to creditworthy companies. As of September 30, 2014, we owned 13 office properties consisting of 15 buildings and approximately 2.6 million square feet. As of September 30, 2014, our office properties were approximately 98.9% leased. For additional information regarding our properties and significant tenants, see "Our Portfolio" below.
From our inception through December 31, 2013, we operated as an externally advised REIT pursuant to an advisory agreement, under which Wells Core Office Income REIT Advisory Services, LLC (the "Advisor"), a wholly owned subsidiary of Wells Real Estate Funds, Inc. ("WREF"), performed certain key functions on our behalf, including, among others, the investment of capital proceeds and management of day-to-day operations. The Advisor contracted with Wells Capital, Inc. ("Wells Capital") and Wells Management Company, Inc. ("Wells Management"), also wholly owned subsidiaries of WREF, to engage their employees to carry out, among others, the key functions enumerated above on our behalf.
On January 1, 2014, upon the termination of the advisory agreement and the hiring of the employees necessary to perform the requisite corporate functions previously performed by the Advisor and its affiliates, we completed our transition to a self-managed company. From January 1, 2014 through June 30, 2014, we received certain services from WREF pursuant to a Transition Services Agreement (the "TSA") to assist in our transition to becoming a self-managed company. On June 30, 2014, we entered into an amendment to the TSA, which extended the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. The TSA, as amended, terminated on September 30, 2014.
Our stock is not listed on a national securities exchange. However, our charter requires that in the event our stock is not listed on a national securities exchange by July 31, 2020, we must either seek stockholder approval to extend or amend this listing deadline or seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to our stockholders. If we seek stockholder approval to extend or amend this listing date and do not obtain it, we would then be required to seek stockholder approval to liquidate. In this circumstance, if we seek and do not obtain approval to liquidate, we would not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.
Real Estate Investment Objectives
Our primary investment objectives are to provide current income through cash distributions paid to our investors and to preserve and return our investors' capital contributions. We also seek long-term capital appreciation from our investments.
We seek to achieve these objectives by investing in and managing a diverse portfolio of properties. We acquired these investments through a combination of equity and debt financing. Our current portfolio is comprised of high-quality, income-generating commercial office properties located in suburban areas of major U.S. markets and differentiated by geographic locations, tenants, industry groups of tenants, and timing of lease expirations. Approximately 23% and 31% of our leases (based on percentage of annualized base rent represented by such leases) are due to expire in 2017 and 2019, respectively. See "Our Portfolio" below for additional information regarding the diversification of our portfolio as of September 30, 2014.
When evaluating a property for acquisition, we consider various factors including property location attributes, physical quality of the asset, lease terms and creditworthiness of the tenants. We have developed specific standards for determining creditworthiness of tenants of buildings being considered for acquisition or at the time of signing a new lease at an existing building. Creditworthy tenants of the type we target are highly valued in the marketplace and, accordingly, competition for acquiring properties with these creditworthy tenants is intense. To the extent we continue to invest in properties, we remain committed to investing in properties that generate attractive returns over the long-term and improve the overall quality and diversification of our portfolio.
Financing Objectives
To date, we have financed our acquisitions through a combination of equity raised in our Initial Offering and debt proceeds. We anticipate using additional third-party borrowings and, if and when applicable, proceeds from the selective sale of our properties, to invest in additional capital expenditures, including improvements to our existing properties, as well as, potential future real estate investments, either directly or through investments in joint ventures, and to satisfy our near-term debt requirements. Over the long term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation and amortization) and, ideally, at less than this 50% debt-to-real-estate-asset ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders.
Our working capital line of credit provides flexibility with regard to managing our capital resources. The extent to which we draw on our credit facility is driven primarily by timing differences between our operational payments and receipts. We currently intend to maintain amounts outstanding under our long-term debt arrangement so that we will have more funds available for working capital and potential investment in additional real estate properties, which may allow us to further diversify our portfolio. However, our level of leverage will depend upon various factors to be considered in the sole discretion of our board or directors, including, but not limited to, our ability to pay distributions, the availability of real estate properties meeting our investment criteria, the availability of debt, and changes in the cost of debt financing.
As of September 30, 2014, all of our debt outstanding was under variable-rate borrowing instruments. Beginning September 26, 2013, the interest rate on $75 million of our variable-rate term loan was effectively fixed through an interest rate swap. We closely monitor interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded against the risk of increasing interest rates in future periods.
Our debt-to-real-estate-asset ratio, that is, the ratio of total debt to cost basis of real estate assets prior to deducting depreciation and amortization, as of September 30, 2014, was approximately 27%.
Operating Objectives
We focus on the following key operating factors:

•	Actively managing our portfolio to generate sufficient cash flow from operations to meet our required obligations and to provide current income through cash distributions to our investors;

•
Ensuring that we enter into leases at market rents, upon lease expiration or with regard to current or acquired vacant space at our properties, in order to receive the maximum returns on our properties permitted by the market;

•
Considering appropriate actions for future lease expirations to ensure that we can position properties appropriately to retain existing tenants or negotiate lease amendments lengthening the term of the lease, resulting in the receipt of increased rents over the long term as allowed by the market;

•	Controlling administrative operating expenses as a percentage of revenues; and

•
Investing capital in both our existing properties to maintain or increase their value and in additional high-quality, income-producing properties that support a market distribution rate while maintaining a moderate debt-to-real-estate-asset ratio over the long term.

Generally, we are responsible for the repair or replacement of specific structural components of a property such as the roof of the building or the parking lot. However, the majority of our leases include reimbursement provisions that require the tenant to pay, as additional rent, all or a portion of real estate taxes, sales and use taxes, special assessments, utilities, insurance, building repairs, and other building operation and management costs. Such reimbursement provisions mitigate the risks related to rising costs. Upon the expiration of leases at our properties, our objective is to negotiate leases that contain similar reimbursement provisions; however, the conditions in each of our markets could dictate different outcomes and may result in less favorable reimbursement provisions.
Employees
As of September 30, 2014, we had 12 employees.
Insurance
We believe that our properties are adequately insured.
Competition
Leasing of real estate is highly competitive in the current market, and we experience competition for high-quality tenants from owners and managers of competing projects. As a result, we may experience delays in re-leasing vacant space or we may have to provide rent concessions, incur charges for tenant improvements, or offer other inducements to enable us to timely lease vacant space, all of which may have an adverse impact on our results of operations. Also, if we seek to acquire properties, we would be in competition with other potential buyers for the same properties, which may result in an increase in the amount we must pay to acquire a property or may require us to locate another property that meets our investment criteria. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties to locate suitable purchasers.
Concentration of Credit Risk
We are dependent upon the ability of our tenants to pay their contractual rental amounts as they become due. The inability of a tenant to pay future rental amounts would have a negative impact on our results of operations. We are not aware of any reason why our current tenants will not be able to pay their contractual rental amounts as they become due in all material respects. Situations preventing our tenants from paying contractual rents could result in a material adverse impact on our results of operations.
Operating Segment
We operate in a single reporting segment, and the presentation of our financial condition and performance is consistent with the way in which our operations are managed.
Website Address
Access to copies of each of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and other documents filed with, or furnished to, the SEC, including amendments to such filings, may be obtained free of charge from our website at www.signaturereit.com or through a link to the SEC website, www.sec.gov. The contents of those websites are not incorporated by reference in, or otherwise a part of, this Proxy Statement and Prospectus. These filings are available promptly after we file them with, or furnish them to, the SEC.
Our Portfolio
Overview
As of September 30, 2014, we owned 13 office properties, consisting of 15 buildings, located in eight states. As of September 30, 2014, our office properties were approximately 98.9% leased with an average lease term remaining of approximately 4.8 years. The table set forth below shows information relating to the properties we owned as of September 30, 2014.

Properties	Location	% Leased as of September 30, 2014	Rentable Square Feet	Total Purchase Price(1)	% of Total Assets	Annualized Base Rent(2)	Average Annualized Base Rent per Square Foot
Royal Ridge V Building	Irving, TX	100%	119,611	$18,134,588	2.8%	$2,534,780	$21.19
333 East Lake Street Building	Bloomingdale, IL	97.9%	71,053	11,710,764	1.8%	1,994,854	$28.08
Westway One Building	Houston, TX	100%	143,961	31,000,000	4.8%	4,588,598	$31.87
Duke Bridges I & II Buildings	Frisco, TX	100%	284,198	49,000,000	7.5%	6,352,620	$22.35
Miramar Centre II Building	Miramar, FL	100%	96,394	20,921,636	3.2%	2,578,739	$26.75
7601 Technology Way Building	Denver, CO	100%	182,875	41,500,000	6.4%	5,466,792	$29.89
Westway II Building	Houston, TX	100%	242,374	70,313,406	10.8%	9,286,731	$38.32
Franklin Center Building	Columbia, MD	100%	200,593	65,000,000	10%	6,674,164	$33.27
South Lake Building	Herndon, VA	100%	268,240	90,900,000	14%	9,897,006	$36.90
Four Parkway North Building	Deerfield, IL	100%	171,750	41,144,691	6.3%	5,333,431	$31.05
2275 Cabot Drive Building	Lisle, IL	100%	94,375	17,993,058	2.8%	2,599,687	$27.55
4650 Lakehurst Court Building	Columbus, OH	100%	164,639	24,727,760	3.8%	3,692,511	$22.43
64 & 66 Perimeter Center Buildings	Atlanta, GA	95.2%	583,690	95,297,762	14.7%	12,349,105	$21.16
Total Portfolio		98.9%	2,623,753	$577,643,665	88.9%	$73,349,108

(1)
Purchase price is presented net of adjustments and exclusive of closing costs and acquisition fees and has been allocated to tangible assets, consisting of land, building and site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on estimates of their fair values.

(2)	Represents the monthly contractual base rent and recoveries from tenants under existing leases as of September 30, 2014, multiplied by 12 months. The amount reflects total rent before rent abatements.
Property Statistics
The following table shows the tenant diversification of our office properties as of September 30, 2014.

Tenant	Annualized Base Rent (1)	Percentage of Annualized Base Rent
State Farm Mutual Auto Insurance Co.	$10,555,538	14%
Time Warner Cable	9,870,351	13%
GE Oil & Gas, Inc.	7,134,629	10%
Leidos	6,625,366	9%
T-Mobile West Corporation	5,746,308	8%
Jackson National Life Insurance Company	5,466,792	7%
Cameron Solutions	4,133,071	6%
Qwest Communications Company, LLC	3,692,511	5%
CF Industries	2,633,045	4%
McCain Foods USA, Inc.	2,599,687	4%
Humana Medical Plan, Inc.	2,578,739	4%
JP Morgan Chase Bank	2,534,780	3%
Lundbeck	2,410,956	3%
Other(2)	7,367,245	10%
	$73,349,018	100%

(1)	Represents the monthly contractual base rent and recoveries from tenants under existing leases as of September 30, 2014, multiplied by 12 months. The amount reflects total rent before rent abatements.

(2)	No more than 3% is attributable to any individual tenant.

The following table shows the tenant industry diversification of our office properties as of September 30, 2014.

Industry	Annualized Base Rent (1)	Rentable Square Feet	Percentage of Annualized Base Rent
Communication	$19,309,171	688,310	26%
Insurance Carriers	18,601,069	780,970	25%
Business Services	8,364,310	255,768	11%
Electronic And Other Electric Equipment	7,134,629	186,957	10%
Chemicals And Allied Products	5,044,001	162,509	7%
Industrial Machinery And Equipment	4,133,071	128,645	6%
Depository Institutions	2,698,968	123,855	4%
Food And Kindred Products	2,599,687	94,735	4%
Other(2)	5,464,112	172,867	7%
Vacant	—	29,497	—%
	$73,349,018	2,623,753	100%

(1)	Represents the monthly contractual base rent and recoveries from tenants under existing leases as of September 30, 2014, multiplied by 12 months. The amount reflects total rent before rent abatements.

(2)	No more than 3% is attributable to any individual tenant.

The following table shows lease expirations of our office properties as of September 30, 2014, and during each of the next 10 years and thereafter. This table assumes no exercise of renewal or contraction options or termination rights.

Year of Lease Expiration	Annualized Base Rent(1)	Rentable Square Feet Expiring	Percentage of Annualized Base Rent
Vacant	—	29,497	—%
2014	977,675	29,280	1%
2015	3,957,899	159,399	5%
2016	455,527	15,316	1%
2017	17,031,196	649,151	23%
2018	6,377,932	204,497	9%
2019	22,379,539	615,646	31%
2020	48,798	2,843	—%
2021	3,727,348	123,631	5%
2022	4,766,731	192,526	7%
2023	11,215,417	525,142	15%
Thereafter	2,410,956	76,825	3%
	$73,349,018	2,623,753	100%

(1)	Represents the monthly contractual base rent and recoveries from tenants under existing leases as of September 30, 2014, multiplied by 12 months. The amount reflects total rent before rent abatements.

The following table shows the geographic diversification by metropolitan statistical area ("MSA") of our office properties as of September 30, 2014.

MSA	Annualized Base Rent(1)	Rentable Square Feet	Percentage of Annualized Base Rent
Houston	$13,875,328	386,335	19%
Atlanta	12,349,105	583,690	17%
Chicago	9,927,972	337,178	14%
Northern Virginia	9,897,006	268,240	13%
Dallas	8,887,401	403,809	12%
Baltimore	6,674,164	200,593	9%
Denver	5,466,792	182,875	7%
Columbus	3,692,511	164,639	5%
Fort Lauderdale	2,578,739	96,394	4%
	$73,349,018	2,623,753	100%

(1)	Represents the monthly contractual base rent and recoveries from tenants under existing leases as of September 30, 2014, multiplied by 12 months. The amount reflects total rent before rent abatements.
Legal Proceedings
From time to time, we are party to legal proceedings, which arise in the ordinary course of our business. We are not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
Market for Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
As of December 31, 2014, we had approximately 205 million shares of common stock outstanding held of record by a total of 10,928 stockholders. The number of stockholders is based on the records of DST Systems Inc., who serves as our registrar and transfer agent. There is no established public trading market for our common stock. Under our charter, certain restrictions are imposed on the ownership and transfer of shares.
To assist FINRA members who participated in our public offering of common stock, we disclose in each annual report distributed to stockholders a per-share estimated value of our common stock, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, we prepare annual statements of estimated share values to assist both fiduciaries of retirement plans subject to the annual reporting requirements of ERISA and custodians of IRAs in the preparation of their reports relating to an investment in our shares. For these purposes, our estimated value of a share of our common stock is $25.00 per share as of December 31, 2013. The basis for this valuation is the fact that the last price paid to acquire a share in our public primary offering, which terminated on June 10, 2013, was $25.00 per share (ignoring purchase price discounts for certain categories of purchasers). This estimated value is likely to be higher than the price at which you could resell your shares or the price you would receive per share if we were to liquidate because (1) the Initial Offering involved the payment of underwriting compensation and other directed selling efforts, organization and offering costs and acquisition and advisory fees and expenses; (2) there is no public trading market for our shares; (3) the estimated value does not take into account how market fluctuations affect the value of our investments; (4) the estimated value does not take into account how developments related to individual assets (such as the impending expiration of a large portion of our leases in 2017 and 2019) may have increased or decreased the value of our portfolio; and (5) we have paid distributions in excess of our cash flow from operations. There can be no assurance that the valuation we have provided will satisfy the valuation requirements applicable to ERISA plans and IRAs.
The Initial Offering expired on June 30, 2013; however, we continued to sell shares of our common stock to existing investors through our DRP through the payment of the distribution for the first quarter of 2014. We expect to continue to use the most recent primary public offering price per share of our common stock ($25.00) as the publicly reported estimated per-share value of our common stock through the closing of the Merger.
Distributions
We intend to make distributions each taxable year equal to at least 90% of our REIT taxable income. One of our primary goals is to pay regular quarterly distributions to our stockholders. The amount of distributions paid and the taxable portion in prior periods are not necessarily indicative of amounts anticipated in future periods.
When evaluating the amount of cash available to fund distributions to stockholders, we consider net cash provided by operating activities (as presented in accordance with GAAP in the accompanying consolidated statements of cash flows), adjusted to exclude certain costs that were incurred for the purpose of generating future earnings and appreciation in value over the long term, including acquisition-related costs. Acquisition-related costs were funded with cash generated from the sale of common stock in the Initial Offering and the DRP and, therefore, are not funded with cash generated from operations.
Quarterly distributions paid to the stockholders during 2013 and 2012 were as follows:

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$6,663,546	$7,422,316	$7,624,404	$7,617,924	$29,328,190
Per-Share Investment Income(1)	$0.151	$0.152	$0.153	$0.153	$0.609
Per-Share Return of Capital(2)	$0.219	$0.222	$0.222	$0.222	$0.885
Total Per-Share Distribution	$0.370	$0.374	$0.375	$0.375	$1.494

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$3,629,276	$4,572,182	$5,500,052	$6,153,151	$19,854,661
Per-Share Investment Income(1)	$0.121	$0.121	$0.122	$0.122	$0.486
Per-Share Return of Capital(2)	$0.253	$0.253	$0.256	$0.256	$1.018
Total Per-Share Distribution	$0.374	$0.374	$0.378	$0.378	$1.504

(1)	Approximately 41% and 32% of the distributions paid during the years ended December 31, 2013 and 2012, respectively, were taxable to the investor as ordinary income.

(2)	Approximately 59% and 68% of the distributions paid during the years ended December 31, 2013 and 2012, respectively, were characterized as tax-deferred.
Unregistered Issuance of Securities
During 2013 and 2014, we did not issue any securities that were not registered under the Securities Act.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information regarding our 2010 Long-Term Incentive Plan as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	500,000	*
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	500,000	*
* To date, no awards have been granted under the 2010 Long-Term Incentive Plan.
We have adopted the 2010 Long-Term Incentive Plan, which includes the 2010 Independent Directors Compensation Plan. The 2010 Long-Term Incentive Plan is intended to attract and retain officers, directors, advisors, and consultants considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2010 Long-Term Incentive Plan authorizes the granting of awards in the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference between the fair market value per share of common stock on the date of exercise over the SAR grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the Compensation Committee of our board of directors;

•
restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future, which right is subject to certain restrictions and to risk of forfeiture;

•	deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying an award; and

•	other stock-based awards at the discretion of the Compensation Committee of our board of directors, including unrestricted stock grants.
All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the Compensation Committee.
The Compensation Committee will administer the 2010 Long-Term Incentive Plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting, or settlement of awards may be subject to the attainment of one or more performance goals. Awards will not be granted under the 2010 Long-Term Incentive Plan if the grant, vesting, or exercise of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by the Compensation Committee, no award granted under the 2010 Long-Term Incentive Plan will be transferable except through the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order.
We have reserved an aggregate number of 500,000 shares for issuance pursuant to awards that may be granted under the 2010 Long-Term Incentive Plan. In the event of a transaction between us and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2010 Long-Term Incentive Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2010 Long-Term Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the 2010 Long-Term Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.
The term of the 2010 Long-Term Incentive Plan is 10 years. The board of directors or the Compensation Committee may terminate the 2010 Long-Term Incentive Plan at any time, but termination will have no adverse impact on any award that is outstanding at the time of the termination. The board of directors or the Compensation Committee may amend the 2010 Long-Term Incentive Plan at any time, but no amendment to the 2010 Long-Term Incentive Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation, or rule applicable to the 2010 Long-Term Incentive Plan. No termination or amendment of the 2010 Long-Term Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The Compensation Committee may amend or terminate outstanding awards, but such amendment or termination may require consent of the participant. Unless approved by our stockholders, the original term of an option may not be extended. Unless permitted by the anti-dilution provisions of the 2010 Long-Term Incentive Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, without approval by our stockholders.
No awards have been issued under the 2010 Long-Term Incentive Plan, and we currently have no plans to issue any awards under the 2010 Long-Term Incentive Plan.

Management's Discussion and Analysis of Financial Condition and Results of Operations
Management's discussion and analysis of financial condition and results of operations ("MD&A") is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.
Overview
We operate a diversified portfolio of commercial real estate consisting of high-quality, income-producing office properties primarily leased to creditworthy entities located in major metropolitan areas throughout the United States. Portfolio data is as follows:

	September 30, 2014	December 31, 2013
Total number of properties/buildings	13 / 15	13 /15
Total square feet	2,623,527	2,623,527
Percent of total square feet leased	98.9%	99.3%

We have elected to be taxed as a REIT for federal income tax purposes and have operated as such beginning with our taxable year ended December 31, 2010.
From June 2010 through June 2013, we raised gross offering proceeds of approximately $527.7 million through the issuance of common stock under our Initial Offering, including proceeds from our DRP, and we have used those proceeds, net of fees, to invest in real estate and repay borrowings used to acquire real estate properties in advance of raising equity proceeds. We continued to raise equity proceeds through the DRP through March 2014, after which the DRP was terminated. As a result, starting with the second quarter of 2014, all distributions are expected to be paid in cash and will not be reinvested in shares of our common stock. In addition, our share redemption program was terminated effective April 30, 2014
From inception through December 31, 2013, we had no paid employees and were externally advised and managed by the Advisor and Wells Management, wholly owned subsidiaries of WREF. On January 1, 2014, upon the termination of our advisory agreement and the hiring of the employees necessary to perform the requisite corporate functions previously performed by the Advisor and its affiliates, we completed our transition to a self-managed company. From January 1, 2014 through June 30, 2014, we received certain services from WREF, as specified in the TSA, to assist in our transition to becoming a self-managed company. On June 30, 2014, we amended the TSA to extend the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. These transactions have resulted in, and are expected to continue to result in, increased general and administrative expenses due to the employment-related costs and other costs we incur as a self-managed company. Such increases in general and administrative expenses are offset by the elimination of the payment of related-party asset management fees to the Advisor, likely resulting in a net cost savings to us. For additional details, please refer to Note 8 of our September 30, 2014 consolidated financial statements contained in Appendix II hereto.
Following our initial fundraising and acquisition phases, we have continued to concentrate our efforts on actively managing our assets, including enhancing the composition of our portfolio and its total return potential for our stockholders. In addition, we have more recently focused on the exploration of strategic options which could result in the execution of a transaction well in advance of July 31, 2020, the date by which we must have listed on a national securities exchange or sought stockholder approval to (i) extend or amend this listing deadline or (ii) begin liquidation.
Our operating strategy entails actively managing our portfolio to generate sufficient cash flow from operations to meet our required obligations and to provide current income in the form of cash distributions to our investors; managing lease expirations with a goal of achieving diversified lease expiration dates; maintaining a moderate leverage profile; considering appropriate actions for future lease expirations resulting in receipt of increased rents over longer terms; and controlling administrative operating expenses as a percentage of revenues. With our goals of providing current income to our stockholders and preserving their capital, we view our most significant challenges as (i) addressing the risks associated with our lease expiration dates, specifically in 2017 and 2019, and (ii) repaying or refinancing our outstanding borrowings as they become due.
Liquidity and Capital Resources
Overview
During 2014, we continued to actively manage our real estate portfolio in order to maximize cash flow from operations, to meet our required obligations and to provide current income in the form of cash distributions to our investors. We anticipate that our primary sources of future capital will be derived from operating cash flows from our real estate portfolio and draws from our credit facility. We are a party to an unsecured credit facility (the "SOR Unsecured Debt Facility") with a syndicate of banks led by Regions Bank ("Regions"), U.S. Bank National Association ("U.S. Bank"), and JPMorgan Chase Bank, N.A. ("JPMorgan"). Under the SOR Unsecured Debt Facility, we may borrow up to a total of $300 million (the "Facility Amount"), subject to availability. The Facility Amount is comprised of a revolving credit facility in an amount up to $200 million (the "SOR Revolving Facility") and a term loan facility in an amount up to $100 million (the "SOR Term Loan"). The SOR Revolving Facility and the SOR Term Loan will be due and payable in full on September 26, 2015 and September 26, 2017, respectively. We do not expect the results of operations to provide sufficient cash flow to pay off the SOR Revolving Facility. We have the option to extend the SOR Revolving Facility for two periods of 12 months each subject to satisfaction of certain conditions, including (i) no existence of default, (ii) no material adverse effect has occurred in our financial condition, (iii) compliance with covenants set forth in the SOR Unsecured Debt Facility, and (iv) payment of an extension fee equal to 0.25% of the amount committed under the SOR Revolving Facility. To the extent necessary, we intend to either refinance the SOR Unsecured Debt Facility prior to the maturity of the SOR Revolving Facility in September 2015 or to exercise the first of two 12-month extension options available to us.
We expect that our primary uses of capital will continue to include stockholder distributions and funding capital improvements to our existing properties, as well as potential future acquisitions of real estate properties. Stockholder distributions will be largely dependent upon, among other things, the amount of cash generated from our operating activities, our determination of near-term cash needs for capital expenditures at our properties and debt repayments, and our expectations of future operating cash flow generated from our properties.
In determining how and when to allocate cash resources in the future, we will initially consider the source of the cash. Substantially all cash raised from operations, after payments of periodic operating expenses and certain capital expenditures required for our properties, is anticipated to be used to pay distributions to stockholders. Therefore, to the extent that cash flows from operations are lower, distributions are anticipated to be lower as well. In addition, distributions may be lower to the extent that operating cash flow is reserved to fund future capital expenditures for our existing portfolio in order to achieve our investment objectives. Substantially all net proceeds generated from debt financing will be available to fund capital improvement to our existing properties, as well as potential future acquisitions of real estate properties, and to pay down outstanding borrowings.
Short-Term Liquidity and Capital Resources
During the year ended December 31, 2013, net cash provided by operating activities was approximately $24.0 million, which consisted primarily of rental receipts and tenant reimbursements in excess of payments for property operating costs, acquisition-related costs, asset and property management fees, and general and administrative costs, such as legal, accounting and other professional fees. During the year ended December 31, 2013, acquisition-related costs paid, which were funded with cash generated from the sale of common stock under the Initial Offering and DRP, but which under GAAP reduced net cash from operating activities, were approximately $1.9 million. During the year ended December 31, 2013, we paid total distributions to stockholders, including amounts reinvested in our common stock pursuant to the DRP, of approximately $29.3 million.
During the nine months ended September 30, 2014, net cash provided by operating activities was approximately $29.8 million, which consisted primarily of rental receipts and tenant reimbursements in excess of payments for property operating costs, property management fees, and general and administrative costs, such as salaries, legal, accounting and other professional fees. During the nine months ended September 30, 2014, we paid total distributions to stockholders, including amounts reinvested in our common stock pursuant to the DRP, of approximately $23.0 million, which were fully funded with net cash provided by operating activities. We expect to use the majority of our future net cash flow from operating activities to fund distributions to stockholders (please refer to the Distributions section below for additional information). To the extent that future net cash flow from operating activities exceeds distributions to stockholders, we intend to make repayments on the SOR Revolving Facility.
During the year ended December 31, 2013, net cash used for additions to our existing real estate assets was approximately $8.9 million and net cash used for deferred lease costs was approximately $5.1 million, both of which primarily related to funding a majority of our tenant improvement obligations at the 64 & 66 Perimeter Center Buildings.
During the nine months ended September 30, 2014, net cash used for investing activities was approximately $0.3 million, which primarily related to capital improvements at the Duke Bridges Buildings.
Net cash used in financing activities for the year ended December 31, 2013 was approximately $18.5 million. During the year ended December 31, 2013, we generated net proceeds from the sale of common stock under our public offerings, net of payments for commissions, dealer-manager fees, other offering costs and share redemptions, of approximately $64.3 million, substantially all of which was used to pay down debt and fund acquisition fees. During the year ended December 31, 2013, we received gross debt proceeds of approximately $14.5 million from the SOR Revolving Facility, which were used to fund a portion of our tenant improvement obligations at the 64 & 66 Perimeter Center Buildings and to fund common stock redemptions under our share redemption program. We repaid approximately $68.0 million on the SOR Revolving Facility during the year ended December 31, 2013.
Net cash used in financing activities for the nine months ended September 30, 2014 was approximately $30.6 million.
During the nine months ended September 30, 2014, we received gross debt proceeds of approximately $30.2 million from the SOR Revolving Facility, which were primarily used to repay the $24.9 million balance of a mortgage loan in full upon its maturity on June 27, 2014. During the nine months ended September 30, 2014, we funded redemptions of our common stock under our share redemption program of $2.9 million. During the nine months ended September 30, 2014, we made total debt repayments of approximately $38.6 million, consisting of $24.9 million on a mortgage loan and approximately $13.7 million on the SOR Revolving Facility.
We expect to utilize the residual cash balance of approximately $6.3 million as of September 30, 2014 to satisfy current and future liabilities. We believe that we have adequate liquidity and capital resources to meet our current obligations as they come due. As of December 31, 2014, we had access to the borrowing capacity under the SOR Unsecured Debt Facility of $144.0 million.
On November 12, 2014, our board of directors declared a quarterly distribution for stockholders of record as of December 15, 2014 in an amount equal to $0.375 per share. We paid this distribution in December 2014. We utilized operating cash flow to fund this stockholder distribution.
As of December 31, 2013, the SOR Unsecured Debt Facility contained, among others, the following restrictive covenants:

		Actual Performance
	Covenant Level	December 31, 2013
Fixed-charge coverage ratio	Greater than 1.75x	6.57
Total debt relative to total asset value	Less than 55%	28%
Secured debt relative to consolidated tangible assets	Less than 40%	6%
Secured debt, excluding non-recourse debt, relative to consolidated tangible assets	Less than 15%	0%
Tangible net worth	Greater than approximately $317.1 million(1)	$434.4 million
Net distributions paid relative to funds from operations	Less than 90%(2)	46%

(1)	Our tangible net worth must be greater than $233.8 million, plus 72.25% of the gross cash proceeds, net of redemptions paid, of all of our equity issuances consummated after September 26, 2012.

(2)
Total distributions for each fiscal year, less amounts reinvested pursuant to the DRP, cannot exceed the greater of (1) 90% of funds from operations, as defined in the SOR Unsecured Debt Facility, as long as total distributions, less amounts reinvested pursuant to the DRP, for any two consecutive quarters do not exceed 100% of funds from operations, as defined, or (2) the minimum amount required to continue to qualify as a REIT.

As of September 30, 2014, the SOR Unsecured Debt Facility contained, among others, the following restrictive covenants:

	Covenant Level	September 30, 2014
Fixed-charge coverage ratio	Greater than 1.75x	9.97
Total debt relative to total asset value	Less than 55%	26%
Secured debt relative to consolidated tangible assets	Less than 40%	0%
Secured debt, excluding non-recourse debt, relative to consolidated tangible assets	Less than 15%	0%
Tangible net worth	Greater than approximately $317.7 million(1)	$445.6 million
Net distributions paid relative to funds from operations	Less than 90%(2)	N/A(2)

(1)	Our tangible net worth must be greater than $233.8 million, plus 72.25% of the gross cash proceeds, net of redemptions paid, of all of our equity issuances consummated after September 26, 2012.

(2)
Total distributions for each fiscal year, less amounts reinvested pursuant to the DRP, cannot exceed the greater of (1) 90% of funds from operations, as defined in the SOR Unsecured Debt Facility, as long as total distributions, less amounts reinvested pursuant to the DRP, for any two consecutive quarters do not exceed 100% of funds from operations, as defined, or (2) the minimum amount required to continue to qualify as a REIT.

As of September 30, 2014, we believe we were in compliance and expect to remain in compliance with these, and all other, restrictive covenants of the SOR Unsecured Debt Facility.
Long-Term Liquidity and Capital Resources
Over the long term, we expect that our primary sources of capital will include proceeds from secured or unsecured financings from banks and other lenders and net cash flows from operations, including proceeds from strategic property sales. We anticipate funding distributions to our stockholders from net cash flows from operations; however, we may borrow funds to fund distributions as well.
We expect that our principal demands for capital will include operating expenses, including interest expense on any outstanding indebtedness; funding capital improvements and leasing costs with respect to our existing properties, as well as potential future acquisitions of real estate properties; repayment of debt; and distributions.
We have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation), referred to as the debt-to-real-estate-asset ratio; however, we may borrow in excess of this threshold under some circumstances. Our working capital line of credit provides flexibility with regard to managing our capital resources. Over the short term, we expect to temporarily draw on the SOR Revolving Facility to fund capital improvements and leasing costs with respect to our existing properties, as well as potential future acquisitions of real estate properties. Additionally, we may place long-term debt on our existing properties and any properties acquired in the future. We currently intend to maintain amounts outstanding under our long-term debt arrangement so that we will have more funds available for working capital and potential investment in additional real estate properties, which will allow us to further diversify our portfolio. However, our level of leverage will depend upon various factors to be considered in the sole discretion of our board of directors, including, but not limited to, our ability to pay distributions, the availability of real estate properties meeting our investment criteria, the availability of debt, and changes in the cost of debt financing. Over the long term, we intend to maintain debt levels less than the 50% debt-to-real-estate-asset ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of September 30, 2014, our debt-to-real-estate-asset ratio was approximately 27%. Prior to its amendment in August 2014, our charter limited us from incurring debt in relation to our net assets in excess of 100%, unless borrowings in excess of this limit were approved by a majority of our board of directors and disclosed in our next quarterly report. During the periods presented, our debt-to-net asset ratio did not exceed 100%. We expect our debt-to-net asset ratio to remain at a similar level in the near term; however, we may determine that it is in our best interest to pursue leveraged acquisitions, which would cause our debt-to-net asset ratio to increase.
Contractual Obligations and Commitments
As of December 31, 2013, our contractual obligations were as follows:

	Payments Due By Period
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Debt obligations	$167,400,000	$24,900,000	$42,500,000	$100,000,000	$—
Estimated interest on debt obligations(1)	10,502,974	3,440,253	5,322,881	1,739,840	—
Capital lease obligations(2)	115,000,000	—	—	—	115,000,000
Tenant allowances	547,032	547,032	—	—	—
Total	$293,450,006	$28,887,285	$47,822,881	$101,739,840	$115,000,000

(1)
Interest obligations on variable-rate debt are measured at the rate at which they are effectively fixed with interest rate swaps (where applicable). Interest obligations on all other debt are measured at the contractual rate.

(2)
Amounts include principal obligations only. We will incur an additional $91.4 million in interest expense on these obligations over the term of the leases. The principal obligation and related interest expense will be completely offset by our investments in development authority bonds and their corresponding interest income (see Note 2 and Note 6 to our December 31, 2013 consolidated financial statements contained in Appendix II hereto).

As of September 30, 2014, our contractual obligations were as follows:

	Payments Due By Period
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Debt obligations	$159,000,000	$—	$59,000,000	$100,000,000	$—
Estimated interest on debt obligations(1)	8,156,296	871,288	5,547,010	1,737,998	—
Capital lease obligations(2)	115,000,000	—	—	—	115,000,000
Total	$282,156,296	$871,288	$64,547,010	$101,737,998	$115,000,000

(1)
Interest obligations on variable-rate debt are measured at the rate at which they are effectively fixed with interest rate swaps (where applicable). Interest obligations on all other debt are measured at the contractual rate.

(2)
Amounts include principal obligations only. We will incur an additional $86.3 million in interest expense on these obligations over the term of the leases. The principal obligation and related interest expense will be completely offset by our investments in development authority bonds and their corresponding interest income (see Note 2 and Note 5 to our September 30, 2014 consolidated financial statements contained in Appendix II hereto).
Distributions
Our board of directors declares quarterly distributions based on a single record date at the end of each quarterly period. In determining the rate of stockholder distributions, our board considers a number of factors, including the current and future levels of cash available to fund stockholder distributions, which is dependent upon the operations of our properties, our current and future projected financial condition, our capital expenditure requirements, our expectations of future sources of liquidity, and the annual distribution requirements necessary to maintain our status as a REIT under the Code. When evaluating the amount of current and future cash available to fund distributions to stockholders, we consider net cash provided by operating activities (as presented in accordance with GAAP in the accompanying consolidated statements of cash flows). We also consider certain costs that were incurred for the purpose of generating future earnings and appreciation in value over the long term, including acquisition-related costs. In accordance with Accounting Standards Codification Topic 805 Business Combinations ("ASC 805"), we expense all acquisition-related costs as incurred. Acquisition-related costs include customary third-party costs, such as legal fees and expenses; costs of appraisals; accounting fees and expenses; title insurance premiums; and other closing costs. Generally, our policy is to pay distributions based on current and projected cash flow from operations after giving consideration to certain amounts excluded from cash flow from operations under GAAP. Over the long term, we expect to fund stockholder distributions principally with cash flow from operations; however, we may also use borrowings to fund stockholder distributions.
For the year ended December 31, 2013, we paid total distributions to stockholders, including amounts reinvested in our common stock pursuant to the DRP, of approximately $29.3 million. During the same period, net cash provided by operating activities was approximately $24.0 million, including approximately $1.9 million of acquisition-related costs paid with proceeds from our public offerings, but which under GAAP reduced net cash from operating activities. As a result, the distributions paid to common stockholders for the year ended December 31, 2013, as described above, were funded with approximately $24.0 million (reflecting the impact of ASC 805 as described above) from cash provided by operating activities, and the remaining amount of approximately $5.3 million was funded from our borrowings. Borrowings have been used to fund distributions to the extent that (i) net cash provided by operating activities was lower as result of the abatement of State Farm's rent and operating expense reimbursements at the 64 & 66 Perimeter Center Buildings and (ii) acquisition-related costs reduced net cash provided by operating activities.
For the nine months ended September 30, 2014, we paid total distributions to stockholders, including amounts reinvested in our common stock pursuant to the DRP, of approximately $23.0 million. During the same period, net cash provided by operating activities was approximately $29.8 million. As a result, the distributions paid to common stockholders for the nine months ended September 30, 2014, as described above, were fully funded with cash provided by operating activities.
Results of Operations
Overview
We commenced active operations on September 29, 2010 and acquired two properties during the year ended December 31, 2010, six properties during the year ended December 31, 2011, and five properties during the year ended December 31, 2012. We did not acquire any additional properties during the year ended December 31, 2013 or during the nine months ended September 30, 2014, bringing our total portfolio to 13 properties as of December 31, 2013 and September 30, 2014. Accordingly, the results of operations presented for the years ended December 31, 2013, 2012, and 2011 are not directly comparable.
Our real estate operating results improved in 2013, as compared to 2012, primarily due to owning the properties acquired in 2012 for an entire year in 2013, a reduction in acquisition fees and expenses primarily due to the closing of the primary portion of the Initial Offering on June 10, 2013, and the execution of a new advisory agreement with the Advisor. Our real estate operating results improved for the three months and nine months ended September 30, 2014, as compared to the same periods in 2013, primarily due to the expiration of a majority of State

Farm's operating expense reimbursement abatements at the 64 & 66 Perimeter Center Buildings and the elimination of related-party advisory fees and expenses related to our transition to self-management, partially offset by an increase in general and administrative expenses due to employment-related costs and other costs we incur as a self-managed company.
Comparison of the year ended December 31, 2013 versus the year ended December 31, 2012
The following table sets forth data from our consolidated statements of operations for the year ended December 31, 2013 and 2012, respectively, as well as each balance as a percentage of total revenues for the same periods presented:

	Year ended December 31, 2013	% of Revenues	Year ended December 31, 2012	% of Revenues	$ Increase (Decrease)	% Increase (Decrease)
Revenues:
Rental income	$53,023,714	77%	$38,199,442	80%	$14,824,272	39%
Tenant reimbursements	16,207,310	23%	9,771,959	20%	6,435,351	66%
Other property income	36,525	—%	39,714	—%	(3,189)	(8)%
Total revenues	69,267,549	100%	48,011,115	100%	21,256,434	44%
Expenses:
Property operating costs	23,469,100	34%	14,887,050	31%	8,582,050	58%
Asset and property management fees:
Related-party	5,495,142	8%	3,600,057	7%	1,895,085	53%
Other	1,011,405	1%	354,890	1%	656,515	185%
Depreciation	17,768,543	26%	12,422,906	26%	5,345,637	43%
Amortization	11,292,059	16%	7,695,172	16%	3,596,887	47%
General and administrative	3,800,454	5%	4,814,146	10%	(1,013,692)	(21)%
Acquisition fees and expenses	1,674,094	3%	5,912,302	12%	(4,238,208)	(72)%
Total expenses	64,510,797	93%	49,686,523	103%	14,824,274	30%
Real estate operating income (loss)	4,756,752	7%	(1,675,408)	(3)%	6,432,160	384%
Other income (expense):
Interest expense	(12,446,785)	(18)%	(6,708,077)	(14)%	5,738,708	86%
Interest and other income	6,900,454	1,000%	73,278	—%	6,827,176	9,317%
Income before income tax expense	(789,579)	(100)%	(8,310,207)	(17)%	7,520,628	90%
Income tax expense	(203,553)	—%	(174,316)	(1)%	29,237	17%
Net income (loss)	$(993,132)	(100)%	$(8,484,523)	(18)%	$7,491,391	88%
Per-share net income - basic and diluted	$(0.05)		$(0.63)		$0.58	92%

Revenues
Rental income and tenant reimbursements increased $14.8 million, or 39%, and $6.4 million, or 66%, respectively, for the year ended December 31, 2013 compared to the same period in 2012, primarily as a result of owning the properties acquired in 2012 for an entire year in 2013. Absent any additional acquisitions, we expect rental income to remain at a similar level as compared to the year ended December 31, 2013. We expect tenant reimbursements to increase as compared to the year ended December 31, 2013, as a result of the expiration of State Farm's operating expense reimbursement abatement at the 64 & 66 Perimeter Center Buildings in 2014.

Expenses
Property operating costs and asset and property management fees increased $8.6 million, or 58%, and $2.6 million, or 65%, respectively, for the year ended December 31, 2013 compared to the same period in 2012, primarily as a result of owning the properties acquired in 2012 for an entire year in 2013. Property operating costs and management fees as a percentage of total revenues increased to approximately 43% for the year ended December 31, 2013 from approximately 39% for the year ended December 31, 2012 as a result of the abatement of State Farm's operating expense reimbursements in 2013. Absent any additional acquisitions, property operating costs in future periods are expected to remain at a similar level, as measured in gross dollars, and decrease, as measured as a percentage of total revenues, as compared to the year ended December 31, 2013. As a result of our transition to self-management and termination of our advisory agreement effective December 31, 2013, we will no longer incur related-party asset management fees. Please refer to Note 10 of our December 31, 2013 consolidated financial statements contained in Appendix II hereto for further explanation.
Depreciation of real estate and amortization of lease costs increased $5.3 million, or 43%, and $3.6 million, or 47%, respectively, for the year ended December 31, 2013, compared to the same period in 2012, primarily as a result of owning the properties acquired in 2012 for an entire year in 2013. Absent any additional acquisitions, depreciation and amortization in future periods are expected to remain at a similar level as compared to the year ended December 31, 2013.
General and administrative expenses decreased $1.0 million, or 21%, for the year ended December 31, 2013 compared to the same period in 2012, representing 5% and 10% of revenues, respectively, primarily as a result of entering into a revised advisory agreement, effective June 11, 2013, which eliminated (i) the payment of the debt financing fee and (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees. We expect general and administrative expenses, as measured in gross dollars and as a percentage of total revenues, to increase in future periods as a result of the employment-related costs and other costs we will incur as a self-managed company. The increase in general and administrative expenses is expected to be offset by the elimination of the advisory fees and expenses we paid to the Advisor as an externally managed company resulting in net cost savings to us. Please refer to Note 10 of our December 31, 2013 consolidated financial statements contained in Appendix II hereto for further explanation.
Acquisition fees and expenses decreased $4.2 million, or 72%, for the year ended December 31, 2013 compared to the same period in 2012, primarily due to (i) the absence of non-recurring costs paid to third parties, including transfer taxes, in connection with property acquisitions, and (ii) a decrease in the amount of equity proceeds raised under our Initial Offering during 2013 as compared to 2012. During the periods presented, we incurred acquisition fees equal to 2% of gross offering proceeds raised. Except for fees and expenses specifically related to any additional acquisitions, we do not expect to incur any future acquisition fees and expenses in 2014. Please refer to Note 10 of our December 31, 2013 consolidated financial statements contained in Appendix II hereto for further explanation.
Other Income (Expense)
Interest expense increased $5.7 million, or 86%, for the year ended December 31, 2013 compared to the same period in 2012, primarily due to incurring interest expense related to capital lease obligations assumed in connection with the acquisition of the 64 & 66 Perimeter Center Buildings in December 2012. The increase in interest expense related to capital lease obligations is completely offset by an increase in interest and other income from related investments in development authority bonds. Future levels of interest expense will vary, primarily based on the amounts of future borrowings and the costs of borrowings. Future borrowings will be used primarily to invest in additional capital expenditures, including improvements to our existing properties, as well as potential future acquisitions of real estate properties. Absent any additional acquisitions, we expect future interest expense to increase slightly due to the interest rate swap executed contemporaneously with the SOR Term Loan, which beginning September 26, 2013, effectively fixed our interest rate on $75.0 million of the SOR Term Loan at a rate higher than the current variable rate that would otherwise apply to the borrowings under the SOR Term Loan. Please refer to Note 5 of our December 31, 2013 consolidated financial statements contained in Appendix II hereto for further explanation.

Interest and other income increased $6.8 million for the year ended December 31, 2013 compared to the same period in 2012, primarily due to recognizing interest income related to investments in development authority bonds assumed in connection with the acquisition of the 64 & 66 Perimeter Center Buildings in December 2012. The increase in interest and other income from related investments in development authority bonds is completely offset by an increase in interest expense related to capital lease obligations. We anticipate interest and other income will remain relatively stable, as compared to the year ended December 31, 2013, in future periods.
Net Loss
Our net loss decreased $7.5 million, or 88%, for the year ended December 31, 2013 compared to the same period in 2012, primarily due to an increase in our real estate operating income of $6.4 million as a result of owning the properties acquired in 2012 for an entire year in 2013 and a reduction in acquisition fees and expenses. We sustained a net loss for the year ended December 31, 2013 as a result of incurring interest expense, net of interest income, of approximately $5.5 million, which was incurred in connection with borrowings used to finance the purchase of real estate properties. Our net loss per share improved $0.58 for the year ended December 31, 2013 compared to the same period in 2012, due to the decrease in our net loss and an approximate increase in weighted-average shares outstanding of 6.2 million shares. We expect future net income (loss) and net income (loss) per share will improve as compared to the year ended December 31, 2013, as a result of the expiration of State Farm's operating expense reimbursement abatement at the 64 & 66 Perimeter Center Buildings in 2014, as well as the elimination of advisory fees and expenses we paid to the Advisor as an externally managed company, partially offset by the increase in employment-related costs and other costs we will incur as a self-managed company, resulting in net cost savings to us.
Comparison of the year ended December 31, 2012 versus the year ended December 31, 2011
The following table sets forth data from our consolidated statements of operations for the year ended December 31, 2012 and 2011, respectively, as well as each balance as a percentage of total revenues for the same periods presented:

	Year ended December 31, 2012	% of Revenues	Year ended December 31, 2011	% of Revenues	$ Increase (Decrease)	% Increase (Decrease)
Revenues:
Rental income	$38,199,442	80%	$13,520,603	73%	$24,678,839	183%
Tenant reimbursements	9,771,959	20%	4,998,794	27%	4,773,165	95%
Other property income	39,714	—%	—	—%	39,714	N/M
Total revenues	48,011,115	100%	18,519,397	100%	29,491,718	159%
Expenses:
Property operating costs	14,887,050	31%	6,566,757	35%	8,320,293	127%
Asset and property management fees:
Related-party	3,600,057	7%	1,280,985	7%	2,319,072	181%
Other	354,890	1%	157,122	1%	197,768	126%
Depreciation	12,422,906	26%	4,484,518	24%	7,938,388	177%
Amortization	7,695,172	16%	2,480,235	13%	5,214,937	210%
General and administrative	4,814,146	10%	2,943,673	16%	1,870,473	64%
Acquisition fees and expenses	5,912,302	12%	6,784,605	37%	(872,303)	(13)%
Total expenses	49,686,523	103%	24,697,895	133%	24,988,628	101%
Real estate operating income (loss)	(1,675,408)	(3)%	(6,178,498)	(33)%	4,503,090	73%
Other income (expense):
Interest expense	(6,708,077)	(14)%	(3,804,185)	(21)%	2,903,892	76%
Interest and other income	73,278	—%	3,289	—%	69,989	2,128%
Income before income tax expense	(8,310,207)	(17)%	(9,979,394)	(54)%	1,669,187	17%
Income tax expense	(174,316)	(1)%	(92,274)	(1)%	82,042	89%
Net income (loss)	$(8,484,523)	(18)%	$(10,071,668)	(54)%	$1,587,145	16%
Per-share net income - basic and diluted	$(0.63)		$(2.26)		$1.63	72%

Revenues
Rental income and tenant reimbursements increased $24.7 million, or 183%, and $4.8 million, or 95%, respectively, for the year ended December 31, 2012 compared to the same period in 2011, primarily as a result of the growth in the portfolio during 2012 and owning the properties acquired in 2011 for a full year.
Expenses
Property operating costs and asset and property management fees increased $8.3 million, or 127%, and $2.5 million, or 175%, respectively, for the year ended December 31, 2012 compared to the same period in 2011, primarily as a result of the growth in the portfolio during 2012 and owning the properties acquired in 2011 for a full year. Property operating costs and management fees represented approximately 39% and 43% of total revenues for the years ended December 31, 2012 and 2011, respectively.
Depreciation of real estate and amortization of lease costs increased $7.9 million, or 177%, and $5.2 million, or 210%, respectively, for the year ended December 31, 2012 compared to the same period in 2011, primarily as a result of the growth in the portfolio during 2012 and owning the properties acquired in 2011 for a full year. Amortization increased at a higher rate than depreciation primarily because the period of amortization for lease assets is the respective lease term, which is generally shorter than the useful life over which buildings and improvements are depreciated.

General and administrative expenses increased $1.9 million, or 64%, for the year ended December 31, 2012 compared to the same period in 2011, representing 10% and 16% of revenues, respectively, primarily due to increases in salary expense reimbursements payable to the Advisor as a result of acquiring additional properties during 2011 and 2012.
Acquisition fees and expenses decreased $0.9 million, or 13%, for the year ended December 31, 2012 compared to the same period in 2011, primarily due to a reduction in costs paid to third parties, including transfer taxes, in connection with the closing of five properties acquired in 2012 as compared to six properties acquired in 2011, partially offset by an increase in the amount of equity proceeds raised under our Initial Offering during 2012. We incurred acquisition fees equal to 2% of gross offering proceeds raised. Please refer to Note 10 of our December 31, 2013 consolidated financial statements contained in Appendix II hereto for additional details.
Other Income (Expense)
Interest expense increased $2.9 million, or 76%, for the year ended December 31, 2012 compared to the same period in 2011, primarily due to (i) an increase in our average outstanding borrowings in connection with the acquisition of properties during 2011 and 2012, (ii) incurring non-cash interest related to a credit facility with Regions and the SOR Unsecured Debt Facility, and (iii) and the write-off of approximately $408,000 of deferred financing costs related to the extinguishment of debt in connection with the closing of the SOR Unsecured Debt Facility in September 2012.
Net Loss
Our net loss decreased $1.6 million, or 16%, for the year ended December 31, 2012 compared to the same period in 2011, primarily due to a decrease in our real estate operating loss of approximately $4.5 million as a result of the growth in the portfolio during 2011 and 2012, offset by an increase in our interest expense of approximately $2.9 million. We sustained a net loss for the year ended December 31, 2012 as a result of incurring a real estate operating loss of approximately $1.7 million and interest expense of approximately $6.7 million. Our real estate operating loss was primarily due to incurring acquisition fees and expenses of approximately $5.9 million, which were funded with proceeds raised from the sale of our common stock under the Initial Offering. Interest expense was incurred in connection with borrowings used to finance the purchase of real estate properties in 2011 and 2012. We leveraged our real estate acquisitions with substantial short-term and medium-term borrowings as a result of consummating the acquisitions in advance of raising investor proceeds under our Initial Offering. Our net loss per share improved $1.63 for the year ended December 31, 2012 compared to the same period in 2011 due to an approximate decrease in net loss of $1.6 million and an approximate increase in weighted-average shares outstanding of 9.1 million shares.
Comparison of the three months ended September 30, 2014 versus the three months ended September 30, 2013
The following table sets forth data from our consolidated statements of operations for the three months ended September 30, 2014 and 2013, respectively, as well as each balance as a percentage of total revenues for the same periods presented:

	Three months ended September 30, 2014	% of Revenues	Three months ended September 30, 2013	% of Revenues	$ Increase (Decrease)	% Increase (Decrease)
Revenues:
Rental income	$13,108,131	67%	$13,219,585	78%	$(111,454)	(1)%
Tenant reimbursements	5,722,637	29%	3,763,919	22%	1,958,718	52%
Other property income	730,829	4%	32,755	—%	698,074	2,131%
Total revenues	19,561,597	100%	17,016,259	100%	2,545,338	15%
Expenses:
Property operating costs	6,576,340	34%	5,711,878	34%	864,462	15%
Asset and property management fees:
Related-party	—	—%	1,513,259	8%	(1,513,259)	(100)%
Other	266,265	1%	256,330	2%	9,935	4%
Depreciation	4,686,089	24%	4,508,784	26%	177,305	4%
Amortization	3,068,347	16%	2,854,382	17%	213,965	7%
General and administrative	2,146,489	11%	477,548	3%	1,668,941	349%
Acquisition fees and expenses	—	—%	74,930	—%	(74,930)	(100)%
Total expenses	16,743,530	86%	15,397,111	90%	1,346,419	9%
Real estate operating income	2,818,067	14%	1,619,148	10%	1,198,919	74%
Other income (expense):
Interest expense	(3,065,581)	(16)%	(3,042,384)	(18)%	23,197	1%
Interest and other income	1,757,100	9%	1,725,136	10%	31,964	2%
Income before income tax expense	1,509,586	8%	301,900	2%	1,207,686	400%
Income tax expense	(57,541)	(1)%	(57,223)	(1)%	318	1%
Net income	$1,452,045	7%	$244,677	1%	$1,207,368	493%
Per-share net income - basic and diluted	$0.07		$0.01		$0.06	600%

Revenues
Tenant reimbursements increased $2.0 million, or 52%, for the three months ended September 30, 2014 compared to the same period in 2013, primarily as a result of (i) the expiration of a majority of State Farm's operating expense reimbursement abatements at the 64 & 66 Perimeter Center Buildings in December 2013 and (ii) an increase in property operating costs, as described below, of which a portion is reimbursed by our tenants.
Other property income increased $0.7 million for the three months ended September 30, 2014 compared to the same period in 2013, due to (i) an early lease termination option exercised by Leidos, effective December 31, 2014, for approximately 29,000 square feet of its space in the Franklin Center Building and (ii) an agreement reached with JP Morgan to terminate the remaining floor of its lease at the Royal Ridge Building effective January 23, 2015. These lease terminations will result in total termination penalty fees from Leidos and JP Morgan of approximately $1.0 million and $1.8 million, respectively, payable to us and recognized on a straight-line basis from the early termination notice dates through December 2014 and January 2015, respectively. This income is offset by additional depreciation and amortization related to the acceleration of depreciation and amortization for the remaining tangible and intangible lease assets associated with the early lease terminations. We are currently marketing the terminated space for lease in both properties.

Expenses
Property operating costs increased $0.9 million, or 15%, for the three months ended September 30, 2014 compared to the same period in 2013, primarily as a result of an increase in (i) real estate tax expenses at 7601 Technology Way, the Franklin Center Building, 4650 Lakehurst Court, and the 64 & 66 Perimeter Center Buildings, (ii) repairs and maintenance work completed at several properties, and (iii) utility and maintenance expenses at the 64 & 66 Perimeter Center Buildings due to an increase in occupancy in 2014. Asset and property management fees decreased $1.5 million, or 85%, for the three months ended September 30, 2014 compared to the same period in 2013, as a result of no longer incurring related-party asset management fees due to our transition to self-management and termination of our advisory agreement effective December 31, 2013. Property operating costs and management fees represented approximately 35% and 44% of total revenues for the three months ended September 30, 2014 and September 30, 2013, respectively.
General and administrative expenses increased $1.7 million, or 349%, for the three months ended September 30, 2014 compared to the same period in 2013, representing 11% and 3% of revenues, respectively, primarily as a result of the employment-related costs and other costs we incur as a self-managed company and costs incurred in connection with the exploration of strategic options. The increase in general and administrative expenses, excluding the impact of $0.5 million of costs incurred in connection with the exploration of strategic options, was offset by the elimination of the advisory fees and expenses previously paid to the Advisor as an externally managed company, resulting in net cost savings to us of approximately $0.3 million, or 16%, for the three months ended September 30, 2014.
Other Income (Expense)
Interest expense remained relatively stable for the three months ended September 30, 2014 compared to the same period in 2013. Future levels of interest expense will vary, primarily based on the amounts of future borrowings and the costs of borrowings. Future borrowings will be used primarily to invest in additional capital expenditures, including improvements to our existing properties, as well as potential future acquisitions of real estate properties.
Net Income
Our net income increased $1.2 million, or 493%, for the three months ended September 30, 2014 compared to the same period in 2013, primarily due to an increase in our real estate operating income of $1.2 million as a result of the expiration of a majority of State Farm's operating expense reimbursement abatements at the 64 & 66 Perimeter Center Buildings in December 2013, and the elimination of advisory fees and expenses previously paid to the Advisor as an externally managed company, partially offset by the increase in general and administrative expenses related to employment-related costs and other costs incurred as a self-managed company and costs incurred in connection with the exploration of strategic options. Our net income per share improved to $0.07 for the three months ended September 30, 2014 compared to $0.01 for the three months ended September 30, 2013 due to the improvement in our net income discussed above.
Except as noted in the sections above and absent any additional acquisitions, we expect that real estate operating results in the near term will remain relatively stable as compared to the third quarter of 2014.
Comparison of the nine months ended September 30, 2014 versus the nine months ended September 30, 2013
The following table sets forth data from our consolidated statements of operations for the nine months ended September 30, 2014 and 2013, respectively, as well as each balance as a percentage of total revenues for the same periods presented:

	Nine months ended September 30, 2014	% of Revenues	Nine months ended September 30, 2013	% of Revenues	$ Increase (Decrease)	% Increase (Decrease)
Revenues:
Rental income	$39,632,076	70%	$39,768,100	78%	$(136,024)	—%
Tenant reimbursements	16,042,239	28%	11,408,872	22%	4,633,367	41%
Other property income	1,079,970	2%	32,755	—%	1,047,215	3,197%
Total revenues	56,754,285	100%	51,209,727	100%	5,544,558	11%
Expenses:
Property operating costs	19,173,417	34%	16,955,899	33%	2,217,518	13%
Asset and property management fees:
Related-party	—	—%	3,981,442	8%	(3,981,442)	(100)%
Other	783,662	1%	754,159	1%	29,503	4%
Depreciation	13,703,832	24%	13,239,404	26%	464,428	4%
Amortization	8,814,927	16%	8,423,730	17%	391,197	5%
General and administrative	5,290,872	9%	3,109,679	6%	2,181,193	70%
Acquisition fees and expenses	—	—%	1,598,057	3%	(1,598,057)	(100)%
Total expenses	47,766,710	84%	48,062,370	94%	(295,660)	(1)%
Real estate operating income	8,987,575	16%	3,147,357	6%	5,840,218	186%
Other income (expense):
Interest expense	(9,252,283)	(16)%	(9,328,192)	(18)%	(75,909)	(1)%
Interest and other income	5,212,466	9%	5,175,356	10%	37,110	1%
Income (loss) before income tax expense	4,947,758	9%	(1,005,479)	N/M	5,953,237	592%
Income tax expense	(118,684)	—%	(156,640)	—%	(37,956)	(24)%
Net income (loss)	$4,829,074	9%	$(1,162,119)	N/M	$5,991,193	516%
Per-share net income (loss) - basic and diluted	$0.24		$(0.06)		$0.3	500%
Revenues
Tenant reimbursements increased $4.6 million, or 41%, for the nine months ended September 30, 2014 compared to the same period in 2013, primarily as a result of (i) the expiration of a majority of State Farm's operating expense reimbursement abatements at the 64 & 66 Perimeter Center Buildings in December 2013 and (ii) an increase in property operating costs, as described below, of which a portion is reimbursed by our tenants.
Other property income increased $1.0 million for the nine months ended September 30, 2014 compared to the same period in 2013, due to (i) an early lease termination option exercised by Leidos, effective December 31, 2014, for approximately 29,000 square feet of its space in the Franklin Center Building and (ii) an agreement reached with JP Morgan to terminate the remaining floor of its lease at the Royal Ridge Building effective January 23, 2015. These lease terminations will result in total termination penalty fees from Leidos and JP Morgan of approximately $1.0 million and $1.8 million, respectively, payable to us and recognized on a straight-line basis from the early termination notice dates through December 2014 and January 2015, respectively. This income is offset by additional depreciation and amortization related to the acceleration of depreciation and amortization for the remaining tangible and intangible lease assets associated with the early lease terminations. We are currently marketing the terminated space for lease in both properties.
Expenses
Property operating costs increased $2.2 million, or 13%, for the nine months ended September 30, 2014 compared to the same period in 2013, primarily as a result of an increase in (i) real estate tax expenses at 7601

Technology Way, 4650 Lakehurst Court, the Franklin Center Building, and the 64 & 66 Perimeter Center Buildings, (ii) repairs and maintenance work completed at several properties, (iii) utility and maintenance expenses at the 64 & 66 Perimeter Center Buildings due to an increase in occupancy in 2014, and (iv) seasonal maintenance costs at several properties due to extreme weather conditions experienced in 2014. Asset and property management fees decreased $4.0 million, or 83%, for the nine months ended September 30, 2014 compared to the same period in 2013, as a result of no longer incurring related-party asset management fees due to our transition to self-management and termination of our advisory agreement effective December 31, 2013. Property operating costs and management fees represented approximately 35% and 42% of total revenues for the nine months ended September 30, 2014 and September 30, 2013, respectively.
General and administrative expenses increased $2.2 million, or 70%, for the nine months ended September 30, 2014 compared to the same period in 2013, representing 9% and 6% of revenues, respectively, primarily as a result of the employment-related costs and other costs we incur as a self-managed company and costs incurred in connection with the exploration of strategic options. The increase in general and administrative expenses, excluding the impact of $0.6 million of costs incurred in connection with the exploration of strategic options, was offset by the elimination of the advisory fees and expenses previously paid to the Advisor as an externally managed company, resulting in net cost savings to us of approximately $2.2 million, or 32%, for the nine months ended September 30, 2014.
Acquisition fees and expenses decreased $1.6 million, or 100%, for the nine months ended September 30, 2014 compared to the same period in 2013, as a result of the expiration of our Initial Offering on June 10, 2013. Absent any additional acquisitions, we do not expect to incur any future acquisition fees and expenses in future periods.
Other Income (Expense)
Interest expense remained relatively stable for the nine months ended September 30, 2014 compared to the same period in 2013. Future levels of interest expense will vary, primarily based on the amounts of future borrowings and the costs of borrowings. Future borrowings will be used primarily to invest in additional capital expenditures, including improvements to our existing properties, as well as potential future acquisitions of real estate properties.
Net Income (Loss)
Our net income increased to $4.8 million for the nine months ended September 30, 2014 from a net loss of $1.2 million for the nine months ended September 30, 2013, primarily due to an increase in our real estate operating income of $5.8 million as a result of the expiration of a majority of State Farm's operating expense reimbursement abatements at the 64 & 66 Perimeter Center Buildings in December 2013, and the elimination of advisory fees and expenses previously paid to the Advisor as an externally managed company, partially offset by the increase in general and administrative expenses related to employment-related costs and other costs incurred as a self-managed company and costs incurred in connection with the exploration of strategic options. Our net income per share improved to $0.24 for the nine months ended September 30, 2014 from a net loss per share of $0.06 for the nine months ended September 30, 2013 due to the improvement in our net income discussed above.
Except as noted in the sections above and absent any additional acquisitions, we expect that real estate operating results in the near term will remain relatively stable as compared to the nine months ended September 30, 2014.
Funds From Operations and Adjusted Funds From Operations
Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), is a non-GAAP financial measure considered by some equity REITs in evaluating operating performance. We compute FFO in accordance with NAREIT's definition as GAAP net income (loss) adjusted to exclude: gains (losses) on sales of real estate, impairments of real estate assets, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. We consider FFO a useful measure of our performance because it principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful supplemental measure of our performance. We believe that the use of FFO, combined with the required GAAP presentations, is beneficial in improving our investors' understanding of our operating results and allowing for comparisons among other companies who define FFO as we do.
We do not, however, believe that FFO is the only measure of the sustainability of our operating performance. Changes in GAAP accounting and reporting rules that were put into effect after the establishment of NAREIT's definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of our operating performance (e.g., acquisition expenses and amortization of certain in-place lease intangible assets and liabilities, among others). Therefore, in addition to FFO, we present Adjusted Funds from Operations ("AFFO"), a non-GAAP measure. AFFO is calculated by adjusting FFO to exclude the income and expenses that we believe are not reflective of the sustainability of our ongoing operating performance, as further explained below:

•
Additional amortization of lease assets (liabilities). GAAP implicitly assumes that the value of intangible lease assets (liabilities) diminishes predictably over time and, thus, requires these charges to be recognized ratably over the respective lease terms. Such intangible lease assets (liabilities) arise from the allocation of acquisition price related to the value of opportunity costs associated with lost rentals, the value of tenant relationships, and the value of effective rental rates of in-place leases that are above or below market rates of comparable leases at the time of acquisition. Like real estate values, market lease rates in aggregate have historically risen or fallen with local market conditions. As a result, management believes that, by excluding these charges, AFFO provides useful supplemental information that is reflective of the performance of our real estate investments and that is useful in assessing the sustainability of our operations.

•
Straight-line rental income. In accordance with GAAP, rental payments are recognized as income on a straight-line basis over the terms of the respective leases. Thus, for any given period, straight-line rental income represents the difference between the contractual rental billings for that period and the average rental billings over the lease term for the same length of time. This application results in income recognition that can differ significantly from the current contract terms. By adjusting for this item, we believe AFFO provides useful supplemental information reflective of the realized economic impact of our leases, which is useful in assessing the sustainability of our operating performance.

•
Real estate acquisition-related costs. Acquisition expenses are incurred for investment purposes (i.e., to promote portfolio appreciation and generation of future earnings over the long term) and, therefore, do not correlate with the ongoing operations of our portfolio. We believe that excluding these items from AFFO provides supplemental information indicative of the sustainability of our operations. This exclusion also improves comparability of our reporting periods and of our company with other real estate operators.

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Noncash interest expense. This item represents amortization of financing costs paid in connection with executing our debt instruments. GAAP requires these items to be recognized over the remaining term of the respective debt instrument, which may not correlate with the ongoing operations of our real estate portfolio. By excluding these items, we believe that AFFO provides supplemental information that allows for better comparability of reporting periods, which is useful in assessing the sustainability of our operations.

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Master lease proceeds. In conjunction with certain acquisitions, we may enter into a master lease agreement with a seller, whereby the seller is obligated to pay us rent pertaining to certain spaces impacted by existing rental abatements. In accordance with GAAP, master lease proceeds are recorded as an adjustment to the basis of real estate assets at the time of acquisition, and, accordingly, are not included in revenues, net income, or FFO. This application results in income recognition that can differ significantly from current contract terms. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master leases) that is useful in assessing the sustainability of our operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to GAAP net income. Rather, these measures should be reviewed in conjunction with GAAP measurements, including GAAP net income, as an indication of our performance. FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is either measure indicative of funds available to fund our cash needs, including our ability to make distributions.
Reconciliations of our net loss to FFO and AFFO for the years ended December 31, 2013, 2012, and 2011 are provided below:

	Years ended December 31,
	2013	2012	2011
Reconciliation of Net Loss to FFO and AFFO:
Net loss	$(993,132)	$(8,484,523)	$(10,071,668)
Adjustments:
Depreciation of real estate assets	17,768,543	12,422,906	4,484,518
Amortization of lease-related costs	11,292,059	7,695,172	2,480,235
Total Funds From Operations adjustments	29,060,602	20,118,078	6,964,753
Funds From Operations	28,067,470	11,633,555	(3,106,915)

Other income (expenses) included in net loss that do not correlate with our operations:
Additional amortization of lease assets	2,885,695	2,159,349	1,019,736
Straight-line rental income	(7,876,148)	(3,056,134)	(793,750)
Real estate acquisition-related costs	1,674,094	5,912,302	6,784,605
Noncash interest expense	1,205,927	2,092,435	1,199,324
Master lease proceeds	9,937,273	1,324,949	535,038
Adjusted Funds From Operations	$35,894,311	$20,066,456	$5,638,038

Weighted-average common shares outstanding - basic and diluted	19,736,887	13,542,837	4,452,157

FFO per common share - basic and diluted	$1.42	$0.86	$(0.70)
AFFO per common share - basic and diluted	$1.82	$1.48	$1.27

Reconciliations of our net income (loss) to FFO and AFFO for the three months and nine months ended September 30, 2014 and 2013 are provided below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation of Net Income (Loss) to FFO and AFFO:
Net income (loss)	$1,452,045	$244,677	$4,829,074	$(1,162,119)
Adjustments:
Depreciation of real estate assets	4,684,613	4,508,784	13,700,166	13,239,404
Amortization of lease-related costs	3,068,347	2,854,382	8,814,927	8,423,730
Total Funds From Operations adjustments	7,752,960	7,363,166	22,515,093	21,663,134
Funds From Operations	9,205,005	7,607,843	27,344,167	20,501,015

Other income (expenses) included in net income (loss) that do not correlate with our operations:
Additional amortization of lease assets	820,737	702,933	2,361,491	2,121,493
Straight-line rental income	(78,903)	(1,943,024)	(957,204)	(5,930,357)
Real estate acquisition-related costs	—	74,930	—	1,598,057
Noncash interest expense	276,482	301,482	878,383	904,446
Master lease proceeds	42,984	2,550,916	504,986	7,364,515
Adjusted Funds From Operations	$10,266,305	$9,295,080	$30,131,823	$26,559,169

Weighted-average common shares outstanding - basic and diluted	20,473,024	20,416,703	20,462,113	19,522,291

FFO per common share - basic and diluted	$0.45	$0.37	$1.34	$1.05
AFFO per common share - basic and diluted	$0.50	$0.46	$1.47	$1.36
Election as a REIT
We have elected to be taxed as a REIT under the Code and have operated as such beginning with our taxable year ended December 31, 2010. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income, as defined in the Code, to our stockholders, computed without regard to the dividends-paid deduction and by excluding our net capital gain. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost, unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.
We may perform additional, noncustomary services for tenants of buildings that we own through taxable REIT subsidiaries, including any real estate or non-real-estate-related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for us to continue to qualify as a REIT, we must limit our investments in taxable REIT subsidiaries to 25% of the value of our total assets. TRS is a wholly owned subsidiary of SOR that is organized as a Delaware limited liability company. Through December 31, 2013, we elected to treat TRS as a taxable REIT subsidiary. On December 9, 2013, we elected to treat TRS as a disregarded entity, effective January 1, 2014.
Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted rates expected to be in effect when the temporary differences reverse. Deferred tax expense or benefits are recognized in the financial statements according to the changes in deferred tax assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized. No provision for federal income taxes has been made in our accompanying consolidated financial statements, other than the provision relating to TRS, as we made distributions in excess of taxable income for the periods presented.
We are subject to certain state and local taxes related to property operations in certain locations, which have been provided for in our accompanying consolidated financial statements. We record interest and penalties related to uncertain tax positions, if any, as general and administrative expense in the accompanying consolidated statements of operations.
Inflation
We are exposed to inflation risk, as income from long-term leases is intended to be the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps; reimbursement billings for operating expense pass-through charges; real estate tax and insurance reimbursements; or in some cases, annual reimbursement of operating expenses above a certain allowance. However, due to the long-term nature of the leases, the leases may not reset frequently enough to fully cover inflation.
Application of Critical Accounting Policies
Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Investment in Real Estate Assets
We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the assets to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Site improvements	15 years
Tenant improvements	Shorter of lease term or economic life
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Evaluating the Recoverability of Real Estate Assets
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable.
When indicators of potential impairment are present that suggest that the carrying amounts of real estate assets and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the respective carrying values will be recovered through the estimated undiscounted future operating cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying values, we adjust the carrying value of the real estate assets and related intangible assets to the estimated fair values, pursuant to the property, plant, and equipment accounting standard for the impairment or disposal of long-lived assets, and recognize an impairment loss. Estimated fair values are calculated based on the following information, in order of preference, depending upon availability: (i) recently quoted market price(s) for the subject property, or highly comparable properties, under sufficiently active and normal market conditions, or (ii) the present value of future cash flows, including estimated residual value. We have determined that there has been no impairment in the carrying value of our real estate assets and related intangible assets to date.
Projections of expected future operating cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property's fair value and could result in the misstatement of the carrying value of our real estate assets and related intangible assets and net income (loss).
Allocation of Purchase Price of Acquired Assets
Upon the acquisition of real properties, we allocate the purchase price of properties to tangible assets, consisting of land and building, site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on our estimate of their fair values.
The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and building based on our determination of the relative fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors we consider in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.
Intangible Assets and Liabilities Arising from In-Place Leases Where We Are the Lessor
As further described below, in-place leases where we are the lessor may have values related to direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, tenant relationships, and effective contractual rental rates that are above or below market rates:

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Direct costs associated with obtaining a new tenant, including commissions, tenant improvements, and other direct costs, are estimated based on management's consideration of current market costs to execute a similar lease. Such direct costs are included in intangible lease origination costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of opportunity costs associated with lost rentals avoided by acquiring an in-place lease is calculated based on the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Such opportunity costs are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of tenant relationships is calculated based on the expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. Values associated with tenant relationships are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of effective rental rates of in-place leases that are above or below the market rates of comparable leases is calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and are amortized as an adjustment to rental income over the remaining terms of the respective leases.
See Note 2 to our September 30, 2014 consolidated financial statements contained in Appendix II hereto for a tabular presentation of our intangible in-place lease assets and liabilities and related amortization expense.
Evaluating the Recoverability of Intangible Assets and Liabilities
The values of intangible lease assets and liabilities are determined based on assumptions made at the time of acquisition and have defined useful lives, which correspond with the lease terms. There may be instances in which intangible lease assets and liabilities become impaired, and we are required to expense the remaining asset or liability immediately or over a shorter period of time. Lease restructurings, including, but not limited to, lease terminations and lease extensions, may impact the value and useful life of in-place leases. In-place leases that are terminated, partially terminated, or modified will be evaluated for impairment if the original in-place lease terms have been modified. In situations where the discounted cash flows of the modified in-place lease stream are less than the discounted cash flows of the original in-place lease stream, we reduce the carrying value of the intangible lease assets to reflect the modified lease terms and recognize an impairment loss. For lease extensions of in-place leases that are executed more than one year prior to the original lease expiration date, the useful life of the intangible lease assets and liabilities will be extended over the new lease term with the exception of those components, such as lease commissions and tenant allowances, which have been renegotiated for the extended term. Renegotiated in-place lease components, such as lease commissions and tenant allowances, will be amortized over the shorter of the useful life of the asset or the new lease term. We have determined that there has been no impairment in the carrying value of our intangible assets to date.
Related-Party Transactions and Agreements
During 2013 and periods prior, we were party to agreements with the Advisor, Wells Investment Securities, Inc. ("WIS") and Wells Management whereby we paid certain fees and reimbursements to the Advisor, WIS, and Wells Management for acquisition fees, selling commissions, dealer-manager fees, property management fees, asset management fees, reimbursement of other offering costs, and reimbursement of operating costs. In connection with the closing of the primary portion of our Initial Offering and our transition to self-management, we terminated the related agreements on or before December 31, 2013. For the period from January 1, 2014 through June 30, 2014, we were party to the TSA with WREF, a former related party, pursuant to which WREF and its affiliates provide certain consulting, support and transitional services to us in order to facilitate our successful transition to self-management. From July 1, 2014 through September 30, 2014, we were party to the amended TSA, which extended services under the TSA as it related to certain transfer agent and client services functions. Effective June 27, 2014, we entered into an agreement with Wells REF - 6200 The Corners Parkway Owner, LLC, a subsidiary of WREF, to lease 4,221 square feet, or approximately 3%, of the 6200 The Corners Parkway Building to serve as our corporate headquarters. This lease does not indicate any other business relationship between us and WREF except one of a landlord and tenant. See Note 8 to our September 30, 2014 consolidated financial statements contained in Appendix II hereto for a discussion of the various related-party agreements and the related transactions, fees, and reimbursements.
Commitments and Contingencies
We are subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 5 of our September 30, 2014 consolidated financial statements contained in Appendix II hereto for further explanation. An example of such commitments and contingencies includes obligations under capital leases.
Quantitative and Qualitative Disclosures About Market Risk
Our future income, cash flows, and fair values of our financial instruments depend in part upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency, exchange rates, commodity prices, and equity prices. As a result, the primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control contribute to interest rate risk. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a low-to-moderate level of overall borrowings, as well as managing the variability in rate fluctuations on our outstanding debt. As such, we manage our ratio of fixed- to floating-rate debt with the objective of achieving a mix that we believe is appropriate in light of anticipated changes in interest rates. We closely monitor interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods.
Additionally, we have entered into an interest rate swap, and may enter into other interest rate swaps, caps, or other arrangements to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.
Our financial instruments consist of the $200 million SOR Revolving Facility and the $100 million SOR Term Loan. We have effectively fixed the interest rate on $75 million of our $100 million SOR Term Loan through an interest rate swap agreement. As of September 30, 2014, our consolidated debt consisted of the following, in thousands:

	Remainder of 2014	2015	2016	2017	2018	Thereafter	Total
Maturing debt:
Effectively variable-rate debt	$—	$59,000	$—	$25,000	$—	$—	$—
Effectively fixed-rate debt	$—	$—	$—	$75,000	$—	$—	$—

Average interest rate:
Effectively variable-rate debt	—%	1.91%	—%	1.81%	—%	—%	—%
Effectively fixed-rate debt	—%	—%	—%	2.54%	—%	—%	—%

All of our debt was entered into for other-than-trading purposes. To the extent that we borrow additional funds in the future under the $200 million SOR Revolving Facility or potential future variable-rate lines of credit, we would have exposure to increases in interest rates, which would potentially increase our cost of debt. The amounts outstanding on our variable-rate debt facility in the future will largely depend upon future acquisition and disposition activity.
We do not believe there is any exposure to increases in interest rates related to the capital lease obligations of $115.0 million at September 30, 2014, as the obligations are at fixed interest rates and are completely offset by interest income on the related investment in development authority bonds.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There were no disagreements with our independent registered public accountants during the years ended December 31, 2013, 2012, or 2011 or during the nine months ended September 30, 2014.
The Combined Company
Following the consummation of the Merger, the Combined Company will have a total capitalization of approximately $3 billion, and will own 69 properties in 21 states, consisting of approximately 15.2 million square feet. The following charts present the geographic and economic diversification of the Combined Company's real estate portfolio, on a pro forma basis, after consummation of the Merger:

GEOGRAPHIC DIVERSIFICATION

Note: Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in GCEAR's Form 10-Q for the period ended September 30, 2014. GCEAR figures exclude the 80% ownership interest in a joint venture with Digital Realty Trust, which consists of a data center facility of approximately 132,000 square feet located in Ashburn, VA. The property is fully leased to Facebook, Inc. and Morgan Stanley. The gross acquisition value was $187.5 million, including closing costs, which was partially funded with a stand alone credit facility of $102.0 million. The initial investment made was $68.4 million.
For the Combined Company: Midwest includes IL, IN, KS, MI, MO, OH, and WI. Southwest includes AZ, CO, and TX. Southeast includes FL, GA, NC, SC, and TN. Mid-Atlantic includes MD, and VA. Northeast includes NJ and PA. West includes CA and WA.

ECONOMIC DIVERSIFICATION

Note: Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in GCEAR's Form 10-Q for the period ended September 30, 2014. GCEAR figures exclude the 80% ownership interest in a joint venture with Digital Realty Trust, which consists of a data center facility of approximately 132,000 square feet located in Ashburn, VA. The property is fully leased to Facebook, Inc. and Morgan Stanley. The gross acquisition value was $187.5 million, including closing costs, which was partially funded with a stand alone credit facility of $102.0 million. The initial investment made was $68.4 million.
(1) Other includes, but is not limited to: retail trade, accommodations and food services, administrative/support, waste management and remediation services and healthcare and social assistance.

The following chart shows the single and multi-tenant composition of the Combined Company's real estate portfolio, on a pro forma basis, after consummation of the Merger:
Note: Based on SOR annualized net rents as of September 30, 2014 and GCEAR net rents as reported in GCEAR's Form 10-Q for the period ended September 30, 2014. GCEAR figures exclude the 80% ownership interest in a joint venture with Digital Realty Trust, which consists of a data center facility of approximately 132,000 square feet located in Ashburn, VA. The property is fully leased to Facebook, Inc. and Morgan Stanley. The gross acquisition value was $187.5 million, including closing costs, which was partially funded with a stand alone credit facility of $102.0 million. The initial investment made was $68.4 million.
(1) Includes properties that are predominantly leased to single tenants.
(2) For the GCEAR portfolio: only includes Eagle Rock (which property was sold on December 17, 2014), College Park, and One Century. For the SOR portfolio: only includes Four Parkway North.
On a pro forma basis, the Combined Company portfolio will be 96% occupied, on a weighted average basis, with a remaining average lease term of 7.2 years. Approximately 74% of the Combined Company portfolio net rent, on a pro forma basis, will come from leases with tenants who are investment grade-rated or which are guaranteed by investment grade-rated companies, or from tenants whose non-guarantor parent companies are investment grade-rated. In addition, no tenant will represent more than 4.5% of the net rents of the Combined Company, on a pro forma basis, with the top five tenants comprising a collective 18% of the net rents of the Combined Company. The top 10 tenants, based on net rent, are as follows, on a pro forma basis:

(1)	Based on SOR annualized net rents as of 9/30/14 and GCEAR net rents as reported in 3Q 2014 Form 10-Q.

(2)	Investment grade ratings are those of either tenant and/or guarantors with investment grade ratings, or whose non-guarantor parent companies have investment grade ratings.

The following chart demonstrates the debt maturity profile of the Combined Company, on a pro forma basis, after consummation of the Merger:
Note: The chart above includes the retirement of $159 million of outstanding SOR debt, as of September 30, 2014, utilizing GCEAR's unsecured credit facility, which matures in 2019.
GCEAR believes that the increased size, scale, and diversification of the Combined Company following completion of the Merger will position the Combined Company more favorably for a potential liquidity event in the future, and will also provide broader options for such a liquidity event. Furthermore, given the complementary tenant and geographic composition of the two real estate portfolios, the Merger should create operating efficiencies that will benefit the Combined Company. The Merger should allow for enhanced pricing power with service providers in certain markets and better access to key decision makers with certain tenants as well as a more efficient general and administrative cost structure than if the two companies were to operate independently.
Following the consummation of the Merger, GCEAR will continue to seek to acquire single tenant business essential properties throughout the United States diversified by corporate credit, physical geography, product type and lease duration. Although it has no current intention to do so, GCEAR may also invest in single tenant business essential properties outside the United States. GCEAR intends to acquire assets consistent with its single tenant acquisition philosophy by focusing primarily on properties:

•	essential to the business operations of the tenant;

•	located in primary, secondary, and certain select tertiary markets;

•	leased to tenants with stable and/or improving credit quality; and

•	subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent.
GCEAR's board of directors will determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying then-existing applicable listing requirements. GCEAR's board of directors has begun to consider the appropriate timing for a liquidity event and has begun to weigh various strategic considerations. Subject to market conditions and the sole discretion of GCEAR's board of directors, GCEAR may seek one or more of the following liquidity events:

•	list its shares on a national securities exchange;

•	merge, reorganize or otherwise transfer the company or its assets to another entity with listed securities;

•	commence the sale of all of our properties and liquidate the company; or

•	otherwise create a liquidity event for its stockholders.

However, GCEAR cannot assure you that it will achieve one or more of the above-described liquidity events. GCEAR's board of directors has the sole discretion to forego a liquidity event and continue operations if it deems such continuation to be in the best interests of GCEAR's stockholders. Even if GCEAR does accomplish one or more of these liquidity events, GCEAR cannot guarantee that a public market will develop for the securities listed or that such securities will trade at a price higher than what stockholders paid for their shares.
DESCRIPTION OF GCEAR SHARES
GCEAR was formed under the laws of the State of Maryland. The rights of GCEAR's stockholders are governed by Maryland law as well as GCEAR's charter and bylaws. The following summary of the terms of GCEAR's common stock is only a summary, and you should refer to the MGCL, and GCEAR's charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in GCEAR's charter and bylaws. You may obtain a copy of GCEAR's charter and bylaws free of charge upon your request. See "Where You Can Find More Information." The description of GCEAR capital stock in this section applies to the capital stock of the Combined Company after the Merger.
GCEAR's charter authorizes the issuance of up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share. As of [__], the record date for the SOR Special Meeting, approximately [__] million shares of GCEAR's common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. GCEAR's board of directors, with the approval of a majority of the entire board of directors and without any action by GCEAR's stockholders, may amend GCEAR's charter to increase or decrease the aggregate number of GCEAR's authorized shares or the number of shares of any class or series that GCEAR has authority to issue.
GCEAR's charter also contains a provision permitting its board of directors, with the approval of a majority of the board of directors and without any action by GCEAR's stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. GCEAR believes that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides GCEAR with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
GCEAR's charter and bylaws contain certain provisions that could make it more difficult to acquire control of the company by means of a tender offer, a proxy contest or otherwise. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate first with GCEAR's board of directors. GCEAR believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for GCEAR's common stock or otherwise be in the best interest of GCEAR's stockholders.
Common Stock
Subject to any preferential rights of any other class or series of stock and to the provisions of GCEAR's charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by GCEAR's board of directors out of legally available funds and declared by GCEAR and, upon GCEAR's liquidation, are entitled to receive all assets available for distribution to GCEAR's stockholders. Upon issuance in accordance with the terms of the Merger, all common stock issued in the Merger will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that GCEAR issues, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights. Shares of GCEAR's common stock have equal distribution, liquidation and other rights.

Preferred Stock
GCEAR's charter authorizes its board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. The issuance of one or more series or classes of preferred stock must be approved by a majority of GCEAR's board of directors. Because GCEAR's board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If GCEAR ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event GCEAR liquidates, dissolves, or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
As of [__], the record date for the SOR Special Meeting, GCEAR has no preferred stock issued or outstanding. GCEAR's board of directors has no present plans to issue shares of preferred stock.
Meetings and Special Voting Requirements
Subject to GCEAR's charter restrictions on transfers of GCEAR's stock, and subject to the express terms of any series of preferred stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of GCEAR's board of directors, which means that the holders of a majority of shares of GCEAR's outstanding common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.
Under the MGCL, a Maryland corporation generally cannot dissolve or liquidate, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. GCEAR's charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.
However, under the MGCL and GCEAR's charter, the following events do not require stockholder approval:

•	stock exchanges in which GCEAR is the successor;

•
mergers with or into a 90% or more owned subsidiary, provided that the charter of the successor is not amended and that the contract rights of any stock issued in the merger are identical to those of the stock that was exchanged;

•	mergers in which the company does not:

◦	reclassify or change the terms of any of the shares that are outstanding immediately before the effective time of the merger;

◦	amend the charter; and

◦	issue more than 20% of the number of shares of any class or series of shares outstanding immediately before the merger; and

•	transfers of less than substantially all of the company's assets.
Also, because GCEAR's operating assets are held by its subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of GCEAR's stockholders; provided, however, the merger or sale of all or substantially all of the operating assets held by GCEAR's operating partnership will require the approval of GCEAR's stockholders.
An annual meeting of GCEAR's stockholders will be held each year, at least 30 days after delivery of GCEAR's annual report to its stockholders. Special meetings of stockholders may be called only upon the request of a majority of GCEAR's directors, a majority of its independent directors, its president, its chief executive officer or upon the written request of stockholders holding at least 10% of its outstanding shares. Upon receipt of a written request of stockholders holding at least 10% of the outstanding shares of GCEAR stating the purpose of the special meeting, the secretary will provide all of GCEAR's stockholders written notice of the meeting and the purpose of such meeting within 10 days of such request. The meeting must be held not less than 15 nor more than 60 days after the distribution of the notice of meeting. The presence of stockholders, either in person or by proxy, entitled to cast fifty percent (50%) of all the votes entitled to be cast at a meeting constitutes a quorum.
As stated in GCEAR's charter, any stockholder and any designated representative thereof shall be permitted access to GCEAR's records to which it is entitled under applicable law at all reasonable times and may inspect and copy any such records for a reasonable charge. GCEAR's policy is to allow its stockholders access to the following records: its charter; its bylaws; the minutes of the proceedings of its stockholders; its books of account; its stock ledger; its annual statements of affairs; and any voting trust agreements deposited with it. GCEAR will make any of these requested documents available at its principal office within seven days after receipt of a request. GCEAR's stockholders are entitled to receive a copy of GCEAR's stockholder list upon request. The list provided by GCEAR will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within 10 days of the receipt by GCEAR of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. The request cannot be made to secure a copy of GCEAR's stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose other than in the interest of the requesting stockholder as a stockholder relative to the affairs of the company. GCEAR has the right to request that a requesting stockholder represent to it that the list and records will not be used to pursue commercial interests.
Restrictions on Ownership and Transfer
In order for GCEAR to qualify as a REIT under the Code, GCEAR must meet the following criteria regarding stockholders’ ownership of its shares:

•
five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of GCEAR's outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own GCEAR's shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
GCEAR may prohibit certain acquisitions and transfers of shares so as to ensure its continued qualification as a REIT under the Code. However, GCEAR cannot assure you that this prohibition will be effective. Because GCEAR believes it is essential for the company to continue to qualify as a REIT, GCEAR's charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the company's outstanding shares of stock or more than 9.8% of the number or value (in either case as determined in good faith by GCEAR's board of directors) of any class or series of the company's outstanding shares of common stock. The 9.8% ownership limit must be measured in terms of the more restrictive of value or number of shares.
GCEAR's board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to the board is presented that such ownership will not then or in the future jeopardize GCEAR's status as a REIT. Also, these restrictions on transferability and ownership will not apply if GCEAR's directors determine that it is no longer in the company's best interests to continue to qualify as a REIT.
Additionally, GCEAR's charter further prohibits the transfer or issuance of the company's stock if such transfer or issuance:

•	with respect to transfers only, results in GCEAR's common stock being owned by fewer than 100 persons;

•	results in GCEAR being "closely held" within the meaning of Section 856(h) of the Code;

•	results in GCEAR owning, directly or indirectly, more than 9.9% of the ownership interests in any tenant or subtenant; or

•	otherwise results in GCEAR's disqualification as a REIT.
Any attempted transfer of GCEAR's stock which, if effective, would result in GCEAR's stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of GCEAR's stock which, if effective, would result in (1) violation of the ownership limit discussed above, (2) GCEAR being “closely held” under Section 856(h) of the Code, (3) GCEAR owning (directly or indirectly) more than 9.9% of the ownership interests in any tenant or subtenant, or (4) GCEAR otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. Such shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the shares, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. GCEAR's charter further entitles the trustee of the beneficial trust to vote all shares held in trust.
The trustee of the beneficial trust may select a transferee to whom the shares may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the shares held in trust, the intended transferee (the transferee of the shares held in trust whose ownership would violate the 9.8% ownership limit or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds or the price per share the intended transferee paid for the shares (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, GCEAR has the right to purchase any shares held in trust at the lesser of (1) the price per share paid in the transfer that created the shares held in trust, or (2) the current market price, until the shares held in trust are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution GCEAR pays to an intended transferee on shares held in trust prior to GCEAR's discovery that such shares have been transferred in violation of the provisions of GCEAR's charter. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in GCEAR's charter to be void or invalid, then GCEAR may, at its option, deem the intended transferee of any shares held in trust to have acted as an agent on GCEAR's behalf in acquiring such shares and to hold such shares on GCEAR's behalf.
Any person who (1) acquires or attempts to acquire shares in violation of the foregoing ownership restriction, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a charitable trust, or (2) proposes or attempts any of the transactions in clause (1), is required to give GCEAR 15 days’ written notice prior to such transaction. In both cases, such persons must provide to GCEAR such other information as GCEAR may request in order to determine the effect, if any, of such transfer on GCEAR's status as a REIT. The foregoing restrictions will continue to apply until GCEAR's board of directors determines it is no longer in GCEAR's best interest to continue to qualify as a REIT.
The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by GCEAR's board of directors based upon appropriate assurances that GCEAR's qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy
GCEAR commenced paying distributions to its stockholders on June 15, 2009 to investors of record on May 31, 2009. GCEAR achieved its minimum escrow requirement on May 6, 2009; therefore its first monthly distribution was for a partial month. GCEAR currently calculates its monthly distributions on a daily record and declaration date. Therefore, new investors will be entitled to distributions immediately upon the issuance of shares in connection with the Merger. Because substantially all of GCEAR's operations will be performed indirectly through GCEAR's operating partnership, GCEAR's ability to pay distributions depends in large part on the operating partnership’s ability to pay distributions to its partners, including to GCEAR. In the event GCEAR does not have enough cash from operations to fund the distribution, GCEAR may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from its public offerings. GCEAR is not prohibited from undertaking such activities by its charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds.
Distributions will be paid to GCEAR's stockholders as of the record date selected by the board of directors. GCEAR expects to continue to pay distributions monthly based on daily declaration and record dates. GCEAR expects to regularly pay distributions unless its results of operations, its general financial condition, general economic conditions, or other factors inhibit it from doing so. Distributions will be authorized at the discretion of GCEAR's board of directors, which will be directed, in substantial part, by its obligation to cause GCEAR to comply with the REIT requirements of the Code. The funds GCEAR receives from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for GCEAR to invest the funds received in its public offerings;

•	GCEAR's operating and interest expenses;

•	the amount of distributions or dividends received by GCEAR from its indirect real estate investments;

•	GCEAR's ability to keep its properties occupied;

•	GCEAR's ability to maintain or increase rental rates;

•	tenant improvements, capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.
Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed GCEAR's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a distribution and reduce the stockholders’ basis in GCEAR's common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders' basis in the common shares, it will generally be treated as a capital gain. GCEAR will annually notify stockholders of the taxability of distributions paid during the preceding year.
Distributions in kind will not be permitted, except for: (1) distributions of readily marketable securities; (2) distributions of beneficial interests in a liquidating trust established for GCEAR's dissolution and the liquidation of GCEAR's assets in accordance with the terms of its charter; or (3) distributions of in-kind property which meet all of the following conditions: (a) the directors advise each stockholder of the risks associated with direct ownership of GCEAR, (b) the directors offer each stockholder the election of receiving in-kind property distributions, and (c) the directors distribute in-kind property only to those stockholders who accept the directors' offer.
GCEAR must distribute to its stockholders at least 90% of its taxable income each year in order to meet the requirements for being treated as a REIT under the Code. GCEAR's directors may authorize distributions in excess of this percentage as they deem appropriate. Because GCEAR may receive income from interest or rents at various times during its fiscal year, distributions may not reflect GCEAR's income earned in that particular distribution period, but may be made in anticipation of cash flow that GCEAR expects to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, GCEAR could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. GCEAR is not prohibited from undertaking such activities by its charter, bylaws or investment policies. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.
Stockholder Liability
The MGCL provides that GCEAR's stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by GCEAR or its board of directors; and

•	are under no obligation to GCEAR or its creditors with respect to their shares other than the obligation to pay to GCEAR the full amount of consideration for which their shares were issued.
Distribution Reinvestment Plan
GCEAR's distribution reinvestment plan allows you to have distributions otherwise distributable to you invested in additional shares of GCEAR's common stock. GCEAR has registered $75,000,000 in shares of stock for issuance under its distribution reinvestment plan. The following discussion summarizes the principal terms of GCEAR's distribution reinvestment plan. The full text of GCEAR's distribution reinvestment plan is included as Exhibit 4.1 to GCEAR's Current Report on Form 8-K filed with the SEC on December 17, 2014, which is incorporated by reference into GCEAR's Registration Statement on Form S-3 filed with the SEC on May 7, 2014.
Eligibility
Participation in GCEAR's distribution reinvestment plan is limited to investors who have purchased stock in any of GCEAR's prior offerings or investors who acquire stock in the Merger. GCEAR may elect to deny your participation in its distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in GCEAR's judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
Election to Participate
Assuming you are eligible, you may elect to participate in GCEAR's distribution reinvestment plan by completing the subscription agreement or other approved enrollment form available on GCEAR's website, a form of which is attached as Annex C to this Proxy Statement and Prospectus. Your participation in GCEAR's distribution reinvestment plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may continue to purchase stock under the distribution reinvestment plan until GCEAR has terminated its distribution reinvestment plan. You can choose to have all or a portion of your distributions reinvested through the distribution reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose.
Stock Purchases
Stock will be purchased under GCEAR's distribution reinvestment plan on its distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under GCEAR's distribution reinvestment plan.
As disclosed in GCEAR's Current Report on Form 8-K filed with the SEC on December 17, 2014, which is incorporated by reference into GCEAR's Registration Statement on Form S-3 filed with the SEC on May 7, 2014, the purchase price per share pursuant to the distribution reinvestment plan is currently equal to $10.40. GCEAR will not charge you any fees or commissions in connection with your purchase of shares under the distribution reinvestment plan. The price for shares purchased under the distribution reinvestment plan was set by GCEAR's board of directors based upon its reasonable business judgment and discretion and is believed to be within regulatory guidance related to distribution reinvestment plans. Purchase of GCEAR's stock under its distribution reinvestment plan may effectively lower the total return on your investment with GCEAR. GCEAR's board of directors reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from distributions that may be reinvested in shares under the distribution reinvestment plan.
Account Statements
GCEAR's dealer manager or a participating broker-dealer will provide a confirmation of your periodic purchases under the distribution reinvestment plan. Within 90 days after the end of each calendar year, GCEAR will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned, and the amount of distributions made in the prior year.
Fees and Commissions
GCEAR will not pay a commission in connection with your purchase of stock in the distribution reinvestment plan. No dealer manager fees or due diligence expense allowance will be paid on stock sold under the plan. GCEAR will not receive a fee for selling stock under the distribution reinvestment plan.
Voting
You may vote all shares of stock acquired through the distribution reinvestment plan.
Tax Consequences of Participation
If you elect to participate in GCEAR's distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan.
Specifically, you will be treated as if you have received the distribution in cash and then applied such distribution to the purchase of additional stock. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless GCEAR has designated all or a portion of the distribution as a capital gain dividend. GCEAR will withhold 28% of the amount of distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.
Termination of Participation
You may terminate your participation in the distribution reinvestment plan at any time by providing GCEAR with written notice. Any transfer of your stock will effect a termination of the participation of those shares of stock in the distribution reinvestment plan. GCEAR requests that you promptly notify GCEAR in writing if at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which you reside and as described in the "Suitability Standards" section of GCEAR's most recent prospectus or cannot make the other representations or warranties set forth in the subscription agreement at any time prior to the listing of the stock on a national securities exchange. GCEAR will terminate your participation to the extent that a reinvestment of your distributions in GCEAR's stock would cause you to exceed the ownership limitation contained in GCEAR's charter.
Amendment or Termination of Plan
GCEAR may amend or terminate its distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to participants; provided, however, no such amendment shall add compensation to the plan or remove the opportunity for you to terminate your participation in the plan, as specified above.

Share Redemption Program
GCEAR's board of directors has adopted a share redemption program that enables its stockholders to sell their shares to the company in limited circumstances. GCEAR's share redemption program permits you to submit your shares for redemption after you have held them for at least one year, subject to the significant conditions and limitations described below.
GCEAR's common stock is currently not listed on a national securities exchange, and GCEAR will not seek to list its stock until such time as its independent directors believe that the listing of our stock would be in the best interest of the stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion consisting of at least 25%, of the holder’s shares to GCEAR for redemption at any time in accordance with the procedures outlined below. At that time, GCEAR may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that GCEAR has sufficient funds available to it to fund such redemption. GCEAR will not pay to its board of directors, its advisor or their affiliates any fees to complete any transactions under the share redemption program.
The redemption price per share will depend on the length of time you have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to GCEAR's common stock):

•	the lower of $9.25 or the price paid to acquire the shares from GCEAR for stockholders who have held their shares for at least one year;

•	the lower of $9.50 or the price paid to acquire the shares from GCEAR for stockholders who have held their shares for at least two years;

•	the lower of $9.75 or the price paid to acquire the shares from GCEAR for stockholders who have held their shares for at least three years; and

•	the lower of $10.28 or the price paid to acquire the shares from GCEAR for stockholders who have held their shares for at least four years.
The redemption price per share as described above for shares repurchased will be reduced by the aggregate amount of net proceeds per share, if any, distributed to the stockholders prior to the repurchase date as a result of a "special distribution." While GCEAR's board of directors does not have specific criteria for determining a special distribution, GCEAR expects that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds. GCEAR's board of directors may change the redemption price per share at any time by providing 30 days’ notice to its stockholders. GCEAR's board of directors may also choose to amend, suspend or terminate the share redemption program upon 30 days’ notice at any time. GCEAR's board of directors will announce any redemption price changes and the time period of its effectiveness as a part of its regular communications with the company's stockholders.
You generally have to hold your shares for one year before submitting your shares for redemption under the program; however, GCEAR may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. Shares redeemed in connection with the death or disability of a stockholder may be repurchased at a purchase price equal to the price actually paid for the shares.
During any calendar year, GCEAR will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to GCEAR's distribution reinvestment plan.
GCEAR will redeem its shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for GCEAR to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last day of the applicable quarter.

If GCEAR could not purchase all shares presented for redemption in any quarter, based upon insufficient cash available and the limit on the number of shares GCEAR may redeem during any calendar year, GCEAR would attempt to honor redemption requests on a pro rata basis. GCEAR would treat the unsatisfied portion of the redemption request as a request for redemption the following quarter.  At such time, you may then (1) withdraw your request for redemption at any time prior to the last day of the new quarter or (2) ask that GCEAR honor your request at such time, if, any, when sufficient funds become available. Such pending requests will generally be honored on a pro rata basis. GCEAR will determine whether it has sufficient funds available as soon as practicable after the end of each quarter, but in any event prior to the applicable payment date. The redemption price per share will be determined on the date of redemption.
Because the redemption of shares will be funded with the net proceeds GCEAR receives from the sale of shares under its distribution reinvestment plan, the discontinuance or termination of GCEAR's distribution reinvestment plan will adversely affect GCEAR's ability to redeem shares under the share redemption program. GCEAR would notify you of such developments (1) in GCEAR's Annual or Quarterly Reports filed with the SEC or (2) by means of a separate mailing to stockholders, accompanied by disclosure in a current or periodic report under the Exchange Act.
GCEAR's share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of GCEAR's shares on a national securities exchange, or its merger with a listed company. GCEAR's share redemption program will be terminated if its shares become listed on a national securities exchange. GCEAR cannot guarantee that a liquidity event will occur.
The shares GCEAR redeems under its share redemption program will be cancelled and return to the status of authorized but unissued shares. GCEAR does not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.
During the nine months ended September 30, 2014, GCEAR redeemed 153,907 shares of common stock for approximately $1.5 million at a weighted average price per share of $9.75 pursuant to the share redemption program. Since inception through September 30, 2014, GCEAR redeemed 250,867 shares of common stock for approximately $2.4 million at a weighted average price per share of $9.76 pursuant to the share redemption program. As of September 30, 2014, there were 105,032 shares totaling $1.1 million subject to redemption requests to be processed subsequent to September 30, 2014. On October 31, 2014, GCEAR satisfied all of the eligible redemption requests at a weighted average price per share of $10.08. Since GCEAR's inception, GCEAR has honored all properly submitted redemption requests. GCEAR has funded all redemptions using proceeds from the sale of shares pursuant to its distribution reinvestment plan.
Notwithstanding the foregoing, under GCEAR's share redemption program and the Merger Agreement, stockholders of SOR will be deemed to have acquired GCEAR shares on the date of the issuance of their SOR shares and for the same price as that paid to SOR, adjusted for the conversion rate of 2.04:1.
Restrictions on Roll-up Transactions
A roll-up transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of GCEAR and the issuance of securities of an entity (roll-up entity) that is created or would survive after the successful completion of a roll-up transaction. This term does not include:

•	a transaction involving GCEAR's securities that have been listed on a national securities exchange for at least 12 months; or

•
a transaction involving GCEAR's conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of GCEAR's existence, compensation to GCEAR Advisor or GCEAR's investment objectives.

In connection with any roll-up transaction involving the issuance of securities of a roll-up entity, an appraisal of all of GCEAR's assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of GCEAR and its stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering.
In connection with a proposed roll-up transaction, the sponsor of the roll-up transaction must offer to stockholders who vote "no" on the proposal the choice of:

1.	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or

2.	one of the following:

a.	remaining as holders of GCEAR's common stock and preserving their interests therein on the same terms and conditions as existed previously; or

b.	receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of GCEAR's net assets.
GCEAR is prohibited from participating in any roll-up transaction that would result in the stockholders having voting rights in a roll-up entity that are less than those provided in GCEAR's charter, including with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of GCEAR's charter, and GCEAR's dissolution:

•
that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise the voting rights of its securities off the roll-up entity on the basis of the number of shares held by that investor;

•	in which GCEAR's investor's rights to access of records of the roll-up entity will be less than those provided in " - Meetings and Special Voting Requirements" above; or

•	in which any of the costs of the roll-up transaction would be borne by GCEAR if the roll-up transaction is not approved by the stockholders.
CERTAIN PROVISIONS OF MARYLAND LAW AND GCEAR'S CHARTER AND BYLAWS
The following description of the terms of certain provisions of the MGCL and GCEAR's charter and bylaws is only a summary. For a complete description, refer to the MGCL and GCEAR's charter and bylaws. GCEAR's charter and bylaws have been previously filed with the SEC,and this summary is qualified in its entirety thereby.
GCEAR's Board of Directors
GCEAR's charter and bylaws provide that the number of its directors may be established by the GCEAR board of directors but may not be fewer than three nor more than 15. Vacancies on the board of directors, whether created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director, may be filled only by a vote of a majority of the remaining directors. In cases of vacancies among the independent directors, the remaining independent directors shall nominate replacements for the vacant positions. If at any time GCEAR has no directors in office, GCEAR's stockholders shall elect successor directors. Each of GCEAR's directors will be bound by GCEAR's charter and bylaws.
Resignation and Removal of Directors
Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither GCEAR Advisor, any member of GCEAR's board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of GCEAR Advisor or any director. In determining the requisite percentage in interest required to approve such a matter, any shares owned by such persons will not be included.
Business Combinations
Under the MGCL, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our charter contains a provision opting out of the business combination statute.
Control Share Acquisitions
With some exceptions, the MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding "control shares:"

•	owned by the acquiring person;

•	owned by GCEAR's officers; and

•	owned by GCEAR's employees who are also directors.
"Control shares" means voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel GCEAR's board of directors to call a special meeting of its stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, GCEAR may present the question at any stockholders' meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, GCEAR may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if GCEAR is a party to the transaction or to acquisitions approved or exempted by GCEAR's charter or bylaws.
As permitted by the MGCL, GCEAR's charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of GCEAR's common stock.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
GCEAR's bylaws provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. In addition, GCEAR's charter and bylaws also vest in the board of directors the exclusive power to fix the number of directorships.
GCEAR's charter provides that, so long as it is subject to the NASAA REIT Guidelines, GCEAR may not take advantage of the following permissive provisions of Subtitle 8: (1) GCEAR may not elect to be subject to a two-thirds voting requirement for removing a director; (2) GCEAR may not elect to be subject to a majority voting requirement for the calling of a special meeting of stockholders; and (3) GCEAR may not elect to adopt a classified board.

Amendments to GCEAR's Charter
Without the approval of a majority of the shares entitled to vote on the matter, GCEAR's board of directors may not: (a) amend the charter to adversely affect the rights, preferences and privileges of the common stockholders; (b) amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (c) liquidate or dissolve GCEAR other than before the initial investment in a property; (d) sell all or substantially all of GCEAR's assets other than in the ordinary course of GCEAR's business; or (e) cause the merger or other reorganization of GCEAR.
Advance Notice of Director Nominations and New Business
GCEAR's bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to GCEAR's notice of the meeting, (2) by the board of directors, or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in GCEAR's notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (A) pursuant to GCEAR's notice of the meeting, (B) by the board of directors, or (C) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
Indemnification for Liabilities of GCEAR's Directors, Officers and Controlling Persons
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which GCEAR's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
Subject to the significant conditions below, GCEAR's charter provides that GCEAR shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on GCEAR's behalf in such capacity.
However, under GCEAR's charter, it shall not indemnify our directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall GCEAR provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by GCEAR, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in GCEAR's best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on GCEAR's behalf or performing services for GCEAR; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of GCEAR's net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer shall not be indemnified by GCEAR for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which GCEAR's securities were offered or sold as to indemnification for violations of securities laws.
GCEAR's charter provides that the advancement of funds to GCEAR's directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on GCEAR's behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to GCEAR together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.
GCEAR has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with GCEAR, subject to GCEAR's limitations on indemnification.

THE SOR SPECIAL MEETING
Date, Time, and Place
The SOR Special Meeting will be held at [__], Eastern Time, on [__], 2015, at [__].
Purpose
The purposes of the SOR Special Meeting are to:

•	consider and vote upon a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement;

•
consider and vote on an advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger; and

•
consider and vote on a proposal to grant discretionary authority to each of the named proxy holders to approve one or more adjournments of the special meeting to another date, time, or place, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.

Non-Binding Advisory Vote on Merger-Related Compensation
As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, SOR is required to submit a proposal to its stockholders for an advisory (non-binding) vote to approve the compensation that will become payable to the named executive officers of Signature in connection with the consummation of the Merger (the "Merger-Related Compensation").
The Merger-Related Compensation is disclosed in the section entitled "The Merger - Golden Parachute Compensation" beginning on page 180.
As required by Rule 14a-21(c) of the Exchange Act, SOR is asking its stockholders to adopt the following resolution:
"RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Signature Office REIT, Inc. that is based on or otherwise relates to completion of the merger of Signature Office REIT, Inc. with and into Griffin SAS, LLC, and the agreements and understandings concerning such compensation, as disclosed pursuant to Item 402(t) of Regulation S-K, are hereby APPROVED.”
Because this proposal is advisory in nature only, a vote FOR or AGAINST approval will not be binding on either SOR or GCEAR. Accordingly, as the Merger-Related Compensation is contractual, regardless of the outcome of the vote on this proposal, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is consummated.
Recommendations of the Board of Directors of SOR
SOR’s board of directors, after careful consideration, at a meeting on November 21, 2014, adopted a resolution declaring that the Merger is advisable and recommends a vote “FOR” approval of the Merger. SOR’s board of directors also recommends a vote “FOR” approval of the Merger-Related Compensation proposal.
Record Date, Outstanding Shares, and Voting Rights
SOR’s board of directors has fixed the close of business on [__], 2015 as the record date for the SOR Special Meeting. Accordingly, only holders of record of shares of SOR common stock on the SOR Record Date are entitled to notice of, and to vote at, the SOR Special Meeting. As of the SOR Record Date, there were 20,473,024 outstanding shares of SOR common stock held by 10,928 holders of record. At the SOR Special Meeting, each outstanding share of SOR common stock is entitled to one vote on the proposals submitted to stockholders for consideration.
Quorum
The presence in person or by proxy of SOR stockholders entitled to cast a majority of all the votes entitled to be cast at the SOR Special Meeting is necessary to constitute a quorum at the SOR Special Meeting. Shares of SOR common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the SOR Special Meeting. For the purposes of determining the presence of a quorum, abstentions and "broker non-votes" will be included in determining the number of shares of SOR common stock present and entitled to vote at the special meeting.
Vote Required
Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of SOR common stock entitled to vote as of the SOR Record Date. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger since the proposal requires the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Approval of the Merger-Related Compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present. Abstentions and “broker non-votes” will not have an effect on this vote.
A "broker non-vote" occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Brokers may not exercise discretion with respect to the Merger without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the Merger. However, even without such instructions, the shares of beneficial owners will be treated as present for the purposes of establishing a quorum if the broker votes such shares on the proposal regarding the adjournment of the meeting, which proposal is a routine matter with respect to which brokers have discretionary authority to vote.
Voting of Proxies
If you are a holder of shares of SOR Common Stock on the record date, you may authorize a proxy to vote your shares over the Internet or by telephone as described in your proxy card. You may also vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. Authorizing a proxy to vote your shares over the Internet or by telephone will not limit your right to attend the special meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy over the Internet or by telephone must do so no later than [_____], Eastern Time, on [__], 2015. All shares of SOR common stock represented by properly executed proxy cards received before or at the SOR Special Meeting and all proxies properly submitted over the Internet or by telephone will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" each of the proposals. You are urged to indicate how you vote your shares and whether you authorize a proxy by proxy card, by telephone or over the Internet.
If a properly executed proxy card is returned or properly submitted over the Internet or by telephone and the stockholder has abstained from voting on one or more of the proposals, the shares of SOR common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For each of the proposals, abstentions will have the same effect as votes cast against the proposals.

Adjournment or Postponement
Although it is not currently expected, the SOR Special Meeting may be postponed or adjourned to solicit additional proxies if there are not sufficient votes to approve the Merger. If adjourned, SOR may ask its stockholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to approve the Merger. If SOR stockholders approve this proposal, SOR could adjourn the meeting and use the time to solicit additional proxies. Any shares of SOR common stock which were voted against approval of the Merger will not be voted in favor of the adjournment of the SOR Special Meeting in order to solicit additional proxies.
Revocation of Proxies
Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

•	delivering to the secretary of SOR, at or before the vote is taken at the SOR Special Meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

•	properly executing a later-dated proxy relating to the same shares and delivering it to the secretary of SOR before the vote is taken at the SOR Special Meeting;

•	submitting a later-dated proxy related to the same shares over the Internet or by telephone by following the instructions on your proxy card; or

•	attending the SOR Special Meeting and voting in person, although attendance at the SOR Special Meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.
Any written notice of revocation or subsequent proxy should be sent to Signature Office REIT, Inc., 6200 The Corners Parkway, Suite 100, Norcross, Georgia 30092, Attention: Secretary, so as to be received prior to the SOR Special Meeting, or hand delivered to the secretary of SOR at or before the taking of the vote at the SOR Special Meeting.
Shares Beneficially Owned by SOR Directors and Officers
As of the SOR Record Date, the directors and officers of SOR beneficially owned 3,576 shares of SOR common stock in the aggregate, representing less than 1% of the outstanding shares of SOR common stock.
Solicitation of Proxies; Expenses
All expenses of SOR's solicitation of proxies from its stockholders, including the cost of mailing this Proxy Statement and Prospectus to SOR stockholders, will be paid by SOR. In addition, SOR has engaged Boston Financial Data Services, Inc. to assist SOR in the solicitation of proxies for the meeting and estimates that it will pay Boston Financial Data Services, Inc. a fee of approximately $38,000. SOR has also agreed to reimburse Boston Financial Data Services, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial Data Services, Inc. against certain losses, costs and expenses. No portion of the amount that SOR is required to pay Boston Financial Data Services, Inc. is contingent upon the closing of the Merger.
No Appraisal Rights
As permitted by the MGCL, the SOR charter provides that SOR stockholders shall not be entitled to exercise any dissenters' or appraisal rights, or rights of objecting stockholders provided for under Subtitle 2 of Title 3 of the MGCL unless the SOR board of directors, upon the affirmative vote of a majority of the board, determines that such rights apply. Because the SOR board of directors has not made such a determination, SOR stockholders are not entitled to exercise any appraisal rights.

THE MERGER
The following is a description of the material aspects of the Merger. While GCEAR and SOR believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to SOR stockholders. GCEAR and SOR encourage SOR stockholders to carefully read this entire Proxy Statement and Prospectus, including the Merger Agreement attached to this Proxy Statement and Prospectus as Annex A, for a more complete understanding of the Merger.
General
The GCEAR board of directors and the SOR board of directors have each unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, SOR will merge with and into Merger Sub, with Merger Sub as the surviving entity. In connection with the Merger, SOR stockholders will receive the merger consideration described below under "The Merger Agreement - Consideration to be Received in the Merger; Procedures for Surrendering SOR Certificates" beginning on page 182.
Background of the Merger
In connection with the termination of SOR's public offering of shares of common stock in June 2013, the SOR board of directors considered various potential strategic alternatives in an effort to enhance long-term stockholder value, including, among others, the possibility of the sale of SOR's real estate portfolio, a strategic transaction with another real estate company and/or the internalization of management.
In connection with its consideration of potential strategic alternatives, from March to June 2013, the SOR board of directors met with four investment banking firms with experience in advising real estate investment trusts, including the Eastdil Secured group of Wells Fargo Securities, LLC (collectively, "Wells Fargo Securities") on June 3, 2013. At the meeting, Wells Fargo Securities provided an overview of its qualifications, the capital markets, the commercial real estate market and SOR's real estate portfolio. Following this meeting, SOR subsequently engaged Wells Fargo Securities, upon the approval and recommendation of the Conflicts Committee of the SOR board of directors (the "SOR Conflicts Committee"), comprised of Frank Bishop and Harvey Tarpley, the independent directors of SOR at the time, to assist and advise SOR in its evaluation of potential strategic alternatives, including the possible sale of SOR's real estate portfolio.
On August 27, 2013, the SOR Conflicts Committee met by telephone with representatives of the Advisor and Wells Fargo Securities. Wells Fargo Securities discussed with the SOR Conflicts Committee SOR's real estate portfolio as of August 2013, the estimated potential real estate market prices for a cash sale of SOR's portfolio of real estate assets ranging from approximately $575 million to $633 million based on then existing real estate and capital market conditions and a proposed marketing strategy if the SOR board of directors determined to proceed with a marketing process for SOR's real estate portfolio. After discussion, the SOR Conflicts Committee determined that the potential real estate market price range for a cash sale of its real estate portfolio was not sufficient to proceed with a liquidation of the real estate portfolio and decided not to proceed with a sale of SOR's real estate portfolio at that time.
During August 2013, an investment banking firm contacted the Advisor, on behalf of Party A, a non-listed public real estate investment trust. The SOR board of directors and Wells Fargo Securities were advised of the contact and, at the SOR board's direction, representatives of Wells Fargo Securities had informal discussions with the investment banking firm regarding Party A's potential interest in a transaction with SOR.
On September 4, 2013, representatives of Wells Fargo Securities updated the Advisor regarding discussions with Party A's investment bankers and the Advisor discussed with representatives of Wells Fargo Securities the possibility of Wells Fargo Securities contacting, on behalf of SOR, certain potential purchasers of SOR's real estate portfolio.
On September 13, 2013, the SOR Conflicts Committee met and, after considering the matters previously discussed at its prior August 27, 2013 meeting, determined that it was not in the best interests of SOR and its stockholders to contact potential buyers of SOR's real estate portfolio at that time. The SOR Conflicts Committee also was updated regarding Party A's overture through its investment bankers, and instructed Wells Fargo Securities to request that Party A submit a proposal to SOR for consideration if Party A were interested in pursuing a transaction. Thereafter, in accordance with the directives of the SOR Conflicts Committee, representatives of Wells Fargo Securities spoke with Party A's Chief Executive Officer regarding the SOR Conflicts Committee request. Party A indicated that it would need more information regarding SOR's real estate properties and corporate structure before Party A would consider submitting a detailed proposal.
On September 18, 2013, Stephen J. LaMontagne was appointed by the SOR board of directors to serve, effective October 1, 2013, as an independent director and became a member of the Conflicts Committee.
From September through December 2013, the SOR Conflicts Committee met several times and, with the advice and assistance of its legal counsel, (i) determined that it was in the best interest of SOR to become self-managed to better position SOR to enhance long-term stockholder value and (ii) negotiated and approved the terms of agreements with WREF and its affiliates necessary to transition SOR to a self-managed company.
On December 31, 2013, in connection with the termination of the Advisor as its external advisor, Leo Wells resigned from the SOR board of directors and, after Mr. Wells' resignation, the SOR board of directors was, and continues to be, comprised solely of independent directors. Effective January 1, 2014, SOR became self-managed.
In January 2014, an investment banking firm, on behalf of a publicly traded real estate investment trust ("Party B"), contacted Mr. LaMontagne indicating that Party B had a potential interest in a transaction with SOR. Mr. LaMontagne thereafter advised the SOR board of directors and legal counsel of this contact. Based on input from the SOR board of directors, Mr. LaMontagne advised the investment banking firm that SOR would not disclose non-public information to Party B without a more definitive expression of interest by Party B that the SOR board of directors determined was of sufficient value and structure to warrant further discussions.
On January 31, 2014, Party B sent a letter to the SOR board of directors expressing a non-binding interest in pursuing a potential acquisition of SOR and requesting that SOR enter into a confidentiality agreement with, and provide non-public information to, Party B. The letter provided certain information regarding Party B's financial condition, but did not provide any indication of the type or terms of a proposed transaction.
On February 3, 2014, the SOR board of directors met by telephone and determined that it would be interested in receiving a more detailed proposal from Party B regarding a potential transaction. On February 13, 2014, Party B and SOR entered into a confidentiality and standstill agreement. Thereafter, SOR provided certain non-public financial and real estate property information relating to SOR to Party B.
On March 3, 2014, Mr. Bishop participated in a telephone call with representatives of two investment banking firms during which he was advised that Party C, a privately held real estate investment trust, was interested in a potential merger transaction with SOR. Mr. Bishop thereafter forwarded information received from the investment bankers to SOR's board of directors, senior management and legal counsel.
On March 5, 2014, the SOR board of directors met with SOR's senior management, legal and financial advisors. Wells Fargo Securities provided an update regarding the real estate market and SOR's real estate portfolio, indicating that, in Wells Fargo Securities' view, the potential real estate market price range for a cash sale of SOR's real estate portfolio based on then current market conditions had not changed materially. The SOR board of directors also discussed various potential strategic alternatives and determined to explore potential strategic transactions that might result in reduced risk and a potential for greater long-term value for SOR stockholders than pursuing an independent business strategy or liquidating SOR's real estate portfolio.
During March and April 2014, in accordance with the directives of the SOR board of directors, Wells Fargo Securities contacted 11 real estate companies, including companies that, in consultation with Wells Fargo Securities, were deemed potential candidates for a strategic transaction with SOR and companies that previously had expressed an interest in a transaction with SOR. The companies included GCEAR, Party A, Party B, Party C, Party D, Party E and Party F and four other companies. Of those parties contacted, seven parties expressed initial interest in considering a potential transaction and five parties entered into confidentiality and standstill agreements.

Also during March 2014, Party B's investment banker advised SOR that Party B would not make a proposal with respect to an acquisition of SOR, but might have interest in potentially acquiring certain of SOR's real estate properties. Thereafter, Party B's investment banker notified SOR of those real estate properties in which Party B may have an interest, but no proposal was made. SOR advised Party B that, although the SOR board of directors was focused on strategic options and generally was not interested in engaging in discussions regarding the sale of specific real estate properties, SOR would consider any firm offer.
On March 21, 2014, SOR entered into a confidentiality and standstill agreement with GCEAR and, on March 25, 2014, SOR entered into a confidentiality and standstill agreement with Party A. Following the execution of these confidentiality and standstill agreements, GCEAR and Party A were provided access to an electronic data room containing due diligence information regarding SOR and its real estate properties.
During April and May 2014, GCEAR and Party A reviewed due diligence information provided by SOR and had discussions with representatives of Wells Fargo Securities regarding a potential transaction with SOR.
On April 3, 2014, SOR provided a draft confidentiality and standstill agreement to Party C. Party C did not enter into a confidentiality and standstill agreement with SOR and did not make any proposal regarding a potential transaction with SOR.
During April 2014, SOR provided a draft confidentiality and standstill agreement to Party D, a publicly traded real estate investment trust. Thereafter, Party D indicated that it was not interested in pursuing a potential transaction and declined to enter into a confidentiality and standstill agreement with SOR.
On April 29, 2014, SOR entered into a confidentiality and standstill agreement with Party E, a publicly traded real estate investment trust, and provided Party E with access to SOR's electronic data room. Thereafter, Party E indicated that it did not intend to pursue a potential transaction with SOR.
On May 1, 2014, Mr. LaMontagne, together with representatives of Wells Fargo Securities, met in New York with a member of GCEAR's executive management team. Mr. Bishop participated in the meeting by telephone. At the meeting, the GCEAR executive provided an overview of GCEAR and its business model and strategies.
On May 2, 2014, Messrs. LaMontagne and Bishop, together with representatives of Wells Fargo Securities, met with representatives of Party A's management team. At the meeting, Party A's representatives provided an overview of Party A and its business model and strategies.
On May 2, 2014, SOR received an unsigned letter from Party A conveying Party A's interest in a potential business combination with SOR pursuant to which each outstanding share of SOR common stock would be exchanged for shares of a new class of Party A common stock (the "Party A Initial Proposal"), which new class of Party A common stock would (i) be subject to a 110 bps servicing fee that would reduce the distributions payable to holders of such class of common stock, (ii) be entitled to participate in a share redemption program subject to a 5% redemption fee for three years and 3% redemption fee thereafter and (iii) otherwise have similar rights as other classes of Party A common stock. The implied net asset value attributed to the shares of Party A common stock proposed to be exchanged for each outstanding share of SOR common stock based on Party A's estimate of its net asset value per share was $23.42, before taking into account any reduction in share value based on servicing and redemption fees. Assuming no change in Party A's annual distribution amount, and after deducting the servicing fee, each SOR stockholder receiving Party A common stock would receive distributions at an annual rate of 3.6% based on an initial $25 per share investment in SOR. The Party A Initial Proposal was subject to completion of due diligence and negotiation of definitive agreements. Party A requested that SOR agree to continue discussions with Party A on an exclusive basis through June 15, 2014.
On May 7, 2014, the SOR board of directors met, together with SOR's legal and financial advisors, to discuss the status of SOR's efforts to identify a potential strategic transaction with third parties that would enhance long-term stockholder value. The SOR board of directors was updated regarding the companies that had been contacted, including that GCEAR had indicated that it intended to submit a proposal. Wells Fargo Securities provided an overview of GCEAR and Party A, the terms of the Party A Initial Proposal and SOR's independent business plan.

On May 8, 2014, SOR entered into a confidentiality and standstill agreement with Party A with respect to non-public information that Party A would provide to SOR in connection with SOR's evaluation of the Party A Initial Proposal.
On May 16-17, 2014, SOR's management met with the SOR board of directors and discussed SOR's business prospects, including various market conditions and property-specific accomplishments that would be necessary in order for SOR's net asset value to be at least $25.00 per share by December 31, 2019. SOR's management and the SOR board of directors discussed both the capital market risks and the risk that such property-specific accomplishments would not be met.
On May 23, 2014, GCEAR submitted to SOR a proposed non-binding letter of intent to acquire all outstanding shares of SOR common stock through a merger transaction (the "GCEAR Initial Proposal") pursuant which SOR stockholders would receive for each outstanding share of SOR common stock (i) 1.802 shares of GCEAR common stock or (ii) $21.00 in cash with a minimum aggregate cash component of $100 million and a maximum aggregate cash component of $125 million. GCEAR indicated that, based on its annual distribution amount, each SOR stockholder receiving GCEAR common stock in the proposed merger would receive distributions at an annual rate of 5% based on an initial $25 per share investment in SOR. The GCEAR Initial Proposal was conditioned on GCEAR's completion of a due diligence review of SOR's assets, financial condition and business prospects and the negotiation of definitive agreements. The GCEAR Initial Proposal also provided for an exclusivity period for the parties to conduct due diligence and negotiate definitive agreements.
On June 2, 2014, the SOR board of directors met by telephone to discuss the Party A Initial Proposal and the GCEAR Initial Proposal with its legal counsel and representatives of Wells Fargo Securities. The SOR board of directors discussed the two proposals, including, without limitation, a review of GCEAR's and Party A's real estate portfolios, management teams, business models and strategies, and discussed certain business and financial matters relating to SOR. The SOR board of directors also discussed the status of SOR's due diligence of GCEAR and Party A.
On June 3, 2014, SOR entered into a confidentiality and standstill agreement with GCEAR with respect to non-public information that GCEAR would provide to SOR in connection with SOR's evaluation of the GCEAR Initial Proposal.
During June and July 2014, at the direction of the SOR board of directors, representatives of Wells Fargo Securities had numerous discussions with representatives of GCEAR and Party A in an effort to evaluate and increase the value and certainty of their respective proposals. SOR also engaged in reciprocal due diligence with both GCEAR and Party A and continued to evaluate the value of GCEAR and Party A. Additionally, during this period, GCEAR and Party A conducted property tours of certain of SOR's properties.
Also during June 2014, a representative of Party F, a private real estate company, contacted Mr. Bishop to determine if SOR were interested in a sale of its real estate portfolio. In 2013, Party F had discussions with members of the SOR board of directors and SOR's then external advisor regarding the possibility of Party F providing real estate management services to SOR. Mr. Bishop advised Wells Fargo Securities of the inquiry and, at Mr. Bishop's request, a representative of Wells Fargo Securities followed up with Party F, which expressed interest in discussing a levered cash transaction. Party F and SOR began negotiating the terms of a confidentiality agreement, and Wells Fargo Securities on behalf of SOR undertook a review of the economic feasibility of such a transaction.
In addition, during June 2014, Party B indicated that it was interested in purchasing two of SOR's properties. Party B subsequently provided a proposed purchase price for the acquisition of one of SOR's properties at a value less than SOR's estimate of the value of such property. The SOR board of directors determined not to proceed with discussions with Party B regarding the sale of such property.
On July 18, 2014, Messrs. Bishop and LaMontagne and the SOR board of directors' legal counsel met with representatives of Wells Fargo Securities to review the status of the GCEAR Initial Proposal and the Party A Initial Proposal, due diligence and next steps.

On July 22, 2014, the SOR board of directors met with its legal counsel and representatives of Wells Fargo Securities. At the meeting, Wells Fargo Securities discussed with the SOR board of directors the GCEAR Initial Proposal and the Party A Initial Proposal and a business and financial overview of each party, including each party's current portfolios, capital-raising programs, prospects for stockholder liquidity, investment strategy and annual distributions, financial matters pertaining to SOR and related information. The SOR board of directors also discussed various risks and considerations relating to SOR pursuing an independent business plan, including (i) average existing lease terms, (ii) near-term lease roll and anticipated capital expenditures, (iii) funding of future portfolio growth by dilutive equity offerings, (iv) limited size and (v) risks in light of macroeconomic and capital market conditions. The SOR board of directors requested that SOR's senior management, with the assistance of Wells Fargo Securities, continue to evaluate valuation approaches for SOR, GCEAR and Party A and consider, in light of the stock components of each of GCEAR's and Party A's proposed consideration, the additional due diligence SOR should review in order to fully evaluate the proposals.
From July 22, 2014 through early August 2014, senior management and Wells Fargo Securities further refined their assessment of the two proposals and requested and reviewed information relating to GCEAR and Party A. During this time, in accordance with the directives of the SOR board of directors, representatives of Wells Fargo Securities held discussions with representatives of GCEAR and Party A regarding their respective proposals and related matters.
On July 24, 2014, the SOR board of directors held a meeting with its legal counsel and SOR's senior management, during which senior management provided input to the SOR board of directors regarding GCEAR's and Party A's proposals, SOR's independent business plan and due diligence of GCEAR and Party A. The SOR board of directors requested that senior management, together with Wells Fargo Securities, continue to evaluate the two proposals, including conducting the due diligence of GCEAR and Party A necessary to evaluate the two proposals.
On August 4, 2014, GCEAR's and Party A's respective management teams were invited to meet with the SOR board of directors. GCEAR's executive management team also requested additional due diligence regarding certain of SOR's properties.
On August 6, 2014, the SOR board of directors retained Thomas Kennedy, an independent commercial real estate consultant, to provide consulting services to the SOR board of directors in connection with its consideration of potential strategic alternatives, including providing assistance in evaluating SOR's independent business plan and evaluating and negotiating the terms of the GCEAR Initial Proposal, the Party A Initial Proposal or any other strategic transactions.
On August 7, 2014, SOR provided each of GCEAR and Party A with a proposed form of merger agreement and requested their comments.
On August 11, 2014, the SOR board of directors, its legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities met separately with (i) certain members of GCEAR's executive management team for the purpose of discussing GCEAR and its business plans and strategies and (ii) certain members of Party A's management team and representatives of Party A's financial advisor for the purpose of discussing Party A and its business plans and strategies.
On August 15, 2014, SOR entered into a confidentiality and standstill agreement with Party F.
On August 19, 2014, the SOR board of directors met with its legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities to consider SOR's response to the GCEAR Initial Proposal and the Party A Initial Proposal. The SOR board of directors also discussed various potential strategic alternatives, including (i) continuing as an independent company, (ii) listing SOR's stock and raising additional equity through a public offering, (iii) entering into a strategic transaction with GCEAR or Party A and (iv) selling SOR's real estate portfolio for cash. Wells Fargo Securities discussed with the SOR board of directors financial matters pertaining to SOR, GCEAR and Party A, certain market factors for REITs based on, among other things, size and lease terms, and the likely inability of a financial buyer to consummate a levered cash transaction at a sufficient price level. The SOR board of directors considered, among other things, the terms of the GCEAR Initial Proposal and the Party A

Initial Proposal, the prospects for liquidity for stockholders of GCEAR and stockholders of Party A and the real estate portfolios of the proposed combined entities, including average lease terms and geographic, tenant and property type diversification. After discussion, the SOR board of directors determined that pursuing a strategic transaction with GCEAR (subject to reaching agreement on the economic terms) was the strategic alternative most likely to enhance long-term stockholder value. The SOR board believed that a strategic transaction was a better alternative than SOR remaining independent or liquidating its real estate portfolio after giving consideration to various factors, including its belief that (i) SOR's limited size increased its portfolio risks, (ii) SOR's ability to grow and reduce portfolio risk through additional equity capital would be dilutive to SOR's current stockholders, (iii) the increase in size and diversification from a strategic transaction would better position SOR's stockholders for a favorable liquidity event and (iv) the liquidation of SOR's real estate portfolio at this time would deprive SOR's stockholders with the ability to realize the potential long-term value of their investment. In determining that a transaction with GCEAR was a better strategic opportunity than a transaction with Party A, the SOR board of directors considered a number of factors, including the SOR board of directors' belief that a transaction with GCEAR would provide the best opportunity for SOR stockholders to (i) maintain a comparable annual distribution, (ii) achieve liquidity and value through a liquidity event within a reasonable time period, (iii) reduce SOR's portfolio risk by increasing the average lease term while also decreasing the exposure to leases expiring in 2017 and 2019, and (iv) continue to be invested in a company with a similar business strategy. With respect to distributions, the projected annual distribution rate for SOR stockholders following a merger with Party A was significantly lower than the projected annual distribution rate for SOR stockholders following a merger with GCEAR at the proposed exchange ratios. With respect to liquidity, unlike Party A, GCEAR's business plan contemplated the pursuit of a liquidity event in the near term (although GCEAR offered no assurances as to when it would seek to execute a liquidity event). With respect to combined real estate portfolios, combining the real estate portfolio of GCEAR with that of SOR appeared to create the strongest combined portfolio and one that would have the best potential to execute a value-enhancing liquidity event for stockholders.
As a result, the SOR board of directors decided to proceed with negotiations with GCEAR with a view toward improving the terms of the GCEAR Initial Proposal. The SOR board of directors instructed Wells Fargo Securities to relay a counterproposal to GCEAR on terms approved by the SOR board of directors. The SOR board of directors further determined that, if SOR and GCEAR could not reach an agreement on terms acceptable to the SOR board of directors, it would be in the best interest of SOR and its stockholders to continue negotiations with Party A.
Following the SOR board of directors meeting on August 19, 2014 and in accordance with the directives of the SOR board, a representative of Wells Fargo Securities contacted a member of GCEAR's executive management team and communicated SOR's counterproposal as approved by the SOR board of directors of an exchange ratio of 2.2 shares of GCEAR common stock for each outstanding share of SOR common stock.
On August 20, 2014, as further instructed by the SOR board, a representative of Wells Fargo Securities informed the Chief Executive Officer of Party A that SOR expected to have a response to Party A by August 24, 2014.
On August 21 and 22, 2014, the SOR board of directors discussed by telephone a possible counterproposal to the Party A Initial Proposal and the status of GCEAR's response to SOR's counterproposal to GCEAR. The SOR board of directors determined to make a counterproposal to Party A pursuant to which each outstanding share of SOR common stock would be converted into shares of a new class of Party A common stock; provided that SOR stockholders would have the option to elect to receive cash for their SOR shares up to a maximum cash amount of $120 million. The counterproposal eliminated the proposed servicing fee and, as a result, assuming no change in Party A's annual distribution amount, SOR stockholders receiving Party A common stock would receive distributions at an annual rate of 4.68% based on an initial $25 per share investment in SOR. The implied net asset value attributed to the shares of Party A common stock proposed to be exchanged for each outstanding share of SOR common stock based on Party A's estimate of its net asset value per share was $23.51. In addition, the Party A common stock issuable to SOR stockholders would be entitled to participate in Party A's share redemption program with the redemption price discounted by 2% for the first year after the closing of the transaction.

On August 22, 2014, SOR received a revised non-binding letter of intent from GCEAR in response to SOR's counterproposal. GCEAR's revised proposal included an exchange ratio of 2.0 shares of GCEAR common stock for each outstanding share of SOR common stock plus a potential earn-out of up to $2,293,724 annually for three years (the "Earn-Out"). The Earn-Out would be earned on a quarterly basis over a three-year period based on SOR properties exceeding certain quarterly net operating income targets after the closing of the merger and would be paid as additional distributions to SOR's stockholders. Assuming no change in GCEAR's annual distribution amount, GCEAR's counterproposal would result in SOR stockholders receiving distributions during the three-year period at an annual distribution rate of 6.0% based on an initial $25 per share investment in SOR, assuming the net operating income targets were achieved and the full Earn-Out was paid to SOR stockholders. GCEAR's counterproposal was conditioned on SOR's execution of an exclusivity agreement with GCEAR, completion of due diligence and the negotiation of definitive agreements.
On August 23, 2014, in accordance with the directives of the SOR board of directors, representatives of Wells Fargo Securities contacted Party A's Chief Executive Officer and conveyed the terms of SOR's counterproposal to Party A.
On August 25 and 26, 2014, the SOR board of directors held meetings by telephone with its legal counsel, SOR's senior management and Mr. Kennedy to discuss the GCEAR counterproposal as well as a potential counterproposal from Party A.
On August 26, 2014, GCEAR provided a supplemental letter to SOR indicating that GCEAR had completed a substantial amount of due diligence and that, in connection with completing its due diligence relating to physical, environmental and lease matters, GCEAR would only raise issues not previously disclosed in the information and reports provided by SOR if the aggregate dollar amount of the issues totaled more than $5 million. GCEAR also provided certain comments to the proposed merger agreement previously prepared by SOR.
On August 26, 2014, Party A delivered a revised proposed non-binding letter of intent to SOR proposing a transaction pursuant to which each outstanding share of SOR common stock would be exchanged, at the election of SOR's stockholders, for (i) $23.00 in cash, provided that the cash consideration would not exceed an aggregate of $120 million, or (ii) a number of shares of a new class of Party A common stock based on implied value of $23.00 per share to be determined based on the net asset value of such new class of common stock as determined by Party A at the closing of the transaction, subject to a collar. The new class of Party A's common stock would be excluded from participation in Party A's share redemption program for two years but would otherwise have the same rights as other classes of Party A common stock. Assuming no change in Party A's annual distribution amount, each SOR stockholder receiving Party A common stock would receive distributions at an annual rate of 4.56% based on an initial $25 per share investment in SOR. Party A requested that SOR enter into an exclusivity agreement with Party A through September 30, 2014 and conditioned its revised proposal on Party A's completion of due diligence and the execution of definitive agreements.
On August 27, 2014, the SOR board of directors held a meeting by telephone with its legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities to further consider GCEAR's and Party A's revised proposals. The SOR board of directors believed that, based on the negotiations to date, the estimated values of the consideration that SOR would be able to obtain from Party A and GCEAR were not materially different and, for the factors considered at the August 19 meeting, continued to believe that a transaction with GCEAR provided the best strategic alternative. The SOR board of directors authorized Mr. Kennedy to make a counterproposal to GCEAR on the following terms: (i) an exchange ratio of 2.1 shares of GCEAR common stock for each outstanding share of SOR common stock, (ii) a cash election pursuant to which SOR stockholders could receive $23.10 in cash per share in lieu of receiving GCEAR common stock, up to $100 million cash in total, and (iii) the right of SOR to designate one director to be appointed to the GCEAR board of directors. In considering the terms of the counterproposal, the SOR board of directors concluded that a higher exchange ratio provided greater value to SOR stockholders than a lower exchange ratio with a potential earn-out.
Following the August 27, 2014 telephonic meeting of the SOR board of directors, Mr. Kennedy communicated SOR's counterproposal to a member of GCEAR's executive management team. In addition, the SOR board of directors' legal counsel and senior management had telephone conversations with GCEAR's and Party A's respective legal counsel and other representatives to discuss certain tax structuring and other matters relating to their respective proposals.
On August 28, 2014, GCEAR made a further counterproposal to SOR on the following terms: (i) an exchange ratio of 2.0383 shares of GCEAR common stock for each outstanding share of SOR common stock; (ii) an Earn-Out for an 18-month period; (iii) a cash election for SOR stockholders of up to $50 million in lieu of GCEAR common stock at a discounted value of $20.07 per share; and (iv) the right of SOR to designate an observer to the GCEAR board of directors.
Following receipt of GCEAR's counterproposal, the SOR board of directors discussed the revised terms on a telephone call with SOR's senior management, legal counsel and Mr. Kennedy and instructed Mr. Kennedy to have further discussions with GCEAR regarding increasing the exchange ratio and cash election price per share. Thereafter, Mr. Kennedy called a member of GCEAR's executive management team and had further discussions regarding the exchange ratio and cash election.
On August 29, 2014, GCEAR communicated its final offer, which included the following: (i) an exchange ratio of 2.09 shares of GCEAR common stock for each outstanding share of SOR common stock, (ii) a cash election of up to $50 million at a discounted value of $20.47 per share and (iii) the right of SOR to appoint a board observer to the GCEAR board of directors. Assuming no change in GCEAR's annual distribution amount, each SOR stockholder receiving shares of GCEAR common stock would receive distributions at an annual rate of 5.8% based on an initial $25 per share investment in SOR. The proposal was conditioned on SOR entering into a binding exclusivity agreement with GCEAR, GCEAR's completion of due diligence and the negotiation of definitive agreements. Following receipt of GCEAR's final offer, the SOR board of directors met by telephone with its legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities to consider GCEAR's revised proposal and determined that it was in the best interests of SOR and its stockholders to enter into an exclusivity agreement with GCEAR. Each of Party A and Party F was advised that SOR had determined to enter into an exclusivity agreement with another party.
During August 2014, the SOR board of directors decided to consider retaining a separate financial advisor to provide an opinion on the fairness, from a financial point of view, of the merger consideration to be received by SOR stockholders in a potential merger transaction. Accordingly, the SOR board of directors requested, received and reviewed proposals from four firms with experience providing fairness opinions to real estate companies. On September 5, 2014, the SOR board of directors met by telephone and determined to authorize management to engage Houlihan Lokey to provide such an opinion and subsequently, effective September 12, 2014, SOR entered into an engagement letter with Houlihan Lokey.
On September 8, 2014, GCEAR and SOR entered into a letter agreement pursuant to which, among other things, (i) SOR agreed to negotiate exclusively with GCEAR through October 3, 2014 with respect to the terms of a definitive merger agreement (the "Exclusivity Period"), (ii) the parties agreed to continue to conduct due diligence and (iii) GCEAR agreed that, in light of the significant real property due diligence it had completed, it would only raise issues relating to physical, environmental and lease review that were not previously included in the documentation and reports provided by SOR to the extent that such issues exceeded $5 million in the aggregate. SOR and GCEAR further agreed that the Exclusivity Period would automatically extend for consecutive 10-day periods unless either party gave written notice to the other of its election not to renew the Exclusivity Period.
During the remainder of September and October of 2014, GCEAR and SOR conducted due diligence investigations of each other and continued negotiating the terms of a definitive agreement. Legal counsel to the SOR board of directors and legal counsel to GCEAR exchanged multiple drafts of the proposed merger agreement and other related documents and schedules. During the course of these negotiations, the SOR board of directors met by telephone on several occasions and focused on a number of important merger agreement points, including closing conditions, the amount of the termination fee and the circumstances in which SOR would be required to pay a termination fee, the right of SOR to designate a member of, or an observer to, the GCEAR board of directors and other provisions relating to the SOR board of directors' fiduciary rights.
From September 26, 2014 through October 31, 2014, the SOR board of directors held weekly telephonic meetings with SOR's senior management, legal counsel and Mr. Kennedy during which senior management and

Mr. Kennedy updated and received input from the SOR board of directors with respect to due diligence, the merger agreement negotiations and related matters.
On October 7, 2014, GCEAR provided a memorandum to SOR summarizing the issues raised by GCEAR's due diligence review, including both corporate level and property level issues. GCEAR estimated that the due diligence issues reduced SOR's value by $48,049,500.
From October 8, 2014 through October 19, 2014, at the request of the SOR board of directors, senior management, with input from Mr. Kennedy and legal counsel, analyzed the due diligence issues raised by GCEAR. During this time, Mr. Kennedy and a member of GCEAR's executive management team had a number of discussions regarding GCEAR's due diligence and other matters.
On October 16, 2014, Mr. LaMontagne met with GCEAR's two independent directors to discuss corporate governance and related matters in connection with discussions regarding SOR designating an observer or member of the GCEAR board of directors.
On October 20, 2014, SOR provided GCEAR with a memorandum (i) responding in detail to each of the due diligence issues raised by GCEAR's October 7, 2014 memorandum and (ii) referencing the principal outstanding merger agreement issues, including the termination fee amount ($25 million versus $14 million), the circumstances that would result in the payment of the termination fee and whether SOR would have the right to designate a member of the GCEAR board of directors.
On October 21, 2014, at SOR's request, Mr. Kennedy and a representative of Wells Fargo Securities discussed with a member of GCEAR's executive management team SOR's response to the due diligence issues raised by GCEAR.
On October 28, 2014, GCEAR responded to SOR's October 20, 2014 memorandum and reduced GCEAR's proposed due diligence adjustment to approximately $20,166,500. Based on GCEAR's revised due diligence adjustment, GCEAR proposed reducing the exchange ratio to 2.0 shares of GCEAR common stock for each outstanding share of SOR common stock and reducing the discounted cash election to $19.58 per share. GCEAR also addressed open merger agreement points, including (i) agreeing to reduce the termination fee to $20 million and (ii) offering SOR the right to designate an observer to the GCEAR board of directors.
On October 29, 2014, the SOR board of directors met by telephone, together with legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities, to consider GCEAR's revised proposal. The SOR board determined not to accept GCEAR's revised deal terms and to notify GCEAR that SOR had elected not to renew the Exclusivity Period after expiration of the then-current term on November 2, 2014. The SOR board of directors also determined to consider a counterproposal to GCEAR's last proposal. SOR provided a notice of non-renewal of the Exclusivity Period to GCEAR on October 29, 2014.
On October 31, 2014, the SOR board of directors met by telephone with legal counsel, SOR's senior management, Mr. Kennedy and representatives of Wells Fargo Securities and approved a response to GCEAR's October 28, 2014 proposal. The response, which was provided in memorandum form to GCEAR, outlined certain positive developments relating to SOR's balance sheet and assets, addressed GCEAR's outstanding due diligence issues and proposed an exchange ratio of 2.085 shares of GCEAR common stock for each outstanding share of SOR common stock with a corresponding adjustment to the cash election. SOR's response also indicated that SOR would agree to a $20 million termination fee and accept the right to designate a board observer instead of a board member if the economic terms of SOR's proposal were accepted.
Following delivery of SOR's October 31, 2014 memorandum, Mr. Kennedy had further discussions with a member of GCEAR's executive management team regarding the proposals to resolve outstanding due diligence and merger agreement issues.
On November 1, 2014, after taking into account the positive developments with respect to SOR's balance sheet and assets, GCEAR responded to SOR's October 31, 2014 proposal, agreeing to an additional reduction in GCEAR's proposed due diligence adjustment from approximately $20,166,500 to $13,667,000, resulting in a proposed exchange ratio of 2.029 shares of GCEAR common stock for each outstanding share of SOR common stock. GCEAR also responded to the merger agreement issues and remaining due diligence requests and requested reinstatement of the Exclusivity Period.
On November 3 and November 4, 2014, the SOR board of directors met three times by telephone with legal counsel and Mr. Kennedy to discuss the economic terms of GCEAR's most recent proposal, the remaining merger agreement issues and negotiation strategy. Mr. Kennedy also advised the SOR board of directors with respect to discussions he had with a member of GCEAR's executive management team. On November 5, 2014, the SOR board of directors met with SOR management, legal counsel and Mr. Kennedy and determined to try to seek a higher exchange ratio by proposing to eliminate the cash option from the proposed merger.
From November 3 through November 5, 2014, Mr. Kennedy and a member of GCEAR's executive management team had a number of conversations in an effort to reach agreement with respect to the economic terms of the transaction. Based on these discussions, GCEAR agreed to an exchange ratio of 2.06 shares of GCEAR common stock for one share of SOR common stock, provided there was no cash election.
On November 6, 2014, the SOR board of directors met by telephone with SOR's senior management, legal counsel and Mr. Kennedy to update the SOR board of directors with respect to negotiations with GCEAR. The SOR board of directors determined to reinstate the Exclusivity Period based on GCEAR's agreement to an exchange ratio of 2.06 shares of GCEAR common stock for each outstanding share of SOR common stock.
On November 7, 2014, SOR reinstated the Exclusivity Period for the period from November 7, 2014 through November 19, 2014 to permit the parties to complete negotiations of the definitive merger agreement and present the proposed transaction to their respective boards of directors.
From November 7 through November 19, 2014, legal counsel continued to exchange drafts of the proposed merger agreement and other related documents and schedules. During this period, GCEAR and SOR senior management had discussions with certain tenants as part of GCEAR's due diligence.
The SOR board of directors met with SOR's senior management, legal counsel and Mr. Kennedy on November 12, 2014 to further consider the proposed transaction. Representatives of Wells Fargo Securities and Houlihan Lokey also attended portions of the meeting. Wells Fargo Securities reviewed with the SOR board of directors the principal financial terms of the proposed transaction and the potential strategic alternatives previously considered by the SOR board of directors. Representatives of Houlihan Lokey updated the SOR board of directors with respect to the status of their financial analysis with respect to SOR, GCEAR and the proposed merger. The SOR board of directors' legal counsel and senior management reviewed and discussed with the SOR board of directors the results of the due diligence investigation of GCEAR. The SOR board of directors' legal counsel also summarized and discussed the material terms of the proposed merger agreement. After discussion and taking into account the various reasons considered by the SOR board of directors described under "The Merger - Recommendation of the Board of Directors of SOR and its Reasons for the Merger" beginning on page 171, the SOR board of directors determined that it was in the best interests of SOR and its stockholders to proceed with finalizing the merger agreement and scheduled a further meeting of the SOR board of directors for the purpose of considering and approving the proposed transaction.
On the morning of November 19, 2014, the SOR board of directors met by telephone with legal counsel, SOR's senior management and Mr. Kennedy. Mr. Kennedy advised the SOR board of directors of GCEAR's position that new information regarding the likelihood of a tenant vacating space at one of SOR's properties at the end of its current lease term reduced the value of the SOR property by $6 million. As a result, GCEAR insisted on a reduction in the exchange ratio from 2.06 to 2.03 shares of GCEAR common stock for each outstanding share of SOR common stock. Following the meeting, Mr. Bishop contacted members of GCEAR's executive management team to attempt to resolve issues relating to the proposed reduction in the exchange ratio. Mr. Kennedy also had further discussions with a member of GCEAR's executive management team regarding the proposed reduction. The SOR board of directors met again with SOR's senior management, legal counsel, representatives of Wells Fargo Securities and Mr. Kennedy by telephone on the afternoon of November 19, 2014. Mr. Kennedy provided an update on his discussions with a member of GCEAR's executive management team and indicated that GCEAR would accept an adjustment of the exchange ratio to 2.04 shares of GCEAR common stock for each outstanding share of SOR common stock. The SOR board of directors agreed to extend the Exclusivity Period until November 24, 2014.
The SOR board of directors held a meeting on November 21, 2014 to consider the approval of the proposed transaction, together with SOR's senior management and legal and financial advisors and consultant. At this meeting, the SOR board of directors was updated with respect to developments since its November 12, 2014 meeting, including (i) the adjustment to the exchange ratio to 2.04 shares of GCEAR common stock for each outstanding share of SOR common stock, (ii) the results of tenant interviews and other due diligence matters that were not complete as of November 12, 2014, and (iii) changes to the proposed merger agreement since November 12, 2014. At the request of the SOR board of directors, Houlihan Lokey then reviewed and discussed its financial analyses with respect to SOR, GCEAR and the Merger. Thereafter, at the request of the SOR board of directors, Houlihan Lokey rendered its oral opinion to the SOR board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the SOR board of directors dated November 21, 2014), as to the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement (see "The Merger - Opinion of SOR's Financial Advisor" beginning on page 174). After discussion and taking into account the various reasons considered by the SOR board of directors described under "The Merger - Recommendation of the Board of Directors of SOR and its Reasons for the Merger" beginning on page 171, the SOR board of directors unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of SOR and its stockholders, (ii) duly and validly authorized the execution and delivery of the Merger Agreement and declared advisable the Merger and the transactions contemplated by the Merger Agreement, (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement (to the extent such other transactions require stockholder approval) be submitted for consideration at a meeting of the SOR stockholders, and (iv) recommended that the SOR stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.
On the evening of November 21, 2014, the parties executed and delivered the Merger Agreement. On the following business day, November 24, 2014, each party issued a press release announcing the execution of the Merger Agreement.
Recommendation of the Board of Directors of SOR and its Reasons for the Merger
At a meeting held on November 21, 2014, the SOR board of directors unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of SOR and its stockholders, (ii) duly and validly authorized the execution and delivery of the Merger Agreement and declared advisable the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger be submitted for consideration at a meeting of the SOR stockholders, and (iv) recommended that the SOR stockholders approve the Merger. SOR's board of directors unanimously recommends that SOR stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, FOR the advisory (non-binding) proposal to approve certain compensation that will become payable to the named executive officers of SOR in connection with the consummation of the Merger, and FOR the proposal to approve one or more adjournments of the special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.
In evaluating the Merger Agreement, the SOR board of directors consulted with SOR's senior management and legal, business and financial advisors and considered many factors that it viewed as supporting its decision, including the following factors:

•	the financial performance, financial condition, business operations and prospects, of each of SOR and GCEAR, independently and as a combined entity;

•
that at the exchange ratio, and assuming no change in GCEAR's annual per share distribution amount following the Merger, each SOR stockholder receiving shares of GCEAR common stock in the Merger would receive distributions at an annual rate of approximately 5.7% based on an initial $25 per share investment in SOR;

•	the belief that the Merger would be accretive on an FFO per share basis for the stockholders of SOR;

•
the estimated capitalization (based on gross proceeds raised in GCEAR and SOR equity offerings plus outstanding debt) of the Combined Company of approximately $3 billion and the potential that the larger size would increase the likelihood of achieving a positive liquidity event;

•
the belief that the Combined Company would be well-positioned to execute a liquidity event in the near term assuming market conditions were favorable (even though GCEAR offered no assurances as to when it would seek to execute a liquidity event);

•
the real estate investment strategy of GCEAR to acquire high quality office and industrial properties with creditworthy tenants and long-term leases that are essential to the business operations of the tenant;

•
the belief that SOR and GCEAR are complementary merger partners strategically because both companies (i) own similar asset types purchased over a similar time period, (ii) raised equity through similar channels over a similar time period, (iii) have similar distribution policies, and (iv) have similar goals with respect to a liquidity event;

•
the increase in the number of properties in the real estate portfolio of the Combined Company as compared to SOR, from 15 to 69, and the corresponding reduction in the risks associated with the loss of a major tenant or other adverse property event as a result of the increased number of properties and tenants;

•
the greater diversification of Combined Company's real estate property portfolio as compared to SOR's real estate portfolio by (i) average lease term, (ii) tenant and tenant industry, (iii) property type and (iv) geography, including the following:

▪	the Combined Company's average lease term of 7.2 years (as of September 30, 2014) as compared to SOR's average lease term of 4.8 years (as of September 30, 2014);

▪
the Combined Company's lower lease roll in 2017 and 2019 (currently estimated to be 10% and 18%, respectively, based on leases in place as of September 30, 2014) as compared to SOR lease roll in 2017 and 2019 of 23% and 31%, respectively;

▪
the Combined Company's annualized net rental income from its top five tenants of 18.2% (as of September 30, 2014) as compared to SOR's annualized net rental income from its top five tenants of 54.5% (as of September 30, 2014);

▪	the Combined Company's addition of the West Coast and Northeast regions to SOR's existing presence in the Southwest, Midwest, Southeast and Mid-Atlantic regions;

▪
the Combined Company's portfolio of office and industrial properties, representing 92% and 8%, respectively, of the Combined Company's annualized rent based on leases in place as of September 30, 2014, as compared to SOR's portfolio of 100% office properties; and

▪
the Combined Company's lower exposure to the finance and insurance industry, which accounts for 31% of SOR's annualized rent as compared to 25% of the Combined Company's annualized rent based on leases in place as of September 30, 2014;

•	the potential to eliminate duplicative overhead costs, including those associated with being public companies;

•
the ability of SOR stockholders to participate in the share redemption program and dividend reinvestment plans of the Combined Company following the Merger (assuming the continuation of such programs);

•	the potential for the Combined Company to raise debt capital, if desired, on more attractive terms because of its increased size and relatively low leverage;

•
the Combined Company's access to a strong management team that has demonstrated the ability to raise equity and debt capital and acquire, dispose of and manage office and industrial properties and operate as a public company;

•
the results of the due diligence review of GCEAR and its assets, liabilities, earnings, financial condition, business and prospects, which supported the positive view of GCEAR's business and supported the SOR board of directors' belief that the Combined Company would have a strong foundation for future performance;

•
SOR's limited management resources, including the need to expand its senior management team in order to execute a five-year business plan successfully, SOR's small number of employees and SOR's risk in the event of a departure of a key employee;

•	the belief that SOR's ability to grow and reduce portfolio risk through raising additional equity capital would be dilutive to SOR's current stockholders;

•
the belief that it was not likely that another party would consummate a transaction with SOR that would be more favorable to SOR and its stockholders than the Merger in light of the process undertaken by SOR, with the assistance of Wells Fargo Securities, to solicit interest from third parties for a strategic transaction with SOR and the resulting discussions with such parties (see " - Background of the Merger" beginning on page 161);

•
the belief that a sale of the SOR real estate portfolio and liquidation of SOR at this time would not be in the best interest of SOR's stockholders given the potential long-term value of their interest in the Combined Company;

•
the financial analysis reviewed by Houlihan Lokey with the SOR board of directors as well as the opinion of Houlihan Lokey rendered to the SOR board of directors on November 21, 2014, as to the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement (see " - Opinion of SOR's Financial Advisor" beginning on page 174);

•	the lack of financing or due diligence conditions to completion of the Merger and the belief that GCEAR and SOR are well-positioned to consummate the Merger;

•	the right of SOR, pursuant to the Merger Agreement, to appoint a non-voting observer representative to attend and participate in meetings of GCEAR's board of directors and committees thereof;

•
the other terms of the Merger Agreement, including that the exchange ratio is fixed and does not adjust in the event the value of SOR's properties decreases before closing or the value of GCEAR's properties increases before closing;

•
the provisions in the Merger Agreement that permit SOR's board of directors under specified circumstances (including payment of a termination fee) to withdraw its recommendation that SOR's stockholders vote in favor of the Merger or to recommend a superior proposal to SOR's stockholders and terminate the Merger Agreement; and

•
the structure of the transaction and the terms of the Merger Agreement, including the fact that the Merger is intended to qualify as a "reorganization" within the meaning of the Code and is, therefore, not expected to be taxable to SOR stockholders.

The SOR board of directors also identified and considered a variety of risks and potentially negative factors concerning the Merger Agreement and the transactions contemplated by it, including the Merger. These factors included, among others:

•	the difficulty in valuing SOR, GCEAR and the Merger Consideration in light of the fact that the securities of both companies are not listed on any exchange;

•	the risks described in the section entitled "Risk Factors" beginning on page 24.

•	the fact that GCEAR is externally managed, which involves the conflicts of interests, costs and other risks described in the section entitled "Risk Factors" beginning on page 24;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of SOR and GCEAR;

•	the difficulty and costs of SOR retaining and, if needed, attracting personnel through the date of the Merger;

•
the possible disruption to SOR's or GCEAR's business that may result from the announcement of the transaction, including as a result of operational restrictions contained in the Merger Agreement during the period between the signing of the Merger Agreement and the consummation of the Merger;

•	the risk that the cost savings, economies of scale and other benefits expected to result from the Merger might not be fully realized or not realized at all;

•
the possibility that the Merger may not be completed, or that completion may be unduly delayed, including because SOR stockholders may not approve the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that the exchange ratio is fixed and does not adjust in the event the value of GCEAR's properties decreases or the value of SOR's properties increases before closing;

•
the terms of the Merger Agreement placing limitations on the ability of SOR to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled "The Merger Agreement - Covenants and Agreements - Non-Solicitation; Acquisition Proposals" beginning on page 191); and

•
the termination fee of $20 million to be paid to GCEAR if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, SOR (see the section entitled "The Merger Agreement - Termination of the Merger Agreement - Termination Fee and Expense Reimbursement" beginning on page 198).

Although the foregoing discussion sets forth the material factors considered by the SOR board of directors in reaching its recommendation, it may not include all of the factors considered by the SOR board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the SOR board of directors did not find it practicable to, and did not, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The SOR board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement.
In considering the recommendation of the SOR board of directors with respect to the Merger Agreement, you should be aware that certain of SOR's executive officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of SOR stockholders generally. See the section entitled "The Merger - Interests of SOR's Directors and Executive Officers in the Merger" beginning on page 180.
The explanation of the reasoning of the SOR board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Note Regarding Forward-Looking Statements" beginning on page 38.
Opinion of SOR's Financial Advisor
On November 21, 2014, Houlihan Lokey rendered its oral opinion to the SOR board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the SOR board of directors dated November 21, 2014), as to, as of November 21, 2014, the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Houlihan Lokey's opinion was directed to the SOR board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this Proxy Statement and Prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this Proxy Statement and Prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement and Prospectus are intended to be, and do not constitute advice or a recommendation to the SOR board of directors, any security holder of SOR or any other person as to how to act or vote with respect to any matter relating to the Merger.
In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed an execution copy, dated November 21, 2014, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to SOR and GCEAR that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SOR and certain of its properties and assets made available to Houlihan Lokey by SOR, including financial projections prepared by the management of SOR relating to SOR for the fiscal years ending 2014 through 2020 (the "SOR Projections");

4.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of GCEAR and certain of its properties and assets made available to Houlihan Lokey by GCEAR, including financial projections (and adjustments thereto) prepared by the management of GCEAR relating to GCEAR for the fiscal years ending 2014 through 2016 (the "GCEAR Projections");

5.
spoke with certain members of the managements of SOR and GCEAR and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of SOR and GCEAR, the Merger and related matters;

6.	compared the financial and operating performance of SOR and GCEAR with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

7.
considered the net asset value of SOR and GCEAR indicated by Houlihan Lokey's financial analyses based upon, among other things, information provided to Houlihan Lokey by SOR and GCEAR regarding certain of their respective properties and assets; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of SOR advised Houlihan Lokey, and Houlihan Lokey assumed, that the SOR Projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of SOR, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. In addition, management of GCEAR advised Houlihan Lokey, and Houlihan Lokey assumed, that the GCEAR Projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of GCEAR, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. With SOR's consent, Houlihan Lokey assumed that the SOR Projections and the GCEAR Projections were a reasonable basis on which to evaluate SOR, GCEAR and the Merger and, at SOR's direction, Houlihan Lokey relied upon the SOR Projections and the GCEAR Projections for purposes of its analyses and opinion. Houlihan Lokey also relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SOR or GCEAR since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and except as would not be material to its analyses or opinion, that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of SOR, that the Merger would qualify as a "reorganization" under Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of SOR or GCEAR, or otherwise have an adverse effect on SOR, GCEAR or any expected benefits of the Merger that would be material to its analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, with SOR's consent, that any adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise would not be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the execution copy of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SOR, GCEAR or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SOR or GCEAR was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SOR or GCEAR was or may have been a party or was or may have been subject.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of SOR or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the SOR board of directors or any other party with respect to alternatives to the Merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of GCEAR common stock actually would be when issued pursuant to the Merger or the price or range of prices at which SOR common stock or GCEAR common stock may be purchased or sold, or otherwise be transferable, at any time. In that regard, Houlihan Lokey noted that neither shares of SOR common stock nor shares of GCEAR common stock were listed for trading on any national securities exchange and there was no public market for shares of SOR common stock or GCEAR common stock. Houlihan Lokey understood that as a consequence, shares of SOR common stock and GCEAR common stock were illiquid securities and could be difficult to monetize.
Houlihan Lokey's opinion was furnished for the use of the SOR board of directors (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. Houlihan Lokey's opinion was not intended to be, and did not constitute, a recommendation to the SOR board of directors, any security holder or any other party as to how to vote or act with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey's opinion only addressed whether the Merger Consideration to be received by the SOR stockholders in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the SOR board of directors, SOR, GCEAR, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of SOR or GCEAR, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for SOR, GCEAR or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of SOR's, GCEAR's or any other party's security holders or other constituents vis-à-vis any other class or group of SOR's, GCEAR's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not SOR, GCEAR, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of SOR, GCEAR or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of SOR, on the assessments by the SOR board of directors, SOR, GCEAR and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to SOR, GCEAR and the Merger.
In preparing its opinion to the SOR board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company used in Houlihan Lokey's analyses for comparative purposes is identical to SOR or GCEAR and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial forecasts prepared by the managements of SOR and GCEAR and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan

Lokey did not make separate or quantifiable judgments regarding individual analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of SOR and GCEAR. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.
Houlihan Lokey's opinion was only one of many factors considered by the SOR board of directors in evaluating the Merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Merger Consideration or of the views of the SOR board of directors or management with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between SOR and GCEAR, and the decision to enter into the Merger Agreement was solely that of the SOR board of directors.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the SOR board of directors on November 21, 2014.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•
FFO, funds from operations, which in general refers to the amount of the relevant company's revenue, less property operating expenses, corporate general and administrative expenses, interest expenses and taxes, as adjusted for certain non-recurring items.

•	Funds Available for Distribution - generally FFO less expenses associated with tenant improvements, leasing commissions and capital expenditures.
Unless otherwise indicated, the implied multiples used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of November 20, 2014, estimates of the future financial performance of SOR relied upon for the financial analyses described below were based on the SOR Projections, estimates of the future financial performance of GCEAR relied upon for the financial analyses described below were based on the GCEAR Projections, and estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.
Net Asset Value Analysis.
Houlihan Lokey conducted an analysis of the net asset values of SOR and GCEAR utilizing financial estimates and certain operating and other information provided by SOR and GCEAR management regarding their respective properties and publicly available information with respect to relevant discount rates and real estate capitalization rates and terminal value capitalization rates or, if the property was the subject of a recent transaction, the purchase price paid for the property in such transaction. The net asset value analysis reflected, among other things, information on an asset by asset basis for SOR and GCEAR with respect to the asset quality, asset location, tenant roster, occupancy and lease terms as provided to Houlihan Lokey by the managements of SOR and GCEAR, respectively. The net asset value analysis indicated an implied exchange ratio reference range of 1.88 to 2.32 shares of GCEAR common stock per share of SOR common stock, as compared to the exchange ratio provided for in the Merger of 2.04 shares of GCEAR common stock per share of SOR common stock.
Selected Companies Analysis.
Houlihan Lokey reviewed certain data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The selected companies were selected because they were deemed similar to SOR and GCEAR in one or more respects. The financial data reviewed included equity value as a multiple of estimated 2015 Funds from Operations, or "2015E FFO."
The selected companies and corresponding data for SOR and GCEAR were:

Equity Value/ 2015E FFO
Brandywine Realty Trust	10.5x
Corporate Office Properties Trust	13.6x
Highwoods Properties Inc.	13.7x
Lexington Realty Trust	9.9x
Chambers Street Properties	11.2x
Gramercy Property Trust Inc.	12.6x
Piedmont Office Realty Trust Inc.	12.1x
Select Income REIT	8.9x
W. P. Carey Inc.	15.2x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied a multiple range of 11.0x to 13.0x to SOR's estimated 2015E FFO and a multiple range of 12.0x to 14.0x to GCEAR's estimated 2015E FFO. The selected multiple ranges applied by Houlihan Lokey were selected by Houlihan Lokey based on its professional judgment and took into account information provided to or otherwise available to Houlihan Lokey regarding, among other things, the size, profitability and projected levels of growth of SOR and GCEAR, respectively. The selected companies analysis indicated an implied exchange ratio reference range of 1.80 to 2.53 shares of GCEAR common stock per share of SOR common stock, as compared to the exchange ratio provided for in the Merger of 2.04 shares of GCEAR common stock per share of SOR common stock.
Discounted Cash Flow Analysis.
Houlihan Lokey performed a discounted cash flow analysis of each of SOR and GCEAR by calculating the estimated net present value of their respective projected Funds Available for Distribution based on the SOR Projections and the GCEAR Projections, respectively. Houlihan Lokey applied a range of perpetuity growth rates of 3.00% to 3.50% to SOR's fiscal year 2020 projected Funds Available for Distribution and 3.00% to 3.50% to GCEAR's fiscal year 2016 projected Funds Available for Distribution. The net present values of SOR's and GCEAR's projected future cash flows and terminal values were then calculated using discount rates ranging from 11.50% to 12.50% for SOR and 11.00% to 12.00% for GCEAR. The discounted cash flow analysis indicated an implied exchange ratio reference range of 1.49 to 1.89 shares of GCEAR common stock per share of SOR common stock, as compared to the exchange ratio provided for in the Merger of 2.04 shares of GCEAR common stock per share of SOR common stock.
Other Matters
Houlihan Lokey was engaged by SOR to provide an opinion to the SOR board of directors with respect to the fairness, from a financial point of view, to the SOR stockholders of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. SOR engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to its engagement by SOR, Houlihan Lokey is entitled to an aggregate fee of $300,000 for its services, half of which became payable upon the execution of Houlihan Lokey's engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey's opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Merger. SOR has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey's engagement.
In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SOR, GCEAR or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to SOR, GCEAR, other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, SOR, GCEAR, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.
Interests of SOR's Directors and Executive Officers in the Merger
Certain of SOR’s executive officers will receive compensation in connection with the completion of the Merger. See "The Merger - Golden Parachute Compensation" beginning on page 180.
Regulatory Approvals in Connection with the Merger
The Merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Additionally, the Merger may require certain regulatory approvals with respect to the licensing of certain facilities. GCEAR and SOR are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger. It is possible, however, that one or more of the regulatory approvals required to complete the Merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the Merger. Under the Merger Agreement, GCEAR and SOR have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the Merger and the other transactions contemplated by the Merger Agreement.
GCEAR and SOR can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to GCEAR after the effective time of the Merger. GCEAR and SOR have not yet obtained any of the regulatory approvals required to complete the Merger.
Accounting Treatment
In accordance with GAAP, GCEAR will account for the Merger using the purchase method of accounting for a business combination with GCEAR treated as the acquirer of SOR. Under such accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair value and added to those of GCEAR. Any excess of purchase price over the fair value will be recorded as goodwill.  Consolidated financial statements of GCEAR issued after the consummation of the Merger will reflect such SOR fair values after the consummation of the Merger, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of SOR.
Deregistration of SOR Common Stock
If the Merger is completed, SOR common stock will be deregistered under the Exchange Act, and SOR will no longer file periodic reports with the SEC.
Golden Parachute Compensation
The following table sets forth the estimated aggregate dollar value of the compensation that may be paid or become payable to the named executive officers of SOR that is based on or otherwise relates to completion of the Merger.

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Douglas P. Williams, Chief Operating Officer	806,702	(1)(2)	—	—	—	—	—	806,702
Glen F. Smith, Chief Financial Officer	1,115,702	(2)(3)	—	—	—	—	—	1,115,702

(1)
If the termination of Mr. Williams' employment without "cause" (as defined in Mr. Williams' employment agreement) occurs during the period commencing 60 days prior to a "change in control" of SOR (as defined in Mr. Williams' employment agreement) and concluding on the one-year anniversary of a "change in control," SOR will pay to Mr. Williams severance equal to one times Mr. Williams' then-current annual base salary of $309,000, payable in a single lump sum. The Merger will constitute a "change in control" under Mr. Williams' employment agreement.

(2)
In order to incentivize continuity of operations leading up to the consummation of the Merger, on November 21, 2014, the SOR board of directors adopted a Retention and Transaction Award Plan to establish guidelines for rewarding eligible employees, including SOR's executive officers, with certain cash retention bonus payments in connection with their continued employment with SOR through the consummation of the Merger. Pursuant to the Retention and Transaction Award Plan, each participant will be eligible to receive payment of a cash retention bonus in an amount determined in the sole discretion of the Compensation Committee of the SOR board of directors. The award pool as established by the Retention and Transaction Award Plan is up to $2,200,000. The amount allocated to be received by each of Mr. Williams and Mr. Smith upon consummation of the Merger pursuant to the Retention and Transaction Award Plan is $497,702.

(3)
If the termination of Mr. Smith's employment without "cause" (as defined in Mr. Smith's employment agreement) occurs during the period commencing 60 days prior to a "change in control" of SOR (as defined in Mr. Smith's employment agreement) and concluding on the one-year anniversary of a "change in control," SOR will pay to Mr. Smith severance equal to two times Mr. Smith's then-current annual base salary of $309,000, payable in a single lump sum. The Merger will constitute a "change in control" under Mr. Smith's employment agreement.

During the term of their employment agreements and for a period of one year thereafter, the executives have agreed to certain non-competition and non-solicitation provisions. In addition, the executives have agreed to certain non-disclosure provisions and intellectual property right provisions, applicable both during and after their employment with SOR.
THE MERGER AGREEMENT
This section of this Proxy Statement and Prospectus describes the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and Prospectus.
This summary may not contain all of the information about the Merger Agreement that is important to you. GCEAR and SOR urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about GCEAR or SOR. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of GCEAR and SOR filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of GCEAR and SOR file with the SEC and the other information in this Proxy Statement and Prospectus. See "Where You Can Find More Information."

GCEAR and SOR each acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Proxy Statement and Prospectus not misleading.
Form, Effective Time, and Closing of the Merger
The Merger Agreement provides for the Merger of SOR with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Merger Sub will be the surviving entity of the Merger. The Merger will become effective at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland ("SDAT") or on such later date and time agreed to by GCEAR and SOR and specified in the related articles of merger and certificate of merger (not to exceed thirty days from the date the articles of merger are accepted for record by the SDAT).
The Merger Agreement provides that the closing of the Merger will take place on the third business day following the date on which the last of the conditions to closing of the Merger described under " - Conditions to Completion of the Merger" have been satisfied or waived (other than the conditions that by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to by GCEAR and SOR.
Consideration to be Received in the Merger; Procedures for Surrendering SOR Certificates
If the Merger is completed, then at the effective time of the Merger, each share of SOR common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive 2.04 shares (the "Exchange Ratio") of GCEAR common stock (the "Merger Consideration").
The conversion of SOR common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, GCEAR will appoint an exchange agent to handle the payment and delivery of the Merger Consideration due to any holder of SOR stock pursuant to the Merger Agreement. On or before the effective time of the Merger, GCEAR will deliver to the exchange agent evidence of GCEAR common stock in book-entry form equal to the aggregate Merger Consideration.
Promptly after the effective time of the Merger, the exchange agent will mail to each holder of record of a certificate which immediately prior to the effective time of the Merger represented outstanding SOR common stock (the "Certificates"), a letter of transmittal and instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon proper surrender of a Certificate for cancellation to the exchange agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive the Merger Consideration.  For those holders of record of noncertificated shares of SOR common stock represented by book-entry ("Book-Entry Shares"), as soon as reasonably practicable following the effective time of the Merger, such Book-Entry Shares will be converted into the Merger Consideration and reflected as such in the ledger maintained by GCEAR's transfer agent. After the effective time of the Merger, each Certificate and Book-Entry Share that previously represented shares of SOR common stock will only represent the right to receive the Merger Consideration into which those shares of SOR common stock have been converted.
Board Observer and Indemnification Agreement
Pursuant to the terms of the Merger Agreement, SOR has appointed Stephen J. LaMontagne to serve as a non-voting observer representative (the "Observer") to attend and participate in meetings of GCEAR's board of directors and committees thereof. During the Observer Period (as defined in the Merger Agreement), the Observer will be entitled to all meeting fees and cash compensation as if the Observer were an independent director member of GCEAR's board of directors and each of the committees thereof, as such cash compensation may be modified from time to time, and will be reimbursed for the reasonable, documented out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Pursuant to the terms of the Merger Agreement, GCEAR will enter into an indemnification agreement (the "Board Observer and Indemnification Agreement") with the Observer.

No Appraisal Rights
No dissenters' or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL will be available to holders of SOR common stock with respect to the Merger or the other transactions contemplated by the Merger Agreement.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by GCEAR and Merger Sub, on the one hand, and SOR, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the effective time of the Merger or any earlier termination of the Merger Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, information each of GCEAR and SOR filed with the SEC prior to the date of the Merger Agreement, or the disclosure letters delivered to the other parties in connection therewith.
Representations and Warranties of GCEAR and Merger Sub
GCEAR and Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery, and validity of the Merger Agreement;

•	board approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act, and the absence of improper payments;

•	information in the Form S-4 and this Proxy Statement and Prospectus;

•	no undisclosed liabilities;

•
absence of material changes to the conduct of GCEAR's and Merger Sub's business since December 31, 2013 or any "material adverse effect" (described below) to GCEAR or Merger Sub since December 31, 2013;

•	labor and other employment matters and employee benefit plans;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real properties and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	receipt of the opinion of Robert A. Stanger & Co., GCEAR's financial advisor;

•	broker's, finder's, investment banker's, or other similar fees;

•	inapplicability of the Investment Company Act;

•	exemption of the Merger from anti-takeover statutes;

•	related-party transactions; and

•	limitation on warranties and disclaimer of other representations and warranties.
Representations and Warranties of SOR
SOR made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery, and validity of the Merger Agreement;

•	board approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act, and the absence of improper payments;

•	information in the Form S-4 and this Proxy Statement and Prospectus;

•	no undisclosed liabilities;

•	absence of certain material changes to the conduct of SOR's business since December 31, 2013 or any "material adverse effect" (described below) to SOR since December 31, 2013;

•	labor and other employment matters and employee benefit plans;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real properties and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	receipt of the opinion of Houlihan Lokey, SOR's financial advisor;

•	exemption of the Merger from anti-takeover statutes;

•	stockholder vote required in connection with the Merger;

•	broker's, finder's, investment banker's, or other similar fees;

•	inapplicability of the Investment Company Act;

•	related-party transactions; and

•	limitation on warranties and disclaimer of other representations and warranties.

Definition of "Material Adverse Effect"
Many of the representations of GCEAR, Merger Sub, and SOR are qualified by a "material adverse effect" standard (that is, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, "material adverse effect" means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of GCEAR and its subsidiaries, taken as a whole, or SOR and its subsidiaries, taken as a whole, as applicable, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of GCEAR, Merger Sub, or SOR to consummate the Merger before September 30, 2015, the outside date provided in the Merger Agreement.
However, any event, circumstance, change or effect to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to clause (a) above:

(i)
any failure of GCEAR or SOR, respectively, to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure may otherwise be taken into account in determining whether there has been a Material Adverse Effect),

(ii)	any events, circumstances, changes or effects that affect commercial office or industrial REITs generally,

(iii)	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates,

(iv)	any changes in legal, regulatory, or political conditions,

(v)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage,

(vi)	the negotiation, execution or announcement of the Merger Agreement, or the consummation or anticipation of the Merger or other transactions contemplated by the Merger Agreement,

(vii)
the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Merger Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of GCEAR or SOR, respectively,

(viii)	earthquakes, hurricanes, floods or other natural disasters,

(ix)	any damage or destruction of any real property owned by GCEAR or SOR, respectively that is substantially covered by insurance, or

(x)	changes in Law or GAAP or the interpretation thereof,
except which, in the case of each of clauses (ii), (iii), (iv), (v) and (x) above do not disproportionately affect GCEAR and its subsidiaries, taken as a whole, or SOR and its subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial office or industrial REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect GCEAR and its subsidiaries, taken as a whole, or SOR and its subsidiaries, taken as a whole, relative to other participants in the commercial office or industrial REIT industry in the geographic regions in which the GCEAR and its subsidiaries, or SOR and its subsidiaries, as applicable, operate or own or lease properties.
Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of GCEAR, Merger Sub, and SOR to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

•	approval of the Merger and the other transactions contemplated by the Merger Agreement by the SOR stockholders;

•
the absence of any law or order or other legal restraint or prohibition prohibiting, making illegal, enjoining, or otherwise restricting, preventing, or prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•
the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened that have not been withdrawn.

Additional Closing Conditions for the Benefit of GCEAR
The obligation of each of GCEAR and Merger Sub to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by SOR regarding certain aspects of its capital structure and corporate authority;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by SOR regarding certain aspects of its capital structure;

•
the accuracy as of the date of the Merger Agreement and the effective time of the Merger of all other representations and warranties of SOR contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SOR and its subsidiaries taken as a whole;

•
SOR must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger;

•
since the date of the Merger Agreement, there shall not have been any event, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on SOR and its subsidiaries taken as a whole;

•
GCEAR must have received a certificate, dated the date of the closing of the Merger, signed by the chief executive officer of SOR or another senior officer on behalf of SOR, certifying to the effect that the conditions described in the five preceding bullet points have been satisfied;

•
GCEAR must have received the written opinion of DLA Piper LLP (US) ("DLA Piper"), dated as of the closing date, regarding SOR's qualification and taxation as a REIT under the Code commencing with SOR's taxable year that ended on December 31, 2010;

•	GCEAR must have received the written opinion of its counsel, Baker Donelson, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	Stephen J. LaMontagne will have executed and delivered the Board Observer and Indemnification Agreement to GCEAR.
Additional Closing Conditions for the Benefit of SOR
The obligation of SOR to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by GCEAR regarding certain aspects of its capital structure and corporate authority;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Merger of certain representations and warranties made in the Merger Agreement by GCEAR regarding certain aspects of its capital structure;

•
the accuracy as of the date of the Merger Agreement and the effective time of the Merger of all other representations and warranties of GCEAR and Merger Sub contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GCEAR and its subsidiaries taken as a whole;

•
GCEAR and Merger Sub must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger;

•
since the date of the Merger Agreement, there shall not have been any event, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on GCEAR and its subsidiaries taken as a whole;

•
SOR must have received a certificate, dated the date of the closing of the Merger, signed by the chief executive officer of GCEAR or another senior officer on behalf of GCEAR, certifying to the effect that the conditions described in the five preceding bullet points have been satisfied;

•
SOR must have received the written opinion of Baker Donelson, dated as of the closing date, regarding GCEAR's qualification and taxation as a REIT under the Code commencing with GCEAR's taxable year that ended on December 31, 2010;

•	SOR must have received the written opinion of its counsel, DLA Piper, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	GCEAR shall have executed and delivered the Board Observer and Indemnification Agreement to Stephen J. LaMontagne.
Covenants and Agreements
Conduct of the Business of GCEAR Pending the Merger
GCEAR has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with SOR's prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, or to the extent required by law, GCEAR has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the control of GCEAR or its subsidiaries excepted), preserve intact in all material respects its current business organization, goodwill, ongoing business and relationships with third parties, and keep available the services of its present officers, maintain all insurance policies held by GCEAR, and maintain the status of GCEAR as a REIT.
Without limiting the foregoing, GCEAR has also agreed that, except with SOR's prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:

•	amend or propose to amend its charter, bylaws, or equivalent organizational documents, if such amendment would be materially adverse to GCEAR or SOR;

•	split, combine, reclassify, or subdivide any shares of stock or other ownership interests of GCEAR or its subsidiaries;

•
with limited exceptions (including a permitted payment of a dividend not to exceed an annual rate of $0.6939 per share of GCEAR common stock), declare, set apart, or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock of GCEAR or any GCEAR subsidiary or other ownership interests in GCEAR or any GCEAR subsidiary;

•	redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of GCEAR's capital stock or other equity interests of GCEAR, except pursuant to GCEAR's share redemption program;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) GCEAR to fail to qualify as a REIT or (B) any GCEAR subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (2) that is not treated as a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code as the date of the Merger Agreement to be so treated;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority;

•	adopt a plan of complete liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of GCEAR;

•
issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of GCEAR or any GCEAR subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, capital stock, or other equity interests of GCEAR or any GCEAR subsidiary, except as permitted or otherwise contemplated by the Merger Agreement;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary of GCEAR), if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•
enter into, modify, amend, renew or terminate any GCEAR affiliate transaction, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•
subject to certain rights related to valid termination of the Merger Agreement, take any action that would reasonably be expected to prevent or materially delay the consummation of transactions contemplated by the Merger Agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Conduct of the Business of SOR Pending the Merger
SOR has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with GCEAR's prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, or to the extent required by law, SOR has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the control of SOR or its subsidiaries excepted), preserve intact in all material respects its current business organization, goodwill, ongoing business and relationships with third parties, and will keep available the services of its present officers, maintain all insurance policies held by SOR, and maintain the status of SOR as a REIT and each of its subsidiaries as a qualified REIT subsidiary or taxable REIT subsidiary, as applicable.
Without limiting the foregoing, SOR has also agreed that, except with GCEAR's prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:

•
amend or propose to amend its charter, bylaws, or equivalent organizational documents, if such amendment would be materially adverse to SOR or GCEAR or create an excepted holder limit (as defined in SOR's charter);

•	split, combine, reclassify, or subdivide any shares of stock or other ownership interests of SOR or its subsidiaries;

•
with limited exceptions (including a permitted payment of a dividend not to exceed an annual rate of $1.50 per share of SOR common stock), declare, set apart, or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock of SOR or any SOR subsidiary or other ownership interests in SOR or any SOR subsidiary;

•	redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of SOR's capital stock or other equity interests of SOR or any SOR subsidiary;

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issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of SOR or any SOR subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, capital stock, or other equity interests of SOR or any SOR subsidiary, except (A) for issuances by a wholly owned subsidiary of SOR to SOR or another wholly owned subsidiary of SOR, (B) in the ordinary course of business consistent with past practice, or (C) as previously disclosed to GCEAR;

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acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $25,000 in the aggregate), corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof;

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sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except sales, transfers or other dispositions of any property or assets at a total value of less than $100,000 in the aggregate in the ordinary course of business consistent with past practice;

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incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of SOR or any SOR subsidiary or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, with certain exceptions;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, with certain exceptions;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any SOR material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a SOR material contract), except as expressly permitted by the Merger Agreement;

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except as previously disclosed to GCEAR, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any SOR lease (or any lease for real property that, if existing as of the date of the Merger Agreement, would be a SOR lease);

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waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of SOR or any SOR subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

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settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against SOR or any SOR subsidiary (including relating to taxes other than property tax appeals or disputes) to the extent exceeding, individually or in the aggregate, $100,000), and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of SOR common stock other than in accordance with the Merger Agreement;

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except as required by applicable law or as previously disclosed to GCEAR, (A) hire any officer (with a title of vice president or higher) of SOR or promote or appoint any person to a position of officer (with a title of vice president or higher) of SOR (other than to replace any officer that departs after the date of the Merger Agreement), in each case without consultation with GCEAR's board of directors, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of SOR's directors or officers not required by any plan or arrangement as in effect on the date of the Merger Agreement, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or SOR benefit plan or any employee benefit plan that if entered into or adopted would be a SOR benefit plan, (D) accelerate the vesting or payment of any award under the SOR equity plan or of any other compensation or benefits, or (E) grant any awards under the SOR equity plan or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to nonequity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

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fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

•	enter into any new line of business;

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fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority, subject to extensions permitted by law or applicable rules and regulations;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) SOR to fail to qualify as a REIT or (B) any SOR subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (2) that is not treated as a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code as the date of the Merger Agreement to be so treated;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a SOR subsidiary in connection with any permitted acquisitions in a manner that would not reasonably be expected to be adverse to SOR or to prevent or impair the ability of SOR to consummate the Merger;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

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amend or modify the compensation terms or any other obligations of SOR contained in the engagement letter with Houlihan Lokey in a manner materially adverse to SOR, any SOR subsidiary, or GCEAR or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

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(A) enter into any tax protection agreement, (B) make, change or rescind any material election relating to taxes, (C) change a material method of tax accounting, (D) file or amend any material tax return, (E) enter into any material closing agreement related to taxes, (F) knowingly surrender any right to claim any material tax refund, or (G) give or request any waiver of a statute of limitation with respect to any tax return, except under certain circumstances;

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subject to certain rights related to competing acquisition proposals and valid termination of the Merger Agreement, take any action that would reasonably be expected to prevent or materially delay the consummation of transactions contemplated by the Merger Agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Form S-4 and Proxy Statement; SOR Special Meeting
SOR agreed to prepare and cause to be filed with the SEC the Proxy Statement included in this Proxy Statement and Prospectus, and GCEAR agreed to prepare and cause to be filed with the SEC, the Form S-4 with respect to the GCEAR common stock issuable in the Merger, which will include this Proxy Statement and Prospectus, as promptly as reasonably practicable. Each of GCEAR and SOR agreed to use its reasonable best efforts to: (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger.
SOR agreed to use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders that are entitled to vote at the SOR Special Meeting and to hold its special meeting as soon as practicable after the Form S-4 is declared effective. SOR agreed to recommend to its stockholders that they approve the Merger and the other transactions contemplated by the Merger Agreement, include such recommendation in this Proxy Statement and solicit and use its reasonable best efforts to obtain the approval of the Merger and the other transactions contemplated by the Merger Agreement.
Access to Information; Confidentiality
The Merger Agreement requires SOR, on the one hand, and GCEAR, on the other, to cause each of their respective subsidiaries to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel, and records, and a copy of each report, schedule, registration statement and other document filed by it after the date of the Merger Agreement but before the earlier of (1) the effective date of the Merger, and (2) the date on which the Merger Agreement is terminated, pursuant to the requirements of federal or state securities laws (to the extent not publicly available) and all other information (financial or otherwise) concerning its business, properties, and personnel as such other party may reasonably request.
Each of GCEAR and SOR will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreements.
Non-Solicitation; Acquisition Proposals
SOR will not, and will cause each of its subsidiaries not to, and will not authorize and will use its reasonable best efforts to cause its and their representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or that is reasonably likely to lead to, an Acquisition Proposal (defined below), (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with any third party in furtherance of any Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iv) approve, adopt, declare advisable or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a qualifying confidentiality agreement entered into in accordance with the Merger Agreement) providing for or relating to an Acquisition Proposal (an "Alternative Acquisition Agreement") (v)

withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to GCEAR or Merger Sub, the recommendation of SOR, (vi) fail to include the recommendation of SOR in the Proxy Statement or any Schedule 14D-9, as applicable or (vii) resolve, agree to or propose to do any of the foregoing (any act described in clauses (iii), (iv), (v) and (vi) above, an "Adverse Recommendation Change").
Notwithstanding anything to the contrary set forth above, at any time prior to obtaining the SOR stockholder approval, SOR may, directly or indirectly through any representative, in response to an unsolicited bona fide written Acquisition Proposal by a third party made after the date of the Merger Agreement (i) furnish non-public information to such third party (and such third party's representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, SOR receives from the third party an executed qualifying confidentiality agreement, and (B) any non-public information concerning SOR or any SOR subsidiary that is provided to such third party or its representatives shall, to the extent not previously provided to GCEAR or Merger Sub, be provided to GCEAR or Merger Sub prior to or substantially at the same time that such information is provided to such third party), and (ii) engage in discussions or negotiations with such third party (and such third party's representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the SOR board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (defined below). Notwithstanding anything to the contrary in the Merger Agreement, SOR and its representatives may contact any third party submitting a written Acquisition Proposal after the date of the Merger Agreement to clarify the terms of such Acquisition Proposal for the purpose of the SOR board of directors informing itself about such Acquisition Proposal.
SOR must promptly (and in no event later than 36 hours after receipt) notify GCEAR of any Acquisition Proposal from any third party, or any written request for non-public information concerning SOR or any of its subsidiaries made by any person that informs SOR or its subsidiaries that it is considering making an Acquisition Proposal or seeking to have discussions or negotiations with SOR relating to a possible Acquisition Proposal. Such notice to GCEAR will indicate the identity of the person making such request and include the material terms and conditions of such Acquisition Proposal. SOR must also promptly (and in any event within 36 hours) notify GCEAR if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person related to an Acquisition Proposal. SOR agreed to keep GCEAR informed in all material respects of the status and terms of any such Acquisition Proposal, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or written correspondence relating thereto.
At any time prior to obtaining the approval of the SOR stockholders, the SOR board of directors will be permitted to effect an Adverse Recommendation Change in connection with an Acquisition Proposal if, and only if, the SOR board of directors (i) has received an unsolicited Acquisition Proposal (which was not due to a breach of the Merger Agreement by SOR) that, in the good faith determination of the SOR board of directors is bona fide and constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, (ii) determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors' duties under applicable law, (iii) has provided written notice to GCEAR that SOR intends to take such action and has specified the reason therefor, and in the case of receipt of an unsolicited Acquisition Proposal that is a Superior Proposal, has described the material terms and conditions and provided a copy of such Superior Proposal, (iv) has allowed three business days to elapse following the notice of Adverse Recommendation Change, (v) during such notice period, has considered and engaged in good faith discussions with GCEAR regarding any adjustments or modifications of the terms of the Merger Agreement proposed by GCEAR, and (vi) following such notice period, again determines in good faith, after taking into account any modification to the terms of the Merger Agreement proposed by GCEAR and consulting with outside legal and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal.
Notwithstanding the foregoing, if, during such notice period, any material revisions are made to the Superior Proposal, the SOR board of directors shall provide notice of the same to GCEAR and shall comply with the foregoing requirements, except that the notice period for such new written notice will be two business days, and, if following such notice period, the SOR board of directors does not determine that such Acquisition Proposal constitutes a Superior Proposal but determines to make an Adverse Recommendation Change with respect to a separate Acquisition Proposal, the foregoing procedures shall apply anew. If the SOR board of directors concludes, after consulting with outside legal and financial advisors, that an Acquisition Proposal constitutes a Superior Proposal, then the SOR board of directors may, prior to the time that the SOR stockholder approval is obtained, cause SOR (after complying with the foregoing procedures) to enter into a binding written agreement with respect to such Superior Proposal and terminate the Merger Agreement in accordance with its terms.
In circumstances not involving an Acquisition Proposal, the SOR board of directors may make an Adverse Recommendation Change if, and only if, (i) a material development or change in circumstances has occurred after the date of the Merger Agreement that was neither known to nor reasonably foreseeable by the SOR board of directors as of the date of the Merger Agreement (and which change or development does not relate to an Acquisition Proposal), (ii) the SOR board of directors has first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the exercise of its duties under applicable law, (iii) three business days shall have elapsed since SOR gave notice to GCEAR advising GCEAR that the SOR board of directors intended to take such action and specified in reasonable detail the reasons therefor, (iv) during such notice period, the SOR board of directors has considered and engaged in good faith discussions with GCEAR regarding any adjustment or modification of the terms of the Merger Agreement proposed by GCEAR, and (v) following such notice period, the SOR board of directors again reasonably determines in good faith, after taking into account any modification to the terms of the Merger Agreement proposed by GCEAR and consulting with outside legal and financial advisors, that failure to do so would be inconsistent with the exercise of its duties under applicable law; provided, however, that in the event the SOR board of directors does not make an Adverse Recommendation Change following such notice period, but thereafter determines to make an Adverse Recommendation Change pursuant to the foregoing in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to shall apply anew.
The Merger Agreement does not prohibit SOR or the SOR board of directors from: (i) disclosing to the SOR stockholders position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to the SOR stockholders if the SOR board of directors has determined, after consultation with outside legal counsel, that failure to do so would be inconsistent with applicable law, provided that SOR may not make an Adverse Recommendation Change except as described above.
SOR has agreed that, upon execution of the Merger Agreement, SOR, its subsidiaries, and their representatives shall immediately cease any existing discussions, negotiations or communications with any person conducted theretofore with respect to any Acquisition Proposal. SOR has agreed to use its commercially reasonable efforts to cause all third parties who have been furnished confidential information regarding SOR or its subsidiaries in connection with the solicitation of, or discussions regarding, an Acquisition Proposal within the six months prior to the date of the Merger Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).
Notwithstanding any Adverse Recommendation Change, unless the Merger Agreement is validly terminated in accordance with its terms, SOR shall cause the approval of the Merger and the other transactions contemplated in the Merger Agreement to be submitted to a vote of its stockholders at the SOR Special Meeting.

For purposes of the Merger Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer made by any person, whether in one transaction or a series of related transactions, relating to (A) any merger, consolidation, share exchange, business combination or similar transaction involving SOR or any of its subsidiaries, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of SOR or any of its subsidiaries representing 20% or more of the consolidated assets of SOR and its subsidiaries, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of SOR, (D) any tender offer or exchange offer in which any person or "group" seeks to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of SOR, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SOR in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of SOR, in each case, other than the transactions contemplated by the Merger Agreement.
For purposes of the Merger Agreement, a "Superior Proposal" means a written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of "Acquisition Proposal" to "20%" shall be replaced by "50%") made by a third party that, after taking into account all financial, legal, regulatory and any other factors that the SOR board of directors deems relevant, including, without limitation, the availability of financing, (A) if consummated, would be more favorable to SOR and SOR's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustments to the financial terms of the Merger Agreement proposed by GCEAR in response to such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed.
Consents and Approvals
Each of GCEAR and SOR have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including the taking of all actions necessary to satisfy each party's conditions to closing, obtaining of all necessary consents and approvals from governmental entities or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, making all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and defending any legal proceedings challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
Each of GCEAR and SOR have agreed to give any notices to any person, and each of GCEAR and SOR will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement. To the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the Merger and the other transactions contemplated by the Merger Agreement. To the extent reasonably practicable, none of the parties may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental authority.
Notification of Certain Actions; Litigation
The parties have agreed to give prompt notice to each other:

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in the event of any communication received by such party from (i) any governmental authority in connection with the Merger, the Merger Agreement, or the transactions contemplated thereby, or (ii) any person alleging that the consent of such person is required in connection with the Merger, the Merger Agreement, or the transactions contemplated thereby;

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if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger Agreement will not be satisfied by the outside closing date, (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the Merger Agreement, or (iii) without limiting the foregoing, to the knowledge of such party, the occurrence of any state of facts, change, development, event, or condition would cause or would reasonably be expected to cause any of the closing conditions set forth in the Merger Agreement to not be satisfied or for such satisfaction to be materially delayed. The failure to deliver any notices described above, in and of itself, will not result in the failure of, or otherwise affect, any of the conditions set forth in the Merger Agreement;

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upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party; and

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of any action commenced, or to the knowledge of such party, threatened in writing against, relating to or involving such party or any of their subsidiaries, which relates to the Merger Agreement, the Merger, or the other transactions contemplated thereby. The parties have each agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against such party and/or its directors relating to the Merger Agreement and the transactions contemplated thereby.

Publicity
GCEAR and SOR have agreed, subject to certain exceptions, that they and their respective affiliates will receive consent from each other before issuing any press release or other announcement with respect to the Merger or the Merger Agreement.
Directors' and Officers' Insurance and Indemnification
For a period of six years after the effective time of the Merger, GCEAR has agreed to provide exculpation, indemnification, and advancement of expenses for certain covered indemnitees (generally, officers and directors of SOR and its subsidiaries) which is at least as favorable in scope and amount to such indemnitees as the exculpation, indemnification, and advancement of expenses provided to such person by SOR and its subsidiaries as set forth in the governing documents of such entities immediately prior to the effective time of the Merger.
Without limiting the foregoing, and without limiting any other or additional rights that any indemnitee has under any indemnification agreement or the governing documents of SOR, GCEAR, or their respective subsidiaries, following the effective time of the Merger, GCEAR has agreed to (i) indemnify, defend and hold harmless each indemnitee against and from any costs or expenses (including attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, to the extent such claim arises out of, relates to or pertains to (A) any action or omission or alleged action or omission in such indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of SOR or its subsidiaries, or (B) the Merger Agreement or any of the transactions contemplated thereby, including the Merger; and (ii) pay in advance of the final disposition of any such claim, and advance to each indemnitee as now or hereafter in effect, certain expenses of any indemnitee without the requirement of any bond or other security, but, subject to GCEAR's receipt of an undertaking by or on behalf of such indemnitee to repay such advanced amount if it shall ultimately be determined that such indemnitee is not entitled to be indemnified, to the extent such undertaking is required by applicable law. Notwithstanding anything to the contrary set forth in the Merger Agreement, GCEAR shall not be liable for any settlement, compromise or consent to entry of judgment effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). GCEAR shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim in respect of which indemnification has been sought by an indemnitee pursuant to the foregoing unless such settlement, compromise or judgment includes an unconditional release of such indemnitee from all liability arising out of such claim, or such indemnitee otherwise consents thereto.
Prior to the effective time of the Merger, SOR shall, or if SOR is unable to, GCEAR shall, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by SOR's existing directors' and officers' liability insurance policies and existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to the effective time of the Merger from an equivalent insurance carrier with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under SOR's existing directors' and officers' liability insurance policies and with limits of liability that are no lower than the limits on SOR's existing policies. If SOR or GCEAR for any reason fails to obtain such "tail" insurance policies as of the effective time of the Merger, (i) GCEAR shall continue to maintain in effect, for a period of at least six years from and after the effective time of the Merger, the directors' and officers' liability insurance policies in place as of the date of the Merger Agreement with SOR's current insurance carrier or an equivalent insurance carrier with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under SOR's existing policies as of the date of the Merger Agreement, or (ii) GCEAR shall provide, for a period of not less than six (6) years after the effective time of the Merger, applicable directors' and officers' liability insurance coverage comparable to SOR's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement that provides coverage for acts or omissions occurring at or prior to the effective time of the Merger from an equivalent insurance carrier, that is no less favorable in the aggregate than SOR's existing directors' and officers' liability insurance policies as of the date of the Merger Agreement (which may be provided under GCEAR's directors' and officers' liability insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage.
GCEAR Share Redemption Program
GCEAR and SOR have agreed that, for purposes of GCEAR's share redemption program (the "GCEAR SRP"), each holder of SOR common stock as of the effective time of the Merger (i) shall be eligible to participate in the GCEAR SRP on the same terms as the other holders of GCEAR's common stock and (ii) for purposes of the GCEAR SRP, shall be deemed to have purchased such holder's Merger Consideration on the date(s) such holder purchased such holder's shares of SOR common stock from SOR and at the purchase price(s) paid by such holder to SOR as adjusted for the Exchange Ratio, and GCEAR, at or prior to the effective time of the Merger, has agreed to amend the GCEAR SRP or take other steps necessary to so provide, to the extent necessary or required after consultation with outside legal counsel.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:

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GCEAR taking all actions necessary to cause its subsidiaries to perform their obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth therein, and to ensure that Merger Sub shall not conduct business, make investments, or incur or guarantee any indebtedness other than as specifically contemplated by the Merger Agreement;

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GCEAR and SOR each taking all steps to cause dispositions of SOR common stock or acquisitions of GCEAR common stock (including derivative securities) resulting from the Merger or other transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SOR to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Unless otherwise notified in writing by GCEAR, SOR taking or causing to be taken all actions necessary to terminate the SOR incentive equity plan effective no later than immediately prior to the effective time of the Merger;

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Restrictions on both GCEAR and SOR declaring a dividend to their respective stockholders after the date of the Merger Agreement, except to the extent permitted under the Merger Agreement or made pursuant to certain sections of the Code;

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SOR using its reasonable best efforts to deliver to GCEAR a customary payoff letter with respect to SOR's existing credit agreement, no later than five business days prior to the closing date, and GCEAR and its subsidiaries causing the payoff amount to be paid on the closing date;

•	SOR terminating each of its employees immediately prior to the effective time of the Merger, and terminating each of its benefit plans effective as of the effective time of the Merger;

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SOR using commercially reasonable efforts to cause to be delivered to GCEAR resignations executed by each director and officer of SOR and its subsidiaries in office immediately prior to the effective time of the Merger; and

•	SOR using commercially reasonable efforts to deliver to GCEAR any appraisals in its position with respect to each of SOR's properties as soon as practicable following the date of the Merger Agreement.
Termination of the Merger Agreement
Termination by Mutual Agreement
The Merger Agreement may be terminated at any time by the mutual consent of GCEAR and SOR.
Termination by Either GCEAR or SOR
The Merger Agreement may be terminated prior to the effective time of the Merger by either GCEAR or SOR if:

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the effective time of the Merger shall not have occurred on or before September 30, 2015 (the "Outside Date"), unless the failure of the terminating party (and in the case of GCEAR, including the failure of Merger Sub) to perform any of its obligations under the Merger Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

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any governmental authority of competent jurisdiction shall have issued an order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action shall have become final and non-appealable, unless the issuance of such final, non-appealable order was primarily due to the failure of the terminating party (and in the case of GCEAR, including the failure of Merger Sub) to perform any of its obligations under the Merger Agreement; or

•
the SOR stockholders do not vote to approve the Merger and the other transactions contemplated by the Merger Agreement at the SOR Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken, unless the failure to obtain the approval of the SOR stockholders was primarily due to an action or the failure to act of the terminating party (and in the case of GCEAR, including the failure of Merger Sub) that constitutes a material breach of any of its obligations under the Merger Agreement.

Termination by SOR
The Merger Agreement may be terminated by SOR, upon written notice to GCEAR:

•
if GCEAR or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of GCEAR's ability to satisfy certain closing conditions, and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by GCEAR or Merger Sub within 20 days of receipt by GCEAR of written notice of such breach or failure; provided, however, that SOR shall not have the right to terminate the Merger Agreement pursuant to the foregoing if SOR is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that SOR would not satisfy certain closing conditions; or

•
prior to the receipt of the approval of the SOR stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the procedures described above in " - Covenants and Agreements - Non-Solicitation; Acquisition Proposals," so long as the termination payment described in " - Termination Fee and Expense Reimbursement" is made in full to GCEAR concurrently with such termination, and in the event such Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination will be null and void.

Termination by GCEAR
The Merger Agreement may be terminated by GCEAR, upon written notice to SOR, if:

•
SOR shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of SOR's ability to satisfy certain closing conditions, and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by SOR within 20 days of receipt by SOR of written notice of such breach or failure; provided, however, that GCEAR shall not have the right to terminate the Merger Agreement pursuant to the foregoing if GCEAR or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that GCEAR would not satisfy certain closing conditions; or

•
the SOR board of directors shall have made an Adverse Recommendation Change (provided that GCEAR's right to so terminate will expire 20 days following the date GCEAR receives notice from SOR of such Adverse Recommendation Change), and the SOR board of directors, after public announcement by any person of an Acquisition Proposal, fails to recommend against such Acquisition Proposal within 15 days of being requested to do so by GCEAR, unless GCEAR or Merger Sub shall have materially breached its obligations under the Merger Agreement and such breach shall not have been fully cured by such party at the time of the Adverse Recommendation Change or at the time of the SOR board of directors' failure to recommend against an Acquisition Proposal (as applicable).

Termination Fee and Expense Reimbursement
SOR has agreed to pay GCEAR a termination fee in the amount of $20 million (less the amount of any of GCEAR's expenses previously paid by SOR, if any) if the Merger Agreement is terminated:

•	by SOR under the conditions set forth in the second bullet under " - Termination by SOR" above;

•	by GCEAR under the conditions set forth in the second bullet under " - Termination by GCEAR" above; or

•	by GCEAR upon the occurrence of all of the following:

◦
(i) the stockholders of SOR failed to approve the Merger and the other transactions contemplated by the Merger Agreement at a duly convened special meeting, or (ii) SOR has breached any representation, warranty, covenant, or agreement set forth in the Merger Agreement that would, or would reasonably be expected to, result in certain closing conditions not being satisfied, and which breach has not been cured pursuant to the terms of the Merger Agreement,

◦
the SOR board of directors has received and publicly announced prior to the SOR Special Meeting or prior to the termination of the Merger Agreement a bona fide Acquisition Proposal (provided that references to "20%" in the definition of Acquisition Proposal shall be deemed to be 50% for these purposes), which was not withdrawn at or prior to the time of the SOR Special Meeting or prior to the termination of the Merger Agreement, and

◦	within 12 months of the termination date of the Merger Agreement, SOR consummates a transaction or executes a definitive agreement with respect to such Acquisition Proposal.
SOR has agreed to pay GCEAR's documented reasonable and necessary expenses paid or payable by GCEAR in connection with the Merger, the Merger Agreement, or the transactions contemplated thereby, if the Merger Agreement is terminated:

•	by either GCEAR or SOR under the conditions set forth in the third bullet under " - Termination by Either GCEAR or SOR" above; or

•	by GCEAR under the conditions set forth in the first bullet under " - Termination by GCEAR" above.

GCEAR has agreed to pay SOR's documented reasonable and necessary expenses paid or payable by SOR in connection with the Merger, the Merger Agreement, or the transactions contemplated thereby, if the Merger Agreement is terminated by SOR under the conditions set forth in the first bullet under " - Termination by SOR" above.
Notwithstanding the foregoing, the parties have agreed that under no circumstance shall GCEAR or SOR be required to pay both the termination fee and the expense amount described herein, or be required to pay the termination fee or the expense amount, as applicable, on more than one occasion, and that neither GCEAR nor SOR shall be required to pay any amount in excess of the termination fee or the expense amount, as applicable, except in the case of such party’s fraud or willful breach of the Merger Agreement or as set forth in the Merger Agreement relating to lawsuits for collection of payments.
Miscellaneous Provisions
Payment of Expenses
Except as provided above in " - Termination of the Merger Agreement," all expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that SOR will pay all costs and expenses of printing and mailing this Proxy Statement and Prospectus, and GCEAR will pay all SEC and other regulatory filing fees incurred in connection with the Form S-4.
Specific Performance
The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.
Amendment
The Merger Agreement may be amended by mutual written agreement of the parties by action taken or authorized by their respective boards of directors (or similar governing body or entity), provided that, after the approval of the Merger and the other transactions contemplated by the Merger Agreement by SOR's stockholders, no amendment will be permitted which changes the amount or form of the consideration to be delivered to SOR's stockholders pursuant to the Merger Agreement or which by law requires further approval by SOR's stockholders without obtaining such further approval.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland without giving effect to conflicts of laws principles thereof.
Financing Related to the Merger
The Merger is not conditioned upon GCEAR having received any financing at or prior to the closing date. In order to extinguish SOR's existing debt, GCEAR intends to draw funds pursuant to its existing unsecured credit facility with KeyBank, National Association as administrative agent, Bank of America, N.A. as syndication agent, and a syndicate of lenders. For a discussion of various restrictions and covenants related to such debt, see "Risk Factors - Risks Related to GCEAR" and Note 5, Debt, to GCEAR's September 30, 2014 consolidated financial statements contained in Appendix I hereto.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of SOR common stock and of the ownership and disposition of the Combined Company common stock received in the Merger.

This discussion assumes that holders of SOR common stock and holders of the Combined Company common stock hold such common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). This discussion is based upon the Code, Treasury regulations promulgated under the Code, referred to herein as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements, in each case, as applicable to the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of shares of SOR common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•
persons that hold shares of SOR common stock (or, following the effective time of the Merger, Combined Company common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	U.S. holders whose "functional currency" is not the U.S. dollar; and

•
persons who acquired their shares of SOR common stock (or, following the effective time of the Merger, Combined Company common stock) through the exercise of an employee stock option or otherwise as compensation.

For purposes of this discussion, a "holder" means a beneficial owner of shares of SOR common stock (or, following the effective time of the Merger, of the Combined Company common stock), and a "U.S. holder" means a holder that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of shares of SOR common stock (or, following the effective time of the Merger, Combined Company common stock) other than a U.S. holder.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of SOR common stock (or, following the Merger, Combined Company common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of SOR common stock (or, following the Merger, Combined Company common stock), and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.
This discussion of material U.S. federal income tax consequences of the Merger is not binding on the Internal Revenue Service ("IRS"). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SHARES OF SOR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP OF COMMON STOCK OF THE COMBINED COMPANY, AND THE COMBINED COMPANY'S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Tax Opinions from Counsel Regarding the Merger
It is a condition to the completion of the Merger that DLA Piper and Baker Donelson each render a tax opinion to its client to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. DLA Piper and Baker Donelson are also providing opinions to SOR and GCEAR, respectively, to similar effect in connection with the filing of this Registration Statement. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by SOR and GCEAR regarding factual matters (including those contained in tax representation letters provided by SOR and GCEAR), and covenants undertaken by SOR and GCEAR. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or will be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
As noted and subject to the qualifications above, in the opinion of DLA Piper and Baker Donelson, the Merger of SOR with and into Merger Sub, a wholly owned subsidiary of GCEAR, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•	a U.S. holder will not recognize any gain or loss upon receipt of common stock of the Combined Company in exchange for its SOR common stock in connection with the Merger.

•
a U.S. holder will have an aggregate tax basis in the Combined Company common stock received in the Merger equal to the U.S. holder's aggregate tax basis in its SOR shares surrendered pursuant to the Merger. If a U.S. holder acquired any of its shares of SOR common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of Combined Company common stock received in the Merger. U.S. holders that hold multiple blocks of SOR common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Combined Company common stock received in the Merger under these Treasury Regulations.

•
the holding period of the Combined Company common stock received by a U.S. holder in connection with the Merger will include the holding period of the SOR common stock surrendered in connection with the Merger.

•
a non-U.S. holder will not recognize any gain or loss upon receipt of Combined Company common stock in exchange for its SOR common stock in connection with the Merger provided that SOR is a "domestically-controlled qualified investment entity." SOR will be considered domestically controlled if, at all times during the five year period ending on the date of the Merger, less than 50% in value of SOR's outstanding stock was held, directly or indirectly, by non-U.S. persons.

•
a non-U.S. holder that does not recognize gain or loss in connection with the transaction will have an aggregate tax basis in the Combined Company common stock received in the Merger equal to the non-U.S. holder's aggregate tax basis in its SOR shares surrendered pursuant to the Merger. A non-U.S. holder that is subject to tax in the Merger will have an aggregate tax basis in the Combined Company common stock equal to its fair market value at the time of the Merger.

•
A non-U.S. holder's holding period in the Combined Company common stock received in connection with the Merger will include its holding period in the SOR common stock surrendered in connection with the Merger if the non-U.S. holder's exchange in the Merger is not taxable. If the non-U.S. holder's exchange of the SOR common stock in the Merger is taxable, the non-U.S. holder's holding period in the Combined Company common stock will begin anew.

Tax Opinions from Counsel Regarding REIT Qualification of GCEAR and SOR
It is a condition to the obligation of GCEAR to complete the Merger that GCEAR receive an opinion from DLA Piper to the effect that, for all taxable years commencing with SOR's taxable year ended December 31, 2010 through its taxable year which ends with the Merger, SOR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of DLA Piper will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by SOR regarding factual matters (including those contained in a tax representation letter provided by SOR) relating to the organization and operation of SOR and its subsidiaries.
It is a condition to the obligation of SOR to complete the Merger that SOR receive an opinion from Baker Donelson (or other counsel to GCEAR reasonably acceptable to SOR) to the effect that, for all taxable years commencing with GCEAR's taxable year ended December 31, 2010, GCEAR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current, and intended future organization and operations will permit GCEAR (as the Combined Company following the Merger) to continue to qualify for taxation as a REIT under the Code for its taxable year that includes the Merger and subsequent taxable years. The opinion of Baker Donelson will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by SOR and GCEAR regarding factual matters (including those contained in tax representation letters provided by SOR and GCEAR), and covenants undertaken by GCEAR, relating to the organization and operation of the Combined Company and its subsidiaries.
Neither of the opinions described above will be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.
Tax Liabilities and Attributes Inherited from SOR
If SOR failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, SOR would be liable for (and the Combined Company would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the Merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company would be subject to tax on the built-in gain on each SOR asset existing at the time of the Merger if the Combined Company were to dispose of the SOR asset within a statutory period, which could extend for up to ten years following the Merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale.
After the Merger, the asset and income tests will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from SOR, and to all of the income of the Combined Company, including the income derived from the assets the Combined Company acquires from SOR. As a result, the nature of the assets that the Combined Company acquires from SOR and the income the Combined Company derives from those assets may have an effect on the tax status of the Combined Company as a REIT.
Qualification as a REIT requires SOR to satisfy numerous requirements, some on an annual basis and others on a quarterly basis, as described below with respect to the Combined Company. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of SOR.
Tax Liabilities and Attributes of GCEAR
If GCEAR failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, GCEAR would be liable for (and the Combined Company would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, GCEAR (and the Combined Company) would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred.
Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Company Common Stock
This section summarizes the material U.S. federal income tax consequences generally resulting from the election of GCEAR to be taxed as a REIT and the ownership of common stock of the Combined Company. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.
Taxation of REITs in General
GCEAR elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2010. GCEAR believes that it has been organized and operated in a manner which allows GCEAR and the Combined Company to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 2010.
GCEAR currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of the Combined Company to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that GCEAR has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.
Provided the Combined Company qualifies for taxation as a REIT, the Combined Company generally will be allowed to deduct dividends paid to its stockholders, and, as a result, the Combined Company generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its stockholders. The Combined Company expects to make distributions to its stockholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See " - Annual Distribution Requirements" below.
Notwithstanding the foregoing, even if the Combined Company qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	the Combined Company will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	the Combined Company may be subject to the "alternative minimum tax";

•
the Combined Company may be subject to tax at the highest corporate rate on certain income from "foreclosure property" (generally, property acquired by reason of default on a lease or indebtedness held by it);

•
the Combined Company will be subject to a 100% U.S. federal income tax on net income from "prohibited transactions" (generally, certain sales or other dispositions of property, sometimes referred to as "dealer property," held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a "taxable REIT subsidiary," or TRS, or such property has been held by the Combined Company for at least two years and certain other requirements are satisfied;

•
if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, the Combined Company will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

•
if the Combined Company fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under " - Qualification as a REIT-Asset Tests," then the Combined Company will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•
if the Combined Company fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under "-Qualification as a REIT-Income Tests" and "-Qualification as a REIT-Asset Tests," respectively, and the Combined Company qualifies for a reasonable cause exception, then the Combined Company will have to pay a penalty equal to $50,000 for each such failure;

•	the Combined Company will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

•
the Combined Company may be required to pay monetary penalties to the IRS in certain circumstances, including if the Combined Company fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in " - Recordkeeping Requirements";

•
if the Combined Company acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in the Combined Company's hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The Combined Company will acquire certain assets from SOR in connection with the Merger that could be subject to the foregoing rules if the Combined Company sells such assets within the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which the Combined Company acquires the asset from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code;

•
the Combined Company will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to the Combined Company that are in excess of the amounts that would have been deducted based on arm's-length negotiations; and

•	income earned by the Combined Company's TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.
No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, the Combined Company and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. The Combined Company could also be subject to tax in situations and on transactions not presently contemplated.
Qualification as a REIT
In General
The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs, and (vii) that meets the additional requirements discussed below.
Ownership Tests
Commencing with the Combined Company's second REIT taxable year, (i) the beneficial ownership of the Combined Company common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Combined Company's shares may be owned, directly or indirectly, by or for five or fewer individuals, referred to herein as the 5/50 Test. Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term "individual" for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A "qualified trust" described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.
The Combined Company's charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, the Combined Company will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.
Income Tests
In order to maintain qualification as a REIT, the Combined Company must annually satisfy two gross income requirements. First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for purposes of this 75% gross income test generally includes: (a) rents from real property; (b) interest on debt secured by mortgages on real property or on interests in real property; (c) dividends or other distributions on, and gain from the sale of, shares in other REITs; (d) gain from the sale of real estate assets (other than gain from prohibited transactions); (e) income and gain derived from foreclosure property; and (f) income from certain types of temporary investments.
Second, in general, at least 95% of the Combined Company's gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

Rents the Combined Company receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a "qualified lodging facility," as defined in Section 856(d)(9)(D) of the Code, or a "qualified health care property," as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT's stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only a de minimis amount of services, unless those services are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant" under the applicable tax rules. Accordingly, the Combined Company may not provide "impermissible services" to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to "impermissible tenant service income." Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT's total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Combined Company's total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.
The Combined Company does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. The Combined Company also does not intend to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.
If the Combined Company fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in "-Taxation of REITs in General," even if these relief provisions were to apply, the Combined Company would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.
Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% gross income tests. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described below under "-Prohibited Transactions Tax" even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Debt Instruments. The Combined Company may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If a REIT receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. Under IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan's fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.
The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent the Combined Company acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit the Combined Company's ability to acquire mezzanine loans that it might otherwise desire to acquire.
Interests in a REMIC generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then the Combined Company will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of the Combined Company's interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a "shared appreciation mortgage" provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

Hedging Transactions. The Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction entered into after July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent the Combined Company enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Foreign Investments. To the extent that the Combined Company holds or acquires any investments and, accordingly, pays taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, the Combined Company's stockholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.
Qualified Temporary Investment Income. Income derived by the Combined Company from certain types of temporary share and debt investments made with the proceeds of sales of the Combined Company's stock or certain public debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock or debt. More specifically, qualifying income for purposes of the 75% gross income test includes "qualified temporary investment income," which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from such investments will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.
Asset Tests
At the close of each quarter of its taxable year, the Combined Company must also satisfy four tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer's securities owned by the Combined Company may not exceed 5% of the value of its total assets and (ii) the Combined Company may not own more than 10% by vote or by value of any one issuer's outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as "securities" to the extent of the Combined Company's interest as a partner in such partnership (based on its proportionate share of the partnership's equity interests and certain debt securities) or if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term "securities" also does not include debt securities issued by another REIT, certain "straight debt" securities (for example, qualifying debt securities of a corporation of which the Combined Company owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT's total assets. Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies. Also, for purposes of these asset tests, the term "real estate assets" includes any property that is attributable to the temporary investment of new capital, but only if such property is comprised of stock or debt instruments, and only for the one-year period beginning on the date the REIT receives such capital.

The Combined Company will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, the Combined Company will not lose its REIT status if one of the following exceptions applies:

•
the Combined Company satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	the Combined Company eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.
Moreover, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

•
De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is "de minimis" (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of the Combined Company's assets at the end of the quarter in which the failure occurred and $10 million), and the Combined Company either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which the Combined Company's identification of the failure occurred; or

•
General Exception: All of the following requirements are satisfied: (i) the failure is not due to a "de minimis" violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) the Combined Company files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) the Combined Company either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred, and (v) the Combined Company pays an excise tax as described above in "-Taxation of REITs in General."

Annual Distribution Requirements
In order to qualify as a REIT, the Combined Company must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. The Combined Company generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before the Combined Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.
To the extent that the Combined Company does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if the Combined Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.
Under certain circumstances, the Combined Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
In addition, dividends the Combined Company pays must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, the Combined Company must treat every stockholder of the class of shares with respect to which it makes a distribution the same as every other stockholder of that class, and the Combined Company must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, the Combined Company could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends. Accordingly, the Combined Company intends to pay dividends pro rata within each class, and to abide by the rights and preferences of each class.
The Combined Company may retain and pay income tax on net long-term capital gains received during the tax year. To the extent the Combined Company so elects, (i) each stockholder must include in its income (as long-term capital gain) its proportionate share of the Combined Company's undistributed long-term capital gains, (ii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by the Combined Company on the undistributed long-term capital gains, and (iii) each stockholder's basis in its shares of the Combined Company's stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.
To qualify as a REIT, the Combined Company may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event the Combined Company accumulates any non-REIT earnings and profits, the Combined Company intends to distribute its non-REIT earnings and profits before the end of its first REIT taxable year to comply with this requirement.
Failure to Qualify
If the Combined Company fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, the Combined Company generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Combined Company pays a penalty of $50,000 with respect to such failure.
If the Combined Company fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Combined Company generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Combined Company's stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by the Combined Company nor will they be required to be made. In such event, to the extent of the Combined Company's current or accumulated earnings and profits, all distributions to its stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from the Combined Company as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, the Combined Company also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.
The Combined Company's qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. Although the Combined Company intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.
Prohibited Transactions Tax
Except as discussed above under "-Foreclosure Property", gain realized by the Combined Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by Griffin Capital Essential Asset Operating Partnership, L.P. ("GCEAR Operating Partnership"), or any other subsidiary partnership, taking into account any related foreign currency gains or losses, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.
The Combined Company may make sales that do not satisfy the "safe harbor" requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.
Recordkeeping Requirements
To avoid a monetary penalty, the Combined Company must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding shares.
Investments in TRSs
The Combined Company will own (indirectly) subsidiaries that are intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that the Combined Company's TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Combined Company will be reduced accordingly.
A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Combined Company without jeopardizing the Combined Company's qualification as a REIT. Certain payments made by any of the Combined Company's TRSs to the Combined Company may not be deductible by the TRS (which could materially increase the TRS's taxable income), and certain direct or indirect payments made by any of the Combined Company's TRS to the Combined Company may be subject to 100% tax. In addition, subject to certain safe harbors, the Combined Company generally will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS (and amounts protected from the 100% tax by reason of such safe harbor may nonetheless be reapportioned under Section 482).
Distributions that the Combined Company receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.
Qualified REIT Subsidiaries
If the Combined Company owns a corporate subsidiary that is a "qualified REIT subsidiary," or QRS, or if it owns 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the shares of which is owned by a REIT or by other disregarded subsidiaries of the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If the Combined Company owns a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States. Merger Sub is intended to qualify as a disregarded entity for U.S. federal income tax purposes immediately following the Merger.
Tax Aspects of Partnerships
In General. The Combined Company will own all or substantially all of its assets through GCEAR Operating Partnership and SOR Operating Partnership, referred to as the Operating Partnerships, which will in turn own a substantial portion of their assets through interests in various partnerships and limited liability companies.
Except in the case of subsidiaries that have TRS status, the Combined Company expects that the Operating Partnerships, and their partnership and limited liability company subsidiaries will be treated either as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. The Combined Company includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, the Combined Company includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes based on its capital interests. See "-Taxation of REITs in General".
The Combined Company's ownership interests in such partnerships and other disregarded entities involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If any such entity were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent the Combined Company from satisfying the REIT asset tests and/or the REIT income tests. See "-Qualification as a REIT-Asset Tests" and "-Qualification as a REIT-Income Tests." This, in turn, could prevent it from qualifying as a REIT. See "-Failure to Qualify" for a discussion of the effect of its failure to meet these tests for a taxable year.
Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a "publicly traded partnership" that does not qualify for an exemption based on the character of its income. A partnership is a "publicly traded partnership" under Section 7704 of the Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market.
However, even if the foregoing requirements are met, a publicly-traded partnership will not be treated as a corporation for federal income tax purposes if the partnership qualifies for specified "safe harbors" set forth in the relevant US Treasury regulations, which are based on the specific facts and circumstances relating to the partnership. The Combined Company believes that the Operating Partnerships are not publicly-traded partnerships under these rules and that they will qualify for at least one of these safe harbors at all times in the foreseeable future, but cannot provide any assurance that the Operating Partnerships will continue to qualify for one of the safe harbors mentioned above.

The Combined Company believes that the Operating Partnerships and other partnerships and disregarded entities in which it owns interests will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.
Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Combined Company owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.
Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the "carryover" tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a "Book-Tax Difference." Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a Book-Tax Difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of Book-Tax Differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.
U.S. Federal Income Tax Considerations for Holders of the Combined Company Common Stock
The following summary describes the principal United States federal income tax consequences of owning and disposing of the Combined Company common stock. A prospective holder should consult its tax advisors concerning the application of United States federal income tax laws to its particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Company common stock arising under the laws of any state, local or foreign taxing jurisdiction.
Taxation of U.S. Holders
Distributions. Distributions by the Combined Company, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. The Combined Company's ordinary dividends generally will not qualify as "qualified dividend income" taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income the Combined Company receives from C corporations, including its TRSs, (ii) the Combined Company's undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year, or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided the Combined Company properly designates the distributions as qualified dividend income. The Combined Company does not anticipate distributing a significant amount of qualified dividend income.

To the extent that the Combined Company makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder's shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder's tax basis in the shares.
Dividends declared by the Combined Company in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by the Combined Company and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Combined Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as "unrecaptured Section 1250 gain," taxable at a maximum rate of 25% for individuals, if the Combined Company incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
The REIT provisions of the Code do not require the Combined Company to distribute its long-term capital gain, and the Combined Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If the Combined Company so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as the Combined Company may designate. A U.S. holder would be deemed to have paid its share of the tax paid by the Combined Company on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder's basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Combined Company) included in the U.S. holder's long-term capital gains.
Passive Activity Loss and Investment Interest Limitations. The Combined Company's distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any "passive losses" against such income. With respect to non-corporate U.S. holders, the Combined Company's dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of the Combined Company common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of the Combined Company's net operating or net capital losses.
Sale or Disposition of Common Stock. In general, any gain or loss realized upon a taxable disposition of shares of the Combined Company common stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from the Combined Company, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of the Combined Company common stock may be disallowed if other shares of its common stock (or stocks or securities which are "substantially identical" to its common stock) are purchased within 30 days before or after the disposition.
Net Investment Income Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder's net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of the Combined Company. Prospective U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this net investment income tax on their ownership and disposition of the Combined Company common stock.
Taxation of U.S. Tax-Exempt Holders
In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its "unrelated business taxable income" or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of "acquisition indebtedness" with respect to such debt-financed property. Distributions that the Combined Company makes to a tax-exempt employee pension trust or other domestic tax-exempt holder or gains from the disposition of the Combined Company's shares held as capital assets generally will not constitute UBTI unless the exempt organization's shares are debt-financed property (e.g., the holder has borrowed to acquire or carry its shares). However, if the Combined Company is a "pension-held REIT," this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of the Combined Company's shares. The Combined Company will be treated as a "pension-held REIT" if (i) treating qualified trusts as individuals would cause the Combined Company to fail the 5/50 Test (as defined above) and (ii) the Combined Company is "predominantly held" by certain pension trusts. The Combined Company will be "predominantly held" if either (i) a single such pension trust holds more than 25% by value of the Combined Company's shares or (ii) one or more such pension trusts, each owning more than 10% by value of the Combined Company's shares, hold in the aggregate more than 50% by value of the Combined Company's shares. In the event the Combined Company is a pension-held REIT, the percentage of any dividend received from it treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by it (treating it as if it were a qualified trust and, therefore, subject to tax on UBTI) to (b) its total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. There can be no assurance that the Combined Company will not be treated as a pension-held REIT. Before making an investment in shares of the Combined Company common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in shares of the Combined Company's common stock.
Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Company as UBTI. Before making an investment in shares of the Combined Company common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in the Combined Company's shares.
Taxation of Non-U.S. Holders.
The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of common stock of the Combined Company applicable to non-U.S. holders. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be material for non-U.S. holders and is for general information only.
Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the Combined Company's earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates may not apply to dividends from REITs, or may only apply if certain additional conditions are satisfied.
In cases where the dividend income from a non-U.S. holder's investment in the Combined Company common stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. the Combined Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of "United States real property interests" under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under "-Dispositions of Common Stock" unless either (i) a lower treaty rate applies and the non-U.S. holder files with the Combined Company any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with the Combined Company an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that the Combined Company distributes to non-U.S. holders and gains non-U.S. holders recognize with respect to the Combined Company shares are not effectively connected with the non-U.S. holder's conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under "-Dispositions of Common Stock."
Non-Dividend Distributions. Distributions by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed the Combined Company's earnings and profits will be a non-taxable return of the non-U.S. holder's basis in its shares and, to the extent in excess of the non-U.S. holder's basis, gain from the disposition of such shares, the tax treatment of which is described below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed the Combined Company's earnings and profits, the distribution may be subject to withholding at the rate applicable to dividends. A non-U.S. holder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. holder's actual U.S. federal income tax liability. If the Combined Company's stock constitutes a U.S. real property interest, distributions in excess of the sum of the Combined Company's earnings and profits plus the non-U.S. holder's adjusted tax basis in the stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder's share of the Combined Company's earnings and profits. The amount withheld generally would be creditable against the non-U.S. holder's U.S. federal income tax liability.
Capital Gain Dividends. Under FIRPTA, a distribution made by the Combined Company to a non-U.S. holder attributable to gains from dispositions of U.S. real property interests held by the Combined Company (directly or through pass-through subsidiaries) must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. holder. The term "U.S. real property interests" includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Such gains are subject to federal income tax at the rates applicable to U.S. holders and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). The Combined Company is required to withhold tax at a 35% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. The amount withheld generally would be creditable against the non-U.S. holder's U.S. federal income tax liability.
Capital gain dividends that are not attributable to sales or exchanges of U.S. real property interests, generally are not subject to U.S. federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the non-U.S. holder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) such

non-U.S. holder was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case a 30% withholding tax would apply to the dividend.
However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require the Combined Company to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts withheld generally would be creditable against the non-U.S. holder's U.S. federal income tax liability).
Dispositions of Common Stock. Unless FIRPTA applies, or as otherwise set forth below, a sale or exchange of the Combined Company shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation. FIRPTA applies only if shares of the Combined Company common stock constitute a U.S. real property interest.
The Combined Company common stock will not constitute a U.S. real property interest if the Combined Company is a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. No assurance can be given that the Combined Company will be, or that if it is it will remain, a domestically controlled qualified investment entity.
Even if the Combined Company is a domestically controlled qualified investment entity, upon disposition of shares of the Combined Company, a non-U.S. holder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. holder (1) disposes of an interest in the Combined Company's shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of the Combined Company common stock within 30 days after such ex-dividend date.
If gain on the sale of shares of the Combined Company common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of shares of the Combined Company common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.
Information Reporting Requirements and Backup Withholding Tax
The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
The Combined Company will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.
Other Withholding and Reporting Requirements under FATCA
The Foreign Account Tax Compliance Act provisions of the Code, enacted in 2010, which we refer to as FATCA, impose withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of the Combined Company stock paid to certain foreign entities unless various information reporting requirements are satisfied. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules the Combined Company may treat the entire distribution as a dividend. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.
For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation (as modified pursuant to subsequent guidance) on withholdable payments to foreign financial institutions and non-financial foreign entities would apply after December 31, 2016 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and generally applies after June 30, 2014 with respect to other withholdable payments.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Combined Company and its stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in the Combined Company common stock.
State, Local and Foreign Tax
The Combined Company may be subject to state, local and foreign tax in states, localities and foreign countries in which it does business or owns property. The tax treatment applicable to the Combined Company and its stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.
COMPARISON OF RIGHTS OF GCEAR STOCKHOLDERS AND SOR STOCKHOLDERS
If the Merger is consummated, stockholders of SOR will become stockholders of the Combined Company. The rights of SOR stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of SOR. Upon consummation of the Merger, the rights of the former SOR stockholders will be governed by the MGCL and the charter and bylaws of GCEAR.
The following is a summary of the material differences between the rights of GCEAR stockholders (which will be the rights of stockholders of the Combined Company following the Merger) and the rights of SOR stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the GCEAR common stock subject to issuance in the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) the MGCL; (ii) the GCEAR charter; (iii) the SOR charter; (iv) the GCEAR bylaws; and (v) the SOR bylaws.
This section does not include a complete description of all differences among the rights of GCEAR stockholders and the rights of SOR stockholders, nor does it include a complete description of the specific rights of such stockholders.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of GCEAR and SOR, copies of which are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement and Prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
Corporate Governance
GCEAR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of GCEAR stockholders are governed by the MGCL, the GCEAR charter, and the GCEAR bylaws.
SOR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of SOR stockholders are governed by the MGCL, the SOR charter, and the SOR bylaws.
Authorized Capital Stock
GCEAR is authorized to issue (1) 700,000,000 shares of common stock, $0.001 par value per share; and (2) 200,000,000 shares of preferred stock, $0.001 par value per share, subject to specific designations.

At December 31, 2014, there were issued and outstanding 129,763,016 shares of GCEAR common stock. At December 31, 2014, there were no issued and outstanding shares of GCEAR's preferred stock.

GCEAR's board of directors is authorized to issue shares of any class of stock, and to classify or reclassify any unissued shares of stock by fixing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of stock.

SOR is authorized to issue (1) 1,000,000,000 shares of common stock, $0.01 par value per share; and (2) 10,000,000 shares of preferred stock, $0.01 par value per share, subject to specific designations.

At December 31, 2014, there were issued and outstanding 20,473,024 shares of SOR common stock. At December 31, 2014, there were no issued and outstanding shares of SOR's preferred stock.

SOR's board of directors may classify any unissued shares of common stock or preferred stock and reclassify any previously classified but unissued shares of common stock or preferred stock of any series from time to time in one or more series of capital stock.

Voting Rights
Each holder of GCEAR common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.

Unless a greater vote is otherwise required or permitted under the MGCL, the GCEAR charter, or the GCEAR bylaws, a majority of the votes cast in favor of a matter at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter.

Each holder of SOR common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.

Unless a greater vote is otherwise required or permitted under the MGCL, the SOR charter, or the SOR bylaws, a majority of the votes cast in favor of a matter at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter.

Cumulative Voting	Holders of GCEAR stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of SOR stock do not have the right to cumulate their votes with respect to the election of directors.
Size of the Board of Directors
The GCEAR charter and bylaws provide for a minimum of three directors and a maximum of fifteen directors. The number of directors may be increased or decreased from time to time pursuant to GCEAR's bylaws but shall never be less than three or the number required by the MGCL. The current size of the GCEAR board of directors is three.

The SOR charter and bylaws provide for a minimum of three directors, which number may be increased or decreased from time to time pursuant to the SOR bylaws but shall never be less than the minimum number required by the MGCL. The current size of the SOR board of directors is three.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
Classified Board and Term of Directors
The GCEAR board of directors is not classified.

Each GCEAR director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms.

The SOR board of directors is not classified.

Each SOR director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Election of Directors
Stockholders holding a majority of the outstanding shares entitled to cast a vote who are present in person or by proxy at an annual meeting of the stockholders at which a quorum is present may, without necessity for concurrence by the board, vote to elect the directors.

A majority of the shares of common stock present in person or by proxy at a meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the board, vote to elect the directors.

Removal of Directors
Subject to the rights of holders of GCEAR's preferred stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. At a meeting in which there is a quorum, the holders of a majority of shares can elect to remove any director, or the entire board of directors.

At any meeting of stockholders called expressly, but not necessarily solely, for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

Filling Vacancies of Directors
Any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Notwithstanding the foregoing, a majority of GCEAR's independent directors shall nominate replacements for vacancies among the independent directors’ positions. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualified.

A successor to fill a vacancy on the board of directors that results from the removal of a director may be elected by either (i) the stockholders or (ii) a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the board of directors for any other cause shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. SOR's conflicts committee shall nominate replacements for vacancies among the independent director positions. Any individual so elected as a director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Amendment of Charter
Subject to express limitations, the corporation reserves the right from time to time to make any amendment to the GCEAR charter, including any amendment altering the terms or contract rights of any shares of outstanding stock.

Subject to compliance with the MGCL, the corporation reserves the right from time to time to make any amendment to the SOR charter, including any amendment altering the terms or contract rights of any shares of outstanding stock.

Amendment of Bylaws	The board of directors shall have the exclusive power to adopt, alter, or repeal any provision of the GCEAR bylaws or to make new GCEAR bylaws.
The SOR bylaws may be amended or repealed and new SOR bylaws may be adopted by the SOR board of directors or SOR's stockholders. No SOR bylaw adopted, amended or repealed by SOR's stockholders shall be readopted, amended or repealed by the SOR board of directors.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
Ownership Limitations
With certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or number of shares) of the outstanding shares of GCEAR's capital stock or more than 9.8% (in value or in number of shares) of the outstanding shares of GCEAR's common stock, unless such person is an excepted holder and subject to a percentage limit established by the board of directors. Upon demand, stockholders owning 5% or more of the outstanding shares of GCEAR’s capital stock are required to provide written information relating to maintenance of GCEAR's REIT status.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limit are automatically transferred to a trust. Shares of stock held by the trustee shall be issued and outstanding shares of stock of GCEAR. The purported transferee shall have no rights in the shares held by the trustee. The purported transferee shall not benefit economically from ownership of any shares held in trust by the trustee and shall have no rights to dividends or other distributions attributable to the shares held in the trust.

With certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value) of the outstanding shares of SOR's capital stock, or more than 9.8% (in value or number of shares) of the outstanding shares of SOR common stock, unless such person is an excepted holder and subject to a percentage limit established by the board of directors. Upon demand, stockholders owning 5% or more of the outstanding shares of SOR’s capital stock are required to provide written information relating to maintenance of SOR's REIT status.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limit are automatically transferred to a trust. Shares of stock held by the trustee shall be issued and outstanding shares of stock of SOR. The purported transferee shall have no rights in the shares held by the trustee. The purported transferee shall not benefit economically from ownership of any shares held in trust by the trustee and shall have no rights to dividends or other distributions attributable to the shares held in the trust.

Annual Meetings of Stockholders
The annual meeting of the stockholders of GCEAR shall be held at a date and time set by the GCEAR board of directors; provided, however, that such meeting shall not be held less than thirty days after the delivery of the annual report to stockholders. The purpose of each annual meeting of the stockholders shall be to elect directors of the corporation and to transact such other business as may properly come before the meeting.

An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the corporation shall be held on a date and at the time set by the board of directors.

Special Meetings of the Stockholders
The president, chief executive officer, a majority of the GCEAR board of directors, or a majority of the independent directors may call special meetings of the stockholders of GCEAR. Special meetings shall also be called by the secretary of the corporation upon the written request of the holders entitled to cast not less than 10% of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters to be acted on at such meeting. The secretary shall, within 10 days of his receipt of such written request, provide written notice to all stockholders of the corporation of a meeting and the purpose of such meeting, to be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to the stockholders.

Special meetings of SOR's stockholders may be called by the president, the chief executive officer, the SOR board of directors, a majority of the independent directors, or, upon the written request to the secretary of SOR, the holders of not less than a majority of all the shares of common stock of SOR entitled to cast votes at such meeting whereby such written request states the purpose of the meeting and the matters proposed to be acted upon at such meeting. If called by the SOR stockholders, the secretary of SOR shall, within 10 days of his receipt of the required written request, notify, in the manner proscribed in the SOR bylaws, each stockholder entitled to vote at meeting of the stockholders. Such meeting shall be held at the time and place specified in the stockholder request; provided, however, that if none is so specified, at such time and place convenient to the stockholders. Unless requested by the stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
Nominations of persons for election to the board of directors and the proposal of business to be considered by the GCEAR stockholders may be made at an annual meeting of stockholders (i) pursuant to the corporation's notice of such meeting, (ii) by or at the direction of the board of directors, or (iii) by any stockholder of the corporation who (A) was a stockholder of record both at the time of giving of notice provided for in GCEAR's bylaws and at the time of the annual meeting in question, (B) is entitled to vote at such meeting, and (C) has complied with the notice procedures set forth in this GCEAR's bylaws.

In general, a stockholder's notice shall be delivered to the secretary at the principal executive office of the corporation not less than ninety days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which disclosure of the date of mailing of the notice for such meeting is first made.

Generally, only such business shall be conducted at a special meeting of GCEAR stockholders as shall have been brought before the meeting pursuant to the corporation's notice of said meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the corporation's notice of said meeting, (ii) by or at the direction of the board of directors, or (iii) provided the board of directors has determined that directors shall be elected at such special meeting, by any stockholder of the corporation who (A) is a stockholder of record both at the time of giving of notice and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complied with the notice procedures set forth GCEAR's bylaws.

Nominations of persons for election to the board of directors and the proposal of business to be considered by the SOR stockholders may be made at an annual meeting of stockholders (i) pursuant to the corporation's notice of such meeting, (ii) by or at the direction of the board of directors, or (iii) by any stockholder of the corporation who (A) was a stockholder of record both at the time of giving of notice provided for in SOR's bylaws and at the time of the annual meeting in question, (B) is entitled to vote at such meeting, and (C) has complied with the notice procedures set forth in this SOR's bylaws.

In general, a stockholder's notice shall be delivered to the secretary at the principal executive office of the corporation not less than 90 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or, if the first public announcement of the date of such annual meeting is made less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made.

Generally, only such business shall be conducted at a special meeting of SOR stockholders as shall have been brought before the meeting pursuant to the corporation's notice of said meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of said meeting (i) by or at the direction of the board of directors or (ii) provided the board of directors has determined that directors shall be elected at such special meeting, by any stockholder of the corporation who (A) is a stockholder of record both at the time of giving of notice and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complied with the notice procedures set forth SOR's bylaws.

Notice of Stockholder Meetings
Except as otherwise provided in GCEAR's bylaws regarding special meetings of stockholders, not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by the MGCL, the purpose for which the meeting is called. The notice shall be deemed delivered by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business, mailing it to the stockholder, transmitting it by electronic mail, or by any other means permitted by the MGCL.

Except as otherwise provided in SOR's bylaws regarding special meetings of stockholders, not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by the MGCL, the purpose for which the meeting is called. The notice shall be deemed delivered by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business, mailing it to the stockholder, transmitting it by electronic mail, or by any other electronic means.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
State Anti-Takeover Statutes
The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. "Control shares" are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a "control share acquisition" means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under the MGCL, GCEAR's charter contains a provision exempting GCEAR from the control share acquisition statute any and all acquisitions of GCEAR's stock. The GCEAR board of directors may, without the consent of any of its stockholders, amend or eliminate this charter provision at any time.

Under the MGCL, certain "business combinations" (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.

The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. "Control shares" are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a "control share acquisition" means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under the MGCL, SOR's bylaws contain a provision exempting SOR from the control share acquisition statute any and all acquisitions of SOR's stock. The SOR board of directors may, without the consent of any of its stockholders, amend or eliminate this bylaw provision at any time.

Under the MGCL, certain "business combinations" (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
State Anti-Takeover Statutes (continued)
Thereafter, any such business combination must be recommended by the GCEAR board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the GCEAR board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Pursuant to the MGCL, GCEAR has elected in its charter to opt out of the business combinations provisions of the MGCL.

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Pursuant to the statute, GCEAR has elected in its charter to be subject to the statutory provision that any and all vacancies on GCEAR's board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in GCEAR's charter and bylaws unrelated to the statute, GCEAR vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by the MGCL, and requires a majority vote for the removal of directors.

Thereafter, any such business combination must be recommended by the SOR board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the SOR board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. SOR has not elected in its charter or bylaws to opt out of the business combinations provisions of the MGCL.

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Pursuant to the statute, SOR has elected in its charter to be subject to the statutory provision that any and all vacancies on SOR's board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in SOR's charter and bylaws unrelated to the statute, SOR vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by the MGCL, and requires a majority vote for the removal of directors and a majority vote for the calling of a special meeting of stockholders.

	Rights of GCEAR Stockholders (which will be the rights of stockholders of the Combined Company following the Merger)	Rights of SOR Stockholders
Liability and Indemnification of Directors and Officers
GCEAR's charter contains provisions limiting the liability of directors and officers, to the maximum extent that the MGCL in effect from time to time permits, such that no director or officer of GCEAR shall be liable to GCEAR or its stockholders for money damages.

GCEAR shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former director or officer of GCEAR; (ii) any individual who, while a director of GCEAR and at the request of GCEAR, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (iii) GCEAR Advisor or any of its affiliates acting as an agent GCEAR.

Pursuant to GCEAR's charter, GCEAR shall not provide for indemnification of any particular indemnitee for any liability or loss suffered by such indemnitee, nor shall such indemnitee be held harmless for any loss or liability suffered by GCEAR, unless all of the following conditions are met: (i) such indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of GCEAR; (ii) such indemnitee was acting on behalf of or performing services for GCEAR; (iii) such liability or loss was not the result of negligence or misconduct by the particular indemnitee or gross negligence or willful misconduct by the particular indemnitee who is an independent director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of GCEAR’s net assets and not from its common stockholders.

SOR's charter contains provisions limiting the liability of directors and officers, to the maximum extent the MGCL in effect from time to time permits, such that no director or officer of SOR shall be liable to SOR or its stockholders for money damages.

SOR shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former director or officer of SOR; or (ii) any individual who, while a director or officer of SOR and at the request of SOR serves or has served as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, to the fullest extent permitted by, and in accordance with the applicable requirements of, the MGCL.

Pursuant to the MGCL, SOR shall not provide for indemnification of any particular indemnitee for any liability or loss suffered by such indemnitee, nor shall such indemnitee be held harmless for any loss or liability suffered by SOR, unless all of the following conditions are met: (i) the act or omission of the SOR director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the SOR director or officer actually received an improper benefit in money, property or services; or (iii) in the case of any criminal proceeding, the SOR director or officer had reasonable cause to believe that the act or omission was unlawful.

SOR may indemnify any other persons, including a person who served a predecessor of SOR as an officer or director, permitted to be indemnified by the MGCL, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law.

Distributions
Dividends and other distributions upon the stock of GCEAR may be authorized by the GCEAR board of directors, subject to the provisions of the MGCL and the GCEAR charter. Dividends and other distributions may be paid in cash, property or stock of GCEAR, subject to the provisions of the MGCL and the GCEAR charter.

Dividends and other distributions upon the stock of SOR may be authorized by the SOR board of directors, subject to the provisions of the MGCL and the SOR charter. Dividends and other distributions may be paid in cash, property or stock of SOR, subject to the provisions of the MGCL and the SOR charter.

LEGAL MATTERS
It is a condition to the Merger that GCEAR and SOR receive opinions from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and DLA Piper LLP (US), respectively, concerning the U.S. federal income tax consequences of the Merger. The validity of the shares of GCEAR to be issued in the Merger will be passed upon for GCEAR by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
EXPERTS
The consolidated financial statements and schedule of Griffin Capital Essential Asset REIT, Inc. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in the Proxy Statement and Prospectus of Signature Office REIT, Inc. and Griffin Capital Essential Asset REIT, Inc., which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and the related financial statement schedule included in Appendix II to this Proxy Statement and Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 5, 2014, which is included in Appendix II.  Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
SUBMISSION OF FUTURE SOR STOCKHOLDER PROPOSALS
SOR held its 2014 annual meeting on August 6, 2014. SOR will hold an annual meeting of its stockholders in 2015 only if the Merger is not consummated. SOR must receive any proposal that a stockholder intends to present at SOR's 2015 annual meeting no later than January 30, 2015 in order to be included in SOR's proxy statement and form of proxy relating to the 2015 annual meeting pursuant to Rule 14a-8 under the Exchange Act. However, if the 2015 annual meeting is held before July 7, 2015 or after September 5, 2015, stockholders must submit proposals for inclusion in the proxy statement within a reasonable time before SOR begins to print its proxy materials. Any stockholder proposals or notices submitted to SOR in connection with the 2015 annual meeting of stockholders should be addressed to: Secretary, Signature Office REIT, Inc., 6200 The Corners Parkway, Suite 100, Norcross, Georgia 30092.
All stockholder proposals and director nominations to be presented in connection with SOR's 2015 annual meeting of stockholders, other than proposals submitted pursuant to Rule 14a-8 of the Exchange Act, must be received by SOR's secretary no later than March 1, 2015, pursuant to the SOR Bylaws. SOR's secretary will provide a copy of the SOR Bylaws upon written request without charge if the Merger is not completed and an annual meeting is held in 2015.
OTHER MATTERS
In accordance with a notice previously sent to SOR stockholders, SOR is sending only a single Proxy Statement and Prospectus to any household at which two or more stockholders reside if they share the same last name or SOR reasonably believes they are members of the same family, unless SOR has received instructions to the contrary from any stockholder at that address. This practice is known as "householding" and stems from rules adopted by the SEC. SOR will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and Prospectus to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single Proxy Statement and Prospectus, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Signature Office REIT Shareholder Services c/o DST Systems, Inc., P.O. Box 219073, Kansas City, MO 64121-6073, or call SOR at 1-855-328-0109.
WHERE YOU CAN FIND MORE INFORMATION
GCEAR and SOR are required to file Annual, Quarterly, and Current Reports, proxy statements, and other information with the SEC. GCEAR stockholders and SOR stockholders may read and copy these reports, statements or other information filed by GCEAR and SOR at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including GCEAR and SOR, who file electronically with the SEC. The address of that site is http://www.sec.gov.
GCEAR has filed this registration statement on Form S-4 to register with the SEC the shares of GCEAR common stock to be issued to holders of SOR common stock pursuant to the Merger Agreement. This Proxy Statement and Prospectus forms a part of that registration statement and constitutes a prospectus of GCEAR, in addition to being a proxy statement of SOR for the SOR Special Meeting. This registration statement, including the attached Annexes, Appendices, exhibits and schedules, contains additional relevant information about GCEAR and SOR.

GCEAR has supplied all information contained in this Proxy Statement and Prospectus relating to GCEAR and Merger Sub, and SOR has supplied all information contained in this Proxy Statement and Prospectus relating to SOR.
If you have any questions about the Merger or how to authorize your proxy, or you need additional copies of this Proxy Statement and Prospectus, the enclosed proxy card or voting instructions, you can also contact the proxy solicitor hired by SOR, at the following address and telephone number:
Boston Financial Data Services, Inc.
P.O. Box 55909
Boston, MA 02205
Telephone: 1-844-460-9407
SOR stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at SOR's website, www.signaturereit.com, by selecting "Investor Relations - Regulatory Filings". Information not filed with the SEC, but contained on SOR's website, is expressly not incorporated by reference into this Proxy Statement and Prospectus.
IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM GCEAR OR SOR, PLEASE DO SO BY [__], 2015 TO RECEIVE THEM BEFORE THE SOR SPECIAL MEETING.
GCEAR and SOR are not incorporating the contents of the websites of the SEC, GCEAR, SOR or any other person into this Proxy Statement and Prospectus.
GCEAR and SOR have not authorized anyone to give any information or make any representation about the Merger or their companies that is different from, or in addition to, that contained in this Proxy Statement and Prospectus or in any of the materials that are incorporated into this Proxy Statement and Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Proxy Statement and Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Proxy Statement and Prospectus does not extend to you. The information contained in this Proxy Statement and Prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A
Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
(“Parent”),

GRIFFIN SAS, LLC
(“Merger Sub”)

and

SIGNATURE OFFICE REIT, INC.
(the “Company”)

Dated as of November 21, 2014

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2014 (this “Agreement”), is made by and among Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“Parent”), Griffin SAS, LLC, a Maryland limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Signature Office REIT, Inc., a Maryland corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income Tax purposes;
WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income Tax purposes;
WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA;
WHEREAS, the Company Board has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;
WHEREAS, the Parent Board has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;
WHEREAS, the Company Board has directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement, be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and
WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS
Section 1.1    Definitions.
(a)    In addition to certain other terms defined herein, for purposes of this Agreement:
“Action” shall mean any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.
“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Company Affiliate Transaction” shall mean any transaction, agreement, arrangement or understanding between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
“Company Confidentiality Agreement” shall mean the letter agreement, dated March 21, 2014, between the Company and Parent, as amended, modified or supplemented from time to time.
“Company Credit Agreement” shall mean the Credit Agreement, dated September 26, 2012, among the Company Operating Partnership, as the borrower, the various lenders named therein; Regions Capital Markets, U.S. Bank National Association, and J.P. Morgan Securities LLC, serving as joint lead arrangers and bookrunners; Regions Bank, serving as administrative agent; U.S. Bank National Association and JP Morgan Chase Bank, N.A., serving together as syndication agents; and PNC Bank National Association, Union Bank, N.A. and Fifth Third Bank, serving together as documentation agents, as amended, modified or supplemented through the date hereof.
“Company Entities” shall mean the Company and the Company Subsidiaries.
“Company Equity Plan” shall mean the Company’s 2010 Long-Term Incentive Plan.
“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a), “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect commercial office or industrial REITs generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal, regulatory, or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated by this Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial office or industrial REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial office or industrial REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.
“Company Operating Partnership” shall mean Signature Office Operating Partnership, L.P., a Delaware limited partnership.
“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Subsidiary” shall mean the Company Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Company and/or the Company Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) the Company and/or the Company Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.
“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” shall mean 2.04 shares of Parent Common Stock for each one share of Company Common

Stock, subject to adjustment as provided in Section 3.1(d).
“Expense Amount” shall mean an amount, not to exceed $3,000,000, equal to the sum of all documented reasonable and necessary Expenses paid or payable by any of the Company or the Parent, as applicable, in connection with this Agreement, the Merger or any transactions contemplated by this Agreement.
“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement, the solicitation of the Company Stockholder Approval and SPT Approval, engaging the services of the Exchange Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.
“GAAP” shall mean the United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.
“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.
“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Indemnitee” shall mean any individual who, at or at any time prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.
“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.
“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent Parties, as applicable, after inquiry reasonable under the circumstances: (i) for the Company, each person identified in Section 1.1 of the Company Disclosure Letter; and (ii) for any of the Parent Parties, each person identified in Section 1.1 of the Parent Disclosure Letter.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Liquidity Event” shall mean any transaction or series of transactions that, after giving effect thereto, results in the occurrence of any of the following: (i) listing of the Parent Common Stock on a national securities exchange; (ii) sale of all, or substantially all, of the assets of Parent to another entity that has securities listed on a national securities exchange; or (iii) whether such transaction occurs by sale, exchange, merger, conversion, recapitalization or other business combinations, the record holders of the Parent Common Stock prior to such transaction having record ownership of less than 50% of the outstanding securities of the surviving or acquiring company if such equity securities are listed on a national securities exchange.
“MGCL” shall mean the Maryland General Corporation Law, as amended.
“MLLCA” shall mean the Maryland Limited Liability Company Act, as amended.
“Observer Period” shall mean the period commencing on the Closing Date and ceasing at the earlier of (i) the second (2nd) anniversary of the Closing Date, (ii) a Liquidity Event, or (iii) the date on which the Observer is appointed or elected as a member of the Parent Board; provided, however, that the Parent Board is not required to appoint or nominate the Observer to the Parent Board and the Observer is not required to accept such appointment or nomination; provided further, if the Observer does not accept such appointment or nomination, the Observer Period terminates immediately.
“Order” shall mean a judgment, order or decree of a Governmental Authority.
“Parent Affiliate Transaction” shall mean any transaction, agreement, arrangement or understanding between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
“Parent Confidentiality Agreement” shall mean the letter agreement, dated June 3, 2014, between the Company and Parent, as amended, modified or supplemented from time to time.
“Parent Employee” shall mean any employee of the Parent or any of the Parent Subsidiaries.
“Parent Entities” shall mean Parent and the Parent Subsidiaries, including Merger Sub.
“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of the Parent and the Parent Subsidiaries, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parent Parties to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a), “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure may otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect commercial office or industrial REITs generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal, regulatory, or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated by this Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial office or industrial REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial office or industrial REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.
“Parent Operating Partnership” shall mean Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership.
“Parent Parties” shall mean Parent and Merger Sub.
“Parent Subsidiary” shall mean the Parent Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Parent and/or the Parent Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Parent and/or the Parent Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.
“Qualifying Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Company Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement.
“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, managers, consultants, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.
“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X (17 C.F.R. Part 210).
“SPT Approval” shall mean the consent of SPT Griffin Holdings, LLC, to the Merger and the transactions contemplated by this Agreement.
“Starwood Transaction Documents” shall mean (i) that certain Series A Cumulative Redeemable Exchangeable Preferred Unit Purchase Agreement, dated November 5, 2013, by and among the Parent Operating Partnership, the Parent, SPT Griffin Holdings, LLC, and Starwood Property Trust, Inc.; (ii) that certain Escrow Agreement, dated as of November 5, 2013, among the Parent, the Parent Operating Partnership, Griffin Capital Essential Asset Advisor, LLC, SPT Griffin Holdings, LLC, and Sidley Austin LLP; (iii) those certain Articles Supplementary to the Articles of Incorporation of the Parent setting forth the terms of the Series A Cumulative Voting Redeemable Preferred Stock of the Parent; (iv) that certain Investor Rights Agreement, dated as of November 5, 2013, among the Parent Operating Partnership, the Parent, Griffin Capital Essential Asset Advisor, LLC, and SPT Griffin Holdings, LLC; (v) that certain Subordination of Management Agreements, dated November 5, 2013, among the Parent Operating Partnership, SPT Griffin Holdings, LLC, and Griffin Capital Essential Asset Property Management, LLC; (vi) Subordination of Second Amended and Restated Advisory Agreement, dated November 5, 2013, among Parent, SPT Griffin Holdings, LLC, and Griffin Capital Essential Asset Advisor, LLC; and (vii) that certain Third Amended and Restated Partnership Agreement of the Parent Operating Partnership, dated as of October 15, 2014, by and between the Parent and SPT Griffin Holdings, LLC, as each may as amended, modified or supplemented from time to time.
“Tax” or “Taxes” shall mean all federal, state, local or foreign or other taxes, loss of credits, charges, fees, levies, duties or like assessments of any kind, together with all interest, penalties and additions to tax (whether disputed or not), imposed by any Governmental Authority, including taxes on or with respect to income, profits, franchises, gross receipts, gross income, commercial activity, property, sales, use, transfer, capital stock, escheat, unclaimed property, payroll, employment, unemployment, licenses, occupation, environmental, customs, recapture alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes.
“Tax Return” shall mean any return, report, certificate, election, declaration or similar statement, together with any attached exhibit or schedule that is filed or required to be filed with any Governmental Authority with respect to Taxes, including information returns, refund claims, amended returns and declarations of estimated Tax.
“Termination Fee” shall mean Twenty Million dollars ($20,000,000).
“Third Party” shall mean any Person or group of Persons other than the parties to this Agreement and their respective Affiliates.
“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
(b)    The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Defined Term	Section
ACA	4.10(l)
Acquisition Proposal	6.5(i)(i)
Adverse Recommendation Change	6.5(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.5(a)
Articles of Merger	2.3
Board Observer Indemnification Agreement	2.7(d)
Book-Entry Share	3.1(b)
Certificate	3.1(b)

Defined Term	Section
Claim	6.9(b)
Claim Expenses	6.9(b)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Benefit Plan(s)	4.10(a)
Company Board	4.4(a)
Company Bylaws	4.2
Company Charter	4.2
Company Common Stock	Preamble
Company Disclosure Letter	Article IV
Company Employees	4.11(a)
Company Insurance Policies	4.18
Company Leases	4.16(g)
Company Material Contract	4.12(a)
Company Permits	4.6(a)
Company Permitted Liens	4.16(b)
Company Preferred Stock	4.3(a)
Company Property(ies)	4.16(a)
Company Recommendation	4.4(a)
Company SEC Filings	4.7(a)
Company Stockholder Approval	4.21
Company Subsidiary Partnership	4.17(h)
Company Tax Protection Agreements	4.17(h)
Company Tax Representation Letter	6.1(b)
Company Third Party	4.16(k)
Company Title Insurance Policy(ies)	4.16(m)
D&O Insurance	6.9(c)
Effective Time	2.3
Exchange Agent	3.2
Exchange Agent Agreement	3.2
Exchange Fund	3.2
Fee Payor	8.3(d)(i)
Fee Payee	8.3(d)(i)
Form S-4	4.5(b)
Funded Debt Payoff Amount	6.15
Interim Period	6.1(a)
Mailing Date	3.2
MD Courts	9.11
Merger	Preamble
Merger Consideration	3.1(a)(ii)
Merger Sub	Preamble
Merger Sub Interests	3.1(c)
Minimum Distribution Dividend	6.14(a)
Notice of Adverse Recommendation Change	6.5(d)(i)
Notice Period	6.5(d)(i)
Observer	2.7(a)
Other Parent Subsidiary	5.1(d)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Benefit Plan(s)	5.11(a)
Parent Board	5.4(a)
Parent Bylaws	5.2

Defined Term	Section
Parent Charter	5.2
Parent Common Stock	3.1(a)(ii)
Parent Disclosure Letter	Article V
Parent Insurance Policies	5.19
Parent Leases	5.17(g)
Parent Material Contract	5.13(a)
Parent Permits	5.6(a)
Parent Permitted Liens	5.17(b)
Parent Preferred Stock	5.3(a)
Parent Property(ies)	5.17(a)
Parent SEC Filings	5.7(a)
Parent SRP	6.20
Parent Stock	5.3(a)
Parent Stock Plan	5.3(a)
Parent Subsidiary Partnership	5.18(i)
Parent Tax Protection Agreement	5.18(i)
Parent Tax Representation Letter	6.2(b)
Parent Third Party	5.17(k)
Parent Title Insurance Policy(ies)	5.17(m)
Pre-Closing Returns	6.10(c)
Proxy Statement	4.5(b)
Qualifying Income	8.3(d)(i)
Qualified REIT Subsidiary	4.1(c)
REIT	4.17(b)
Relevant Company Partnership Interests	4.17(h)
Relevant Parent Partnership Interest	5.18(i)
SDAT	2.3
Section 6.5(d)(ii) Notice Period	6.5(d)(ii)
Specified Company Leases	4.16(h)
Specified Parent Leases	5.17(h)
Superior Proposal	6.5(i)(ii)
Surviving Entity	2.1
Takeover Statutes	4.20
Taxable REIT Subsidiary	4.1(c)
Transfer Taxes	8.7
WARN Act	4.11(b)

Article II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, and in accordance with the applicable provisions of the MGCL and the MLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Griffin SAS, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the Laws of the State of Maryland. The Merger shall have the effects specified in the MGCL, the MLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 3414 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia 30326, or at such other place as agreed to by the parties.
Section 2.3    Effective Time. Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL and MLLCA, and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the SDAT on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the parties shall cause the Effective Time to occur on the Closing Date.
Section 2.4    Organizational Documents of the Surviving Entity; Managers and Officers. Subject to Section 6.9, at the Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company agreement. The managers of Merger Sub immediately prior to the Effective Time shall be and become the managers of the Surviving Entity as of the Effective Time, each to hold office in accordance with the articles of organization and limited liability company agreement of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be and become the officers of the Surviving Entity as of the Effective Time.
Section 2.5    Tax Consequences. It is intended that, for United States federal income Tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.
Section 2.6    Subsequent Actions. If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.
Section 2.7    Parent Board Observer.
(a)    Prior to the Closing Date, the Company shall have the right to nominate, subject to the approval of the Parent Board, an individual to serve as a non-voting observer to the Parent Board (the “Observer”), who during the Observer Period shall be entitled to attend and participate in all meetings of the Parent Board and any and all committees thereof (including executive sessions thereof). Pursuant to the foregoing, the Company hereby nominates, and the Parent Board has consented to the appointment of, the individual set forth in Section 2.7(a) of the Company Disclosure Letter as the initial Observer and the individual set forth in Section 2.7(a) of the Company Disclosure Letter as the alternate Observer. In the event that such initial Observer shall for any reason cease to serve as the Observer during the Observer Period, the alternate Observer shall serve as the Observer, subject to the alternate Observer entering into the Observer Indemnification Agreement as set forth in Section 2.7(d). In no event shall Parent, the Parent Operating Partnership, or the Parent Board have any right to remove the individual appointed to serve as Observer pursuant to this Section 2.7(a).
(b)    During the Observer Period, the Observer shall have all of the rights and privileges of a member of the Parent Board and all committees thereof; provided, that in no event shall the Observer be deemed to be a member of the Parent Board or such committees or have the right to vote on any matter under consideration by the Parent Board or such committees. During the Observer Period, the Observer shall be provided with all notices of meetings, minutes and other materials (financial or otherwise) provided to members of the Parent Board and/or any and all committees thereof simultaneously with, and in the same manner as, the provision of such materials to the members of the Parent Board or such committees, as the case may be. During the Observer Period, all meetings of the Parent Board or committees thereof shall be held in a manner such that the Observer shall be able to participate therein either in person or telephonically.
(c)    During the Observer Period, Parent shall compensate the Observer in the same amount of all cash retainers, meeting fees and any other cash fees as if the Observer were an independent director member of the Parent Board and a member of each of the committees thereof, as such cash compensation may be modified from time to time. Further, Parent shall reimburse the Observer for all reasonable out-of-pocket expenses incurred by the Observer in connection with attendance at Parent Board and committee meetings during the Observer Period. All compensation and reimbursements payable by Parent pursuant to this Section 2.7(c) shall be paid to the Observer in accordance with Parent’s policies and practices with respect to director compensation and expense reimbursement then in effect; provided, however, that any such compensation or reimbursement shall be paid to the Observer no later than comparable compensation or reimbursement is paid to the members of the Parent Board.
(d)    Parent shall enter into an indemnification agreement with the Observer, dated as of the Effective Time, that shall be in substantially the form set forth as Exhibit A hereto (the “Board Observer Indemnification Agreement”). In the event that the initial Observer is replaced for any reason pursuant to Section 2.7(a), Parent and Observer agree to enter into an indemnification agreement with such alternate Observer that is substantially identical to the indemnification agreement entered into as of the Effective Time with the initial Observer. For the avoidance of doubt, failure to enter into the Board Observer Indemnification Agreement will toll the Observer’s, or alternative Observer’s, rights and privileges under Section 2.7. Parent shall also obtain and maintain insurance coverage on behalf of the Observer against liability that may be asserted against or incurred by him in his capacity as Observer, which insurance coverage shall be to the same extent as the insurance coverage provided to the members of the Parent Board.
(e)    In the event that the Observer is appointed or elected to the Parent Board, the Observer, while a member of the Parent Board, in addition to the rights and privileges of all other Parent Board members, may serve on each committee of the Parent Board, subject to the sole and absolute discretion of the Parent’s Nominating and Corporate Governance Committee; provided, further, in the event that the Observer is not appointed to each Committee, the Observer shall have the right to attend, as a non-voting observer, and participate in all meetings of such Committee(s), including the executive sessions thereof.

Article III
EFFECT OF THE MERGER
Section 3.1    Effect of the Merger.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:
(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(ii)    Subject to Section 3.1(d), each share (or fraction thereof) of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be converted, into the right to receive from Parent a number of shares of validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”).
(b)    All shares of Company Common Stock, when so converted pursuant to Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.3, together with the amounts, if any, payable pursuant to Section 3.5. Notwithstanding the provisions of this Section 3.1, the right of holders of the Company Common Stock to receive payment of any cash dividends declared on the Company Common Stock prior to the Closing Date and having a record date prior to the Effective Time shall not be extinguished by the Merger and funds for the payment thereof shall be deposited by the Company with its transfer agent prior to the Closing.
(c)    All membership interests in Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as the only issued and outstanding membership interests in the Surviving Entity.
(d)    Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the shares of Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder) the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the shares of Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into Parent Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.
Section 3.2    Exchange Agent; Deposit of Merger Consideration. No later than five (5) Business Days prior to the dissemination of the Proxy Statement (the “Mailing Date”), Parent shall appoint an exchange agent, which shall be a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging shares of Company Common Stock for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted into the right to receive in the Merger. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time, for exchange in accordance with this Article III, evidence of Parent Common Stock issuable pursuant to Section 3.1(a)(ii) in book-entry form equal to the aggregate Merger Consideration (the “Exchange Fund”).
Section 3.3    Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration, in such form as the Company and Parent may reasonably agree. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.
Section 3.4    Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
Section 3.5    Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable with respect to such Certificate in accordance with this Agreement, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the shares of Parent Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
Section 3.6    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock one hundred eighty (180) days following the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

Section 3.7    No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.8    Withholding Rights. Each and any Parent Party, the Company, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Parent Party, the Company, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws). To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable.
Section 3.9    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to the Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2011, and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Parent that:
Section 4.1    Organization and Qualification; Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(b)    Each Company Subsidiary is duly incorporated or organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a Significant Subsidiary, for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(c)    Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and (ii) the type of and percentage of interest held, directly or indirectly, by the Company in and to each Company Subsidiary.
(d)    Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).
(e)    Except as set forth in Section 4.1(e) of the Company Disclosure Letter, the Company has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.
(f)    There are no partners of the Company Operating Partnership other than the Company and Signature Office Income Holdings, LLC, a Delaware limited liability company.
Section 4.2    Organizational Documents. The Company has made available to Parent complete and correct copies of (a) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), and (b) the organizational documents of each Company Subsidiary, each as in effect on the date hereof.
Section 4.3    Capital Structure.
(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock (the “Company Preferred Stock”). At the close of business on November 20, 2014, (i) 20,473,024 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 500,000 shares of Company Common Stock were reserved for issuance under the Company Equity Plan. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. There are no rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock outstanding, whether under the Company Equity Plan or otherwise.
(b)    All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.
(c)    Except as set forth in this Section 4.3 or in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other equity securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.
(d)    All dividends or other distributions on the shares of Company Common Stock which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(e)    The Company does not have a “poison pill” or similar stockholder rights plan.
(f)    Except as set forth in Section 4.3(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
Section 4.4    Authority.
(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated by this Agreement, subject to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. The Company’s board of directors (the “Company Board”), at a duly held meeting, has, by unanimous vote of all of the Company Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other transactions contemplated by this Agreement, (ii) directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement (the “Company Recommendation”) and to include such recommendation in the Proxy Statement, subject to Section 6.5.
(b)    This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 4.5    No Conflict; Required Filings and Consents; No Default.
(a)    Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or the Company Bylaws or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect (provided that, for the avoidance of doubt, for purposes of this Section 4.5(a) the exceptions set forth in clauses (vi) and (vii) of the definition of “Company Material Adverse Effect” shall not apply to any such conflicts, violations, breaches, defaults or other occurrences in determining whether a Company Material Adverse Effect has occurred).
(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, the MLLCA and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company and Company Subsidiaries are qualified to do business, (iii)  such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(c)    Except as set forth in Section 4.5(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default or violation (and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Company Charter and the Company Bylaws or (B) the comparable charter or organizational documents of any of the Company Subsidiaries; (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company, any of the

Company Subsidiaries, or any of their respective properties or assets is bound; or (iii) any Order, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.6    Permits; Compliance With Law.
(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Sections 4.14 or 4.16 which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(b)    Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Sections 4.10, 4.11, 4.14, 4.15 or 4.16), or (ii) any Company Permits (except for the Company Permits addressed in Sections 4.14 or 4.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.7    SEC Filings; Financial Statements.
(a)    The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, registration statements, definitive proxy statements, and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2011 (collectively, the “Company SEC Filings”). Each Company SEC Filing (other than preliminary materials), as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b)    Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied as to form, in all material respects, with the appropriate accounting requirements and the published rules and regulations by the SEC with respect thereto, and was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods involved, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal recurring adjustments, none of which are material).
(c)    The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).
(d)    Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any Section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(e)    Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2013, which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013, through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the

Company.
Section 4.8    Disclosure Documents.
(a)    None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.
(b)    Notwithstanding anything to the contrary in this Section 4.8 or this Agreement, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.
Section 4.9    Absence of Certain Changes or Events. Since December 31, 2013, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course, and there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.
Section 4.10    Employee Benefit Plans.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all Benefit Plans which, within the preceding six (6) years, have been established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary for the benefit of current or former employees, directors or consultants of the Company or a Company Subsidiary or their beneficiaries, or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary, has or has had any obligation on behalf of any such employee, director, or consultant or beneficiary (each a “Company Benefit Plan,” and collectively, the “Company Benefit Plans”). None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries. Neither the Company, any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary has made any promises or has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b)    The Company has heretofore made available to Parent, with respect to each Company Benefit Plan, if applicable: (i) all documents embodying or governing such Company Benefit Plan, including all amendments thereto; (ii) the most recent summary plan description and all summaries of material modifications thereto; (iii) any funding medium for the Company Benefit Plan (including, without limitation, trust agreements); (iv) the most recent IRS determination or opinion letter with respect to such Company Benefit Plan under Section 401(a) of the Code; (v)

the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (vi) the most recent actuarial report; (vii) any insurance policy related to such Company Benefit Plan; (viii) any administrative services agreement or other material contract related to such Company Benefit Plan and (ix) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.
(c)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Benefit Plans: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or cause the imposition of any penalty or Tax liability; (iii) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated under Code Section 4980B, Part 6 of Title I of ERISA, or under other applicable Law; (iv) there are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans and appeals of such claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of the Company or any Company Subsidiary; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Company Benefit Plan; and (vi) no Company Benefit Plan is under, and neither the Company nor any Company Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
(d)    Except as set forth in Section 4.10(d) of the Company Disclosure Letter, full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary or ERISA Affiliate, of all amounts that the Company or Company Subsidiary and any ERISA Affiliate are required under the terms of the Company Benefit Plans to have paid as contributions to such Company Benefit Plans on or prior to September 30, 2014 (excluding any amounts not yet due).
(e)    None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(f)    Except as provided in this Agreement or applicable Law or as set forth in Section 4.10(f) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director, independent contractor, or officer of the Company or any of the Company Subsidiaries to severance pay, any increase in severance pay under any Company Benefit Plan, or any other payment from the Company or any Company Subsidiary, or (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such employee, consultant, director, independent contractor, or officer.
(g)    Except as set forth in Section 4.10(g) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(h)    Except as set forth in Section 4.10(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor any ERISA Affiliate has any indemnity obligation with respect to any Company Benefit Plan for any excise or other Taxes imposed under the Code, including for any Taxes imposed under Section 4999 or 409A of the Code.
(i)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.
(j)    No Company Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.
(k)    No Company employer securities, employer real property or other employer property is included in the assets of any Company Benefit Plan. No options, stock appreciation rights or other equity awards as to any of the Company, any Company Subsidiary or ERISA Affiliate have been issued or granted under any Company Benefit Plan.
(l)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is a group health plan has been administered in compliance with the applicable provisions of the Patient Protection and Affordable Care Act, as amended (the “ACA”), including with applicable provisions of Section 9815 of the Code.
Section 4.11    Labor and Other Employment Matters.
(a)    (i) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any Company Subsidiary nor are there any negotiations or discussions currently pending between the Company or the Company Subsidiaries and any union, work counsel, labor organization, or employee association, (ii) there have been no strikes, work stoppages, shutdowns, or lockouts with respect to any employees of the Company or any Company Subsidiary (“Company Employees”) during the last five (5) years, (iii) to the knowledge of the Company, there is no effort pending or threatened against the Company or any Company Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of the Company, threatened with respect to Company Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company and the Company Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, including obligations of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (iii) unfair labor practices, and (iv) occupational safety and health and immigration. Except as set forth in Section 4.11(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.
(c)    Except as set forth in Section 4.11(c) of the Company Disclosure Letter, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former Company Employee or any present or former employee of any Person providing services to any Company Entity for which the Company could reasonably be expected to be liable that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any Law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(d)    Each individual who renders service to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Company Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Company Employee Benefit Plans and perquisites.
Section 4.12    Material Contracts.
(a)    Except for contracts listed in Section 4.12(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i)    is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;
(ii)    obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;
(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;
(iv)    other than the Company Charter and the Company Bylaws, is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor;
(v)    constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;
(vi)    would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement;
(vii)    requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease, including without limitation a ground lease affecting a Company Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease, including without limitation a ground lease affecting a Company Property;
(viii)    constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;
(ix)    sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary;
(x)    constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000; or

(xi)    requires the payment of commissions (including leasing commissions or brokerage fees) or tenant improvements costs, allowances, or other concessions, in either case in an amount in excess of $10,000.
Each contract (i) listed in Section 4.12(a) of the Company Disclosure Letter or (ii) filed as an exhibit to the Company SEC Filings as of the date hereof, in each case to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except as set forth in Section 4.12(b) of the Company Disclosure Letter and such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.13    Litigation. Except as individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending or threatened by any Governmental Authority, in each case, against the Company, any Company Subsidiary or any director or officer of the Company or any Company Subsidiary in their capacity as a director or officer of the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, Order, writ, injunction or decree of any Governmental Authority.
Section 4.14    Environmental Matters.
(a)    Except as individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect, or as set forth in Section 4.14(a) of the Company Disclosure Letter, or in any Phase I or Phase II report listed in Section 4.14(a) of the Company Disclosure Letter:
(i)    The Company and each Company Subsidiary are in compliance with, and have complied with, all Environmental Laws.
(ii)    The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.
(iii)    Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance Order under any Environmental Law has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any

Environmental Law or with respect to Hazardous Substances.
(iv)    Except with respect to conditions included in “no further action letters” made available to Parent prior to the date hereof, neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law or with respect to Hazardous Substances.
(v)    Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
(vi)    Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.
(vii)    There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.
(b)    This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.
Section 4.15    Intellectual Property.
(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.
(b)    Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.
Section 4.16    Properties.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract or signed letter of intent by the Company or a Company Subsidiary for purchase or sale by the Company or such Company Subsidiary or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b)    The Company or a Company Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not or will not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.
(c)    To the knowledge of the Company, except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Properties (i) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated and (ii) are in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent.
(d)    Neither the Company nor any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(e)    No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.
(f)    Except as set forth in Section 4.16(f) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company or any Company Subsidiary, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Properties (assuming its continued use in the manner it is currently operated), and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any Company Property, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Company Property.
(g)    Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of September 1, 2014, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of September 1, 2014, and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 4.16(g) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease (which security deposits are in the amounts required by the applicable Company Lease).
(h)    True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (collectively, the “Specified Company Leases”), in each case, as such Specified Company Lease is in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to Parent. Except as set forth in Section 4.16(h) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Specified Company Lease, (2) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (3) each Specified Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Company Subsidiary is party to any oral Company Lease.
(i)    Except as set forth in Section 4.16(i) of the Company Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Company and the Company Subsidiaries, considered as a whole.
(j)    Except as set forth in Section 4.16(j) of the Company Disclosure Letter, as of the date of this Agreement, (i) no purchase option has been exercised under any Specified Company Lease and (ii) no holder of a purchase option under any Specified Company Lease has notified the Company of its intention to exercise such option; in each case, for which the purchase has not closed prior to the date of this Agreement.
(k)    Except for Company Permitted Liens or as set forth in Section 4.16(k) of the Company Disclosure Letter and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or any Company Subsidiary’s, ownership, ground lease or right to use a Company Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).
(l)    Except as set forth in Section 4.16(l) of the Company Disclosure Letter or pursuant to a Specified Company Lease, including without limitation a ground lease affecting a Company Property, neither the

Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.
(m)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.
(n)    To the knowledge of the Company, Section 4.16(n) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business being performed by the Company or a Company Subsidiary that are individually in the amount of $500,000 or less.
(o)    The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (in each case other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Section 4.16(o) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $5,000 and that are not terminable upon thirty (30) days’ notice.
(p)    Section 4.16(p) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.
(q)    Except (A) for capital expenditures made or to be made in the ordinary course of business that in the aggregate are in the amount of $100,000 or less, (B) as set forth in Section 4.16(q) of the Company Disclosure Letter or (C) as, individually or in the aggregate, would cost the Company and the Company Subsidiaries less than $100,000 to repair or otherwise remediate for any Company Property, the Company has no knowledge of (i) any structural defects relating to any Company Property, (ii) Company Properties whose building systems are not in working order, or (iii) physical damage to any Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).
(r)    Except as set forth in Section 4.16(r) of the Company Disclosure Letter, (i) none of the Company or any Company Subsidiary is an obligor under any Indebtedness and (ii) no Company Property is subject to any Indebtedness, in each case, that imposes a distribution blocker, cash trap, cash sweep or similar restriction on the right of the applicable borrower to receive distributions of cash flow from the applicable underlying Company Property.
Section 4.17    Taxes. Except as expressly set forth in Section 4.17 of the Company Disclosure Letter:
(a)    The Company and each Company Subsidiary, if and as applicable, has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all Tax Returns that have been filed with the IRS or other applicable Governmental Authority by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2010, have been provided or made available to representatives of Parent.
(b)    The Company (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2010, and through and including its taxable year ended December 31, 2013 (and, for the purposes of Section 7.2(a), through and including its taxable year ending December 31, 2014, if the Closing Date occurs in the taxable year ending December 31, 2015) has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal income Tax purposes for such taxable years; (ii) has operated since January 1, 2014 (and, for the purposes of Section 7.2(a), January 1, 2015, if the Closing Date occurs in the taxable year ending December 31, 2015) to the date hereof in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends on the Closing Date) through to the Merger (and the consummation thereof) in such a manner so as to qualify as a REIT for its taxable year that will end with Merger (and consummation thereof); and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened. Section 4.17 of the Company Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of the Company, and each Company Subsidiary not set forth in Section 4.17 of the Company Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from the Company or Company Subsidiary for U.S. federal income Tax purposes. Taking into account all distributions to be made by the Company prior to the Effective Time, the Company will have distributed cash to its stockholders in its taxable year ending on the Closing Date in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending on the Closing Date, and the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending on the Closing Date.
(c)    Each Company Subsidiary has been since the later of its acquisition by the Company or formation and continues to be treated for U.S. federal and state income Tax purposes as either (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.
(d)    Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(e)    (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iv) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (v) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (vi) neither the Company nor any Company Subsidiary has in the past three years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction; (vii) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (viii) neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity; and (ix) no written power of attorney has been granted by the Company or any of the Company Subsidiaries (other than to the Company or a Company Subsidiary) which currently is in force with respect to any matter relating to Taxes.

(f)    Since the Company’s formation, (i) neither the Company nor any Company Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.
(g)    The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)    There are no Company Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership units of the Company Operating Partnership or any other partnership interest in any Company Subsidiary Partnership (“Relevant Company Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Company Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income Tax purposes.
(i)    There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j)    Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(k)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Company Tax Protection Agreements.

(l)    Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.
(m)    Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b)(2).
(n)    Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(o)    The Company (or its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) installment sale by the Company made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, or (D) election by the Company under Section 708(i) of the Code made prior to the Closing Date.
(p)    The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q)    Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a plan or series of transactions (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
Section 4.18    Insurance. The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Specified Company Lease. Except as individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 4.19    Opinion of Financial Advisor. The Company Board has received the oral opinion of Houlihan Lokey Financial Advisors, Inc., to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be received by the holders of the Company Common Stock is fair, from a financial point of view, to such holders, and as of the date of this Agreement, such opinion has not been revoked or modified. The Company will make available to the Parent, solely for informational purposes, a complete and correct copy of such written opinion promptly after receipt thereof by the Company Board.
Section 4.20    Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger and the transactions contemplated under this Agreement the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the transactions contemplated under this Agreement.
Section 4.21    Vote Required. The affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement. Company stockholders objecting to the Merger are not, and will not be, entitled to receive payment for the fair value of the Company Common Stock pursuant to Subtitle 2 of Title 3 of the MGCL.
Section 4.22    Brokers. Except as set forth in Section 4.22 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 4.23    Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 4.24    Affiliate Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011, through the date of this Agreement there have been no Company Affiliate Transactions.
Section 4.25    No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.
Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (a) as set forth in the disclosure letter that has been prepared by the Parent Parties and delivered by the Parent Parties to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is a party exists or has actually occurred)), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2011, and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Parent Parties hereby jointly and severally represent and warrant to the Company that:
Section 5.1    Organization and Qualification; Subsidiaries.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
(c)    Each Parent Subsidiary (other than Merger Sub) is duly incorporated or organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Parent Subsidiary that would not constitute a Significant Subsidiary, for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
(d)    Section 5.1(d) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and each other corporate or non-corporate legal entity in which Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), including a list of each Parent Subsidiary or Other Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary and each Other Parent Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income Tax purposes), directly or indirectly, by Parent in and to each Parent Subsidiary and each Other Parent Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income Tax purposes) by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary, and (iv) the classification for U.S. federal income Tax purposes of each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary.
(e)    Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Parent Subsidiaries or Other Parent Subsidiaries, loans to any Taxable REIT Subsidiary of Parent and investments in bank time deposits and money market accounts).
Section 5.2    Organizational Documents. Parent has made available to the Company complete and correct copies of (a) Parent’s charter (the “Parent Charter”) and bylaws, as amended to date (the “Parent Bylaws”), (b) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof, including Merger Sub’s articles of organization, and (c) any and all Parent Tax Protection Agreements.
Section 5.3    Capital Structure.

(a)    As of the date hereof, the authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock, and 200,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). The Parent Common Stock and the Parent Preferred Stock are referred to herein as the “Parent Stock.” At the close of business on November 20, 2014, 128,897,431 shares of Parent Common Stock were issued and outstanding, (ii) zero (0) shares of Parent Preferred Stock were issued and outstanding and (iii) 10,000,000 shares of Parent Common Stock were reserved for issuance under Parent’s Employee and Director Long-Term Incentive Plan (the “Parent Stock Plan”). All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. No class or series of capital stock of Parent is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.
(b)    All of the Merger Sub Interests are owned by, and have always been owned by, Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.
(c)    All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries that is a Significant Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Parent Subsidiary or which would require any Parent Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.
(d)    Except as set forth in this Section 5.3 or in Section 5.3(d) of the Parent Disclosure Letter, with respect to the Parent Stock Plan or pursuant to the terms of the Parent Preferred Stock as of the date of this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(d) of the Parent Disclosure Letter, or pursuant to the Parent’s publicly announced share repurchase program, as of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary. Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.
(e)    All dividends or other distributions on the shares of Parent Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(f)    Parent does not have a “poison pill” or similar stockholder rights plan.
(g)    Except as set forth in Section 5.3(g) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
Section 5.4    Authority.
(a)    Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. The SPT Approval has been obtained and no further notice, consent, approval or waiver by any party to any Starwood Transaction Document is required in order to consummate the transactions contemplated by this Agreement. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other transactions contemplated by this Agreement.
(b)    This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 5.5    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 5.5(a) of the Parent Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws or Merger Sub’s articles of organization or limited liability company agreement, (B) any equivalent organizational or governing documents of any other Parent Subsidiary, or (C) any Starwood Transaction Document, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub, or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub, or any Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent, or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub, or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse

Effect.
(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL and the MLLCA, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Parent and Parent Subsidiaries are qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local transfer Taxes, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.6    Permits; Compliance With Law.
(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.15, which are addressed solely in that Section, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Sections 5.11, 5.12, 5.15, 5.16 or 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Sections 5.15 or 5.17), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.7    SEC Filings; Financial Statements.
(a)    Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, registration statements, definitive proxy statements, and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2011 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (other than preliminary materials), as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b)    Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied as to form in all material respects, with the appropriate accounting requirements and the published rules and regulations by the SEC with respect thereto, and was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods involved, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal recurring adjustments, none of which are material).
(c)    The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).
(d)    Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereof, except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any Section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material

Adverse Effect.
(e)    Except as set forth in Section 5.7(e) of the Parent Disclosure Letter, to the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2013, which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013, through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.
Section 5.8    Disclosure Documents.
(a)    None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.
(b)    Notwithstanding anything to the contrary in this Section 5.8 or this Agreement, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.
Section 5.9    Absence of Certain Changes or Events. Since December 31, 2013, except as contemplated by this Agreement or as set forth in Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course, and there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.
Section 5.10    No Default. Except as set forth in Section 5.10 of the Parent Disclosure Letter, none of Parent or any of the Parent Subsidiaries is in default or violation (and to the knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Parent Charter or the Parent Bylaws, (B) the comparable charter or organizational documents of any of the Parent Subsidiaries, or (C) any Starwood Transaction Document, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Parent or any of the Parent Subsidiaries is a party or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have, a Parent Material Adverse Effect. Each of Parent and the Parent Operating Partnership has performed all obligations required to be performed by it under each Starwood Transaction Document.

Section 5.11    Employee Benefit Plans.
(a)    Section 5.11(a) of the Parent Disclosure Letter sets forth a true and complete list of all Benefit Plans which, within the preceding six (6) years, have been established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Parent, any Parent Subsidiary or any ERISA Affiliate of the Parent or any Parent Subsidiary for the benefit of current or former employees, directors or consultants of the Parent or a Parent Subsidiary or their beneficiaries, or with respect to which the Parent, any Parent Subsidiary or any ERISA Affiliate of the Parent or any Parent Subsidiary, has or has had any obligation on behalf of any such employee, director, or consultant or beneficiary (each a “Parent Benefit Plan,” and collectively, the “Parent Benefit Plans”). None of the Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries. Neither the Parent, any Parent Subsidiary nor any ERISA Affiliate of the Parent or any Parent Subsidiary has made any promises or has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, with respect to the Parent Benefit Plans: (i) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the knowledge of the Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or cause the imposition of any penalty or Tax liability; (iii) no Parent Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than coverage mandated under Code Section 4980B, Part 6 of Title I of ERISA, or under other applicable Law; (iv) there are no pending, threatened or, to the knowledge of the Parent, anticipated claims (other than routine claims for benefits in accordance with the terms of the Parent Benefit Plans and appeals of such claims) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of the Parent or any Parent Subsidiary; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Parent Benefit Plan; and (vi) no Parent Benefit Plan is under, and neither the Parent nor any Parent Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
(c)    Except as set forth in Section 5.11(c) of the Parent Disclosure Letter, full payment has been made, or otherwise properly accrued on the books and records of the Parent and any Parent Subsidiary or ERISA Affiliate, of all amounts that the Parent or Parent Subsidiary and any ERISA Affiliate are required under the terms of the Parent Benefit Plans to have paid as contributions to such Parent Benefit Plans on or prior to the date hereof (excluding any amounts not yet due).
(d)    None of the Parent, any Parent Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(e)    Except as provided in this Agreement or applicable Law or as set forth in Section 5.11(e) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director, independent contractor, or officer of the Parent or any of the Parent Subsidiaries to severance pay, any increase in severance pay under any Parent Benefit Plan, or any other payment from the Parent or any Parent Subsidiary, or (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such employee, consultant, director, independent contractor, or officer.
(f)    Except as set forth in Section 5.11(f) of the Parent Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(g)    Except as set forth in Section 5.11(g) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary nor any ERISA Affiliate has any indemnity obligation with respect to any Parent Benefit Plan for any excise or other Taxes imposed under the Code, including for any Taxes imposed under Section 4999 or 409A of the Code.
(h)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.
(i)    No Parent Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.
(j)    No Parent employer securities, employer real property or other employer property is included in the assets of any Parent Benefit Plan. No options, stock appreciation rights or other equity awards as to any of the Parent, any Parent Subsidiary or ERISA Affiliate have been issued or granted under any Parent Benefit Plan.
(k)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a group health plan has been administered in compliance with the applicable provisions of the ACA, including with applicable provisions of Section 9815 of the Code.
Section 5.12    Labor and Other Employment Matters.
(a)    (i) Neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Parent or any Parent Subsidiary, nor are there any negotiations or discussions currently pending between the Parent or the Parent Subsidiaries and any union, work counsel, labor organization, or employee association, (ii) there have been no strikes, work stoppages, shutdowns, or lockouts with respect to any Parent Employee during the last five (5) years, (iii) to the knowledge of the Parent, there is no effort pending or threatened against the Parent or any Parent Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Parent, threatened with respect to Parent Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of the Parent, threatened with respect to Parent Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    The Parent and the Parent Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, including the obligations of the WARN Act, (iii) unfair labor practices, and (iv) occupational safety and health and immigration, except as set forth in Section 5.12(b) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any Parent Subsidiary.

(c)    Except as set forth in Section 5.12(c) of the Parent Disclosure Letter, there are no proceedings pending or, to the knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former Parent Employee or any present or former employee of any Person providing services to any Parent Entity for which Parent could reasonably be expected to be liable that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any Law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Parent of any of the Parent Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
(d)    Each individual who renders service to the Parent or any Parent Subsidiary who is classified by the Parent or such Parent Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Parent Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Parent Employee Benefit Plans and perquisites.
Section 5.13    Material Contracts.
(a)    Except for contracts listed in Section 5.13(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Filings, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i)    is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;
(ii)    obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;
(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business;
(iv)    other than the Parent Charter or the Parent Bylaws, is an agreement which obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or the Parent Subsidiary is the indemnitor;
(v)    constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $20,000,000;
(vi)    would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement;
(vii)    requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease, including without limitation a ground lease affecting a Parent Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease, including, without limitation, a ground lease affecting a Parent Property;
(viii)    constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)    sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Parent or any Parent Subsidiary;
(x)    constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in the Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $5,000,000; or
(xi)    requires the payment of commissions (including leasing commissions or brokerage fees) or tenant improvements costs, allowances, or other concessions, in either case in an amount in excess of $10,000.
Each contract (i) listed in Section 5.13(a) of the Parent Disclosure Letter or (ii) filed as an exhibit to the Parent SEC Filings as of the date hereof, in each case to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Parent Material Contract”.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except as set forth in Section 5.13(b) of the Parent Disclosure Letter and such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.14    Litigation. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect or as set forth in Section 5.14 of the Parent Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending or threatened by any Governmental Authority, in each case, against Parent, any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary in their capacity as a director or officer of Parent or any Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, Order, writ, injunction or decree of any Governmental Authority.
Section 5.15    Environmental Matters.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect or as set forth in Section 5.15 of the Parent Disclosure Letter:
(i)    Parent and each Parent Subsidiary are in compliance with, and have complied with, all Environmental Laws.
(ii)    Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)    Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance Order under any Environmental Law has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law or with respect to Hazardous Substances.
(iv)    Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law or with respect to Hazardous Substances.
(v)    Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
(vi)    Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.
(vii)    There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.
(b)    This Section 5.15 contains the exclusive representations and warranties of Parent with respect to environmental matters.
Section 5.16    Intellectual Property.
(a)    Section 5.16(a) of the Parent Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by Parent.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.
Section 5.17    Properties.
(a)    Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract or signed letter of intent by Parent or a Parent Subsidiary for purchase by Parent or such Parent Subsidiary or which is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement.
(b)    Parent or a Parent Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Parent Title Insurance Policies made available by or on behalf of Parent, Merger Sub or any Parent Subsidiary to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not or will not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.
(c)    To the knowledge of Parent, except as has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, the Parent Properties (i) are supplied with utilities reasonably required for their continued operation as they are now being operated and (ii) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company.
(d)    Neither Parent nor any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
(e)    No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have, a Parent Material Adverse Effect.
(f)    Except as set forth in Section 5.17(f) of the Parent Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Parent Property or, to the knowledge of Parent, any Parent Property leased by Parent or any Parent Subsidiary, that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Parent Properties (assuming its continued use in the manner it is currently operated), and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any Parent Property that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Parent Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.
(g)    Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) the rent rolls for each of the Parent Properties, as of September 15, 2014, which rent rolls have previously been made available by or on behalf of the Parent or any Parent Subsidiary to the Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to the Company, correctly reference each lease or sublease that was in effect as of September 15, 2014, and to which Parent or the Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Parent Leases”) and (ii) Section 5.17(g) of the Parent Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Parent Lease (which security deposits are in the amounts required by the applicable Parent Lease).
(h)    True and complete in all material respects copies of (i) all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and (ii) all Parent Leases (collectively, the “Specified Parent Leases”), in each case, as such Specified Parent Lease is in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to the Company. Except as set forth in Section 5.17(h) of the Parent Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Specified Parent Lease, (2) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (3) each Specified Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of Parent, Merger Sub or any other Parent Subsidiary is party to any oral Parent Lease.
(i)    Except as set forth in Section 5.17(i) of the Parent Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Parent and the Parent Subsidiaries, considered as a whole.
(j)    Except as set forth in Section 5.17(j) of the Parent Disclosure Letter, as of the date of this Agreement, (i) no purchase option has been exercised under any Specified Parent Lease and (ii) no holder of a purchase option under any Specified Parent Lease has notified the Parent of its intention to exercise such option; in each case, for which the purchase has not closed prior to the date of this Agreement.
(k)    Except for Parent Permitted Liens or as set forth in Section 5.17(k) of the Parent Disclosure Letter and as set forth in contracts provided to the Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or any Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).
(l)    Except as set forth in Section 5.17(l) of the Parent Disclosure Letter or pursuant to a Specified Parent Lease, including without limitation any ground lease affecting any Parent Property, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.
(m)    Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy in the possession of the Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.
(n)    To the knowledge of Parent, Section 5.17(n) of the Parent Disclosure Letter lists each Parent Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business being performed by Parent or a Parent Subsidiary that are individually in the amount of $500,000 or less.
(o)    Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (in each case, other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Section 5.17(o) of the Parent Disclosure Letter sets forth all leased personal property of Parent or any Parent Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.
(p)    Section 5.17(p) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of facilities currently managed by each such party.
(q)    Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 5.17(q) of the Parent Disclosure Letter or (C) as, individually or in the aggregate, would cost Parent and the Parent Subsidiaries less than $3,000,000 to repair or otherwise remediate for any Parent Property, Parent has no knowledge of (i) any structural defects relating to any Parent Property, (ii) Parent Properties whose building systems are not in working order, or (iii) physical damage to any Parent Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).
Section 5.18    Taxes. Except as expressly set forth in Section 5.18 of the Parent Disclosure Letter:
(a)    Parent and each Parent Subsidiary, if and as applicable, has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all Tax Returns that have been filed with the IRS by Parent and each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2010 have been provided or made available to representatives of the Company.
(b)    Merger Sub at all times since its formation has been and continues to be a disregarded entity of Parent for U.S. federal income Tax purposes under Section 301.7701-3 of the Treasury Regulations.
(c)    Parent (i) for all of its taxable years commencing with Parent’s initial taxable year that ended on December 31, 2010, and through and including its taxable year ended December 31, 2013 (and, for purposes of Section 7.3(a), through and including its taxable year ending December 31, 2014, if the Closing Date occurs in the taxable year ending December 31, 2015), has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal income Tax purposes for all such taxable years; (ii) has operated since January 1, 2014 (and, for purposes of Section 7.3(a), January 1, 2015, if the Closing Date occurs in the taxable year ending December 31, 2015) to the date hereof in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Closing Date) in such a manner so as to qualify as a REIT for its taxable year that will end December 31 of the year that includes the Merger (and consummation thereof); and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened. Section 5.18 of the Parent Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of the Parent, and each Parent Subsidiary not set forth in Section 5.18 of the Parent Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from the Parent or Parent Subsidiary for U.S. federal income Tax purposes.
(d)    Each Parent Subsidiary and Other Parent Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as either (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.
(e)    None of Parent or any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(f)    (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits, examinations, investigations or other proceedings; (iii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect; (iv) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (v) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (vi) neither Parent nor any Parent Subsidiary has in the past three years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction; (vii) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (viii) neither Parent nor any Parent Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity; and (ix) no written power of attorney has been granted by the Parent or any of the Parent Subsidiaries (other than to the Parent or a Parent Subsidiary) which currently is in force with respect to any matter relating to Taxes.
(g)    Since Parent’s formation, (i) neither Parent nor any Parent Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

(h)    Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(i)    There are no Parent Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, “Parent Tax Protection Agreements” means any agreement to which Parent or any Parent Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership units of the Parent Operating Partnership or any other partnership interest in any Parent Subsidiary Partnership (“Relevant Parent Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Parent Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary or Other Parent Subsidiary that is a partnership for U.S. federal income Tax purposes.
(j)    There are no material Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(k)    Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(l)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Parent Tax Protection Agreements.
(m)    Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.
(n)    Neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Code Section 6707A and Treasury Regulations Section 1.6011-4(b)(2).

(o)    Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(p)    Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q)    Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a plan or series of transactions (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
Section 5.19    Insurance. Parent has made available to the Company copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in Parent’s possession providing coverage for all Parent Properties (the “Parent Insurance Policies”). The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Specified Parent Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
Section 5.20    Opinion of Financial Advisor. The Parent Board has received the oral opinion of Robert A. Stanger & Co., to be confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters referred to therein, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, and as of the date of this Agreement, such opinion has not been revoked or modified. The Parent will make available to the Company, solely for informational purposes, a complete and correct copy of such written opinion promptly after receipt thereof by the Parent Board.
Section 5.21    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.
Section 5.22    Investment Company Act. None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 5.23    Ownership of Merger Sub; No Prior Activities.
(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly by Parent.
(b)    Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.24    Takeover Statutes. None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. Neither Parent nor any Parent Subsidiary nor any of their respective affiliates or associates (as defined in Rule 12b‑2 of the Exchange Act) beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed five percent (5%) of the Company Common Stock), or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any Parent Subsidiary has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of the Parent Subsidiaries is an affiliate or associate (as defined in Rule 12b‑2 of the Exchange Act) of the Company. Neither Parent nor any of the Parent Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.
Section 5.25    Affiliate Transactions. Except as set forth in Section 5.25 of the Parent Disclosure Letter or as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011, through the date of this Agreement there have been no Parent Affiliate Transactions.
Section 5.26    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

Article VI
COVENANTS AND AGREEMENTS
Section 6.1    Conduct of Business by the Company.
(a)    The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, the Company shall, and shall cause each of the other Company Entities to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with Third Parties, keep available the services of its present officers, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT, and each Company Subsidiary as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary
(b)    The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.3(f), (ii) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and DLA Piper (US) an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and DLA Piper (US) to render the opinion described in Section 7.2(f) and Section 7.3(f), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Company Tax Representation Letter”) and (iii) deliver to DLA Piper (US) an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable DLA Piper (US) to render the opinion described in Section 7.2(e) on the Closing

Date.
(c)    Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any other Company Entity to, do any of the following:
(i)    amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary) if such amendment would be materially adverse to the Company or Parent, or create an Excepted Holder Limit (as defined in the Company Charter);
(ii)    split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);
(iii)    declare, set apart or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular dividends in accordance with past practice at a rate not to exceed the annual rate of $1.50 per share of Company Common Stock, (B) the declaration and payment of dividends as set forth in Section 6.1(c)(iii) of the Company Disclosure Letter, (C) the declaration and payment of dividends in accordance with Section 6.14, (D) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (E) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary;
(v)    except (A) for issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) in the ordinary course of business consistent with past practice, or (C) as otherwise contemplated in Section 6.1(c)(v) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests;
(vi)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $25,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;
(vii)    sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except sales, transfers or other dispositions of any property or assets at a total value of less than $100,000 in the aggregate in the ordinary course of business consistent with past practice;
(viii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company or any of the Company Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise)

for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred under the Company Credit Agreement (A) in the ordinary course of business consistent with past practice for general corporate purposes (including to the extent necessary to pay permitted dividends pursuant to Section 6.1(c)(iii)), (B) in connection with the funding of any transaction permitted by this Section 6.1(c), (C) such additional amounts as may be necessary to consummate the acquisitions, capital expenditures and tenant improvements that are set forth in Section 6.1(c)(viii) of the Company Disclosure Letter;
(ix)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances (i) required to be made under any of the Company Leases, including without limitation any ground lease pursuant to which any Third Party is a lessee or sublessee on any Company Property, or (ii) made to a Third Person tenants in the ordinary course of business consistent with past practice in amounts not to exceed $250,000 individually and $1,000,000 in the aggregate;
(x)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any Company Subsidiary (other than notice of renewal), (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or transactions contemplated by this Agreement, provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent, (C) as may be reasonably necessary to comply with the terms of this Agreement; or (D) as otherwise expressly permitted by this Section 6.1(c);
(xi)    except as set forth in Section 6.1(c)(xi) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease);
(xii)    waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;
(xiii)    settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries (including relating to Taxes other than property tax appeals or disputes) to the extent exceeding, individually or in the aggregate, $100,000), and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7;
(xiv)    except as required by applicable Law or as set forth in Section 6.1(c)(xiv) of the Company Disclosure Letter, (A) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position of officer (with a title of vice president or higher) of the Company (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the Parent Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of the Company’s directors or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Company Benefit Plan or any employee benefit plan that if entered into or adopted would be a Company Benefit Plan, (D) accelerate the vesting or payment of any award under the Company Equity Plan or of any other compensation or benefits, or (E) grant any awards under the Company Equity Plan or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to nonequity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;
(xv)    fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;
(xvi)    enter into any new line of business;
(xvii)    fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;
(xviii)    take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income Tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;
(xix)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any permitted acquisitions in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger;
(xx)    form any new funds or joint ventures;
(xxi)    make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
(xxii)    amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referenced in Section 4.23 in a manner materially adverse to the Company, any Company Subsidiary or the Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;
(xxiii)    (A) enter into any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) file or amend any material Tax Return, (E) enter into any material closing agreement related to Taxes, (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case as reasonably necessary to (1) comply with Law or (2) (x) preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv)    subject to Section 6.5 and Section 8.1, take any action that would reasonably be expected to prevent or materially delay the consummation of transactions contemplated by this Agreement; or
(xxv)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.
Section 6.2    Conduct of Business by Parent and Merger Sub.
(a)    Each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the other Parent Entities to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of any Parent Entities’ control excepted), keep available the services of its present officers, maintain all Parent Insurance Policies and maintain the status of Parent as a REIT.
(b)    The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.2(f), (ii) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and DLA Piper (US) an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and DLA Piper (US) to render the opinion described in Section 7.2(f) and Section 7.3(f), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent Tax Representation Letter”), and (iii) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and the Parent Operating Partnership, containing representations of Parent and the Parent Operating Partnership as shall be reasonably necessary or appropriate to enable Baker, Donelson, Bearman, Caldwell & Berkowitz, PC to render the opinion described in Section 7.3(e) on the Closing Date.
(c)    Without limiting the foregoing, each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, and except as may be required by the Starwood Transaction Documents, the Parent Parties shall not, and shall not cause or permit any of the other Parent Entities to, do any of the following:
(i)    amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);
(ii)    split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;
(iii)    declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular dividends in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.6939 per share of Parent Common Stock, (B) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary, and (C) distributions by any

Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c)(iii), and subject to Section 6.14, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv)    except pursuant to the Parent SRP, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent;
(v)    fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect as of December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;
(vi)    take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income Tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;
(vii)    enter into any new line of business;
(viii)    fail to duly and timely file all material reports and other material documents required to be filed with the SEC and with any Governmental Authority;
(ix)    adopt a plan of complete liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of Parent;
(x)    except for (A) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) issuances of Parent Common Shares upon the exercise or settlement of any Parent option and issuances of equity or equity-based awards under the Parent equity plans set forth in Section 6.2(c)(x) of the Parent Disclosure Letter, or (C) in a public or private offering for cash or property, or (D) as otherwise contemplated in this Section 6.2, issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of the Parent Subsidiaries’ capital stock or other equity interests;
(xi)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement;
(xii)    enter into, modify, amend, renew or terminate any Parent Affiliate Transaction, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement;
(xiii)    subject to Section 8.1, take any action that would reasonably be expected to prevent or materially delay the consummation of transactions contemplated by this Agreement; or
(xiv)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.
(e)    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
Section 6.3    Preparation of Form S-4 and Proxy Statement; Company Stockholder Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. The Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.
(b)    If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(c)    As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(a). Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Company Stockholder Meeting.
Section 6.4    Access to Information; Confidentiality.
(a)    During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and the Parent Parties, on the other hand, shall, and the Company and the Parent Parties shall cause each of the other Parent Entities and the other Company Entities, respectively, to, afford to the other parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, the Company and each of the Parent Parties shall, and the Company and the Parent Parties shall cause each of the other Company Entities and the other Parent Entities, respectively, to, furnish reasonably promptly to the other parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other parties may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 6.4 is made and the parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 6.4 or otherwise shall affect any of the representations and warranties of the Company or of the Parent, respectively, contained in this Agreement or any condition to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither the Company nor the Parent Parties shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (i) relating to the consideration, negotiation and performance of this Agreement and related agreements, (ii) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use commercially reasonable efforts to obtain the required consent of such Third Party to such access or disclosure), (iii) the disclosure of which would violate any Law or legal duty of the party or any of its representatives or would cause a risk of loss of privilege to the withholding party or (iv) that is subject to any attorney-client, attorney work product or other legal privilege. Each of the parties hereto will use its reasonable best efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder. Prior to the Effective Time, each of the Parent Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with Third Parties with which the Company or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of the Company and the Company Subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of the Company (provided that, for the avoidance of doubt, nothing in this Section 6.4(a) shall be deemed to restrict the Parent Parties and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent (operating in the ordinary course)).
(b)    Each of the parties hereto will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Company Confidentiality Agreement and the Parent Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination hereof.
Section 6.5    Acquisition Proposals.
(a)    Subject to the other provisions of this Section 6.5, during the Interim Period, the Company agrees that it shall not, and shall cause each of the other Company Entities not to, and shall not authorize and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or that is reasonably likely to lead to, an Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with any Third Party in furtherance of any Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iv) approve, adopt, declare advisable or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a Qualifying Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (vi) fail to include the Company Recommendation in the Proxy Statement or any Schedule 14D-9, as applicable or (vii) resolve, agree to or propose to do any of the foregoing (any act described in clauses (iii), (iv), (v) and (vi) above, an “Adverse Recommendation Change”).
(b)    Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the Company Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Qualifying Confidentiality Agreement, and (B) any non‑public information concerning the Company Entities that is provided to such Third Party or its Representatives shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Representatives may contact any Third Party submitting a written Acquisition Proposal after the date of this Agreement to clarify the terms of such Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal.
(c)    The Company shall promptly notify Parent (but in no event later than thirty-six (36) hours after receipt) of any Acquisition Proposal from any Third Party, or any written request for nonpublic information relating to the Company or any Company Subsidiary by any Person that informs the Company or any of the Company Subsidiaries that it is considering making an Acquisition Proposal, or any written inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any Acquisition Proposal, inquiry or request (including a copy thereof). The Company shall also promptly, and in any event within thirty-six (36) hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with Section 6.5(b) and shall keep Parent informed in all material respects of the status and terms of any such Acquisition Proposal, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or written correspondence relating thereto.
(d)    (i)    Notwithstanding the limitations set forth in Section 6.5(a), in circumstances involving an Acquisition Proposal, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change, if and only if, the Company Board (i) has received an unsolicited Acquisition Proposal (that did not result from a breach of this Section 6.5(d)(i)) that, in the good faith determination of the Company Board (A) is bona fide and (B) after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, (ii) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, (iii) has provided a written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action, specifying the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to this Section 6.5(d)(i), describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action, (iv) shall have allowed three (3) Business Days (the “Notice Period”) to elapse following a Notice of Adverse Recommendation Change, (v) during such Notice Period, has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (vi) following such Notice Period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) if, during such Notice Period, any material revisions are made to the Superior Proposal, the Company Board shall give a new written notice to Parent and shall comply with the requirements of this Section 6.5(d)(i) with respect to such new written notice (provided that the Notice Period following any such new written notice shall be two (2) Business Days) and (y) if following such Notice Period, the Company Board does not determine that such Acquisition Proposal constitutes a Superior Proposal but the Company Board thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.5 with respect to a separate Acquisition Proposal, the foregoing procedures referred to in this Section 6.5(d) shall apply anew and shall also apply to any subsequent amendment or change with respect thereto. Notwithstanding the limitations set forth in this Section 6.5, if the Company Board has concluded after consultation with the Company’s outside legal and financial advisors that an Acquisition Proposal constitutes a Superior Proposal, then the Company Board may, prior to the Company Stockholder Approval being obtained, cause the Company to, after complying with this Section 6.5(d)(i), enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(c)(ii).
(ii)    Notwithstanding the limitations set forth in Section 6.5(a), in circumstances not involving or relating to an Acquisition Proposal, the Company Board may make an Adverse Recommendation Change, if and only if (i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (ii) the Company Board has first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the exercise of its duties under applicable Law, (iii) three (3) Business Days (the “Section 6.5(d)(ii) Notice Period”) shall have elapsed since the Company has given notice to Parent advising Parent that the Company Board intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Section 6.5(d)(ii) Notice Period, the Company Board has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (v) the Company Board, following such Section 6.5(d)(ii) Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that failure to do so would be inconsistent with the exercise of its duties under applicable Law; provided, however, that in the event the Company Board does not make an Adverse Recommendation Change following the Section 6.5(d)(ii) Notice Period, but thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.5(d)(ii) in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 6.5(d)(ii) shall apply anew.
(e)    Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the

Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that this Section 6.5(e) shall not permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by Section 6.5(d).
(f)    Upon execution of this Agreement, the Company shall, and shall cause each of the other Company Entities, and its and their Representatives to immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 6.5. The Company shall use its commercially reasonable efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of, or discussions regarding, an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).
(g)    Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall cause the approval of the Merger and the other transactions contemplated in this Agreement to be submitted to a vote of its stockholders at the Company Stockholder Meeting.
(h)    References in this Section 6.5 to the “Company Board” shall include a duly authorized committee thereof.
(i)    For purposes of this Agreement:
(i)    “Acquisition Proposal” shall mean any inquiry, proposal or offer made by any Person, whether in one transaction or a series of related transactions, relating to (A) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Company Entities, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing twenty percent (20%) or more of the consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.
(ii)    “Superior Proposal” shall mean a written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party that, after taking into account all financial, legal, regulatory and any other factors that the Company Board deems relevant, including, without limitation, the availability of financing, (A) if consummated, would be more favorable to the Company and the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the financial terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed.

Section 6.6    Appropriate Action; Consents; Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Parent Parties shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b)    In connection with and without limiting the foregoing, each of the Parent Parties and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to Third Parties, and each of the Parent Parties and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Third Party pursuant to this Section 6.6(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.
(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such

Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.
Section 6.7    Notification of Certain Matters; Transaction Litigation.
(a)    The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)    The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Parties to provide such prompt notice under this Section 6.7(b) shall not constitute a breach of covenant for purposes of Section 7.2(b) or Section 7.3(b).
(c)    Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities or the other Parent Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.
(d)    The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement. The Parent Parties shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated by this Agreement.
Section 6.8    Public Announcements. For so long as this Agreement is in effect, the parties hereto shall, and shall cause their respective Affiliates to, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the parties shall issue any such press release or make any such public statement or filing (including, without limitation, any public disclosure regarding the value of the Merger Consideration (other than the Exchange Ratio)) prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order. If for any reason it is not reasonably practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5.

Section 6.9    Directors’ and Officers’ Indemnification and Insurance.
(a)    For a period ending on the later of (i)  six (6) years from the Effective Time and (ii)  sixty (60) days after the date of the final, non‑appealable resolution of any Claim that is commenced prior to the sixth (6th) year anniversary of the Effective Time, to the fullest extent authorized or permitted by applicable Law, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter and the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) as the case may be, as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the Effective Time, including all transactions contemplated by this Agreement.
(b)    Without limiting or being limited by the provisions of Section 6.9(a), and without limiting any other or additional rights that any Indemnitee may have under any indemnification agreement, the Company Charter, the Company Bylaws, the Parent Charter or the Parent Bylaws, or, if applicable, similar organizational documents or agreements of any Company Subsidiary or Parent Subsidiary, from and after the Effective Time, to the fullest extent authorized or permitted by applicable Law, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Claim, to the extent such Claim arises out of, relates to or pertains to (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Claim, and advance to each Indemnitee as now or hereafter in effect, any Claims Expenses of any Indemnitee without the requirement of any bond or other security, but, subject to Parent’s and the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnitee to repay such advanced amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified, to the extent such undertaking is required by applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity shall not be liable for any settlement, compromise or consent to entry of judgment effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). As used in this Section 6.9, (i) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other Person, whether criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (A) matters that relate to such Indemnitee’s duties or service as a manager, director, officer, trustee, employee, agent or fiduciary of Company or any of the Company Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company or any of the Company Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Effective Time, and (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.9, including any Action relating to a claim for indemnification or advancement brought by an Indemnitee. Parent and the Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnitee hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnitee from all liability arising out of such Claim, or such Indemnitee otherwise consents thereto.
(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better Best’s credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better Best’s credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, D&O Insurance comparable to the Company’s D&O Insurance in effect as of the date of this Agreement that provides coverage for acts or omissions occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage.
(d)    The Indemnitees to whom this Section 6.9 applies are third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 shall be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9; provided, however, that such Indemnitee provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnitee is not legally entitled to indemnification under Law, if such undertaking is required under applicable Law.
(e)    The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.
(f)    Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9. Parent hereby guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.
Section 6.10    Certain Tax Matters.
(a)    Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)    The Company and its Affiliates shall, with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), take any actions, including making or causing its subsidiaries to make elections pursuant to Treasury Regulations Section 301.7701-3(c)(1)(i) and Section 856(l) of the Code, as are reasonably necessary to preserve its qualification as a REIT, and the Company and its Affiliates shall cooperate with Parent and its Representatives in taking any such actions as Parent may reasonably request.
(c)    The Company and the Company Subsidiaries shall (i) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (taking into account applicable extensions) (“Pre-Closing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law, (ii) fully and timely pay all material amounts of Taxes due and payable in respect of such Pre-Closing Returns that are so filed, (iii) properly reserve (and reflect such reserve in their books and records and financial statements to the extent required under GAAP) for all material amounts of Taxes payable by them for which no Pre-Closing Return is due prior to the Effective Time in a manner consistent with past practice and (iv) promptly notify Parent of any federal, state, local or foreign income or franchise Tax audit and any other legal proceeding pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims.
Section 6.11    Merger Sub. Parent shall take all actions necessary to (a) cause the other Parent Parties to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.
Section 6.12    Section 16 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 6.12.
Section 6.13    Termination of Company Equity Plan. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate the Company Equity Plan, effective no later than immediately prior to the Effective Time.
Section 6.14    Dividends.
(a)    Notwithstanding anything else to the contrary in this Agreement, including this Section 6.14, each of Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Effective Time, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax assuming, for purposes of this Section 6.14(a), that the Company’s and Parent’s taxable year ends at the Effective Time (any dividend paid pursuant to this paragraph, a “Minimum Distribution Dividend.”)
(b)    If either party determines that it is necessary to declare a Minimum Distribution Dividend, it shall notify the other party at least twenty (20) days prior to the Effective Time, and such other party shall be entitled to declare a dividend payable to such other party’s stockholders in an aggregate amount equal to the aggregate amount of the Minimum Distribution Dividend declared by the party making such determination. The record and payment date for any dividend payable pursuant to paragraph (a) and (b) of this Section 6.14 shall be the close of business on the last Business Day prior to the Effective Time.
Section 6.15    Payoff Letter. The Company shall use its reasonable best efforts to deliver to Parent a customary payoff letter with respect to the Company Credit Agreement, executed by the applicable administrative agent thereunder, in form and substance reasonably satisfactory to Parent, no later than five (5) Business Days prior to the Closing Date (or such later date as Parent may agree in writing, but in any event, on or prior to the Closing Date), setting forth all amounts (including the outstanding principal, accrued and unpaid interest and all prepayment, defeasance or other fees and penalties) required to be paid by the Company or any other Company Entity under the Company Credit Agreement to cause the termination thereof on the Closing Date (collectively, the “Funded Debt Payoff Amount”). The Parent Parties shall cause the Funded Debt Payoff Amount to be paid on the Closing Date. Notwithstanding anything to the contrary in this Agreement, no Company Entity shall be obligated, by virtue of this Agreement, to make any prepayments with respect to the amounts outstanding under the Company Credit Agreement prior to the Closing Date.
Section 6.16    Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
Section 6.17    Benefit Plans and Employee Matters. Immediately prior to the Effective Time, the Company shall terminate each of its employees, and, immediately thereafter and effective as of the Effective Time, shall terminate each of the Company Benefits Plans, in each case in accordance with applicable Law; provided, however, that each terminated Company employee shall be entitled to receive, and the Company shall pay, any and all amounts that such terminated employee is entitled to receive under the Company Benefit Plans (i) for the period such employee was employed by the Company, and (ii) as a result of such employee’s termination by the Company, including, without limitation, any severance, retention or bonus payments. The Company shall take such other actions prior to the Closing as reasonably requested by the Parent to bring any of the Company Benefit Plans into material compliance with applicable Laws. The Company shall advise Parent of and consult with Parent in connection with the termination of the employees and of the Company Benefit Plans pursuant to this Section 6.17.
Section 6.18    Director and Officer Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company and the Company Subsidiaries in office immediately prior to the Effective Time to be effective as of the Effective Time.
Section 6.19    Appraisals. The Company shall use its commercially reasonable efforts to deliver to Parent any appraisals in its possession with respect to each of the Company Properties as soon as practicable following the date of this Agreement, provided that Parent executes a non-reliance letter in customary form prior to receipt of such appraisals.
Section 6.20    Parent Shareholder Redemption Plan. For the purposes of the Parent’s Shareholder Redemption Plan (such plan as it may be in effect from time to time and any subsequent shareholder redemption plan, the “Parent SRP”) and as of the Effective Time, Parent agrees that each holder of the Company Common Stock as of the Effective Time (i) shall be eligible to participate in the Parent SRP on the same terms as the other holders of Parent Common Stock and (ii) for purposes of the Parent SRP, shall be deemed to have purchased such holder’s Merger Consideration on the date(s) such holder purchased such holder’s shares of Company Common Stock from the Company and at the purchase price(s) paid by such holder to the Company as adjusted for the Exchange Ratio, and Parent, at or prior to the Effective Time, shall amend the Parent SRP or take other steps necessary to so provide, to the extent necessary or required after consultation with outside legal counsel.

Article VII
CONDITIONS
Section 7.1    Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:
(a)    Approval and Consent. The Company Stockholder Approval shall have been obtained.

(b)    No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger or any of the transactions contemplated by this Agreement.
(c)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.
Section 7.2    Conditions to the Obligations of Parent and Merger Sub. The respective obligations of the Parent Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Section 4.3(a) (Capital Structure) (except for the first two sentences) and Section 4.4 (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(d) have been satisfied.
(d)    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(e)    REIT Opinion. The Parent shall have received a written opinion of DLA Piper (US), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2010, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and provided pursuant to Section 6.1(b).
(f)    Section 368 Opinion. Parent shall have received the written opinion of its counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter.

(g)    Board Observer Indemnification Agreement. The Observer shall have executed and delivered to Parent the Board Observer Indemnification Agreement.
Section 7.3    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure) (except the first two sentences) and Section 5.4 (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
(c)    Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(d) have been satisfied.
(d)    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(e)    REIT Opinion. Company shall have received a written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2010, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 6.2(b).
(f)    Section 368 Opinion. The Company shall have received a written opinion of its counsel, DLA Piper (US), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
(g)    Board Observer Indemnification Agreement. Parent shall have executed and delivered to the Observer the Board Observer Indemnification Agreement.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted) by action taken or authorized by the Parent Board or the Company Board, as follows:
(a)    by mutual written agreement of each of Parent and the Company; or
(b)    by either Parent or the Company, upon notice to the other party, if:
(i)    the Effective Time shall not have occurred on or before September 30, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of the other Parent Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or
(ii)    any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of any other Parent Party) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or
(iii)    the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated by this Agreement have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure to obtain such Company Stockholder Approval was primarily due to an action or the failure to act of such party (and in the case of Parent, including the failure of any other Parent Party) that constitutes a material breach of any of its obligations under this Agreement; or
(c)    by the Company, upon written notice to Parent:
(i)    if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or
(ii)    at any time prior to the receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d)(i); provided, however, that this Agreement may not be so terminated unless the payment required by Section 8.3(a) is made in full to Parent concurrently with the occurrence of such termination and the entry into such Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(d)    by Parent, upon written notice to the Company, if:
(i)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or

Section 7.2(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or
(ii)    (A) the Company Board shall have made an Adverse Recommendation Change (provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) as a result of an Adverse Recommendation Change will expire twenty (20) days after the date upon which Parent receives notice from the Company of such Adverse Recommendation Change), and (B) the Company Board, after public announcement by any Person of an Acquisition Proposal, fails to recommend against such Acquisition Proposal within fifteen (15) days of being requested to do so by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if any Parent Party shall have materially breached its obligations under this Agreement and such breach shall not have been fully cured by such Parent Party at the time of the Adverse Recommendation Change or at the time of the Company Board’s failure to recommend against an Acquisition Proposal (as applicable).
Section 8.2    Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 8.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the other Company Entities, the other Parent Entities or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or Willful Breach of this Agreement and (b) the Company Confidentiality Agreement, the Parent Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.
Section 8.3    Fees and Expenses in Termination.
(a)    If, but only if, the Agreement is terminated:
(i)    by either Parent or the Company pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) and the Company (A) receives or has received a bona fide Acquisition Proposal with respect to the Company, which proposal has been publicly announced (and not withdrawn) prior to the date of the Company Stockholder Meeting (with respect to a termination under Section 8.1(b)(iii)) or prior to the termination of this Agreement (with respect to a termination under Section 8.1(d)(i)) and (B) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, such Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee less, if previously paid pursuant to Section 8.3(a)(iii) below, the Expense Amount, by wire transfer of same day funds to an account designated by the Parent, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;
(ii)    by the Company pursuant to Section 8.1(c)(i), then Parent shall pay, or cause to be paid, to the Company the Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination;

(iii)    by either Parent or the Company pursuant to Section 8.1(b)(iii) because the Company Stockholder Approval shall not have been obtained, or by Parent pursuant to Section 8.1(d)(i), then the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination;
(iv)    by the Company pursuant to Section 8.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination;
(v)    by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination;
(b)    Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:
(i)    under no circumstance shall the Company or the Parent be required to pay both the Termination Fee and the Expense Amount, or be required to pay the Termination Fee or the Expense Amount, as applicable, on more than one occasion; and
(ii)    neither Parent nor the Company shall be required to pay any amount in excess of the Termination Fee or the Expense Amount, as applicable, except as set forth in Section 8.3(c) or in the case of such party’s fraud or Willful Breach of this Agreement.
(c)    Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of KeyBank National Association in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
(d)    Limitations on Payment.
(i)    If one party to this Agreement (the “Fee Payor”) is required to pay another party to this Agreement (the “Fee Payee”) an Expense Amount or Termination Fee, such Expense Amount or Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Fee Payor is obligated to pay the Fee Payee the Expense Amount or Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount or Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Expense Amount or the Termination Fee, as applicable, less the total amount paid under clause (A) above.

(ii)    To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 8.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 8.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided, that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.
Any payment due to a party described in Section 8.3(c) shall be subject to the same limitations on payment as set forth in this Section 8.3(d).
Section 8.4    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 8.5    Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.6    Fees and Expenses. Except as otherwise provided in this Agreement, including Section 8.3, and except with respect to (i) all costs and expenses of printing and mailing the Proxy Statement, which shall be borne by the Company, and (ii) all SEC and other regulatory filing fees incurred in connection with the Form S-4, which shall be borne by Parent, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated.
Section 8.7    Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

Article IX
GENERAL PROVISIONS
Section 9.1    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants, or agreements in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, or agreements shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement, except for those covenants or agreements, which by its terms contemplates performance after the Effective Time or the termination of this Agreement (including, without limitation, the covenants and agreements in Sections 2.7, 6.9, 6.17, 6.20 and 8.3, and the provisions of this Article IX). The Company Confidentiality Agreement and the Parent Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.2    Notices. Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail (including e-mail of a PDF attachment), upon acknowledgement of receipt of such notice by the intended recipient (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by overnight delivery service with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Plaza, 1520 Grand Avenue
El Segundo, California 90245
Telephone:	(310) 606-5900
Facsimile:	(310) 606-5910
Email:	hhirsch@griffincapital.com
Attention:	Howard Hirsch
with a copy (which shall not constitute notice) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
3414 Peachtree Road, N.E., Suite 1600
Atlanta, Georgia 30326
Telephone:	(404) 443-6702
Facsimile:	(404) 238-9626
Email:	mrafter@bakerdonelson.com rmattern@bakerdonelson.com
Attention:	Michael K. Rafter Richard F. Mattern
if to the Company prior to the Closing:

Signature Office REIT, Inc.
6200 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Telephone:	(770) 243-8124
Email:	doug.williams@signaturereit.com
Attention:	Douglas Williams
with a copy (which shall not constitute notice) to:

Rogers & Hardin LLP
2700 International Tower, 229 Peachtree Street N.E.
Atlanta, Georgia 30303
Telephone:	(404) 420-4615
Facsimile:	(404) 230-0975
Email:	DThunhorst@rh-law.com
Attention:	David G. Thunhorst
Section 9.3    Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).
Section 9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 9.5    Assignment; Delegation. Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.
Section 9.6    Entire Agreement. This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Company Confidentiality Agreement and the Parent Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
Section 9.7    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of (a) Article III (which from and after the Effective Time, shall be for the benefit of the holders of Company Common Stock immediately prior to the Effective Time), (b) Section 6.9 (which from and after the Effective Time, shall be for the benefit of the parties referred to in such section), (c) Sections 2.7(c) and 2.7(d) (which from after the Effective Time, shall be for the benefit of the Observer and the alternate Observer) and (d) the right of the Company and the Parent, on behalf of its respective stockholders, to pursue claims for others. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.8    Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at Law or in equity. Each party waives the requirement for the securing or posting of any bond in connection with such injunction or injunctions.
Section 9.9    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a PDF attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.10    Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.
Section 9.11    Consent to Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland (the “MD Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.
Section 9.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13    Tax Advice. Neither Parent, Merger Sub or their respective advisors, on the one hand, nor the Company or its respective advisors, on the other hand, make any representations or warranties to the other regarding the Tax treatment of the Merger or any other transaction contemplated thereunder, except as explicitly stated in this Agreement or the documents delivered pursuant to this Agreement, and each of the parties acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
PARENT:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:     /s/ Kevin A. Shields
Name:     Kevin A. Shields
Title:     Chief Executive Officer

MERGER SUB:

GRIFFIN SAS, LLC

By:     /s/ Kevin A. Shields
Name:     Kevin A. Shields
Title:     Chief Executive Officer

COMPANY:

SIGNATURE OFFICE REIT, INC.

By:     /s/ Douglas P. Williams
Name:     Douglas P. Williams
Title:     Executive Vice President

Exhibit A
BOARD OBSERVER AND INDEMNIFICATION AGREEMENT
THIS BOARD OBSERVER AND INDEMNIFICATION AGREEMENT, dated as of the ____ day of _____________, 2015 (this “Agreement”), is made by and between GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC., a Maryland corporation (the “Company”), and STEPHEN J. LAMONTAGNE (“Observer”).

WHEREAS, on November 21, 2014, the Company and Griffin SAS, LLC (“Merger Sub”), a wholly-owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Signature Office REIT, Inc. (“Signature”), whereby Signature was merged with and into Merger Sub, with Merger Sub as the surviving entity;
WHEREAS, pursuant to the Merger Agreement, the Company has agreed that Signature may appoint a non-voting observer who will be entitled to attend and participate in all meetings of the Company’s Board of Directors (the “Board”) and any and all committees thereof (each a “Committee” and, collectively, the “Committees”), with such further rights and upon such further restrictions as set forth in the Merger Agreement; and
WHEREAS, Signature has appointed Observer as the non-voting observer pursuant to the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing, and in accordance with the terms of the Merger Agreement, the Company and Observer hereby agree as follows:
1.Board Observer Rights.

(a)The Company agrees that it will invite Observer to attend, in a non-voting observer capacity, all meetings of the Board and any and all Committees for the purposes of permitting Observer to have current information with respect to the affairs of the Company and the actions taken by the Board and Observer to provide input and advice with respect thereto (the “Approved Purposes”). Observer shall have the right to be heard at any such meeting, but in no event shall Observer: (i) be deemed to be a member of the Board or such Committees; (ii) have the right to vote on any matter under consideration by the Board or such Committees or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company.  As a non-voting observer, Observer will also be provided (concurrently with delivery to the directors of the Company and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Observer has been excluded therefrom pursuant to clause (c) below).

(b)If a meeting of the Board or any of the Committees is conducted via telephone or other electronic medium (e.g., videoconference), Observer may attend such meeting via the same medium; provided, however, that it shall be a material breach of this Agreement by Observer to provide any other person access to such meeting without the Company’s express prior written consent (which consent may be by e-mail).

(c)Notwithstanding the foregoing, the Company may exclude Observer from access to any material or meeting or portion thereof if: (i) the Board concludes in good faith, upon advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; or (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate, and Observer (assuming Observer were a member of the Board) would not meet the then-applicable standards for independence adopted by the New York Stock Exchange, or such other exchange on which the Company’s securities are then traded.

(d)The Company shall compensate Observer in the same amount of all cash retainers, meeting fees and any other cash fees as if Observer were an independent director member of the Board and a member of each of the committees thereof, as such cash compensation may be modified from time to time. Further, the Company shall reimburse Observer for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at Board and Committee meetings. All compensation and reimbursements payable by the Company pursuant to this Section 1(d) shall be paid to Observer in accordance with the Company’s policies and practices with respect to director compensation and expense reimbursement then in effect; provided, however, that any such compensation or reimbursement shall be paid to Observer no later than comparable compensation or reimbursement is paid to the members of the Board.

(e)The rights described in this Section 1 shall terminate upon: (i) the end of the Observer Period, as described in the Merger Agreement; (ii) any material violation of the terms of this Agreement by Observer which (A) remains uncured within ten business days after receipt of notice thereof, or (B) if such violation is not subject to cure, directly causes harm to the Company in the Board’s sole and absolute discretion; or (iii) the death or disability of Observer.

2.Confidential Treatment of Company Confidential Information.

(a)In consideration of the Company’s disclosure to Observer of information which is not publicly available concerning the Company for the Approved Purposes, Observer agrees that this Agreement will apply to all information, in any form whatsoever, disclosed or made available to Observer concerning the Company, its affiliates and/or the Approved Purposes (“Confidential Information”).

(b)Except as otherwise provided herein, Observer agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes. Observer may disclose the Confidential Information to its responsible agents, advisors, affiliates and representatives with a bona fide need to know (“Representatives”), but only to the extent necessary for the Approved Purposes. Observer agrees to instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. Observer will, at all times, remain liable under the terms of this Agreement for any unauthorized disclosure or use by any of its Representatives of Confidential Information provided to such Representatives by Observer.

3.Exempted Disclosure. The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which: (i) is, or hereafter becomes, through no act or failure to act on the part of Observer, generally known or available to the public; (ii) was acquired by Observer before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Observer by a third party, without, to Observer’s knowledge, restriction as to use or disclosure; (iv) such information was independently developed by Observer; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, Observer gives the Company prompt notice of such required disclosure so that the Company may challenge the same.

4.Return of Confidential Information. Following the termination of the rights of Observer described in Section 1 and upon request of the Company, Observer will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof; and (ii) destroy all electronically stored Confidential Information in Observer’s possession or control. Observer may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Observer from such information, will remain subject to the confidentiality obligations set forth in this Agreement indefinitely.

5.Disclaimer. All Confidential Information is provided to Observer “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Observer resulting from the reliance on the Confidential Information by Observer or any third party to whom such Confidential Information is disclosed.

6.Company Ownership of Confidential Information. Observer acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

7.Observer and Representative Compliance with Securities Laws. Observer agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and Observer will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Observer agrees to instruct all of its Representatives to whom it discloses Confidential Information that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

8.Indemnity.

(a)The Company will indemnify and hold harmless Observer from and against any losses, claims, damages, liabilities and expenses to which Observer may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of, relate to, or are based upon Observer’s designation or attendance as a non-voting observer at meetings of the Board and Committees, Observer’s receipt of materials or information under this Agreement, or Observer’s exercise of his rights under this Agreement. The Company will pay or reimburse Observer for such losses, claims, damages, liabilities and expenses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action.

(b)Promptly after receipt by Observer under Section 8(a) of notice of the commencement of any action (but in no event in excess of 30 days after receipt of actual notice), Observer will, if a claim in respect thereof is to be made against Observer under this Section 8, notify the Company in writing of the commencement thereof, but the omission to so notify the Company will not relieve the Company from any liability under this Section 8, except to the extent that the Company is materially prejudiced by such failure to notify and, in such case, only as to the particular item for which indemnification is then being sought and with respect to which the Company has been materially prejudiced and not from any other liability which the Company may have to Observer. In case any such action is brought against Observer, and Observer notifies the Company of the commencement thereof, the Company will be entitled, to the extent it may wish, to participate in the defense thereof, with separate counsel. Such participation shall not relieve the Company of the obligation to pay or reimburse Observer for reasonable legal and other expenses (subject to Subsection (c)) incurred by Observer in defending itself, except for such expenses incurred after the Company has deposited funds sufficient to effect the settlement (unless an expungement proceeding has been initiated), with prejudice, of the claim in respect of which indemnity is sought. The Company shall not be liable to Observer on account of any settlement of any claim or action effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.

(c)The Company shall pay all reasonable legal fees and expenses of Observer in the defense of such claims or actions; provided, however, that the Company shall not be obliged to pay legal expenses and fees to more than one law firm (in addition to local counsel) in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against Observer. Such law firm (in addition to local counsel) shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm (other than local counsel).

9.Insurance. For the duration of Observer’s appointment as Observer of the Company, and thereafter for the duration of the applicable statute of limitations, the Company shall cause to be maintained in effect a policy of liability insurance coverage for Observer against liability that may be asserted against or incurred by him in his capacity as Observer which is equivalent in scope and amount to that provided to the members of the Board. Upon request, the

Company shall provide Observer or his counsel with a copy of all directors’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials. Notwithstanding the foregoing, the Company may, but shall not be required to, create a trust fund, grant a security interest, or use other means, including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

10.Governing Law: Venue for Disputes. This Agreement shall be governed in all respects by the laws of the State of Maryland (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction). Each party hereby irrevocably and unconditionally consents to the jurisdiction of the federal and state courts in Los Angeles County, State of California, for any action, suit or proceeding arising out of or related to this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts in Los Angeles County, State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

To the Company:	Griffin Capital Essential Asset REIT, Inc.
Attention: Kevin A. Shields
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245

With a copy to:	Howard S. Hirsch
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, California 90245

To Observer:	Stephen J. LaMontagne
5421 Beau Reve Park
Marietta, GA 30068
12.Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

13.Expenses. The Company agrees to reimburse Observer, and Observer agrees to reimburse the Company, for the actual and reasonable costs and expenses of the other party that such other party incurs in connection with the enforcement of this Agreement or any claim, damages or litigation relating to any breach of this Agreement, if such other party is found to have breached this Agreement.

14.Term. The provisions of Section 1 hereof shall terminate and be of no further force or effect pursuant to Section 1(e) hereof. Notwithstanding the provisions of this Section 14, the provisions of Sections 2, 3, 4, 6, 7, 8, 9, 10, 13 and this Section 14 shall survive any termination or expiration of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:
Kevin A. Shields, Chief Executive Officer

OBSERVER

Stephen J. LaMontagne

ANNEX B

[LETTERHEAD OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.]
November 21, 2014

Signature Office REIT, Inc.
6200 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Attn: Board of Directors

Dear Members of the Board of Directors:

We understand that Signature Office REIT, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Griffin Capital Essential Asset REIT, Inc. (the “Acquiror”), Griffin SAS, LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company pursuant to which, among other things (i) the Company will merge with and into Merger Sub, whereupon the separate existence of the Company shall cease (the “Transaction”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 2.04 shares of common stock, par value $0.001 per share (“Acquiror Common Stock”), of the Acquiror (the “Merger Consideration”).

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed an execution copy, dated November 21, 2014, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and certain of its properties and assets made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2014 through 2020 (the “Company Projections”);

4.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Acquiror and certain of its properties and assets made available to us by the Acquiror, including financial projections (and adjustments thereto) prepared by the management of the Acquiror relating to the Acquiror for the fiscal years ending 2014 through 2016 (the “Acquiror Projections”);

5.
spoken with certain members of the managements of the Company and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

6.	compared the financial and operating performance of the Company and the Acquiror with that of other companies with publicly traded equity securities that we deemed to be relevant;

Board of Directors of Signature Office REIT, Inc.
November 21, 2014

7.
considered the net asset value of the Company and the Acquiror indicated by our financial analyses based upon, among other things, information provided to us by the Company and the Acquiror regarding certain of their respective properties and assets; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. In addition, management of the Acquiror has advised us, and we have assumed, that the Acquiror Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Acquiror, and we express no opinion with respect to such projections or the assumptions on which they are based. With your consent, we have assumed that the Company Projections and the Acquiror Projections are a reasonable basis on which to evaluate the Company, the Acquiror and the proposed Transaction and, at your direction, we have relied upon the Company Projections and the Acquiror Projections for purposes of our analyses and this Opinion. We have also relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and except as would not be material to our analyses or this Opinion, that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Company, that the Transaction will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an adverse effect on the Company, the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, with your consent, that any adjustments to the Merger Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the execution copy of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory

Board of Directors of Signature Office REIT, Inc.
November 21, 2014

action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Company Common Stock or the Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. In that regard, we note that neither shares of Company Common Stock nor shares of Acquiror Common Stock are listed for trading on any national securities exchange and there is no public market for shares of Company Common Stock or Acquiror Common Stock. We understand that as a consequence, shares of Company Common Stock and Acquiror Common Stock are illiquid securities and may be difficult to monetize.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, we have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, the Acquiror, their respective security holders or any other party to proceed with or effect

Board of Directors of Signature Office REIT, Inc.
November 21, 2014

the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the assessments by the Board, the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

ANNEX C
ENROLLMENT FORM FOR GCEAR DRP

FOR USE ONLY BY FORMER INVESTORS OF SIGNATURE OFFICE REIT, INC. WHO RECEIVED SHARES OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. VIA THE MERGER.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT

ENROLLMENT FORM FOR AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This authorization will supersede any previous distribution instructions.

☐ I elect to have all of my distributions reinvested in the Amended and Restated Distribution Reinvestment Plan. By checking the box, I agree that I have read the Prospectus and have reviewed the Amended and Restated Distribution Reinvestment Plan for Griffin Capital Essential Asset REIT, Inc.

Complete this form and return to address below.

Regular Mail:
Griffin Capital Essential Asset REIT, Inc.
c/o DST Systems
P.O. Box 219133
Kansas City, MO 64121-9133

Overnight Mail:
Griffin Capital Essential Asset REIT, Inc.
c/o DST Systems
430 W. 7th Street
Kansas City, MO 64105

INVESTOR ACCOUNT INFORMATION

INVESTOR NAME(S)

INVESTOR NAME(S)

PHONE NUMBER

INVESTOR TIN/SSN

JOINT INVESTOR TIN/SSN

EMAIL ADDRESS

SIGNATURES

Under penalty of perjury, by signing this enrollment form, I (we) hereby certify (a) I (we) have provided herein my (our) correct Taxpayer Identification Number; (b) I am (we are) not subject to backup withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am (we are) no longer subject to backup withholding; and (c) I am (we are) a U.S. Citizen. **Each investor must separately sign and initial each representation made in the enrollment form. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representation on his or her behalf.**

INITIALS INITIALS **(A)** I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Enrollment Form, of the final DRP Prospectus of the Company relating to the shares, wherein the terms and conditions of the offering of the shares are described.

INITIALS INITIALS **(B)** I (we) represent that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (ii) have a net worth, as described in (i), of at least $70,000 and a minimum of $70,000 annual gross income, and, if applicable, that I meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the DRP Prospectus under "Suitability Standards."

INITIALS INITIALS **(C)** I (we) represent that I am (we are) purchasing the shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the enrollment form and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

INITIALS INITIALS **(D)** I (we) acknowledge that the shares are not liquid, there is no current market for the shares and I (we) may not be able to sell the securities.

INITIALS INITIALS **(E)**

Residents of Alabama, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, Nebraska New Jersey, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, and Tennessee

For Kansas and Massachusetts Residents - It is recommended by the office of the Kansas Securities Commissioner and the Massachusetts Secretary of Commonwealth, Securities Division that Kansas and Massachusetts investors not invest, in the aggregate, more than 10% of their "liquid net worth" in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For Maine Residents - The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar offerings not exceed 10% of the investor's "liquid net worth." Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For Alabama, New Jersey, and New Mexico Residents - Shares will only be sold to residents of the States of Alabama, New Jersey, and New Mexico representing that they have a liquid net worth of at least 10 times their investment in us and affiliates of us and our sponsor and that they meet one of our suitability standards.

For Ohio Residents - Shares will only be sold to residents of the State of Ohio representing that they have a liquid net worth of at least 10 times their investment in us and affiliates of us and our sponsor and other non-traded REITs and that they meet one of our suitability standards.

For Kentucky, Michigan, and Missouri Residents - Shares will only be sold to residents of the States of Kentucky, Michigan and Missouri representing that they have a liquid net worth of at least 10 times their investment in our shares and that they meet one of our suitability standards.

For Iowa Residents - Shares will only be sold to residents of the State of Iowa representing that they have a "liquid net worth" of at least 10 times their investment in our shares and that they meet one of our suitability standards. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For Nebraska, North Dakota, Oklahoma, Oregon, and Pennsylvania Residents - Shares will only be sold to residents of the States of Nebraska, North Dakota, Oklahoma, Oregon and Pennsylvania representing that they have a net worth of at least 10 times their investment in our shares and that they meet one of our suitability standards.

For Tennessee Residents - Investments by Tennessee residents must not exceed 10% of their liquid net worth.

BY SIGNING THIS FORM, YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATE SECURITIES LAWS. BY SIGNING THIS FORM, YOU ACKNOWLEDGE RECEIPT OF THE DRP PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

X
SIGNATURE OF INVESTOR

DATE

X
SIGNATURE OF JOINT INVESTOR (if applicable)

X
AUTHORIZEDSIGNATURE (Custodian or Trustee)

MUST BE SIGNED AND SIGNATURE GUARANTEED BY CUSTODIAN(S) IF IRA, KEOGH, QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNTS
(THE COMPANY AND ITS AFFILIATES DO NOT ACT AS IRA, KEOGH, QUALIFIED PLAN OR NON-QUALIFIED CUSTODIANS)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA

The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/she has reasonable grounds to believe this investment is suitable for the investor as set forth in the section of the DRP Prospectus entitled "Suitability Standards" and that he/she has informed the subscriber of all aspects of liquidity and marketability of this investment.

BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA)

BROKER-DEALER OR RIA FIRM NAME (REQUIRED)

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX

CITY STATE ZIP

BUSINESS PHONE# (REQUIRED) FAX #

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (REQUIRED) REPRESENTATIVE

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX BRANCH ID

CITY STATE ZIP

BUSINESS PHONE# (REQUIRED) FAX #

E-MAIL ADDRESS

Investor Services Toll Free Phone Line
888-926-2688

121714

C - 1

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On November 21, 2014, Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), Griffin SAS, LLC ("Merger Sub"), a wholly owned subsidiary of GCEAR, and Signature Office REIT, Inc. ("SOR") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, subject to the satisfaction or waiver of certain conditions, SOR will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger as a wholly owned subsidiary of GCEAR.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the date and time the Merger becomes effective (the "Effective Date"), each share of common stock, par value $0.01 per share, of SOR issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 2.04 (the "Exchange Ratio") shares of common stock, par value $0.001 per share, of GCEAR common stock. The Exchange Ratio was determined as a result of negotiations between GCEAR's board of directors and SOR's board of directors (which consists solely of independent directors), with the assistance of separate financial advisors. The Merger Agreement and the Merger and the other transactions contemplated in the Merger Agreement were unanimously approved by the board of directors of GCEAR and the board of directors of SOR on November 21, 2014.
During the period from January 1, 2013 to December 31, 2014, GCEAR was considered a blind pool offering. In this time period, GCEAR acquired 43 properties ("GCEAR 2013 and 2014 Acquisitions"), mostly with tenants subject to triple net leases, for approximately $1.5 billion, encompassing 9.8 million square feet located in 18 states. Included in the 43 property acquisitions are 15 properties acquired in 2014 for approximately $684.7 million, encompassing 4.1 million square feet in nine states (the "GCEAR 2014 Acquisitions"), of which three properties were acquired subsequent to September 30, 2014 for $77.9 million, encompassing approximately 1.9 million square feet located in three states (the "GCEAR 2014 Fourth Quarter Acquisitions"). During the year ended December 31, 2013, GCEAR filed audited statements of revenues and certain expenses, in accordance with Regulation S-X, Rule 3-14, on Form 8-K/A for the Schlumberger property and the Investment Grade Portfolio acquisition. The acquisition price and property information can be found beginning on page 49 of this registration statement. No other asset exceeded the significance level that would require filing an audited statement of revenues and certain expenses pursuant to Regulation S-X, Rule 3-14.
The following unaudited pro forma condensed consolidated financial statements have been prepared (i) as if the Merger and the GCEAR 2014 Fourth Quarter Acquisitions all occurred on September 30, 2014 for purposes of the unaudited pro forma condensed consolidated balance sheet, and (ii) as if the Merger and the GCEAR 2013 and 2014 Acquisitions occurred on January 1, 2013 for purposes of the unaudited pro forma consolidated statements of operation for the year ended December 31, 2013 and the nine months ended September 30, 2014. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger or other acquisitions occurred on September 30, 2014 or January 1, 2013 nor do they purport to represent GCEAR’s future financial position or operating results.
The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the Merger and the GCEAR 2014 Fourth Quarter Acquisitions incorporated into the unaudited pro forma condensed consolidated financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the Merger and the assignment of fair value to assets and liabilities of SOR and the GCEAR 2014 Fourth Quarter Acquisitions have not been finalized and are subject to change. The amount of the equity to be issued in connection with the Merger will be based on the number of SOR shares outstanding prior to the Effective Date converted pursuant to the Exchange Ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of SOR that exist on the Effective Date. Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of relevant balance sheet amounts upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma condensed consolidated balance sheet and/or unaudited pro forma consolidated statements of operation. The final fair value of assets acquired and liabilities assumed may be materially different than the preliminary fair value of assets acquired and liabilities assumed which are reflected in the unaudited pro forma condensed consolidated financial statements.

Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of GCEAR’s advisor, Griffin Capital Essential Asset Advisor, LLC ("GCEAR Advisor"), considered to be reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to (1) represent GCEAR’s financial position that would have actually occurred had the Merger with SOR and GCEAR 2014 Fourth Quarter Acquisitions occurred on September 30, 2014; (2) represent the results of GCEAR’s operations that would have actually occurred had the Merger with SOR or the GCEAR 2013 and 2014 Acquisitions occurred on January 1, 2013; or (3) project GCEAR’s financial position or results of operations as of any future date or for any future period, as applicable.
Pursuant to reporting requirements of Regulation S-X, Rule 3-14, statements of revenues and certain expenses were filed with the Securities and Exchange Commission ("SEC") on Form 8-K or Form 8-K/A for acquisitions that represented 10% or more of GCEAR’s total assets as filed on its latest balance sheet prior to the acquisition. Substantially all acquisitions included in the GCEAR 2014 Acquisitions are occupied by single tenants subject to triple net lease agreements whereby the tenant is responsible for all expenses associated with the property, and no single asset included in the GCEAR 2014 Acquisitions represented 10% or more of GCEAR’s total assets as filed on its latest balance sheet prior to the acquisition. For those assets leased to single tenants that are subject to triple net lease agreements in which the tenant is responsible for all expenses associated with the property, GCEAR believes that financial information about the tenants, or the parent company in which the tenant is a wholly owned subsidiary, is more relevant to investors than financial statements of the property acquired. These tenants, or their parent companies, are public companies that file financial statements in reports filed with the Securities and Exchange Commission. The relevant financial information for following tenants, or their parent companies that wholly own them, are publicly available with the SEC at http://www.sec.gov. The information in the table below is provided to conform to Regulation S-X, Rule 3-14 aggregation rules for purposes of this registration statement:

Tenant	Purchase Price	Acquisition Date	Public Entity
Caterpillar, Inc.	$57,000,000	January 7, 2014	Caterpillar, Inc.
Digital Globe, Inc.	92,000,000	January 14, 2014	Digital Globe, Inc.
Waste Management of Arizona, Inc.	22,825,000	January 16, 2014	Waste Management, Inc.
BT Infonet	52,668,500	February 27, 2014	British Communications PLC
Wyndham Worldwide Corporation	96,600,000	April 23, 2014	Wyndham Worldwide Corporation
TALX Corporation (St. Louis, MO; Earth City, MO)	14,200,000 13,916,500	May 20, 2014 October 1, 2014	Equifax, Inc.
American Express Travel Related Services, Inc.	51,000,000	May 22, 2014	American Express Co.
SB U.S. LLC	90,100,000	May 28, 2014	Softbank Corporation http://www.softbank.jp/en/corp/irinfo/financials/
tw telecom holdings, inc.	43,000,000	August 1, 2014	Level 3 Communications, Inc.
Wells Fargo Bank, N.A.	41,486,525	December 15, 2014	Wells Fargo & Company
The unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of GCEAR and accompanying notes thereto included in GCEAR’s quarterly report filed on Form 10-Q for the nine months ended September 30, 2014 and those included in GCEAR’s annual report filed on Form 10-K for the year ended December 31, 2013, contained in Appendix I hereto, the consolidated financial statements of SOR and accompanying notes thereto included in SOR's quarterly report filed on Form 10-Q for the nine months ended September 30, 2014 and those included in SOR's annual report filed on Form 10-K for the year ended December 31, 2013, contained in Appendix II hereto, and the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In GCEAR’s opinion, all adjustments necessary to reflect the effects of the properties acquired and the Merger with SOR, the respective debt, and the issuance of GCEAR's shares have been made.

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2014

	GCEAR Historical (1)	GCEAR 2014 Fourth Quarter Acquisitions		GCEAR Non-Merger Pro Forma	SOR Historical (1)	Adjustments as a Result of Merger		GCEAR Pro Forma
ASSETS
Rental properties, net	$1,724,233,397	$87,155,393	A	$1,811,388,790	$504,397,675	$88,432,528	A	$2,404,218,993
Above market leases, net	25,250,789	—		25,250,789	6,698,112	7,780,549	A	39,729,450
Real estate assets and other assets held for sale, net	14,006,445	—		14,006,445	—	—		14,006,445
Cash and cash equivalents	153,313,749	(77,903,025)	A	75,410,724	6,305,850	—		81,716,574
Restricted cash	42,566,860	—		42,566,860	—	—		42,566,860
Investment in unconsolidated entities	69,590,008	—		69,590,008	—	—		69,590,008
Investment in development authority bonds	—	—		—	115,000,000	—	B	115,000,000
Deferred financing costs, net	12,370,527	—		12,370,527	1,600,995	(1,600,995)	C	12,370,527
Deferred rent receivable and other assets	27,139,846	—		27,139,846	16,108,428	(12,721,750)	C	30,526,524
Total assets	$2,068,471,621	$9,252,368		$2,077,723,989	$650,111,060	$81,890,332		$2,809,725,381
LIABILITIES AND EQUITY
Mortgage payable, plus unamortized premium of $1,934,443	$326,241,840	$—		$326,241,840	$—	$—		$326,241,840
Line of credit	—	—		—	59,000,000	100,000,000	D	159,000,000
Notes payable	—	—		—	100,000,000	(100,000,000)	D	—
KeyBank Term Loan	300,000,000	—		300,000,000	—	—		300,000,000
Total debt	626,241,840	—		626,241,840	159,000,000	—		785,241,840
Restricted reserves	39,808,755	—		39,808,755	—	—		39,808,755
Below market leases, net	39,487,034	9,252,368	A	48,739,402	1,045,079	7,163,785	A	56,948,266
Due to affiliates	1,937,180	—		1,937,180	—	—		1,937,180
Prepaid rent	10,089,916	—		10,089,916	6,257,853	—		16,347,769
Accounts payable and other liabilities, including distributions payable	28,577,757	3,139,021	E	31,716,778	8,809,473	18,525,525	E	59,051,776
Liabilities of real estate assets held for sale	504,600	—		504,600	—	—		504,600
Obligations under capital leases	—	—		—	115,000,000	—	B	115,000,000
Total liabilities	746,647,082	12,391,389		759,038,471	290,112,405	25,689,310		1,074,840,186
Preferred units subject to redemption, 24,319,066 units eligible towards redemption as of September 30, 2014	250,000,000	—		250,000,000	—	—		250,000,000
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of September 30, 2014	12,542,737	—		12,542,737	—	—		12,542,737
Common stock subject to redemption	43,462,838	—		43,462,838	—	—		43,462,838
Stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding, as of September 30, 2014	—	—		—	—	—		—
Common Stock, $0.001 par value; 700,000,000 shares authorized; 128,551,153 and 170,316,122 shares issued and outstanding, historical and pro forma, respectively	1,314,357	—		1,314,357	204,730	(162,965)	F	1,356,122
Additional paid-in capital	1,129,415,322	—		1,129,415,322	453,828,351	(19,144,914)	F	1,564,098,759
Cumulative distributions	(81,880,723)	—		(81,880,723)	(78,400,927)	78,400,927		(81,880,723)
Accumulated deficit	(51,283,050)	(3,139,021)		(54,422,071)	(16,263,872)	(2,261,653)	G	(72,947,596)
Accumulated comprehensive income	—	—		—	630,373	(630,373)		—
Total stockholders’ equity	997,565,906	(3,139,021)		994,426,885	359,998,655	56,201,022		1,410,626,562
Noncontrolling interests	18,253,058	—		18,253,058	—	—		18,253,058
Total equity	1,015,818,964	(3,139,021)		1,012,679,943	359,998,655	56,201,022		1,428,879,620
Total liabilities and equity	$2,068,471,621	$9,252,368		$2,077,723,989	$650,111,060	$81,890,332		$2,809,725,381

(1)
The historical balance sheets of GCEAR and SOR are as of September 30, 2014 as filed with the SEC on its respective Form 10-Q. Certain SOR amounts presented above have been reclassified to conform to GCEAR's balance sheet presentation.

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2013

	GCEAR Historical (1)	GCEAR Acquisitions (2)		GCEAR Non-Merger Pro Forma	SOR Historical (1)	Adjustments as a Result of Merger		GCEAR Pro Forma
Revenues:
Rental income	$54,604,815	$122,335,967	a	$176,940,782	$53,023,714	$(4,835,003)	a	$225,129,493
Property expense recoveries	14,310,393	26,000,481	a	40,310,874	16,207,310	—		56,518,184
Other property income	—	—		—	36,525	—		36,525
Total revenue	68,915,208	148,336,448		217,251,656	69,267,549	(4,835,003)		281,684,202
Expenses:
Asset management fees to affiliates	4,317,544	9,647,414	b	13,964,958	5,382,842	(889,592)	b	18,458,208
Property management fees to affiliates	1,838,574	3,797,846	c	5,636,420	112,300	1,807,823	c	7,556,543
Property management fees to third parties	—	—		—	1,011,405	(1,011,405)	c	—
Property operating expense	8,864,664	24,649,826		33,514,490	14,800,371	—		48,314,861
Property tax expense	8,060,981	17,782,986		25,843,967	8,668,729	—		34,512,696
Acquisition fees and expenses to non-affiliates	4,638,438	3,116,924		7,755,362	25,601	—		7,780,963
Acquisition fees and expenses to affiliates	24,849,257	18,204,855	d	43,054,112	1,648,493	(1,648,493)	d	43,054,112
General and administrative expenses	2,757,945	—		2,757,945	4,004,007	(288,800)	e	6,473,152
Depreciation and amortization	24,190,528	58,639,044	f	82,829,572	29,060,602	(7,281,539)	f	104,608,635
Total expenses	79,517,931	135,838,895		215,356,826	64,714,350	(9,312,006)		270,759,170
Income from operations	(10,602,723)	12,497,553		1,894,830	4,553,199	4,477,003		10,925,032
Other income (expense):
Interest expense	(13,921,846)	(8,282,298)		(22,204,144)	(12,446,785)	2,907,385	g	(31,743,544)
Interest income	1,764	—		1,764	6,900,454	—		6,902,218
Gain on investment in unconsolidated entity	160,000	—		160,000	—	—		160,000
Income from investment in unconsolidated entity	(106,227)	—		(106,227)	—	—		(106,227)
Net income (loss)	(24,469,032)	4,215,255		(20,253,777)	(993,132)	7,384,388		(13,862,521)
Distributions to redeemable preferred unit holders	(2,968,750)							(19,010,417)
Less: Net loss attributable to noncontrolling interests	3,091,518						h	1,962,514
Net loss attributable to controlling interest	(24,346,264)							(30,910,424)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(318,136)							(318,136)
Net loss attributable to common stockholders	$(24,664,400)							$(31,228,560)
Net loss attributable to common stockholders per share, basic and diluted	$(0.97)							$(0.46)
Weighted average number of common shares outstanding, basic and diluted	25,404,780							67,169,749
See accompanying notes

(1)
The GCEAR and SOR historical statements of operations are for the year ended December 31, 2013 as filed with the SEC on its respective Form 10-K. Certain SOR amounts presented above have been reclassified to conform to GCEAR's statement of operations presentation.

(2)	GCEAR Acquisitions include properties acquired in 2013 and 2014 with adjustments made to reflect the acquisitions occurring at the beginning of the period.

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2014

	GCEAR Historical (1)	GCEAR Acquisitions (2)		GCEAR Non-Merger Pro Forma	SOR Historical (1)	Adjustments as a Result of Merger		GCEAR Pro Forma
Revenues:
Rental income	$120,277,550	$18,415,888	a	$138,693,438	$39,632,076	$(3,080,479)	a	$175,245,035
Property expense recoveries	27,630,614	4,096,588	a	31,727,202	16,042,239	—		47,769,441
Other property income	—	—		—	1,079,970	—		1,079,970
Total revenue	147,908,164	22,512,476		170,420,640	56,754,285	(3,080,479)		224,094,446
Expenses:
Asset management fees to affiliates	8,844,632	1,683,236	b	10,527,868	—	3,369,938	b	13,897,806
Property management fees to affiliates	3,986,328	505,276	c	4,491,604	—	1,725,564	c	6,217,168
Property management fees to third parties	—	—		—	783,662	(783,662)	c	—
Property operating expense	22,237,189	2,106,512		24,343,701	12,296,628	—		36,640,329
Property tax expense	17,671,112	2,907,714		20,578,826	6,876,789	—		27,455,615
Acquisition fees and expenses to non-affiliates	3,482,419	(3,165,420)	d	316,999	—	(313,299)	d	3,700
Acquisition fees and expenses to affiliates	22,656,855	(18,204,855)	d	4,452,000	—	—		4,452,000
General and administrative expenses	4,192,080	—		4,192,080	5,409,556	(3,147,407)	e	6,454,229
Depreciation and amortization	51,104,218	9,310,885	f	60,415,103	22,518,759	(6,184,463)	f	76,749,399
Total expenses	134,174,833	(4,856,652)		129,318,181	47,885,394	(5,333,329)		171,870,246
Income from operations	13,733,331	27,369,128		41,102,459	8,868,891	2,252,850		52,224,200
Other income (expense):
Interest expense	(18,704,345)	(829,487)		(19,533,832)	(9,252,283)	2,097,733	g	(26,688,382)
Interest income	279,239	—		279,239	5,212,466	—		5,491,705
Gain on investment in unconsolidated entities	—	—		—	—	—		—
Loss from investment in unconsolidated entities	(177,254)	—		(177,254)	—	—		(177,254)
Net income (loss)	(4,869,029)	26,539,641		21,670,612	4,829,074	4,350,583		30,850,269
Distributions to redeemable preferred unit holders	(14,218,750)							(14,218,750)
Less: Net loss (income) attributable to noncontrolling interests	700,890						h	(478,988)
Net income (loss) attributable to controlling interest	(18,386,889)							16,152,531
Distributions to redeemable noncontrolling interests attributable to common stockholders	(264,890)							(264,890)
Net income (loss) attributable to common stockholders	$(18,651,779)							$15,887,641
Net income (loss) attributable to common stockholders per share, basic and diluted	$(0.17)							$0.11
Weighted average number of common shares outstanding, basic and diluted	106,770,021							148,534,990
See accompanying notes

(1)
The GCEAR and SOR historical statements of operations are for the nine months ended September 30, 2014 as filed with the SEC on its respective Form 10-Q. Certain SOR amounts presented above have been reclassified to conform to GCEAR's statement of operations presentation.

(2)	GCEAR Acquisitions include properties acquired in 2014 with adjustments made to reflect the acquisitions occurring at the beginning of the period.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 reflects the following adjustments:
A. GCEAR 2014 Fourth Quarter Acquisitions
During the period from January 1, 2013 to December 31, 2014, GCEAR acquired 43 properties (“GCEAR 2013 and 2014 Acquisitions”), mostly with tenants subject to triple net leases, for approximately $1.5 billion, encompassing 9.8 million square feet located in 18 states. Included in the 43 property acquisitions are 15 properties acquired in 2014 for approximately $684.7 million, encompassing 4.1 million square feet in nine states (the “GCEAR 2014 Acquisitions”), of which three properties were acquired subsequent to September 30, 2014 for $77.9 million, encompassing approximately 1.9 million square feet located in three states (the “GCEAR 2014 Fourth Quarter Acquisitions”). The GCEAR 2013 and 2014 Acquisitions, with the exception of GCEAR 2014 Fourth Quarter Acquisitions, are included in GCEAR’s historical balance sheet.
GCEAR acquired the GCEAR 2014 Fourth Quarter Acquisitions with equity proceeds raised in its blind pool follow on offering. The following is the preliminary allocation of the acquisition value of the three properties acquired by GCEAR in the fourth quarter of 2014:

Building and improvements	$59,694,155
Land	8,969,468
Intangible leasing assets	18,491,770
Rental properties, net	87,155,393
In-place lease valuation - above market	—
In-place lease valuation - below market	(9,252,368)
Total	$77,903,025
Merger with SOR
The real estate assets included with the Merger are reflected in the unaudited pro forma condensed consolidated balance sheet of GCEAR at a preliminary fair market value. The preliminary fair market value is based on a valuation prepared for GCEAR by a third party valuation advisor. Real estate and in-place lease valuation are comprised of the following:

Building and improvements	$427,863,037
Land	70,268,341
Intangible leasing assets	94,698,825
Rental properties, net	592,830,203
In-place lease valuation - above market	14,478,661
In-place lease valuation - below market	(8,208,864)
Total	$599,100,000
The SOR historical balance sheet includes $6.4 million of deferred leasing cost, which has been reclassified to rental properties, net, to conform to GCEAR’s historical balance sheet presentation. GCEAR will allocate the acquisition value between tangible and intangible assets, which includes the costs associated with leasing an "as-if" vacant building and presumes leasing costs will be incurred. The pro forma adjustments to rental properties, net, include an amount to adjust SOR’s historical deferred leasing costs to the amount of the acquisition value allocated to intangible leasing costs.

B. In conjunction with the acquisition of certain real estate assets, SOR assumed the investment in development authority bonds and the corresponding obligations under capital leases of land and buildings. The bonds were issued as a form of financing for building renovations, which were then leased back to the owner under a capital lease. This structure allows the owner to receive a property tax abatement, which will be transferred to GCEAR on the Effective Date. Interest income and interest expense incurred pursuant to the development authority bonds and capital leases, respectively, are recognized as earned in equal amounts and, accordingly, do not impact net income (loss). The development authority bonds are included in the unaudited pro forma condensed consolidated balance sheet at the preliminary fair value. The unaudited pro forma condensed consolidated financial statements reflect SOR’s historic accounting treatment for its development bonds and obligations under capital leases.  As the effect of the development bonds and obligations under capital leases has no net impact to the unaudited pro forma condensed consolidated financial statements, GCEAR has preliminarily elected not to adjust SOR’s historic presentation of its development bonds and obligations under the capital leases.  On the Effective Date, GCEAR will assess SOR’s applied accounting of the development bonds and obligations under capital leases and determine how the bonds and capital leases should be presented on GCEAR’s financial statements.
C. Certain non-real estate assets will be assumed by GCEAR on the Effective Date of the Merger. The following summarizes the non-real estate assets of SOR as of September 30, 2014, adjusted for those non-real estate assets that will not be assumed:

Tenant accounts receivable	$14,169,494
Prepaid property taxes	468,255
Prepaid insurance	664,598
Interest rate swap	630,373
Other prepaid expenses and deposits	175,708
Total	$16,108,428
Less: Deferred rent (straight-line)	(12,721,750)
Net non-real estate assets assumed	$3,386,678
D. On the Effective Date, GCEAR will repay the SOR line of credit and term loan with an advance from GCEAR’s KeyBank Unsecured Credit Facility (the “Facility”).
E. Represents operating accounts payable and other liabilities that will be assumed as part of the Merger. Also included in the adjustments as a result of the Merger is the liability for the acquisition fees and acquisition expense reimbursement, as discussed in footnote G below, that GCEAR would be obligated to pay to the GCEAR Advisor on the Effective Date of the Merger, and those incurred for the GCEAR 2014 Fourth Quarter Acquisitions.
F. Represents the issuance of GCEAR’s common shares, with a par value of $0.001 per share, at a conversion ratio of 2.04 to 1, to holders of SOR’s Common Stock on the Effective Date. As of September 30,2014, there were 20,473,024 shares of SOR’s common stock issued and outstanding, which equates to 41,764,949 shares of GCEAR when converted, resulting in $0.04 million of common stock at $0.001 par value and $434.7 million in additional paid in capital. These amounts will be adjusted on the Effective Date to reflect the SOR shares issued and outstanding.
G. Pursuant to the GCEAR Advisory Agreement, as defined below, GCEAR incurs acquisition fees of 2.5% of the real estate acquisition value and is obligated to reimburse GCEAR Advisor for actual acquisitions costs incurred, estimated to be 0.50% of the real estate acquisition value. Based on a preliminary real estate value of $599.1 million of the real estate assets assumed relative to the Merger and the GCEAR 2014 Fourth Quarter Acquisition’s purchase price, GCEAR will incur affiliated acquisition fees and affiliated and non-affiliated acquisition expenses of approximately $18.0 million on the Effective Date and $3.1 million, respectively, which amounts are reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet. In addition, GCEAR and SOR incurred $0.3 million and $0.5 million, respectively, in Merger-related transaction costs through September 30, 2014. The SOR transaction costs have been adjusted from general and administrative expenses on the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2014, and are reflected in accumulated deficit on the unaudited pro forma condensed balance sheet. The transaction costs incurred by GCEAR have been adjusted from acquisition fees and expenses to non-affiliates on the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2014, and are included in accumulated deficit on the GCEAR historical balance sheet.
Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014
The historical amounts include GCEAR’s and SOR’s actual operating results for the periods presented, and as filed with the SEC on its respective Form 10-Q and Form 10-K. These historical amounts, including rental revenue, management and acquisition fees, general and administrative expenses, depreciation and amortization and interest expense, are presented as pro forma adjustments to the unaudited pro forma consolidated statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014, and are derived assuming the GCEAR 2013 and 2014 Acquisitions and the Merger occurred on January 1, 2013 (the “Pro Forma Effective Date”).
The following are the explanations for the adjustments to operating and property level revenues and certain expenses included in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014:
a. The historical rental income for GCEAR, the GCEAR 2013 and 2014 Acquisitions and SOR represents the contractual and straight-line rents pursuant to the leases in effect during the time periods presented. The adjustments include in the pro forma are presented to adjust contractual rent revenue to a straight-line basis and to amortize the in-place lease valuation, in accordance with ASC 805-10, Business Combinations, as if the Merger and GCEAR 2013 and 2014 Acquisitions had occurred on the Pro Forma Effective Date.
The following summarizes the adjustment made to rent revenue for the GCEAR 2013 and 2014 Acquisitions for the year ended December 31, 2013 and the nine months ended September 30, 2014:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to contractual rental revenue	$111,094,558	$16,307,491
Adjustment to straight-line rent	9,052,608	937,675
(Above)/below market, in-place rent	2,188,801	1,170,722
Total	$122,335,967	$18,415,888
In addition, GCEAR has acquired properties that are occupied by tenants that are subject to triple net leases, in which, pursuant to the lease, the tenant is required to reimburse GCEAR for operating expenses incurred, including property taxes and insurance. The unaudited pro forma consolidated statements of operations have been adjusted for additional operating expense recoveries related to the GCEAR 2013 and 2014 Acquisitions of approximately $26.0 million and $4.1 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.
The following summarizes the adjustment made to rent revenue for the real estate assets assumed as part of the Merger for the year ended December 31,2013 and nine-month period ended September 30,2014:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Adjustment to straight-line rent	$(5,338,557)	$(3,626,110)
(Above)/below market, in-place rent	503,554	545,631
Total	$(4,835,003)	$(3,080,479)
b. Asset management fees are paid monthly to GCEAR Advisor, at 0.0625%, or 0.75% annually, based on the aggregate book value of the real estate, pursuant to the Third Amended and Restated Advisory Agreement dated October 15, 2014 (the "GCEAR Advisory Agreement"). The following summarizes the effect of asset management fees incurred by GCEAR, pursuant to the terms of the GCEAR Advisory Agreement, relative to the Merger with SOR and the GCEAR 2013 and 2014 Acquisitions for the year ended December 31, 2013:

	GCEAR 2013 and 2014 Acquisitions	SOR	Total
Asset management fees - GCEAR 2013 and 2014 Acquisitions	$9,647,414	$—	$9,647,414
Asset management fees - SOR historical	—	5,382,842	5,382,842
Asset management fees adjustment - SOR	—	(889,592)	(889,592)
	$9,647,414	$4,493,250	$14,140,664
The following summarizes the effect of asset management fees incurred by GCEAR relative to the Merger with SOR and the GCEAR 2013 and 2014 Acquisitions for the nine months ended September 30, 2014:

	GCEAR 2014 Acquisitions	SOR	Total
Asset management fees - GCEAR 2014 Acquisitions	$1,683,236	$—	$1,683,236
Asset management fees - SOR historical	—	—	—
Asset management fees adjustment - SOR	—	3,369,938	3,369,938
	$1,683,236	$3,369,938	$5,053,174
c. Property management fees are paid to Griffin Capital Essential Asset Property Management, LLC monthly at 3.0% of gross property revenues received, including base contractual rent and expense recovery, pursuant to the current property management agreement. The following summarizes the effect of property management fees incurred by GCEAR, pursuant to GCEAR’s property management agreement, relative to the Merger with SOR and the GCEAR 2013 and 2014 Acquisitions for the year ended December 31, 2013:

	GCEAR 2013 and 2014 Acquisitions	SOR	Total
Property management fees - GCEAR 2013 and 2014 Acquisitions	$3,797,846	$—	$3,797,846
Property management fees - SOR historical	—	1,123,705	1,123,705
Property management fees adjustment - SOR	—	796,418	796,418
	$3,797,846	$1,920,123	$5,717,969
The following summarizes the effect of property management fees incurred by GCEAR relative to the Merger with SOR and the GCEAR 2013 and 2014 Acquisitions for the nine months ended September 30, 2014:

	GCEAR 2014 Acquisitions	SOR	Total
Property management fees - GCEAR 2014 Acquisitions	$505,276	$—	$505,276
Property management fees - SOR historical	—	783,662	783,662
Property management fees adjustment - SOR	—	941,902	941,902
	$505,276	$1,725,564	$2,230,840
d. Pursuant to the GCEAR Advisory Agreement, GCEAR incurs acquisition fees of 2.5% of the real estate acquisition value and is obligated to reimburse GCEAR Advisor for actual acquisitions costs incurred, estimated to be 0.50% of the real estate acquisition value. Based on an acquisition value of $684.7 million for the GCEAR 2014

Acquisitions, GCEAR would incur affiliated acquisition fees and expense reimbursement of approximately $20.5 million on the Pro Forma Effective Date. In addition, as the unaudited pro forma consolidated statements of operations presume that all transactions occurred on the Pro Forma Effective Date, acquisition fees and reimbursable acquisition expenses related to GCEAR 2014 Acquisitions included in the GCEAR historical amount were adjusted from the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2014 and are reflected as acquisition fees and reimbursable expenses in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013. Acquisition fees and affiliated and non-affiliated acquisition expenses for the GCEAR 2014 Fourth Quarter Acquisitions of approximately $3.2 million are included in, or as an adjustment to, accumulated deficit to GCEAR’s historical balance sheet, as discussed in note G above. Further, GCEAR incurred $0.3 million of transaction costs related to the Merger that are included with acquisition fees and expenses to non-affiliate on the GCEAR historical amount for the nine months ended September 30, 2014. This amount is included as an adjustment to the unaudited pro forma consolidated statement of operations for the same period, and included in GCEAR historical accumulated deficit on the unaudited pro forma condensed consolidated balance sheet.
In addition, SOR received acquisition fees of 2% of the offering proceeds raised in its offerings, which amounted to $1.6 million for the year ended December 31, 2013. As GCEAR would not have incurred these same acquisition fees, the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 has been adjusted to eliminate these fees.
e. On January 1, 2014, SOR terminated its advisory agreement and became a self-managed non-traded real estate investment trust. As a self-managed company, SOR incurred certain personnel costs that GCEAR would not have incurred, as GCEAR is externally advised by the GCEAR Advisor. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2014 has been adjusted for these personnel costs, or approximately $2.6 million included in SOR historical amounts. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 has been adjusted for $0.3 million related to financing costs incurred by SOR and included in SOR's historical amounts, as GCEAR will repay the SOR debt as discussed in Note D above. In addition, as discussed in note G above, certain transaction costs included in SOR’s historical amounts have been adjusted from the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2014 and included as an adjustment to accumulated deficit in the unaudited pro forma condensed consolidated balance sheet. GCEAR and SOR have certain duplicative general and administration expenses, such as accounting and other professional fees, board of director fees, professional liability insurance premiums, overhead allocation, and other office related expenses, that have not been eliminated as part of the pro forma adjustments in the unaudited pro forma consolidated statements of operations. GCEAR anticipates that it will experience cost savings as certain duplicative general and administrative expenses will not be incurred subsequent to the Merger. General and administrative expenses considered to be duplicative were approximately $3.5 million and $2.1 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.
f. Depreciation expense is calculated, for purposes of the unaudited pro forma consolidated statements of operations, based on an estimated useful life of 40 years for building and building improvements, and the remaining contractual, in-place lease term for intangible lease assets. As GCEAR would have commenced depreciation and amortization on the Pro Forma Effective Date, the depreciation and amortization expense included in the SOR historical financial statements has been reversed so that the unaudited pro forma consolidated statements of operations reflects the depreciation and amortization that GCEAR would have recorded.
The following tables summarize the depreciation and amortization expense by asset category for GCEAR 2013 and 2014 Acquisitions that would have been recorded for the year ended December 31, 2013 and the nine months ended September 30, 2014:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Building and building improvements	$38,935,888	$3,936,464
Tenant absorption and leasing costs	19,703,156	5,374,421
Total	$58,639,044	$9,310,885

The following tables summarize the depreciation and amortization expense by asset category for the SOR properties that would have been recorded for the year ended December 31, 2013 and for the nine months ended September 30, 2014, less the reversal of depreciation and amortization expense included with the SOR historical financial statements:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Building and building improvements	$10,696,577	$8,022,432
Tenant absorption and leasing costs	11,082,486	8,311,864
Less: SOR historical depreciation	(17,768,543)	(13,703,832)
Less: SOR historical amortization	(11,292,059)	(8,814,927)
Total	$(7,281,539)	$(6,184,463)
g. On the Effective Date, GCEAR will draw from the Facility an amount necessary to repay the SOR credit facility and term loan. On September 30, 2014, the combined balance of the SOR credit facility and term loan was $159.0 million. The current terms of the Facility require periodic interest payments priced at the LIBO Rate plus a spread based on the GCEAR’s current leverage ratio. At September 30, 2014, GCEAR’s leverage ratio was below 45%, which indicates a spread of 1.50 % over the LIBO Rate, or a total rate of 1.66%. The following summarizes the adjustment to the unaudited pro forma consolidated statements of operations to reflect only the interest that GCEAR would incur as a result of this additional debt, as no other interest costs would have been incurred as a result of the Merger:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Historical interest expense incurred by SOR - credit facility and term loan	$5,546,785	$4,077,283
Pro forma interest expense incurred by GCEAR	(2,639,400)	(1,979,550)
Total	$2,907,385	$2,097,733
h. The following table summarizes the weighted average shares and units outstanding at December 31, 2013 and September 30, 2014 and the allocable percentage of non-controlling interest:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Weighted average common shares outstanding - historical basis	25,404,780	106,770,021
Shares issued to SOR common stockholders	41,764,969	41,764,969
Total outstanding common shares - pro forma basis	67,169,749	148,534,990
Operating partnership units issued in exchange for the contributed ownership interest of certain properties and the initial capitalization of the operating partnership (A)	4,261,233	4,408,631
Total outstanding shares and units - pro forma basis (B)	71,430,982	152,943,621
Percentage of operating partnership units (non-controlling interests) to total outstanding shares (A/B)	5.97%	2.88%
Net income (loss)	(13,862,521)	30,850,269
Distributions to redeemable preferred unit holders	$(19,010,417)	$(14,218,750)
Net income (loss) including distribution to redeemable preferred unit holders	$(32,872,938)	$16,631,519
Net income (loss) attributable to non-controlling interests based on the percentage of operating partnership units outstanding to total outstanding shares	$(1,962,514)	$478,988

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Appendix I - 1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Griffin Capital Essential Asset REIT, Inc.:
We have audited the accompanying consolidated balance sheets of Griffin Capital Essential Asset REIT, Inc., formerly Griffin Capital Net Lease REIT, Inc., (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Griffin Capital Essential Asset REIT, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
Irvine, California
March 11, 2014

Appendix I - 2

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$10,407,283	$5,672,611
Restricted cash	25,460,996	5,569,678
Real estate:
Land	145,922,555	50,952,519
Building and improvements	790,383,837	209,056,922
Tenant origination and absorption cost	246,516,745	68,333,173
Total real estate	1,182,823,137	328,342,614
Less: accumulated depreciation and amortization	(43,088,577)	(18,898,049)
Total real estate, net	1,139,734,560	309,444,565
Investment in unconsolidated entity	1,421,443	—
Above market leases, net	16,710,157	6,981,667
Deferred rent	6,384,431	2,869,025
Deferred financing costs, net	8,955,188	2,148,377
Real estate acquisition deposits	4,100,000	750,000
Other assets	12,222,400	1,360,495
Total assets	$1,225,396,458	$334,796,418
LIABILITIES AND EQUITY
Debt:
Mortgage payable, plus unamortized premium of $313,583 and $452,283, respectively	$169,847,544	$65,782,288
KeyBank Credit Facility	44,499,848	129,030,000
KeyBank Term Loan	282,000,000	—
Total debt	496,347,392	194,812,288
Restricted reserves	20,742,364	4,447,560
Accounts payable and other liabilities	16,536,360	3,587,244
Distributions payable	3,150,309	620,839
Due to affiliates, net	3,139,383	545,138
Below market leases, net	23,551,458	9,176,658
Total liabilities	563,467,266	213,189,727
Commitments and contingencies (Note 8)
Preferred units subject to redemption, 24,319,066 and no units eligible towards redemption as of December 31, 2013 and 2012, respectively	250,000,000	—
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of December 31, 2013 and 2012	4,886,686	4,886,686
Common stock subject to redemption	12,469,155	3,439,347
Stockholders' Equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding, as of December 31, 2013 and 2012	—	—
Common stock, $0.001 par value; 700,000,000 shares authorized; 49,893,502 and 13,376,868 shares outstanding, as of December 31, 2013 and 2012, respectively	507,502	133,565
Additional paid-in capital	433,644,356	112,794,444
Cumulative distributions	(26,683,182)	(9,192,318)
Accumulated deficit	(32,631,271)	(7,966,871)
Total stockholders’ equity	374,837,405	95,768,820
Noncontrolling interests	19,735,946	17,511,838
Total equity	394,573,351	113,280,658
Total liabilities and equity	$1,225,396,458	$334,796,418
See accompanying notes.

Appendix I - 3

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
Revenue:
Rental income	$54,604,815	$22,133,285	$13,223,384
Property expense recoveries	14,310,393	3,356,733	1,785,486
Total revenue	68,915,208	25,490,018	15,008,870
Expenses:
Asset management fees to affiliates	4,317,544	1,882,473	1,083,304
Property management fees to affiliates	1,838,574	669,523	377,078
Property operating expenses	8,864,664	542,373	—
Property tax expense	8,060,981	2,701,126	1,785,486
Acquisition fees and expenses to non- affiliates	4,638,438	1,332,385	1,560,974
Acquisition fees and expenses to affiliates	24,849,257	4,816,500	1,680,000
General and administrative expenses	2,757,945	2,033,401	1,748,334
Depreciation and amortization	24,190,528	9,426,785	5,608,669
Total expenses	79,517,931	23,404,566	13,843,845
Income (loss) from operations	(10,602,723)	2,085,452	1,165,025
Other income (expense):
Interest expense	(13,921,846)	(7,760,015)	(5,787,676)
Interest income	1,764	545	1,153
Gain on investment in unconsolidated entity	160,000	—	—
Loss from investment in unconsolidated entity	(106,227)	—	—
Net loss	(24,469,032)	(5,674,018)	(4,621,498)
Distributions to redeemable preferred unit holders	(2,968,750)	—	—
Less: Net loss attributable to noncontrolling interests	3,091,518	1,739,105	2,274,789
Net loss attributable to controlling interest	(24,346,264)	(3,934,913)	(2,346,709)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(318,136)	(259,612)	(188,759)
Net loss attributable to common stockholders	(24,664,400)	(4,194,525)	(2,535,468)
Net loss attributable to common stockholders per share, basic and diluted	$(0.97)	$(0.46)	$(0.72)
Weighted average number of common shares outstanding, basic and diluted	25,404,780	9,073,641	3,517,692
See accompanying notes.

Appendix I - 4

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Additional Paid-In	Cumulative	Accumulated	Total Stockholders’	Non- controlling	Total
	Shares	Amount	Capital	Distributions	Deficit	Equity	Interests	Equity
BALANCE December 31, 2010	1,845,339	$18,438	$15,441,289	$(713,332)	$(1,236,878)	$13,509,517	$18,577,800	$32,087,317
Gross proceeds from issuance of common stock	3,738,535	37,384	37,347,981	—	—	37,385,365	—	37,385,365
Discount on issuance of common stock	—	—	(166,710)	—	—	(166,710)	—	(166,710)
Offering costs including dealer manager fees to affiliates	—	—	(4,636,711)	—	—	(4,636,711)	—	(4,636,711)
Distributions to common stockholders	—	—	—	(1,463,176)	—	(1,463,176)	—	(1,463,176)
Issuance of shares for distribution reinvestment plan	95,677	909	908,021	(908,930)	—	—	—	—
Repurchase of common stock	(12,000)	(120)	(112,380)	—	—	(112,500)	—	(112,500)
Additions to common stock subject to redemption	—	—	(908,930)	—	—	(908,930)	—	(908,930)
Contribution of noncontrolling interests	—	—	—	—	—	—	7,788,990	7,788,990
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,135,649)	(2,135,649)
Distributions to noncontrolling interests subject to redemption	—	—	—	—	—	—	(169,775)	(169,775)
Net loss	—	—	—	—	(2,535,468)	(2,535,468)	(2,274,789)	(4,810,257)
BALANCE December 31, 2011	5,667,551	56,611	47,872,560	(3,085,438)	(3,772,346)	41,071,387	21,786,577	62,857,964
Gross proceeds from issuance of common stock	7,444,210	74,442	74,367,658	—	—	74,442,100	—	74,442,100
Discount on issuance of common stock	—	—	(357,641)	—	—	(357,641)	—	(357,641)
Offering costs including dealer manager fees to affiliates	—	—	(8,855,762)	—	—	(8,855,762)	—	(8,855,762)
Distributions to common stockholders	—	—	—	(3,374,610)	—	(3,374,610)	—	(3,374,610)
Issuance of shares for distribution reinvestment plan	287,607	2,732	2,729,538	(2,732,270)	—	—	—	—
Repurchase of common stock	(22,500)	(220)	(219,130)	—	—	(219,350)	—	(219,350)
Repurchase of noncontrolling interests	—	—	(10,509)	—	—	(10,509)	(102,964)	(113,473)
Additions to common stock subject to redemption	—	—	(2,732,270)	—	—	(2,732,270)	—	(2,732,270)
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,333,749)	(2,333,749)

Appendix I - 5

	Common Stock		Additional Paid-In	Cumulative	Accumulated	Total Stockholders’	Non- controlling	Total
	Shares	Amount	Capital	Distributions	Deficit	Equity	Interests	Equity
Distributions to noncontrolling interests subject to redemption	—	—	—	—	—	—	(98,921)	(98,921)
Net loss	—	—	—	—	(4,194,525)	(4,194,525)	(1,739,105)	(5,933,630)
BALANCE December 31, 2012	13,376,868	$133,565	$112,794,444	$(9,192,318)	$(7,966,871)	$95,768,820	$17,511,838	$113,280,658
Gross proceeds from issuance of common stock	35,666,880	365,650	365,284,546	—	—	365,650,196	—	365,650,196
Discount on issuance of common stock	—	—	(909,983)	—	—	(909,983)	—	(909,983)
Offering costs including dealer manager fees to affiliates	—	—	(37,761,110)	—	—	(37,761,110)	—	(37,761,110)
Distributions to common stockholders	—	—	—	(8,589,245)	—	(8,589,245)	—	(8,589,245)
Issuance of shares for distribution reinvestment plan	912,214	8,902	8,892,717	(8,901,619)	—	—	—	—
Repurchase of common stock	(62,460)	(615)	(613,913)	—	—	(614,528)	—	(614,528)
Additions to common stock subject to redemption	—	—	(8,901,619)	—	—	(8,901,619)	—	(8,901,619)
Contribution of noncontrolling interest	—	—	239,268	—	—	239,268	8,095,303	8,334,571
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,730,432)	(2,730,432)
Distributions to noncontrolling interests subject to redemption	—	—	—	—	—	—	(49,245)	(49,245)
Offering costs on preferred equity	—	—	(5,379,994)	—	—	(5,379,994)	—	(5,379,994)
Net loss	—	—	—	—	(24,664,400)	(24,664,400)	(3,091,518)	(27,755,918)
BALANCE December 31, 2013	49,893,502	$507,502	$433,644,356	$(26,683,182)	$(32,631,271)	$374,837,405	$19,735,946	$394,573,351
See accompanying notes.

Appendix I - 6

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
Operating Activities:
Net loss	$(24,469,032)	$(5,674,018)	$(4,621,498)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation of building and building improvements	10,092,612	4,636,201	2,972,532
Amortization of intangible assets	14,097,916	4,790,584	2,636,137
Amortization of above and below market leases	(545,889)	(301,151)	(381,670)
Amortization of deferring financing costs	1,942,798	1,030,961	647,174
Amortization of debt premium	(138,700)	(116,954)	(54,483)
Deferred rent	(3,515,406)	(1,385,339)	(811,691)
Property maintenance funded from restricted cash reserves	—	1,700	511
Funding of restricted cash reserves	(237,104)	(5,000)	—
Income from investment in unconsolidated entity	106,227	—	—
Gain on investment in unconsolidated entity	(160,000)	—	—
Change in operating assets and liabilities:
Due from affiliates, net	—	459,521	(459,521)
Other assets	(8,536,605)	(909,081)	(2,931)
Rent collections received in restricted cash collateral account	(1,700,663)	—	—
Operating reserves	(8,195)	—	—
Accounts payable and other liabilities	13,077,305	1,985,491	371,768
Due to affiliates, net	2,594,245	545,138	(1,480,570)
Net cash provided by (used in) operating activities	2,599,509	5,058,053	(1,184,242)
Investing Activities:
Acquisition of properties, net	(840,690,889)	(152,791,730)	(13,785,562)
Real estate acquisition deposits	(3,350,000)	(750,000)	(850,000)
Restricted reserves for tenant improvements	(1,650,552)	—	—
Improvements to real estate	(255,677)	(255,417)	—
Payments for construction-in-progress	(7,187)	(269,276)	(15,195)
Investment in unconsolidated entity	(1,440,000)	—	—
Distributions from unconsolidated entity	72,330	—	—
Net cash used in investing activities	(847,321,975)	(154,066,423)	(14,650,757)
Financing Activities:
Proceeds from borrowings - KeyBank Bridge Loan	33,815,000	38,100,000	12,300,000
Proceeds from borrowings - KeyBank Credit Facility	198,000,000	93,634,015	395,985
Proceeds from borrowings - Midland Mortgage Loan	105,600,000	—
Proceeds from borrowings - KeyBank Term Loan	282,000,000	—
Principal payoff of secured indebtedness - KeyBank Bridge Loan	(33,815,000)	(38,100,000)	(20,171,500)
Principal payoff of secured indebtedness - KeyBank Credit Facility	(282,530,152)	—
Principal amortization payments on secured indebtedness	(1,396,044)	(1,253,413)	(879,532)
Deferred financing costs	(8,749,609)	(2,166,661)	(692,800)
Financing deposits	(1,875,300)	—	—
Deposits - Preferred Equity	(450,000)	—	—

Appendix I - 7

Issuance of common stock, net	326,979,103	65,228,697	32,581,944
Issuance of preferred equity subject to redemption	250,000,000	—	—
Repurchase of common stock	(614,528)	(219,350)	(112,500)
Repurchase of noncontrolling interests	—	(113,473)	—
Payment of offering costs - preferred units	(5,379,994)	—	—
Dividends paid on preferred units subject to redemption	(1,354,167)	—	—
Distributions to noncontrolling interests	(3,041,637)	(2,693,589)	(2,258,112)
Distributions to common stockholders	(7,730,534)	(3,164,685)	(1,535,118)
Net cash provided by financing activities	849,457,138	149,251,541	19,628,367
Net increase in cash and cash equivalents	4,734,672	243,171	3,793,368
Cash and cash equivalents at the beginning of the period	5,672,611	5,429,440	1,636,072
Cash and cash equivalents at the end of the period	$10,407,283	$5,672,611	$5,429,440
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$11,254,585	$6,188,496	$4,788,851
Restricted cash- funded as a component of proceeds from borrowings	$23,761,244	$3,528,775	$—
Supplemental Disclosures of Significant Non-cash Transactions:
Limited partnership units of the operating partnership issued in conjunction with the contribution of real estate assets by affiliates	$8,334,571	$—	$—
Mortgage debt assumed in conjunction with the contribution of real estate assets by affiliates	$—	$6,908,270	$34,837,746
Limited partnership units of the operating partnership issued in conjunction with the contribution of real estate assets by affiliates, net of discount	$—	$—	$7,788,990
(Decrease)/increase in distributions payable to noncontrolling interests	$56,176	$(1,307)	$47,312
Increase in distributions payable to common stockholders	$858,711	$209,925	$116,816
Increase in distributions payable to preferred unit holders	$1,614,583	$—	$—
Distributions to redeemable noncontrolling interests attributable to common stockholders as reflected on the consolidated statements of operations	$318,136	$(259,612)	$(188,759)
Common stock issued pursuant to the distribution reinvestment plan	$8,901,619	$2,732,270	$908,930
Common stock redemptions funded subsequent to year-end	$244,474	$372,448	$9,250
See accompanying notes.

Appendix I - 8

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

1. Organization
Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “Company”), was formed on August 28, 2008 under the Maryland General Corporation Law. The Company was organized primarily with the purpose of acquiring single tenant properties that are essential to the tenant’s business, and expects to use a substantial amount of the net proceeds from the Public Offerings (as defined below) to invest in these properties. The Company satisfied requisite financial and non-financial requirements and elected to be taxed as a REIT for each taxable year ended since December 31, 2010. The Company’s year end is December 31.
Griffin Capital Corporation, a California corporation (the “Sponsor”), is the sponsor of the Company’s Public Offerings. The Company’s Sponsor was formed in 1995 to engage principally in acquiring and developing office and industrial properties. Kevin A. Shields, the Company's Chief Executive Officer and Chairman, is the sole shareholder of Griffin Capital Corporation.
Griffin Capital Essential Asset Advisor, LLC, a Delaware limited liability company (the “Advisor”), was formed on August 27, 2008. The Sponsor is the sole member of the Advisor. The Company has entered into an advisory agreement for the Public Offerings (as amended and restated, the “Advisory Agreement”), which states that the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and identifying and making acquisitions and investments on behalf of the Company. The officers of the Advisor are also officers of the Sponsor. The Advisory Agreement has a one-year term, and it may be renewed for an unlimited number of successive one-year periods by the Company's board of directors.
On August 28, 2008, the Advisor purchased 100 shares of common stock for $1,000 and became the Company’s initial stockholder. On February 20, 2009, the Company began to offer shares of common stock, pursuant to a private placement offering to accredited investors (collectively, the “Private Offering”), which included shares for sale pursuant to the distribution reinvestment plan (“DRP”). On November 6, 2009, the Company began to offer, in a public offering, a maximum of 82,500,000 shares of common stock, consisting of 75,000,000 shares at $10.00 per share (the “Primary Public Offering”) and 7,500,000 shares pursuant to the DRP at $9.50 per share (together with the Primary Public Offering, the "Initial Public Offering") and terminated the Private Offering.
On February 15, 2013, the Company announced the revised share offering price under the Initial Public Offering of $10.28 per share, and a revised price under the DRP equal to 95% of the revised share offering price, which is approximately $9.77 per share. The revised share price was primarily based on the net asset value (“NAV”) per share of the Company’s stock as of December 31, 2012 of $9.56, which was grossed up for sales commissions. An independent, third-party real estate valuation and advisory firm with extensive experience in the valuation of real estate was engaged to appraise each of the properties owned by the Company as of December 31, 2012, in order to determine a gross asset value (the “GAV”). The GAV less management’s estimated fair market value of the in-place long-term debt as of December 31, 2012 resulted in the NAV. The valuation methodologies used to determine the NAV involved subjective judgments, assumptions and opinions, which are not audited.
On April 25, 2013, the Company terminated its Initial Public Offering and, on April 26, 2013, the Company began to offer, in a follow-on offering, up to $1.0 billion in shares of common stock, consisting of approximately 97.2 million shares at $10.28 per share (the “Primary Follow-On Offering” and together with the Primary Public Offering, the “Primary Public Offerings”) and $100 million in shares of common stock, consisting of approximately 10.2 million shares pursuant to the DRP, at a price equal to 95% of the share price, which is approximately $9.77 per share (together with the Primary Follow-On Offering, the “Follow-On Offering” and, collectively with the Initial Public Offering, the “Public Offerings”).
In connection with the Initial Public Offering, the Company had issued 19,200,570 shares of the Company’s common stock for gross proceeds of approximately $191.5 million. In connection with the Follow-On Offering, the Company had issued 30,541,917 shares of the Company’s common stock for gross proceeds of approximately $313.0 million from April 26, 2013 through December 31, 2013. As of December 31, 2013, the Company had received aggregate gross offering proceeds of approximately $506.9 million from the sale of shares in the Private Offering

Appendix I - 9

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

and the Public Offerings. There were 49,893,502 shares outstanding at December 31, 2013, including shares issued pursuant to the DRP, less shares redeemed pursuant to the share redemption plan. As of December 31, 2013 and 2012, the Company had issued $12.7 million and $3.8 million, respectively, in shares pursuant to the DRP, which are classified on the consolidated balance sheets as common stock subject to redemption, net of redemptions payable totaling approximately $0.2 million and $0.4 million, respectively (See Note 6, Equity — Share Redemption Program). Since inception through December 31, 2013, the Company had redeemed $0.9 million of common stock pursuant to the share redemption plan.
Griffin Capital Securities, Inc. (the “Dealer Manager”) is an affiliate of the Sponsor, and on November 1, 2013 became a wholly-owned subsidiary of the Sponsor. The Dealer Manager is responsible for marketing the Company’s shares being offered pursuant to the Public Offerings. On Febuary 25, 2013, the Company and the Dealer Manager entered into a new dealer manager agreement for the Follow-On Offering. The dealer manager agreement may be terminated by either party upon prior written notice.
Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), was formed on August 29, 2008. It is anticipated that the Operating Partnership will own, directly or indirectly, all of the properties acquired. The Advisor purchased an initial 99% limited partnership interest in the Operating Partnership for $200,000 , and the Company contributed the initial $1,000 capital contribution, received from the Advisor, to the Operating Partnership in exchange for a 1% general partner interest. As of December 31, 2013, the Company owned approximately 63% of the limited partnership units of the Operating Partnership (approximately 91% of the common units), and, as a result of the contribution of five properties to the Company, the Sponsor and certain of its affiliates, including the Company’s Chief Executive Officer and Chairman, Kevin A. Shields, and certain officers of the Company, owned approximately 3% of the limited partnership units of the Operating Partnership.The remaining approximately 34% of the limited partnership units were owned by third parties, of which approximately 31% represented a preferred unit investment as discussed in Note 6, Equity. During the year ended December 31, 2012, 11,907 limited partnership units of the Operating Partnership were redeemed for approximately $0.1 million. The Operating Partnership may conduct certain activities through the Company’s taxable REIT subsidiary, Griffin Capital Essential Asset TRS, Inc., a Delaware corporation (the “TRS”) formed on September 2, 2008, which is a wholly-owned subsidiary of the Operating Partnership. The TRS had no activity as of December 31, 2013.
The Company’s property manager is Griffin Capital Essential Asset Property Management, LLC, a Delaware limited liability company (the “Property Manager”), which was formed on August 28, 2008 to manage the Company’s properties. The Property Manager derives substantially all of its income from the property management services it performs for the Company.
2. Basis of Presentation and Summary of Significant Accounting Policies
The accompanying consolidated financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States (“GAAP”) as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”), and in conjunction with rules and regulations of the SEC. The consolidated financial statements include accounts of the Company and the Operating Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.
Change in Consolidated Financial Statements Presentation
Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the current period presentation. During the year ended December 31, 2012, the Company removed interest income and interest expense as a component of total revenue and total expenses, respectively, on the consolidated statements of operations and now presents interest income and interest expense as non-operating other income (expense) for all periods presented. In the current period, the Company also removed real estate acquisition deposits and financing deposits from other assets on the consolidated statements of cash flows and now presents them as

Appendix I - 10

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

separate line items under investing and financing activities, respectively, for all periods presented. Additionally, the Company removed dealer manager fees paid to the Dealer Manager from accounts payable and other liabilities on the consolidated balance sheets and now presents them in the Due to affiliates balance for all periods presented.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could materially differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. There were no restrictions on the use of the Company’s operating cash balance as of December 31, 2013 and 2012.
The Company maintains cash accounts with major financial institutions. The cash balances consist of business checking accounts and money market accounts. These accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 at each institution. At times, the balances in these accounts may exceed the insured amounts. The Company considers balances in excess of the insured amounts to potentially be a concentration of credit risk. However, the Company has not experienced any losses with respect to cash balances in excess of government-provided insurance and does not anticipate any losses in the future.
Restricted Cash
In conjunction with the contribution of certain assets, or as required by certain lenders in conjunction with an acquisition or debt financing, the Company assumed or funded, respectively, reserves for specific property improvements and deferred maintenance, rent abatement, releasing costs, and taxes and insurance (see Note 3, Real Estate). As of December 31, 2013 and 2012, the balance of these reserves, included in the consolidated balance sheets as restricted cash, was $25.5 million and $5.6 million, respectively. The balance as of December 31, 2013 includes $1.7 million in rent collections from the eight properties which serve as collateral under the Midland Mortgage Loan, the rent abatement escrow for the Schlumberger property and certain rent abatement and re-tenanting costs associated with the Investment Grade Portfolio as discussed in Note 3, Real Estate.
Real Estate
Purchase Price Allocation
The Company applies the provisions in ASC 805-10, Business Combinations, to account for the acquisition of real estate, or real estate related assets, in which a lease, or other contract, is in place representing an active revenue stream, as a business combination. In accordance with the provisions of ASC 805-10, the Company recognizes the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity at their fair values as of the acquisition date, on an “as if vacant” basis. Further, the Company recognizes the fair value of assets acquired, liabilities assumed and any noncontrolling interest in acquisitions of less than a 100% interest when the acquisition constitutes a change in control of the acquired entity. The accounting provisions have also established that acquisition-related costs and restructuring costs are considered separate and not a component of a business combination and, therefore, are expensed as incurred. Acquisition-related costs for the year ended December 31, 2013 totaled $29.5 million.
Acquired in-place leases are valued as above-market or below-market as of the date of acquisition. The valuation is measured based on the present value (using an interest rate, which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases, taking into consideration below-market

Appendix I - 11

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

extension options for below-market leases. In addition, renewal options are considered and will be included in the valuation of in-place leases if (1) it is likely that the tenant will exercise the option, and (2) the renewal rent is considered to be sufficiently below a fair market rental rate at the time of renewal. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.
The aggregate fair value of in-place leases includes direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals, which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated using methods similar to those used in independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are considered intangible lease assets and are included with real estate assets on the consolidated balance sheets. The intangible lease assets are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid, including real estate taxes, insurance, and other operating expenses, pursuant to the in-place leases over a market lease-up period for a similar lease. Customer relationships are valued based on management’s evaluation of certain characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics management will consider in allocating these values include the nature and extent of the Company’s existing business relationships with tenants, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. These intangibles will be included in intangible lease assets on the consolidated balance sheets and are amortized to expense over the remaining term of the respective leases.
The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions about current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.
Depreciation
The purchase price of real estate acquired and costs related to development, construction, and property improvements are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. The Company considers the period of future benefit of an asset to determine the appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building Improvements	5-20 years
Land Improvements	15-25 years
Tenant Improvements	Shorter of estimated useful life or remaining contractual lease term
Tenant origination and absorption cost	Remaining contractual lease term
In-place lease valuation	Remaining contractual lease term with consideration as to below-market extension options for below-market leases
Depreciation expense for buildings and improvements for the years ended 2013, 2012 and 2011 was $10.1 million, $4.6 million, and $3.0 million, respectively.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be

Appendix I - 12

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of the assets and the eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment charge to the extent the carrying value exceeds the net present value of the estimated future cash flows of the asset.
Projections of expected future undiscounted cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. As of December 31, 2013 and 2012, the Company did not record any impairment charges related to its real estate assets or intangible assets.
Equity Investments
ASC 810-10, Consolidation, provides a framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of the VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. If the variable interest holder is not the primary beneficiary, the interest in the VIE is recorded under the equity method of accounting.
On April 10, 2013, a Delaware Statutory Trust (“DST”) affiliated with the Sponsor, acquired a two-building, single-story office campus located in Nashville, Tennessee (the “HealthSpring property”) for a purchase price of $36.4 million. The HealthSpring property is leased in its entirety pursuant to a triple-net lease to HealthSpring, Inc. (“HealthSpring”), obligating HealthSpring to all costs and expenses to operate and maintain the property, including certain capital expenditures. On the acquisition date the remaining term was approximately 9 years. On April 12, 2013, the Company, through the Operating Partnership, acquired a 10% beneficial ownership interest in the DST. The Operating Partnership has two exchange rights in which it can acquire additional beneficial interests in the DST in the future, one which it may exercise at any point after the beneficial owners have held their interest in the DST for at least one year. Upon the Operating Partnership's exercise of the exchange right, the beneficial owner will have the right to exchange their interest in the DST for units of the Operating Partnership or cash. If a beneficial owner elects to contribute their beneficial interest in the DST for limited partnership units of the Operating Partnership such exchange will be dilutive to the existing limited partnership unit holders. As of December 31, 2013, the investment balance totaled approximately $1.4 million. See Note 4, Investments.
The interest in the DST discussed above is deemed to be a variable interest in a VIE and based on an evaluation of the variable interest against the criteria for consolidation, the Company determined that it is not the primary beneficiary of the investment. As such, the interest in the VIE is recorded using the equity method of accounting in the accompanying consolidated financial statements. Under the equity method, the investment in the unconsolidated entity is stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings of real estate ventures is generally recognized based on the allocation of cash distributions upon liquidation of the investment in accordance with the joint venture agreements.

Appendix I - 13

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Revenue Recognition
Leases associated with the acquisition and contribution of certain real estate assets (see Note 3, Real Estate), have net minimum rent payment increases during the term of the lease and are recorded to rental revenue on a straight-line basis, commencing as of the contribution or acquisition date. If a lease provides for contingent rental income, the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. As of December 31, 2013, there were certain leases that provide for contingent rental income, which made up less than $0.01 million of total rental income for the year ended December 31, 2013.
During the year ended December 31, 2013 and 2012, the Company recognized deferred rent from tenants of $3.5 million and $1.4 million, respectively. As of December 31, 2013 and 2012, the cumulative deferred rent balance was $6.4 million and $2.9 million, respectively, and is included in deferred rent on the consolidated balance sheets.
Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for maintenance expenses and certain other recoverable operating and capital expenses, including property taxes and insurance (collectively "Recoverable Expenses"), is recognized as revenue in the period in which the related expenses are incurred. The Company estimates Recoverable Expenses for the year and collects the estimated Recoverable Expenses in equal installments as additional rent from the tenant, pursuant to the terms of the lease. At the end of the calendar year, the Company reconciles the estimated Recoverable Expenses paid by the tenant during the year to the actual amount of Recoverable Expenses incurred by the Company for the same period. The difference, if any, is either charged or credited to the tenant pursuant to the provisions of the lease. In certain instances, the lease may restrict the amount the Company can recover from the tenant such as a cap on certain or all property operating expenses. As of December 31, 2013, the Company estimated that approximately $0.2 million, net, was over collected and is included in accounts payable and other accrued liabilities on the accompanying consolidated balance sheets. These over payments will be refunded to the the tenant in the subsequent year either by a credit to contractual rent payments or as a disbursement from operating cash flow.
Organizational and Offering Costs
Organizational and offering costs of the Primary Public Offerings are paid either by the Company or the Sponsor, on behalf of the Advisor, for the Company and are reimbursed from the proceeds of the Public Offerings at the estimated rate as disclosed in the Company's prospectus. Organizational and offering costs consist of all expenses (other than sales commissions and dealer manager fees) to be paid by the Company in connection with the Public Offerings, including legal, accounting, printing, mailing and filing fees, charges from the escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse the Advisor for all marketing-related costs and expenses, such as salaries and direct expenses of employees of the Advisor and its affiliates in connection with registering and marketing the Company’s shares; (ii) technology costs associated with the offering of the Company’s shares; (iii) costs of conducting training and education meetings; (iv) costs of attending seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.
Pursuant to the Advisory Agreement, the Company will reimburse the Advisor for organizational and offering expenses incurred in connection with the Primary Public Offerings in an amount not to exceed 3.5% of gross offering proceeds of the terminated or completed Primary Public Offerings for issuer costs (excluding sales commissions and dealer manager fees). In addition, pursuant to the Advisory Agreement, organization and offering expenses (including sales commissions and dealer manager fees and non-accountable due diligence expense allowance but excluding acquisition fees and expenses) may not exceed 15% of gross offering proceeds of the terminated or completed Public Offerings. If the organization and offering expenses exceed such limits discussed above, within 60 days after the end of the month in which the Public Offerings terminate or are completed, the Advisor must reimburse the Company for any excess amounts. As long as the Company is subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators

Appendix I - 14

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Association (“NASAA REIT Guidelines”), such limitations discussed above will also apply to any future public offerings. As of December 31, 2013, organizational and offering costs did not exceed the limitations. (See Note 7, Related Party Transactions.)
The Company has incurred organizational and offering costs, including commissions and dealer manager fees and those advanced by and due to the Advisor on the Company's behalf, as follows:

	December 31, 2013	December 31, 2012
Cumulative offering costs- Private and Public Offerings	$53,914,695	$16,153,585
Cumulative organizational costs- Private and Public Offerings	$552,442	$396,484
Organizational and offering costs advanced by and due to the Advisor (1)	$279,570	$137,425

(1)	As of December 31, 2013 and 2012, these amounts are included in the Due to affiliates balance on the consolidated balance sheets.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized to, and included as a component of, interest expense over the terms of the respective financing agreements. The Company’s deferred financing costs balance as of December 31, 2013 is comprised of financing costs incurred for the KeyBank Credit Facility (as defined herein), KeyBank Bridge Loan included in the December 31, 2012 balance (as defined herein), Midland Mortgage Loan (as defined herein), and KeyBank Term Loan included in the December 31, 2013 balance (as defined herein), discussed in Note 5, Debt. As of December 31, 2013 and 2012, the Company’s deferred financing costs, net of accumulated amortization, were $9.0 million and $2.1 million, respectively.
Noncontrolling Interests
Due to the Company’s control through the general partner interest in the Operating Partnership and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, is consolidated with the Company and the limited partners’ interests are reflected as noncontrolling interests on the accompanying consolidated balance sheets.
The Company reports noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from total stockholders’ equity. Also, any acquisitions or dispositions of noncontrolling interests that do not result in a change of control are accounted for as equity transactions. Further, the Company recognizes a gain or loss in net income (loss) when a subsidiary is deconsolidated upon a change in control. Net income (loss) allocated to noncontrolling interests is shown as a reduction to net income (loss) in calculating net income (loss) attributable to common stockholders. Any future purchase or sale of an interest in an entity that results in a change of control may have a material impact on the financial statements, as the interest in the entity will be recognized at fair value with gains and losses included in net income (loss).
If noncontrolling interests are determined to be redeemable, they are classified as temporary equity and reported at their redemption value as of the balance sheet date. Since redeemable noncontrolling interests are carried at the redemption amount, net income (loss) is not allocated to redeemable noncontrolling interests and distributions to redeemable noncontrolling interest holders are allocated between common stockholders and noncontrolling interests based on their respective weighted-average ownership percentage of the Operating Partnership. (See Note 6, Equity.)
Share-Based Compensation
The Company has adopted an Employee and Director Long-Term Incentive Plan (the “Plan”) pursuant to which the Company may issue stock-based awards to its directors and full-time employees (should the Company ever have employees), executive officers and full-time employees of the Advisor and its affiliate entities that

Appendix I - 15

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

provide services to the Company, and certain consultants who provide significant services to the Company. The term of the Plan is 10 years and the total number of shares of common stock reserved for issuance under the Plan is 10% of the outstanding shares of stock at any time. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights and other equity-based awards. The stock-based payment will be measured at fair value and recognized as compensation expense over the vesting period. The stock-based awards will be measured at fair value for each reporting period up to the date performance is complete, or the vesting period. No awards have been granted under the Plan as of December 31, 2013. On March 3, 2014 the compensation committee of the board of directors authorized the issuance of 5,000 shares of restricted stock to each of the Company's independent directors. These restricted shares were immediately vested upon issuance. In addition, the compensation committee authorized the issuance of 1,000 shares of restricted stock to each of the Company's independent director upon their re-election to the board of directors at each annual stockholders' meeting. These shares will vest over a three year period, or will immediately vest upon a change in control of the Company.
Fair Value Measurements
The fair value of financial and nonfinancial assets and liabilities is based on a fair value hierarchy established by the FASB that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

•	Level 1. Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets;

•
Level 2. Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
When available, the Company utilizes quoted market prices for similar assets or liabilities from independent third-party sources to determine fair value. Financial instruments as of December 31, 2013, consisted of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued expenses, and debt, as defined in Note 5, Debt. Other than the mortgage debt assumed in conjunction with the acquisition of the Plainfield, Emporia Partners, LTI, and TransDigm properties and the Midland Mortgage Loan discussed in Note 5, Debt, the amounts of the financial instruments presented in the consolidated financial statements and the KeyBank Credit Facility and KeyBank Term Loan, substantially approximate their fair value as of December 31, 2013 and 2012. The fair value of the five mortgage loans in the table below is estimated by discounting each loan's contractual cash flows using current borrowing rates available to the Company for debt instruments with similar terms and maturities as shown below. The Company determined that the mortgage debt valuation in its entirety is classified in Level 3 of the fair value hierarchy and there were no transfers into and out of fair value measurement levels during the year ended December 31, 2013 and 2012.

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Fair Value	Carrying Value	Fair Value	Carrying Value
Plainfield	$21,213,722	$19,958,225	$22,833,914	$20,257,850
Emporia Partners	$4,668,597	$4,442,140	$5,307,403	$4,757,113
LTI (1)	$33,387,920	$32,822,202	$35,555,789	$33,476,326
TransDigm(2)	$6,888,864	$6,711,394	$7,332,566	$6,838,716
Midland Mortgage Loan	$100,049,130	$105,600,000	$—	$—

(1)	The carrying value does not include the debt premium of $0.2 million and $0.3 million as of December 31, 2013 and 2012, respectively.

(2)	The carrying value does not include the debt premium of $0.1 million and $0.2 million as of December 31, 2013 and 2012, respectively.

Appendix I - 16

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Income Taxes
The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet certain organizational and operational requirements. The Company intends to adhere to these requirements and maintain its REIT status for the current year and subsequent years. As a REIT, the Company generally will not be subject to federal income taxes on taxable income that is distributed to stockholders. However, the Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed taxable income, if any. If the Company fails to qualify as a REIT in any taxable year, the Company will then be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially adversely affect net income and net cash available for distribution to stockholders. As of December 31, 2013 the Company satisfied the REIT requirements and distributed all of its taxable income.
Pursuant to the Code, the Company has elected to treat its corporate subsidiary as a taxable REIT subsidiary (“TRS”). In general, the TRS may perform non-customary services for the Company’s tenants and may engage in any real estate or non real estate-related business. The TRS will be subject to corporate federal and state income tax. As of December 31, 2013 the TRS had not commenced operations.
Per Share Data
The Company reports earnings per share for the period as (1) basic earnings per share computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period, and (2) diluted earnings per share computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, including common stock equivalents. As of December 31, 2013 and 2012, there were no common stock equivalents that would have a dilutive effect on earnings (loss) per share for common stockholders.
Distributions declared and paid per common share assumes each share was issued and outstanding each day during the three months ended December 31, 2013. Distributions declared per common share was based on daily declaration and record dates selected by the Company’s board of directors of $0.001901096 per day per share on the outstanding shares of common stock.
Segment Information
ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. The Company internally evaluates all of the properties and interests therein as one reportable segment.
Unaudited Data
Certain information used to describe the real estate investments included in the Company’s consolidated financial statements such as square footage, occupancy, and annualized net rent, are presented on an unaudited basis.
Recently Issued Accounting Pronouncements
In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-2, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU No. 2013-2”). ASU No. 2013-2 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not

Appendix I - 17

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts, such as when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU No. 2013-2 is effective for reporting periods beginning after December 31, 2012. The Company’s adoption of ASU No. 2013-2 did not have a material impact on its consolidated financial statements.
In January 2013, the FASB issued ASU No. 2013-1, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU No. 2013-1”). ASU No. 2013-1 clarifies that the scope of ASU No. 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45, Balance Sheet - Other Presentation Matters, or ASC 815-10-45, Derivatives and Hedging - Other Presentation Matters, or subject to an enforceable master netting arrangement or similar agreement. ASU No. 2013-1 is effective for fiscal years beginning on or after January 1, 2013 and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The Company’s adoption of ASU No. 2013-1 did not have a material impact on its consolidated financial statements.
In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU No. 2011-11”). ASU 2011-11 requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement, including derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The amendments in this update are effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods. The Company’s adoption of ASU No. 2011-1 did not have a material impact on its consolidated financial statements.

Appendix I - 18

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

3. Real Estate
As of December 31, 2013, the Company’s real estate portfolio consisted of 42 properties in 18 states consisting substantially of office, warehouse, and manufacturing facilities with a combined acquisition value of $1.2 billion, including the allocation of the purchase price to above and below-market lease valuation.
2013 Acquisitions
During the year ended December 31, 2013, the Company acquired 28 properties in nine states from unaffiliated parties, of which 18 were acquired as part of the Investment Grade Portfolio on November 5, 2013. The aggregate purchase price of the acquisitions was $851.3 million as shown below.

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	Acquisition Fees and Reimbursable Expenses Paid to the Advisor (1)	KeyBank Credit Facility (2)	KeyBank Term Loan (2)	Other Debt Financing (2)	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (3)
Comcast	Greenwood Village, CO	Comcast Holdings, LLC	1/11/2013	$27,000,000	157,300	$810,000	$16,200,000	$—	$10,365,000	2021	$2,254,000
Boeing	Renton, WA	The Boeing Company	2/15/2013	12,000,000	70,100	360,000	6,600,000	—	—	2017	963,000
Schlumberger	Houston, TX	Schlumberger Technology Corporation	5/1/2013	48,750,000	149,700	1,462,500	20,300,000	—	—	2024	2,985,000
UTC	Charlotte, NC	United Technologies Corporation ("UTC")	5/3/2013	39,188,000	198,900	1,175,640	16,300,000	—	14,500,000	2025	2,560,000
Avnet	Chandler, AZ	Avnet, Inc.	5/29/2013	32,462,100	231,400	973,863	21,500,000	—	3,250,000	2018	2,758,000
Cigna	Phoenix, AZ	Connecticut General Life Insurance Company	6/20/2013	54,500,000	232,600	1,635,000	48,300,000	—	5,700,000	2023	3,626,000
Nokia	Arlington Heights, IL	Nokia Solution & Networks	8/13/2013	29,540,000	214,200	886,200	17,100,000	—	—	2025	2,171,000
Verizon	Warren, NJ	Cellco Partnership d/b/a Verizon Wireless	10/3/2013	40,000,000	210,500	1,200,000	24,000,000	—	—	2020	3,334,000
Fox Head	Irvine, CA	Fox Head, Inc.	10/29/2013	27,250,000	81,600	817,500	27,700,000	—	—	2027	1,806,000
Coca-Cola Refreshments	Atlanta, GA	Coca-Cola Refreshments USA	11/5/2013	56,700,000	315,900	(4)	—	30,394,309	—	2018	4,840,000

Appendix I - 19

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	Acquisition Fees and Reimbursable Expenses Paid to the Advisor (1)	KeyBank Credit Facility (2)	KeyBank Term Loan (2)	Other Debt Financing (2)	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (3)
Atlanta Wildwood	Atlanta, GA	Hyundai Capital USA/BlueLinx	11/5/2013	28,000,000	250,000	(4)	—	33,303,335	—	2019	2,857,000
General Electric (5)	Atlanta, GA	General Electric Company	11/5/2013	61,000,000	265,100	(4)	—	16,049,800	—	2025	4,219,000
Community Insurance	Mason, OH	Community Insurance Company	11/5/2013	23,500,000	223,500	(4)	—	14,795,909	—	2019	2,419,000
Anthem	Mason, OH	Anthem Prescription Management	11/5/2013	9,500,000	78,200	(4)	—	5,818,052	—	2019	939,000
JPMorgan Chase	Westerville, OH	JPMorgan Chase	11/5/2013	44,500,000	388,700	(4)	—	21,065,362	—	2025	3,183,000
IBM	Dublin, OH	IBM	11/5/2013	37,300,000	322,700	(4)	—	18,708,048	—	2020	4,097,000
Aetna	Arlington, TX	Aetna Life Insurance Company	11/5/2013	16,000,000	139,400	(4)	—	9,002,935	—	2020	1,480,000
CHRISTUS Health	Irving, TX	CHRISTUS Health	11/5/2013	46,350,000	253,300	(4)	—	23,573,144	—	2024	2,926,000
Roush Industries	Allen Park, MI	Roush Industries	11/5/2013	12,250,000	169,200	(4)	—	5,517,119	—	2015	1,336,000
Eagle Rock Executive Office Center	East Hanover, NJ	GfK Holding, Inc.	11/5/2013	6,500,000	177,800	(4)	—	13,542,019	—	2024	808,000
College Park Plaza	Indianapolis, IN	Republic Airways Holdings	11/5/2013	7,400,000	179,500	(4)	—	13,516,941	—	2015	1,412,000
Wells Fargo	Milwaukee, WI	Wells Fargo Bank, N.A.	11/5/2013	26,000,000	229,600	(4)	—	11,686,260	—	2019	2,104,000
One Century Place	Nashville, TN	Willis North America	11/5/2013	70,000,000	538,800	(4)	—	7,122,099	—	2026	5,873,000
Shire Pharmaceuticals	Wayne, PA	Shire Pharmaceuticals, Inc.	11/5/2013	21,500,000	114,100	(4)	—	6,570,387	—	2017	2,252,000
Comcast (Northpointe Corporate Center I)	Lynwood, WA	Comcast Corporation	11/5/2013	19,825,000	87,400	(4)	—	36,989,773	—	2017	1,751,000
Northpointe Corporate Center II	Lynwood, WA	Vacant	11/5/2013	7,175,000	69,000	(4)	—	3,811,827	—	N/A	—
United HealthCare	St. Louis, MO	United HealthCare Services	11/5/2013	28,000,000	188,500	(4)	—	10,532,681	—	2018	2,755,000

Appendix I - 20

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	Acquisition Fees and Reimbursable Expenses Paid to the Advisor (1)	KeyBank Credit Facility (2)	KeyBank Term Loan (2)	Other Debt Financing (2)	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (3)
Farmers (5)	Kansas City, KS	Farmers Insurance Exchange	12/27/2013	19,100,000	102,000	573,000	—	—	—	2024	1,454,000
				$851,290,100	$5,639,000	$9,893,703	$198,000,000	$282,000,000	$33,815,000		$69,162,000

(1)
The Advisor receives acquisition fees equal to 2.5% and expense reimbursements up to 0.5% of the contract purchase price, respectively, for each property acquired. The total is included in acquisition fees and expenses to affiliates on the consolidated statements of operations.

(2)
Represents borrowings from the KeyBank Credit Facility, KeyBank Bridge Loan, and KeyBank Term Loan discussed in Note 5, Debt. The remaining purchase price was funded with net proceeds raised in the Initial Public Offering and the proceeds received from the the issuance of preferred units discussed in Note 6, Equity.

(3)
Net rent is based on (1) the contractual rental payments assuming the lease requires the tenant to reimburse the Company for certain operating expenses; or (2) contractual rent payments less certain operating expenses that are the responsibility of the Company for the 12-month period subsequent to December 31, 2013 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months. Total rental income received for the Verizon, Fox Head, Investment Grade Portfolio, and Farmers properties for the year ended December 31, 2013 was $1.4 million, $0.4 million, $9.6 million, and $0.02 million, based on an acquisition date of October 3, 2013, October 29, 2013, November 5, 2013, and December 27, 2013, respectively.

(4)
Represents a property comprising the Investment Grade Portfolio. In conjunction with the acquisition on November 5, 2013 thereof, the Advisor received acquisition fees equal to 2.5% of the contract purchase price of $521.5 million and actual expense reimbursements of $1.9 million, which was owed to the Advisor as of December 31, 2013 as discussed in Note 7, Related Party Transactions.

(5)
In connection with the acquisition of the Farmers and General Electric properties, the Company was assigned and assumed a leasehold estate and the rights to a payment in lieu of taxes agreement (the “PILOT Program”) with the municipalities which own the underlying leased fee estate and subsequently leased the ground to the Company.  The ground lease arrangements were put in place to provide real estate tax abatements, which is facilitated through the issuance of a municipal bond. Payments on the bonds, which are owned by the Company as lessee, are funded solely from the payments on the ground leases. The bonds can only be transferred to any successor to the Company, or any affiliate, as a lessee under the lease, including but not limited to any purchaser of the Company’s leasehold interest.  Upon termination of the lease, the Company has the obligation to purchase the land for a nominal amount.  The bonds, ground lease obligations and purchase options were measured at fair value at acquisition in accordance with ASC 805 and, due to their inseparability, are presented as a component of land on the accompanying consolidated balance sheets.

Appendix I - 21

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following summarizes the purchase price allocation of the 2013 acquisitions.

Property	Land	Building and improvements	Tenant origination and absorption cost	In-place lease valuation- above/(below) market	Total
Comcast	$3,145,880	$14,170,560	$8,655,578	$627,982	$26,600,000	(1)
Boeing	3,000,000	5,291,315	3,708,685	—	12,000,000
Schlumberger	2,800,000	39,921,024	7,831,114	(1,802,138)	48,750,000
UTC	1,330,000	28,426,881	9,431,119	—	39,188,000
Avnet	1,860,000	28,907,849	2,572,854	(878,603)	32,462,100
Cigna	8,600,000	38,070,325	10,031,654	(2,201,979)	54,500,000
Nokia	7,697,000	18,114,138	3,728,862	—	29,540,000
Verizon	5,300,000	24,932,477	11,835,325	(2,067,802)	40,000,000
Fox Head	3,672,000	17,878,446	5,351,452	348,102	27,250,000
Coca-Cola Refreshments	5,000,000	42,845,442	7,381,115	1,473,443	56,700,000
Atlanta Wildwood	4,189,404	17,071,465	6,342,040	(1,467,549)	26,135,360	(2)
General Electric	5,050,000	43,556,712	7,839,757	4,553,531	61,000,000
Community Insurance	1,177,372	20,015,321	2,307,307	—	23,500,000
Anthem	850,000	7,199,721	1,692,662	(242,383)	9,500,000
JPMorgan Chase	5,500,000	29,583,184	9,416,816	—	44,500,000
IBM	4,750,000	24,529,909	8,239,520	(219,429)	37,300,000
Aetna	3,000,000	8,879,535	3,450,790	669,675	16,000,000
CHRISTUS Health	1,950,000	31,235,695	15,686,684	(2,522,379)	46,350,000
Roush Industries	875,000	9,579,452	1,795,548	—	12,250,000
Eagle Rock Executive Office Center	1,366,402	4,123,179	895,895	114,524	6,500,000
College Park Plaza	736,514	5,266,075	1,397,411	—	7,400,000
Wells Fargo	3,100,000	16,849,790	9,497,821	(3,447,611)	26,000,000
One Century Place	8,025,000	41,159,046	20,002,761	813,193	70,000,000
Shire Pharmaceuticals	2,925,000	13,490,491	5,444,955	(360,446)	21,500,000
Comcast (Northpointe Corporate Center I)	2,291,617	14,484,653	2,445,258	603,647	19,825,175
Northpointe Corporate Center II	1,108,847	6,065,978	—	—	7,174,825
United HealthCare	2,920,000	18,430,643	5,079,006	1,570,351	28,000,000
Farmers	2,750,000	10,984,745	6,121,583	(756,328)	19,100,000
Total	$94,970,036	$581,064,051	$178,183,572	$(5,192,199)	$849,025,460

Appendix I - 22

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

(1)	Amount represents the purchase price of $27 million, net of a $0.4 million credit from the seller for deferred maintenance costs, which reduced building and improvements.

(2)	Amount represents the purchase price of $28.0 million, net of a $1.9 million tenant improvement reimbursement received from the tenant, which reduced building and improvements.
2012 Acquisitions
During the year ended December 31, 2012, the Company acquired seven properties from unaffiliated parties, with the exception of the Northrop Grumman property, which was acquired from an affiliated entity. The aggregate purchase price of the acquisitions was $160.6 million as shown below.

Property	Acquisition Date	Tenant	Industry	Property Type	Purchase Price	Square Feet	Acquisition Fees and Reimbursable Expenses Paid to the Advisor (1)	Mortgage Loan Payable (2)	Credit Facility (3)	Other Debt Financing (3)	Year of Lease Expiration	2012 Gross Base Rent (4)
AT&T Redmond, WA	1/31/2012	AT&T Services, Inc.	Tele-communications	Office/Data Center	$40,000,000	155,800	$1,200,000	$—	$22,000,000	$12,400,000	2019	$2,784,000
Westinghouse Cranberry Township, PA	3/22/2012	Westinghouse Electric Company, LLC	Engineering (Nuclear Fuel and Nuclear Services)	Engineering Facility	36,200,000	118,000	1,086,000	—	27,095,000	9,000,000	2025	2,235,000
TransDigm Whippany, NJ	5/31/2012	GE Aviation Systems	Aerospace	Assembly/Manufacturing	13,000,000	114,300	390,000	6,908,270	—	5,971,385	2018	635,000
Travelers Greenwood Village (Denver), CO	6/29/2012	The Travelers Indemnity Company	Insurance	Office	16,100,000	131,000	483,000	—	9,660,000	6,200,000	2024	606,000
Zeller Plastik Libertyville, IL	11/8/2012	Zeller Plastik USA, Inc.	Consumer Products (Plastics)	Manufacturing	15,600,000	193,700	468,000	—	9,360,000	—	2022	184,000
Northrop Grumman Beavercreek (Dayton), OH	11/13/2012	Northrop Grumman Systems, Corp.	Aerospace	Office	17,000,000	99,200	510,000	—	10,200,000	—	2019	201,000
Health Net Rancho Cordova, CA	12/18/2012	Health Net of California, Inc.	Insurance	Office	22,650,000	145,900	679,500	—	13,590,000	2,000,000	2022	148,000
					$160,550,000	957,900	$4,816,500	$6,908,270	$91,905,000	$35,571,385		$6,793,000

(1)
The Advisor receives acquisition fees and expense reimbursements equal to 2.5% and 0.5% of the contract purchase price, respectively, for each property acquired. The total is included in acquisition fees and expenses to affiliates on the consolidated statements of operations.

(2)	Represents the balance of the mortgage loan payable assumed at the time of acquisition.

Appendix I - 23

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

(3)
Represents borrowing from the KeyBank Credit Facility, Mezzanine Loan, and KeyBank Bridge Loan discussed in Note 5, Debt. The remaining purchase price was funded with net proceeds raised in the Public Offering.

(4)	Gross base rent is based on the contractual rental payments received during the year ended December 31, 2012.
The following summarizes the purchase price allocation of the 2012 acquisitions.

Property	Land	Building and improvements	Tenant origination and absorption cost	In-place lease valuation- above/(below) market	Fair value on premium on assumed mortgage debt	Total
AT&T	$6,770,223	$26,357,255	$6,063,085	$809,437	$—	$40,000,000
Westinghouse	2,650,000	22,024,952	7,070,642	4,454,406	—	$36,200,000
TransDigm	3,773,000	7,707,174	1,322,919	408,330	(211,423)	$13,000,000
Travelers	2,600,000	9,062,597	4,437,403	—	—	$16,100,000
Zeller Plastik	2,673,700	10,999,628	2,229,789	(303,117)	—	$15,600,000
Northrop Grumman	1,300,000	11,444,600	4,743,245	(487,845)	—	$17,000,000
Health Net	4,181,800	10,006,666	8,065,419	396,115	—	$22,650,000
Total	$23,948,723	$97,602,872	$33,932,502	$5,277,326	$(211,423)	$160,550,000
2011 Acquisitions
During the year ended December 31, 2011, the Company, through a wholly-owned subsidiary of the Operating Partnership, acquired the co-tenancy interests in a single-story, lab and manufacturing headquarters facility located in Carlsbad, CA (“LTI property”) from 29 unaffiliated third party investors and one affiliated investor. Certain investors contributed all or a portion of their ownership interest in the LTI property in exchange for limited partnership units in the Operating Partnership. The LTI property is 100% leased to a single tenant, Life Technologies Corporation (“LTI”), on a net lease basis, which expires in 2022. The purchase price of the LTI property was $56.0 million. The Company caused the Operating Partnership to issue in limited partnership units to those contributing investors. The remaining purchase price was substantially financed with a bridge loan draw of $12.3 million and the assumption of existing mortgage loan of ( at estimated fair value including the premium of ). Total acquisitions fees and expense reimbursements paid to the Advisor for this acquisition totaled $1.7 million. Total rental income for the LTI property for the year ended December 31, 2011 was $2.6 million, consisting of approximately of rent based on an acquisition date of May 13, 2011.

Appendix I - 24

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The purchase price of the LTI property was allocated as follows:

Land	$15,300,000
Building and improvements	33,817,721
Tenant origination and absorption cost	16,304,765
In-place lease valuation- below market	(9,010,188)
Assumed mortgage debt premium	(412,298)
Total	$56,000,000
Pro Forma Financial Information (unaudited)
The following condensed pro forma operating information is presented as if the Company’s properties acquired in 2013 had been included in operations as of January 1, 2012. The pro forma operating information includes certain nonrecurring adjustments, such as acquisition fees and expenses incurred as a result of the assets acquired in the acquisitions:

	Year Ended December 31,
	2013	2012
Revenue	$143,042,785	$124,040,752
Net income (loss)	$5,892,369	$(36,787,089)
Net loss attributable to noncontrolling interests	$(1,883,752)	$(17,832,883)
Distributions to redeemable noncontrolling interests attributable to common stockholders	$(318,136)	$(259,612)
Net loss attributable to common stockholders (1)	$(15,319,935)	$(73,890,001)
Net loss attributable to common stockholders per share, basic and diluted	$(0.60)	$(8.14)

(1)	Amount is net of net income (loss) attributable to noncontrolling interests and distributions to redeemable noncontrolling interests attributable to common stockholders.
The lease expirations of the Company’s 42 properties range from 2014 to 2027. The future minimum net rent payments pursuant to the lease terms are shown in the table below.

2014	$111,517,932
2015	112,117,432
2016	112,031,469
2017	111,431,131
2018	102,702,910
Thereafter	400,987,567
Total	$950,788,441
Revenue Concentration
No lessee or property, based on annualized net rent for the 12-month period subsequent to December 31, 2013, pursuant to the respective in-place leases, was greater than 10% as of December 31, 2013.
The percentage of annualized net rent for the 12-month period subsequent to December 31, 2013, by state, based on the respective in-place leases, is as follows:

Appendix I - 25

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

State	Annualized Net Rent	Number of Properties	Percentage of Annualized Net Rent
Ohio	$12,148,000	5	12.6%
Georgia	11,916,000	3	12.3
California	9,033,000	4	9.3
Illinois	8,362,000	4	8.6
Texas	7,391,000	3	7.6
Arizona	6,384,000	2	6.6
Washington	5,896,000	4	6.1
Tennessee	5,873,000	1	6.1
New Jersey	5,273,000	3	5.4
Pennsylvania	5,139,000	2	5.3
Colorado	4,793,000	3	5.0
All others (1)	14,568,000	8	15.1
Total	$96,776,000	42	100%

(1)	All others account for less than 5% of total annualized net rent on an individual basis.
The percentage of annualized net rent for the 12-month period subsequent to December 31, 2013, by industry, based on the respective in-place leases, is as follows:

Industry	Annualized Net Rent	Number of Lessees	Percentage of Annualized Net Rent
Insurance	$19,638,000	15	20.3%
Consumer Products	14,906,000	8	15.4
Telecommunications	10,941,000	4	11.3
Energy	10,091,000	3	10.4
Technology	6,855,000	2	7.1
Financial Services	6,584,000	5	6.8
Aerospace	6,164,000	4	6.4
All others (1)	21,597,000	21	22.3
Total	$96,776,000	62	100%

(1)	All others account for less than 5% of total annualized net rent on an individual basis.
The tenant lease expirations by year based on annualized net rent for the 12-month period subsequent to December 31, 2013 are as follows:

Appendix I - 26

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Year of Lease Expiration	Annualized Net Rent	Number of Lessees	Square Feet	Percentage of Annualized Net Rent
2014	$820,000	3	74,000	0.8%
2015	2,595,000	5	318,470	2.7%
2016	1,185,000	4	109,800	1.2%
2017	5,082,000	4	276,600	5.3%
2018	11,814,000	8	868,330	12.2%
2019	12,087,000	7	944,300	12.5%
2020	11,953,000	6	1,685,600	12.4%
2021	4,613,000	3	764,800	4.8%
2022	11,561,000	5	1,014,100	11.9%
2023	6,803,000	3	371,600	7.0%
2024	9,885,000	6	888,800	10.2%
2025	16,058,000	6	1,240,900	16.6%
2026	514,000	1	186,800	0.5%
2027	1,806,000	1	81,600	1.9%
Vacant	—	—	69,000	—%
Total	$96,776,000	62	8,894,700	100%

Tenant Risk
Tenant security deposits as of December 31, 2013 and 2012, which were included in the accounts payable and other liabilities balance on the consolidated balance sheets, totaled $0.07 million and $0.03 million, respectively, as required pursuant to the lease for certain properties. The Company received an additional $0.04 million in security deposits during the three months ended December 31, 2013 as a result of the Investment Grade Portfolio acquisition, therefore, the Company bears the full risk of tenant rent collections. Certain leases do, however, require the tenant to pay a penalty in the event of early termination, which fee would be utilized for re-tenanting and restoration. Tenant receivables as of December 31, 2013 and 2012 totaled $0.9 million and less than $0.01 million, respectively.
In June 2013, World Kitchen, LLC vacated the Will Partners property but remained obligated for the rental payments over the remaining lease term of approximately 7 years, or through February 29, 2020, with no option for early termination. On January 24, 2014, the Company executed a termination agreement with World Kitchen, LLC in which the Company agreed to a termination fee of $7.125 million and a restoration amount of approximately $0.5 million. The Company financed the termination fee, net of certain adjustments and the initial payment, for a total of $6.7 million at 5.5% over an approximate 5.5 year term. In return the Company released World Kitchen, LLC from any and all obligations under the lease in-place at December 31, 2013. Upon the execution of the termination agreement KeyBank released the property as collateral of the Key Bank Credit Facility, and released the re-tenanting reserves funded pursuant to the second amended and restated Key Bank Credit Agreement.  The Company’s property manager is actively involved in finding an appropriate replacement tenant. As a result of the termination, the Company will write off approximately $0.9 million of unamortized in-place lease intangible assets that were recorded as part of the purchase price allocation when the property was acquired.
GE Aviation Systems, (“GE”), the tenant occupying the TransDigm property (formerly known as the GE property), was acquired by TransDigm Group, Inc. (“TransDigm”) on June 30, 2013. TransDigm, is a public company traded on the NYSE under the symbol “TDG” is a Cleveland, OH based aircraft parts maker. As part of the transaction, TransDigm assumed the lease. General Electric, the parent of GE, will continue to guaranty the lease for the duration of the term.
On October 15, 2013, Westinghouse Electric Company, LLC (“Westinghouse”), the tenant previously occupying the Westinghouse property, entered into a sublease with PPG Industries, Inc, ("PPG"). PPG is a public

Appendix I - 27

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

company traded on the NYSE under the symbol “PPG” located in Pittsburgh, PA. PPG plans to utilize the property as the North American administrative headquarters for the PPG Architectural Paints Business. Westinghouse remains obligated pursuant to the terms of a direct lease with the Company.
On February 3, 2014, Life Technologies Corporation, the tenant occupying the LTI property, was acquired by Thermo Fisher Scientific.  Thermo Fisher is a public company (NYSE: TMO) focused on providing precision laboratory equipment used in healthcare, scientific research, safety and education. Life Technologies Corporation is now a wholly-owned subsidiary of Thermo Fisher and remains on the lease.  It is now referred to as the Life Sciences Solutions Group (LSG), Thermo Fisher Scientific.
Intangibles
The Company allocated a portion of the acquired and contributed real estate asset value to in-place lease valuation and tenant origination and absorption cost, as discussed above and as shown below. The leases were measured against comparable leasing information and the present value of the difference between the contractual, in-place rent and the fair market rent was calculated using, as the discount rate, the capitalization rate utilized to compute the value of the real estate at acquisition or contribution. The discount rate used to compute the present value of the intangible assets for the Westinghouse property was adjusted to consider the potential risk that the tenant would exercise the termination option pursuant to the lease.

	Balance December 31, 2013	Balance December 31, 2012
In-place lease valuation (above market)	$18,680,639	$7,906,191
In-place lease valuation (above market)- accumulated amortization	(1,970,482)	(924,524)
In-place lease valuation (above market), net	$16,710,157	$6,981,667
In-place lease valuation (below market)	$(26,708,360)	$(10,741,713)
In-place lease valuation (below market)- accumulated amortization	3,156,902	1,565,055
In-place lease valuation (below market), net	$(23,551,458)	$(9,176,658)
Tenant origination and absorption cost	$246,516,745	$68,333,173
Tenant origination and absorption cost- accumulated amortization	(22,933,515)	(8,835,599)
Tenant origination and absorption cost, net	$223,583,230	$59,497,574

The intangible assets are amortized over the remaining lease term of each property, which on a weighted-average basis, was approximately 7.7 years and 8.9 years as of December 31, 2013 and 2012, respectively. The amortization of the intangible assets for the respective periods is as follows:

	Amortization (income) expense for the year ended December 31,
	2013	2012
In-place lease valuation	$(545,889)	$(301,151)
Tenant origination and absorption cost	$14,097,916	$4,790,363
As of December 31, 2013, amortization (income) expense for in-place lease valuation, net, and tenant origination and absorption cost is expected to be $(0.9) million and $35.3 million, respectively, each year for the next five years. As of December 31, 2012, amortization (income) expense for in-place lease valuation, net, and tenant origination and absorption cost was expected to be $(0.2) million and $6.9 million, respectively, each year for the next five years.

Appendix I - 28

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Restricted Cash
As part of certain acquisitions and contributions, or as required by certain lenders, the Company has assumed or established certain building and tenant improvement or rent abatement reserves, which are included on the consolidated balance sheets as restricted cash. Additionally, an ongoing replacement reserve is funded by certain tenants pursuant to each tenant’s respective lease as follows:

	Balance December 31, 2012	Additions	Utilizations	Balance December 31, 2013
Plainfield (1)	$496,547	$100,000	$—	$596,547
Will Partners (1)	257,347	106,339	(28,838)	$334,848
Emporia Partners (1)	679,497	80,509	—	$760,006
ITT (2)	342,512	—	(342,512)	$—
Quad/Graphics (2)	260,000	—	(260,000)	$—
TransDigm (3)	5,000	—	—	$5,000
Health Net (4)	3,528,775	1,416	(2,357,155)	$1,173,036
Comcast (4)	—	1,572,940	(40,365)	$1,532,575
Midland Mortgage Loan Reserves (5)	—	584,110	(130,739)	$453,371
Midland Mortgage Loan Restricted Lockbox (6)	—	1,700,663	—	$1,700,663
Schlumberger Rent Abatement Escrow (7)		1,111,566	(988,079)	$123,487
Schlumberger (4)	—	1,566,480	(1,566,480)	$—
Nokia (8)	—	973,750	(672,450)	$301,300
Will Partners Re-tenanting Costs (9)	—	237,104	—	$237,104
Verizon (10)	—	1,800,000	—	$1,800,000
Coca-Cola Refreshments (4)	—	100,000	—	$100,000
General Electric (4)	—	6,412,576	—	$6,412,576
Atlanta Wildwood Rent Abatement Escrow (7)	—	829,733	(79,167)	$750,566
IBM (4)	—	824,438	—	$824,438
Aetna (4)	—	237,918	—	$237,918
Christus Health Rent Abatement Escrow (7)	—	2,835,029	(412,868)	$2,422,161
Roush Industries (4)	—	48,338	—	$48,338
Eagle Rock Executive Office Center (4)	—	558,963	—	$558,963
One Century Place (4)	—	4,050,471	—	$4,050,471
One Century Place Rent Abatement Escrow(7)	—	1,037,628	—	$1,037,628
Total	$5,569,678	$26,769,971	$(6,878,653)	$25,460,996

(1)	Additions to the reserve balance are funded by the tenant.

(2)
Prior year balance represents capital expenditure reserves, which were held by the lender. The reserves were released on February 28, 2013, in conjunction with the refinancing of certain properties that previously served as security for the KeyBank Credit Facility, as discussed in Note 5, Debt.

(3)	Balance represents a required impressed balance in the lender-controller account.

(4)	Represents a tenant improvement reserve funded by the seller and held by the lender. Deductions are a result of reimbursements made to the tenant from the reserve in the current period.

(5)
Addition represents a deferred maintenance reserve funded by the Company as part of the refinancing that occurred on February 28, 2013 whereby certain properties became collateral for the Midland Mortgage Loan, as discussed in Note 5, Debt. Deductions are a result of deferred maintenance projects completed and reimbursement from the reserve in the current period.

(6)
As part of the terms of the Midland Mortgage Loan, as discussed in Note 5, Debt, rent collections from the eight properties which serve as collateral thereunder, are received in a designated cash collateral account

Appendix I - 29

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

which is controlled by the lender until the designated payment date, as defined in the loan agreement, and the excess cash is transferred to the appropriate property operating accounts.

(7)
Addition represents a rent abatement escrow funded by the seller and held by the lender for base rent as specified per the terms of the lease. The lender releases the appropriate amount to allow for a full rent payment as it is earned.

(8)
Additions represents a deferred maintenance reserve funded by the seller and held by the title company as part of the acquisition. Deductions are a result of reimbursements made to the tenant from the reserve in the current period.

(9)
Addition represents a reserve for re-tenanting costs based on a budget provided to, and approved by, KeyBank, as Administrative Agent. The Company was obligated to fund an additional $0.03 million per month until the reserve was satisfied. This reserve was released on January 24, 2014 upon the execution of the termination agreement, as discussed above.

(10)	Represents a tenant improvement reserve funded by the Company and held by the lender.
4. Investments
On April 10, 2013, the Company purchased a 10% beneficial ownership interest in a DST that is sponsored by an affiliate of the Company. As of December 31, 2013, the investment balance totaled approximately $1.4 million, adjusted for the Company’s share of net earnings or losses and reduced by distributions as shown below. See Note 2, Equity Investments.

Investment in unconsolidated entity	$1,600,000
Net losses	(106,227)
Distributions	(72,330)
Total	$1,421,443
5. Debt
As of December 31, 2013 and 2012, the Company’s debt consisted of the following:

	Balance as of December 31, 2013	Balance as of December 31, 2012	Contractual Interest Rate as of December 31, 2013 (1)	Payment Type	Loan Maturity
Plainfield Mortgage Loan	$19,958,225	$20,257,850	6.65%	Principal and interest	November 2017
Emporia Partners Mortgage Loan	4,442,140	4,757,113	5.88%	Principal and Interest	September 2023
LTI Mortgage Loan	32,822,202	33,476,326	5.80%	Principal and Interest	March 2016
LTI Mortgage Loan Premium	186,092	271,973	—	—	—
TransDigm Mortgage Loan	6,711,394	6,838,716	5.98%	Principal and Interest	June 2016
TransDigm Mortgage Loan Premium	127,491	180,310	—	—	—
Midland Mortgage Loan	105,600,000	—	3.94%	IO through March 2017/Principal and Interest thereafter	April 2023
Mortgage Loan Total	169,847,544	65,782,288

KeyBank Credit Facility	44,499,848	129,030,000	2.17% (2)	Interest Only	June 2018 (3)
KeyBank Term Loan	$282,000,000	$—	2.17% (2)	Interest Only	November 2018 (3)
Total	$496,347,392	$194,812,288

Appendix I - 30

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

(1)	The weighted average interest rate as of December 31, 2013 was approximately 3.0% and 4.7% for all of the Company's debt and for the Company's fixed-rate debt, respectively.

(2)	As discussed below, the interest rate is a one-month LIBO Rate +2.00%. As of December 31, 2013, the LIBO Rate was 0.17%.

(3)
As discussed below, the KeyBank Credit Agreement and KeyBank Term Loan allow for two one-year extensions, pursuant to the terms of the respective agreement and so long as an the Company is in default. Maturity dates assume both one-year extensions are exercised.

KeyBank Credit Facility
On June 13, 2013, the Company, through the Operating Partnership, and seven of its wholly-owned property-owning special purpose entities ("SPEs"), entered into that certain Second Amended and Restated Credit Agreement (the “Second Restated KeyBank Credit Agreement”) with KeyBank National Association ("KeyBank"), as administrative agent, Bank of America as syndication agent, and a syndicate of lenders (collectively, the “Lenders”), pursuant to which the Lenders initially provided available financing commitments of $190.0 million, of a total $400.0 million Credit Facility (the “KeyBank Credit Facility”). During the first two years under the term of the Second Restated KeyBank Credit Agreement, the Company may request additional commitments up to the $400.0 million available Credit Facility, and the administrative agent will act on a best efforts basis to obtain such increases or additional commitments. As of December 31, 2013, the total commitment was increased to $335.0 million with four additional lenders committing a total of $145.0 million.  Availability under the Second Restated KeyBank Credit Agreement is limited to the lesser of certain loan-to-value and debt service coverage ratio ("DSCR") calculations set forth in the Second Restated KeyBank Credit Agreement.
Under the terms of the Second Restated KeyBank Credit Agreement, the Company has the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Second Restated KeyBank Credit Agreement) to which the administrative agent is subject, with respect to this rate, for Eurocurrency funding, plus (i) 1.75%, assuming a leverage ratio of less than 50%, (ii) 2.00% assuming a leverage ratio of 50% to 55%, (iii) 2.25% assuming a leverage ratio of 55% to 60%, and (iv) 2.50% assuming a leverage ratio greater than 60% (“LIBOR-based”), or (b) an alternate base rate, which is the greater of the (i) Prime Rate, or (ii) Federal Funds Rate plus 0.50%.
In connection with the acquisitions during the year ended December 31, 2013, the Company, through the Operating Partnership, made draws totaling $198.0 million under the KeyBank Credit Facility and repaid $178.9 million. As of December 31, 2013, $44.5 million of the KeyBank Credit Facility was outstanding, which is secured by certain properties. Per the terms of the Second Restated KeyBank Credit Agreement, the maximum loan available under the KeyBank Credit Facility is the lesser of the total commitments ($335.0 million) or the aggregate borrowing base availability less the outstanding balance. The outstanding balance was paid in full as of February 28, 2014.
KeyBank Bridge Loan
On June 13, 2013, certain of the Company’s Operating Partnership’s wholly owned SPEs entered into that certain First Amendment to Bridge Credit Agreement and Omnibus Amendment to Loan Documents (the “First Amendment”), pursuant to which the available commitments under the bridge credit agreement with KeyBank National Association and Fifth-Third Bank (“Bridge Credit Agreement”) were increased from $25.0 million to $35.0 million (the “KeyBank Bridge Loan”). In addition, the First Amendment provides that the commitments may be increased to a maximum of $50 million, in $5 million increments. The other material terms of the Bridge Credit Agreement were otherwise unchanged. The terms also require the Company to pay, on a quarterly basis, an annual facility fee of 0.30% of the average daily unused amount of the total commitment. In connection with the acquisitions of the Comcast, UTC, Avnet, and Cigna properties on January 11, 2013, May 3, 2013, May 29, 2013 and June 20, 2013, respectively, the Company, through the Operating Partnership, made draws totaling $33.8 million . The KeyBank Bridge Loan was guaranteed by the Company’s Chief Executive Officer and Chairman, both

Appendix I - 31

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

personally and through his trust, the Company’s Sponsor, and the Company. The draws on the KeyBank Bridge Loan were paid in full on June 28, 2013 with proceeds raised in our Public Offering. The Company did not extend the terms of the Bridge Credit Agreement and on November 4, 2013, through the Operating Partnership, made a final annual facility fee payment of less than $0.1 million based on the average daily unused amount of the total commitment, thereby terminating the agreement effective on that date.
On January 31, 2012, a property-owning SPE wholly-owned by the Company’s Operating Partnership entered into a credit agreement in which KeyBank served as the initial lender with total commitments of $15.0 million (the “Mezzanine Loan”). In connection with the acquisition of the Westinghouse property on March 22, 2012, the Property SPE made a draw of $9.0 million from the Mezzanine Loan to partially finance such acquisition. On May 31, 2012, the property SPE made a draw of $8.5 million, of which approximately $6.0 million was used to partially finance the acquisition of the GE property and the remainder was used to pay acquisition fees earned by the Company’s Advisor for the AT&T, Westinghouse and GE property acquisitions. The Mezzanine Loan was paid in full on July 31, 2012 with proceeds raised in our Public Offering.
Midland Mortgage Loan
On February 28, 2013, certain property-owning SPEs wholly-owned by the Operating Partnership, entered into a fixed-rate mortgage loan agreement with Midland National Life Insurance Company (the “Midland Mortgage Loan”), whereby certain properties, which previously served as collateral for the KeyBank Credit Facility, were refinanced in the amount of $105.6 million and now serve as collateral for the Midland Mortgage Loan. The Midland Mortgage Loan has a fixed interest rate of 3.94%, a term of 10 years and requires monthly interest-only payments for the first four years of the term, followed by principal and interest payments based on a 30-year amortization schedule with all remaining principal and unpaid interest due at maturity. The Midland Mortgage Loan is guaranteed by the Operating Partnership and is secured by a first lien and individual security agreements on the Operating Partnership’s underlying interest in the SPEs owning the AT&T, Westinghouse, Renfro, Zeller Plastik, Travelers, Quad/Graphics, ITT and Health Net properties, along with individual fixture filings, and assignments of leases, rents, income and profits related to each such property.
KeyBank Term Loan
On November 5, 2013, the Company, through 18 borrower SPEs wholly-owned by the Operating Partnership, entered into a loan agreement with KeyBank to partially finance the acquisition of the properties comprising the Investment Grade Portfolio whereby a $300.0 million term loan was obtained (the "KeyBank Term Loan"). The KeyBank Term Loan had an initial funding of $282.0 million, with the remaining $18.0 million available to draw upon for specific future projected tenant improvements and leasing costs for the properties comprised in the Investment Grade Portfolio (the "Mortgaged Properties"). The KeyBank Term Loan is secured by cross-collateralized, first mortgage liens on the properties comprising the Mortgaged Properties.
The KeyBank Term Loan bears interest at a rate of LIBO plus 2.0%, or Base Rate plus 1.0%, where Base Rate will be the greater of (i) Agent Prime or (ii) the Fed Funds plus 0.50%. The KeyBank Term Loan has a term of three years, maturing on November 5, 2016, subject to two, one-year extension options (subject to the fulfillment of certain conditions), and requires monthly interest-only payments. As of February 28, 2014 the balance on the KeyBank Term Loan was $227.0 million, net of a $55.0 million repayment made subsequent to year end.
Debt Covenant Compliance
Pursuant to the terms of the Second Restated KeyBank Credit Agreement, the Operating Partnership, in consolidation with the Company, is subject to certain loan compliance covenants, reported quarterly and including, but not limited to (as defined therein), (1) a maximum total leverage ratio (65%); (2) a minimum interest coverage ratio (2.0 to 1); (3) a minimum fixed charge ratio (1.75 to 1); (4) a maximum variable debt ratio (30%); (5) minimum tangible net worth of at least $157,650,464 plus 80% of the net proceeds of any equity issuance after the effective date and 100% of the equity in any properties contributed to the Company after the effective date, the violation of which would constitute an event of default.

Appendix I - 32

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Pursuant to the terms of the KeyBank Bridge Loan, the Operating Partnership, in consolidation with the Company, was subject to the same loan compliance covenants discussed above pursuant to the terms of the KeyBank Credit Facility. In addition, the terms of the KeyBank Bridge require the Sponsor and the Company’s Chief Executive Officer and Chairman to maintain a minimum combined liquidity of $5.0 million and also require the Company’s Chief Executive Officer and Chairman to maintain a minimum net worth of $75.0 million. The terms also require that the Operating Partnership, in consolidation with the Company, generate, during the term of the KeyBank Bridge Loan, gross equity proceeds from the Public Offerings of at least $5.0 million per month. The Company did not extend the terms of the Bridge Credit Agreement and on November 4, 2013, through the Operating Partnership, made a final annual facility fee payment of less than $0.1 million based on the average daily unused amount of the total commitment, thereby terminating the agreement effective on that date.
Pursuant to the terms of the Midland Mortgage Loan, the Operating Partnership is required to maintain a debt service coverage ratio, as defined in the loan agreement for the secured properties, of 1.60 to 1 and must maintain a minimum net worth of $75.0 million.
Pursuant to the terms of the KeyBank Term Loan, the Operating Partnership is required to maintain a debt service coverage ratio as defined in the loan agreement for the secured properties as follows: (1) if the Pool DSCR is less than 1.25x, the Borrower SPEs must fund all excess cash flow after debt service on a monthly basis into a cash collateral reserve account with KeyBank. These funds may be released to the Borrower SPEs upon achievement of a Pool DSCR of 1.25x or greater for two consecutive quarters; (2) If the Pool DSCR falls below 1.20x, the Borrower SPEs will make a principal payment (or post other cash collateral) in an amount to bring the Pool DSCR up to no less than 1.30x. Any collateral will be released upon the achievement of the required 1.30x Pool DSCR for two consecutive quarters.
The Company was in compliance with all of its debt covenants for each quarter of 2013 and as of December 31, 2013.
The following summarizes the future principal repayments of all loans as of December 31, 2013 per the loan terms discussed above:

2014	$1,483,643
2015	1,576,752
2016	38,564,155	(1)
2017	2,000,769
2018	347,428,301	(2)
Thereafter	104,980,189	(3)
Total principal	496,033,809
Unamortized debt premium	313,583
Total	$496,347,392

(1)
Amount includes payment of the balances of the LTI and TransDigm property mortgage loans which mature in 2016. Principal repayments on both mortgage loans do not include the unamortized valuation premium of $0.3 million.

(2)
Amount includes payment of the balances of the KeyBank Credit Facility and KeyBank Term Loan upon expiration on June 13, 2018 and November 5, 2018, respectively, assuming the two one-year extensions are exercised.

(3)	Amount includes payment of the balance of the Midland Mortgage Loan upon expiration in 2023.

Appendix I - 33

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

6. Equity
Preferred Equity
On November 5, 2013, in connection with the acquisition of the Investment Grade Portfolio, the Operating Partnership, entered into a purchase agreement with an affiliate of Starwood Property Trust (“Starwood”), pursuant to which Starwood provided a $250.0 million equity investment in the Operating Partnership in exchange for 24,319,066 Series A Cumulative Exchangeable Preferred Units of limited partnership interest (the “Preferred Units”) of the Operating Partnership. Starwood is entitled to monthly distributions calculated as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the Liquidation Preference per Preferred Unit.
At all times, LIBOR will be subject to a minimum floor of 0.25%.
The Preferred Units may be redeemed by the Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the “Liquidation Preference”); (ii) 1.81% of the Liquidation Preference; (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon. No redemptions had been made as of December 31, 2013. The Operating Partnership may, however, redeem up to 75% of the Preferred Units after the units have been outstanding for 18 months and the remaining 25% of the outstanding Preferred Units on the twenty-fourth month. In both instances the Operating Partnership will not be obligated for the Liquidation Preference and other early redemption fees.
Pursuant to the terms of the purchase agreement with Starwood, the Operating Partnership, in consolidation with the Company, is subject to certain covenants including, but not limited to, covenants that limit the Operating Partnership’s discretion in utilizing cash flows and require that distributions on the Preferred Units be given priority over other disbursements, including distributions on Common Units and redemptions of the Company's shares. In addition, the covenants require (1) a maximum Senior Loan-to-Value Ratio on the Company's aggregate property portfolio of 54% during the 12 month period following the date the Preferred Units were issued and 50% thereafter; and (2) a minimum Debt Yield of at least 13.5%. After the 24th month Starwood may cause the Operating Partnership to begin redeeming the investment if certain covenants are not met, as defined in the underlying agreements. Should an event of default occur, or the investment remains outstanding on the 60th month, Starwood will have the right to appoint a majority to the board of directors. In addition, Starwood will have the right to convert any amount of the limited partnership units to preferred stock of the Company. The Company caused certain amended documents to be placed into escrow that could become effective upon an event of default or the investment remains outstanding on the 60th month, at Starwood's discretion. The Company was in compliance with all of the covenants as of December 31, 2013.
Common Equity
Through April 25, 2013, in connection with the Initial Public Offering, the Company had issued 19,200,570 shares of the Company’s common stock for gross proceeds of approximately $191.5 million. In connection with the Follow-On Offering, the Company had issued 30,541,917 shares of the Company’s common stock for gross proceeds of approximately $313.0 million from April 26, 2013 through December 31, 2013. As of December 31, 2013, the Company had received aggregate gross offering proceeds of approximately $506.9 million from the sale of shares in the Private Offering and the Public Offerings. There were 49,893,502 shares outstanding at December 31,

Appendix I - 34

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

2013, including shares issued pursuant to the DRP, less shares redeemed pursuant to the share redemption plan discussed below.
Distribution Reinvestment Plan
The Company has adopted the DRP, which allows stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of common stock. No sales commissions or dealer manager fee will be paid on shares sold through the DRP. The Company may amend or terminate the DRP for any reason at any time upon 10 days' prior written notice to stockholders.
The Company registered 7,500,000 shares of common stock pursuant to the DRP for the Initial Public Offering at a price of $9.50 per share. In connection with the Follow-On Offering, the Company registered approximately 10.2 million shares pursuant to the DRP at a price equal to 95% of the share price of the Follow-On Offering of $10.28 per share, which is approximately $9.77 per share. The amended and restated DRP states that the purchase price for shares pursuant to the DRP shall be equal to 95% of the per share offering price of the Company's common stock, until the earliest to occur of (A) the date that all DRP shares registered have been issued or (B) all offerings terminate and the Company elects to deregister with the SEC the unsold DRP shares, if any. The other material terms of the DRP were otherwise unchanged.
As of December 31, 2013 and 2012, $12.7 million and $3.8 million in shares, respectively, had been issued under the DRP, of which $0.2 million and $0.4 million, respectively, were reclassified from redeemable common stock to accounts payable and accrued liabilities in the consolidated balance sheets as of December 31, 2013 and 2012.
Share Redemption Program
The Company has adopted a share redemption program ("SRP") that enables stockholders to sell their stock to the Company in limited circumstances. As long as the common stock is not listed on a national securities exchange or over-the-counter market, stockholders who have held their stock for at least one year may, under certain circumstances, be able to have all or any portion of their shares of stock redeemed by the Company. The Company may redeem, on a quarterly basis, the shares of stock presented for redemption for cash to the extent that there are sufficient funds available to fund such redemptions. In no event shall the Company redeem more than 5.0% of the weighted average shares outstanding during the prior calendar year, and the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to the DRP. Effective March 17, 2013, as long as the Company is engaged in an offering, the redemption price per share shall be as shown below, which is based upon the number of years the stock is held:

Period of Time Held	Redemption Price
At least one year	Lower of $9.25 or the price paid by the stockholder
At least two years	Lower of $9.50 or the price paid by the stockholder
At least three years	Lower of $9.75 or the price paid by the stockholder
At least four years	Lower of $10.28 or the price paid by the stockholder
The redemption amount shall be the per share price in effect on the date of redemption. The Company intends to compute the NAV and revised price per share each year.
As the use of the proceeds from the DRP for redemptions is outside the Company’s control, the net proceeds from the DRP are considered to be temporary equity and are presented as common stock subject to redemption on the accompanying consolidated balance sheets. The cumulative proceeds from the DRP, net of any redemptions, will be computed at each reporting date and will be classified as temporary equity on the Company’s consolidated balance sheets. As noted above, the redemption is limited to proceeds from new permanent equity from the sale of shares pursuant to the DRP.

Appendix I - 35

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Redemption requests will be honored on the last business day of the month following the end of each quarter. Requests for redemption must be received on or prior to the end of the quarter in order for the Company to repurchase the shares as of the end of the following month. As of December 31, 2013 and 2012, $12.7 million and $3.8 million in shares of common stock, respectively, were eligible for redemption, of which $0.2 million and $0.4 million, respectively, were reclassified from redeemable common stock to accounts payable and accrued liabilities in the consolidated balance sheets as of December 31, 2013 and 2012. Since inception, through December 31, 2013, the Company redeemed 96,960 shares of common stock for approximately $0.9 million at a weighted average price per share of $9.78 pursuant to the SRP. As of December 31, 2013, there were 26,027 shares totaling $0.2 million subject to redemption requests to be processed subsequent to December 31, 2013. On January 31, 2014, the Company satisfied all of the eligible redemption requests at a weighted average price per share of $9.49. The Company’s board of directors may choose to amend, suspend or terminate the SRP upon 30 days' written notice at any time.
Noncontrolling Interests
Noncontrolling interests represent limited partnership interests in the Operating Partnership in which the Company is the general partner. Units of limited partnership interest were issued as part of the initial capitalization of the Operating Partnership and in conjunction with the contribution of certain assets, as discussed in Note 1, Organization. As of December 31, 2013, noncontrolling interests were approximately 8% of total shares outstanding and approximately 13% of weighted average shares outstanding (both measures assuming limited partnership units were converted to common stock). The Company has evaluated the terms of the limited partnership interests in the Operating Partnership and as a result, has classified limited partnership interests issued in the initial capitalization and in conjunction with the contributed assets to noncontrolling interests, which are presented as a component of permanent equity, except as discussed below.
The Company evaluates individual noncontrolling interests for the ability to recognize the noncontrolling interest as permanent equity on the consolidated balance sheets at the time such interests are issued and on a continual basis. Any noncontrolling interest that fails to qualify as permanent equity has been reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.
The Operating Partnership issued 4.8 million limited partnership units to affiliated parties and unaffiliated third parties in exchange for certain properties. To the extent the contributors should elect to redeem all or a portion of their Operating Partnership units, pursuant to the terms of the respective contribution agreement, such redemption shall be at a per unit value equivalent to the price at which the contributor acquired its limited partnership units in the respective transaction.
Operating partnership units issued pursuant to the Will Partners REIT, LLC, (Will Partners), contribution are not included in permanent equity on the consolidated balance sheets. The partners holding these units can cause the general partner to redeem the units for the cash value, as defined in the operating partnership agreement. As the general partner does not control these redemptions these units are presented on the consolidated balance sheets as noncontrolling interest subject to redemption at their redeemable value. As discussed above, these limited partners are not allocated net income (loss), nor are they allocated distributions.
The limited partners of the Operating Partnership will have the right to cause the general partner of the Operating Partnership, the Company, to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at the Company’s discretion, purchase their limited partnership units by issuing one share of the Company’s common stock for the original redemption value of each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause the Company to lose its REIT election. Furthermore, the limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year . On July 31, 2012, 11,907 limited partnership units of the Operating Partnership were redeemed for approximately $0.1 million or 95.3% of the contributed value. There were no further redemption requests as of December 31, 2013.

Appendix I - 36

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following summarizes the activity for noncontrolling interests for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Beginning balance	$17,511,838	$21,786,577	$18,577,800
Repurchase of noncontrolling interests	—	(102,964)	—
Contribution of noncontrolling interests	8,095,303	—	7,788,990	(1)
Distributions to noncontrolling interests	(2,730,432)	(2,333,749)	(2,135,649)
Allocated distributions to noncontrolling interests subject to redemption	(49,245)	(98,921)	(169,775)
Net loss	(3,091,518)	(1,739,105)	(2,274,789)
Ending balance	$19,735,946	$17,511,838	$21,786,577

(1)
Subsequent to the contribution of the Will Partners property, $2.6 million of noncontrolling interests subject to redemption was reclassified to permanent equity, leaving a total of $4.9 million in temporary equity.

7. Related Party Transactions
The following table summarizes the related party costs and fees incurred, paid and due to affiliates as of December 31, 2013 and 2012:

	Year Ended December 31, 2012			Year Ended December 31, 2013
	Incurred	Paid	Payable	Incurred	Paid	Payable
Advisor and Property Manager fees
Acquisition fees and expenses	4,816,500	4,816,500	—	24,849,257	22,931,203	1,918,054
Operating expenses	372,515	340,180	117,136	584,043	549,660	151,519
Asset management fees	1,882,473	1,789,841	195,705	4,317,544	3,786,434	726,815
Property management fees	669,523	634,584	70,685	1,838,574	1,942,864	(33,605)
Costs advanced by the Advisor	1,158,594	1,047,904	137,425	2,356,945	2,214,800	279,570
Dealer Manager fees	2,040,777	2,016,590	24,187	10,959,027	10,886,184	97,030
Total	$10,940,382	$10,645,599	$545,138	$44,905,390	$42,311,145	$3,139,383

The Advisory Agreement requires, upon termination of the Public Offerings, that any organizational and offering costs, including sales commissions and dealer manager fees, incurred above 15% of gross equity raised in the Company’s Public Offerings and that any organizational and offering costs not including sales commissions and dealer manager fees, incurred above 3.5% of gross equity raised in the Company’s Public Offerings shall be reimbursed to the Company. As of December 31, 2013 and 2012, organizational and offering costs did not exceed the limitations for organizational and offering costs the Advisor is subject to, as discussed in Note 2, Organizational and Offering Costs.
Advisory and Dealer Manager Agreements
The Company does not currently expect to have any employees. The Advisor will be primarily responsible for managing the business affairs and carrying out the directives of the Company’s board of directors. The Company entered into an Advisory agreement with the Advisor and a dealer manager agreement with the Dealer Manager for the Public Offerings. Each of the agreements entitles the Advisor and the Dealer Manager to specified fees and

Appendix I - 37

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

incentives upon the provision of certain services with regard to the Public Offerings and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor on the Company’s behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to the Company.
Management Compensation
The following table summarizes the compensation and fees the Company has paid to the Advisor, the Property Manager, the Dealer Manager and other affiliates, including amounts to reimburse costs for providing services. Other fees that could be paid in future periods are discussed in the Company’s prospectus. The sales commissions may vary for different categories of purchasers.

Type of Compensation (Recipient)	Determination of Amount
Sales Commissions (Participating Dealers)
The Dealer Manager is entitled to receive a sales commission of up to 7% of gross proceeds from gross sales proceeds in the Primary Public Offerings. The Dealer Manager has entered into participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Public Offerings. Upon sale of shares of the Company by such broker-dealers, the Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers, except that no sales commission is payable on shares sold under the Company’s DRP.

Dealer Manager Fee (Dealer Manager)
The Dealer Manager is entitled to receive a dealer manager fee of up to 3% of gross proceeds from sales in the Primary Public Offerings. The Dealer Manager has entered into participating dealer agreements with certain other broker-dealers as noted above. The Dealer Manager may re-allow to these broker-dealers a portion of the 3% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by the Dealer Manager, payment of attendance fees required for employees of the Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. No dealer manager fee is payable on shares sold under the Company's DRP.

Reimbursement of Organization and Offering Expenses (Advisor)
The Company is required under the Advisory Agreement to reimburse the Advisor for organization and offering costs (as defined in the Company’s prospectus and the Advisory Agreement) up to 3.5% of gross proceeds from the Primary Public Offerings, excluding sales commissions and dealer manager fees. The Advisory Agreement also states that organization and offering expenses, including sales commissions and dealer manager fees, may not exceed 15% of gross offering proceeds of the Public Offerings. If the organization and offering expenses exceed such limits, within 60 days after the end of the month in which the Public Offerings terminate or are completed, the Advisor must reimburse the Company for any excess amounts. Organization and offering expenses are estimated to be at 1.25% of gross offering proceeds from the Follow-On Offering in the event the Company raises the maximum offering.

Acquisition Fees and Expenses (Advisor)
Under the Advisory Agreement, the Advisor receives acquisition fees and expense reimbursement equal to 2.5% and up to 0.50%, respectively, of the Contract Purchase Price, as defined therein, of each property acquired by the Company, and reimbursement for actual acquisition expenses incurred as defined in the agreements. In addition, the Company pays acquisition expenses to unaffiliated third parties equal to approximately 0.60% of the purchase price of our properties. The acquisition fee and acquisition expenses paid by the Company shall be reasonable and in no event exceed an amount equal to 6.0% of the contract purchase price, unless approved by a majority of the independent directors.

Asset Management Fee (Advisor)
The Advisor receives an annual asset management fee for managing the Company’s assets equal to 0.75% of the Average Invested Assets, defined as the aggregate carrying value of the assets invested before reserves for depreciation. The fee will be computed based on the average of these values at the end of each month. The asset management fees are earned monthly.

Appendix I - 38

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Type of Compensation (Recipient)	Determination of Amount
Operating Expenses (Advisor)
The Advisor and its affiliates are entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of the Company in connection with their provision of administrative services with regard to the Public Offerings, including related personnel costs; provided, however, the Advisor must reimburse the Company for the amount, if any, by which total operating expenses (as defined), including advisory fees, paid during the previous 12 months then ended exceeded the greater of: (i) 2% of the Company’s average invested assets for that 12 months then ended; or (ii) 25% of the Company’s net income, before any additions to reserves for depreciation, bad debts or other expenses connected with the acquisition and disposition of real estate interests and before any gain from the sale of the Company’s assets, for that fiscal year, unless the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. For the year ended December 31, 2013 and 2012 approximately $0.6 million and $0.4 million, respectively, of operating expenses incurred by the Advisor were allocated to the Company in each period. Such costs are allocated using methodologies meant to fairly allocate such costs based upon the related activities and in accordance with the agreement. The Company expects the Advisor’s direct and indirect allocated costs to increase as offering proceeds and acquisition activity increase.

Property Management Fees (Property Manager)
The Property Manager is entitled to receive a fee for its services in managing the Company’s properties up to 3% of the gross monthly revenues from the properties plus reimbursement of the costs of managing the properties. The Property Manager, in its sole and absolute discretion, can waive all or a part of any fee earned. Of the fees earned during the year ended December 31, 2013, a total of approximately $0.1 million was waived. In the event that the Property Manager assists with the development or redevelopment of a property, the Company may pay a separate market-based fee for such services. In the event that the Company contracts directly with a non-affiliated third-party property manager with respect to a particular property, the Company will pay the Property Manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will the Company pay both a property management fee to the Property Manager and an oversight fee to the Property Manager with respect to a particular property.

In addition, the Company may pay the Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. The Company may also pay the Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which the Company is responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. The Property Manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

Conflicts of Interest
The Sponsor, Advisor, Property Manager and their officers and certain of their key personnel and their respective affiliates currently serve as key personnel, advisors, managers and sponsors to some or all of 16 other real estate programs affiliated with the Sponsor, including Griffin-American Healthcare REIT II, Inc. ("GAHR II"), a publicly-registered, non-traded real estate investment trust and Griffin-American Healthcare REIT III, Inc. ("GAHR III"). Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between the Company’s business and these other activities.
In addition, the Dealer Manager has entered into a dealer manager agreement to serve as dealer manager for GAHR III. As a result, the Dealer Manager will have contractual duties to GAHR III, which contractual duties may conflict with the duties owed to the Company.
Some of the material conflicts that the Sponsor, Advisor, Property Manager and Dealer Manager and their key personnel and their respective affiliates will face are (1) competing demand for time of the Advisor’s executive officers and other key personnel from the Sponsor, the Dealer Manager and other affiliated entities; (2) determining if a certain investment opportunity should be recommended to the Company or another program of the Sponsor; and (3) influence of the fee structure under the Advisory Agreement that could result in actions not necessarily in the long-term best interest of the Company’s stockholders.

Appendix I - 39

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Economic Dependency
The Company will be dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock available for issue, the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide the respective services, the Company will be required to obtain such services from other resources.
8. Commitments and Contingencies
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
9. Declaration of Distributions
On September 11, 2013, the Company’s board of directors declared distributions in the amount of $0.00190110 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of 6.94% assuming the shares were purchased for $10.00) payable to stockholders of record at the close of business on each day during the period from October 1, 2013 through December 31, 2013. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Company’s Chief Executive Officer may determine.
10. Selected Quarterly Financial Data (Unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013, and 2012:

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$9,846,560	$12,318,648	$15,869,180	$30,880,820
Net loss	$(1,092,957)	$(5,269,080)	$(435,683)	$(17,671,312)
Net loss attributable to common stockholders	$(971,277)	$(4,513,948)	$(453,850)	$(18,721,878)
Net loss per share	$(0.06)	$(0.23)	$(0.02)	$(0.48)
	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$4,994,585	$6,063,108	$6,885,457	$7,546,868
Net (loss)/income	$(3,046,017)	$(1,113,630)	$164,568	$(1,678,939)
Net (loss)/income attributable to common stockholders	$(2,028,410)	$(841,937)	$55,012	$(1,376,290)
Net (loss)/income per share	$(0.32)	$(0.10)	$0.01	$(0.11)

11. Subsequent Events
The Company has completed an evaluation of all transactions subsequent to the date of the financial statements through the date the financial statements were issued.
The following events happened subsequent to the date of the financial statements, up to the issuance date of this report:

Appendix I - 40

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Offering Status
From January 1, 2014 through March 4, 2014, in connection with the Follow-On Offering, the Company had issued 28.1 million shares of the Company’s common stock for gross proceeds of approximately $287.8 million.
Acquisitions
Caterpillar property
On January 7, 2014, the Company, through the Operating Partnership, acquired a single-story industrial facility located in Joliet, Illinois (the “Caterpillar property”). The Caterpillar property is leased in its entirety pursuant to a triple-net lease to Caterpillar, Inc. (“Caterpillar”), obligating Caterpillar to all costs and expenses to operate and maintain the property, including certain capital expenditures. On the acquisition date, the remaining term was approximately five years.
The purchase price of the Caterpillar property was $57.0 million, which was funded with a $56.9 million draw from the KeyBank Credit Facility. The remaining purchase price and other closing fees and expenses, including acquisition fees and expense reimbursement paid to the Advisor, were funded with proceeds from the Follow-On Offering.
Digital Globe property
On January 14, 2014, the Company, through the Operating Partnership, acquired a four-story office facility located in Westminster, Colorado (the “DigitalGlobe property”). The DigitalGlobe property is leased in its entirety pursuant to a triple-net lease to the seller Avaya, Inc. through June 2015, immediately after which a lease with DigitalGlobe, Inc. (“DigitalGlobe”) will commence. The DigitalGlobe lease is a 15-year triple-net lease, obligating DigitalGlobe to all costs and expenses to operate and maintain the property, including certain capital expenditures.
The purchase price of the DigitalGlobe property was $92.0 million, plus closing costs, which was funded in its entirety with a draw from the KeyBank Credit Facility. Acquisition fees and expense reimbursement paid to the Advisor, were funded with proceeds from the Follow-On Offering.
Waste Management property
On January 16, 2014, the Company, through the Operating Partnership, acquired a single-story office facility located in Phoenix, Arizona (the “Waste Management property”). The Waste Management property is leased in its entirety pursuant to a full-service gross lease to Waste Management of Arizona (“Waste Management”). On the acquisition date, the remaining term was approximately 10 years.
The purchase price of the Waste Management property was approximately $22.8 million, plus closing costs including acquisition fees and expense reimbursement paid to the Advisor, were funded with proceeds from the Follow-On Offering.
BT Infonet property
On February 27, 2014, the Company, through the Operating Partnership, acquired a three-story office facility located in El Segundo, California (the “BT Infonet property”). The BT Infonet property is leased in its entirety pursuant to a triple-net lease to BT Infonet. On the acquisition date, the remaining term was approximately eight years.
The purchase price of the BT Infonet property was approximately $52.7 million, plus closing costs including acquisition fees and expense reimbursement paid to the Advisor, were funded with proceeds from the Follow-On Offering.
We own fee simple interests in all of the acquisitions mentioned above except the Waste Management property in which we own a fee simple interest in the building and improvements subject to a ground lease.

Appendix I - 41

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Lease termination
On January 24, 2014, the Company executed a termination agreement with World Kitchen, LLC in which the Company agreed to a termination fee of $7.125 million, to be financed at 5.5% over an approximate 5.5 year term, and a restoration amount of approximately $0.5 million. In return the Company released World Kitchen, LLC from any and all obligations under the lease in-place at December 31, 2013. Upon the execution of the termination agreement KeyBank released the property as collateral of the KeyBank Credit Facility, and released the re-tenanting reserves funded pursuant to the second amended and restated KeyBank Credit Agreement.  The Company’s property manager is actively involved in finding an appropriate replacement tenant. As a result of the termination, the Company wrote off approximately $0.9 million of unamortized in-place lease intangible assets that were recorded as part of the purchase price allocation when the property was acquired. The future minimum rents lost are as follows: $2.3 million for each of 2014 and 2015; $2.4 million for 2016; $2.5 million for each of 2017 and 2018; and $3.1 million thereafter.
AIG Loan
On January 24, 2014, the Company, through five SPEs wholly owned by the Operating Partnership, entered into various loan documents (the “AIG Loan Documents”) with National Union Fire Insurance Company and The Variable Annuity Life Insurance Company of Pittsburgh, Pa. (collectively, the “Lenders”), pursuant to which the Lenders provided such SPEs with a loan in the aggregate amount of $110.64 million (the “AIG Loan”). The funds were utilized to refinance five of the properties previously serving as security for the KeyBank Credit Facility. The AIG Loan is secured by cross-collateralized and cross-defaulted first mortgage liens or first lien deeds of trust and second mortgage liens or second lien deeds of trust on the Verizon, Avnet, Northrop Grumman, Schlumberger, and UTC properties (collectively, the “Secured Properties”). The AIG Loan has a term of 15 years, maturing on February 1, 2029. The AIG Loan bears interest at a fixed rate of 4.96% and requires monthly payments of interest only for the first three years and fixed monthly payments of principal and interest thereafter.

Appendix I - 42

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2013						Life on which depreciation in latest income statement is computed
Description	Property Type	ST	Encumbrances	Land	Building and Improvements	Building and Improvements	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Plainfield	Office/Laboratory	IL	$19,958,225	$3,708,916	$27,335,306	$2,217,126	$3,708,916	$29,552,432	$33,261,348	$6,023,302	N/A	6/18/2009	5-40 years
Renfro	Warehouse/Distribution	SC	13,500,000	1,400,000	18,803,857	1,389,656	1,400,000	20,193,513	21,593,513	3,713,538	N/A	6/18/2009	5-40 years
Will Partners	Warehouse/Distribution	IL	3,311,433	1,494,108	23,416,016	—	1,494,108	23,416,016	24,910,124	3,413,224	N/A	6/4/2010	5-40 years
Emporia Partners	Office/Industrial/Distribution	KS	4,442,140	274,110	7,567,473	—	274,110	7,567,473	7,841,583	1,083,337	N/A	8/27/2010	5-40 years
ITT	Office	CA	4,600,000	2,877,062	4,221,900	5,278	2,877,062	4,227,178	7,104,240	895,715	N/A	9/23/2010	5-40 years
Quad/Graphics	Industrial/Office	CO	7,500,000	1,949,600	10,235,736	259,928	1,949,600	10,495,664	12,445,264	1,144,139	N/A	12/30/2010	5-40 years
LTI	Office/Laboratory/Manufacturing	CA	32,822,202	15,300,000	50,122,486	—	15,300,000	50,122,486	65,422,486	6,114,051	N/A	5/13/2011	5-40 years
AT&T	Office/ Data Center	WA	26,000,000	6,770,223	32,420,340	461,124	6,770,223	32,881,464	39,651,687	2,822,754	N/A	1/31/2012	5-40 years
Westinghouse	Engineering Facility	PA	22,000,000	2,650,000	29,095,594	—	2,650,000	29,095,594	31,745,594	1,892,116	N/A	3/22/2012	5-40 years
GE	Assembly/Manufacturing	NJ	6,711,394	3,773,000	9,030,094	—	3,773,000	9,030,094	12,803,094	666,536	N/A	5/31/2012	5-40 years
Travelers	Office	CO	9,500,000	2,600,000	13,500,000	74,513	2,600,000	13,574,513	16,174,513	916,805	N/A	6/29/2012	5-40 years
Zeller	Manufacturing	IL	9,000,000	2,673,700	13,229,415	7,187	2,673,700	13,236,602	15,910,302	567,558	N/A	11/8/2012	5-40 years
Northrop	Office	OH	2,140,063	1,300,000	16,187,845	—	1,300,000	16,187,845	17,487,845	1,115,480	N/A	11/13/2012	5-40 years
Health Net	Office	CA	13,500,000	4,181,800	18,072,085	—	4,181,800	18,072,085	22,253,885	1,136,965	N/A	12/18/2012	5-40 years
Comcast	Office	CO	3,398,924	3,145,880	22,826,138	—	3,145,880	22,826,138	25,972,018	1,290,943	N/A	1/11/2013	5-40 years
Boeing	Office	WA	1,510,633	3,000,000	9,000,000	—	3,000,000	9,000,000	12,000,000	831,684	N/A	2/15/2013	5-40 years
Schlumberger	Office	TX	6,136,947	2,800,000	47,752,138	—	2,800,000	47,752,138	50,552,138	1,157,773	N/A	5/1/2013	5-40 years

Appendix I - 43

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2013						Life on which depreciation in latest income statement is computed
Description	Property Type	ST	Encumbrances	Land	Building and Improvements	Building and Improvements	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
UTC	Office	NC	4,933,224	1,330,000	37,858,000	—	1,330,000	37,858,000	39,188,000	995,684	N/A	5/3/2013	5-40 years
Avnet	Research & Development/Flex Facility	AZ	4,154,241	1,860,000	31,480,703	—	1,860,000	31,480,703	33,340,703	740,226	N/A	5/29/2013	5-40 years
Cigna	Office	AZ	6,860,791	8,600,000	48,101,979	—	8,600,000	48,101,979	56,701,979	1,037,536	N/A	6/20/2013	5-40 years
Nokia	Office	IL	3,587,753	7,697,000	21,843,000	—	7,697,000	21,843,000	29,540,000	295,880	N/A	8/13/2013	5-40 years
Verizon	Office	NJ	5,035,443	5,300,000	36,767,802	—	5,300,000	36,767,802	42,067,802	555,846	N/A	10/3/2013	5-40 years
Fox Head	Office	CA	3,430,396	3,672,000	23,229,898	—	3,672,000	23,229,898	26,901,898	144,461	N/A	10/29/2013	5-40 years
Coca-Cola Refreshments	Office	GA	30,394,309	5,000,000	50,226,557	—	5,000,000	50,226,557	55,226,557	402,314	N/A	11/5/2013	5-40 years
General Electric (5)	Office	GA	33,303,335	5,050,000	51,396,469	—	5,050,000	51,396,469	56,446,469	277,147	N/A	11/5/2013	5-40 years
Atlanta Wildwood	Office	GA	16,049,800	4,189,404	23,413,505	—	4,189,404	23,413,505	27,602,909	227,928	N/A	11/5/2013	5-40 years
Community Insurance	Office	OH	14,795,909	1,177,372	22,322,628	—	1,177,372	22,322,628	23,500,000	145,811	N/A	11/5/2013	5-40 years
Anthem	Office	OH	5,818,052	850,000	8,892,383	—	850,000	8,892,383	9,742,383	77,771	N/A	11/5/2013	5-40 years
JPMorgan Chase	Office	OH	21,065,362	5,500,000	39,000,000	—	5,500,000	39,000,000	44,500,000	245,227	N/A	11/5/2013	5-40 years
IBM	Office	OH	18,708,048	4,750,000	32,769,429	—	4,750,000	32,769,429	37,519,429	299,279	N/A	11/5/2013	5-40 years
Aetna	Office	TX	9,002,935	3,000,000	12,330,325	—	3,000,000	12,330,325	15,330,325	118,478	N/A	11/5/2013	5-40 years
CHRISTUS Health	Office	TX	23,573,144	1,950,000	46,922,380	—	1,950,000	46,922,380	48,872,380	342,803	N/A	11/5/2013	5-40 years
Roush Industries	Office	MI	5,517,119	875,000	11,375,000	—	875,000	11,375,000	12,250,000	215,988	N/A	11/5/2013	5-40 years
Wells Fargo	Office	WI	13,542,019	3,100,000	26,347,611	—	3,100,000	26,347,611	29,447,611	310,042	N/A	11/5/2013	5-40 years
Shire Pharmaceuticals	Office	PA	13,516,941	2,925,000	18,935,445	—	2,925,000	18,935,445	21,860,445	265,501	N/A	11/5/2013	5-40 years
United HealthCare	Office	MO	11,686,260	2,920,000	23,509,649	—	2,920,000	23,509,649	26,429,649	258,924	N/A	11/5/2013	5-40 years
Eagle Rock Executive Office Center	Office	NJ	7,122,099	1,366,402	5,019,074	—	1,366,402	5,019,074	6,385,476	65,243	N/A	11/5/2013	5-40 years

Appendix I - 44

					Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2013						Life on which depreciation in latest income statement is computed
Description	Property Type	ST	Encumbrances		Land	Building and Improvements	Building and Improvements	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
College Park Plaza	Office	IN	6,570,387		736,514	6,663,486	—	736,514	6,663,486	7,400,000	283,082	N/A	11/5/2013	5-40 years
One Century Place	Office	TN	36,989,773		8,025,000	61,161,807	—	8,025,000	61,161,807	69,186,807	803,353	N/A	11/5/2013	5-40 years
Northpointe Corporate Center II	Office	WA	3,811,827		1,108,847	6,065,978	—	1,108,847	6,065,978	7,174,825	23,666	N/A	11/5/2013	5-40 years
Comcast (Northpointe Corporate Center I)	Office	WA	10,532,681		2,291,617	16,929,911	—	2,291,617	16,929,911	19,221,528	158,546	N/A	11/5/2013	5-40 years
Farmers (5)	Office	KS	—		2,750,000	17,106,328	—	2,750,000	17,106,328	19,856,328	11,921	N/A	12/27/2013	5-40 years
			$496,033,809	(1)	$145,922,555	$1,032,485,770	$4,414,812	$145,922,555	$1,036,900,582	$1,182,823,137	$43,088,577

	Activity for the years ended December 31,
	2013	2012	2011
Real estate facilities
Balance at beginning of year	$328,342,614	$172,333,825	$106,896,144
Acquisitions	854,217,659	155,484,096	65,422,486
Improvements	255,677	255,417	—
Construction-in-progress	7,187	269,276	15,195
Balance at end of year	$1,182,823,137	$328,342,614	$172,333,825
Accumulated depreciation
Balance at beginning of year	$18,898,049	$9,471,264	$3,862,595
Depreciation expense	24,190,528	9,426,785	5,608,669
Balance at end of year	$43,088,577	$18,898,049	$9,471,264
Real estate facilities, net	$1,139,734,560	$309,444,565	$162,862,561

(1)	Amount does not include loan valuation premium of $0.3 million related to the debt assumed in the LTI and GE property acquisitions.

Appendix I - 45

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts)

Appendix I - 46

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$153,314	$10,407
Restricted cash	42,567	25,461
Real estate:
Land	250,486	143,820
Building and improvements	1,194,318	780,995
Tenant origination and absorption cost	372,089	244,223
Total real estate	1,816,893	1,169,038
Less: accumulated depreciation and amortization	(92,659)	(42,740)
Total real estate, net	1,724,234	1,126,298
Real estate assets and other assets held for sale, net	14,006	13,580
Investments in unconsolidated entities	69,590	1,421
Intangible assets, net	25,251	16,599
Deferred rent	14,234	6,353
Deferred financing costs, net	12,370	8,955
Real estate acquisition deposits	1,500	4,100
Other assets, net	11,406	12,222
Total assets	$2,068,472	$1,225,396
LIABILITIES AND EQUITY
Debt:
Mortgages payable, plus unamortized premium of $1,934 and $314, respectively	$326,242	$169,848
KeyBank Credit Facility	—	44,500
KeyBank Term Loan	—	268,307
Unsecured Term Loan	300,000	—
Total debt	626,242	482,655
Restricted reserves	39,809	20,183
Accounts payable and other liabilities	33,781	15,951
Distributions payable	4,887	3,150
Due to affiliates	1,937	3,121
Below market leases, net	39,487	23,551
Liabilities of real estate assets held for sale	505	14,855
Total liabilities	746,648	563,466
Commitments and contingencies (Note 8)
Preferred units subject to redemption, 24,319,066 units eligible towards redemption as of September 30, 2014 and December 31, 2013	250,000	250,000
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of September 30, 2014 and December 31, 2013	12,543	4,887
Common stock subject to redemption	43,463	12,469
Stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding, as of September 30, 2014 and December 31, 2013	—	—
Common Stock, $0.001 par value; 700,000,000 shares authorized; 128,551,153 and 49,893,502 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	1,314	508
Additional paid-in capital	1,129,415	433,644
Cumulative distributions	(81,881)	(26,683)
Accumulated deficit	(51,283)	(32,631)
Total stockholders’ equity	997,565	374,838
Noncontrolling interests	18,253	19,736
Total equity	1,015,818	394,574
Total liabilities and equity	$2,068,472	$1,225,396
See accompanying notes.

Appendix I - 47

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Rental income	$42,659	$12,317	$120,277	$30,362
Property expense recoveries	9,972	3,553	27,631	7,673
Total revenue	52,631	15,870	147,908	38,035
Expenses:
Asset management fees to affiliates	3,382	1,040	8,845	2,532
Property management fees to affiliates	1,446	569	3,986	1,194
Property operating expense	8,465	2,189	22,238	4,078
Property tax expense	6,665	1,885	17,671	4,076
Acquisition fees and expenses to non-affiliates	596	158	3,482	1,023
Acquisition fees and expenses to affiliates	5,742	886	22,657	7,303
General and administrative expenses	998	654	4,192	2,028
Depreciation and amortization	19,005	5,451	51,104	13,415
Total expenses	46,299	12,832	134,175	35,649
Income from operations	6,332	3,038	13,733	2,386
Other income (expense):
Interest expense	(5,840)	(3,384)	(18,704)	(9,234)
Interest income	86	—	279	1
Gain/(loss) from investment in unconsolidated entities	(197)	(89)	(177)	49
Net income (loss)	381	(435)	(4,869)	(6,798)
Distributions to redeemable preferred unit holders	(4,792)	—	(14,219)	—
Less: Net loss attributable to noncontrolling interests	147	62	701	1,089
Net loss attributable to controlling interest	(4,264)	(373)	(18,387)	(5,709)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(90)	(80)	(265)	(232)
Net loss attributable to common stockholders	$(4,354)	$(453)	$(18,652)	$(5,941)
Net loss attributable to common stockholders per share, basic and diluted	$(0.03)	$(0.02)	$(0.17)	$(0.29)
Weighted average number of common shares outstanding, basic and diluted	127,701,177	25,867,247	106,770,021	20,597,265
See accompanying notes.

Appendix I - 48

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests	Total Equity
	Shares	Amount
BALANCE December 31, 2012	13,376,868	$134	$112,794	$(9,192)	$(7,967)	$95,769	$17,512	$113,281
Gross proceeds from issuance of common stock	35,666,880	366	365,285	—	—	365,650	—	365,650
Discount on issuance of common stock	—	—	(910)	—	—	(910)	—	(910)
Offering costs including dealer manager fees to affiliates	—	—	(37,761)	—	—	(37,761)	—	(37,761)
Distributions to common stockholders	—	—	—	(8,589)	—	(8,589)	—	(8,589)
Issuance of shares for distribution reinvestment plan	912,214	9	8,893	(8,902)	—	—	—	—
Repurchase of common stock	(62,460)	(1)	(614)	—	—	(614)	—	(614)
Repurchase of noncontrolling interests	—	—	—	—	—	—	—	—
Additions to common stock subject to redemption	—	—	(8,902)	—	—	(8,902)	—	(8,902)
Contribution from noncontrolling interest	—	—	239			239	8,095	8,334
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,730)	(2,730)
Distributions to noncontrolling interests subject to redemption	—	—	—	—	—	—	(49)	(49)
Offering costs on preferred equity	—	—	(5,380)	—	—	(5,380)	—	(5,380)
Net loss	—	—	—	—	(24,664)	(24,664)	(3,092)	(27,756)
BALANCE December 31, 2013	49,893,502	$508	$433,644	$(26,683)	$(32,631)	$374,838	$19,736	$394,574
Gross proceeds from issuance of common stock	75,545,877	776	775,835	—	—	776,611	—	776,611
Deferred equity compensation	10,000	—	106	—	—	106	—	106
Discount on issuance of common stock	—	—	(1,889)	—	—	(1,889)	—	(1,889)
Offering costs including dealer manager fees to affiliates	—	—	(76,609)	—	—	(76,609)	—	(76,609)
Distributions to common stockholders	—	—	—	(23,390)	—	(23,390)	—	(23,390)
Issuance of shares for distribution reinvestment plan	3,255,681	32	31,776	(31,808)	—	—	—	—
Repurchase of common stock	(153,907)	(2)	(1,499)	—	—	(1,501)	—	(1,501)
Additions to common stock subject to redemption	—	—	(31,808)	—	—	(31,808)	—	(31,808)
Issuance of limited partnership units	—	—	(141)	—	—	(141)	1,504	1,363
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,275)	(2,275)
Distributions to noncontrolling interests subject to redemption	—	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	(18,652)	(18,652)	(701)	(19,353)
BALANCE September 30, 2014	128,551,153	$1,314	$1,129,415	$(81,881)	$(51,283)	$997,565	$18,253	$1,015,818
See accompanying notes.

Appendix I - 49

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating Activities:
Net loss	$(4,869)	$(6,798)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of building and building improvements	19,880	5,942
Amortization of leasing costs and intangibles, including ground leasehold interests	31,224	7,473
Amortization of above and below market leases	233	(321)
Amortization of deferred financing costs	3,273	1,219
Amortization of debt premium	(179)	(104)
Deferred rent	(8,119)	(1,887)
(Income)/loss from investment in unconsolidated entities	177	(49)
Stock-based compensation	106	—
Distributions of income from investment in unconsolidated entities	28	—
Leasing costs - assets held for sale	(1,207)	—
Change in operating assets and liabilities:
Other assets	4,973	(1,086)
Rent collections received in restricted cash collateral account	470	(1,249)
Operating reserves	1,995	19
Restricted reserves for tenant improvements	(495)	—
Accounts payable and other liabilities	7,187	4,088
Due to affiliates, net	(1,189)	727
Net cash provided by operating activities	53,488	7,974
Investing Activities:
Acquisition of properties, net	(582,957)	(234,706)
Real estate acquisition deposits	2,600	(2,500)
Improvements to real estate	(713)	(2)
Payments for construction-in-progress	(2,115)	(227)
Construction-in-progress costs- real estate development	(14,603)	—
Construction-in-progress costs to be paid- real estate development	9,727	—
Land acquisition- real estate development	(7,544)	—
Investment in unconsolidated joint venture	(68,424)	(1,440)
Termination fee revenue receivable from tenant, net	(6,193)	—
Distributions of capital from investment in unconsolidated entity	50	46
Net cash used in investing activities	(670,172)	(238,829)
Financing Activities:
Proceeds from borrowings - KeyBank Credit Facility	151,000	180,115
Proceeds from borrowings - Mortgage Debt	132,140	105,600
Proceeds from borrowings - Unsecured Term Loan	300,000	—
Principal payoff of secured indebtedness - KeyBank Credit Facility	(195,500)	(137,445)
Principal payoff of secured indebtedness - KeyBank Term Loan	(282,000)	—
Principal amortization payments on secured indebtedness	(1,238)	(1,036)
Deferred financing costs	(6,688)	(3,487)
Financing deposits	2,325	(3,138)

Appendix I - 50

Issuance of common stock, net	698,113	150,117
Issuance of noncontrolling interests, net of offering costs	1,363	—
Repurchase of common stock	(1,501)	(536)
Dividends paid on preferred units subject to redemption	(14,271)	—
Distributions to noncontrolling interests	(2,552)	(2,209)
Distributions to common stockholders	(21,600)	(4,974)
Net cash provided by financing activities	759,591	283,007
Net increase in cash and cash equivalents	142,907	52,152
Cash and cash equivalents at the beginning of the period	10,407	5,673
Cash and cash equivalents at the end of the period	$153,314	$57,825
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$14,342	$7,050
Restricted cash- assumed upon acquisition of real estate assets	$21,500	$4,113
Supplemental Disclosures of Non-cash Transactions:
Mortgage debt assumed in conjunction with the acquisition of real estate assets plus a premium of $1,799 and $0, respectively	$23,843	$—
Limited partnership units of the operating partnership issued in conjunction with the acquisition of real estate assets	$—	$8,335
Noncontrolling interest in real estate development	$7,656	$—
Increase (decrease) in distributions payable to noncontrolling interests	$(1)	$47
Increase in distributions payable to common stockholders	$1,790	$407
Distributions to redeemable noncontrolling interests attributable to common stockholders as reflected on the consolidated statements of operations	$265	$232
Common stock issued pursuant to the distribution reinvestment plan	$31,808	$5,227
Common stock redemptions funded subsequent to period-end	$1,059	$78
See accompanying notes.

Appendix I - 51

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

1.    Organization
Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “Company”), was formed on August 28, 2008 under the Maryland General Corporation Law. The Company was organized primarily with the purpose of acquiring single tenant properties that are essential to the tenant’s business, and expects to use a substantial amount of the net proceeds from the Public Offerings (as defined below) to invest in these properties. The Company satisfied requisite financial and non-financial requirements and elected to be taxed as a REIT for each taxable year ended since December 31, 2010. The Company’s year end is December 31.
Griffin Capital Corporation, a California corporation (the “Sponsor”), has sponsored the Company’s Public Offerings. The Company’s Sponsor began operations in 1995, and was incorporated in 1996, to engage principally in acquiring and developing office and industrial properties. Kevin A. Shields, the Company's Chief Executive Officer and Chairman, is the sole shareholder of Griffin Capital Corporation.
Griffin Capital Essential Asset Advisor, LLC, a Delaware limited liability company (the “Advisor”), was formed on August 27, 2008. On May 14, 2014, the Sponsor assigned its interest in the Advisor to Griffin Capital REIT Holdings, LLC, (the "REIT Holdings"). The Sponsor is the sole member of REIT Holdings. The Company entered into an advisory agreement for the Public Offerings (as amended and restated, the “Advisory Agreement”), which states that the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and identifying and making acquisitions and investments on behalf of the Company. The officers of the Advisor are also officers of the Sponsor. The Advisory Agreement has a one-year term, and it may be renewed for an unlimited number of successive one-year periods by the Company’s board of directors.
On August 28, 2008, the Advisor purchased 100 shares of common stock for $1,000 and became the Company’s initial stockholder. On February 20, 2009, the Company began to offer shares of common stock, pursuant to a private placement offering to accredited investors (the “Private Offering”), which included shares for sale pursuant to the distribution reinvestment plan (“DRP”). On November 6, 2009, the Company began to offer, in a public offering, a maximum of 82,500,000 shares of common stock, consisting of 75,000,000 shares at $10.00 per share (the “Primary Public Offering”) and 7,500,000 shares pursuant to the DRP at $9.50 per share (together with the Primary Public Offering, the “Initial Public Offering”) and terminated the Private Offering.
On February 15, 2013, the Company announced the revised share offering price under the Initial Public Offering of $10.28 per share, and a revised price under the DRP equal to 95% of the revised share offering price, which is approximately $9.77 per share. The revised share price was primarily based on the net asset value (“NAV”) per share of the Company’s stock as of December 31, 2012 of $9.56, which was grossed up for sales commissions. An independent, third-party real estate valuation and advisory firm with extensive experience in the valuation of real estate was engaged to appraise each of the properties owned by the Company as of December 31, 2012, in order to determine a gross asset value (the “GAV”). The GAV less management’s estimated fair market value of the in-place debt as of December 31, 2012 resulted in the NAV. The valuation methodologies used to determine the NAV involved subjective judgments, assumptions and opinions, which have not been audited. For additional information regarding the methodology used in calculating NAV, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2013.
On April 25, 2013, the Company terminated its Initial Public Offering having issued approximately 19,200,570 shares of the Company’s common stock for gross proceeds of approximately $191.5 million, including shares issued pursuant to the DRP. On April 26, 2013, the Company began to offer, in a follow-on offering, up to $1.0 billion in shares of common stock, consisting of approximately 97.2 million shares at $10.28 per share in the primary offering (the “Primary Follow-On Offering” and together with the Primary Public Offering, the “Primary Public Offerings”) and $100 million in shares of common stock, consisting of approximately 10.2 million shares, pursuant to the DRP (together with the Primary Follow-On Offering, the “Follow-On Offering” and, collectively with the Initial Public Offering, the “Public Offerings”). On April 22, 2014, the Company announced that it was no longer accepting subscriptions in the Follow-On Offering, as the maximum amount of offering proceeds was expected to have been reached. As of September 30, 2014, the Company had issued 109,353,472 shares of the

Appendix I - 52

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Company’s common stock in the Follow-On Offering and DRP Offering for gross proceeds of approximately $1.1 billion , including shares issued pursuant to the DRP.
On May 7, 2014, the Company filed a Registration Statement on Form S-3 with the SEC for the registration of $75.0 million in shares for sale pursuant to the DRP (the “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.
As of September 30, 2014, the Company had received aggregate gross offering proceeds of approximately $1.3 billion from the sale of shares in the Private Offering, the Public Offerings, and the DRP Offering. There were 128,551,153 shares outstanding at September 30, 2014, including shares issued pursuant to the DRP, less shares redeemed pursuant to the share redemption plan. As of September 30, 2014 and December 31, 2013, the Company had issued $44.5 million and $12.7 million, respectively, in shares pursuant to the DRP, which are classified on the consolidated balance sheets as common stock subject to redemption, net of redemptions payable totaling approximately $1.1 million and $0.2 million, respectively, which is included in accounts payable and other liabilities on the consolidated balance sheets. See Note 6, Equity — Share Redemption Program. Since inception and through September 30, 2014, the Company had redeemed $2.5 million of common stock pursuant to the share redemption plan.
Griffin Capital Securities, Inc. (the “Dealer Manager”) is an affiliate of the Sponsor, and on November 1, 2013 became a wholly-owned subsidiary of the Sponsor. The Dealer Manager was responsible for marketing the Company’s shares being offered pursuant to the Public Offerings. The dealer manager agreement was terminated in accordance with its terms upon the termination of the Follow-On Offering.
Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), was formed on August 29, 2008. The Operating Partnership owns, directly or indirectly, all of the properties that the Company has acquired. The Advisor purchased an initial 99% limited partnership interest in the Operating Partnership for $200,000, and the Company contributed the initial $1,000 capital contribution, received from the Advisor, to the Operating Partnership in exchange for a 1% general partner interest. As of September 30, 2014, the Company owned approximately 81% of the limited partnership units of the Operating Partnership (approximately 96% of the common units), and, as a result of the contribution of five properties to the Company, the Sponsor and certain of its affiliates, including the Company’s Chief Executive Officer and Chairman, Kevin A. Shields, and certain officers of the Company, owned approximately 2% of the limited partnership units of the Operating Partnership. The remaining approximately 17% of the limited partnership units were owned by third parties, of which approximately 15% represented the preferred unit investment as discussed in Note 6, Equity. No limited partnership units of the Operating Partnership have been redeemed during the nine months ended September 30, 2014 and year ended December 31, 2013. The Operating Partnership may conduct certain activities through the Company’s taxable REIT subsidiary, Griffin Capital Essential Asset TRS, Inc., a Delaware corporation (the “TRS”) formed on September 2, 2008, which is a wholly-owned subsidiary of the Operating Partnership. The TRS had no activity as of September 30, 2014.
The Company’s property manager is Griffin Capital Essential Asset Property Management, LLC, a Delaware limited liability company (the “Property Manager”), which was formed on August 28, 2008 to manage the Company’s properties. The Property Manager derives substantially all of its income from the property management services it performs for the Company.
2.    Basis of Presentation and Summary of Significant Accounting Policies
The accompanying unaudited consolidated financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States (“GAAP”) for interim financial information as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the unaudited consolidated financial statements do not

Appendix I - 53

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

include all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated financial statements include accounts and related adjustments, which are, in the opinion of management, of a normal recurring nature and necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim period. Operating results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The unaudited consolidated financial statements include accounts of the Company, the Operating Partnership, including the consolidated VIE, and the TRS. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could materially differ from those estimates.
Change in Consolidated Financial Statements Presentation
Certain amounts in the Company's prior period consolidated financial statements have been reclassified to conform to the current period presentation. Based on certain criteria discussed below, the Company classified two office properties as held for sale. As a result, certain assets are presented as held for sale on the consolidated balance sheets for all periods presented.
Cash and Cash Equivalents
The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. There were no restrictions on the use of the Company’s operating cash balance as of September 30, 2014 and December 31, 2013.
The Company maintains cash accounts with major financial institutions. The cash balances consist of business checking accounts and money market accounts. These accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 at each institution. At times, the balances in these accounts may exceed the insured amounts. The Company considers balances in excess of the insured amounts to potentially be a concentration of credit risk. However, the Company has not experienced any losses with respect to cash balances in excess of government-provided insurance and does not anticipate any losses in the future.
Restricted Cash
In conjunction with the contribution of certain assets, as required by certain lease provisions or certain lenders in conjunction with an acquisition or debt financing, or credits received by the seller of certain assets, the Company assumed or funded reserves for specific property improvements and deferred maintenance, rent abatement, releasing costs, and taxes and insurance (see Note 3, Real Estate). As of September 30, 2014 and December 31, 2013, the balance of these reserves, included in the consolidated balance sheets as restricted cash, was $42.6 million and $25.5 million, respectively.
Real Estate
Purchase Price Allocation
The Company applies the provisions in ASC 805-10, Business Combinations, to account for the acquisition of real estate, or real estate related assets, in which a lease, or other contract, is in place representing an active revenue stream, as a business combination. In accordance with the provisions of ASC 805-10, the Company recognizes the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity at their

Appendix I - 54

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

fair values as of the acquisition date, on an “as if vacant” basis. Further, the Company recognizes the fair value of assets acquired, liabilities assumed and any noncontrolling interest in acquisitions of less than a 100% interest when the acquisition constitutes a change in control of the acquired entity. The accounting provisions have also established that acquisition-related costs and restructuring costs are considered separate and not a component of a business combination and, therefore, are expensed as incurred. Acquisition-related costs for the three and nine months ended September 30, 2014 totaled $6.3 million and $26.1 million, respectively.
Acquired in-place leases are valued as above-market or below-market as of the date of acquisition. The valuation is measured based on the present value (using an interest rate, which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases, taking into consideration below-market extension options for below-market leases. In addition, renewal options are considered and will be included in the valuation of in-place leases if (1) it is likely that the tenant will exercise the option, and (2) the renewal rent is considered to be sufficiently below a fair market rental rate at the time of renewal. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.
The aggregate fair value of in-place leases includes direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals, which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated using methods similar to those used in independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are considered intangible lease assets and are included with real estate assets on the consolidated balance sheets. The intangible lease assets are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid, including real estate taxes, insurance, and other operating expenses, pursuant to the in-place leases over a market lease-up period for a similar lease. Customer relationships are valued based on management’s evaluation of certain characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics management will consider in allocating these values include the nature and extent of the Company’s existing business relationships with tenants, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. These intangibles are included in intangible lease assets on the consolidated balance sheets and are amortized to expense over the remaining term of the respective leases.
The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions about current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.
Depreciation
The purchase price of real estate acquired and costs related to development, construction, and property improvements are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. The Company considers the period of future benefit of an asset to determine the appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Appendix I - 55

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Buildings	40 years
Building Improvements	5-20 years
Land Improvements	15-25 years
Tenant Improvements	Shorter of estimated useful life or remaining contractual lease term
Tenant origination and absorption cost	Remaining contractual lease term
In-place lease valuation	Remaining contractual lease term with consideration as to below-market extension options for below-market leases
Depreciation expense for buildings and improvements for the three and nine months ended September 30, 2014 were $7.6 million and $19.9 million, respectively, and for the three and nine months ended September 30, 2013 were $2.5 million, and $5.9 million, respectively.
Assets Held for Sale
The Company will account for properties held for sale in accordance with ASC Topic 360, Property, Plant, and Equipment, ("ASC Topic 360"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and Accounting Standards Update ("ASU") No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU No. 2014-08"). Under ASU No. 2014-08, a discontinued operation is (i) a component of an entity or group of components that has been disposed of by sale, that has been disposed of other than by sale, or that is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity's operations and financial results or (ii) an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition.
In accordance with ASC 205, a component of an entity or a group of components of an entity, or a business or nonprofit activity (the entity to be sold), shall be classified as held for sale in the period in which all of the following criteria are met:

•	Management, having the authority to approve the action, commits to a plan to sell the entity to be sold.

•	The entity to be sold is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such entities to be sold.

•	An active program to locate a buyer or buyers and other actions required to complete the plan to sell the entity to be sold have been initiated.

•	The sale of the entity to be sold is probable, and transfer of the entity to be sold is expected to qualify for recognition as a completed sale, within one year, except as permitted by ASC Topic 360.

•	The entity to be sold is being actively marketed for sale at a price that is reasonable in relation to its current fair value.

•
The price at which an entity to be sold is being marketed is indicative of whether the entity currently has the intent and ability to sell the entity to be sold. A market price that is reasonable in relation to fair value indicates that the entity to be sold is available for immediate sale, whereas a market price in excess of fair value indicates that the entity to be sold is not available for immediate sale.

•	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
In accordance with ASC Topic 360, upon being classified as held for sale, a property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. As of September 30, 2014, two properties, which did not meet the criteria for discontinued operations accounting, were classified as held for sale. See Note 3, Real Estate.

Appendix I - 56

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Impairment of Real Estate and Related Intangible Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of the assets and the eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment charge to the extent the carrying value exceeds the net present value of the estimated future cash flows of the asset.
Projections of expected future undiscounted cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. As of September 30, 2014 and December 31, 2013, the Company did not record any impairment charges related to its real estate assets or intangible assets.
Intangible Assets and Liabilities Arising from In-Place Leases Where the Company is the Lessee
In-place ground leases where the Company is the lessee may have value associated with effective contractual rental rates that are above or below market rates. Such values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) management's estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining terms of the lease. The capitalized above-market and below-market in-place lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to property operating expense over the remaining term of the respective lease.
The Operating Partnership, through a single purpose entity, assumed a ground lease with the acquisition of the Waste Management property on January 16, 2014. The ground lease has a remaining term of 81 years, expiring on December 31, 2095. See Note 3, Real Estate.
Investments
ASC 810-10, Consolidation, provides a framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of the VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. If the variable interest holder is not the primary beneficiary, the interest in the VIE is recorded under the equity method of accounting. See Note 4, Investments.
Revenue Recognition
Leases associated with the acquisition and contribution of certain real estate assets (see Note 3, Real Estate), have net minimum rent payment increases during the term of the lease and are recorded to rental revenue on a straight-line basis, commencing as of the contribution or acquisition date. If a lease provides for contingent rental income, the Company will defer the recognition of contingent rental income, such as percentage rents, until the

Appendix I - 57

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

specific target that triggers the contingent rental income is achieved. As of September 30, 2014, there were certain leases that provide for contingent rental income, which represented approximately $0.01 million and $0.03 million of total rental income for the three and nine months ended September 30, 2014, respectively.
During the three and nine months ended September 30, 2014, the Company recognized deferred rent from tenants of $3.0 million and $8.1 million, respectively, and during the three and nine months ended September 30, 2013, $0.9 million and $1.9 million, respectively. As of September 30, 2014 and December 31, 2013, the cumulative deferred rent balance was $14.2 million and $6.4 million, respectively, and is included in deferred rent on the consolidated balance sheets.
Tenant reimbursement revenue, which is comprised of additional rents received from certain tenants to recover certain operating and capital expenses, including property maintenance and services, property taxes and insurance (collectively “Recoverable Expenses”), is recognized as revenue when the additional rent is due, pursuant to the lease. Tenant reimbursement amounts are determined based on the Company's estimate of Recoverable Expenses for the year, pro rated to each tenant based on leased square footage of the property. The Company collects the estimated Recoverable Expenses in equal installments as additional rent from the tenant, pursuant to the terms of the lease. At the end of the calendar year, the Company reconciles the amount of additional rent paid by the tenant during the year to the actual amount of Recoverable Expenses incurred by the Company for the same period. The difference, if any, is either charged or credited to the tenant pursuant to the provisions of the lease. In certain instances the lease may restrict the amount the Company can recover from the tenant such as a cap on certain or all property operating expenses. As of December 31, 2013, the Company estimated that approximately $0.2 million, net, was over collected from tenants throughout the year, and as a result the Company recorded a liability. Final tenant reimbursement reconciliations were performed, which resulted in an additional $0.1 million in net over collections, after taking into consideration certain corresponding under collections. The net over collection is included in tenant accounts receivable, as a contra-receivable, which is a component of other assets on the accompanying consolidated balance sheets as of September 30, 2014. The net over collections have been, and will continue to be, refunded to the tenant either by a credit to contractual rent payments or as a disbursement from operating cash flow.
Organizational and Offering Costs
Organizational and offering costs of the Primary Public Offerings are paid either by the Company or the Sponsor, on behalf of the Advisor, for the Company and are reimbursed from the proceeds of the Public Offerings at the estimated rate as disclosed in the Company’s prospectus. Organizational and offering costs consist of all expenses (other than sales commissions and dealer manager fees) to be paid by the Company in connection with the Public Offerings, including legal, accounting, printing, mailing and filing fees, charges from the escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse the Advisor for all marketing-related costs and expenses, such as salaries and direct expenses of employees of the Advisor and its affiliates in connection with registering and marketing the Company’s shares; (ii) technology costs associated with the offering of the Company’s shares; (iii) costs of conducting training and education meetings; (iv) costs of attending seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.
Pursuant to the Advisory Agreement, the Company was obligated to reimburse the Advisor for organizational and offering expenses incurred in connection with the Primary Public Offerings in an amount not to exceed 3.5% of gross offering proceeds of the terminated or completed Primary Public Offerings for issuer costs (excluding sales commissions and dealer manager fees). In addition, pursuant to the Advisory Agreement, organization and offering expenses (including sales commissions and dealer manager fees and non-accountable due diligence expense allowance but excluding acquisition fees and expenses) were subject to a limitation of 15% of gross offering proceeds of the terminated or completed Public Offerings. If the organization and offering expenses exceeded such limits discussed above, within 60 days after the end of the month in which the Public Offerings terminated or were completed, the Advisor would have been obligated to reimburse the Company for any excess amounts. As long as the Company is subject to the Statement of Policy Regarding Real Estate Investment Trusts

Appendix I - 58

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

published by the North American Securities Administrators Association (“NASAA REIT Guidelines”), such limitations discussed above will also apply to any future public offerings. As of closing of the Follow-On Offering, organizational and offering costs were 2.3% and 0.3% of gross offering proceeds, excluding sales commissions and dealer manager fees, for the Initial Public Offering and the Follow-On Offering, respectively, and 11.9% and 10.1% of gross offering proceeds, including sales commissions and dealer manager fees, for the Initial Public Offering and the Follow-On Offering, respectively. (See Note 7, Related Party Transactions.)
The Company has incurred organizational and offering costs, including those due to the Advisor for organizational and offering expenses incurred on the Company’s behalf, as follows:

	September 30, 2014	December 31, 2013
	(in thousands)
Cumulative offering costs- Private and Public Offerings	$130,524	$53,915
Cumulative organizational costs- Private and Public Offerings	$811	$552
Organizational and offering costs advanced by and due to the Advisor (1)	$—	$280

(1)	As of December 31, 2013, these amounts are included in the Due to affiliates balance on the consolidated balance sheets.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, and other fees associated with obtaining financing. These costs are amortized to, and included as a component of, interest expense over the terms of the respective financing agreements. Amortization expense for the three and nine months ended September 30, 2014 was $0.6 million and $3.3 million, respectively, and for the three and nine months ended September 30, 2013 was $0.3 million and $1.2 million, respectively. Amortization expense for the nine months ended September 30, 2014 includes $1.7 million of write-offs related to the unamortized deferred financing costs associated with the KeyBank Credit Facility, which was refinanced through the AIG Loan on January 24, 2014, and the KeyBank Term Loan which was terminated in conjunction with the execution of the Unsecured Term Loan on May 8, 2014. Amortization expense for the nine months ended September 30, 2013 includes $0.3 million of write-offs related to the refinancing through the Midland Mortgage Loan on February 28, 2013. The Company’s deferred financing costs balance as of September 30, 2014 is comprised of financing costs incurred for the loan assumption related to the Ace Hardware property acquisition, Unsecured Term Loan, Midland Mortgage Loan, AIG Loan and TW Telecom Loan, discussed in Note 5, Debt. As of September 30, 2014 and December 31, 2013, the Company’s deferred financing costs, net of accumulated amortization, were $12.4 million and $9.0 million, respectively.
Other Assets
Other assets consist primarily of tenant and non-tenant receivables, prepaid expenses, and deferred leasing costs, net of amortization. Non-tenant receivables primarily consist of a $6.2 million termination fee, net of $0.5 million in collections, as a result of the lease termination with World Kitchen, LLC on January 24, 2014, which was financed over approximately 5.5 years at 5.5%. Prepaid expenses will be expensed as incurred. Leasing commissions for new, renewal or expansion leases are amortized using the straight-line method over the term of the related lease. Amortization of leasing costs is included in depreciation and amortization in the Company's accompanying consolidated statements of operations. Deferred leasing costs totaled $2.4 million, net of other assets related to real estate held for sale of $1.2 million, as of September 30, 2014 and $0.5 million as of December 31, 2013. Amortization expense related to leasing costs was less than $0.05 million and $0.09 million for the three and nine months ended September 30, 2014, respectively. There was no amortization expense on leasing costs for the three and nine months ended September 30, 2013.

Appendix I - 59

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Noncontrolling Interests
Due to the Company’s control through the general partner interest in the Operating Partnership and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, is consolidated with the Company and the limited partners’ interests are reflected as noncontrolling interests on the accompanying consolidated balance sheets.
The Company reports noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from total stockholders’ equity. Also, any acquisitions or dispositions of noncontrolling interests that do not result in a change of control are accounted for as equity transactions. Further, the Company recognizes a gain or loss in net income (loss) when a subsidiary is deconsolidated upon a change in control. Net income (loss) allocated to noncontrolling interests is shown as a reduction to net income (loss) in calculating net income (loss) attributable to common stockholders. Any future purchase or sale of an interest in an entity that results in a change of control may have a material impact on the financial statements, as the interest in the entity will be recognized at fair value with gains and losses included in net income (loss).
If noncontrolling interests are determined to be redeemable, they are classified as temporary equity and reported at their redemption value as of the balance sheet date. Since redeemable noncontrolling interests are carried at the redemption amount, net income (loss) is not allocated to redeemable noncontrolling interests and distributions to redeemable noncontrolling interest holders are allocated between common stockholders and noncontrolling interests based on their respective weighted-average ownership percentage of the Operating Partnership. (See Note 6, Equity.)
Share-Based Compensation
The Company has adopted an Employee and Director Long-Term Incentive Plan (the “Plan”) pursuant to which the Company may issue stock-based awards to its directors and full-time employees (should the Company ever have employees), executive officers and full-time employees of the Advisor and its affiliate entities that provide services to the Company, and certain consultants who provide significant services to the Company. The term of the Plan is 10 years and the total number of shares of common stock reserved for issuance under the Plan is 10% of the outstanding shares of stock at any time. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights and other equity-based awards. The stock-based payment will be measured at fair value and recognized as compensation expense over the vesting period.
On March 3, 2014, the compensation committee of the board of directors authorized the issuance of 5,000 shares of restricted stock to each of the Company's independent directors. These restricted shares were immediately vested upon issuance. In addition, the compensation committee authorized the future issuance of 1,000 shares of restricted stock to each of the Company's independent directors for each 12-consecutive-month period during which each independent director continuously remains a director for the Company. The shares granted will vest over a three year period, or will immediately vest upon a change in control of the Company. Upon re-election of each independent director at the June 12, 2014 annual stockholders' meeting, the Company measured and started recognizing compensation expense for the 1,000 shares of restricted stock granted and subject to the vesting period. The fair value of both issuances was estimated at $10.28 per share, the then most recent price paid to acquire a share of the Company's common stock. All issuances of restricted stock are entitled to dividends upon vesting of the shares. As a result of these issuances, the Company incurred approximately $0.1 million of stock-based compensation expense during the nine months ended September 30, 2014, which is included in general and administrative expenses in the accompanying consolidated statements of operations.
Fair Value Measurements
The fair value of financial and nonfinancial assets and liabilities is based on a fair value hierarchy established by the FASB that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1

Appendix I - 60

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

•	Level 1. Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets;

•
Level 2. Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
When available, the Company utilizes quoted market prices for similar assets or liabilities from independent third-party sources to determine fair value. Financial instruments as of September 30, 2014 consisted of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued expenses, and mortgage payable and other borrowings, as defined in Note 5, Debt. With the exception of the mortgage loans in the table below, the amounts of the financial instruments presented in the consolidated financial statements substantially approximate their fair value as of September 30, 2014 and December 31, 2013, including the Unsecured Term Loan, which was executed on May 8, 2014, and the TW Telecom Loan, which was executed on August 1, 2014. The fair value of the seven mortgage loans in the table below is estimated by discounting each loan’s contractual cash flows using current borrowing rates available to the Company for debt instruments with similar terms and maturities as shown below. The Company determined that the mortgage debt valuation in its entirety is classified in Level 3 of the fair value hierarchy and there were no transfers into and out of fair value measurement levels during the nine months ended September 30, 2014 and year ended December 31, 2013.

		(in thousands)
	September 30, 2014		December 31, 2013
	Fair Value	Carrying Value	Fair Value	Carrying Value
Plainfield	$20,980	$19,721	$21,214	$19,958
Emporia Partners	$4,463	$4,194	$4,669	$4,442
LTI (1)	$32,887	$32,307	$33,388	$32,822
TransDigm (2)	$6,774	$6,611	$6,889	$6,712
Ace Hardware (3)	$25,878	$23,735	$—	$—
Midland Mortgage Loan	$102,381	$105,600	$100,049	$105,600
AIG Loan	$117,584	$110,640	$—	$—
TW Telecom Loan	$21,500	$21,500	$—	$—

(1)	The carrying value does not include the debt premium of $0.1 million and $0.2 million as of September 30, 2014 and December 31, 2013, respectively.

(2)	The carrying value does not include the debt premium of $0.1 million as of September 30, 2014 and December 31, 2013.

(3)	The carrying value does not include the debt premium of $1.9 million as of September 30, 2014.
Income Taxes
The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet certain organizational and operational requirements. The Company intends to adhere to these requirements and maintain its REIT status for the current year and subsequent years. As a REIT, the Company generally will not be subject to federal income taxes on taxable income that is distributed to stockholders. However, the Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed taxable income, if any. If the Company fails to qualify as a REIT in any taxable year, the Company will then be subject to federal income

Appendix I - 61

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially adversely affect net income and net cash available for distribution to stockholders.
Pursuant to the Code, the Company has elected to treat its corporate subsidiary as a taxable REIT subsidiary (“TRS”). In general, the TRS may perform non-customary services for the Company’s tenants and may engage in any real estate or non real estate-related business. The TRS will be subject to corporate federal and state income tax. As of September 30, 2014, the TRS had not commenced operations.
Per Share Data
The Company reports earnings per share for the period as (1) basic earnings per share computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period, and (2) diluted earnings per share computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, including common stock equivalents. As of September 30, 2014 and December 31, 2013, there were no common stock equivalents that would have a dilutive effect on earnings (loss) per share for common stockholders.
Distributions declared and paid per common share assumes each share was issued and outstanding each day during the three months ended September 30, 2014. Distributions declared per common share was based on daily declaration and record dates selected by the Company’s board of directors of $0.001901096 per day per share on the outstanding shares of common stock.
Segment Information
ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. The Company internally evaluates all of the properties and interests therein as one reportable segment.
Unaudited Data
Any references to the number of buildings, square footage, number of leases, occupancy, and any amounts derived from these values in the notes to the consolidated financial statements are unaudited and outside the scope of the Company's independent registered public accounting firm's review of its consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.
Recently Issued Accounting Pronouncements
In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU No. 2014-08"). ASU No. 2014-08 raises the threshold for disposals of components of an entity to qualify as discontinued operations. Under ASU No. 2014-08, a discontinued operation is (i) a component of an entity or group of components that has been disposed of by sale, that has been disposed of other than by sale, or that is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity's operations and financial results or (ii) an acquired business or nonprofit activity that is classified as held for sale on the date of the acquisition. A strategic shift that has or will have a major effect on an entity's operations and financial results could include the disposal of (i) a major line of business, (ii) a major geographic area, (iii) a major equity method investment, or (iv) other major parts of an entity. Under current GAAP, an entity is prohibited from reporting a discontinued operation if it has certain continuing cash flows or involvement with the component after the disposal. ASU No. 2014-08 eliminates this criteria and is effective for public companies during the interim and annual periods, beginning after December 15, 2014. The Company has elected to early adopt the provisions in ASU No. 2014-08. As a result, the Company recorded the two assets held for sale as of September 30, 2014 as assets held for sale and classified the results of those assets in continuing operations on the statement of

Appendix I - 62

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

operations. The Company expects the adoption thereof to result in fewer real estate sales qualifying as discontinued operations reported in its consolidated financial statements and accompanying notes.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). ASU No. 2014-09 replaces substantially all industry-specific revenue recognition requirements and converges areas under this topic with International Financial Reporting Standards.  ASU No. 2014-09 implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards.  ASU No. 2014-09 also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows from contracts with customers.  Other major provisions in ASU No. 2014-09 include capitalizing and amortizing certain contract costs, ensuring the time value of money is considered in the applicable transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances.  Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  ASU No. 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited.  ASU No. 2014-09 does not apply to lease contracts accounted for under Leases (Topic 840).  The Company does not expect the adoption of ASU No. 2014-09 to have a material impact on its financial statements.

Appendix I - 63

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

3.    Real Estate
As of September 30, 2014, the Company’s real estate portfolio consisted of 54 properties in 19 states consisting substantially of office, warehouse, and manufacturing facilities with a combined acquisition value of $1.8 billion, including the allocation of the purchase price to above and below-market lease valuation.
2014 Acquisitions
During the nine months ended September 30, 2014, the Company acquired twelve properties from unaffiliated parties. The aggregate purchase price of the acquisitions was $606.8 million as shown below. Also, as discussed in Note 4, Investments, the Company acquired an 80% interest in a data center located in Ashburn, Virginia, with an initial investment of$68.4 million. The gross acquisition value of the property was $187.5 million, including closing costs, which was partially financed with debt of $102.0 million.

Appendix I - 64

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Property	Location	Tenant/Major Lessee	Acquisition Date	Purchase Price	Square Feet	Acquisition Fees and Reimbursable Expenses Paid to the Advisor (1)	KeyBank Credit Facility (2)	Mortgage Debt (3)	Year of Lease Expiration (for Major Lessee)	2014 Annualized Net Rent (4)
Caterpillar	Joliet, IL	Caterpillar, Inc.	1/7/2014	$57,000	1,380,070	$1,710	$56,900	$—	2018	$6,013
DigitalGlobe	Westminster, CO	DigitalGlobe, Inc. (5)	1/14/2014	92,000	430,000	2,760	92,000	—	2030	6,343
Waste Management	Phoenix, AZ	Waste Management of AZ	1/16/2014	22,825	131,850	685	—	—	2023	1,888
BT Infonet	El Segundo, CA	Infonet Services Corporation	2/27/2014	52,669	157,000	1,580	—	—	2021	4,185
Wyndham Worldwide	Parsippany, NJ	Wyndham Worldwide Operations, Inc.	4/23/2014	96,600	249,400	2,898	—	—	2029	6,334
Ace Hardware	Oak Brook, IL	Ace Hardware Corporate HQ	4/24/2014	37,000	206,000	1,110	—	23,843	2024	2,833
Equifax I	St. Louis, MO	Equifax, Inc.	5/20/2014	14,200	94,000	426	—	—	2023	1,081
American Express	Phoenix, AZ	American Express Travel Related Services Co.	5/22/2014	51,000	337,400	1,530	—	—	2019	3,819
SoftBank	San Carlos, CA	SoftBank Regional HQ	5/28/2014	90,100	207,900	2,703	—	—	2020	5,899
Vanguard	Charlotte, NC	The Vanguard Group, Inc.	6/19/2014	33,200	224,600	996	—	—	2024	2,423
Parallon	Largo (Tampa Bay), FL	Parallon Business Performance Group	6/25/2014	17,235	83,200	517	—	—	2025	1,206
TW Telecom	Lone Tree, CO	TW Telecom Holdings Inc.	8/1/2014	43,000	166,700	1,290	—	21,500	2024	2,913
				$606,829	3,668,120	$18,205	$148,900	$45,343		$44,937

(1)
The Advisor is entitled to receive acquisition fees equal to 2.5% and acquisition expense reimbursement of up to 0.5%, of the contract purchase price for each property acquired. The total is included in acquisition fees and expenses to affiliates on the consolidated statements of operations. As of September 30, 2014, the Company had incurred approximately $4.5 million in acquisition fees and reimbursable expenses related to the 80% interest investment in the Digital Realty joint venture.

(2)	Represents borrowings from the KeyBank Credit Facility discussed in Note 5, Debt. Any remaining purchase price was funded with net proceeds raised in the Follow-On Offering.

(3)
Represents loan assumption related to the Ace Hardware property (the "Ace Hardware Mortgage Loan") and the mortgage debt obtained to partially fund the acquisition of the TW Telecom property, see Note 5, Debt.

(4)
Net rent is based on (1) the contractual rental payments assuming the lease requires the tenant to reimburse the Company for certain operating expenses; or (2) contractual rent payments less certain operating expenses that are the responsibility of the Company for the 12-month period subsequent to September 30, 2014 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligation under its lease agreement during the next 12 months. Total base rental income received for the TW Telecom property for the three months ended September 30, 2014 was $0.8 million based on an acquisition date of August 1, 2014.

Appendix I - 65

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

(5)	The DigitalGlobe property is leased entirely to the previous owner, Avaya, Inc., through June 2015, immediately after which a lease with DigitalGlobe, Inc. will commence.

The following summarizes the purchase price allocation of the 2014 acquisitions.

Property	Land	Building and improvements	Tenant origination and absorption cost	In-place lease valuation- above/(below) market	Ground leasehold interests- below market	Debt premium	Total
Caterpillar	$6,000	$37,904	$8,607	$4,489	$—	$—	$57,000
Digital Globe	8,600	52,145	31,255	—	—	—	$92,000
Waste Management (1)	—	11,757	4,758	4,056	2,254	—	$22,825
BT Infonet	9,800	34,244	7,239	1,386	—	—	$52,669
Wyndham Worldwide	6,200	76,333	14,819	(752)	—	—	$96,600
Ace Hardware	6,900	27,437	6,508	(2,045)	—	(1,800)	$37,000
Equifax I	1,850	7,971	4,738	(359)	—	—	$14,200
American Express	15,000	32,096	13,796	(9,892)	—	—	$51,000
SoftBank	22,789	53,945	15,005	(1,639)	—	—	$90,100
Vanguard	2,230	23,685	7,376	(91)	—	—	$33,200
Parallon	1,000	12,729	4,043	(537)	—	—	$17,235
TW Telecom	11,097	26,096	9,721	(3,914)	—	—	$43,000
Total property acquisitions	$91,466	$396,342	$127,865	$(9,298)	$2,254	$(1,800)	$606,829
Restoration Hardware (2)	15,200	14,228	375	—	—	—	$29,803
Total	$106,666	$410,570	$128,240	$(9,298)	$2,254	$(1,800)	$636,632

(1)	The land associated with the property is subject to a ground lease with the State of Arizona expiring on December 31, 2095.

(2)	Represents the purchase of land and the development costs, included in construction-in-progress, as of September 30, 2014 and discussed in Note 4, Investments.

Appendix I - 66

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

The following unaudited condensed pro forma operating information is presented as if the Company’s properties acquired in 2014 had been included in operations as of January 1, 2013. The pro forma operating information includes certain nonrecurring adjustments, such as acquisition fees and expenses incurred as a result of the assets acquired in the acquisitions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$52,888	$31,221	$167,466	$84,089
Net income (loss)	$1,987	$2,010	$24,420	$(16,078)
Net income (loss) attributable to noncontrolling interests	$66	$293	$969	$(2,835)
Distributions to redeemable noncontrolling interests attributable to common stockholders	$(90)	$(80)	$(265)	$(232)
Net income (loss) attributable to common stockholders (1)	$(2,828)	$2,223	$20,333	$(19,144)
Net income (loss) attributable to common stockholders per share, basic and diluted	$(0.02)	$0.09	$0.19	$(0.93)

(1)	Amount is net of net income (loss) attributable to noncontrolling interests and distributions to redeemable noncontrolling interests attributable to common stockholders.
The future minimum contractual rent payments pursuant to the lease terms, with lease expirations ranging from 2014 to 2030, are shown in the table below (in thousands).

2014	39,232
2015	158,596
2016	162,755
2017	163,426
2018	155,463
Thereafter	716,539
Total	$1,396,011

Revenue Concentration
No lessee or property, based on annualized net rent for the 12-month period subsequent to September 30, 2014, pursuant to the respective in-place leases, was greater than 5% as of September 30, 2014.
The percentage of annualized net rent for the 12-month period subsequent to September 30, 2014, by state, based on the respective in-place leases, is as follows:

Appendix I - 67

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

State	Annualized Net Rent	Number of Properties	Percentage of Annualized Net Rent
California	$19,281	6	13.8%
Illinois	15,184	6	10.9
Colorado	14,161	5	10.1
Ohio	12,219	5	8.7
Arizona	12,150	4	8.7
Georgia	11,686	3	8.4
New Jersey	11,686	4	8.4
Texas	7,809	3	5.6
All others (1)	35,492	18	25.4
Total	$139,668	54	100%
(1)    All others account for less than 5% of total annualized net rent on an individual basis.
The percentage of annualized net rent for the 12-month period subsequent to September 30, 2014, by industry, based on the respective in-place leases, is as follows:

Industry (1)	Annualized Net Rent	Number of Lessees	Percentage of Annualized Net Rent
Manufacturing	$38,769	17	27.8%
Finance & Insurance	32,267	24	23.1
Information (2)	19,565	6	14.0
Professional, Scientific & Technical Services (3)	11,386	7	8.2
Wholesale Trade (4)	8,964	3	6.4
All others (5)	28,717	18	20.5
Total	$139,668	75	100%

(1)	Industry classification based on the 2012 North American Industry Classification System.

(2)	Includes Telecommunications.

(3)	Includes, but is not limited to: Scientific Research and Development Services; Architectural, Engineering, and Related Services; and Legal Services.

(4)
Includes, but is not limited to: Machinery, Equipment, and Supplies Merchant Wholesalers; Professional and Commercial Equipment and Supplies Merchant Wholesalers; Household Appliances and Electrical and Electronic Goods Merchant Wholesalers; Paper and Paper Product Merchant Wholesalers; and Apparel, Piece Goods, and Notions Merchant Wholesalers.

(5)	All others account for less than 5% of total annualized net rent on an individual basis.

Appendix I - 68

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

The tenant lease expirations by year based on annualized net rent for the 12-month period subsequent to September 30, 2014 are as follows:

Year of Lease Expiration	Annualized Net Rent		Number of Lessees	Square Feet	Percentage of Annualized Net Rent
2014	$279	'(1)	2	407,000	0.2%
2015	791		5	349,700	0.5%
2016	1,107		4	109,800	0.8%
2017	5,160		4	276,600	3.7%
2018	17,801		9	2,248,170	12.7%
2019	16,270		9	1,289,700	11.7%
2020	15,823		7	1,202,300	11.3%
2021	9,189		4	921,800	6.6%
2022	11,673		5	1,014,100	8.4%
2023	8,873		5	597,450	6.3%
2024	18,551		10	1,542,100	13.3%
2025	17,257		7	1,324,100	12.5%
2026	2,342		1	218,800	1.7%
2027	1,875		1	81,600	1.3%
2029	6,334		1	249,400	4.5%
2030	6,343		1	430,000	4.5%
Vacant	—		—	300,200	—%
Total	$139,668		75	12,562,820	100%

(1) Amount includes a short-term lease with Assemblers, Inc., which expires on December 31, 2014.
Tenant and Portfolio Risk
The Company monitors the credit of all tenants to stay abreast of any material changes in credit quality. The Company monitors tenant credit by (1) reviewing the credit ratings of tenants (or their parent companies) that are rated by nationally recognized rating agencies; (2) reviewing financial statements that are publicly available or that are required to be provided pursuant to the lease; (3) monitoring news reports regarding the tenants and their underlying business and industry; and (4) monitoring the timeliness of rent collections.
In June 2013, World Kitchen, LLC vacated the Will Partners property located in Monee, Illinois (a manufacturing and distribution facility) but remained obligated for the rental payments over the remaining lease term of approximately 7 years, or through February 29, 2020, with no option for early termination. On January 24, 2014, the Company executed a termination agreement with World Kitchen, LLC in which the Company agreed to a termination fee of $7.125 million, which is included in rental income on the consolidated statements of operations, and a restoration amount of approximately $0.5 million. The Company financed the termination fee, net of certain adjustments and the initial payment, for a total of $6.7 million at 5.5% over an approximate 5.5 year term. As of September 30, 2014, $0.5 million had been collected resulting in a net balance of $6.2 million. In return the Company released World Kitchen, LLC from any and all obligations under the lease in-place. Upon the execution of the termination agreement KeyBank released the property as collateral of the Key Bank Credit Facility, and released the re-tenanting reserves funded pursuant to the second amended and restated Key Bank Credit Agreement.  The Company’s property manager is actively involved in finding an appropriate replacement tenant. During the nine months ended September 30, 2014, and as a result of the termination, the Company wrote off approximately

Appendix I - 69

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

$0.9 million of unamortized in-place lease intangible assets that were recorded as part of the purchase price allocation when the property was acquired and approximately $0.3 million of deferred rent.
On February 3, 2014, Life Technologies Corporation, the tenant occupying the LTI property, was acquired by Thermo Fisher Scientific.  Thermo Fisher is a public company (NYSE: TMO) focused on providing precision laboratory equipment used in healthcare, scientific research, safety and education. Life Technologies Corporation is now a wholly-owned subsidiary of Thermo Fisher and remains on the lease.  It is now referred to as the Life Sciences Solutions Group (LSG), Thermo Fisher Scientific.
Tenant security deposits as of September 30, 2014 and December 31, 2013, which were included in the accounts payable and other liabilities balance on the consolidated balance sheets, totaled $0.4 million and $0.07 million, respectively, as required pursuant to the leases for certain tenants. The Company bears the full risk of tenant rent collections for those leases in which a security deposit is not required. Certain leases do, however, require the tenant to pay a penalty in the event of early termination, which fee would be utilized for re-tenanting and restoration. Tenant receivables as of September 30, 2014 and December 31, 2013 totaled $0.02 million and $0.9 million, respectively.
In conjunction with certain assets contributed to the Company in exchange for limited partnership units of the Operating Partnership, the Company effected tax protection agreements in favor of the contributor whereby the Company would be liable to reimburse the contributor, through a special distribution, for any tax liability incurred by the contributor as a result of the disposal of the contributed asset, for a time period specified in the tax protection agreement. As of September 30, 2014, the Company has not been obligated to any contributor for a tax liability incurred as a result of an asset disposition.
Assets Held for Sale
As of September 30, 2014, the Eagle Rock Executive Office Center, East Hanover, New Jersey, and College Park Plaza, Indianapolis, Indiana, properties were marketed for sale as the properties were not considered consistent with the investment criteria of the Company. These properties are included in continuing operations in the consolidated statements of operations based on the Company's early adoption of ASU No. 2014-08 as the properties did not meet the requisite requirements to be classified as discontinued operations. The properties, however, were classified as held for sale, net, on the consolidated balance sheets at the lower of their (i) carrying amount or (ii) fair value less costs to sell. The following summary presents the major components of assets and liabilities related to the real estate held for sale as of September 30, 2014 and December 31, 2013 (in thousands):

Appendix I - 70

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

	Balance as of September 30, 2014	Balance as of December 31, 2013
Land	$2,103	$2,103
Building	9,389	9,389
Tenant origination and absorption cost	2,293	2,293
In-place Lease (Above Market)	115	115
Construction in Progress	74	—
Leasing Costs, net	1,207	—
Deferred Rent	270	31
Accumulated Depreciation	(1,445)	(351)
Total Assets	$14,006	$13,580

KeyBank Term Loan	—	13,692
Restricted Reserves	9	559
Accounts Payable and Other Liabilities	483	585
Due to Affiliates	13	19
Total Liabilities	$505	$14,855
Intangibles
The Company allocated a portion of the acquired and contributed real estate asset value to in-place lease valuation and tenant origination and absorption cost, as discussed above and as shown below. The leases were measured against comparable leasing information and the present value of the difference between the contractual, in-place rent and the fair market rent was calculated using, as the discount rate, the capitalization rate utilized to compute the value of the real estate at acquisition or contribution. The discount rate used to compute the present value of the intangible assets for the Westinghouse property was adjusted to consider the potential risk that the tenant would exercise the termination option pursuant to the lease.

	Balance September 30, 2014	Balance December 31, 2013
In-place lease valuation (above market)	$28,514,515	$18,680,639
In-place lease valuation (above market)- accumulated amortization	(5,498,639)	(1,970,482)
In-place lease valuation (above market), net	23,015,876	16,710,157
Ground leasehold interest (below market)	2,254,342	—
Ground leasehold interest (below market)- accumulated amortization	(19,429)	—
Ground leasehold interest (below market), net	2,234,913	—
Intangible assets, net	$25,250,789	$16,710,157
In-place lease valuation (below market)	$(45,939,143)	$(26,708,360)
In-place lease valuation (below market)- accumulated amortization	6,452,109	3,156,902
In-place lease valuation (below market), net	$(39,487,034)	$(23,551,458)
Tenant origination and absorption cost	$372,088,822	$246,516,745
Tenant origination and absorption cost- accumulated amortization	(54,051,442)	(22,933,515)
Tenant origination and absorption cost, net	$318,037,380	$223,583,230

The intangible assets are amortized over the remaining lease term of each property, which on a weighted-average basis, was approximately 8.0 years and 7.7 years as of September 30, 2014 and December 31, 2013, respectively. The amortization of the intangible assets for the respective periods is as follows:

Appendix I - 71

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

	Amortization (income) expense for the nine months ended September 30,
	2014	2013
In-place lease valuation, net	$(232,950)	$321,180
Tenant origination and absorption cost	$31,117,927	$7,472,978
Ground leasehold interest (below market)	$19,429	$—
As of September 30, 2014, annual amortization (income) expense for in-place lease valuation, net, and tenant origination and absorption cost is expected to be $(2.3) million and $44.4 million, respectively, each year for the next five years. As of December 31, 2013, amortization (income) expense for in-place lease valuation, net, and tenant origination and absorption cost was expected to be $(0.9) million and $35.3 million, respectively, each year for the next five years.
Restricted Cash
In conjunction with the contribution of certain assets, as required by certain lease provisions or certain lenders in conjunction with an acquisition or debt financing, or credits received by the seller of certain assets, the Company assumed or funded reserves for specific property improvements and deferred maintenance, rent abatement, releasing costs, and taxes and insurance, which are included on the consolidated balance sheets as restricted cash. Additionally, an ongoing replacement reserve is funded by certain tenants pursuant to each tenant’s respective lease as follows (in thousands):

Description	Balance December 31, 2013	Additions	Deductions	Balance September 30, 2014
Rent abatement reserves (1)	$4,334	—	$(3,994)	$340
Tenant improvement reserves (2)	18,723	27,657	(7,114)	39,266
Midland Mortgage Loan repairs reserves (3)	453	—	—	453
Real estate tax reserve (Emporia Partners) (4)	41	743	—	784
Property insurance reserve (Emporia Partners) (4)	204	279	—	483
Restricted deposits (5)	10	5	—	15
Midland Mortgage Loan restricted lockbox (6)	1,696	1,226	(1,696)	1,226
Total	$25,461	$29,910	$(12,804)	$42,567

(1)	Represents a rent abatement escrow funded by the seller for base rent as specified per the terms of the lease. Deductions represent rent earned during the period for certain properties.

(2)
Additions represent tenant improvement reserves either funded by the seller or the Company and held by the lender for acquisitions made in the current period. The most significant of these reserves is $21.0 million and $4.6 million for the Digital Globe tenant improvements and tenant improvements for a new lease executed at an existing property, respectively. Deductions represent tenant improvement reimbursements made to certain tenants during the current period.

(3)
Represents a deferred maintenance reserve funded by the Company as part of the refinancing that occurred on February 28, 2013 whereby certain properties became collateral for the Midland Mortgage Loan, as discussed in Note 5, Debt. Additions represent interest earned during the period.

(4)	Additions represent monthly funding or real estate taxes and insurance by the tenant during the current period.

(5)	Addition represents a required impressed balance in the lender-controlled account for the Ace Hardware property which was acquired during the current period.

(6)
As part of the terms of the Midland Mortgage Loan, as discussed in Note 5, Debt, rent collections from the eight properties which serve as collateral thereunder are received in a designated cash collateral account which is controlled by the lender until the designated payment date, as defined in the loan agreement, and the excess cash is transferred to the appropriate property operating accounts.

Appendix I - 72

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

4.    Investments
Investments in Unconsolidated Entities
On April 10, 2013, a Delaware Statutory Trust (“DST”) affiliated with the Sponsor acquired a two-building, single-story office campus located in Nashville, Tennessee (the “HealthSpring property”) for a purchase price of $36.4 million. The DST was then syndicated for $39.6 million which consists of mortgage debt of $23.6 million and an equity contribution of $16.0 million. The HealthSpring property is leased in its entirety pursuant to a triple-net lease to HealthSpring, Inc. (“HealthSpring”), obligating HealthSpring to all costs and expenses to operate and maintain the property, including certain capital expenditures. On the acquisition date the remaining term was approximately 9 years. On April 12, 2013, the Company, through the Operating Partnership, acquired a 10% beneficial ownership interest in the DST. The Operating Partnership has two exchange rights in which it can acquire additional beneficial interests in the DST in the future. The initial exchange right, which may be exercised at any point after the beneficial owners have held their interest in the DST for at least one year, allows each investor to sell or retain its interest in the DST or exchange its interest in the DST for units in the Operating Partnership. The secondary exchange right, which may be exercised until at least five years after the date of the agreement, allows each investor to either exchange its interest in the DST for units in the Operating Partnership or cash. If a beneficial owner elects to contribute their beneficial interest in the DST for limited partnership units of the Operating Partnership, such exchange will be dilutive to the existing limited partnership unit holders. The Operating Partnership has not exercised the exchange right effective with the completion of the required one year hold period.
On September 9, 2014, the Company, through a special purpose entity ("SPE"), wholly-owned by the Operating Partnership, acquired an 80% interest in a joint venture with an affiliate of Digital Realty Trust, Inc. for $68.4 million. The gross acquisition value of the property was $187.5 million, plus closing costs, which was partially financed with debt of $102.0 million. The joint venture was created for purposes of directly or indirectly acquiring, owning, financing, operating, maintaining and otherwise dealing with a data center facility located in Ashburn, Virginia (the "Property"). The Property consists of approximately 132,000 square feet and is fully leased to Facebook, Inc. and Morgan Stanley with an average remaining lease term of approximately 8 years.
The interests discussed above are not deemed to be a variable interest in a VIE, and, based on an evaluation of the variable interest against the criteria for consolidation, the Company determined that it is not the primary beneficiary of the investments, as the Company does not have the ability to exercise significant control through majority voting rights. As such, the interests in the VIEs are recorded using the equity method of accounting in the accompanying consolidated financial statements. Under the equity method, the investments in the unconsolidated entities are stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings of real estate ventures is generally recognized based on the allocation of cash distributions upon liquidation of the investment at book value in accordance with the joint venture agreements. As of September 30, 2014, the balance of the investments totaled $69.6 million as shown below (in thousands):

	HealthSpring DST	Digital Realty Joint Venture	Total
Balance December 31, 2013	$1,421	$—	$1,421
Additions		68,424	68,424
Net income (loss)	28	(205)	(177)
Distributions	(78)	—	(78)
Balance September 30, 2014	$1,371	$68,219	$69,590
Investments in Joint Ventures
Effective June 16, 2014, WRRH Patterson, LLC (an affiliate of Weeks Robinson Properties) and Griffin Capital JVII Patterson, LLC, a wholly-owned SPE of the Operating Partnership, entered into an operating agreement as Managing Member and Investor Member, respectively, for purposes of forming WR Griffin Patterson,

Appendix I - 73

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

LLC ("WR Griffin"). WR Griffin's purpose is to acquire, own, develop, construct, and otherwise invest and manage a development project located in Patterson, California (the "Project") in which a warehouse and distribution facility consisting of approximately 1.5 million square feet will be developed and constructed (the "Restoration Hardware" property). The Restoration Hardware property is leased to Restoration Hardware, Inc. and Restoration Hardware Holdings, Inc. as co-tenants (collectively, "Restoration Hardware") pursuant to a 15-year triple-net lease, obligating Restoration Hardware to all costs and expenses to operate and maintain the property, including certain capital expenditures. The lease term commences upon completion of the project, which is expected to occur in the first half of 2015. The business and affairs of WR Griffin will be managed by the Managing Member. However, all major decisions, as provided in the operating agreement, must be approved by both the Managing Member and Investor Member. Additionally, the Managing Member interest in the purchase and sale agreement has been assigned to the Investor Member in exchange for a mandatory redemption fee. As a result of the assignment, the Managing Member will transfer all membership interest to the Investor Member upon completion of the project.
On June 20, 2014, the Company, through WR Griffin, entered into a real estate development agreement with Weeks Robinson Development & Management, LLC, ("Weeks Robinson") to develop and construct the Restoration Hardware property. On June 20, 2014, the land on which the property will be constructed was purchased by WR Griffin for approximately $15.0 million, including closing costs. The Company determined that control of the joint venture lies with its wholly-owned SPE. As such, the Company consolidated the interest and included the following balances on its consolidated balance sheet as of September 30, 2014. See Note 3, Real Estate.

September 30, 2014
(in thousands)
Cash on hand	$1,176
Construction in progress paid	14,603
Land	15,200
Construction in progress payable	(9,727)
Noncontrolling interest	(7,656)
Total investment	$13,596

Appendix I - 74

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

5.    Debt
As of September 30, 2014 and December 31, 2013, the Company’s debt consisted of the following (in thousands):

	Balance as of September 30, 2014	Balance as of December 31, 2013	Contractual Interest Rate(1)		Payment Type	Loan Maturity
Plainfield Mortgage Loan	$19,721	$19,958	6.65%		Principal and Interest	November 2017
Emporia Partners Mortgage Loan	4,194	4,442	5.88%		Principal and Interest	September 2023
LTI Mortgage Loan	32,307	32,822	5.80%		Principal and Interest	March 2016
LTI Mortgage Loan Premium	122	186	—		—	—
TransDigm Mortgage Loan	6,611	6,712	5.98%		Principal and Interest	June 2016
TransDigm Mortgage Loan Premium	88	128	—		—	—
Ace Hardware Mortgage Loan	23,735	—	5.588%		Principal and Interest	October 2024
Ace Hardware Mortgage Loan Premium	1,724	—	—		—	—
Midland Mortgage Loan	105,600	105,600	3.94%		Interest Only through March 2017/Principal and Interest thereafter	April 2023
AIG Loan	110,640	—	4.96%		Interest Only through January 2017/Principal and Interest thereafter	February 2029
TW Telecom	21,500	—	2.61%	(2)	Interest Only through July 2015/Principal and Interest thereafter	August 2019
Mortgage Loan Total	326,242	169,848
KeyBank Credit Facility	—	44,500	2.16%	(3)	Interest Only	June 2018 (3)
KeyBank Term Loan	—	282,000	2.16%	(3)	Interest Only	November 2018 (3)
Unsecured Term Loan	300,000	—	1.61%	(4)	Interest Only	May 2019
Total	$626,242	$496,348

(1)	The weighted average interest rate as of September 30, 2014 was approximately 3.3% for the Company’s fixed-rate and variable-rate debt combined and 5.0% for the Company’s fixed-rate debt only.

(2)	As discussed below, the interest rate is a one-month LIBO Rate + 2.45%. As of September 30, 2014, the LIBO Rate was 0.16%.

(3)	As discussed below, the interest rate was a one-month LIBO Rate + 2.00%. The KeyBank Credit Facility and Term Loan were both terminated on May 8, 2014, at which time, the LIBO Rate was 0.16%.

Appendix I - 75

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

(4)	As discussed below, the interest rate is a one-month LIBO Rate + 1.45%. As of September 30, 2014, the LIBO Rate was 0.16%.
KeyBank Credit Facility
On June 13, 2013, the Company, through the Operating Partnership, and seven of its wholly-owned property-owning SPEs, entered into that certain Second Amended and Restated Credit Agreement (the “Second Restated KeyBank Credit Agreement”) with KeyBank National Association ("KeyBank"), as administrative agent, Bank of America as syndication agent, and a syndicate of lenders (collectively, the “Lenders”), pursuant to which the Lenders initially provided available financing commitments of $190.0 million, of a total $400.0 million Credit Facility (the “KeyBank Credit Facility”). During the first two years under the term of the Second Restated KeyBank Credit Agreement, the Company could request additional commitments up to the $400.0 million available Credit Facility, and the administrative agent would act on a best efforts basis to obtain such increases or additional commitments. Availability under the Second Restated KeyBank Credit Agreement was limited to the lesser of certain loan-to-value and debt service coverage ratio ("DSCR") calculations set forth in the Second Restated KeyBank Credit Agreement. Per the terms of the Second Restated KeyBank Credit Agreement, the maximum loan available under the KeyBank Credit Facility was the lesser of the total commitments ($335.0 million) or the aggregate borrowing base availability less the outstanding balance.
Under the terms of the Second Restated KeyBank Credit Agreement, the Company had the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Second Restated KeyBank Credit Agreement) to which the administrative agent is subject, with respect to this rate, for Eurocurrency funding, plus (i) 1.75%, assuming a leverage ratio of less than 50%, (ii) 2.00% assuming a leverage ratio of 50% to 55%, (iii) 2.25% assuming a leverage ratio of 55% to 60%, and (iv) 2.50% assuming a leverage ratio greater than 60% (“LIBOR-based”), or (b) an alternate base rate, which is the greater of the (i) Prime Rate, or (ii) Federal Funds Rate plus 0.50%.
On January 24, 2014, a principal payment in the amount of $109.0 million was made on the KeyBank Credit Facility in conjunction with a refinancing whereby five properties, which previously served as security for the KeyBank Credit Facility became collateral for the AIG Loan discussed below. In connection with the acquisitions during the nine months ended September 30, 2014, the Company, through the Operating Partnership, made draws totaling $148.9 million under the KeyBank Credit Facility and repaid $193.4 million, which includes the $109.0 million repaid in conjunction with the AIG Loan.
The KeyBank Credit Facility was terminated on May 8, 2014, at which time there was no outstanding balance, upon execution of the Unsecured Credit Agreement discussed below. The properties serving as collateral under the loan were released as collateral.
Midland Mortgage Loan
On February 28, 2013, certain property-owning SPEs wholly-owned by the Operating Partnership, entered into a fixed-rate mortgage loan agreement with Midland National Life Insurance Company (the “Midland Mortgage Loan”), whereby certain properties, which previously served as security for the KeyBank Credit Facility, were refinanced in the amount of $105.6 million and now serve as collateral for the Midland Mortgage Loan. The Midland Mortgage Loan has a fixed interest rate of 3.94%, a term of 10 years and requires monthly interest-only payments for the first four years of the term, followed by principal and interest payments based on a 30-year amortization schedule with all remaining principal and unpaid interest due at maturity. The Midland Mortgage Loan is guaranteed by the Operating Partnership and is secured by a first lien and individual security agreements on the Operating Partnership’s underlying interest in the SPEs owning the AT&T, Westinghouse, Renfro, Zeller Plastik, Travelers, Quad/Graphics, ITT and Health Net properties, along with individual fixture filings, and assignments of leases, rents, income and profits related to each such property.
KeyBank Term Loan

Appendix I - 76

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

On November 5, 2013, the Company, through 18 borrower SPEs wholly-owned by the Operating Partnership, entered into a loan agreement with KeyBank to partially finance the acquisition of the properties comprising the Investment Grade Portfolio whereby a $300.0 million term loan was obtained (the "KeyBank Term Loan"). The KeyBank Term Loan had an initial funding of $282.0 million, with the remaining $18.0 million available to draw upon for specific future projected tenant improvements and leasing costs for the properties comprised in the Investment Grade Portfolio (the "Mortgaged Properties"). The KeyBank Term Loan was secured by cross-collateralized, first mortgage liens on the properties comprising the Mortgaged Properties.
The KeyBank Term Loan had an interest rate of LIBO plus 2.0%, or Base Rate plus 1.0%, where Base Rate would be the greater of (i) Agent Prime or (ii) the Fed Funds plus 0.50%. The KeyBank Term Loan had a term of three years, maturing on November 5, 2016, subject to two, one-year extension options (subject to the fulfillment of certain conditions), and required monthly interest-only payments.
The KeyBank Term Loan was terminated on May 8, 2014 upon execution of the Unsecured Credit Agreement discussed below. The properties serving as collateral under the loan were released as collateral.
AIG Loan
On January 24, 2014, the Company, through five SPEs wholly owned by the Operating Partnership, entered into various loan agreements (the “AIG Loan Documents”) with National Union Fire Insurance Company and The Variable Annuity Life Insurance Company of Pittsburgh, Pa. (collectively, the “Lenders”), pursuant to which the Lenders provided such SPEs with a loan in the aggregate amount of $110.64 million (the “AIG Loan”). The funds were utilized to refinance five of the properties previously serving as security for the KeyBank Credit Facility. The AIG Loan is secured by cross-collateralized and cross-defaulted first mortgage liens or first lien deeds of trust and second mortgage liens or second lien deeds of trust on the Verizon, Avnet, Northrop Grumman, Schlumberger, and UTC properties. The AIG Loan has a term of 15 years, maturing on February 1, 2029. The AIG Loan bears interest at a fixed rate of 4.96% and requires monthly payments of interest only for the first three years and fixed monthly payments of principal and interest thereafter.
Unsecured Credit Facility
On May 8, 2014, the Company, through the Operating Partnership, entered into an unsecured credit agreement (the “Unsecured Credit Agreement”) with KeyBank as administrative agent, Bank of America as syndication agent and a syndicate of lenders. Pursuant to the Unsecured Credit Agreement, the Company was provided with a $750.0 million senior unsecured credit facility (the "Unsecured Credit Facility"), consisting of a $450.0 million senior unsecured revolver (the "Unsecured Revolver") and a $300.0 million senior unsecured term loan (the "Unsecured Term Loan"). The Unsecured Credit Facility may be increased up to $500.0 million for a maximum of $1.25 billion by increasing the Unsecured Revolver, the Unsecured Term Loan or a combination of both. The Unsecured Revolver has an initial term of four years, maturing on May 8, 2018 and may be extended for a one-year period if certain conditions are met. The Unsecured Term Loan has a term of five years, maturing on May 8, 2019. Availability under the Unsecured Credit Agreement is limited to the lesser of a (i) a specified leverage ratio applied to a portfolio real estate pool value computed as adjusted net operating income divided by specified capitalization rate; or (ii) debt service coverage ratio ("DSCR") calculation, all as set forth in the Unsecured Credit Agreement.
The Unsecured Revolver and Unsecured Term Loan both have an interest rate based on the leverage ratio reported with quarterly compliance certificate, as discussed below, and calculated based on the LIBO Rate plus the applicable LIBO Rate margin, as provided in the Unsecured Credit Agreement, or Base Rate plus the applicable base rate margin, as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus 0.50%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter.

Appendix I - 77

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

As of September 30, 2014, there was an outstanding balance of $300.0 million on the Unsecured Term Loan, which was required to be drawn pursuant to the Unsecured Credit Agreement, and was used to repay the then-existing KeyBank Term Loan, which had an outstanding balance of $227.0 million on May 8, 2014. The remaining proceeds were used to acquire additional properties.
TW Telecom Loan
On August 1, 2014, the Company, through the Operating Partnership, entered into a loan agreement with Mutual of Omaha Bank (the "Lender"), pursuant to which the Lender provided the Operating Partnership with a loan in the amount of $21.5 million (the "TW Telecom Loan"). The funds were utilized to partially fund the TW Telecom property acquisition. The TW Telecom Loan is secured by a deed of trust on the TW Telecom property. The TW Telecom Loan has a term of 5 years, maturing on August 1, 2019 and bears interest based on the LIBO Rate plus 2.45%, requiring monthly interest-only payments for the first 12 months and monthly payments of principal and interest thereafter. The TW Telecom Loan can be prepaid without penalty after 2 years of the five year term have elapsed.
Debt Covenant Compliance
Pursuant to the terms of the Second Restated KeyBank Credit Agreement, the Operating Partnership, in consolidation with the Company, was subject to certain loan compliance covenants including, but not limited to (as defined therein), (1) a maximum total leverage ratio (65%); (2) a minimum interest coverage ratio (2.0 to 1); (3) a minimum fixed charge ratio (1.75 to 1); (4) a maximum unhedged variable debt ratio (30%); and (5) minimum tangible net worth of at least $157,650,464 plus 80% of the net proceeds of any equity issuance after the effective date and 100% of the equity in any properties contributed to the Company after the effective date, the violation of which would constitute an event of default. The KeyBank Credit Facility was terminated on May 8, 2014 upon execution of the Unsecured Credit Agreement.
Pursuant to the terms of the Midland Mortgage Loan, the Operating Partnership is required to maintain a debt service coverage ratio (as defined in there in), of 1.60 to 1 and must maintain a minimum net worth of $75.0 million.
Pursuant to the terms of the KeyBank Term Loan, the Operating Partnership was required to maintain a debt service coverage ratio (as defined in there in) as follows: (1) if the Pool DSCR is less than 1.25x, the Borrower SPEs must fund all excess cash flow after debt service on a monthly basis into a cash collateral reserve account with KeyBank. These funds may be released to the Borrower SPEs upon achievement of a Pool DSCR of 1.25x or greater for two consecutive quarters; (2) If the Pool DSCR falls below 1.20x, the Borrower SPEs will make a principal payment (or post other cash collateral) in an amount to bring the Pool DSCR up to no less than 1.30x. Any collateral would be released upon the achievement of the required 1.30x Pool DSCR for two consecutive quarters. The KeyBank Term Loan was terminated on May 8, 2014 upon execution of the Unsecured Credit Agreement.
Pursuant to the terms of the AIG Loan, the Operating Partnership is required to maintain (1) a minimum debt service coverage ratio as defined in the loan agreement for the secured properties of 1.60x; (2) a maximum loan-to-value ratio of 60%; (3) minimum annual base rent of $14.75 million; and (4) minimum net worth of $110.6 million.
Pursuant to the terms of the Unsecured Credit Facility, the Operating Partnership, in consolidation with the Company, is subject to certain loan compliance covenants including, but not limited to (as defined therein), (1) a maximum consolidated leverage ratio (60% or 65% for two consecutive quarters following a material acquisition); (2) a minimum fixed charges coverage ratio (1.5 to 1); (3) a minimum tangible net worth of at least $861,987,871 plus 75% of the net proceeds generated by any common or preferred share issuances plus 75% of units issued in connection with the contribution of any properties; (4) a maximum secured debt ratio (40%); (5) a maximum secured recourse debt ratio (5%); (6) a maximum unhedged variable rate debt (30%); (7) a maximum payout ratio of 95% of distribution to core funds from operations, as defined in the Unsecured Credit Agreement; (8) minimum

Appendix I - 78

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

unencumbered asset pool DSCR (1.35 to 1); and (9) maximum unencumbered asset pool leverage ratio (60% or 65% for two consecutive quarters following a material acquisition).
Pursuant to the terms of the TW Telecom Loan, the Operating Partnership is required to maintain a minimum debt service coverage ratio as defined in the loan agreement for the property 1.60x beginning with the quarter ended December 31, 2014.
The Company was in compliance with all debt covenants as of September 30, 2014.
The following summarizes the future principal repayments of all loans as of September 30, 2014 per the loan terms discussed above (in thousands):

2014	$468
2015	1,932
2016	39,745	(1)
2017	23,198	(2)
2018	5,347
Thereafter	553,618	(3)
Total principal	624,308
Unamortized debt premium	1,934
Total debt	$626,242

(1)
Amount includes payment of the balances of the LTI and TransDigm property mortgage loans which mature in 2016. Principal repayments on both mortgage loans do not include the unamortized valuation premium of $0.2 million.

(2)	Amount includes payment of the balance of the Plainfield property mortgage loan which matures in 2017.

(3)	Amount includes payment of the balances of:

•	the TW Telecom Loan and the Unsecured Term Loan, both of which mature in 2019,

•	the Midland Mortgage Loan and Emporia Partners Mortgage Loan, both of which mature in 2023,

•	the Ace Hardware Mortgage Loan, which matures in 2024, and

•	the AIG Loan, which matures in 2029.
Principal repayments on the Ace Hardware Mortgage Loan do not include the unamortized valuation premium of $1.7 million.
6.    Equity
Preferred Equity
On November 5, 2013, in connection with the acquisition of the Investment Grade Portfolio, the Operating Partnership, entered into a purchase agreement with an affiliate of Starwood Property Trust (“Starwood”), pursuant to which Starwood provided a $250.0 million equity investment in the Operating Partnership in exchange for 24,319,066 Series A Cumulative Exchangeable Preferred Units of limited partnership interest (the “Preferred Units”) of the Operating Partnership. Starwood is entitled to monthly distributions calculated as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBO plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBO plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBO plus 9.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2017 through October 31, 2018, a rate of LIBO plus 10.25% per annum of the

Appendix I - 79

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Liquidation Preference per Preferred Unit.

At all times, LIBOR will be subject to a minimum floor of 0.25%.
The Preferred Units may be redeemed by the Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the “Liquidation Preference”); (ii) 1.81% of the Liquidation Preference; (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon. No redemptions had been made as of September 30, 2014. The Operating Partnership may, however, redeem up to 75% of the Preferred Units after the units have been outstanding for 18 months and the remaining 25% of the outstanding Preferred Units on the 24th month. In both instances the Operating Partnership will not be obligated for the Liquidation Preference and other early redemption fees.
Pursuant to the terms of the purchase agreement with Starwood, the Operating Partnership, in consolidation with the Company, is subject to certain covenants including, but not limited to, covenants that limit the Operating Partnership’s discretion in utilizing cash flows and require that distributions on the Preferred Units be given priority over other disbursements, including distributions on Common Units and redemptions of the Company's shares. In addition, the covenants require (1) a maximum Senior Loan-to-Value Ratio on the Company's aggregate property portfolio of 54% during the 12 month period following the date the Preferred Units were issued and 50% thereafter; and (2) a minimum Debt Yield of at least 13.5%. After the 24th month Starwood may cause the Operating Partnership to begin redeeming the investment if certain covenants are not met, as defined in the underlying agreements. Should an event of default occur, or the investment remains outstanding on the 60th month, Starwood will have the right to appoint a majority to the board of directors. In addition, Starwood will have the right to convert any amount of the limited partnership units to preferred stock of the Company. The Company caused certain amended documents to be placed into escrow that could become effective upon an event of default or the investment remains outstanding on the 60th month, at Starwood's discretion. The Company was in compliance with all of the covenants as of September 30, 2014.
Common Equity
The Company issued approximately 19,200,570 shares of the Company’s common stock for gross proceeds of approximately $191.5 million in the Initial Public Offering, which terminated on April 25, 2013. In connection with the Follow-On Offering and the DRP Offering, the Company had issued 109,353,472 shares of the Company’s common stock for gross proceeds of approximately $1.1 billion from April 26, 2013 through September 30, 2014. As of September 30, 2014, the Company had received aggregate gross offering proceeds of approximately $1.3 billion from the sale of shares in the Private Offering, the Public Offerings, and the DRP Offering, as discussed in Note 1, Organization. There were 128,551,153 shares outstanding at September 30, 2014, including shares issued pursuant to the DRP, less shares redeemed pursuant to the share redemption plan discussed below.
Distribution Reinvestment Plan, (DRP)
The Company has adopted the DRP, which allows stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of common stock. No sales commissions or dealer manager fee will be paid on shares sold through the DRP. The Company may amend or terminate the DRP for any reason at any time upon 10 days' prior written notice to stockholders.
The Company registered 7,500,000 shares of common stock pursuant to the DRP for the Initial Public Offering at a price of $9.50 per share. In connection with the Follow-On Offering, the Company registered approximately 10.2 million shares pursuant to the DRP at a price equal to 95% of the share price of the Follow-On Offering of $10.28 per share, which is approximately $9.77 per share. The amended and restated DRP states that the purchase price for shares pursuant to the DRP shall be equal to 95% of the per share offering price of the Company's common stock, until the earliest to occur of (A) the date that all DRP shares registered have been issued or (B) all offerings terminate and the Company elects to deregister with the SEC the unsold DRP shares, if any. The other

Appendix I - 80

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

material terms of the DRP were otherwise unchanged.
On May 7, 2014, the Company filed a Registration Statement on Form S-3 with the SEC for the registration of $75.0 million in shares for sale pursuant to the DRP (the “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.
As of September 30, 2014 and December 31, 2013, $44.5 million and $12.7 million in shares, respectively, had been issued under the DRP, of which $1.1 million and $0.2 million in redemptions payable subsequent to quarter end, respectively, were reclassified from redeemable common stock to accounts payable and accrued liabilities in the consolidated balance sheets.
Share Redemption Program
The Company has adopted a share redemption program ("SRP") that enables stockholders to sell their stock to the Company in limited circumstances. As long as the common stock is not listed on a national securities exchange or over-the-counter market, stockholders who have held their stock for at least one year may, under certain circumstances, be able to have all or any portion of their shares of stock redeemed by the Company. The Company may redeem, on a quarterly basis, the shares of stock presented for redemption for cash to the extent that there are sufficient funds available to fund such redemptions. In no event shall the Company redeem more than 5.0% of the weighted average shares outstanding during the prior calendar year, and the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to the DRP. Effective March 17, 2013, the redemption price per share shall be as shown below, which is based upon the number of years the stock is held:

Period of Time Held	Redemption Price
At least one year	Lower of $9.25 or the price paid by the stockholder
At least two years	Lower of $9.50 or the price paid by the stockholder
At least three years	Lower of $9.75 or the price paid by the stockholder
At least four years	Lower of $10.28 or the price paid by the stockholder
As the use of the proceeds from the DRP for redemptions is outside the Company’s control, the net proceeds from the DRP are considered to be temporary equity and are presented as common stock subject to redemption on the accompanying consolidated balance sheets. The cumulative proceeds from the DRP, net of any redemptions, will be computed at each reporting date and will be classified as temporary equity on the Company’s consolidated balance sheets. As noted above, the redemption is limited to proceeds from new permanent equity from the sale of shares pursuant to the DRP.
Redemption requests will be honored on the last business day of the month following the end of each quarter. Requests for redemption must be received on or prior to the end of the quarter in order for the Company to repurchase the shares as of the end of the following month. As of September 30, 2014 and December 31, 2013, $44.5 million and $12.7 million in shares of common stock, respectively, were eligible for redemption, of which $1.1 million and $0.2 million, respectively, were reclassified from redeemable common stock to accounts payable and accrued liabilities in the consolidated balance sheets for share redemption requests received prior to the end of the quarter. Since inception, through September 30, 2014, the Company had redeemed 250,867 shares of common stock for approximately $2.4 million at a weighted average price per share of $9.76 pursuant to the SRP. As of September 30, 2014, there were 105,032 shares totaling $1.1 million subject to redemption requests. On October 31, 2014, the Company satisfied all of the eligible redemption requests at a weighted average price per share of $10.08. The Company’s board of directors may choose to amend, suspend or terminate the SRP upon 30 days' written notice at any time.
Noncontrolling Interests
Noncontrolling interests represent limited partnership interests in the Operating Partnership in which the Company is the general partner. General partnership units and limited partnership units of Operating Partnership

Appendix I - 81

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

were issued as part of the initial capitalization of the Operating Partnership, and limited partnership units were issued in conjunction with management's contribution of certain assets, as discussed in Note 1, Organization. As of September 30, 2014, noncontrolling interests were approximately 3% of total shares outstanding and approximately 4% of weighted average shares outstanding (both measures assuming limited partnership units were converted to common stock). The Company has evaluated the terms of the limited partnership interests in the Operating Partnership and as a result, has classified limited partnership interests issued in the initial capitalization and in conjunction with the contributed assets as noncontrolling interests, which are presented as a component of permanent equity, except as discussed below.
The Company evaluates individual noncontrolling interests for the ability to recognize the noncontrolling interest as permanent equity on the consolidated balance sheets at the time such interests are issued and on a continual basis. Any noncontrolling interest that fails to qualify as permanent equity has been reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.
The Operating Partnership issued 4.8 million limited partnership units to affiliated parties and unaffiliated third parties in exchange for certain properties and 0.2 million limited partnership units to unaffiliated third parties unrelated to property contributions. To the extent the contributors should elect to redeem all or a portion of their Operating Partnership units, pursuant to the terms of the respective contribution agreement, such redemption shall be at a per unit value equivalent to the price at which the contributor acquired its limited partnership units in the respective transaction.
Operating partnership units issued pursuant to the Will Partners REIT, LLC (Will Partners) contribution are not included in permanent equity on the consolidated balance sheets. The partners holding these units can cause the general partner to redeem the units for the cash value, as defined in the operating partnership agreement. As the general partner does not control these redemptions these units are presented on the consolidated balance sheets as noncontrolling interest subject to redemption at their redeemable value. The net income (loss) attributed to these limited partners is allocated proportionately between common stockholders and other noncontrolling interests that are not considered redeemable.
The limited partners of the Operating Partnership will have the right to cause the general partner of the Operating Partnership, the Company, to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at the Company’s option, purchase their limited partnership units by issuing one share of the Company’s common stock for the original redemption value of each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause the Company to lose its REIT election. Furthermore, the limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. There were no redemption requests during the three and nine months ended September 30, 2014 and the year ended December 31, 2013.
Noncontrolling interests include the Company's interest in the joint venture with Weeks Robinson, the real estate developer engaged to develop and construct the Restoration Hardware property. See Note 3, Real Estate. The interest in the joint venture is deemed to be a variable interest in a VIE and based on an evaluation of the variable interest against the criteria for consolidation, the Company determined that it is the primary beneficiary of the investment. As such, the interest in the VIE is recorded using the consolidation method of accounting in the accompanying consolidated financial statements. Under the consolidation method, the company includes the assets, liabilities, noncontrolling interests, and results of activities of the VIE in its consolidated financial statements as shown in Note 4, Investments.
The following summarizes the activity for noncontrolling interests for the nine months ended September 30, 2014 and the year ended December 31, 2013 (in thousands):

Appendix I - 82

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Beginning balance	$19,736	$17,512
Issuance of limited partnership units	1,504	8,095
Distributions to noncontrolling interests	(2,275)	(2,730)
Allocated distributions to noncontrolling interests subject to redemption	(11)	(49)
Net loss	(701)	(3,092)
Ending balance	$18,253	$19,736

7.	Related Party Transactions
The following table summarizes the related party costs and fees incurred, paid and due to affiliates as of September 30, 2014 and December 31, 2013 (in thousands):

	Year Ended December 31, 2013			Nine Months Ended September 30, 2014
	Incurred	Paid	Payable	Incurred	Paid	Payable
Advisor and Property Manager fees
Acquisition fees and expenses	$24,849	$22,931	$1,918	$22,657	$24,575	$—
Operating expenses	584	550	151	778	667	$262
Asset management fees	4,317	3,786	727	8,845	8,390	$1,182
Property management fees	1,839	1,943	(33)	3,986	3,447	$506
Costs advanced by the Advisor	2,357	2,215	279	969	1,248	$—
Dealer Manager fees	10,959	10,886	97	23,281	23,378	$—
Total	$44,905	$42,311	$3,139	$60,516	$61,705	$1,950
The Advisory Agreement requires, upon termination of the Public Offerings, that any organizational and offering costs, including sales commissions and dealer manager fees, incurred above 15% of gross equity raised in the Company’s Public Offerings and that any organizational and offering costs not including sales commissions and dealer manager fees, incurred above 3.5% of gross equity raised in the Company’s Public Offerings shall be reimbursed to the Company. Upon termination of the Public Offerings, organizational and offering costs did not exceed the limitations for organizational and offering costs the Advisor is subject to, as discussed in Note 2, Basis of Presentation and Summary of Significant Accounting Policies — Organizational and Offering Costs.
Advisory and Dealer Manager Agreements
The Company does not currently expect to have any employees. The Advisor will be primarily responsible for managing the business affairs and carrying out the directives of the Company’s board of directors. The Company entered into an Advisory Agreement with the Advisor and a dealer manager agreement with the Dealer Manager for the Public Offerings. The dealer manager agreement was terminated in accordance with its terms upon the termination of the Follow-On Offering. The Advisory Agreement entitles the Advisor to specified fees and incentives upon the provision of certain services with regard to the Public Offerings and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor on the Company’s behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to the Company.
Management Compensation
The following table summarizes the compensation and fees the Company has paid to the Advisor, the Property Manager, the Dealer Manager and other affiliates, including amounts to reimburse costs for providing

Appendix I - 83

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

services. Other fees that could be paid in future periods are discussed in the Company’s prospectus.

Type of Compensation (Recipient)	Determination of Amount
Sales Commissions (Participating Dealers)
During the Public Offerings, the Dealer Manager was entitled to receive a sales commission of up to 7% of gross proceeds from gross sales proceeds in the Primary Public Offerings. The Dealer Manager entered into participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Public Offerings. Upon sale of shares of the Company by such broker-dealers, the Dealer Manager re-allowed all of the sales commissions paid in connection with sales made by these broker-dealers, except that no sales commission was payable on shares sold under the Company's DRP. The sales commissions may vary for different categories of purchasers.

Dealer Manager Fee (Dealer Manager)
During the Public Offerings, the Dealer Manager was entitled to receive a dealer manager fee of up to 3% of gross proceeds from sales in the Primary Public Offerings. The Dealer Manager entered into participating dealer agreements with certain other broker-dealers as noted above. The Dealer Manager re-allowed to these broker-dealers a portion of the 3% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by the Dealer Manager, payment of attendance fees required for employees of the Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. No dealer manager fee was payable on shares sold under the Company's DRP.

Reimbursement of Organization and Offering Expenses (Advisor)
The Company was required under the Advisory Agreement to reimburse the Advisor for organization and offering costs (as defined in the Company’s prospectus and the Advisory Agreement) up to 3.5% of gross proceeds from the Primary Public Offerings, excluding sales commissions and dealer manager fees. The Advisory Agreement also states that organization and offering expenses, including sales commissions and dealer manager fees, may not exceed 15% of gross offering proceeds of the Public Offerings. Upon termination of the Public Offerings, organization and offering expenses did not exceed these limits.

Acquisition Fees and Expenses (Advisor)
Under the Advisory Agreement the Advisor receives acquisition fees equal to 2.5%, and reimbursement for actual acquisitions related expense incurred by the Advisor of up to 0.50%, of the Contract Purchase Price, as defined therein, of each property acquired by the Company, and reimbursement for actual acquisition expenses incurred on the Company's behalf, including certain payroll costs for acquisition-related efforts by the Advisor's personnel, as defined in the agreements. In addition, the Company pays acquisition expenses to unaffiliated third parties equal to approximately 0.60% of the purchase price of our properties. The acquisition fee and acquisition expenses paid by the Company shall be reasonable and in no event exceed an amount equal to 6.0% of the contract purchase price, unless approved by a majority of the independent directors.

Asset Management Fee (Advisor)
The Advisor receives an annual asset management fee for managing the Company’s assets equal to 0.75% of the Average Invested Assets, defined as the aggregate carrying value of the assets invested before reserves for depreciation. The fee will be computed based on the average of these values at the end of each month. The asset management fees are earned monthly.

Appendix I - 84

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Type of Compensation (Recipient)	Determination of Amount
Operating Expenses (Advisor)
The Advisor and its affiliates are entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of the Company in connection with their provision of administrative services, including related personnel costs; provided, however, the Advisor must reimburse the Company for the amount, if any, by which total operating expenses (as defined), including advisory fees, paid during the previous 12 months then ended exceeded the greater of: (i) 2% of the Company’s average invested assets for that 12 months then ended; or (ii) 25% of the Company’s net income, before any additions to reserves for depreciation, bad debts or other expenses connected with the acquisition and disposition of real estate interests and before any gain from the sale of the Company’s assets, for that fiscal year, unless the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. For the three and nine months ended September 30, 2014 and 2013 approximately $0.3 million, $0.8 million, $0.1 million, and $0.4 million, respectively, of operating expenses incurred by the Advisor were allocated to the Company in each period. Such costs are allocated using methodologies meant to fairly allocate such costs based upon the related activities and in accordance with the agreement. The Company expects the Advisor’s direct and indirect allocated costs to increase as offering proceeds and acquisition activity increase.

Property Management Fees (Property Manager)
The Property Manager is entitled to receive a fee for its services in managing the Company’s properties up to 3% of the gross monthly revenues from the properties plus reimbursement of the costs of managing the properties. The Property Manager, in its sole and absolute discretion, can waive all or a part of any fee earned. In the event that the Property Manager assists with the development or redevelopment of a property, the Company may pay a separate market-based fee for such services. In the event that the Company contracts directly with a non-affiliated third-party property manager with respect to a particular property, the Company will pay the Property Manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will the Company pay both a property management fee to the Property Manager and an oversight fee to the Property Manager with respect to a particular property.

In addition, the Company may pay the Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. The Company may also pay the Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which the Company is responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. The Property Manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

Conflicts of Interest
The Sponsor, Advisor, Property Manager and their officers and certain of their key personnel and their respective affiliates currently serve as key personnel, advisors, managers and sponsors to some or all of 15 other real estate programs affiliated with the Sponsor, including Griffin-American Healthcare REIT II, Inc. ("GAHR II") and Griffin-American Healthcare REIT III, Inc. ("GAHR III"), both publicly-registered, non-traded real estate investment trusts. The Company's Sponsor is also the sponsor of Griffin Capital Essential Asset REIT II, Inc., whose offering went effective with the SEC on July 31, 2014. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between the Company’s business and these other activities.
Some of the material conflicts that the Sponsor, Advisor, and Property Manager and their key personnel and their respective affiliates will face are (1) competing demand for time of the Advisor’s executive officers and other key personnel from the Sponsor and other affiliated entities; (2) determining if a certain investment opportunity should be recommended to the Company or another program of the Sponsor; and (3) influence of the fee structure

Appendix I - 85

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

under the Advisory Agreement and the distribution structure under the Operating Partnership Agreement that could result in actions not necessarily in the long-term best interest of the Company’s stockholders. The board of directors has adopted the Sponsor’s acquisition allocation policy, which is as follows:
In the event that an investment opportunity becomes available, the Sponsor will first present the opportunity to the Company, which has a right of first refusal on all single tenant net lease real estate assets that fit within the investment objectives of the Company until the earlier to occur of (a) the date that is six months after the completion of the Company's last offering of shares of its common stock or (b) the date on which the Company has invested all of its available investment equity and achieved a blended loan-to-value ratio of at least 40% across its portfolio of properties; provided that this right of first refusal will expire no later than October 29, 2014. Following the expiration of the Company's right of first refusal, the Sponsor will allocate potential investment opportunities to the Company and Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II") based on the following factors:

•	the investment objectives of each program;

•	the amount of funds available to each program;

•	the financial impact of the acquisition on each program, including each program’s earnings and distribution ratios;

•	various strategic considerations that may impact the value of the investment to each program;

•	the effect of the acquisition on diversification of each program’s investments; and

•	the income tax effects of the purchase to each program.
If, after consideration of these factors, the investment opportunity is suitable for us and for GCEAR II, then:

•	we will have priority for investment opportunities of $75 million or greater; and

•	GCEAR II will have priority for investment opportunities of $35 million or less, until such time as GCEAR II reaches $500 million in aggregate assets (based on contract purchase price).
In the event all acquisition allocation factors have been exhausted and an investment opportunity remains equally suitable for the Company and Griffin Capital Essential Asset REIT II, Inc., the Sponsor will offer the investment opportunity to the REIT that has had the longest period of time elapse since it was offered an investment opportunity.
If the Sponsor no longer sponsors the Company, then, in the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both Griffin Capital Essential Asset REIT II, Inc. and one or more other entities affiliated with the Sponsor, the Sponsor has agreed to present such investment opportunities to Griffin Capital Essential Asset REIT II, Inc. first, prior to presenting such opportunities to any other programs sponsored by or affiliated with the Sponsor. In determining whether or not an investment opportunity is suitable for more than one program, the Advisor, subject to approval by the board of directors, shall examine, among others, the following factors:

•	anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	effect of the acquisition on diversification of each program’s investments;

•	policy of each program relating to leverage of properties;

•	income tax effects of the purchase to each program;

•	size of the investment; and

•	amount of funds available to each program and the length of time such funds have been available for investment.

Appendix I - 86

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Economic Dependency
The Company will be dependent on the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities. In the event that the Advisor is unable to provide the services, the Company will be required to obtain such services from other resources.
8.    Commitments and Contingencies
Ground Lease Obligations
The Company acquired a property on January 16, 2014 that is subject to a ground lease with an expiration date of December 31, 2095. The Company incurred $0.1 million and $0.3 million in rent expense related to the ground lease during the three and nine months ended September 30, 2014, respectively. As of September 30, 2014, the remaining required payments under the terms of these ground lease are as follows (in thousands):

2014	$45
2015	180
2016	180
2017	198
2018	198
Thereafter	34,444
Total	$35,245

Litigation
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
9.    Declaration of Distributions
During the quarter ended September 30, 2014, the Company paid distributions in the amount of $0.001901096 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of 6.94% assuming the shares were purchased for $10.00) payable to stockholders of record at the close of business on each day during the period from January 1, 2014 through September 30, 2014.  Such distributions were paid on a monthly basis, on the first day of the month, for the month then-ended.
On September 17, 2014, the Company’s board of directors declared distributions in the amount of $0.001901096 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10.28 or an annual distribution rate of 6.94% assuming the shares were purchased for $10.00) payable to stockholders of record at the close of business on each day during the period from October 1, 2014 through December 31, 2014. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Company’s Chief Executive Officer may determine.

Appendix I - 87

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

10.    Subsequent Events
Offering Status
As of November 5, 2014, the Company had issued approximately 2,660,446 shares of the Company’s common stock pursuant to the DRP Offering for approximately $26.0 million.
Acquisition of Equifax II property
On October 1, 2014, the Company, through the Operating Partnership, acquired a two-story office facility located in Earth City, Missouri (the "Equifax II property"). The Equifax II property is leased in its entirety pursuant to a full-service gross lease to TALX Corporation. On the acquisition date, the remaining term of the lease was approximately 10 years.
The purchase price of the Equifax II property was $13.9 million, which, along with other closing fees and expenses, and acquisition fees and expense reimbursement paid to the Advisor, was funded with proceeds from the Follow-On Offering.
Entry into Third Amended and Restated Advisory Agreement and Third Amended and Restated Limited Partnership Agreement
In order to more closely align the interests of the Advisor with the stockholders and provide more clarity relating to the incentive fees that may be due to the Advisor, on October 15, 2014, the Company entered into a Third Amended and Restated Advisory Agreement with the Advisor and the Operating Partnership and a Third Amended and Restated Limited Partnership Agreement with the Operating Partnership and the Advisor.
Third Amended and Restated Advisory Agreement
On October 15, 2014, the Company entered into a Third Amended and Restated Advisory Agreement with the Advisor and the Operating Partnership, which amends and supersedes the Second Amended and Restated Advisory Agreement. Pursuant to the Third Amended and Restated Advisory Agreement, (1) provisions related to various subordinated fees that would be due to the Advisor upon the occurrence of certain events have been removed from such agreement and are now included in the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, (2) the Operating Partnership is now a party to the Third Amended and Restated Advisory Agreement and has provided customary representations and warranties, and the provisions of the Third Amended and Restated Limited Partnership Agreement are incorporated into the Third Amended and Restated Advisory Agreement, (3) provisions related to the Disposition Fee have been revised to clarify that the Advisor will be entitled to receive the Disposition Fee in the event that all or substantially all of the Company's business or securities are transferred or otherwise disposed of by way of a merger or other similar transaction, similar to the Disposition Fee the Advisor would receive in the event that the Company sells all or substantially all of its properties, and to clarify that the Disposition Fee in both instances will be subordinated to a return of Invested Capital, as described in the Third Amended and Restated Advisory Agreement, and (4) revisions have been made to the Advisor's policy related to allocation of acquisition opportunities among programs sponsored by the Advisor to reflect changes to such policy governing the allocation of opportunities among the Company and Griffin Capital Essential Asset REIT II, Inc., another program sponsored by the Sponsor, which changes were approved by the board of directors.
Third Amended and Restated Limited Partnership Agreement
On October 15, 2014, the Company entered into a Third Amended and Restated Limited Partnership Agreement with the Operating Partnership and the Advisor, which amends and supersedes the Second Amended and Restated Limited Partnership Agreement.
Pursuant to the Third Amended and Restated Limited Partnership Agreement, the Advisor has been granted a special limited partnership interest in the Operating Partnership and is a party to the Third Amended and Restated

Appendix I - 88

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(Dollars in thousands unless otherwise noted)
(unaudited)

Limited Partnership Agreement. In addition, provisions related to various subordinated fees that would be due to the Advisor upon the occurrence of certain events have been included in such agreement and are payable as distributions pursuant to the Advisor’s special limited partnership interest, and the rights of the holders of Series A Cumulative Redeemable Exchangeable Preferred Units of the Operating Partnership, previously contained in Amendment No. 2 to the Second Amended and Restated Limited Partnership Agreement, have been incorporated into the Third Amended and Restated Limited Partnership Agreement. After giving effect to the Third Amended and Restated Limited Partnership Agreement, the Advisor may be entitled to receive various subordinated distributions, each of which are outlined further in the Third Amended and Restated Limited Partnership Agreement, if the Company (1) lists its shares of common stock on a national exchange, (2) terminates the advisory agreement, (3) liquidates the portfolio, or (4) enters into an Extraordinary Transaction, as defined in the Third Amended and Restated Limited Partnership Agreement. In the case of each of the foregoing distributions, the Advisor’s receipt of the distribution is subordinate to return of capital to the Company's stockholders plus at least a 6% cumulative, non-compounded return, and the Advisor’s share of the distribution is 5%, 10%, or 15%, depending on the return level to the Company's stockholders.
In addition, in the event of a merger of the Advisor into the Company or one of its affiliates in anticipation of listing or a merger with an already-listed entity, any merger consideration paid to the Sponsor or its affiliates in excess of unreturned and unreimbursed capital invested by the Sponsor and its affiliates into the Company, the Advisor, the dealer manager, or affiliates, relating in any way to the business organization of the Company, the Operating Partnership, or any of its offerings, shall be subordinated to the return of stockholders' invested capital. Such excess merger consideration shall be paid in stock that may not be traded for one year from the date of receipt, and such stock shall be held in escrow pending the occurrence of certain conditions outlined further in the Third Amended and Restated Limited Partnership Agreement.

Appendix I - 89

SIGNATURE OFFICE REIT, INC.

Appendix II - 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Signature Office REIT, Inc.:

We have audited the accompanying consolidated balance sheets of Signature Office REIT, Inc. (formerly Wells Core Office Income REIT, Inc.) and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the consolidated financial statement schedule listed in the Index at Item 15(a)2. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Signature Office REIT, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 5, 2014

Appendix II - 2

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets:
Real estate assets, at cost:
Land	$55,733,041	$55,733,041
Buildings and improvements, less accumulated depreciation of $34,488,062 and $17,103,968 as of December 31, 2013 and 2012, respectively	406,067,891	414,793,340
Intangible lease assets, less accumulated amortization of $19,294,426 and $9,912,360 as of December 31, 2013 and 2012, respectively	46,734,316	56,791,405
Construction in progress	—	23,137
Total real estate assets	508,535,248	527,340,923
Cash and cash equivalents	7,394,979	15,955,896
Tenant receivables, net of allowance for doubtful accounts of $63,736 and $22,890 as of December 31, 2013 and 2012, respectively	13,385,314	4,184,620
Prepaid expenses and other assets	1,641,381	678,421
Deferred financing costs, less accumulated amortization of $3,485,202 and $2,279,275 as of December 31, 2013 and 2012, respectively	2,479,378	3,685,305
Intangible lease origination costs, less accumulated amortization of $6,584,549 and $3,176,459 as of December 31, 2013 and 2012, respectively	20,357,957	23,904,560
Deferred lease costs, less accumulated amortization of $1,197,248 and $352,176 as of December 31, 2013 and 2012, respectively	6,745,189	7,067,817
Investments in development authority bonds	115,000,000	115,000,000
Total assets	$675,539,446	$697,817,542

Liabilities:
Line of credit	$42,500,000	$96,000,000
Notes payable	124,900,000	124,900,000
Accounts payable and accrued expenses	8,091,277	8,238,360
Accrued capital expenditures and deferred lease costs	487,825	5,385,438
Due to affiliates	—	715,303
Distributions payable	—	1,075,114
Deferred income	5,919,573	3,929,626
Intangible lease liabilities, less accumulated amortization of $493,613 and $147,370 as of December 31, 2013 and 2012, respectively	1,304,761	1,651,004
Obligations under capital leases	115,000,000	115,000,000
Total liabilities	298,203,436	356,894,845

Commitments and Contingencies (Note 6)

Redeemable Common Stock	3,988,217	5,080,308

Stockholders' Equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 20,443,176 and 17,548,812 shares issued and outstanding as of December 31, 2013 and 2012, respectively	204,432	175,488
Additional paid-in capital	452,981,513	388,347,427
Cumulative distributions in excess of earnings	(76,492,911)	(47,246,703)
Redeemable common stock	(3,988,217)	(5,080,308)
Accumulated other comprehensive income (loss)	642,976	(353,515)
Total stockholders' equity	373,347,793	335,842,389
Total liabilities, redeemable common stock and stockholders' equity	$675,539,446	$697,817,542
See accompanying notes.

Appendix II - 3

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012	2011
Revenues:
Rental income	$53,023,714	$38,199,442	$13,520,603
Tenant reimbursements	16,207,310	9,771,959	4,998,794
Other property income	36,525	39,714	—
	69,267,549	48,011,115	18,519,397
Expenses:
Property operating costs	23,469,100	14,887,050	6,566,757
Asset and property management fees:
Related-party	5,495,142	3,600,057	1,280,985
Other	1,011,405	354,890	157,122
Depreciation	17,768,543	12,422,906	4,484,518
Amortization	11,292,059	7,695,172	2,480,235
General and administrative	3,800,454	4,814,146	2,943,673
Acquisition fees and expenses	1,674,094	5,912,302	6,784,605
	64,510,797	49,686,523	24,697,895
Real estate operating income (loss)	4,756,752	(1,675,408)	(6,178,498)
Other income (expense):
Interest expense	(12,446,785)	(6,708,077)	(3,804,185)
Interest and other income	6,900,454	73,278	3,289
	(5,546,331)	(6,634,799)	(3,800,896)
Loss before income tax expense	(789,579)	(8,310,207)	(9,979,394)
Income tax expense	(203,553)	(174,316)	(92,274)
Net loss	$(993,132)	$(8,484,523)	$(10,071,668)

Per-share net loss – basic and diluted	$(0.05)	$(0.63)	$(2.26)
Weighted-average common shares outstanding – basic and diluted	19,736,887	13,542,837	4,452,157
See accompanying notes.

Appendix II - 4

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2013	2012	2011
Net loss	$(993,132)	$(8,484,523)	$(10,071,668)
Other comprehensive income (loss):
Market value adjustment to interest rate swap	996,491	(353,515)	—
Comprehensive income (loss)	$3,359	$(8,838,038)	$(10,071,668)
See accompanying notes.

Appendix II - 5

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2010	821,995	$8,220	$18,205,771	$(1,670,533)	$(42,703)	$—	$16,500,755
Issuance of common stock	8,233,021	82,330	205,591,435	—	—	—	205,673,765
Redemption of common stock	(11,427)	(114)	(285,527)	—	—	—	(285,641)
Increase in redeemable common stock	—	—	—	—	(2,495,464)	—	(2,495,464)
Distributions to common stockholders ($1.46 per share)	—	—	—	(6,673,741)	—	—	(6,673,741)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(19,265,055)	—	—	—	(19,265,055)
Other offering costs	—	—	(4,048,024)	—	—	—	(4,048,024)
Net loss	—	—	—	(10,071,668)	—	—	(10,071,668)
Balance, December 31, 2011	9,043,589	$90,436	$200,198,600	$(18,415,942)	$(2,538,167)	$—	$179,334,927
Issuance of common stock	8,671,042	86,710	216,195,320	—	—	—	216,282,030
Redemption of common stock	(165,819)	(1,658)	(4,012,675)	—	—	—	(4,014,333)
Increase in redeemable common stock	—	—	—	—	(2,542,141)	—	(2,542,141)
Distributions to common stockholders ($1.50 per share)	—	—	—	(20,346,238)	—	—	(20,346,238)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(19,654,903)	—	—	—	(19,654,903)
Other offering costs	—	—	(4,378,915)	—	—	—	(4,378,915)
Net loss	—	—	—	(8,484,523)	—	—	(8,484,523)
Market value adjustment to interest rate swap	—	—	—	—	—	(353,515)	(353,515)
Balance, December 31, 2012	17,548,812	$175,488	$388,347,427	$(47,246,703)	$(5,080,308)	$(353,515)	$335,842,389
Issuance of common stock	3,328,698	33,287	82,430,397	—	—	—	82,463,684
Redemption of common stock	(434,334)	(4,343)	(9,853,092)	—	—	—	(9,857,435)
Decrease in redeemable common stock	—	—	—	—	1,092,091	—	1,092,091
Distributions to common stockholders ($1.43 per share)	—	—	—	(28,253,076)	—	—	(28,253,076)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(6,473,522)	—	—	—	(6,473,522)
Other offering costs	—	—	(1,469,697)	—	—	—	(1,469,697)
Net loss	—	—	—	(993,132)	—	—	(993,132)
Market value adjustment to interest rate swap	—	—	—	—	—	996,491	996,491
Balance, December 31, 2013	20,443,176	$204,432	$452,981,513	$(76,492,911)	$(3,988,217)	$642,976	$373,347,793
See accompanying notes.

Appendix II - 6

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net loss	$(993,132)	$(8,484,523)	$(10,071,668)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight-line rental income	(7,876,148)	(3,056,134)	(793,750)
Depreciation	17,768,543	12,422,906	4,484,518
Amortization	14,177,754	9,854,521	3,499,971
Noncash interest expense	1,205,927	2,092,435	1,199,324
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in other tenant receivables, net	(1,786,235)	665,248	(941,708)
(Increase) decrease in prepaid expenses and other assets	(319,984)	135,796	(445,070)
Increase in accounts payable and accrued expenses	288,249	659,165	3,137,331
(Decrease) increase in due to affiliates	(412,966)	(49,305)	242,789
Increase in deferred income	1,989,947	1,802,474	1,976,793
Net cash provided by operating activities	24,041,955	16,042,583	2,288,530

Cash Flows from Investing Activities:
Additions to real estate assets	(8,943,433)	(1,156,660)	(1,103,771)
Acquisition of real estate assets	—	(268,333,828)	(276,142,043)
Deferred lease costs paid	(5,110,125)	(1,324,176)	(797,715)
Net cash used in investing activities	(14,053,558)	(270,814,664)	(278,043,529)

Cash Flows from Financing Activities:
Due to affiliates	—	—	(293,543)
Deferred financing costs paid	—	(2,448,723)	(3,450,543)
Proceeds from lines of credit and notes payable	14,500,000	373,931,984	252,250,000
Repayments of lines of credit and notes payable	(68,000,000)	(273,986,879)	(148,570,105)
Issuance of common stock	82,424,667	215,977,971	205,282,643
Redemptions of common stock	(9,939,252)	(3,932,516)	(285,641)
Distributions paid to stockholders	(15,006,639)	(10,466,302)	(3,249,310)
Distributions paid to stockholders and reinvested in shares of our common stock	(14,321,551)	(9,388,359)	(2,881,437)
Commissions on stock sales and related dealer-manager fees paid	(6,648,460)	(19,302,306)	(18,779,979)
Other offering costs paid	(1,558,079)	(4,347,759)	(4,009,228)
Net cash (used in) provided by financing activities	(18,549,314)	266,037,111	276,012,857
Net change in cash and cash equivalents	(8,560,917)	11,265,030	257,858
Cash and cash equivalents, beginning of period	15,955,896	4,690,866	4,433,008
Cash and cash equivalents, end of period	$7,394,979	$15,955,896	$4,690,866
See accompanying notes.

Appendix II - 7

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013, 2012 AND 2011

1.	Organization
On January 2, 2014, Wells Core Office Income REIT, Inc. changed its name to Signature Office REIT, Inc. ("Signature Office REIT"). Substantially all of Signature Office REIT's business is conducted through Signature Office Operating Partnership, L.P. ("Signature Office OP"), a Delaware limited partnership formerly known as Wells Core Office Income Operating Partnership, L.P., formed on July 3, 2007. Signature Office REIT is the sole general partner of Signature Office OP. Signature Office Income Holdings, LLC ("Signature Office Holdings"), formerly known as Wells Core Office Income Holdings, LLC, a Delaware limited liability company formed on November 6, 2009, is the sole limited partner of Signature Office OP. Signature Office REIT owns 100% of the interests of Signature Office Holdings and possesses full legal control and authority over the operations of Signature Office OP and Signature Office Holdings. In addition, Signature Office OP formed Wells Core REIT TRS, LLC ("TRS"), a wholly owned subsidiary organized as a Delaware corporation, on December 13, 2011 (see Note 2). References to Signature Office REIT herein shall include Signature Office REIT and its subsidiaries, including Signature Office OP, Signature Office Holdings and TRS, unless stated otherwise.

On June 10, 2010, Signature Office REIT commenced its initial public offering of up to 230,000,000 shares of common stock (the "Initial Offering") pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933, as amended, with 30,000,000 of those shares being offered through the Signature Office REIT Distribution Reinvestment Plan ("DRP"). Under the Initial Offering, shares of common stock in the primary offering were offered at a price of $25.00 per share, with discounts available to certain categories of purchases, and DRP shares were offered at a price of $23.75 per share. Effective June 10, 2013, Signature Office REIT ceased offering shares in the primary portion of the Initial Offering. On June 12, 2013, the unsold primary offering shares were deregistered, and on June 13, 2013, the registration of the shares issuable pursuant to the DRP was continued pursuant to a Registration Statement on Form S-3. As of December 31, 2013, approximately 28.9 million shares remain available for sale under the DRP.
As of December 31, 2013, Signature Office REIT had raised offering proceeds under its public offerings of approximately $524.0 million from the sale of approximately 21.0 million shares of common stock. After deductions from such gross offering proceeds for selling commissions and dealer-manager fees of approximately $46.6 million, acquisition fees of approximately $10.5 million, and other offering expenses of approximately $10.3 million, Signature Office REIT had raised aggregate net offering proceeds of approximately $456.6 million, including net offering proceeds from the DRP of approximately $25.7 million. As of December 31, 2013, substantially all of Signature Office REIT's net offering proceeds have been invested in real properties and related assets.
On March 5, 2014, Signature Office REIT's board of directors elected to terminate the DRP, effective after the payment of the distribution for the first quarter of 2014. As a result, all distributions paid after the first quarter will be paid in cash and will not be reinvested in shares of Signature Office REIT's common stock. Also on March 5, 2014, Signature Office REIT's board of directors elected to terminate its share redemption program, effective April 30, 2014 upon the redemption of any shares of common stock properly submitted for redemption under the share redemption program for the month of April 2014. For additional details about the termination of the DRP and the share redemption program, see Note 13.

Signature Office REIT operates a diversified portfolio of commercial real estate consisting primarily of high-quality, income-generating office properties located in the United States and leased to creditworthy companies. As of December 31, 2013, Signature Office REIT owned 13 office properties consisting of approximately 2.6 million square feet. As of December 31, 2013, these office properties were 99.3% leased.

From its inception through December 31, 2013, Signature Office REIT operated as an externally advised REIT pursuant to an advisory agreement, under which Wells Core Office Income REIT Advisory Services, LLC (the "Advisor"), a subsidiary of Wells Real Estate Funds, Inc. ("WREF"), performed certain key functions on behalf of Signature Office

Appendix II - 8

REIT, including, among others, the investment of capital proceeds and management of day-to-day operations. The advisory agreement, as amended and restated (the "Revised Advisory Agreement"), was effective beginning on June 11, 2013 and replaced the previous agreement between Signature Office REIT and the Advisor in effect through June 10, 2013 (the "Original Advisory Agreement"). The Advisor contracted with Wells Capital, Inc. ("Wells Capital") and Wells Management Company, Inc. ("Wells Management"), also wholly owned subsidiaries of WREF, to engage their employees to carry out, among others, the key functions enumerated above on behalf of Signature Office REIT. On November 26, 2013, Signature Office REIT and Signature Office OP entered into a Transition to Self-Management Agreement (the “TSMA”) with WREF and the Advisor (together with their respective affiliates, “Wells”), pursuant to which Signature Office REIT began its transition to becoming a self-managed company. Subject to the terms and conditions of the TSMA, Signature Office REIT completed its transition to self-management on January 1, 2014 (the “Self-Management Transition Date”). Leo F. Wells, III resigned as Chairman of the Board and President of Signature Office REIT on December 31, 2013, and Frank M. Bishop was appointed Chairman of the Board, effective January 1, 2014. For additional details about the TSMA, please refer to Note 10.

Signature Office REIT's stock is not listed on a national securities exchange. However, Signature Office REIT's charter requires that in the event that Signature Office REIT's stock is not listed on a national securities exchange by July 31, 2020, Signature Office REIT must either seek stockholder approval to extend or amend this listing deadline or seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. If Signature Office REIT seeks stockholder approval to extend or amend this listing date and does not obtain it, Signature Office REIT would then be required to seek stockholder approval to liquidate. In this circumstance, if Signature Office REIT seeks and does not obtain approval to liquidate, Signature Office REIT would not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2.	Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements of Signature Office REIT have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and include the accounts of Signature Office REIT, Signature Office OP, Signature Office Holdings, TRS, and any variable interest entity ("VIE") in which Signature Office REIT, Signature Office OP, Signature Office Holdings, or TRS, was deemed the primary beneficiary. With respect to entities that are not VIEs, Signature Office REIT's consolidated financial statements shall also include the accounts of any entity in which Signature Office REIT, Signature Office OP, Signature Office Holdings, TRS, or its subsidiaries own a controlling financial interest and any limited partnership in which Signature Office REIT, Signature Office OP, Signature Office Holdings, TRS, or its subsidiaries own a controlling general partnership interest. In determining whether Signature Office REIT, Signature Office OP, Signature Office Holdings, or TRS has a controlling interest, the following factors are considered, among other things: the ownership of voting interests, protective rights, and participatory rights of the investors.
All intercompany balances and transactions have been eliminated in consolidation.
Recent Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update 2013-02, Comprehensive Income Topic Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). ASU 2013-02 requires an entity to disclose information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount reclassified to net income in its entirety in the same reporting period is required under GAAP. For amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 was effective for Signature Office REIT for the period beginning on January 1, 2013. The adoption of ASU 2013-02 has not had a material impact on Signature Office REIT's financial statements or disclosures.

Appendix II - 9

In July 2013, the FASB issued Accounting Standards Update 2013-10, Derivatives and Hedging Topic Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes ("ASU 2013-10"). ASU 2013-10 permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under the Derivatives and Hedging Topic, in addition to the United States Treasury rate and London Interbank Offered Rate ("LIBOR"). In addition, the restriction on using different benchmark rates for similar hedges is removed. ASU 2013-10 was effective for Signature Office REIT for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of ASU 2013-10 has not had a material impact on Signature Office REIT financial statements or disclosures.
In July 2013, the FASB issued Accounting Standards Update 2013-11, Income Taxes Topic Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). ASU 2013-11 requires an entity to present an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date or not intended to be used to settle any additional income taxes that would result in the disallowance of a tax position in which case the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 will be effective prospectively for Signature Office REIT for the period beginning on January 1, 2014. Signature Office REIT expects that the adoption of ASU 2013-11 will not have a material impact on its financial statements or disclosures.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Fair Value Measurements
Signature Office REIT estimates the fair value of its assets and liabilities (where currently required under GAAP) consistent with the provisions of the accounting standard for fair value measurements and disclosures. Under this guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. While various techniques and assumptions can be used to estimate fair value depending on the nature of the asset or liability, the accounting standard for fair value measurements and disclosures provides the following fair value technique parameters and hierarchy, depending upon availability:
Level 1 - Assets or liabilities valued based on quoted prices in active markets for identical assets or liabilities.
Level 2 - Assets or liabilities valued based on observable market data for similar instruments.
Level 3 - Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.
Real Estate Assets
Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition or construction and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. Additionally, Signature Office REIT capitalizes interest while the development of a real estate asset is in progress. There was no interest capitalized during the years ended December 31, 2013 and 2012. All costs incurred in connection with acquiring acquisitions, including acquisition fees paid to the Advisor (see Note 10), and repairs and maintenance costs are expensed as incurred.
Signature Office REIT is required to make subjective assessments as to the useful lives of our depreciable assets. Signature Office REIT considers the period of future benefit of the asset to determine the appropriate useful lives.

Appendix II - 10

These assessments have a direct impact on net income. Signature Office REIT's real estate assets are depreciated or amortized using the straight-line method. The estimated useful lives of our assets by class are as follows:

Building	40 years
Building improvements	5-25 years
Site improvements	15 years
Tenant improvements	Shorter of lease term or economic life
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Evaluating the Recoverability of Real Estate Assets
Signature Office REIT continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction, in which Signature Office REIT has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate assets and related intangible assets may not be recoverable, Signature Office REIT assesses the recoverability of these assets by determining whether the respective carrying values will be recovered through the estimated undiscounted future operating cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying values, Signature Office REIT adjusts the carrying value of the real estate assets and related intangible assets to the estimated fair values, pursuant to the property, plant, and equipment accounting standard for the impairment or disposal of long-lived assets, and recognizes an impairment loss. Estimated fair values are calculated based on the following information, in order of preference, dependent upon availability: (i) recently quoted market price(s) for the subject property, or highly comparable properties, under sufficiently active and normal market conditions, or (ii) the present value of future cash flows, including estimated residual value. Signature Office REIT has determined that there has been no impairment in the carrying value of real estate assets held by Signature Office REIT to date.
Projections of expected future operating cash flows require that management estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property's fair value and could result in the misstatement of the carrying value of Signature Office REIT's real estate assets and related intangible assets and net income (loss).
Allocation of Purchase Price of Acquired Assets
Upon the acquisition of real properties, Signature Office REIT allocates the purchase price of properties to tangible assets, consisting of land and building, site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on Signature Office REIT's estimate of their fair values.
The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and building based on management's determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

Appendix II - 11

Intangible Assets and Liabilities Arising from In-Place Leases where Signature Office REIT is the Lessor
As further described below, in-place leases with Signature Office REIT as the lessor may have values related to direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, tenant relationships, and effective contractual rental rates that are above or below market rates.

•
Direct costs associated with obtaining a new tenant, including commissions, tenant improvements, and other direct costs, are estimated based on management's consideration of current market costs to execute a similar lease. Such direct costs are included in intangible lease origination costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of opportunity costs associated with lost rentals avoided by acquiring an in-place lease is calculated based on the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Such opportunity costs are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of tenant relationships is calculated based on the expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. Values associated with tenant relationships are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of effective rental rates of in-place leases that are above or below the market rates of comparable leases is calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

As of December 31, 2013 and 2012, Signature Office REIT had the following gross intangible in-place lease assets and liabilities:

	As of December 31, 2013
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$13,875,997	$52,152,745	$26,942,506	$1,798,374
Accumulated Amortization	(5,222,847)	(14,071,579)	(6,584,549)	(493,613)
Net	$8,653,150	$38,081,166	$20,357,957	$1,304,761

	As of December 31, 2012
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$14,046,354	$52,657,411	$27,081,019	$1,798,374
Accumulated Amortization	(3,010,440)	(6,901,920)	(3,176,459)	(147,370)
Net	$11,035,914	$45,755,491	$23,904,560	$1,651,004

Appendix II - 12

For the years ended December 31, 2013, 2012, and 2011 Signature Office REIT recognized the following amortization of intangible lease assets and liabilities:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the year ended December 31:
2013	$2,382,764	$7,674,325	$3,546,603	$346,243
2012	$2,072,402	$5,333,188	$2,317,185	$117,624
2011	$948,181	$1,651,581	$827,149	$29,746
The remaining net intangible lease assets and liabilities as of December 31, 2013 will be amortized as follows:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the year ending December 31:
2014	2,273,665	7,308,780	3,457,793	346,243
2015	2,190,234	7,114,482	3,359,625	343,758
2016	2,149,989	6,698,359	3,245,704	115,146
2017	1,106,015	5,278,743	2,778,391	115,146
2018	641,489	4,459,738	2,408,683	115,146
Thereafter	291,758	7,221,064	5,107,761	269,322
Total	$8,653,150	$38,081,166	$20,357,957	$1,304,761
Weighted-Average Amortization Period	4 years	6 years	7 years	6 years

Evaluating the Recoverability of Intangible Assets and Liabilities

The values of intangible lease assets and liabilities are determined based on assumptions made at the time of acquisition and have defined useful lives, which correspond with the lease terms. There may be instances in which intangible lease assets and liabilities become impaired, and Signature Office REIT is required to expense the remaining asset or liability immediately or over a shorter period of time. Lease restructurings, including, but not limited to, lease terminations and lease extensions, may impact the value and useful life of in-place leases. In-place leases that are terminated, partially terminated, or modified will be evaluated for impairment if the original in-place lease terms have been modified. In situations where the discounted cash flows of the modified in-place lease stream are less than the discounted cash flows of the original in-place lease stream, Signature Office REIT reduces the carrying value of the intangible lease assets to reflect the modified lease terms and recognize an impairment loss. For lease extensions of in-place leases that are executed more than one year prior to the original lease expiration date, the useful life of the intangible lease assets and liabilities will be extended over the new lease term with the exception of those components, such as lease commissions and tenant allowances, which have been renegotiated for the extended term. Renegotiated in-place lease components, such as lease commissions and tenant allowances, will be amortized over the shorter of the useful life of the asset or the new lease term. Signature Office REIT has determined that there has been no impairment in the carrying value of intangible assets held by Signature Office REIT to date.
Cash and Cash Equivalents
Signature Office REIT considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and may consist of investments in money market accounts. There are no restrictions on the use of Signature Office REIT's cash balances as of December 31, 2013 and 2012.

Appendix II - 13

Tenant Receivables, Net
Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and, if necessary, will provide allowances for such balances, or portions thereof, as they become uncollectible in general and administrative expenses.
Signature Office REIT adjusted the allowance for doubtful accounts by recording a provision for doubtful accounts, net of recoveries, in general and administrative expenses of $63,736 and $22,890 for the years ended December 31, 2013 and 2012, respectively.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets are primarily comprised of interest rate swap assets; prepaid taxes and insurance; utility deposits; prepaid director fees; and equipment for Signature Office REIT's corporate office space, net of accumulated depreciation. Prepaid expenses and other assets are expensed as incurred or reclassified to other asset accounts upon being put into service in future periods.
Deferred Financing Costs
Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized using the effective interest method over the term of the related financing arrangements, except for loans that are revolving or short-term in nature for which the straight line method is used. Signature Office REIT recognized amortization of deferred financing costs for the years ended December 31, 2013, 2012, and 2011 of approximately $1.2 million, $2.1 million, and $1.2 million respectively, which is included in interest expense in the accompanying consolidated statements of operations.
Deferred Lease Costs
Deferred lease costs include (i) costs incurred to procure leases, which are capitalized and recognized as amortization expense on a straight-line basis over the terms of the leases and (ii) common area maintenance costs that are recoverable from tenants under the terms of the existing leases; such costs are capitalized and recognized as operating expenses over the shorter of the lease term or the recovery period provided for in the lease. Signature Office REIT recognized amortization of deferred lease costs of $0.8 million, $0.2 million, and $0.1 million for the years ended December 31, 2013, 2012, and 2011 respectively. Upon receiving notification of a tenant's intention to terminate a lease, unamortized deferred lease costs are amortized over the shortened lease period.
Investments in Development Authority Bonds and Obligations Under Capital Leases

In connection with the acquisition of the 64 & 66 Perimeter Center Buildings, Signature Office REIT has assumed investments in development authority bonds and corresponding obligations under capital leases of land and buildings totaling $115.0 million. The local development authority issued bonds to a developer to finance the renovation of these buildings, which was then leased back to the developer under a capital lease. This structure enabled the developer to receive property tax abatements over the concurrent terms of the development authority bonds and capital leases. The remaining property tax abatement benefits transferred to Signature Office REIT upon assumption of the bonds and corresponding capital leases at acquisition. The development authority bonds and the obligations under the capital leases are both recorded at their net present values, which Signature Office REIT believes approximate fair value. The related amounts of interest income and expense are recognized as earned in equal amounts and, accordingly, do not impact net income (loss).

Fair Value of Debt Instruments
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in estimations of fair value of its debt instruments based on Level 2 assumptions. The fair values of its debt instruments

Appendix II - 14

were based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement dates (see Note 4 for additional information). The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Redeemable Common Stock

Under Signature Office REIT's share redemption program, as amended (the "Amended SRP"), the decision to honor redemptions, subject to certain plan requirements and limitations, falls outside the control of Signature Office REIT. As a result, Signature Office REIT records redeemable common stock in the temporary equity section of its consolidated balance sheet. Signature Office REIT's Amended SRP currently requires Signature Office REIT to honor redemption requests made within two years following a stockholder's death, qualifying disability or qualification for federal assistance in connection with the payment of costs of confinement to a long-term care facility, of a stockholder, subject to certain limitations. Signature Office REIT's capacity to honor redemptions is limited to the lesser of (i) the amount of net proceeds raised under the DRP during the immediately preceding 12-month period, or (ii) 5% of the weighted-average numbers of shares outstanding in the immediately preceding 12-month period. Accordingly, as of December 31, 2013 and 2012, redeemable common stock is measured at an amount equal to the net proceeds raised under the DRP less amounts redeemed during the immediately preceding 12-month period.

Preferred Stock
Signature Office REIT is authorized to issue up to 10.0 million shares of one or more classes or series of preferred stock with a par value of $0.01 per share. Signature Office REIT's board of directors may determine the relative rights, preferences, and privileges of each class or series of preferred stock issued, which may be more beneficial than the rights, preferences, and privileges attributable to Signature Office REIT's common stock. To date, Signature Office REIT has not issued any shares of preferred stock.
Common Stock
The par value of Signature Office REIT's issued and outstanding shares of common stock is recorded as common stock. The remaining gross proceeds are recorded as additional paid-in capital. See Note 7.
Distributions
In order to qualify to be taxed as a REIT, Signature Office REIT is required by the Internal Revenue Code of 1986, as amended (the "Code") to make distributions to stockholders each taxable year equal to at least 90% of its REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders. Distributions to the stockholders are determined by the board of directors of Signature Office REIT and are dependent upon a number of factors relating to Signature Office REIT, including funds available for payment of distributions, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain Signature Office REIT's status as a REIT under the Code.
Revenue Recognition
All leases on real estate assets held by Signature Office REIT are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred and are billed to tenants pursuant to the terms of the underlying leases. Rental income and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Lease termination fees are recorded as other property income and recognized once the tenant has lost the right to lease the space and Signature Office REIT has satisfied all obligations under the related lease or lease termination agreement.
In conjunction with certain acquisitions, Signature Office REIT has entered into master lease agreements with various sellers, whereby the sellers are obligated to pay rent pertaining to certain non-revenue-producing spaces either at the time of, or subsequent to, the property acquisition. These master leases were established at the time of acquisition to mitigate the potential negative effects of lost rental revenues and tenant reimbursement income. Signature Office REIT

Appendix II - 15

records payments received under master lease agreements as a reduction of the basis of the underlying property at the time of acquisition rather than rental and tenant reimbursement income. Signature Office REIT received proceeds from master leases of $9.9 million, $1.3 million, and $0.5 million during the years ended December 31, 2013, 2012, and 2011, respectively.
Interest Rate Swaps
Signature Office REIT has entered into an interest rate swap contract (see Note 5 for additional information), and may enter into future interest rate swap contracts, to hedge its exposure to changing interest rates on variable rate debt instruments. Signature Office REIT does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may not qualify for hedge accounting treatment. Signature Office REIT records the fair value of its interest rate swap either as prepaid expenses and other assets or as accounts payable and accrued expenses. Changes in the fair value of the effective portion of interest rate swaps that are designated as cash flow hedges are recorded as other comprehensive income (loss), while changes in the fair value of the ineffective portion of a hedge, if any, is recognized in earnings. Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment, if any, are recorded as gain (loss) on interest rate swaps. Amounts received or paid under interest rate swap agreements are recorded as interest expense for contracts that qualify for hedge accounting treatment and as gain (loss) on interest rate swaps for contracts that do not qualify for hedge accounting treatment.
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in recording its interest rate swap at fair value. The fair value of the interest rate swap, classified under Level 2, was determined using a third-party proprietary model that is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR information, and reasonable estimates about relevant future market conditions.
Earnings Per Share

Basic earnings (loss) per share is calculated as net income (loss) attributable to common stockholders divided by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share equals basic earnings (loss) per share, adjusted to reflect the dilution that would occur if all outstanding securities convertible into common shares or contracts to issue common shares were converted/exercised and the related proceeds were used to repurchase common shares. No shares have been granted or are outstanding under the 2010 Long-Term Incentive Plan (see Note 7); therefore, the 2010 Long-Term Incentive Plan does not currently impact diluted earnings (loss) per share. Therefore, basic earnings (loss) per share equals diluted earnings (loss) per share for each of the periods presented.
Income Taxes
Signature Office REIT has elected to be taxed as a REIT under the Code and has operated as such beginning with its taxable year ended December 31, 2010. To qualify as a REIT, Signature Office REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income, as defined by the Code, to its stockholders. As a REIT, Signature Office REIT generally will not be subject to federal income tax on taxable income it distributes to stockholders. If Signature Office REIT fails to qualify as a REIT in any taxable year, it will then be subject to federal and state income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants Signature Office REIT relief under certain statutory provisions.
For the years ended December 31, 2013, 2012, and 2011, Signature Office REIT elected to treat TRS as a taxable REIT subsidiary. Signature Office REIT may perform certain additional, noncustomary services for tenants of its buildings through TRS; however, any earnings related to such services are subject to federal and state income taxes. In addition, for Signature Office REIT to continue to qualify as a REIT, Signature Office REIT must limit its investments in taxable REIT subsidiaries to 25% of the value of the total assets of Signature Office REIT.
Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Deferred tax expense or benefits are recognized in the financial statements according to the changes in deferred tax

Appendix II - 16

assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized. No provision for federal income taxes has been made in the accompanying consolidated financial statements, other than the provision relating to TRS, as Signature Office REIT has made distributions in excess of taxable income for the periods presented.
Signature Office REIT is subject to certain state and local taxes related to property operations in certain locations, which have been provided for in the accompanying consolidated financial statements. Signature Office REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations.
Operating Segments
Signature Office REIT operates in a single reporting segment, and the presentation of Signature Office REIT's financial condition and performance is consistent with the way in which Signature Office REIT's operations are managed.
Reclassifications
Certain prior period amounts, as reported, have been reclassified to conform with the current period financial statement presentation.
3.     Real Estate Acquisitions
Signature Office REIT did not acquire any real properties during the year ended December 31, 2013. During the year ended December 31, 2012, Signature Office REIT acquired the following properties:

					Intangibles
Property Name	Location	Acquisition Date	Land	Buildings and Improvements	Intangible Lease Assets	Intangible Lease Origination Costs	Intangible Lease Liabilities	Total Purchase Price(1)	Lease Details
2012
South Lake Building	Herndon, VA	3/22/2012	$9,008,108	$68,789,189	$8,701,014	$4,401,689	$—	$90,900,000	(2)
Four Parkway North Building	Deerfield, IL	7/2/2012	3,740,427	29,822,319	6,368,834	1,213,111	—	41,144,691	(3)
2275 Cabot Drive Building	Lisle, IL	9/5/2012	2,211,437	13,168,104	1,809,358	804,159	—	17,993,058	(4)
4650 Lakehurst Court Building	Columbus, OH	12/7/2012	2,493,556	17,247,093	3,636,435	1,350,676	—	24,727,760	(5)
64 & 66 Perimeter Center Buildings	Atlanta, GA	12/28/2012	8,616,613	71,537,699	8,111,502	7,725,239	(693,291)	95,297,762	(6)
Total			$26,070,141	$200,564,404	$28,627,143	$15,494,874	$(693,291)	$270,063,271

(1)
Purchase price is presented net of adjustments and exclusive of closing costs and acquisition fees and has been allocated to tangible assets, consisting of land, building and site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on estimates of their fair values.

(2)	A ten-story office building containing approximately 268,200 rentable square feet that is 100% leased to two tenants with a weighted-average remaining lease term of six years.

(3)	A five-story office building containing approximately 171,500 rentable square feet that is 100% leased to four tenants with a weighted-average remaining lease term of five years.

(4)	A three-story office building containing approximately 94,400 rentable square feet that is 100% leased to McCain Foods USA, Inc. with a lease expiration in May 2021.

(5)	A four-story office building containing approximately 164,600 rentable square feet that is 100% leased to Qwest Communications Company, LLC with a lease expiration in May 2022.

(6)
A 14-story office building and an eight-story office building containing a total of approximately 583,700 rentable square feet that, collectively, are 97.2% leased to six tenants with a weighted-average remaining lease term of nine years.

Appendix II - 17

Pro Forma Financial Information for Real Estate Acquisitions (Unaudited)
The following unaudited pro forma information presented for the years ended December 31, 2012 and 2011 have been presented for Signature Office REIT to give effect to the acquisitions including the Westway One Building, the Duke Bridges I & II Buildings, the Miramar Centre II Building, the 7601 Technology Way Building, the Westway II Building, the Franklin Center Building, the South Lake Building, the Four Parkway North Building, the 2275 Cabot Drive Building, the 4650 Lakehurst Court Building, and the 64 & 66 Perimeter Center Buildings as if the acquisitions occurred on January 1, 2011. Proforma financial information has not been presented for the year ended December 31, 2013 as Signature Office REIT did not acquire any properties during 2013. This unaudited pro forma financial information assumes the current lease agreements that were in place at the time of acquisition were in place for all periods presented. This unaudited pro forma financial information has been prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated on January 1, 2011.

	Years ended December 31,
	2012	2011
Revenues	$66,957,740	66,684,286
Net loss	$(7,100,115)	(8,733,557)
Per-share net loss – basic and diluted	$(0.40)	(0.50)
Weighted-average common shares outstanding – basic and diluted	17,548,812	17,548,812

4.     Lines of Credit and Notes Payable
As of December 31, 2013 and 2012, Signature Office REIT had the following indebtedness outstanding:

				Outstanding Balance as of
	Rate as of	Amortizing Debt		December 31, 2013	December 31, 2012
Facility	December 31, 2013	or Interest Only	Maturity
Signature Revolving Facility	1.92%(1)	Interest Only	9/26/2015	$42,500,000	$96,000,000
Signature Term Loan	1.82%(2)	Interest Only	9/26/2017	100,000,000	100,000,000
Technology Way Loan	2.17%(3)	Interest Only	6/27/2014	24,900,000	24,900,000
Total indebtedness				$167,400,000	$220,900,000

(1)
The Signature Revolving Facility bears interest at a rate based on, at the option of Signature Office REIT, (1) LIBOR plus a margin that varies from 1.75% to 2.50% based on our then current leverage ratio or (2) the greater of (a) the prime rate announced by Regions Bank, (b) the Federal Funds Effective Rate plus 0.50%, or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus a margin that varies from 0.75% to 1.50% based on the then current leverage ratio.

(2)
The Signature Term Loan bears interest at a rate based on, at the option of Signature Office REIT, (1) LIBOR plus a margin that varies from 1.65% to 2.40% based on our then current leverage ratio or (2) the greater of (a) the prime rate announced by Regions Bank, (b) the Federal Funds Effective Rate plus 0.50%, or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus a margin that varies from 0.65% to 1.40% based on the then current leverage ratio. Beginning September 26, 2013, the interest rate on $75.0 million of the Signature Term Loan was effectively fixed at 0.891% plus a margin of 1.65% to 2.40%, based on Signature Office REIT's then current leverage ratio, through an interest rate swap (see Note 5).

(3)	The Technology Way Loan bears interest based on, at the option of Signature Office REIT, LIBOR plus 2.00% or an alternate base rate plus 1.00%.
Signature Office REIT also had standby letters of credit outstanding of $18.7 million at December 31, 2012, which reduced the availability of funds under the Signature Revolving Facility. The outstanding letters of credit were for the benefit of State Farm Mutual Auto Insurance, Co. related to tenant improvement obligations under its lease at the 64 & 66 Perimeter Center Buildings. None of the letters of credit were recorded as a liability on the consolidated balance

Appendix II - 18

sheets, and all letters of credit had expired as of December 31, 2013 pursuant to the terms of the respective lease agreements.
Signature Unsecured Debt Facility
Signature Office REIT is a party to an unsecured credit facility (the "Signature Unsecured Debt Facility") with a syndicate of banks led by Regions Bank ("Regions"), U.S. Bank National Association ("U.S. Bank"), and JPMorgan Chase Bank, N.A. ("JPMorgan"). Under the Signature Unsecured Debt Facility, Signature Office REIT may borrow up to a total of $300 million (the "Facility Amount"), subject to availability. The Facility Amount is comprised of a revolving credit facility in an amount up to $200 million (the "Signature Revolving Facility") and a term loan facility in an amount up to $100 million (the "Signature Term Loan"). Signature Office REIT also has the right to increase the Facility Amount by an aggregate of $150 million to a total facility amount of $450 million provided that no default has occurred. The Signature Revolving Facility also includes a standby letter of credit facility with an initial $20 million sublimit and a swingline facility with an initial $20 million sublimit, in each case subject to availability. Aggregate advances, letters of credit or swingline loans outstanding at any time under the Signature Unsecured Debt Facility are subject to availability equal to the lesser of (1) the Facility Amount, (2) 55% multiplied by the value of the properties, as defined in the loan agreement, used to support the Signature Unsecured Debt Facility (60% for up to two consecutive quarters immediately following a major acquisition as defined by the Signature Unsecured Debt Facility), or (3) an amount that would produce a minimum ratio of the adjusted net operating income of the properties used to support the Signature Unsecured Debt Facility to the amount outstanding under the Signature Unsecured Debt Facility of not less than 0.11 to 1.0. Draws under the Signature Unsecured Debt Facility are supported by properties directly owned by the Signature Office REIT's subsidiaries that Signature Office REIT has elected to add to the borrowing base. These borrowing base properties are not available to be used as collateral for any other debt arrangements. The proceeds of the Signature Unsecured Debt Facility may be used by Signature Office REIT to acquire properties and for working capital, capital expenditures and other general corporate purposes.
The entire unpaid principal balance of all borrowings and all accrued and unpaid interest thereon under the Signature Revolving Facility and the Signature Term Loan will be due and payable in full on September 26, 2015 and September 26, 2017, respectively. Signature Office REIT has the option to extend the Signature Revolving Facility for two periods of 12 months each subject to satisfaction of certain conditions and payment of an extension fee equal to 0.25% of the amount committed under the Signature Revolving Facility. Signature Office REIT may borrow under the Signature Unsecured Debt Facility at rates equal to (1) LIBOR plus the applicable LIBOR margin (the “LIBOR Rate”) or (2) the greater of (a) the prime rate announced by Regions, (b) the Federal Funds Effective Rate plus 0.50% or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus the applicable base rate margin (the “Base Rate”). The applicable LIBOR margin under the Signature Revolving Facility and Signature Term Loan may vary from 1.75% to 2.50% and from 1.65% to 2.40%, respectively, and the applicable base rate margin under the Signature Revolving Facility and Signature Term Loan may vary from 0.75% to 1.50% and 0.65% to 1.40%, respectively, based on Signature Office REIT's then current leverage ratio. All swingline loans issued under the Signature Unsecured Debt Facility will bear interest at the Base Rate. Signature Office REIT generally will be required to make interest-only payments. Signature Office REIT also may prepay the Signature Unsecured Debt Facility in whole or in part at any time without penalty, subject to reimbursement of any breakage and redeployment costs incurred by lenders in the case of prepayment of LIBOR Rate borrowings; however, amounts repaid on the Signature Term Loan may not be reborrowed.
Signature Office REIT is required to pay a fee on the unused portion of the Signature Revolving Facility in an amount equal to the daily unused amount of the Signature Revolving Facility multiplied by a rate per annum equal to (1) 0.35% if 50% or less of the Signature Revolving Facility is utilized or (2) 0.25% if more than 50% of the Signature Revolving Facility is utilized, payable quarterly in arrears. Signature Office REIT will also pay a fee at a rate per annum equal to the Signature Revolving Facility applicable margin for LIBOR-based loans on the maximum amount available to be drawn under each letter of credit that is issued and outstanding, payable quarterly in arrears. Additionally, Signature Office REIT must pay Regions a one-time fronting fee equal to the greater of (1) $1,500 or (2) 0.125% on the stated amount of each letter of credit issued pursuant to the Signature Unsecured Debt Facility, payable at the time of issuance. Signature Office OP's obligations with respect to the Signature Unsecured Debt Facility are guaranteed by Signature Office REIT and by certain material subsidiaries of Signature Office OP, as defined in the Signature Unsecured Debt Facility, pursuant to the terms of a guaranty dated as of September 26, 2012.

Appendix II - 19

The Signature Unsecured Debt Facility contains, among others, the following restrictive covenants:

•
The ratio of Signature Office REIT's total indebtedness to the total value of our assets, as both are defined in the Signature Unsecured Debt Facility, may not exceed 0.55 to 1.00, provided that, prior to the termination date of the Signature Revolving Facility, such ratio may exceed 0.55 to 1.00 for up to two consecutive quarters immediately following a major acquisition, as defined in the Signature Unsecured Debt Facility, during the term of the Signature Revolving Facility so long as such ratio does not exceed 0.60 to 1.00 during the same period.

•	Signature Office REIT's amount of secured debt may not exceed 40% of its consolidated tangible assets.

•	Signature Office REIT's amount of secured recourse debt may not exceed 15% of its consolidated tangible assets.

•	The ratio of Signature Office REIT's adjusted EBITDA to its fixed charges, including preferred dividends, shall not be less than 1.75 to 1.00.

•	Signature Office REIT's tangible net worth may not be less than the sum of (i) $233,786,150, plus (ii) 72.25% of the gross cash proceeds from all equity issuances consummated after September 26, 2012.

•
Signature Office REIT's total distributions for each fiscal year, less amounts reinvested pursuant to the DRP, cannot exceed the greater of (1) 90% of funds from operations, as defined in the Signature Unsecured Debt Facility, as long as total distributions, less amounts reinvested pursuant to the DRP, for any two consecutive quarters do not exceed 100% of funds from operations, as defined, or (2) the minimum amount required to continue to qualify as a REIT.

As of December 31, 2013, Signature Office REIT believes it was in compliance with all restrictive covenants of its outstanding debt obligations.

Technology Way Loan
On June 27, 2011, Signature Office REIT entered into a mortgage loan agreement with PNC Bank, N.A. ("PNC") to borrow $24.9 million (the "Technology Way Loan"). The amount advanced under the Technology Way Loan was used to fund a portion of the acquisition and acquisition-related costs of the 7601 Technology Way Building. The Technology Way Loan matures on June 27, 2014, with two extension options of 12 months each upon payment of an extension fee equal to 0.15% of the outstanding principal loan balance. The Technology Way Loan provides for interest to be incurred based on, at our option, LIBOR for one-, two-, three-, or six-month periods, plus 2.00%, or at an alternate base rate, plus 1.00%. The alternative base rate for any day is the greatest of (1) the rate of interest publicly announced by PNC as its prime rate in effect at its principal office for such day; (2) the federal funds rate for such day plus 0.75%; or (3) the one-month LIBOR Rate for such day plus 1.00%. The Technology Way Loan is secured by a first mortgage lien on the assets of the 7601 Technology Way Building including the land, fixtures, improvements, leases, rents, and reserves. The initial term of the Technology Way Loan requires monthly interest-only payments with the entire balance due at maturity, assuming no prior principal prepayment. Signature Office REIT may prepay, in whole or in part, the amounts outstanding under the Technology Way Loan at any time without penalty.
Fair Value of Outstanding Debt
As of December 31, 2013, the fair value of Signature Office REIT's total indebtedness approximated its carrying value. The estimated fair value of Signature Office REIT's total indebtedness as of December 31, 2012 was approximately $226.6 million. Signature Office REIT estimated the fair values of its debt instruments based on discounted cash flow analysis using the current incremental borrowing rates for similar types of borrowing arrangements obtained from multiple market participants as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Appendix II - 20

Weighted-Average Interest Rate and Interest Paid
As of December 31, 2013, 2012, and 2011, the weighted-average interest rates on Signature Office REIT's outstanding debt, after consideration of the interest rate swap, was approximately 2.22%, 2.83%, and 3.99% respectively. Signature Office REIT made the following interest payments on its borrowings:

	Years ended December 31,
	2013	2012	2011
Lines of credit	$1,825,691	$3,308,042	$1,478,172
Signature Term Loan	1,886,961	477,028	—
Mortgage notes payable	592,851	923,515	684,757
	$4,305,503	$4,708,585	$2,162,929

No interest was capitalized during the years ended December 31, 2013 and 2012.

Debt Maturities
The following table summarizes the aggregate maturities of Signature Office REIT's indebtedness as of December 31, 2013:

2014	$24,900,000
2015	42,500,000
2016	—
2017	100,000,000
2018	—
Total	$167,400,000
The debt maturities above are based on the stated maturity date of each loan, which may differ from the anticipated repayment date of the loan.
5.     Interest Rate Swap

Signature Office REIT entered into an interest rate swap agreement with JPMorgan on September 26, 2012 to hedge its exposure to changing interest rates on $75.0 million of the Signature Term Loan (the "Interest Rate Swap"). The Interest Rate Swap was effective as of September 26, 2013 and matures on September 26, 2017. Under the terms of the Interest Rate Swap, Signature Office REIT pays interest at a fixed rate of 0.891% per annum and receives LIBOR-based interest payments from JPMorgan on a notional amount of $75.0 million. Beginning September 26, 2013, the Interest Rate Swap effectively fixed the interest rate on $75.0 million of the Signature Term Loan at 0.891% plus a margin of 1.65% to 2.40%, based on Signature Office REIT's then current leverage ratio.
The following table provides additional information related to Signature Office REIT's interest rate swap as of December 31, 2013 and 2012:

		Estimated Fair Value as of
Instrument Type	Balance Sheet Classification	December 31, 2013	December 31, 2012
Derivatives designated as hedging instruments:
Interest rate swap	Prepaid expenses and other assets (Accounts payable and accrued expenses)	$642,976	$(353,515)
During the years ended December 31, 2013, 2012, and 2011, Signature Office REIT recorded the following amounts related to the Interest Rate Swap:

Appendix II - 21

	Years ended December 31,
	2013	2012	2011
Market value adjustment to interest rate swap designated as a hedging instrument and included in other comprehensive income	$996,491	$(353,515)	—
Previously recorded loss reclassified from accumulated other comprehensive income into interest expense	$146,663	$—	—

Signature Office REIT estimates that approximately $466,000 will be reclassified from accumulated other comprehensive loss to interest expense over the next 12 months. During the periods presented, there was no hedge ineffectiveness on the Interest Rate Swap required to be recognized in earnings, and there were no derivative instruments that did not qualify for hedge accounting treatment.
6.     Commitments and Contingencies
Obligations Under Capital Leases
The 64 & 66 Perimeter Center Buildings are subject to capital leases of land and buildings. Each of these obligations is completely offset by the principal balances and corresponding interest receivable from related investments in development authority bonds, which mature in 2027. The required payments under the terms of the leases are as follows as of December 31, 2013:

2014	$6,900,000
2015	6,900,000
2016	6,900,000
2017	6,900,000
2018	6,900,000
Thereafter	171,925,000
206,425,000
Amounts representing interest	(91,425,000)
Total	$115,000,000

Commitments Under Existing Lease Agreements
Certain lease agreements include provisions that, at the option of the tenant, may obligate Signature Office REIT to expend capital to expand an existing property or provide other expenditures for the benefit of the tenant, including the following:

Building	Tenant	Tenant Allowance Obligations as of December 31, 2013(1)
Westway One Building	Cameron Solutions	$142,068
(1) Represents tenant allowance obligations required by certain lease agreements that are not accrued as of December 31, 2013.
Litigation
From time to time, Signature Office REIT is party to legal proceedings that arise in the ordinary course of its business. Management makes assumptions and estimates concerning the likelihood and amount of any reasonably possible loss relating to these matters using the latest information available. Signature Office REIT records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated.  If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, Signature Office REIT accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, Signature Office REIT accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of

Appendix II - 22

the loss cannot be reasonably estimated, Signature Office REIT discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, Signature Office REIT discloses the nature and estimate of the possible loss of the litigation. Signature Office REIT does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote. Signature Office REIT is not currently involved in any legal proceedings for which the outcome is expected to have a material effect on the results of operations or financial condition of Signature Office REIT. Signature Office REIT is not aware of any legal proceedings contemplated by governmental authorities.
7.    Stockholders' Equity
General
Signature Office REIT's charter authorizes it to issue 1.01 billion shares of capital stock, consisting of 1.0 billion common shares and 10.0 million preferred shares, each as defined by the charter. The common shares have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions (subject to any preferential rights of any shares of preferred stock that may be issued in the future) as authorized by the board of directors, and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion, or exchange rights.
Effective June 10, 2013, Signature Office REIT ceased offering shares in the primary portion of the Initial Offering. On June 12, 2013, the unsold primary offering shares were deregistered, and on June 13, 2013, the registration of the shares issuable pursuant to the DRP was continued pursuant to a Registration Statement on Form S-3. As of December 31, 2013, Signature Office REIT has issued 21.0 million shares of common stock, including 8,000 shares of common stock issued to WREF.
2010 Long-Term Incentive Plan
Signature Office REIT adopted a long-term incentive plan on June 7, 2010, which includes an independent director compensation plan, to provide for the grant of awards to its employees; employees of the Advisor or its affiliates; employees of entities that provide services to Signature Office REIT; Signature Office REIT's independent directors, officers, or directors of the Advisor or its affiliates; certain of Signature Office REIT's consultants; and certain consultants to the Advisor or its affiliates (the "2010 Long-Term Incentive Plan"). Such awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of stock, stock appreciation rights, performance awards, deferred stock units, dividend equivalents, and other stock-based awards. Signature Office REIT will account for such stock plan in accordance with GAAP, which requires the fair value of the stock option to be recognized as compensation expense over the vesting period. The total number of shares of common stock reserved for issuance under the 2010 Long-Term Incentive Plan is 500,000 shares. Signature Office REIT currently intends to limit the type of incentive awards granted under the 2010 Long-Term Incentive Plan to restricted shares of stock issued to its independent directors. As of December 31, 2013, no shares of common stock have been issued under the 2010 Long-Term Incentive Plan.
Distribution Reinvestment Plan
Signature Office REIT has adopted a distribution reinvestment plan, or DRP, through which stockholders may elect to reinvest all or a portion of the distributions declared on their shares of common stock into shares of Signature Office REIT's common stock in lieu of receiving cash distributions. Shares may be purchased under the DRP for a price equal to the higher of $23.75 or 95% of the estimated value of a share of common stock, as estimated by the Advisor or another firm chosen for that purpose. If the purchase price is 95% of an estimated value, such price will be adjusted downward to the extent of any aggregate distributions per share of any net sale proceeds from the sale of assets, or other special distributions so designated by the board of directors, distributed to stockholders after the estimated per-share value is determined (the "Valuation Adjustment"). Participants in the DRP may purchase fractional shares so that 100% of the dividends may be used to acquire additional shares of Signature Office REIT's common stock. On March 5, 2014, the board of directors of Signature Office REIT elected to terminate the DRP effective after the payment

Appendix II - 23

of the distribution for the first quarter of 2014. For additional details about the termination of the DRP, please refer to Note 13.
Share Redemption Program
The board of directors of Signature Office REIT has adopted a share redemption program, or the Amended SRP, which was amended and restated on August 22, 2013. On March 5, 2014, the board of directors of Signature Office REIT elected to terminate the Amended SRP, effective April 30, 2014 upon the the redemption of any shares of common stock properly submitted for redemption under the Amended SRP for the month of April 2014. For additional details about the termination of the Amended SRP, please refer to Note 13.
The program allows stockholders who held their shares for more than one year to sell their shares back to Signature Office REIT, subject to certain limitations and penalties. Shares redeemed pursuant to the Amended SRP are accounted for as common stock. The program contains different rules for redemptions sought within two years of a stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility. Signature Office REIT refers to redemptions that do not occur within two years of a stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility as "Ordinary Redemptions." Redemptions sought within two years of the stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility do not require a one-year holding period.
Pursuant to a prior amendment, effective October 1, 2012, the Amended SRP provides that the redemption price for all redemptions, including redemptions sought within two years of a stockholder's death, qualifying disability or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility, will be calculated in the same manner. Specifically, the redemption price per share will be 91% of the price at which Signature Office REIT sold the share, or $22.75 per share for a share issued at $25.00.

Prior to October 1, 2012, the redemption price for redemptions sought within two years of the stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility was the amount paid for the shares.

In addition to the one-year holding period for Ordinary Redemptions, through its termination, effective April 30, 2014, the Amended SRP is subject to the following limitations on the number of shares that Signature Office REIT may redeem:

•
Signature Office REIT will not redeem shares on any day to the extent that such redemptions would cause the amount of Ordinary Redemptions during the 12-month period ending on such day to exceed 70% of the net proceeds from the DRP during the same 12-month period.

•	Signature Office REIT will limit all redemptions so that the aggregate of such redemptions during the 12-month period ending on such redemption date does not exceed:

•	100% of the net proceeds from Signature Office REIT's DRP during such 12-month period; or

•	5% of the weighted-average number of shares outstanding in such 12-month period.
Signature Office REIT will not redeem any share that has been transferred for value by a stockholder. After a transfer for value, the transferee and all subsequent holders of the share are not eligible to participate in the Amended SRP with respect to the shares so transferred. The board of directors may amend, suspend or terminate the Amended SRP upon 30 days' written notice and without stockholder approval; however, the effective date of an amendment may be accelerated by the board of directors to a date that is fewer than 30 days after the date of the announcement of the amendment if the amendment does not adversely affect the rights of redeeming stockholders.
As of December 31, 2013 and 2012, approximately $14.2 million, or 611,580 shares, and $4.3 million, or 177,246 shares, respectively, of Signature Office REIT's common stock had been redeemed. As of December 31, 2013, all

Appendix II - 24

eligible shares tendered for redemption had been redeemed. As of December 31, 2012, approximately $81,800, or 3,596 shares, of Signature Office REIT's common stock had been tendered for redemption and had yet to be redeemed and is included in accounts payable and accrued expenses in the accompanying consolidated balances sheets.
8.    Operating Leases
Signature Office REIT's real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease agreement, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Signature Office REIT retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant; however, such deposits generally are not significant. Therefore, exposure to credit risk exists to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.
As of December 31, 2013, Time Warner Cable, State Farm Mutual Auto Insurance Co., and Leidos comprised approximately 17%, 11%, and 11%, respectively, of Signature Office REIT's base rental income. Time Warner Cable, Leidos, T-Mobile West Corporation, Jackson National Life Insurance Company, and GE Oil & Gas, Inc. comprised approximately 18%, 15%, 13%, 12%, and 11%, respectively, of Signature Office REIT's base rental income as of December 31, 2012.
The future minimum rental income from Signature Office REIT's investments in real estate assets under noncancelable operating leases as of December 31, 2013, is as follows:

2014	$53,830,742
2015	54,956,422
2016	54,342,032
2017	45,937,497
2018	39,102,959
Thereafter	75,647,097
Total	$323,816,749

As of December 31, 2013, State Farm Mutual Auto Insurance Co., Time Warner Cable, and Leidos comprise approximately 21%, 17%, and 11%, respectively, of the future minimum base rental income from Signature Office REIT's investments in real estate assets under noncancelable operating leases.
9.     Supplemental Disclosures of Noncash Activities
Outlined below are significant noncash investing and financing transactions for the years ended December 31, 2013, 2012, and 2011 respectively:

Appendix II - 25

	Years ended December 31,
	2013	2012	2011
Other liabilities assumed upon acquisition of properties	$—	$1,729,443	$1,570,212
Commissions on stock sales and related dealer-manager fees due to affiliate	$—	$213,955	$165,417
Other offering costs due to affiliate	$—	$88,382	$57,226
Assumption of investments in development authority bonds	$—	$(115,000,000)	$—
Assumption of obligations under capital leases	$—	$115,000,000	$—
Market value adjustment to interest rate swap that qualifies for hedge accounting treatment	$996,491	$(353,515)	$—
Accrued capital expenditures and deferred lease costs	$99,662	$5,321,239	$1,356,220
Distributions payable	$—	$1,075,114	$583,537
Discounts applied to issuance of common stock under primary offering	$39,017	$304,059	$391,122
Discounts applied to issuance of common stock under DRP	$753,766	$494,119	$151,663
(Decrease) increase in redeemable common stock	$(1,092,091)	$2,542,141	$2,495,464
Accrued redemptions of common stock	$—	$81,817	$—
10.     Related-Party Transactions
Advisory Agreement
Signature Office REIT was party to the Revised Advisory Agreement with the Advisor pursuant to which the Advisor acted as Signature Office REIT’s external advisor and performed certain key functions on behalf of Signature Office REIT including, among others, the investment of capital proceeds and management of day-to-day operations. As discussed in detail below, in connection with Signature Office REIT's transition to self-management, the Revised Advisory Agreement was terminated on December 31, 2013.

During the periods presented, the amount of advisor fees and expense reimbursements the Advisor was entitled to as Signature Office REIT’s external advisor was determined pursuant to various amendments of the advisory agreement. Effective June 11, 2013 through December 31, 2013, pursuant to the Revised Advisory Agreement, the Advisor was required to perform services and was compensated for such services, as outlined below:

•
Acquisition fees of 2.0% of gross offering proceeds from the primary offering and the DRP, subject to certain limitations. Signature Office REIT also reimbursed the Advisor for expenses it paid to third parties in connection with acquisitions or potential acquisitions.

•
Monthly asset management fees equal to one-twelfth of (a) 1.00% of the cost of the properties owned other than through joint ventures and initial investments in joint ventures plus Signature Office REIT's allocable share of additional capital improvements made by the joint venture (“Adjusted Cost”), for so long as the Adjusted Cost was less than or equal to $605,000,000 and (b) 0.50% of Adjusted Cost over $605,000,000

•
For any property, loan, or other permitted investment sold by Signature Office REIT, a real estate commission equal to 1.0% of the sales price, with the limitation that the total real estate commissions for any Signature Office REIT property sold may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property.

•
Incentive fee of 15% of net sales proceeds remaining after then-current stockholders had received distributions equal to the sum of their invested capital plus an 8% return of invested capital, which fee was payable only if the shares of common stock of Signature Office REIT were not listed on an exchange.

•
Listing fee of 15% of the amount by which the market value of the then-outstanding common stock plus distributions paid on such stock prior to listing exceeded the sum of 100% of the invested capital of then-

Appendix II - 26

current common stockholders plus an 8% return on such invested capital, which fee would be reduced by the amount of any incentive fees paid as described in the preceding bullet.
Prior to June 11, 2013, Signature Office REIT was party to the Original Advisory Agreement with the Advisor. Under the Original Advisory Agreement, the monthly asset management fee was equal to one-twelfth of 0.75% of the cost of (i) the properties owned other than through joint ventures and (ii) initial investments in joint ventures plus Signature Office REIT's allocable share of additional capital improvements made by the joint venture. In addition, the Original Advisory Agreement entitled the Advisor to (i) payment of a debt financing fee equal to 0.20% annually of the total capacity of all third-party financing arrangements (whether or not drawn), originated, obtained, or otherwise assumed by or for Signature Office REIT, not to exceed, in the aggregate, 0.50% of the amount available under any particular financing arrangement or refinancing of such arrangements, and (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees.
Under the terms of the Original Advisory Agreement, Signature Office REIT was obligated to reimburse the Advisor for organization and offering expenses in an amount equal to the lesser of actual costs incurred or 2.0% of total gross offering proceeds raised from the sale of shares of its common stock to the public under the Initial Offering. The Advisor incurred aggregate organization and offering expenses on behalf of Signature Office REIT of approximately $20.1 million. Signature Office REIT incurred and charged to additional paid-in capital cumulative other offering costs of approximately $10.3 million related to the Initial Offering, which represents approximately 2.0% of cumulative gross proceeds raised by Signature Office REIT under the Initial Offering. Upon the expiration of the primary portion of the Initial Offering on June 10, 2013, the remaining $9.8 million of organization and offering expenses that had not been incurred and charged to additional paid-in capital by Signature Office REIT was expensed by the Advisor and is not subject to reimbursement by Signature Office REIT.
Transition to Self-Management Agreement
On November 26, 2013, Signature Office REIT and the Signature Office OP entered into the TSMA, which set forth the framework for Signature Office REIT’s separation from Wells and it’s transition to self-management. Pursuant to the TSMA, Wells agreed to facilitate and support Signature Office REIT’s efforts to hire up to 13 employees of Wells identified by Signature Office REIT who, as of the date of the TSMA, performed substantial services for Signature Office REIT pursuant to the Revised Advisory Agreement (collectively, the “Targeted Personnel”). Signature Office REIT hired the Targeted Personnel on the Self-Management Transition Date with such compensation and benefits as determined by Signature Office REIT.
Transition Services Agreement
On January 1, 2014, Signature Office REIT and Signature Office OP entered into a Transition Services Agreement (the “TSA”) with WREF for the period from January 1, 2014 through June 30, 2014, pursuant to which WREF and its affiliates will provide certain consulting, support and transitional services as set forth in the TSA to Signature Office REIT at the direction of Signature Office REIT in order to facilitate its successful transition to self-management. See Note 13 for more information on the TSA.
Limitation on Operating Expenses
The Advisor had the responsibility of limiting Signature Office REIT's total operating expenses, as defined by its charter, to no more than the greater of 2% of average invested assets at the end of any fiscal quarter or 25% of net income, as defined by its charter, for the four previous consecutive quarters then ended unless a majority of Signature Office REIT's independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors. Unless the independent directors determined that the excess expenses were justified, the Advisor would have had to reimburse the excess operating expenses to Signature Office REIT within 60 days after the end of each fiscal quarter. Total operating expenses means all expenses paid or incurred by Signature Office REIT, as determined under GAAP, that were in any way related to its operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of its stock; (b) interest payments; (c) taxes; (d) noncash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees to the extent

Appendix II - 27

permitted by Signature Office REIT's charter; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that do not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). For the four consecutive quarters ended December 31, 2013, Signature Office REIT's total operating expenses did not exceed the above-referenced limitations.
Dealer-Manager Agreement
Signature Office REIT was party to a dealer-manager agreement (the "Dealer-Manager Agreement") with Wells Investment Securities, Inc. ("WIS"), whereby WIS, an affiliate of Wells Capital, performed the dealer-manager function for Signature Office REIT's Initial Offering. For these services, WIS earned a commission of up to 7% of the gross offering proceeds from the sale of the shares of Signature Office REIT, all of which was re-allowed to participating broker/dealers. Signature Office REIT paid no commissions on shares issued under the DRP.
Additionally, Signature Office REIT was required to pay WIS a dealer-manager fee of 2.5% of the gross offering proceeds from the sale of Signature Office REIT's stock at the time the shares were sold. Under the Dealer-Manager Agreement, up to 1.5% of the gross offering proceeds was re-allowed by WIS to participating broker/dealers. Signature Office REIT paid no dealer-manager fees on shares issued under the DRP.
The payment of fees under the Dealer-Manager Agreement ceased on June 10, 2013 in connection with the termination of the primary portion of the Initial Offering. The Dealer-Manager Agreement was terminated on December 16, 2013 in connection with WIS ceasing its participation in the DRP.
Master Property Management, Leasing, and Construction Agreement
Signature Office REIT, the Advisor, and Wells Management, an affiliate of Wells Capital, were party to a Master Property Management, Leasing, and Construction Management Agreement (the "Management Agreement") under which Wells Management received the following fees and reimbursements in consideration for supervising the management, leasing, and construction activities of certain Signature Office REIT properties:

•
property management fees negotiated for each property managed by Wells Management; typically this fee was equal to a percentage of the gross monthly income collected for that property for the preceding month;

•
leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management served as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses to be paid to Signature Office REIT during the applicable term of the lease, provided, however, that no commission was payable as to any portion of such term beyond 10 years;

•
construction management fees for projects overseen by Wells Management, such as capital projects, new construction, and tenant improvements, which fees were to be market-based and negotiated for each property managed by Wells Management; and

•	other fees as negotiated with the addition of each specific property covered under the agreement.
The Management Agreement was terminated on December 31, 2013 in connection with Signature Office REIT's transition to self-management.
Related-Party Costs
Pursuant to the terms of the agreements described above, Signature Office REIT incurred the following related-party costs for the years ended December 31, 2013, 2012, and 2011:

Appendix II - 28

	Years ended December 31,
	2013	2012	2011
Commissions, net of discounts(1)(2)	$4,731,169	$14,190,868	$13,827,782
Dealer-manager fees, net of discounts(1)	1,703,336	5,159,976	5,046,151
Other offering costs(1)	1,425,623	4,378,915	4,048,024
Acquisition fees	1,648,493	4,319,559	4,105,653
Asset management fees	5,382,842	3,009,126	1,037,218
Administrative reimbursements	1,319,360	2,780,010	1,312,154
Debt financing fee	288,800	666,450	417,100
Property management fees	112,300	590,931	243,767
Related-party interest expense(3)	—	—	5,862
Total	$16,611,923	$35,095,835	$30,043,711

(1)	Commissions, dealer-manager fees, and other offering costs were charged against stockholders' equity, as incurred.

(2)	All commissions were re-allowed to participating broker/dealers during the years ended December 31, 2013, 2012, and 2011.

(3)
Related-party interest expense was payable to WREF on amounts previously outstanding under a $10.0 million secured revolving bridge loan with WREF, which was originated on October 5, 2010 and repaid in full on February 15, 2011.

Signature Office REIT incurred no related-party construction fees, incentive fees, listing fees, disposition fees, or leasing commissions during the years ended December 31, 2013, 2012, and 2011.
Due to Affiliates
The detail of amounts due to affiliates is provided below as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Administrative reimbursements	$—	$266,047
Property management fees	—	58,537
Other offering costs	—	88,382
Acquisition fees	—	88,382
Commissions and dealer-manager fees	—	213,955
Total	$—	$715,303
Conflicts of Interest
As of December 31, 2013, the Advisor had no direct employees. Through December 31, 2013, the Advisor contracted with Wells Capital and Wells Management to perform many of its obligations under the Revised Advisory Agreement. During 2013, Wells Capital was also a general partner or advisor of other public real estate investment programs sponsored by WREF. As such, in connection with managing the advisor activities under the Revised Advisory Agreement and serving as a general partner or advisor for other Wells-sponsored programs, Wells Capital may have encountered conflicts of interest with regard to allocating human resources and making decisions related to investments, operations, and disposition-related activities.
During 2013, Leo F. Wells, III, a member of Signature Office REIT's board of directors who resigned on December 31, 2013, also served on the board of CatchMark Timber Trust, Inc. and Columbia Property Trust, Inc., two REITs previously sponsored by WREF, and, accordingly, may have encountered certain conflicts of interest regarding investment and operational decisions.

Appendix II - 29

11.	Income Taxes
Signature Office REIT is subject to certain state and local taxes related to property operations in certain locations, which have been provided for in the accompanying consolidated financial statements. Signature Office REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations. Signature Office REIT's income tax basis net income for the years ended December 31, 2013, 2012, and 2011 follows:

	2013	2012	2011
GAAP basis financial statement net loss	$(993,132)	$(8,484,523)	$(10,071,668)
Decrease (increase) in net loss resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	4,201,387	1,169,740	1,030,955
Rental income accrued for income tax purposes (less than) greater than amounts for financial reporting purposes	(5,399,197)	(1,001,255)	219,500
Amortization of intangible lease assets incurred for financial reporting purposes in excess of amounts for income tax purposes	12,948,803	7,862,273	3,379,212
Bad debt expense for financial reporting purposes in excess of amounts for income tax purposes	40,846	—	—
Expenses with respect to The Point at Clark Street REIT, LLC for financial reporting purposes (less than) in excess of amounts for income tax purposes	(268,864)	1,248,094	1,464,378
Acquisition expenses for financial reporting purposes in excess of amounts for income tax purposes	1,674,094	5,705,784	5,213,371
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	51,469	65,460	185,118
Income tax basis net income, prior to dividends-paid deduction	$12,255,406	$6,565,573	$1,420,866
As of December 31, 2013, the tax basis carrying value of Signature Office REIT's total assets was approximately $690.0 million. For income tax purposes, distributions to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder's invested capital. Signature Office REIT's distributions per common share are summarized as follows:

	2013	2012	2011
Ordinary income	41%	32%	23%
Capital gains	—%	—%	—%
Return of capital	59%	68%	77%
Total	100%	100%	100%

As of December 31, 2013, returns for the calendar years 2010 through 2012 remain subject to examination by U.S. or various state tax jurisdictions. As of December 31, 2013 and 2012, Signature Office REIT had no deferred tax assets or liabilities.
12.    Quarterly Results (unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013, and 2012.

Appendix II - 30

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$17,048,656	$17,144,812	$17,016,259	$18,057,822
Net income (loss)	$(840,226)	$(566,570)	$244,677	$168,987
Basic and diluted net income (loss) per share(1)	$(0.05)	$(0.03)	$0.01	$0.01
Distributions payable per share	$0.37	$0.31	$0.38	$0.37

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$9,455,945	$11,680,989	$13,378,040	$13,496,141
Net loss	$(2,697,201)	$(2,021,443)	$(2,454,739)	$(1,311,140)
Basic and diluted net loss per share(1)	$(0.27)	$(0.16)	$(0.17)	$(0.08)
Distributions payable per share	$0.37	$0.38	$0.38	$0.37
(1)    The quarterly per-share amounts have been calculated using actual income (loss) for the respective quarters. Conversely, the corresponding annual loss per-share amounts have been calculated assuming that loss was earned ratably over the year. As a result, the sum of these quarterly per-share amounts does not equal the respective annual per-share amount presented in the accompanying financial statements.
13.     Subsequent Events
Transition Services Agreement
On January 1, 2014, Signature Office REIT and Signature Office OP entered into the TSA with WREF on the Self-Management Transition Date for the period from January 1, 2014 through June 30, 2014 pursuant to which WREF and its affiliates will provide certain consulting, support and transitional services (as set forth in the TSA) to Signature Office REIT at the direction of Signature Office REIT in order to facilitate Signature Office REIT’s successful transition to self‑management.
In exchange for the services provided by WREF under the TSA, Signature Office REIT or Signature Office OP will pay WREF a monthly consulting fee of $51,267 (the “Consulting Fee”). In addition to the Consulting Fee, Signature Office REIT or Signature Office OP will pay directly or reimburse WREF for any third-party expenses paid or incurred by WREF and its affiliates on behalf of Signature Office REIT or Signature Office OP in connection with the services provided pursuant to the TSA; provided, however, that (1) WREF will obtain written approval from Signature Office REIT or Signature Office OP prior to incurring any third-party expenses for the account of, or reimbursable by, Signature Office REIT or Signature Office OP and (2) Signature Office REIT will not be required to reimburse WREF for any administrative service expenses, including WREF's overhead, personnel costs and costs of goods used in the performance of services under the TSA.
In addition, the TSA also provides that WREF will provide Signature Office REIT and Signature Office OP a portion of the office space currently used and occupied by WREF (the "Office Space") commencing on the Self-Management Transition Date and terminating on June 30, 2014; however, Signature Office REIT and Signature Office OP may terminate the Office Space upon 30 business days' written notice to WREF. Signature Office REIT or Signature Office OP will pay WREF monthly rent of $4,552 pursuant to the TSA.

The TSA will remain in effect until June 30, 2014, unless otherwise terminated in accordance with the terms of the TSA. The TSA may be terminated (1) immediately by Signature Office REIT or WREF for Cause (as defined in the TSA) or (2) by Signature Office REIT or WREF upon 90 days' written notice for any reason. Following the termination of the TSA, WREF will not be entitled to continue to receive the Consulting Fee; provided, however, that (1) WREF will be entitled to receive from Signature Office REIT or Signature Office OP within 30 days after the termination date all unpaid reimbursements of expenses and all earned but unpaid Consulting Fees payable to WREF prior to the

Appendix II - 31

termination date, and (2) if Signature Office REIT terminates the TSA without Cause prior to June 30, 2014, WREF will be entitled to receive the Consulting Fee through June 30, 2014.
Declaration of Distributions

On March 5, 2014, Signature Office REIT's board of directors declared a distribution to stockholders for the first quarter of 2014 in the amount of $0.375 per share (a 6.0% annualized yield on a $25.00 original share price) on the outstanding shares of common stock payable to stockholders of record as of March 15, 2014. Such distributions will be paid in March 2014.

Termination of the DRP and Amended SRP

On March 5, 2014, Signature Office REIT's board of directors elected to terminate the DRP, effective after the payment of the distribution for the first quarter of 2014. As a result, all distributions paid after the first quarter will be paid in cash and will not be reinvested in shares of Signature Office REIT's common stock. Also on March 5, 2014, Signature Office REIT's board of directors elected to terminate the Amended SRP, effective April 30, 2014 upon the redemption of any shares of common stock properly submitted for redemption under the Amended SRP for the month of April 2014. As a result, in order for a stockholder to redeem his or her shares prior to the termination of the Amended SRP, Signature Office REIT must receive a written redemption request from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by Signature Office REIT on or before April 23, 2014. Signature Office REIT will be unable to process redemption requests received after April 23, 2014. Any redemption requests submitted will continue to be subject to the limits on the dollar value and number of shares that may be redeemed under the terms of the Amended SRP. In February 2014, Ordinary Redemption requests exceeded the limits of the Amended SRP and, as such, were prorated pursuant to the terms of the Amended SRP at a rate of approximately 8.5%. Based on the level of Ordinary Redemptions requests currently submitted and waiting for processing, Signature Office REIT anticipates that Ordinary Redemptions processed prior to the termination of the Amended SRP will be prorated as well. All shares tendered for redemption that cannot be redeemed prior to April 30, 2014 will not continue to be held in queue for redemption at a later date under the Amended SRP or otherwise.

Appendix II - 32

Signature Office REIT, Inc. and Subsidiaries
Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2013

Description	Location	Ownership Percentage	Encumbrances	Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2013			Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed(b)
				Land	Buildings and Improvements	Total(a)		Land	Buildings and Improvements	Total
Royal Ridge V Building	Irving, TX	100%	(c)	$1,062,810	$16,149,807	$17,212,617	$—	$1,062,810	$16,149,807	$17,212,617	$2,985,327	2005	10/7/2010	0 to 40 years
333 East Lake Street Building	Bloomingdale, IL	100%	(c)	1,415,598	9,678,856	11,094,454	—	1,415,598	9,678,856	11,094,454	1,589,511	2001	11/19/2010	0 to 40 years
Westway One Building	Houston, TX	100%	(c)	2,300,000	27,752,840	30,052,840	(835,658)	2,300,000	26,917,182	29,217,182	3,889,422	2007	1/27/2011	0 to 40 years
Duke Bridges I & II Buildings	Frisco, TX	100%	(c)	7,143,737	39,858,029	47,001,766	—	7,143,737	39,858,029	47,001,766	7,596,205	2006	5/12/2011	0 to 40 years
Miramar Centre II Building	Miramar, FL	100%	(c)	3,204,401	16,949,832	20,154,233	42,984	3,204,401	16,992,816	20,197,217	2,254,038	2001	5/27/2011	0 to 40 years
7601 Technology Way Building	Denver, CO	100%	$24,900,000	5,932,955	34,470,471	40,403,426	—	5,932,955	34,470,471	40,403,426	4,973,245	1997	6/27/2011	0 to 40 years
Westway II Building	Houston, TX	100%	(c)	2,511,552	66,696,771	69,208,323	1,903,929	2,511,552	68,600,700	71,112,252	7,320,087	2009	9/28/2011	0 to 40 years
Franklin Center Building	Columbia, MD	100%	(c)	6,091,847	55,862,231	61,954,078	—	6,091,847	55,862,231	61,954,078	5,997,596	2008	12/28/2011	0 to 40 years
South Lake Building	Herndon, VA	100%	(c)	9,008,108	77,490,203	86,498,311	67,936	9,008,108	77,558,139	86,566,247	7,043,751	2008	3/22/2012	0 to 40 years
Four Parkway North Building	Deerfield, IL	100%	(c)	3,740,427	36,191,153	39,931,580	3,910	3,740,427	36,195,063	39,935,490	3,839,736	1999	7/2/2012	0 to 40 years
2275 Cabot Drive Building	Lisle, IL	100%	(c)	2,211,437	14,977,462	17,188,899	—	2,211,437	14,977,462	17,188,899	1,129,711	1996	9/5/2012	0 to 40 years
4650 Lakehurst Court Building	Columbus, OH	100%	(c)	2,493,556	20,883,528	23,377,084	458,630	2,493,556	21,342,158	23,835,714	1,126,515	1990	12/7/2012	0 to 40 years
64 & 66 Perimeter Center Buildings	Atlanta, GA	100%	(c)	8,616,613	79,649,201	88,265,814	8,332,580	8,616,613	87,981,781	96,598,394	4,037,344	1985 & 1971	12/28/2012	0 to 40 years
Total - 100% Signature Office REIT Properties				$55,733,041	$496,610,384	$552,343,425	$9,974,311	$55,733,041	$506,584,695	$562,317,736	$53,782,488

(a)	Total initial cost excludes purchase price allocated to intangible lease origination costs and intangible lease liabilities.

(b)
Signature Office REIT assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, Lease Intangibles are amortized over the respective lease term, Building Improvements are depreciated over 5-25 years, Site Improvements are depreciated over 15 years, and Buildings are depreciated over 40 years.

(c)	These assets are included in the borrowing base for the Signature Office REIT's unsecured credit facility and cannot serve as collateral for additional debt facilities.

Appendix II - 33

Signature Office REIT, Inc. and Subsidiaries
Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2013, 2012, and 2011

	2013	2012	2011
Real Estate:
Balance at the beginning of the year	$554,357,251	$298,740,904	$28,307,071
Additions to/improvements of real estate	9,019,957	255,826,094	270,433,833
Write-offs of intangible assets(1)	(675,023)	(154,066)	—
Write-offs of fully depreciated/amortized assets	(384,449)	(55,681)	—
Balance at the end of the year	$562,317,736	$554,357,251	$298,740,904

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$27,016,328	$7,397,579	$313,299
Depreciation and amortization expense	27,825,632	19,828,496	7,084,280
Write-offs of intangible assets(1)	(675,023)	(154,066)	—
Write-offs of fully depreciated/amortized assets	(384,449)	(55,681)	—
Balance at the end of the year	$53,782,488	$27,016,328	$7,397,579

(1)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments, and terminations.

Appendix II - 34

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2014	December 31, 2013
Assets:
Real estate assets, at cost:
Land	$55,733,041	$55,733,041
Buildings and improvements, less accumulated depreciation of $48,138,762 and $34,488,062 as of September 30, 2014 and December 31, 2013, respectively	392,568,980	406,067,891
Intangible lease assets, less accumulated amortization of $26,869,577 and $19,294,426 as of September 30, 2014 and December 31, 2013, respectively	38,883,455	46,734,316
Construction in progress	8,555	—
Total real estate assets	487,194,031	508,535,248
Cash and cash equivalents	6,305,850	7,394,979
Tenant receivables, net of allowance for doubtful accounts of $127,407 and $63,736 as of September 30, 2014 and December 31, 2013, respectively	14,169,494	13,385,314
Prepaid expenses and other assets	1,938,934	1,641,381
Deferred financing costs, less accumulated amortization of $4,063,841 and $3,485,202 as of September 30, 2014 and December 31, 2013, respectively	1,600,995	2,479,378
Intangible lease origination costs, less accumulated amortization of $9,413,589 and $6,584,549 as of September 30, 2014 and December 31, 2013, respectively	17,510,894	20,357,957
Deferred lease costs, less accumulated amortization of $1,888,043 and $1,197,248 as of September 30, 2014 and December 31, 2013, respectively	6,390,862	6,745,189
Investments in development authority bonds	115,000,000	115,000,000
Total assets	$650,111,060	$675,539,446

Liabilities:
Line of credit	$59,000,000	$42,500,000
Notes payable	100,000,000	124,900,000
Accounts payable and accrued expenses	8,278,569	8,091,277
Accrued capital expenditures and deferred lease costs	530,904	487,825
Deferred income	6,257,853	5,919,573
Intangible lease liabilities, less accumulated amortization of $753,295 and $493,613 as of September 30, 2014 and December 31, 2013, respectively	1,045,079	1,304,761
Obligations under capital leases	115,000,000	115,000,000
Total liabilities	290,112,405	298,203,436

Commitments and Contingencies (Note 5)

Redeemable Common Stock	—	3,988,217

Stockholders' Equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 20,473,024 and 20,443,176 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	204,730	204,432
Additional paid-in capital	453,828,351	452,981,513
Cumulative distributions in excess of earnings	(94,664,799)	(76,492,911)
Redeemable common stock	—	(3,988,217)
Accumulated other comprehensive income	630,373	642,976
Total stockholders' equity	359,998,655	373,347,793
Total liabilities, redeemable common stock and stockholders' equity	$650,111,060	$675,539,446
See accompanying notes.

Appendix II - 35

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Rental income	$13,108,131	$13,219,585	$39,632,076	$39,768,100
Tenant reimbursements	5,722,637	3,763,919	16,042,239	11,408,872
Other property income	730,829	32,755	1,079,970	32,755
	19,561,597	17,016,259	56,754,285	51,209,727
Expenses:
Property operating costs	6,576,340	5,711,878	19,173,417	16,955,899
Asset and property management fees:
Related-party	—	1,513,259	—	3,981,442
Other	266,265	256,330	783,662	754,159
Depreciation	4,686,089	4,508,784	13,703,832	13,239,404
Amortization	3,068,347	2,854,382	8,814,927	8,423,730
General and administrative	2,146,489	477,548	5,290,872	3,109,679
Acquisition fees and expenses	—	74,930	—	1,598,057
	16,743,530	15,397,111	47,766,710	48,062,370
Real estate operating income	2,818,067	1,619,148	8,987,575	3,147,357
Other income (expense):
Interest expense	(3,065,581)	(3,042,384)	(9,252,283)	(9,328,192)
Interest and other income	1,757,100	1,725,136	5,212,466	5,175,356
	(1,308,481)	(1,317,248)	(4,039,817)	(4,152,836)
Income (loss) before income tax expense	1,509,586	301,900	4,947,758	(1,005,479)
Income tax expense	(57,541)	(57,223)	(118,684)	(156,640)
Net income (loss)	$1,452,045	$244,677	$4,829,074	$(1,162,119)

Per-share net income (loss) – basic and diluted	$0.07	$0.01	$0.24	$(0.06)
Weighted-average common shares outstanding – basic and diluted	20,473,024	20,416,703	20,462,113	19,522,291
See accompanying notes.

Appendix II - 36

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$1,452,045	$244,677	$4,829,074	$(1,162,119)
Other comprehensive income (loss):
Market value adjustment to interest rate swap	399,348	(523,598)	(12,603)	816,759
Comprehensive income (loss)	$1,851,393	$(278,921)	$4,816,471	$(345,360)
See accompanying notes.

Appendix II - 37

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2013	20,443,176	$204,432	$452,981,513	$(76,492,911)	$(3,988,217)	$642,976	$373,347,793
Issuance of common stock	157,299	1,573	3,734,285	—	—	—	3,735,858
Redemption of common stock	(127,451)	(1,275)	(2,887,350)	—	—	—	(2,888,625)
Decrease in redeemable common stock	—	—	—	—	3,988,217	—	3,988,217
Distributions to common stockholders ($1.13 per share)	—	—	—	(23,000,962)	—	—	(23,000,962)
Other offering costs	—	—	(97)	—	—	—	(97)
Net income	—	—	—	4,829,074	—	—	4,829,074
Market value adjustment to interest rate swap	—	—	—	—	—	(12,603)	(12,603)
Balance, September 30, 2014	20,473,024	$204,730	$453,828,351	$(94,664,799)	$—	$630,373	$359,998,655

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2012	17,548,812	$175,488	$388,347,427	$(47,246,703)	$(5,080,308)	$(353,515)	$335,842,389
Issuance of common stock	3,168,620	31,686	78,630,149	—	—	—	78,661,835
Redemption of common stock	(334,228)	(3,342)	(7,593,370)	—	—	—	(7,596,712)
Decrease in redeemable common stock	—	—	—	—	353,483	—	353,483
Distributions to common stockholders ($1.06 per share)	—	—	—	(20,635,152)	—	—	(20,635,152)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(6,473,522)	—	—	—	(6,473,522)
Other offering costs	—	—	(1,457,810)	—	—	—	(1,457,810)
Net loss	—	—	—	(1,162,119)	—	—	(1,162,119)
Market value adjustment to interest rate swap	—	—	—	—	—	816,759	816,759
Balance, September 30, 2013	20,383,204	$203,832	$451,452,874	$(69,043,974)	$(4,726,825)	$463,244	$378,349,151
See accompanying notes.

Appendix II - 38

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Nine Months Ended
	September 30,
	2014	2013
Cash Flows from Operating Activities:
Net income (loss)	$4,829,074	$(1,162,119)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Straight-line rental income	(957,204)	(5,930,357)
Depreciation	13,703,832	13,239,404
Amortization	11,176,418	10,545,223
Noncash interest expense	878,383	904,446
Changes in assets and liabilities, net of acquisitions:
Increase in other tenant receivables	(48,101)	(895,825)
Increase in prepaid expenses and other assets	(313,822)	(808,543)
Increase (decrease) in accounts payable and accrued expenses	187,292	(763,188)
Decrease in due to affiliates	—	(412,966)
Increase in deferred income	338,280	850,805
Net cash provided by operating activities	29,794,152	15,566,880

Cash Flows from Investing Activities:
Additions to real estate assets and other capital expenditures	(266,695)	(8,878,354)
Deferred lease costs paid	(62,760)	(3,882,830)
Net cash used in investing activities	(329,455)	(12,761,184)

Cash Flows from Financing Activities:
Proceeds from lines of credit and notes payable	30,150,000	13,500,000
Repayments of lines of credit and notes payable	(38,550,000)	(68,000,000)
Issuance of common stock	3,735,858	78,622,818
Redemptions of common stock	(2,888,625)	(7,678,529)
Distributions paid to stockholders	(19,265,104)	(11,190,563)
Distributions paid to stockholders and reinvested in shares of our common stock	(3,735,858)	(10,519,703)
Commissions on stock sales and related dealer-manager fees paid	—	(6,648,460)
Other offering costs paid	(97)	(1,546,192)
Net cash used in financing activities	(30,553,826)	(13,460,629)
Net change in cash and cash equivalents	(1,089,129)	(10,654,933)
Cash and cash equivalents, beginning of period	7,394,979	15,955,896
Cash and cash equivalents, end of period	$6,305,850	$5,300,963
See accompanying notes.

Appendix II - 39

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2014 (unaudited)

1.	Organization
Signature Office REIT, Inc. ("Signature Office REIT") is a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties. Signature Office REIT's stock is not listed on a national securities exchange. Signature Office REIT was formed in 2007 and commenced operations in 2010. Substantially all of Signature Office REIT's business is conducted through Signature Office Operating Partnership, L.P. ("Signature Office OP"), a Delaware limited partnership. Signature Office REIT is the sole general partner of Signature Office OP. Signature Office Income Holdings, LLC ("Signature Office Holdings"), a Delaware limited liability company, is the sole limited partner of Signature Office OP. Signature Office REIT owns 100% of the interests of Signature Office Holdings and possesses full legal control and authority over the operations of Signature Office OP and Signature Office Holdings. References to Signature Office REIT herein shall include Signature Office REIT and its subsidiaries, including Signature Office OP, and Signature Office Holdings, unless stated otherwise.
Signature Office REIT operates a diversified portfolio of commercial real estate consisting of high-quality, income-generating office properties located in the United States primarily leased to creditworthy companies. As of September 30, 2014, Signature Office REIT owned 13 office properties consisting of approximately 2.6 million square feet. As of September 30, 2014, these office properties were 98.9% leased.
From June 2010 through June 2013, Signature Office REIT raised equity proceeds through its initial public offering (the "Initial Offering") of 230 million shares of common stock, of which 30 million shares were offered through a distribution reinvestment plan ("DRP"). Signature Office REIT terminated the primary portion of the Initial Offering on June 12, 2013. Signature Office REIT continued to raise equity proceeds through the DRP through March 2014, after which the DRP was terminated. Signature Office REIT raised aggregate net offering proceeds of approximately $460.3 million, including net offering proceeds from the DRP of approximately $29.5 million, substantially all of which have been invested in real properties and related assets.
From its inception through December 31, 2013, Signature Office REIT operated as an externally advised REIT pursuant to an advisory agreement, under which Wells Core Office Income REIT Advisory Services, LLC (the "Advisor"), a subsidiary of Wells Real Estate Funds, Inc. ("WREF"), performed certain key functions on behalf of Signature Office REIT, including, among others, the investment of capital proceeds and management of day-to-day operations. The advisory agreement, as amended and restated (the "Revised Advisory Agreement"), was effective beginning on June 11, 2013 and replaced the previous agreement between Signature Office REIT and the Advisor in effect through June 10, 2013 (the "Original Advisory Agreement"). The Advisor contracted with Wells Capital, Inc. ("Wells Capital") and Wells Management Company, Inc. ("Wells Management"), also wholly owned subsidiaries of WREF, to engage their employees to carry out, among others, the key functions enumerated above on behalf of Signature Office REIT. On December 31, 2013, Signature Office REIT terminated the Revised Advisory Agreement and became a self-managed company on January 1, 2014 (the "Self-Management Transition Date"). As a result, management of day-to-day operations is now performed by employees of Signature Office REIT. Contemporaneous with the termination of the Revised Advisory Agreement, Signature Office REIT entered into a Transition Services Agreement (the "TSA") with WREF for the period from January 1, 2014 through June 30, 2014 pursuant to which WREF and its affiliates provided certain consulting, support and transitional services (as set forth in the TSA) to Signature Office REIT at its direction in order to facilitate its successful transition to self-management. On June 30, 2014, Signature Office REIT entered into the first amendment to the TSA with WREF (the "TSA Amendment"), which extended the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. For additional details about Signature Office REIT's transition to self-management and the TSA, please refer to Note 8.

Appendix II - 40

2.	Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements of Signature Office REIT have been prepared in accordance with the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by U.S. generally accepted accounting principles ("GAAP") for complete financial statements. In the opinion of management, the statements for these unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such periods. Results for these interim periods are not necessarily indicative of a full year's results.
Signature Office REIT owns a controlling financial interest in Signature Office OP and Signature Office Holdings and, accordingly, includes the accounts of these entities in its consolidated financial statements. The financial statements of Signature Office OP and Signature Office Holdings are prepared using accounting policies consistent with those used by Signature Office REIT. All intercompany balances and transactions have been eliminated in consolidation.
For further information, refer to the financial statements and footnotes included in Signature Office REIT's Annual Report on Form 10-K for the year ended December 31, 2013.

Recent Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"). ASU 2014-08 changes the criteria for transactions that qualify to be reported as discontinued operations, and enhances disclosures for transactions that meet the new criteria in this area. ASU 2014-08 limits discontinued operations reporting to disposals of components of an entity that represent  strategic shifts that have (or will have) a major effect on the entity’s operations and financial results. ASU 2014-08 requires expanded disclosures for discontinued operations including more information about the assets, liabilities, revenues, and expenses of discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective for the period beginning on January 1, 2015; however, early adoption is permitted. Signature Office REIT adopted the amendments in ASU 2014-08 effective January 1, 2014; however, Signature Office REIT did not dispose of any real estate assets during the nine months ended September 30, 2014. The adoption of ASU 2014-08 has not had a material impact on Signature Office REIT's financial statements or disclosures.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 changes the criteria for the recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services using a five-step determination process. The five-step process includes (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations, and (v) recognizing revenue as the entity satisfies a performance obligation. Lease contracts are specifically excluded from ASU 2014-09; however, disposals of real estate assets are subject to the derecognition requirements included in ASU 2014-09. ASU 2014-09 will be effective for Signature Office REIT for the period beginning on January 1, 2017, and early adoption is not permitted. Signature Office REIT is currently evaluating the impact that the adoption of ASU 2014-09 may have on its financial statements or disclosures.

Fair Value Measurements
Signature Office REIT estimates the fair value of its assets and liabilities (where currently required under GAAP) consistent with the provisions of the accounting standard for fair value measurements and disclosures. Under this guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. While various techniques and assumptions can be used to estimate fair value depending on the nature of the asset or liability, the accounting standard for fair

Appendix II - 41

value measurements and disclosures provides the following fair value technique parameters and hierarchy, depending upon availability:
Level 1 - Assets or liabilities valued based on quoted prices in active markets for identical assets or liabilities.
Level 2 - Assets or liabilities valued based on observable market data for similar instruments.
Level 3 - Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.
Intangible Assets and Liabilities Arising from In-Place Leases where Signature Office REIT is the Lessor
As of September 30, 2014 and December 31, 2013, Signature Office REIT had the following gross intangible in-place lease assets and liabilities:

	As of September 30, 2014
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$13,782,682	$51,970,350	$26,924,483	$1,798,374
Accumulated Amortization	(7,084,570)	(19,785,007)	(9,413,589)	(753,295)
Net	$6,698,112	$32,185,343	$17,510,894	$1,045,079

	As of December 31, 2013
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$13,875,997	$52,152,745	$26,942,506	$1,798,374
Accumulated Amortization	(5,222,847)	(14,071,579)	(6,584,549)	(493,613)
Net	$8,653,150	$38,081,166	$20,357,957	$1,304,761

For the three months and nine months ended September 30, 2014 and 2013, Signature Office REIT recognized the following amortization of intangible lease assets and liabilities:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the three months ended September 30:
2014	$683,489	$2,026,011	$1,018,323	$86,560
2013	$583,662	$1,936,998	$902,004	$86,560

For the nine months ended September 30:
2014	$1,955,038	$5,895,823	$2,847,063	$259,682
2013	$1,750,987	$5,732,413	$2,646,956	$259,682

Appendix II - 42

The remaining net intangible lease assets and liabilities as of September 30, 2014 will be amortized as follows:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the three months ending December 31, 2014	$662,615	$2,037,283	$1,107,993	$86,561
For the year ending December 31:
2015	2,113,990	6,986,793	3,295,862	343,758
2016	2,073,744	6,561,683	3,132,357	115,146
2017	1,029,770	5,142,067	2,665,043	115,146
2018	565,245	4,323,063	2,295,336	115,146
2019	252,748	2,694,522	1,588,231	99,059
Thereafter	—	4,439,932	3,426,072	170,263
Total	$6,698,112	$32,185,343	$17,510,894	$1,045,079
Weighted-Average Amortization Period	3 years	6 years	6 years	5 years

Investments in Development Authority Bonds and Obligations Under Capital Leases

In connection with the acquisition of the 64 & 66 Perimeter Center Buildings, Signature Office REIT has assumed investments in development authority bonds and corresponding obligations under capital leases of land and buildings totaling $115.0 million. The local development authority issued bonds to a developer to finance the renovation of these buildings, which were then leased back to the developer under a capital lease. This structure enabled the developer to receive property tax abatements over the concurrent terms of the development authority bonds and capital leases. The remaining property tax abatement benefits transferred to Signature Office REIT upon assumption of the bonds and corresponding capital leases at acquisition. The development authority bonds and the obligations under the capital leases were both recorded at their net present values at the time of acquisition, which Signature Office REIT believes approximate fair value. The related amounts of interest income and expense are recognized as earned in equal amounts and, accordingly, do not impact net income (loss).
Fair Value of Debt Instruments
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in estimations of fair value of its debt instruments based on Level 2 assumptions. The fair values of its debt instruments were based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement dates (see Note 3 for additional information). The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.
Redeemable Common Stock
Under Signature Office REIT's share redemption program, as amended (the "Amended SRP"), the decision to honor redemptions, subject to certain plan requirements and limitations, fell outside the control of Signature Office REIT. Prior to the termination of the Amended SRP effective April 30, 2014, Signature Office REIT recorded redeemable common stock in the temporary equity section of its consolidated balance sheet. Signature Office REIT's Amended SRP required Signature Office REIT to honor redemption requests made within two years following a stockholder's death, qualifying disability or qualification for federal assistance in connection with the payment of costs of confinement to a long-term care facility, of a stockholder, subject to certain limitations. Signature Office REIT's capacity to honor redemptions was limited to the lesser of (i) the amount of net proceeds raised under the DRP during the immediately preceding 12-month period, or (ii) 5% of the weighted-average numbers of shares outstanding in the immediately preceding 12-month period. Accordingly, as of December 31, 2013, redeemable common stock was measured at an amount equal to the net proceeds raised under the DRP less amounts redeemed during the immediately preceding 12-month period. As a result of the termination of the Amended SRP, effective April 30, 2014, no amounts were recorded as temporary equity as of September 30, 2014. See Note 6 for additional information.

Appendix II - 43

Interest Rate Swaps
Signature Office REIT has entered into an interest rate swap contract (see Note 4 for additional information), and may enter into future interest rate swap contracts, to hedge its exposure to changing interest rates on variable rate debt instruments. Signature Office REIT does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may not qualify for hedge accounting treatment. Signature Office REIT records the fair value of its interest rate swap either as prepaid expenses and other assets or as accounts payable and accrued expenses. Changes in the fair value of the effective portion of interest rate swaps that are designated as cash flow hedges are recorded as other comprehensive income (loss), while changes in the fair value of the ineffective portion of a hedge, if any, is recognized in earnings. Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment, if any, are recorded as gain (loss) on interest rate swaps. Amounts received or paid under interest rate swap agreements are recorded as interest expense for contracts that qualify for hedge accounting treatment and as gain (loss) on interest rate swaps for contracts that do not qualify for hedge accounting treatment.
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in recording its interest rate swap at fair value. The fair value of the interest rate swap, classified under Level 2, was determined using a third-party proprietary model that is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR information, and reasonable estimates about relevant future market conditions.
Income Taxes
Signature Office REIT has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and has operated as such beginning with its taxable year ended December 31, 2010. To qualify as a REIT, Signature Office REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income, as defined by the Code, to its stockholders. As a REIT, Signature Office REIT generally will not be subject to federal income tax on taxable income it distributes to stockholders. If Signature Office REIT fails to qualify as a REIT in any taxable year, it will then be subject to federal and state income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service ("IRS") grants Signature Office REIT relief under certain statutory provisions.
Signature Office REIT may perform certain additional, noncustomary services for tenants of its buildings through taxable REIT subsidiaries; however, any earnings related to such services are subject to federal and state income taxes. In addition, for Signature Office REIT to continue to qualify as a REIT, Signature Office REIT must limit its investments in taxable REIT subsidiaries to 25% of the value of the total assets of Signature Office REIT. On December 13, 2011, Signature Office OP formed Wells Core REIT TRS, LLC ("TRS"), a wholly owned subsidiary organized as a Delaware corporation. Through December 31, 2013, Signature Office REIT elected to treat TRS as a taxable REIT subsidiary. On December 9, 2013, Signature Office REIT elected to treat TRS as a disregarded entity, effective January 1, 2014.
Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Deferred tax expense or benefits are recognized in the financial statements according to the changes in deferred tax assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized. No provision for federal income taxes has been made in the accompanying consolidated financial statements, other than the provision relating to TRS, as Signature Office REIT has made distributions in excess of taxable income for the periods presented.
Signature Office REIT is subject to certain state and local taxes related to property operations in certain locations, which have been provided for in the accompanying consolidated financial statements. Signature Office REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations.

Appendix II - 44

3.     Line of Credit and Notes Payable
As of September 30, 2014 and December 31, 2013, Signature Office REIT had the following indebtedness outstanding:

	Outstanding Balance as of
Facility	September 30, 2014	December 31, 2013
Signature Revolving Facility	$59,000,000	$42,500,000
Signature Term Loan	100,000,000	100,000,000
Technology Way Loan	—	24,900,000
Total indebtedness	$159,000,000	$167,400,000
Signature Unsecured Debt Facility
Signature Office REIT is a party to an unsecured credit facility (the "Signature Unsecured Debt Facility") with a syndicate of banks led by Regions Bank ("Regions"), U.S. Bank National Association ("U.S. Bank"), and JPMorgan Chase Bank, N.A. ("JPMorgan"). Under the Signature Unsecured Debt Facility, Signature Office REIT may borrow up to a total of $300 million (the "Facility Amount"), subject to availability. The Facility Amount is comprised of a revolving credit facility in an amount up to $200 million (the "Signature Revolving Facility") and a term loan facility in an amount up to $100 million (the "Signature Term Loan"). The Signature Revolving Facility and the Signature Term Loan will be due and payable in full on September 26, 2015 and September 26, 2017, respectively. Signature Office REIT has the option to extend the Signature Revolving Facility for two periods of 12 months each subject to satisfaction of certain conditions, including (i) no existence of default, (ii) no material adverse effect has occurred in the financial condition of Signature Office REIT, (iii) compliance with covenants set forth in the Signature Unsecured Debt Facility, and (iv) payment of an extension fee equal to 0.25% of the amount committed under the Signature Revolving Facility. Signature Office REIT intends to either refinance the Signature Unsecured Debt Facility prior to the maturity of the Signature Revolving Facility in September 2015 or to exercise the first of two 12-month extension options available. The proceeds of the Signature Unsecured Debt Facility may be used by Signature Office REIT to acquire properties and for working capital, capital expenditures and other general corporate purposes. Draws under the Signature Unsecured Debt Facility are supported by properties directly owned by the Signature Office REIT's subsidiaries that Signature Office REIT has elected to add to the borrowing base. These borrowing base properties are not available to be used as collateral for any other debt arrangements. Proceeds from the Signature Revolving Facility were used to repay the Technology Way Loan in full upon its maturity on June 27, 2014.
The Signature Unsecured Debt Facility contains certain restrictive covenants. As of September 30, 2014, Signature Office REIT believes it was in compliance with all financial covenants of its outstanding debt obligations.

Fair Value of Outstanding Debt
As of September 30, 2014 and December 31, 2013, the fair value of Signature Office REIT's total indebtedness approximated its carrying value. Signature Office REIT estimated the fair values of its debt instruments based on discounted cash flow analysis using the current incremental borrowing rates for similar types of borrowing arrangements obtained from multiple market participants as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.Weighted-Average Interest Rate and Interest Paid
As of September 30, 2014 and December 31, 2013, the weighted-average interest rate on Signature Office REIT's outstanding debt, after consideration of the interest rate swap, was approximately 2.19% and 2.22%, respectively. Signature Office REIT made the following interest payments on its borrowings:

Appendix II - 45

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Signature Revolving Facility	$469,197	$370,627	$1,157,967	$1,477,821
Signature Term Loan	456,667	481,389	1,371,706	1,426,028
Technology Way Loan	—	139,438	271,403	416,962
	$925,864	$991,454	$2,801,076	$3,320,811

No interest was capitalized during the nine months ended September 30, 2014 and 2013.
4.     Interest Rate Swap

Signature Office REIT entered into an interest rate swap agreement with JPMorgan on September 26, 2012, to hedge its exposure to changing interest rates on $75.0 million of the Signature Term Loan (the "Interest Rate Swap"). The Interest Rate Swap was effective as of September 26, 2013 and matures on September 26, 2017. Under the terms of the Interest Rate Swap, Signature Office REIT pays interest at a fixed rate of 0.891% per annum and receives LIBOR-based interest payments from JPMorgan on a notional amount of $75.0 million. Beginning September 26, 2013, the Interest Rate Swap effectively fixed the interest rate on $75.0 million of the Signature Term Loan at 0.891% plus a margin of 1.65% to 2.40%, based on Signature Office REIT's then current leverage ratio.
The following table provides additional information related to the Interest Rate Swap as of September 30, 2014 and December 31, 2013:

		Estimated Fair Value as of
Instrument Type	Balance Sheet Classification	September 30, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate swap	Prepaid expenses and other assets	$630,373	$642,976
During the three months and nine months ended September 30, 2014 and 2013, Signature Office REIT recorded the following amounts related to the Interest Rate Swap:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Market value adjustment to interest rate swap designated as a hedging instrument and included in other comprehensive income	$399,348	$(523,598)	$(12,603)	$816,759
Previously recorded loss reclassified from accumulated other comprehensive income into interest expense	$(141,379)	$(7,406)	$(418,108)	$(7,406)

Signature Office REIT estimates that approximately $403,000 will be reclassified from accumulated other comprehensive income to interest expense over the next 12 months. During the periods presented, there was no hedge ineffectiveness on the Interest Rate Swap required to be recognized in earnings, and there were no derivative instruments that did not qualify for hedge accounting treatment.
5.     Commitments and Contingencies
Obligations Under Capital Leases
The 64 & 66 Perimeter Center Buildings are subject to capital leases of land and buildings. Each of these obligations is completely offset by the principal balances and corresponding interest receivable from related investments in development authority bonds, which mature in 2027. The required payments under the terms of the leases are as follows as of September 30, 2014:

Appendix II - 46

For the three months ending December 31, 2014	$1,725,000
For the year ending December 31:
2015	6,900,000
2016	6,900,000
2017	6,900,000
2018	6,900,000
2019	6,900,000
Thereafter	165,025,000
201,250,000
Amounts representing interest	(86,250,000)
Total	$115,000,000
Litigation
From time to time, Signature Office REIT is party to legal proceedings that arise in the ordinary course of its business. Management makes assumptions and estimates concerning the likelihood and amount of any reasonably possible loss relating to these matters using the latest information available. Signature Office REIT records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, Signature Office REIT accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, Signature Office REIT accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, Signature Office REIT discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, Signature Office REIT discloses the nature and estimate of the possible loss of the litigation. Signature Office REIT does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote. Signature Office REIT is not currently involved in any legal proceedings for which the outcome is expected to have a material effect on the results of operations or financial condition of Signature Office REIT. Signature Office REIT is not aware of any legal proceedings contemplated by governmental authorities.
6.    Stockholders' Equity
Share Redemption Program
The board of directors of Signature Office REIT previously adopted a share redemption program, or the Amended SRP, which was amended and restated on August 22, 2013. The Amended SRP allowed stockholders who held their shares for more than one year to sell their shares back to Signature Office REIT, subject to certain limitations and penalties. The Amended SRP was terminated effective April 30, 2014. All redemption requests submitted prior to the termination of the Amended SRP were subject to the limits on the dollar value and number of shares that could be redeemed under the terms of the Amended SRP. As of September 30, 2014 and December 31, 2013, approximately $17.0 million, or 739,031 shares, and $14.2 million, or 611,580 shares, respectively, of Signature Office REIT's common stock had been redeemed.
7.     Supplemental Disclosures of Noncash Activities
Outlined below are significant noncash investing and financing transactions for the nine months ended September 30, 2014 and 2013, respectively:

Appendix II - 47

	Nine Months Ended
	September 30,
	2014	2013
Market value adjustment to interest rate swap that qualifies for hedge accounting treatment	$(12,603)	$816,759
Accrued capital expenditures and deferred lease costs	$414,025	$205,202
Discounts applied to issuance of common stock under primary offering	$—	$39,017
Discounts applied to issuance of common stock under DRP	$196,624	$553,669
Decrease in redeemable common stock	$(3,988,217)	$(353,483)
8.     Related-Party Transactions
Transition Services Agreement
On January 1, 2014, Signature Office REIT entered into the TSA with WREF for the period from January 1, 2014 through June 30, 2014, pursuant to which WREF and its affiliates provided certain consulting, support and transitional services (as set forth in the TSA) to Signature Office REIT at the direction of Signature Office REIT in order to facilitate its successful transition to self-management.

In exchange for the services provided by WREF under the TSA, Signature Office REIT paid WREF a monthly consulting fee of $51,267 (the "Consulting Fee"). In addition to the Consulting Fee, Signature Office REIT paid directly or reimbursed WREF for any third-party expenses paid or incurred by WREF and its affiliates on behalf of Signature Office REIT in connection with the services provided pursuant to the TSA; provided, however, that (1) WREF obtained written approval from Signature Office REIT prior to incurring any third-party expenses for the account of, or reimbursable by, Signature Office REIT and (2) Signature Office REIT was not required to reimburse WREF for any administrative service expenses, including WREF's overhead, personnel costs and costs of goods used in the performance of services under the TSA. In addition, the TSA also provided that WREF provide Signature Office REIT a portion of the office space currently used and occupied by WREF (the "Office Space") for the period from January 1, 2014 to June 30, 2014 in exchange for monthly rent of $4,552.
On June 30, 2014, Signature Office REIT entered into the TSA Amendment, which extended the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. Pursuant to the TSA Amendment, WREF and its affiliates continued to provide support for the transfer agent and client services functions (as set forth in the TSA Amendment) through September 30, 2014 to Signature Office REIT in exchange for a monthly consulting fee of $6,500 (the "Amended Consulting Fee"). All other transitional services described in the TSA expired on June 30, 2014, in accordance with its terms. The TSA Amendment expired on September 30, 2014 in accordance with its terms.

Corporate Office Lease Agreement
Effective June 27, 2014, Signature Office REIT entered into an agreement with Wells REF - 6200 The Corners Parkway Owner, LLC, a subsidiary of WREF, to lease 4,221 square feet, or approximately 3%, of an office building located in Norcross, Georgia and owned by WREF (the "6200 The Corners Parkway Building") to serve as Signature Office REIT's corporate headquarters. This lease does not indicate any other business relationship between WREF and Signature Office REIT except one of a landlord and tenant. The 41-month lease commenced in September 2014. Following a five-month rental abatement period, annual base rent per square foot will be $17.00 with an annual rent escalation of 3%. In addition to annual base rent, Signature Office REIT is required to reimburse WREF for its pro rata share of all operating costs and real estate taxes that exceed the costs for the base year. From July 1, 2014 through commencement of the corporate office lease agreement, WREF continued to provide Signature Office REIT the Office Space, pursuant to the TSA, at the monthly rental rate of $4,552.

Appendix II - 48

Advisory Agreements
Through June 10, 2013, Signature Office REIT was party to the Original Advisory Agreement with the Advisor. Under the Original Advisory Agreement, Signature Office REIT paid a monthly asset management fee equal to one-twelfth of 0.75% of the cost of (i) the properties owned other than through joint ventures and (ii) initial investments in joint ventures plus Signature Office REIT's allocable share of additional capital improvements made by the joint venture. In addition, the Original Advisory Agreement entitled the Advisor to (i) payment of a debt financing fee equal to 0.20% annually of the total capacity of all third-party financing arrangements (whether or not drawn), originated, obtained, or otherwise assumed by or for Signature Office REIT, not to exceed, in the aggregate, 0.50% of the amount available under any particular financing arrangement or refinancing of such arrangements, (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees, (iii) acquisition fees of 2.0% of gross offering proceeds from the primary offering and DRP, subject to certain limitation, and (iv) reimbursement for expenses paid to third parties in connection with acquisitions or potential acquisitions. Under the terms of the Original Advisory Agreement, Signature Office REIT was obligated to reimburse the Advisor for organization and offering expenses in an amount equal to the lesser of actual costs incurred or 2.0% of total gross offering proceeds raised from the sale of shares of its common stock to the public under the Initial Offering.
Effective June 11, 2013 through December 31, 2013, Signature Office REIT was party to the Revised Advisory Agreement with the Advisor, pursuant to which Signature Office REIT paid a monthly asset management fee equal to one-twelfth of (a) 1.00% of the cost of the properties owned other than through joint ventures and initial investments in joint ventures plus Signature Office REIT's allocable share of capital improvements made by the joint venture (“Adjusted Cost”), for so long as the Adjusted Cost was less than or equal to $605,000,000 and (b) 0.50% of Adjusted Cost over $605,000,000. In addition, the Revised Advisory Agreement eliminated (i) the debt financing fee and (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees. All other terms of the Revised Advisory Agreement were materially consistent with the Original Advisory Agreement in effect through June 10, 2013.

Dealer-Manager Agreement
Signature Office REIT was party to a dealer-manager agreement (the "Dealer-Manager Agreement") with Wells Investment Securities, Inc. ("WIS"), whereby WIS, an affiliate of Wells Capital, performed the dealer-manager function for Signature Office REIT's Initial Offering. For these services, WIS earned a commission of up to 7.0% of the gross offering proceeds from the sale of the shares of Signature Office REIT, all of which was re-allowed to participating broker/dealers. Signature Office REIT paid no commissions on shares issued under the DRP.
Additionally, Signature Office REIT was required to pay WIS a dealer-manager fee of 2.5% of the gross offering proceeds from the sale of Signature Office REIT's stock at the time the shares were sold. Under the Dealer-Manager Agreement, up to 1.5% of the gross offering proceeds was re-allowed by WIS to participating broker/dealers. Signature Office REIT paid no dealer-manager fees on shares issued under the DRP.
The payment of fees under the Dealer-Manager Agreement ceased on June 10, 2013 in connection with the termination of the primary portion of the Initial Offering. The Dealer-Manager Agreement was terminated on December 16, 2013 in connection with WIS ceasing its participation in the DRP.
Master Property Management, Leasing, and Construction Agreement
Prior to Signature Office REIT's transition to self-management on January 1, 2014, Signature Office REIT, the Advisor, and Wells Management, an affiliate of Wells Capital, were party to a Master Property Management, Leasing, and Construction Management Agreement (the "Management Agreement") under which Wells Management was entitled to receive the following fees and reimbursements in consideration for supervising the management, leasing, and construction activities of certain Signature Office REIT properties:

•
property management fees negotiated for each property managed by Wells Management; typically this fee was equal to a percentage of the gross monthly income collected for that property for the preceding month;

•
leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management served as leasing agent equal to a percentage as negotiated for that property of the total

Appendix II - 49

base rental and operating expenses to be paid to Signature Office REIT during the applicable term of the lease, provided, however, that no commission was payable as to any portion of such term beyond 10 years;

•
construction management fees for projects overseen by Wells Management, such as capital projects, new construction, and tenant improvements, which fees were to be market-based and negotiated for each property managed by Wells Management; and

•	other fees as negotiated with the addition of each specific property covered under the agreement.
The Management Agreement was terminated on December 31, 2013 in connection with Signature Office REIT's transition to self-management.
Related-Party Costs
Pursuant to the terms of the agreements described above, Signature Office REIT incurred the following related-party costs for the three months and nine months ended September 30, 2014 and 2013:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Consulting fees	$19,500	$—	$327,102	$—
Rent expense	9,104	—	36,416	—
Commissions, net of discounts(1)(2)	—	—	—	4,731,169
Asset management fees	—	1,513,259	—	3,869,142
Dealer-manager fees, net of discounts(1)	—	—	—	1,703,336
Acquisition fees	—	74,930	—	1,572,456
Other offering costs(1)	—	—	—	1,425,623
Administrative reimbursements	—	(1,674)	—	1,319,360
Debt financing fees	—	—	—	288,800
Property management fees	—	—	—	112,300
Total	$28,604	$1,586,515	$363,518	$15,022,186

(1)	Commissions, dealer-manager fees, and other offering costs are charged against stockholders' equity, as incurred.

(2)	All commissions were re-allowed to participating broker/dealers during the three months and nine months ended September 30, 2013.

Signature Office REIT incurred no related-party construction fees or leasing commissions during the three months and nine months ended September 30, 2014 and 2013.
9.     Subsequent Event
Declaration of Distributions
On November 12, 2014, Signature Office REIT's board of directors declared a distribution to stockholders for the fourth quarter of 2014 in the amount of $0.375 per share (a 6.0% annualized yield on a $25.00 original share price) on the outstanding shares of common stock payable to stockholders of record as of December 15, 2014. Such distributions will be paid in December 2014.

Appendix II - 50

___________________________________________
PROXY STATEMENT AND PROSPECTUS
___________________________________________
[_____________], 2015

You should rely only on the information which is contained in this Proxy Statement and Prospectus or to which we have referred in this Proxy Statement and Prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this Proxy Statement and Prospectus is accurate as of any date other than the date of this Proxy Statement and Prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Section 2-418 of the Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which GCEAR's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
Subject to the significant conditions below, GCEAR's charter provides that GCEAR shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on GCEAR's behalf in such capacity.
However, under GCEAR's charter, GCEAR shall not indemnify its directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall GCEAR provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by GCEAR, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in GCEAR's best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on GCEAR's behalf or performing services for GCEAR; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of GCEAR's net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer shall not be indemnified by GCEAR for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which GCEAR's securities were offered or sold as to indemnification for violations of securities laws.
GCEAR's charter provides that the advancement of funds to GCEAR's directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on GCEAR's behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to GCEAR together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.
GCEAR also maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with GCEAR, subject to GCEAR's limitations on indemnification.
Insofar as the foregoing provisions permit indemnification of GCEAR's directors or officers for liability arising under the Securities Act, GCEAR has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.    Exhibits
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.    Undertakings
(a)     The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(b)    The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c)     The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements filed in reliance on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d)     For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.
(e)    The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(f)    The Registrant undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(g)    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)     The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Registrant's advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to our advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
(i)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(k)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 3rd day of February, 2015.

Griffin Capital Essential Asset REIT, Inc.

By: /s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
The undersigned directors and officers of the Registrant hereby constitute and appoint Kevin A. Shields and Joseph E. Miller, or either of them acting singly, the true and lawful agents and attorneys-in-fact of the undersigned, with full power and authority in said agents and the attorneys-in-fact to act in the name of and on behalf of the undersigned to sign for the undersigned and in their respective names as directors and officers of the Registrant in connection with this Registration Statement on Form S-4, to sign any and all amendments, including any Post-Effective Amendments, to such Registration Statement, to perform any and all such acts necessary or proper in connection with the filing of such Registration Statement, and, generally, to act for and in the name of the undersigned with respect to such filing.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Shields	Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2015
Kevin A. Shields

/s/ Joseph E. Miller	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 3, 2015
Joseph E. Miller

/s/ Gregory M. Cazel	Independent Director	February 3, 2015
Gregory M. Cazel

/s/ Timothy J. Rohner	Independent Director	February 3, 2015
Timothy J. Rohner

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of November 21, 2014, by and among Griffin Capital Essential Asset REIT, Inc., Griffin SAS, LLC, and Signature Office REIT, Inc. (attached as Annex A to the Proxy Statement and Prospectus that is part of this registration statement).

3.1
Third Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT, Inc., incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11, filed on October 29, 2009, Commission File No. 333-159167.

3.2
Bylaws of Griffin Capital Essential Asset REIT, Inc., incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-11, filed on May 12, 2009, Commission File No. 333-159167.

3.3
Articles of Amendment to Third Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT, Inc., incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form S-11, filed on July 12, 2011, Commission File No. 333-159167.

3.4
Second Articles of Amendment to the Third Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT, Inc., incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed on February 25, 2013, Commission File No. 000-54377.

3.5
Third Articles of Amendment to the Third Articles of Amendment and Restatement of Griffin Capital Essential Asset REIT, Inc., incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed on June 14, 2013, Commission File No. 000-54377.

4.1
Griffin Capital Essential Asset REIT, Inc. Distribution Reinvestment Plan, incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed on December 17, 2014, Commission File No. 000-54377).

4.2
Enrollment form for Distribution Reinvestment Plan, incorporated by reference to Appendix A to the prospectus contained in the Registrant's Registration Statement on Form S-3D, filed on May 7, 2014, Commission File No. 333-195765.

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities.
8.1*	Tax Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
8.2*	Tax Opinion of DLA Piper LLP (US).
10.1
Griffin Capital Essential Asset REIT, Inc. 2009 Long Term Incentive Plan, incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-11, filed on May 12, 2009, Commission File No. 333-159167.

10.2
Tax Protection Agreement by and among Griffin Capital Essential Asset REIT, Inc., Griffin Capital Essential Asset Operating Partnership, L.P., Kevin A. Shields, Don G. Pescara and David C. Rupert, incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-11, filed on May 12, 2009, Commission File No. 333-159167.

10.3
Form of Master Property Management, Leasing and Construction Management Agreement, incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q, filed on December 10, 2009, Commission File No. 333-159167.

10.4	Fixed Rate Note for Plainfield Property, incorporated by reference to Exhibit 10.17 to the Registrant's Annual Report on Form 10-K, filed on March 30, 2010, Commission File No. 333-159167.
10.5
Tax Protection Agreement for Will Partners Property dated June 4, 2010, incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, filed on June 9, 2010, Commission File No. 333-159167.

10.6
Tax Protection Agreement for LTI Property dated May 13, 2011, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on May 16, 2011, Commission File No. 000-54377.

10.7
Fixed Rate Note for LTI Property dated February 10, 2006, incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, filed on May 16, 2011, Commission File No. 000-54377.

10.8
Assumption Agreement for LTI Property dated May 13, 2011, incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, filed on May 16, 2011, Commission File No. 000-54377.

10.9
Promissory Note dated February 27, 2013 issued to Midland National Life Insurance Company, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on March 5, 2013, Commission File No. 000-54377.

10.10
Open End Mortgage and Security Agreement for Westinghouse Property dated February 27, 2013, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on March 5, 2013, Commission File No. 000-54377.

10.11
Separate Guaranty of Retained Liability Matters Agreement for Midland Mortgage Loan dated February 27, 2013, incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed on March 5, 2013, Commission File No. 000-54377.

10.12	Schlumberger Purchase Agreement dated March 21, 2013, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on May 7, 2013, Commission File No. 000-54377.
10.13	Cigna Purchase Agreement dated May 22, 2013, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on June 24, 2013, Commission File No. 000-54377.
10.14	Portfolio Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on November 12, 2013, Commission File No. 000-54377.
10.15	Third Amendment to Portfolio Purchase Agreement, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on November 12, 2013, Commission File No. 000-54377.
10.16	Unit Purchase Agreement, incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, filed on November 12, 2013, Commission File No. 000-54377.
10.17	Investor Rights Agreement, incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, filed on November 12, 2013, Commission File No. 000-54377.
10.18	Board Observer and Indemnification Agreement, incorporated by reference to Exhibit 10.10 to the Registrant's Current Report on Form 8-K, filed on November 12, 2013, Commission File No. 000-54377.
10.19	NUF Note for the Schlumberger Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.20	VALIC Note for the Schlumberger Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.21	First Deed of Trust for the Schlumberger Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.22	Second Deed of Trust for the Schlumberger Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.23	First Mortgage for the Verizon Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.24	Second Mortgage for the Verizon Property, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.
10.25	Recourse Carve-Out Guaranty Agreement, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on January 30, 2014, Commission File No. 000-54377.

10.26	Unsecured Credit Agreement dated May 8, 2014, incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed on May 14, 2014, Commission File No. 000-54377.
10.27	Revolver Note, dated May 8, 2014, incorporated by reference to Exhibits 10.2 and 10.5 to the Registrant's current report on Form 8-K filed on May 14, 2014, Commission File No. 000-54377.
10.28	Term Loan Note, dated May 8, 2014, incorporated by reference to Exhibits 10.3 and 10.5 to the Registrant's current report on Form 8-K filed on May 14, 2014, Commission File No. 000-54377.
10.29	Guaranty, dated May 8, 2014, incorporated by reference to Exhibit 10.4 to the Registrant's current report on Form 8-K filed on May 14, 2014, Commission File No. 000-54377.
10.30	Third Amended and Restated Advisory Agreement, incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed on October 17, 2014, Commission File No. 000-54377.
10.31
Third Amended and Restated Limited Partnership Agreement, incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed on October 17, 2014, Commission File No. 000-54377.

21.1*	Subsidiaries of Griffin Capital Essential Asset REIT, Inc.
23.1*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to tax issues (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).
23.3*	Consent of DLA Piper LLP (US) as to tax issues (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).
23.4*	Consent of Ernst & Young LLP, independent registered accounting firm.
23.5*	Consent of Deloitte & Touche LLP, independent registered accounting firm.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Consent of Houlihan Lokey Financial Advisors, Inc.
99.2*	Form of Proxy Card of Signature Office REIT, Inc.
101.INS**	XBRL Instance Document.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.
* Filed herewith.
** XBRL (Extensible Business Reporting Language) information is deemed not filed or a part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.